UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Metropolitan Life Insurance Company

(Exact name of registrant as specified in its charter)

New York	13-5581829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue, New York, N.Y.	10166-0188
(Address of principal executive offices)	(Zip Code)

(212) 578-2211

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

As used in this Form 10, “MLIC,” the “Company,” “we,” “our” and “us” refer to Metropolitan Life Insurance Company, a New York domiciled stock life insurance company, and its subsidiaries. Metropolitan Life Insurance Company is a wholly-owned subsidiary of MetLife, Inc.

Note Regarding Forward-Looking Statements

This Form 10, including Financial Information, may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MLIC. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified herein and in Metropolitan Life Insurance Company’s subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the capital and credit markets, which may affect our ability to meet liquidity needs and access capital, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain affiliated captive reinsurers or hedging arrangements associated with those risks; (3) exposure to financial and capital market risks, including as a result of the disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact on us of comprehensive financial services regulation reform, including regulation of MetLife, Inc. as a potential non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions; (9) investment losses and defaults, and changes to investment valuations; (10) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (11) impairments of goodwill and realized losses or market value impairments to illiquid assets; (12) defaults on our mortgage loans; (13) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (14) fluctuations in foreign currency exchange rates; (15) downgrades in our claims paying ability, financial strength ratings or credit ratings; (16) an inability of MetLife, Inc. to access its credit facilities; (17) availability and effectiveness of reinsurance or indemnification arrangements, as well as any default or failure of counterparties to perform; (18) differences between actual claims experience and underwriting and reserving assumptions; (19) ineffectiveness of MetLife, Inc.’s risk management policies and procedures; (20) catastrophe losses; (21) deterioration in the experience of the “closed block” established in connection with the reorganization of MLIC; (22) increasing cost and limited market capacity for statutory life insurance reserve financings; (23) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (24) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (25) our ability to address unforeseen liabilities, asset impairments, or rating actions arising from acquisitions or dispositions and to successfully integrate and manage the growth of acquired businesses with minimal disruption; (26) changes in accounting standards, practices and/or policies; (27) increased expenses relating to pension and postretirement benefit plans for employees and retirees of MetLife, Inc. and its subsidiaries, as well as health care and other employee benefits; (28) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (29) inability to attract and retain sales representatives; (30) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, MetLife, Inc.’s disaster recovery systems, cyber- or other information security systems and management continuity planning; (31) the effectiveness of MetLife, Inc.’s programs and practices in avoiding giving associates incentives to take excessive risks; and (32) other risks and uncertainties described from time to time in Metropolitan Life Insurance Company’s filings with the SEC.

Metropolitan Life Insurance Company does not undertake any obligation to publicly correct or update any forward-looking statement if Metropolitan Life Insurance Company later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures Metropolitan Life Insurance Company makes on related subjects in reports to the SEC.

Note Regarding Reliance on Statements in Our Contracts

See “Exhibit Index — Note Regarding Reliance on Statements in Our Contracts” for information regarding agreements included as exhibits to this report on Form 10.

Item 1. Business

Overview

The terms “MLIC,” the “Company,” “we,” “our” and “us” refer to Metropolitan Life Insurance Company, a New York domiciled stock life insurance company, and its subsidiaries. Metropolitan Life Insurance Company is a wholly-owned subsidiary of MetLife, Inc. This section describes the business of MLIC, whether conducted directly by Metropolitan Life Insurance Company or indirectly through its subsidiaries. The financial results and measures included in the business description are for MLIC on a consolidated accounting principles generally accepted in the United States of America (“GAAP”) basis, unless noted otherwise.

Metropolitan Life Insurance Company was incorporated on May 4, 1866 and has been a New York stock life insurance company since 2000, prior to which it was a New York mutual life insurance company. The rights of MetLife, Inc. as a shareholder in Metropolitan Life Insurance Company are set forth in the Charter and By-Laws of Metropolitan Life Insurance Company, and the Insurance Law and the Business Corporation Law of the State of New York. Metropolitan Life Insurance Company is managed under the direction of its directors in accordance with the Charter and By-Laws and with the provisions of the Insurance Law and the Business Corporation Law of the State of New York.

We are a leading provider of insurance, annuities and employee benefit programs. Over the past several years, we have grown our core businesses and successfully executed on our enterprise strategy. This included the MetLife enterprise completing a number of transactions that have resulted in the acquisition and, in some cases, divestiture of certain businesses while also further strengthening our balance sheet to position MLIC for continued growth.

As announced in November 2011, MetLife, Inc. reorganized its business into three broad geographic regions. As a result, during 2012, MLIC reorganized into three segments: Retail; Group, Voluntary & Worksite Benefits; and Corporate Benefit Funding. In addition, MLIC reports certain of its results of operations in Corporate & Other. We continue to evaluate our segment performance and allocated resources and may adjust related measurements in the future to better reflect segment profitability.

In the second quarter of 2013, MetLife, Inc. announced its plans to merge three U.S.-based life insurance companies and an offshore reinsurance subsidiary to create one larger U.S.-based and U.S.-regulated life insurance company. The companies to be merged consist of MetLife Insurance Company of Connecticut, MetLife Investors USA Insurance Company and MetLife Investors Insurance Company, each a U.S. insurance company that issues variable annuity products in addition to other products, and Exeter Reassurance Company Ltd. (“Exeter”), a Cayman Islands reinsurance company that mainly reinsures guarantees associated with variable annuity products. Each of these companies is an affiliate of Metropolitan Life Insurance Company. Prior to these mergers, MetLife Insurance Company of Connecticut will surrender its New York insurance license and, in connection therewith, transfer certain of its New York business, including variable annuity business, to Metropolitan Life Insurance Company, subject to regulatory approvals. Also, following Exeter’s merger into MetLife Insurance Company of Connecticut, MetLife Insurance Company of Connecticut will consider transferring to Metropolitan Life Insurance Company and/or other affiliates, certain business that is currently reinsured by Exeter. These mergers are expected to occur towards the end of 2014, subject to regulatory approvals. As a result of these mergers, it is anticipated transparency will be increased relative to capital allocation and variable annuity risk management.

We provide a variety of insurance and financial services products, including life, dental, disability, guaranteed interest, stable value and annuities, through both proprietary and independent retail distribution channels, as well as at the workplace.

Revenues derived from one external customer were $2.5 billion, $2.4 billion and $2.2 billion for the years ended December 31, 2012, 2011 and 2010, respectively, which represented 11%, 11% and 10%, respectively, of consolidated premiums, universal life and investment-type product policy fees and other revenues. Revenues derived from any other customer did not exceed 10% of consolidated premiums, universal life and investment-type product policy fees and other revenues for the years ended December 31, 2012, 2011 and 2010.

Substantially all of our consolidated premiums, universal life and investment-type product policy fees and other revenues originated in the U.S. See Note 2 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 2 of the Notes to the Interim Condensed Consolidated Financial Statements. Operating revenues and operating earnings are performance measures that are not based on GAAP. See “Financial Information — Non-GAAP and Other Financial Disclosures” for definitions of such measures.

We are one of the largest institutional investors in the U.S. with a $261.5 billion general account portfolio invested primarily in investment grade corporate bonds, structured finance securities, commercial and agricultural mortgage loans, U.S. Treasury and agency securities, as well as real estate and corporate equity at June 30, 2013. Over the past several years, we have taken a number of actions to further diversify and strengthen our general account portfolio.

Our well-recognized brand, leading market positions, competitive and innovative product offerings and financial strength and expertise should help drive future growth, building on a long history of fairness, honesty and integrity. Over the course of the next several years, we will pursue the following objectives to achieve our goals:

•	Refocus the U.S. businesses

–  Shift product mix away from capital intensive products

–  Invest in growth initiatives for the voluntary/worksite, accident & health, and direct channels

–  Drive margin improvement

•	Drive toward customer centricity and a wider reaching brand

–  Institutionalize customer centric actions and culture

–  Grow consideration and preference for our brand in key markets

Segments and Corporate & Other

Overview

Our businesses offer a broad range of protection products and services aimed at serving the financial needs of our customers throughout their lives. These products are sold to individuals and corporations, as well as other institutions, and their respective employees.

Retail

Our Retail segment is organized into two businesses: Life & Other and Annuities.

The major products within Life & Other are as follows:

Variable Life

Variable life products provide insurance coverage through a contract that gives the policyholder flexibility in investment choices and, depending on the product, in premium payments and coverage amounts, with certain guarantees. Most importantly, with variable life products, premiums and account balances can be directed by the policyholder into a variety of separate account investment options or directed to MLIC’s general account. In the separate account investment options, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of the investment options. The policyholder’s cash value reflects the investment return of the selected investment options, net of management fees and insurance-related and other charges. In some instances, third-party money management firms manage these investment options. With some products, by maintaining a certain premium level, policyholders may have the advantage of various guarantees that may protect the death benefit from adverse investment experience.

Universal Life

Universal life products provide insurance coverage on the same basis as variable life, except that premiums, and the resulting accumulated balances, are allocated only to MLIC’s general account. Universal life products may allow the insured to increase or decrease the amount of death benefit coverage over the term of the contract and the owner to adjust the frequency and amount of premium payments. We credit premiums to an account maintained for the policyholder. Premiums are credited net of specified expenses. Interest is credited to the policyholder’s account at interest rates we determine, subject to specified minimums. Specific charges are made against the policyholder’s account for the cost of insurance protection and for expenses. With some products, by maintaining a certain premium level, policyholders may have the advantage of various guarantees that may protect the death benefit from adverse investment experience.

Term Life

Term life products provide a guaranteed benefit upon the death of the insured for a specified time period in return for the periodic payment of premiums. Specified coverage periods range from one year to 30 years, but in no event are they longer than the period over which premiums are paid. Death benefits may be level over the period or decreasing. Premiums may be guaranteed at a level amount for the coverage period or may be non-level and non-guaranteed. Term insurance products are sometimes referred to as pure protection products, in that there are typically no savings or investment elements. Term contracts expire without value at the end of the coverage period when the insured party is still living.

Whole Life

Whole life products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the entire life of the contract period, to a specified age or period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, increase cash values available upon surrender or reduce the premiums required to maintain the contract in-force. Because the use of dividends is specified by the policyholder, this group of products provides significant flexibility to individuals to tailor the product to suit their specific needs and circumstances, while at the same time providing guaranteed benefits.

Disability

Disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of monthly income paid until the insured reaches age 65. In addition to income replacement, the product may be used to provide for the payment of business overhead expenses for disabled business owners or mortgage payment protection.

Other

Additionally, through our broker-dealer affiliates, we offer a full range of mutual funds and other securities products. The elimination of transactions from activity between the segments occurs within Life & Other.

Our Annuities business offers a variety of variable and fixed annuities that are primarily sold to individuals and tax-qualified groups in the education, healthcare and not-for-profit sectors.

The major products within Annuities are as follows:

Variable Annuities

Variable annuities provide for both asset accumulation and asset distribution needs. Variable annuities allow the contractholder to make deposits into various investment options in a separate account, as determined by the contractholder. The risks associated with such investment options are borne entirely by the contractholder, except where guaranteed minimum benefits are involved. In certain variable annuity products, contractholders may also choose to allocate all or a portion of their account to MLIC’s general account and are credited with interest at rates we determine, subject to certain minimums. In addition, contractholders may also elect certain minimum death benefit and minimum living benefit guarantees for which additional fees are charged and where asset allocation restrictions may apply.

Fixed Annuities

Fixed annuities provide for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities, but provide guarantees related to the preservation of principal and interest credited. Deposits made into deferred annuity contracts are allocated to MLIC’s general account and are credited with interest at rates we determine, subject to certain minimums. Credited interest rates are guaranteed not to change for certain limited periods of time, ranging from one to 10 years. Fixed income annuities provide a guaranteed monthly income for a specified period of years and/or for the life of the annuitant.

Group, Voluntary & Worksite Benefits

Our Group, Voluntary & Worksite Benefits segment is organized into two businesses: Group and Voluntary & Worksite. Group insurance products and services include variable life, universal life and term life products.

Our Group insurance products and services also include dental, group short- and long-term disability and accidental death & dismemberment coverages. We also sell administrative services-only (“ASO”) arrangements to some employers.

The major products within Group are as follows:

Life

Life insurance products and services include variable life, universal life, and term life products. These are similar to the products offered by the Retail Life & Other business except we offer group insurance products as employer-paid benefits or as voluntary benefits where all or a portion of the premiums are paid by the employee. These life insurance products and services also include employee paid supplemental life and are offered as standard products or may be tailored to meet specific customer needs.

Dental

Dental products provide insurance and ASO plans that assist employees, retirees and their families in maintaining oral health while reducing out-of-pocket expenses and providing superior customer service. Dental plans include the Preferred Dentist Program and the Dental Health Maintenance Organization.

Disability

Disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of monthly income paid until the insured reaches age 65.

Our Voluntary & Worksite products and services include long-term care (“LTC”), prepaid legal plans and critical illness products.

The major product within Voluntary & Worksite is:

Long-term Care

LTC products provide protection against the potentially high costs of LTC services. They generally pay benefits to insureds who need assistance with activities of daily living or have a cognitive impairment. Although we discontinued the sale of these products in 2010, we continue to support our existing policyholders.

Corporate Benefit Funding

The Corporate Benefit Funding segment provides funding and financing solutions that help institutional customers mitigate and manage liabilities primarily associated with their qualified, non-qualified, and welfare employee benefit programs using a spectrum of life and annuity-based insurance and investment products.

The major products within Corporate Benefit Funding are as follows:

Stable Value Products

We offer general account guaranteed interest contracts, separate account guaranteed interest contracts, and similar products used to support the stable value option of defined contribution plans. We also offer private floating rate funding agreements that are used for money market funds, securities lending cash collateral portfolios and short-term investment funds.

Pension Closeouts

We offer general account and separate account annuity products, generally in connection with the termination of defined benefit pension plans. These risk transfer products include single premium buyouts that allow for full or partial transfers of pension liabilities.

Torts and Settlements

We offer innovative strategies for complex litigation settlements, primarily structured settlement annuities.

Capital Markets Investment Products

Products offered include funding agreements, funding agreement-backed notes and funding agreement-backed commercial paper. We also issue funding agreements to receive Federal Home Loan Bank advances.

Other Corporate Benefit Funding Products and Services

We offer specialized life insurance products and funding agreements designed specifically to provide solutions for funding postretirement benefits and company, bank or trust owned life insurance used to finance non-qualified benefit programs for executives.

Corporate & Other

Corporate & Other contains the excess capital not allocated to the segments, enterprise-wide strategic initiative restructuring charges, various start-up and certain run-off businesses, as well as interest expense related to the majority of our outstanding debt and expenses associated with certain legal proceedings and income tax audit issues. Start-up businesses include direct and digital marketing products. In addition, starting in 2013, Corporate & Other includes ancillary U.S. sponsored direct business, comprised of group products sold through sponsoring organizations and affinity groups. Corporate & Other also includes the elimination of intersegment amounts, which generally relate to intersegment loans, which bear interest rates commensurate with related borrowings.

Sales Distribution

Overview

We market our products and services through various distribution channels. Our retail life, disability and annuities products targeted to individuals are sold via sales forces, comprised of employees of MLIC and its affiliates, in addition to third-party organizations. Our group and corporate benefit funding products are sold via sales forces primarily comprised of employees of MLIC and its affiliates. These sales employees work with all distribution groups to better reach and service customers, brokers, consultants and other intermediaries.

Retail Distribution

Retail products are sold through a diverse set of distribution networks in order to maximize penetration in the market place. These include individual and third-party distribution and direct marketing.

Our individual distribution sales group targets the large middle-income market, as well as affluent individuals, owners of small businesses and executives of small- to medium-sized companies. We have also been successful in selling our products in various multi-cultural markets.

The individual distribution sales group is comprised of three channels: the MetLife, Inc., its subsidiaries and affiliates distribution channel, a career agency system; the New England Financial distribution channel, a general agency system; and MetLife Resources, a career agency system.

The MetLife, Inc., its subsidiaries and affiliates distribution channel had approximately 3,536 agents under contract in 48 agencies at June 30, 2013. This career agency sales force focuses on the large middle-income and affluent markets, including multi-cultural markets. We support our efforts in multi-cultural markets through targeted advertising, specially trained agents and sales literature written in various languages.

The New England Financial distribution channel included approximately 30 general agencies providing support to approximately 1,356 general agents and a network of independent brokers throughout the U.S. at June 30, 2013. The New England Financial distribution channel targets high net worth individuals, owners of small businesses and executives of small- to medium-sized companies.

MetLife Resources, a focused distribution channel of MetLife, Inc., its subsidiaries and affiliates, markets retirement, annuity and other financial products on a national basis through approximately 495 MetLife, Inc. agents and independent brokers at June 30, 2013. MetLife Resources targets the nonprofit, educational and healthcare markets.

Retail Life & Other and Annuity products are sold through our individual distribution sales group and also through various third-party organizations. We distribute products in a regional model through wholesalers working directly with high net worth individuals and small- to medium-sized businesses through independent general agencies, financial advisors, consultants, brokerage general agencies and other independent marketing organizations under contractual arrangements. Additionally, wholesalers sell through financial intermediaries, including regional broker-dealers, brokerage firms, financial planners and banks.

Group Distribution

Group, Voluntary & Worksite Benefits distributes its Group products and services through a sales force that is segmented by the size of the target customer. Marketing representatives sell either directly to corporate and other group customers or through an intermediary, such as a broker or consultant. Voluntary & Worksite products are sold through the same sales channels, as well as by specialists for these products. Employers have been emphasizing voluntary products and, as a result, we have increased our focus on communicating and marketing to employees in order to further foster sales of those products. At June 30, 2013, the Group sales channels had approximately 325 marketing representatives.

We have entered into several operating joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of Group, Voluntary & Worksite Benefits products and services. We also seek to sell our group products and services through sponsoring organizations and affinity groups. In addition, we also provide life and dental coverage to certain employees of the U.S. Government.

Corporate Benefit Funding Distribution

Corporate Benefit Funding products and services are distributed through dedicated sales teams and relationship managers located in eight offices around the country. Products may be sold directly to benefit plan sponsors and advisors or through brokers, consultants or other intermediaries. In addition, these sales professionals work with individual and group distribution areas to better reach and service customers, brokers, consultants and other intermediaries.

Policyholder Liabilities

We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet our policy obligations when a policy matures or is surrendered, an insured dies or becomes disabled or upon the occurrence of other covered events, or to provide for future annuity payments. Our liabilities for future policy benefits and claims are established based on estimates by actuaries of how much we will need to pay for future benefits and claims. For life insurance and annuity products, we calculate these liabilities based on assumptions and estimates, including estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the investments we make with the premiums we receive. We establish liabilities for claims and benefits based on assumptions and estimates of losses and liabilities incurred. Amounts for actuarial liabilities are computed and reported in the consolidated financial statements in conformity with GAAP. For more details on policyholder liabilities see “Financial Information — Annual Financial Information — Summary of Critical Accounting Estimates — Liability for Future Policy Benefits.”

Pursuant to state insurance laws and country regulators, Metropolitan Life Insurance Company and its insurance subsidiaries establish statutory reserves, reported as liabilities, to meet their obligations on their respective policies. These statutory reserves are established in amounts sufficient to meet policy and contract obligations, when taken together with expected future premiums and interest at assumed rates. Statutory reserves and actuarial liabilities for future policy benefits generally differ based on accounting guidance.

The New York Insurance Law and regulations require certain MLIC entities to submit to the New York Superintendent of Insurance or other state insurance departments, with each annual report, an opinion and memorandum of a “qualified actuary” that the statutory reserves and related actuarial amounts recorded in support of specified policies and contracts, and the assets supporting such statutory reserves and related actuarial amounts, make adequate provision for their statutory liabilities with respect to these obligations. See “— Regulation — Holding Company Regulation — Policy and Contract Reserve Adequacy Analysis.”

Underwriting and Pricing

Underwriting

Underwriting generally involves an evaluation of applications by a professional staff of underwriters and actuaries, who determine the type and the amount of risk that we are willing to accept. We employ detailed underwriting policies, guidelines and procedures designed to assist the underwriter to properly assess and quantify risks before issuing policies to qualified applicants or groups.

Insurance underwriting considers not only an applicant’s medical history, but also other factors such as financial profile, foreign travel, vocations and alcohol, drug and tobacco use. Group underwriting generally evaluates the risk characteristics of each prospective insured group, although with certain voluntary products and for certain coverages, members of a group may be underwritten on an individual basis. We generally perform our own underwriting; however, certain policies are reviewed by intermediaries under guidelines established by us. Generally, we are not obligated to accept any risk or group of risks from, or to issue a policy or group of policies to, any employer or intermediary. Requests for coverage are reviewed on their merits and a policy is not issued unless the particular risk or group has been examined and approved by our underwriters.

The underwriting conducted by our remote underwriting offices and intermediaries, as well as our corporate underwriting office, are subject to periodic quality assurance reviews to maintain high-standards of underwriting and consistency. Such offices are also subject to periodic external audits by reinsurers with whom we do business.

We have established senior level oversight of the underwriting process that facilitates quality sales and serves the needs of our customers, while supporting our financial strength and business objectives. Our goal is to achieve the underwriting, mortality and morbidity levels reflected in the assumptions in our product pricing. This is accomplished by determining and establishing underwriting policies, guidelines, philosophies and strategies that are competitive and suitable for the customer, the agent and us.

Subject to very few exceptions, agents in each of the distribution channels have binding authority for risks which fall within our published underwriting guidelines. Risks falling outside the underwriting guidelines may be submitted for approval to the underwriting department; alternatively, agents in such a situation may call the underwriting department to obtain authorization to bind the risk themselves. In most states, we generally have the right within a specified period (usually the first 60 days) to cancel any policy.

Pricing

Pricing reflects our corporate underwriting standards. Product pricing is based on the expected payout of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors, such as inflation. Investment-oriented products are priced based on various factors, which may include investment return, expenses, persistency and optionality. For certain group insurance products in the U.S., pricing may include prospective and retrospective experience rating features. Prospective experience rating involves the evaluation of past experience for the purpose of determining future premium rates and all prior year gains and losses are borne by us. Retrospective experience rating also involves the evaluation of past experience for the purpose of determining the actual cost of providing insurance for the customer; however, the contract includes certain features that allow us to recoup certain losses or distribute certain gains back to the policyholder based on actual prior years’ experience.

Rates for group insurance and voluntary & worksite products are based on anticipated results for the book of business being underwritten. Renewals are generally reevaluated annually or biannually and are repriced to reflect actual experience on such products. Products offered by Corporate Benefit Funding are priced on demand. Pricing reflects expected investment returns, as well as mortality, longevity and expense assumptions appropriate for each product. This business is generally nonparticipating and illiquid, as policyholders have few or no options or contractual rights to cash values.

Rates for individual life insurance products are highly regulated and must be approved by the regulators of the jurisdictions in which the product is sold. Generally such products are renewed annually and may include pricing terms that are guaranteed for a certain period of time. Individual disability income products are based on anticipated results for the occupation being underwritten. Fixed and variable annuity products are also highly regulated and approved by the respective regulators. Such products generally include penalties for early withdrawals and policyholder benefit elections to tailor the form of the product’s benefits to the needs of the opting policyholder. We periodically reevaluate the costs associated with such options and will periodically adjust pricing levels on our guarantees. Further, from time to time, we may also reevaluate the type and level of guarantee features currently being offered.

We continually review our underwriting and pricing guidelines so that our policies remain competitive and supportive of our marketing strategies and profitability goals.

Reinsurance Activity

We enter into reinsurance agreements primarily as a purchaser of reinsurance for our various insurance products and also as a provider of reinsurance for some insurance products issued by third parties and related parties. We participate in reinsurance activities in order to limit losses, minimize exposure to significant risks, and provide additional capacity for future growth. We enter into various agreements with reinsurers that cover individual risks, group risks or defined blocks of business, primarily on a coinsurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread risk and minimize the effect of losses. The extent of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum retention limits based on the characteristics of coverages. We also cede first dollar mortality risk under certain contracts. In addition to reinsuring mortality risk, we reinsure other risks, as well as specific coverages. We obtain reinsurance for capital requirement purposes and also when the economic impact of the reinsurance agreement makes it appropriate to do so.

Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event a claim is paid. Cessions under reinsurance agreements do not discharge our obligations as the primary insurer. In the event that reinsurers do not meet their obligations under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible.

We reinsure our business through a diversified group of well-capitalized, highly rated reinsurers. We analyze recent trends in arbitration and litigation outcomes in disputes, if any, with our reinsurers. We monitor ratings and evaluate the financial strength of our reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. We generally secure large reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. Additionally, we enter into reinsurance agreements for risk and capital management purposes with several affiliated captive reinsurers.

Retail

For our individual life products, we have historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. We currently reinsure 90% of the mortality risk in excess of $2 million for most products and reinsure up to 90% of the mortality risk for certain other products. In addition to reinsuring mortality risk as described above, we reinsure other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. On a case by case basis, we may retain up to $20 million per life and reinsure 100% of amounts in excess of the amount we retain. We evaluate our reinsurance programs routinely and may increase or decrease our retention at any time.

For our Annuities business we assume 90% of the new production of fixed annuities issued by several affiliates. We also reinsure 100% of the living and death benefit guarantees issued in connection with our variable annuities issued since 2004 to an affiliated reinsurer and certain portions of the living and death benefit guarantees issued in connection with our variable annuities issued prior to 2004 to affiliated and unaffiliated reinsurers. Under these reinsurance agreements, we pay a reinsurance premium generally based on fees associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.

Group, Voluntary & Worksite Benefits

For policies within Group, Voluntary & Worksite Benefits we generally retain most of the risk and only cede particular risks on certain client arrangements.

Corporate Benefit Funding

Our Corporate Benefit Funding segment, has periodically engaged in reinsurance activities, as considered appropriate.

Catastrophe Coverage

We have exposure to catastrophes which could contribute to significant fluctuations in our results of operations. We also use excess of retention and quota share reinsurance agreements to provide greater diversification of risk and minimize exposure to larger risks.

Reinsurance Recoverables

For information regarding ceded reinsurance recoverable balances, included in premiums, reinsurance and other receivables in the consolidated balance sheets, see Note 6 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Regulation

Insurance Regulation

The U.S. life insurance industry is regulated primarily at the state level, with some products and services also subject to federal regulation. Insurance regulation generally aims at supervising and regulating insurers individually rather than on a group-wide basis, with the goal of protecting policyholders and ensuring that each insurance company remains solvent.

Metropolitan Life Insurance Company has all material licenses to transact business in, and is subject to regulation and supervision by, all 50 states, the District of Columbia, Guam, Puerto Rico, Canada, the U.S. Virgin Islands and the Northern Mariana Islands. Each of Metropolitan Life Insurance Company’s insurance subsidiaries is regulated and has all material licenses in each U.S. and international jurisdiction where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects and business conduct of insurers. State laws in the U.S. grant insurance regulatory authorities broad administrative powers with respect to, among other things:

•	licensing companies and agents to transact business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•

regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements, and identifying and paying to the states benefits and other property that is not claimed by the owners;

•	regulating advertising;

•	protecting privacy;

•	establishing statutory capital and reserve requirements and solvency standards;

•	fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and annuity contracts;

•	adopting and enforcing suitability standards with respect to the sale of annuities and other insurance products;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions between affiliates; and

•	regulating the types, amounts and valuation of investments.

We are required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which our insurance companies do business, and their operations and accounts are subject to periodic examination by such authorities. We must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which our insurance companies operate.

State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding our compliance with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We cooperate with such inquiries and take corrective action when warranted. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 11 of the Notes to the Interim Condensed Consolidated Financial Statements.

Holding Company Regulation

We are subject to regulation under the insurance holding company laws of various U.S. jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require a controlled insurance company (insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning its capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

State insurance statutes also typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. See “Financial Information — Annual Financial Information — Liquidity and Capital Resources.”

Guaranty Associations and Similar Arrangements

Most of the jurisdictions in which our insurance companies are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay certain contractual insurance benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

In the past five years, the aggregate assessments levied against us have not been material. We have established liabilities for guaranty fund assessments that we consider adequate. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on the insolvency assessments.

Insurance Regulatory Examinations

As part of their regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records, accounts, and business practices of insurers domiciled in their states. State insurance departments also have the authority to conduct examinations of non-domiciliary insurers that are licensed in their states. Except as otherwise disclosed in Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012, during the three-year period ended December 31, 2012, MLIC has not received any material adverse findings resulting from state insurance department examinations of our insurance companies conducted in respect of this three-year period.

Regulatory authorities in a small number of states, Financial Industry Regulatory Authority (“FINRA”) and, occasionally, the U.S. Securities and Exchange Commission (“SEC”), have had investigations or inquiries relating to sales of individual life insurance policies or annuities or other products by Metropolitan Life Insurance Company, New England Life Insurance Company, New England Securities Corporation (“New England Securities”) and General American Life Insurance Company. These investigations often focus on the conduct of particular financial services representatives and the sale of unregistered or unsuitable products or the misuse of client assets. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief, including restitution payments. We may continue to resolve investigations in a similar manner.

In addition, increased scrutiny has been given to claims payment practices by insurance companies. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 11 of the Notes to the Interim Condensed Consolidated Financial Statements for further information regarding retained asset accounts and unclaimed property inquiries and related litigation.

State insurance regulators and the National Association of Insurance Commissioners (“NAIC”) are also investigating the use of affiliated captive reinsurers or off-shore entities to reinsure insurance risks. On June 11, 2013, the New York State Department of Financial Services (the “Department of Financial Services”) issued a highly critical report setting forth its findings to date relating to its inquiry into the life insurance industry’s use of captive insurance companies. In its report, the Department of Financial Services recommended that (i) the NAIC develop enhanced disclosure requirements for reserve financing transactions involving captive insurers, (ii) the Federal Insurance Office (the “FIO”), Office of Financial Research (the “OFR”), the NAIC and state insurance commissioners conduct inquiries similar to the Department of Financial Services inquiry and (iii) state insurance commissioners consider an immediate national moratorium on new reserve financing transactions involving captive insurers until these inquiries are complete. The NAIC and certain state insurance regulators have stated that they are opposed to an immediate moratorium on new reserve financing transactions. Like many life insurance companies, we utilize captive reinsurers to satisfy statutory reserve requirements related to universal life and term life insurance policies. We also cede variable annuity risks to a captive reinsurer, which allows us to consolidate hedging and other risk management programs. If the Department of Financial Services or other state insurance regulators restrict the use of such captive reinsurers or if we otherwise are unable to continue to use captive reinsurers in the future, our ability to write certain products or to hedge the associated risks efficiently and/or our risk based capital ratios and ability to deploy excess capital could be adversely affected or we may need to increase prices on those products, which could adversely impact our competitive position and our results of operations. For more information on our use of captive reinsurers see Note 11 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

The NAIC is also reviewing life insurers’ use of non-variable separate accounts that are insulated (where assets of the separate account equal to the reserves and other contract liabilities with respect to the account may not be charged with liabilities arising out of the general account in the event of an insurance company insolvency). The NAIC’s review might lead to a recommendation against the allowance of insulation for certain of our separate account products, particularly in the institutional markets. If the Department of Financial Services or other state insurance regulators change applicable laws or regulations in accordance with such recommendation, our use of insulation for certain products could be impaired and our ability to compete effectively or do business in certain markets may be adversely affected. In addition, our financial results may also be adversely affected.

Finally, in January 2013, MetLife, Inc. was the subject of a Supervisory College meeting. The meeting, which was chaired by the Department of Financial Services, was attended by MetLife, Inc.’s key U.S. and international insurance regulators, including our key regulators. A Supervisory College is a group of key insurance regulators that is formed to facilitate information sharing and to enhance the member regulators’ understanding of an insurance group’s risk profile.

Policy and Contract Reserve Adequacy Analysis

Annually, our insurance companies are required to conduct an analysis of the adequacy of all statutory reserves. In each case, a qualified actuary must submit an opinion which states that the statutory reserves make adequate provision, according to accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of the U.S. insurance company. The adequacy of the statutory reserves is considered in light of the assets held by the insurer with respect to such reserves and related actuarial items including, but not limited to, the investment earnings on such assets, and the consideration anticipated to be received and retained under the related policies and contracts. Our insurance companies may increase reserves in order to submit an opinion without qualification. Since inception of this requirement, our insurance companies which are required by their states of domicile to provide these opinions have provided such opinions without qualifications.

NAIC

The NAIC is an organization, the mandate of which is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the states. The NAIC provides standardized insurance industry accounting and reporting guidance through its Accounting Practices and Procedures Manual (the “Manual”). However, statutory accounting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the Manual or modifications by the various state insurance departments may impact the statutory capital and surplus of our insurance companies.

The NAIC currently has in place its “Solvency Modernization Initiative,” which is designed to review the U.S. financial regulatory system and all aspects of financial regulation affecting insurance companies. Though broad in scope, the NAIC has stated that the Solvency Modernization Initiative will focus on: (1) capital requirements; (2) corporate governance and risk management; (3) group supervision; (4) statutory accounting and financial reporting; and (5) reinsurance. This initiative has resulted in the recent adoption by the NAIC of the NAIC Risk Management and Own Risk and Solvency Assessment model act which, following enactment at the state level, will require larger insurers, at least annually beginning in 2015, to assess the adequacy of their and their group’s risk management and current and future solvency position. We cannot predict the additional capital requirements or compliance costs these requirements may impose.

In addition, in December 2012, the NAIC approved a new valuation manual containing a principles-based approach to life insurance company reserves. Principles-based reserving is designed to tailor the reserving process to specific products to result in more precise reserving. The valuation manual containing the principles-based approach will not become effective unless it is enacted into law by a minimum number of state legislatures. A number of insurance commissioners, including New York, have opposed the current form of the principles-based approach. The NAIC has formed a working group to study and address these concerns.

Surplus and Capital; Risk-Based Capital

Insurers are required to maintain their capital and surplus at or above minimum levels. Regulators have discretionary authority, in connection with the continued licensing of our insurance companies, to limit or prohibit an insurer’s sales to policyholders if, in their judgment, the regulators determine that such insurer has not maintained the minimum surplus or capital or that the further transaction of business will be hazardous to policyholders. Each of our insurance companies reports its risk-based capital (“RBC”) ratios based on a formula calculated by applying factors to various asset, premium and statutory reserve items, as well as taking into account the risk characteristics of the insurer. The major categories of risk involved are asset risk, insurance risk, interest rate risk, market risk and business risk. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. State insurance laws provide insurance regulators the authority to require various actions by, or take various actions against, insurers whose RBC ratio does not meet or exceed certain RBC levels. As of the date of the most recent annual statutory financial statements filed with insurance regulators, the RBC of each of our insurance companies subject to these requirements was in excess of each of those RBC levels. See “Financial Information — Annual Financial Information — Liquidity and Capital Resources — Capital.”

The NAIC will examine RBC requirements in 2013. We are not aware of any potential NAIC actions that would have a material impact on the RBC of our insurance companies.

Regulation of Investments

Each of our insurance companies is subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment grade fixed income securities, equity real estate, other equity investments, and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by each of our insurance companies complied, in all material respects, with such regulations at June 30, 2013. See “— Federal Initiatives” for information regarding the impact on our investments of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”).

Regulation of Over-the-Counter Derivatives

Dodd-Frank includes a new framework of regulation of the over-the-counter (“OTC”) derivatives markets which will require clearing of certain types of transactions currently traded OTC and is likely to impose additional costs, including new capital, reporting and margin requirements and additional regulation on MLIC. The derivative clearing requirements of Dodd-Frank could increase the cost of our risk mitigation. For example, increased margin requirements, combined with restrictions on securities that will qualify as eligible collateral, could reduce our liquidity and require increased holdings of cash and highly liquid securities with lower yields causing a reduction in income. Centralized clearing of certain OTC derivatives exposes us to the risk of a default by a clearing member or clearinghouse with respect to our cleared derivative transactions. We use derivatives to mitigate a wide range of risks in connection with our businesses. We have always been subject to the risk that hedging and other management procedures might prove ineffective in reducing the risks to which insurance policies expose us or that unanticipated policyholder behavior or mortality, combined with adverse market events, could produce economic losses beyond the scope of the risk management techniques employed. Any such losses could be increased by higher costs of writing derivatives (including customized derivatives) and the reduced availability of customized derivatives that might result from the enactment and implementation of Dodd-Frank.

Federal Initiatives

Although the insurance business in the United States is primarily regulated by the states, federal initiatives often have an impact on our business in a variety of ways. From time to time, federal measures are proposed which may significantly and adversely affect the insurance business. These areas include financial services regulation, securities regulation, derivatives regulation, pension regulation, health care regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies. See “Risk Factors — Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth.”

Dodd-Frank effected the most far-reaching overhaul of financial regulation in the U.S. in decades. The full impact of Dodd-Frank on us will depend on the numerous rulemaking initiatives required or permitted by Dodd-Frank and the various studies mandated by Dodd-Frank, many of which remain to be completed.

Dodd-Frank established the FIO within the Department of the Treasury, which has the authority to participate in the negotiations of international insurance agreements with foreign regulators for the U.S., as well as to collect information about the insurance industry and recommend prudential standards. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office performs various functions with respect to insurance, including serving as a non-voting member of the Financial Stability Oversight Council (“FSOC”) and making recommendations to the FSOC regarding insurers to be designated for more stringent regulation. The director is also required to submit a report to Congress regarding how to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states.

Dodd-Frank also includes provisions that may impact our investments and investment activities, including the federal regulation of such activities. Until the various final regulations are promulgated pursuant to Dodd-Frank, and perhaps for some time thereafter, the full impact of Dodd-Frank on such activities will remain unclear. Such provisions and regulations include, but are not limited to, the regulation of the OTC derivatives markets and prohibition or regulation of proprietary trading and sponsoring or investing in hedge funds or private equity funds by certain kinds of financial institutions (commonly known as the Volcker Rule). See “— Potential Regulation of MetLife, Inc. as a Non-Bank SIFI — Volcker Rule.”

Potential Regulation of MetLife, Inc. as a Non-Bank SIFI

On January 11, 2013, MetLife Bank, National Association (“MetLife Bank”), a subsidiary of MetLife, Inc., and MetLife, Inc. completed the sale of the depository business of MetLife Bank to GE Capital Retail Bank. Subsequently, MetLife Bank terminated its deposit insurance and MetLife, Inc. deregistered as a bank holding company. As a result, MetLife, Inc. is no longer regulated as a bank holding company or subject to enhanced supervision and prudential standards as a bank holding company with assets of $50 billion or more. However, if, in the future, MetLife, Inc. is designated by the FSOC as a non-bank systemically important financial institution

(“non-bank SIFI”), it could once again be subject to regulation by the Federal Deposit Insurance Corporation (the “FDIC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and to enhanced supervision and prudential standards. See “— Enhanced Prudential Standards for Non-Bank SIFIs.” Regulation of MetLife, Inc. as a non-bank SIFI could affect our business. For example, enhanced capital requirements that would be applicable to MetLife, Inc., if MetLife, Inc. were designated as a non-bank SIFI, may adversely affect our ability to compete with other insurers that are not subject to those requirements, and counterparty exposure limits may affect our ability to engage in hedging activities. In addition, it could give the Federal Reserve Board the right to require that any of our insurance companies, or insurance company affiliates, take prompt action to correct any financial weaknesses.

The FSOC issued final rules in April 2012, outlining a three-stage process it will follow and the criteria it will use to assess whether a non-bank financial company should be subject to enhanced supervision by the Federal Reserve Board as a non-bank SIFI. On July 16, 2013, MetLife, Inc. was notified by the FSOC that it had reached Stage 3 in the process to determine whether MetLife, Inc. would be named a non-bank SIFI.

If MetLife, Inc. is designated as a non-bank SIFI, it will be subject to a number of Dodd-Frank requirements that are also applicable to bank holding companies with assets of $50 billion or more. In April 2013, the Federal Reserve Board proposed a rule to implement Section 318 of Dodd-Frank, which directs the Federal Reserve Board to collect assessments and other charges equal to the total expenses the Federal Reserve Board thinks is necessary for its supervision of bank holding companies and savings and loan holding companies with assets of $50 billion or more and non-bank SIFIs. As proposed, this rule would apply to MetLife, Inc. for the 2012 assessment period and will apply in the future if MetLife, Inc. is designated as a non-bank SIFI.

Enhanced Prudential Standards for Non-Bank SIFIs

Currently, the Federal Reserve Board is considering how to apply the enhanced prudential standards required by Dodd-Frank to non-bank SIFIs. The Federal Reserve Board has proposed a set of prudential standards that would apply to non-bank SIFIs, as well as bank holding companies with assets of $50 billion or more, but has not adopted final rules for most of these standards. As proposed, these enhanced prudential standards would impose (i) enhanced RBC requirements, (ii) leverage limits, (iii) liquidity requirements, (iv) single counterparty exposure limits, (v) governance requirements for risk management, (vi) stress test requirements, and (vii) special debt-to-equity limits for certain companies, and would establish a procedure for early remediation based on the failure to comply with these requirements. The Federal Reserve Board has stated its intention to take a tailored approach to applying the prudential standards to non-bank SIFIs, but has not provided any details on how it intends to do so.

The stress testing requirements have been implemented and require non-bank SIFIs (as well as bank holding companies with $50 billion or more of assets) to undergo three stress tests each year: an annual supervisory stress test conducted by the Federal Reserve Board and two company-run stress tests (an annual test which coincides with the timing of the supervisory stress test, and a mid-cycle test). Companies will be required to take the results of the stress tests into consideration in their annual capital planning and resolution and recovery planning. If MetLife, Inc. is designated by the FSOC as a non-bank SIFI, its competitive position and its ability to pay dividends, repurchase common stock or other securities or engage in other transactions that could affect its capital or need for capital could be adversely affected by any additional capital requirements that might be imposed as a result of the enactment of Dodd-Frank, enhanced prudential standards, stress testing and other regulatory initiatives.

Non-bank SIFIs would also be required to submit a resolution plan setting forth how the company could be resolved under the Bankruptcy Code in the event of material financial distress. Resolution plans would have to be resubmitted annually and promptly following any event, occurrence, change in conditions or circumstances, or other change that results in, or could reasonably be foreseen to have, a material effect on the resolution plan. A failure to submit a “credible” resolution plan could result in the imposition of a variety of measures, including additional capital, leverage, or liquidity requirements, and forced divestiture of assets or operations.

In addition, if it were determined that MetLife, Inc. posed a substantial threat to U.S. financial stability, the applicable federal regulators would have the right to require it to take one or more other mitigating actions to reduce that risk, including limiting its ability to merge with or acquire another company, terminating activities, restricting its ability to offer financial products or requiring it to sell assets or off-balance sheet items to unaffiliated entities. Enhanced standards would also permit, but not require, regulators to establish requirements with respect to contingent capital, enhanced public disclosures and short-term debt limits. These standards are described as being more stringent than those otherwise imposed on bank holding companies; however, the Federal Reserve Board is permitted to apply them on an institution-by-institution basis, depending on its determination of the institution’s level of risk.

Orderly Liquidation Authority

Under the provisions of Dodd-Frank relating to the resolution or liquidation of certain types of financial institutions, if MetLife, Inc. were to become insolvent or were in danger of defaulting on its obligations, it could be compelled to undergo liquidation with the FDIC as receiver. For this new regime to be applicable, a number of determinations would have to be made, including that a default by the affected company would have serious adverse effects on financial stability in the U.S. If the FDIC were to be appointed as the receiver for such a company, the liquidation of that company would occur under the provisions of the new liquidation authority, and not under the Bankruptcy Code. The FDIC’s purpose under the liquidation regime is to mitigate the systemic risks the institution’s failure poses, which is different from that of a bankruptcy trustee under the Bankruptcy Code. In such a liquidation, the holders of such company’s debt could in certain respects be treated differently than under the Bankruptcy Code. As required by Dodd-Frank, the FDIC has established rules relating to the priority of creditors’ claims and the potentially dissimilar treatment of similarly situated creditors. These provisions could apply to some financial institutions whose outstanding debt securities we hold in our investment portfolios. Dodd-Frank also provides for the assessment of bank holding companies with assets of $50 billion or more, non-bank SIFIs, and other financial companies with assets of $50 billion or more to cover the costs of liquidating any financial company subject to the new liquidation authority.

Volcker Rule

Under the Volcker Rule, Dodd-Frank restricts the ability of insured depository institutions and of companies that control an insured depository institution, and their affiliates, to engage in proprietary trading and to sponsor or invest in funds (hedge funds and private equity funds) that rely on certain exemptions from the Investment Company Act of 1940, as amended (the “Investment Company Act”). Because MetLife Bank’s FDIC insurance has been terminated, MetLife, Inc. and its affiliates, including us, will not be subject to the bans on proprietary trading and fund activities under the Volcker Rule. However, because the Volcker Rule nevertheless imposes additional capital requirements and quantitative limits on such trading and activities by a non-bank SIFI, we could be subject to such requirements and limits were MetLife, Inc. to be designated a non-bank SIFI. Regulations defining and governing such requirements and limits on non-bank SIFIs have not been proposed. Commencing from the date of designation, a non-bank SIFI will have a two-year period, subject to further extension by the Federal Reserve Board, to conform to any such requirements and limits. Subject to safety and soundness determinations as part of rulemaking that could require additional capital requirements and quantitative limits, Dodd-Frank provides that the exemptions under the Volcker Rule also are available to exempt any additional capital requirements and quantitative limits on non-bank SIFIs. Until the rulemaking is complete, it is unclear whether, in the event MetLife, Inc. is designated as a non-bank SIFI, we may have to alter any of our future activities to comply, including continuing to invest in private investment funds for our general accounts or to issue certain insurance products backed by our separate accounts.

Consumer Protection Laws

Numerous other federal and state laws also affect MetLife, Inc.’s earnings and activities, including federal and state consumer protection laws. As part of Dodd-Frank, Congress established the Consumer Financial Protection Bureau (“CFPB”) to supervise and regulate institutions that provide certain financial products and services to consumers. Although the consumer financial services subject to the CFPB’s jurisdiction generally exclude insurance business of the kind in which we engage, the CFPB does have authority to regulate non-insurance consumer services provided throughout the MetLife, Inc. enterprise.

Securities, Broker-Dealer and Investment Adviser Regulation

Some of our activities in offering and selling variable insurance products are subject to extensive regulation under the federal securities laws administered by the SEC. We issue variable annuity contracts and variable life insurance policies through separate accounts that are registered with the SEC as investment companies under the Investment Company Act. Each registered separate account is generally divided into sub-accounts, each of which invests in an underlying mutual fund which is itself a registered investment company under the Investment Company Act. In addition, the variable annuity contracts and variable life insurance policies issued by these registered separate accounts are registered with the SEC under the Securities Act of 1933, as amended. Our subsidiary New England Securities is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of, and subject to regulation by, FINRA. Further, certain of our subsidiaries are registered as investment advisors with the SEC under the Investment Advisers Act of 1940, as amended, and are also registered as investment advisors in various states, as applicable. Certain variable contract separate accounts sponsored by us are exempt from registration, but may be subject to other provisions of the federal securities laws.

Federal and state securities regulatory authorities and FINRA from time to time make inquiries and conduct examinations regarding our compliance with securities and other laws and regulations. We cooperate with such inquiries and examinations and take corrective action when warranted.

Federal and state securities laws and regulations are primarily intended to protect investors in the securities markets and generally grant regulatory agencies broad rulemaking and enforcement powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. Dodd-Frank also authorizes the SEC to establish a standard of conduct applicable to brokers and dealers when providing personalized investment advice to retail and other customers. This standard of conduct would be to act in the best interest of the customer without regard to the financial or other interest of the broker or dealer providing the advice. See “Risk Factors — Regulatory and Legal Risks — Changes in U.S. Federal and State Securities Laws and Regulations, and State Insurance Regulations Regarding Suitability of Annuity Product Sales, May Affect Our Operations and Our Profitability.”

Designation Process and Policy Measures that May Apply to Global Systemically Important Insurers

The International Association of Insurance Supervisors (“IAIS”), an association of insurance supervisors and regulators and a member of the Financial Stability Board (“FSB”), an international entity established to coordinate, develop and promote regulatory, supervisory and other financial sector policies in the interest of financial stability, is participating in the FSB’s initiative to identify global systemically important financial institutions by devising a process for designating global systemically important insurers (“G-SIIs”).

On July 18, 2013, the IAIS published a revised assessment methodology for identifying G-SIIs and a framework of policy measures to be applied to G-SIIs, and the FSB published its initial list of nine G-SIIs, which includes MetLife, Inc. The FSB will update the list annually beginning in 2014.

The framework of policy measures includes tiered global capital requirements for internationally active insurance groups, including G-SIIs, and G-SIIs may be subject to additional capital requirements reflecting activities deemed to be systemically risky. G-SII backstop capital requirements are to be developed by the end of 2014, for application beginning in 2019. More information on timing of development of a quantitative capital standard for large internationally active insurance groups is expected to be published by the end of 2013. The FSB and IAIS propose that national authorities ensure that any insurers identified as G-SIIs be subject to additional requirements consistent with the framework of policy measures, which include preparation of a systemic risk management plan, preparation of a recovery and resolution plan, enhanced liquidity planning and management, more intensive supervision, closer coordination among regulators led by a regulator with group-wide supervisory authority and a policy bias in favor of separation of non-traditional insurance and non-insurance activities from traditional insurance activities. The IAIS policy measures would need to be implemented by legislation or regulation in each applicable jurisdiction, and the impact on MetLife, Inc. and us, and other designated G- SIIs in the U.S. is uncertain.

Environmental Considerations

As an owner and operator of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is also the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. In addition, we hold equity interests in companies that could potentially be subject to environmental liabilities. We routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based on information currently available to us, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, results of operations or financial condition.

Employee Retirement Income Security Act of 1974 (“ERISA”) Considerations

We provide products and services to certain employee benefit plans that are subject to ERISA, or the Internal Revenue Code of 1986, as amended (the “Code”). As such, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and the requirement under ERISA and the Code that fiduciaries may not cause a covered plan to engage in prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Code are subject to enforcement by the Department of Labor (“DOL”), the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

The prohibited transaction rules of ERISA and the Code generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Accounts (“IRAs”) if the investment recommendation results in fees paid to the individual advisor, his or her firm or their affiliates that vary according to the investment recommendation chosen. In October 2011, the DOL issued final regulations that provide limited relief from these investment advice restrictions. If no additional relief is provided regarding these investments advice restrictions, the ability of our broker-dealer subsidiaries and their registered representatives to provide investment advice to ERISA plans and participants, and with respect to IRAs, would likely be significantly restricted. Also, the fee and revenue arrangements of certain advisory programs may be required to be revenue neutral, resulting in potential lost revenues for our broker-dealer subsidiaries.

Other proposed investment advice regulatory initiatives under ERISA also may negatively impact the current business model of our broker-dealer subsidiaries. In particular, the DOL issued a proposed regulation in October 2010 that would, if adopted as proposed, significantly broaden the circumstances under which a person or entity providing investment advice with respect to ERISA plans or IRAs would be deemed a fiduciary under ERISA or the Internal Revenue Code. If adopted, the proposed regulations may make it easier for the DOL in enforcement actions, and for plaintiffs’ attorneys in ERISA litigation, to attempt to extend fiduciary status to advisors who would not be deemed fiduciaries under current regulations. In September 2011, the DOL announced it will re-propose these fiduciary definition regulations, and a new proposal is expected in 2013.

In addition, the DOL has issued a number of regulations recently that increase the level of disclosure that must be provided to plan sponsors and participants. The participant disclosure regulations and the regulations which require service providers to disclose fee and other information to plan sponsors took effect in 2012. These ERISA disclosure requirements will likely increase the regulatory and compliance burden upon us, resulting in increased costs.

In John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank (1993), the U.S. Supreme Court held that certain assets in excess of amounts necessary to satisfy guaranteed obligations under a participating group annuity general account contract are “plan assets.” Therefore, these assets are subject to certain fiduciary obligations under ERISA, which requires fiduciaries to perform their duties solely in the interest of ERISA plan participants and beneficiaries. On January 5, 2000, the Secretary of Labor issued final regulations indicating, in cases where an insurer has issued a policy backed by the insurer’s general account to or for an employee benefit plan, the extent to which assets of the insurer constitute plan assets for purposes of ERISA and the Code. The regulations apply only with respect to a policy issued by an insurer on or before December 31, 1998 (“Transition Policy”). No person will generally be liable under ERISA or the Code for conduct occurring prior to July 5, 2001, where the basis of a claim is that insurance company general account assets constitute plan assets. An insurer issuing a new policy that is backed by its general account and is issued to or for an employee benefit plan after December 31, 1998 will generally be subject to fiduciary obligations under ERISA, unless the policy is a guaranteed benefit policy.

The regulations indicate the requirements that must be met so that assets supporting a Transition Policy will not be considered plan assets for purposes of ERISA and the Code. These requirements include detailed disclosures to be made to the employee benefits plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 day notice and receive without penalty, at the policyholder’s option, either (i) the unallocated accumulated fund balance (which may be subject to market value adjustment) or (ii) a book value payment of such amount in annual installments with interest. We have taken and continue to take steps designed to ensure compliance with these regulations.

We cannot predict what other proposals may be made, what legislation may be introduced or enacted or the impact of any such legislation on our business, results of operations and financial condition.

Competition

We believe that competition faced by our segments is based on a number of factors, including service, product features, scale, price, financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition. We compete with other insurance companies, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employer and other group customers as well as agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurance companies, have higher claims paying ability ratings. We compete with a large number of domestic and foreign-owned life insurance companies, many of which offer products in categories on which we focus. Many of our group insurance products are underwritten annually and, accordingly, there is a risk that group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us.

We believe that the continued volatility of the financial markets, its impact on the capital position of many competitors, and subsequent actions by regulators and rating agencies have altered the competitive environment. In particular, we believe that these factors have highlighted financial strength as the most significant differentiator from the perspective of some customers and certain distributors. We believe MLIC is well positioned to compete in this environment. In particular, MLIC distributes many of its individual products through other financial institutions such as banks and broker-dealers. These distribution partners are currently placing greater emphasis on the financial strength of MLIC whose products they sell. In addition, the financial market turbulence has highlighted the extent of the risk associated with certain variable annuity products and has led us, along with many companies in our industry, to re-examine the pricing and features of the products offered. The effects of current market conditions may also lead to consolidation in the life insurance industry. Although we cannot predict the ultimate impact of these conditions, we believe that the strongest companies will enjoy a competitive advantage as a result of the current circumstances.

We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Insurance companies compete for sales representatives with demonstrated ability. We compete with other insurance companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. See “— Sales Distribution.” We continue to undertake several initiatives to enhance the efficiency and production of our sales representatives. These initiatives may not succeed in attracting and retaining productive agents. Sales of individual insurance, annuities and investment products and our results of operations and financial position could be materially adversely affected if we are unsuccessful in attracting and retaining productive agents.

Numerous aspects of our business are subject to regulation. Legislative and other changes affecting the regulatory environment can affect our competitive position within the life insurance industry and within the broader financial services industry.

Employees

Since January 1, 2003, MetLife Group, Inc. (“MLG”), a wholly-owned subsidiary of MetLife, Inc., has provided substantially all non-sales personnel, as needed, to support the activities of MLIC. MLIC pays MLG for all of MLG’s direct and indirect expenses, such as compensation and benefits, that are attributable to the services performed by those personnel on behalf of MLIC.

Trademarks

We have a worldwide trademark portfolio that we consider important in the marketing of our products and services, including, among others, the trademark “MetLife.” We also have the exclusive global license to use the Peanuts® characters in the area of financial services and healthcare benefit services under an advertising and premium agreement with Peanuts Worldwide, LLC until December 31, 2014. We believe that our rights in our trademarks and under our Peanuts® characters license are well protected.

Item 1A. Risk Factors

Economic Environment and Capital Markets-Related Risks

If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in financial asset classes or various markets, including global capital markets, can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities are sensitive to changing market factors. Global market factors, including interest rates, credit spreads, equity prices, real estate markets, foreign currency exchange rates, consumer spending, business investment, government spending, the volatility and strength of the capital markets, deflation and inflation can all affect our financial condition, as well as the volume, profitability and results of our business operations, either directly or by virtue of their impact on the business and economic environment generally and on general levels of economic activity, employment and customer behavior specifically. Disruptions in one market or asset class can also spread to other markets or asset classes. Upheavals in the financial markets can also affect our financial condition (including our liquidity and capital levels) as a result of mismatched impacts on the value of our assets and our liabilities.

At times, throughout the past few years, volatile conditions have characterized financial markets, and not all global financial markets are functioning normally. Significant market volatility, and government actions taken in response, may exacerbate some of the risks we face. Concerns about economic conditions, capital markets and the solvency of certain European Union member states, including Portugal, Ireland, Italy, Greece and Spain (“Europe’s perimeter region”), as well as Cyprus, their banking systems and of the financial institutions that have significant direct or indirect exposure to debt issued by these countries or significant exposure to their banking systems, have been a cause of elevated levels of market volatility. This market volatility affected the performance of various asset classes during 2012, and it could continue until there is an ultimate resolution of these sovereign debt and banking system-related concerns. Despite public and private support programs for Europe’s perimeter region, concerns about sovereign debt sustainability subsequently expanded to other European Union member states. As a result, in late 2011 and early 2012, several other European Union member states experienced credit ratings downgrades or had their credit ratings outlook changed to negative. The financial markets have also been affected by concerns that one or more countries may exit the Euro zone. Any of these concerns could have significant adverse effects on the European and global economic and financial markets generally. See “— We Are Exposed to Significant Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary From Period to Period.”

To the extent these uncertain financial market conditions persist, our revenues and net investment income are likely to remain under pressure. Similarly, sustained periods of low interest rates could cause our profit margins to erode. See “Financial Information — Quarterly Financial Information — Industry Trends — Impact of a Sustained Low Interest Rate Environment.” Also, in the event of extreme prolonged market events, such as the recent global credit crisis, we could incur significant capital and/or operating losses due to, among other reasons, losses incurred in our general account and as a result of the impact on us of guarantees and/or collateral requirements associated with affiliated captive reinsurers and other similar arrangements. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

We are a significant writer of variable insurance products and certain other products issued through separate accounts. The account values of these products decrease as a result of declining equity markets. Decreases in account values reduce fees generated by these products, cause the amortization of deferred policy acquisition costs (“DAC”) to accelerate and could increase the level of insurance liabilities we must carry to support such products issued with any associated guarantees and could require us to provide additional funding to affiliated captive reinsurers.

In an economic downturn characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our financial and insurance products could be adversely affected. Group insurance, in particular, is affected by higher unemployment rates. In addition, we may experience an elevated incidence of claims and lapses or surrenders of policies. Furthermore, our policyholders may choose to defer paying insurance premiums or stop paying insurance premiums altogether. Such adverse changes in the economy could negatively affect our earnings and have a material adverse effect on our business, results of operations and financial condition.

The recent financial crisis has precipitated, and may continue to raise the possibility of, legislative, judicial, regulatory and other governmental actions. See “— Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth” and “— Risks Related to Our Business — Competitive Factors May Adversely Affect Our Market Share and Profitability.”

Adverse Capital and Credit Market Conditions May Significantly Affect Our Ability to Meet Liquidity Needs, Our Access to Capital and Our Cost of Capital

The capital and credit markets may be subject to periods of extreme volatility and disruption, which could cause our liquidity and credit capacity to be limited.

We need liquidity to pay our operating expenses and interest on our debt and dividends on our capital stock, provide our subsidiaries with cash and/or collateral, maintain our securities lending activities and replace certain maturing liabilities. Without sufficient liquidity, we could be forced to curtail our operations, and our business and financial results may suffer. The principal sources of our liquidity are insurance premiums, annuity considerations, deposit funds and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash. Sources of liquidity in normal markets also include funding agreements and short-term instruments, such as commercial paper. Sources of capital in normal markets include external borrowings, borrowings from MetLife, Inc. or other affiliates and capital contributions from MetLife, Inc. See “Financial Information — Annual Financial Information — Liquidity and Capital Resources.”

In the event market or other conditions have an adverse impact on our capital and liquidity, or any required regulatory stress-testing indicates that such conditions could have such an impact beyond expectations and our current resources do not satisfy our needs or regulatory requirements, we may have to seek additional financing. The availability of additional financing will depend on a variety of factors such as the then current market conditions, regulatory considerations, availability of credit to us and the financial services industry generally, our credit ratings and credit capacity, and the perception of our customers and lenders regarding our long- or short-term financial prospects if we incur large operating or investment losses or if the level of our business activity decreases due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. Our internal sources of liquidity may prove to be insufficient and, in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

Our liquidity requirements may change if, among other things, we are required to return significant amounts of cash collateral on short notice under securities lending agreements. See “— Investments-Related Risks — Should the Need Arise, We May Have Difficulty Selling Certain Holdings in Our Investment Portfolio or Our Securities Lending Program in a Timely Manner and Realizing Full Value Given Their Illiquid Nature” and “Financial Information — Annual Financial Information — Liquidity and Capital Resources — Liquidity and Capital Uses — Securities Lending.”

Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital needed to operate our business, most significantly in our insurance operations. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities, satisfy regulatory capital requirements, and access the capital necessary to grow our business. See “— Regulatory and Legal Risks — Our Insurance and Brokerage

Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth.” As a result, we may be forced to delay raising capital, issue different types of securities than we would have otherwise, less effectively deploy such capital, issue shorter tenor securities than we prefer, or bear an unattractive cost of capital, which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by disruptions in the financial markets.

We Are Exposed to Significant Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period

We are exposed to significant financial and capital markets risks, including changes in interest rates, credit spreads, equity prices, real estate markets, foreign currency exchange rates, market volatility, global economic performance in general, the performance of specific obligors, including governments, included in our investment portfolio and other factors outside our control.

Interest Rate Risk

Some of our products, principally traditional whole life insurance, fixed annuities and guaranteed interest contracts, expose us to the risk that changes in interest rates will reduce our investment margin or “spread,” or the difference between the amounts that we are required to pay under the contracts in our general account and the rate of return we earn on general account investments intended to support obligations under such contracts. Our spread is a key component of our net income.

In a low interest rate environment, we may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, which will reduce our investment margin. Moreover, borrowers may prepay or redeem the fixed income securities and commercial or agricultural mortgage loans in our investment portfolio with greater frequency in order to borrow at lower market rates, thereby exacerbating this risk. Although lowering interest crediting rates can help offset decreases in spreads on some products, our ability to lower these rates could be limited by competition or contractually guaranteed minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, our spread could decrease or potentially become negative.

Our expectation for future spreads is an important component in the amortization of DAC and value of business acquired (“VOBA”). Significantly lower spreads may cause us to accelerate amortization, thereby reducing net income in the affected reporting period. In addition, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments to consumers. This could result in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency, or a higher percentage of insurance policies remaining in-force from year to year, during a period when our new investments carry lower returns. A decline in market interest rates could also reduce our return on investments that do not support particular policy obligations. During periods of sustained lower interest rates, policy liabilities may not be sufficient to meet future policy obligations and may need to be strengthened. Accordingly, declining and sustained lower interest rates may materially affect our results of operations, financial position and cash flows and significantly reduce our profitability.

We are also affected by the monetary policies of the Federal Reserve Board and of central banks around the world. The Federal Reserve Board has taken a number of actions in recent years to spur economic activity by keeping interest rates low and, more recently, through its asset purchase programs, and may take further action to influence rates in the future. Such actions may have an impact on the pricing levels of risk-bearing investments, and may adversely impact the level of product sales. Central banks in other parts of the world have also taken action to lower interest rates. See “Financial Information — Annual Financial Information — Investments — Current Environment.” For a discussion of the impact of the low interest environment on us, see “Financial Information — Quarterly Financial Information — Industry Trends — Impact of a Sustained Low Interest Rate Environment.”

Increases in market interest rates could also negatively affect our profitability. In periods of rapidly increasing interest rates, we may not be able to replace, in a timely manner, the investments in our general account with higher yielding investments needed to fund the higher crediting rates necessary to keep interest sensitive products competitive. We, therefore, may have to accept a lower spread and, thus, lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In addition, policy loans, surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns as interest rates rise. This process may result in cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses. Unanticipated withdrawals and terminations may cause us to accelerate the amortization of DAC and VOBA, which reduces net income. An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that comprise a substantial portion of our investment portfolio. Finally, an increase in interest rates could result in decreased fee income associated with a decline in the value of variable annuity account balances invested in fixed income funds.

We manage interest rate risk as part of our asset and liability management strategies, which include maintaining an investment portfolio with diversified maturities that has a weighted average duration that is approximately equal to the duration of our estimated liability cash flow profile. For certain of our liability portfolios, it is not possible to invest assets to the full liability duration, thereby creating some asset/liability mismatch. We also use derivatives to mitigate interest rate risk. Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our fixed income investments relative to our liabilities. See “Financial Information — Annual Financial Information — Quantitative and Qualitative Disclosures About Market Risk.”

Credit Spreads

Our exposure to credit spreads primarily relates to market price volatility and cash flow variability associated with changes in such spreads. Market volatility can make it difficult to value certain of our securities if trading becomes less frequent. In such case, valuations may include assumptions or estimates that may have significant period-to-period changes, which could have a material adverse effect on our results of operations or financial condition. If there is a resumption of significant volatility in the markets, it could cause changes in credit spreads and defaults and a lack of pricing transparency which, individually or in tandem, could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows. See “Financial Information — Annual Financial Information — Investments — Investment Risks.”

Equity Risk

Our primary exposure to equity risk relates to the potential for lower earnings associated with certain of our businesses where fee income is earned based upon the estimated fair value of the assets under management. Downturns and volatility in equity markets can have a material adverse effect on the revenues and investment returns from our savings and investment products and services. Because these products and services generate fees related primarily to the value of assets under management, a decline in the equity markets could reduce our revenues from the reduction in the value of the investments we manage. The retail variable annuity business in particular is highly sensitive to equity markets, and a sustained weakness in the equity markets could decrease revenues and earnings with respect to those products. Furthermore, certain of our variable annuity products offer guaranteed benefits which increase our potential benefit exposure should equity markets decline. We use reinsurance to mitigate the impact of such increased potential benefit exposures. We are also exposed to interest rate and equity risk based upon the discount rate and expected long-term rate of return assumptions associated with our pension and other postretirement benefit obligations. Sustained declines in long-term interest rates or equity returns likely would have a negative effect on the funded status of these plans.

In addition, we invest a portion of our investments in leveraged buy-out funds, hedge funds and other private equity funds. The amount and timing of net investment income from such funds tends to be uneven as a result of the performance of the underlying investments. The timing of distributions from such funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict. As a result, the amount of net investment income from these investments can vary substantially from quarter to quarter. Significant volatility could adversely impact returns and net investment income on these alternative investment classes. In addition, the estimated fair value of such investments may be impacted by downturns or volatility in equity markets. See “Financial Information — Annual Financial Information — Quantitative and Qualitative Disclosures About Market Risk.”

Real Estate Risk

Our primary exposure to real estate risk relates to commercial, agricultural and residential real estate. Our exposure to these risks stems from various factors, including the supply and demand of leasable commercial space, creditworthiness of tenants and partners, capital markets volatility and interest rate fluctuations. In addition, our real estate joint venture development program is subject to risks, including reduced property sales and decreased availability of financing, which could adversely impact these investments. Although we manage credit risk and market valuation risk for our commercial, agricultural and residential real estate assets through geographic, property type and product type diversification, and asset allocation, general economic conditions and the recovery rate in the commercial, agricultural and residential real estate sectors will continue to influence the performance of these investments. These factors, which are beyond our control, could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows.

Obligor-Related Risks

Our investment portfolio contains investments in government bonds issued by certain European Union member states and of financial institutions that have significant direct or indirect exposure to debt issued by these countries. Recently, the European Union member states have experienced above average public debt, inflation and unemployment as the global economic downturn has developed. A number of member states are significantly impacted by the economies of their more influential neighbors, such as Germany, and financial troubles of one nation can lead to troubles in others. In particular, a number of large European banks hold significant amounts of sovereign and/or financial institution debt of other European nations and could experience difficulties as a result of defaults or declines in the value of such debt. Concerns regarding these difficulties could disrupt the functioning of the financial markets.

For example, this disruption could lead to the withdrawal of one or more countries from the Euro zone. The extent to which our results of operations, financial condition, liquidity and net investment income would be affected by any such withdrawal will depend on a number of factors, including the identity of the withdrawing country and the likelihood that other countries will follow suit. Risks related to any such withdrawal could include overall economic disruption; capital flight and attendant risks to the integrity of the European Union banking system; conversion to a national currency, which may be subject to devaluation as discussed further below; inflation risks; increased costs and diminished effectiveness in hedging against declines in the value of the Euro; declines in the value of our investments; credit losses; and an increase in foreign currency exchange rate risks, among others. See “Financial Information — Annual Financial Information — Investments — Investment Risks” and “Financial Information — Annual Financial Information — Investments — Current Environment.”

Our investment portfolio also contains investments, primarily in revenue bonds issued under the auspices of U.S. states and municipalities, and a limited amount of general obligation bonds of U.S. states and municipalities (collectively, “State and political subdivision securities”). Recently, certain U.S. states and municipalities have faced budget deficits and financial difficulties. The financial difficulties of such U.S. states and municipalities could have an adverse impact on our State and political subdivision securities.

Foreign Currency Exchange Rate Risks

Our primary foreign currency exchange rate risks are described under “— Risks Related to Our Business — Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability.” Changes in foreign currency exchange rates can significantly affect our net investment income in any period, and such changes can be substantial. This risk will increase if a country withdraws from the Euro zone. In such case, the national currency to which such a country may revert will likely be devalued and contracts using the Euro will need to be renegotiated. It is possible that any such devaluation and its related consequences for our contracts and investments in any such country could be significant and materially adversely affect our operations and earnings in that country.

Summary

Significant volatility in the markets could cause changes in interest rates, declines in equity prices, and the strengthening or weakening of foreign currencies against the U.S. dollar which, individually or in tandem, could have a material adverse effect on our results of operations, financial condition, liquidity or cash flows through realized investment losses, impairments, increased valuation allowances and changes in unrealized gain or loss positions.

Regulatory and Legal Risks

Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth

Insurance Regulation

Our insurance operations and brokerage businesses are subject to a wide variety of insurance and other laws and regulations. See “Business — Regulation — Insurance Regulation.” We anticipate that we will discuss regulatory developments from time to time in our subsequently filed quarterly reports on Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, that are made for the benefit of the consumer sometimes lead to additional expense for the insurer and, thus, could have a material adverse effect on our financial condition and results of operations. Recently, the NAIC and the Department of Financial Services have been scrutinizing insurance companies’ use of affiliated captive reinsurers or off-shore entities and the Department of Financial Services on June 11, 2013 issued a highly critical report setting forth its findings to date relating to its inquiry into the life insurance industry’s use of captive insurance companies. In its report, the Department of Financial Services recommended that (i) the NAIC develop enhanced disclosure requirements for reserve financing transactions involving captive insurers, (ii) the FIO, the OFR, the NAIC and state insurance commissioners conduct inquiries similar to the Department of Financial Services inquiry and (iii) state insurance commissioners consider an immediate national moratorium on new reserve financing transactions involving captive insurers until these inquiries are complete. Like many life insurance companies, we utilize captive reinsurers to satisfy statutory reserve requirements. If the Department of Financial Services or other state insurance regulators restrict the use of such captive reinsurers or if we otherwise are unable to continue to use captive reinsurers in the future, our ability to write certain products, or to hedge the associated risks efficiently, and/or our risk based capital ratios and ability to deploy excess capital, could be adversely affected or we may need to increase prices on those products, which could adversely impact our competitive position and our results of operations. See “Business — Regulation — Holding Company Regulation — Insurance Regulatory Examinations” and Note 11 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

The NAIC is also reviewing life insurers’ use of non-variable separate accounts that are insulated from general account claims, which might lead to a recommendation against the allowance of insulation for certain of our separate account products, particularly in the institutional markets. If the Department of Financial Services or other state insurance regulators change applicable laws or regulations in accordance with such recommendation, our use of insulation for certain products could be impaired and our ability to compete effectively or do business in certain markets may be adversely affected. In addition, our financial results may also be adversely affected. See “Business — Regulation — Holding Company Regulation — Insurance Regulatory Examinations.”

U.S. Federal Regulation Affecting Insurance

Currently, the U.S. federal government does not directly regulate the business of insurance. However, Dodd-Frank establishes the FIO within the Department of the Treasury, which has the authority to participate in the negotiations of international insurance agreements with foreign regulators for the U.S., as well as to collect information about the insurance industry and recommend prudential standards. See “Business — Regulation — Holding Company Regulation — Federal Initiatives.”

Federal legislation and administrative policies can significantly and adversely affect insurance companies, including policies regarding financial services regulation, securities regulation, derivatives regulation, pension regulation, health care regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies. Other aspects of our insurance operations could also be affected by Dodd-Frank. Under the so-called Volcker Rule, Dodd-Frank imposes additional capital requirements and quantitative limits on certain trading and activities by a non-bank SIFI. MetLife, Inc. could be subject to such requirements and limits were it to be designated as a non-bank SIFI, which could adversely affect our competitive position. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI.”

Non-bank SIFIs and certain other large financial companies can be assessed under Dodd-Frank for any uncovered costs arising in connection with the resolution of a systemically important financial company and to cover the expenses of the OFR, an agency established by Dodd-Frank to improve the quality of financial data available to policymakers and facilitate more robust and sophisticated analysis of the financial system.

Regulatory Agencies

Dodd-Frank established the CFPB, which supervises and regulates institutions providing certain financial products and services to consumers. Although the consumer financial services to which this legislation applies exclude insurance business of the kind in which we engage, the CFPB has authority to regulate non-insurance consumer services provided by MetLife, Inc. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI — Consumer Protection Laws.”

In addition, MetLife, Inc.’s subsidiary, MetLife Bank, a federally chartered, non-deposit taking, uninsured bank, is principally regulated by the Office of the Comptroller of the Currency (“OCC”) and the CFPB, and secondarily by the Federal Reserve Board. While MetLife, Inc. has deregistered as a bank holding company, it may, in the future, be designated by the FSOC as a non-bank SIFI, and could once again be subject to enhanced supervision and prudential standards. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI — Enhanced Prudential Standards for Non-Bank SIFIs” and “— Potential Regulation of MetLife, Inc. As a Non-Bank SIFI Could Adversely Affect Our Ability to Compete and Our Business and Results of Operations.”

In the wake of the recent financial crisis, national and international authorities have also proposed various measures intended to increase the intensity of regulation of large financial institutions. These measures have included enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, and early remediation procedures, resolution and recovery planning, as well as greater coordination among regulators and efforts to harmonize regulatory regimes. The imposition of such measures could adversely affect our ability to conduct business, our results of operations and our ability to pay dividends, repurchase securities or engage in other transactions that could affect our capital. See “Business — Regulation.”

Regulation of Brokers and Dealers

Dodd-Frank also authorizes the SEC to establish a standard of conduct applicable to brokers and dealers when providing personalized investment advice to retail and other customers. This standard of conduct would be to act in the best interest of the customer without regard to the financial or other interest of the broker or dealer providing the advice. See “Business — Regulation — Securities, Broker-Dealer and Investment Adviser Regulation” and “— Changes in U.S. Federal and State Securities Laws and Regulations, and State Insurance Regulations Regarding Suitability of Annuity Product Sales, May Affect Our Operations and Our Profitability.”

ERISA Considerations

We provide products and services to certain employee benefit plans that are subject to ERISA or the Code. Consequently, our activities are likewise subject to the restrictions imposed by ERISA and the Code, including the requirement that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and not cause a plan to engage in prohibited transactions with persons who have certain relationships with respect to those plans.

The prohibited transaction rules generally restrict the provision of investment advice to ERISA plans and participants and IRAs if the investment recommendation results in fees paid to the individual advisor, the firm or affiliate that vary according to the recommendation chosen. Recently adopted regulations in this area provide some relief from these investment advice restrictions. If additional relief is not provided, the ability of our affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants and IRAs would likely be significantly restricted. Other proposed regulations in this area may negatively impact the current business model of our broker-dealers, including proposed changes to broaden the definition of “fiduciary” under ERISA, thereby increasing the regulation of persons providing investment advice to ERISA plans. See “Business — Regulation — Employee Retirement Income Security Act of 1974 (“ERISA”) Considerations.”

General

From time to time, regulators raise issues during examinations or audits of us and our regulated subsidiaries that could, if determined adversely, have a material impact on us. In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as accounting or statutory reserve requirements. We are also subject to other regulations and may in the future become subject to additional regulations. See “Business — Regulation.” Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, thus having a material adverse effect on our financial condition and results of operations.

See “Business — Regulation” for additional information on the laws and regulations affecting our business.

Potential Regulation of MetLife, Inc. As a Non-Bank SIFI Could Adversely Affect Our Ability to Compete and Our Business and Results of Operations

MetLife Bank is a federally chartered, non-deposit taking, uninsured bank, principally regulated by the OCC and the CFPB, and secondarily, by the Federal Reserve Board. While MetLife, Inc. has de-registered as a bank holding company, it may, in the future be designated by the FSOC as a non-bank SIFI. This would subject MetLife, Inc. to enhanced supervision and prudential standards which could adversely affect its ability to compete with other insurers that are not subject to those requirements and adversely affect our business and results of operations. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI.”

The Dodd-Frank Provisions Compelling the Liquidation of Certain Types of Financial Institutions Could Materially and Adversely Affect MetLife, Inc., as a Potential Non-Bank SIFI and an Investor in Other Financial Institutions, and Our Investors

Under provisions of Dodd-Frank, if MetLife, Inc. is designated a non-bank SIFI and it were to become insolvent or were in danger of defaulting on its obligations, it could be compelled to undergo liquidation with the FDIC as receiver. For this new regime to be applicable, a number of determinations would have to be made, including that a default by MetLife, Inc. would have serious adverse effects on financial stability in the United States. If the FDIC were appointed as the receiver for MetLife, Inc., liquidation would occur under the provisions of the new liquidation authority, and not under the Bankruptcy Code, which ordinarily governs liquidations. In an FDIC–managed liquidation, holders of a company’s debt could be treated differently than under the Bankruptcy Code and similarly-situated creditors could be treated differently. In particular, unsecured creditors and shareholders are intended to bear the losses of the company being liquidated. These provisions could also apply to financial institutions whose debt securities we hold in our investment portfolio and could adversely affect our position as a creditor and the value of our holdings.

Dodd-Frank also provides for the assessment of charges against certain financial institutions, including non-bank SIFIs and bank holding companies of a certain size, to cover the costs of liquidating any financial company subject to the new liquidation authority. If MetLife, Inc. is designated as a non-bank SIFI, it could be assessed for a portion of the costs of the liquidation of a financial company that is liquidated under this authority. The liquidation authority could increase the funding costs of large bank holding companies or financial companies that might be viewed as systemically significant, such as MetLife, Inc. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI — Orderly Liquidation Authority.”

Legislative and Regulatory Activity in Health Care and Other Employee Benefits Could Affect our Profitability As a Provider of Life Insurance, Annuities, and Non-Medical Health Insurance Benefit Products

The Patient Protection and Affordable Care Act, signed into law on March 23, 2010, and The Health Care and Education Reconciliation Act of 2010, signed into law on March 30, 2010 (together, the “Health Care Act”), may lead to fundamental changes in the way that employers, including us, provide health care benefits, other benefits, and other forms of compensation to their employees and former employees. The Health Care Act also imposes requirements on us as a provider of non-medical health insurance benefits and other products and on the purchasers of certain of these products. The Health Care Act or any other related regulations or regulatory actions could adversely affect our ability to offer certain of these products in the same manner as we do today. They could also result in increased or unpredictable costs to provide certain products, and could harm our competitive position if the Health Care Act has a disparate impact on our products compared to products offered by our competitors.

In addition, we depend on employees of MetLife, Inc. affiliates to conduct our business. These employees are offered employment-related benefits and benefits are also provided to certain retirees. These benefits are provided under complex plans that are subject to a variety of regulatory requirements. Either the Health Care Act or related regulations or regulatory actions could adversely affect MetLife, Inc. affiliates’ ability to attract, retain and motivate our associates. They could also result in increased or unpredictable costs to provide employee benefits, and could harm our competitive position if we are subject to fees, penalties, tax provisions or other limitations in the Health Care Act and our competitors are not.

The Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 also includes certain provisions for defined benefit pension plan funding relief. These provisions may impact the likelihood and/or timing of corporate plan sponsors terminating their plans and/or engaging in transactions to partially or fully transfer pension obligations to an insurance company. As part of our Corporate Benefit Funding segment, we offer general account and separate account group annuity products that enable a plan sponsor to transfer these risks, often in connection with the termination of defined benefit pension plans. Consequently, this legislation could indirectly affect the mix of our business, with fewer closeouts and more non-guaranteed funding products, and adversely impact our results of operations.

Changes in U.S. Federal and State Securities Laws and Regulations, and State Insurance Regulations Regarding Suitability of Annuity Product Sales, May Affect Our Operations and Our Profitability

Federal and state securities laws and regulations apply to insurance products that are also “securities,” including variable annuity contracts and variable life insurance policies. As a result, our activities in offering and selling variable insurance contracts and policies are subject to extensive regulation under these securities laws.

Federal and state securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets, and to protect investment advisory or brokerage clients. These laws and regulations generally grant regulatory agencies broad rulemaking and enforcement powers, including the power to limit or restrict the conduct of business for failure to comply with the securities laws and regulations. A number of changes have recently been suggested to the laws and regulations that govern the conduct of our variable insurance products business and our distributors that could change the way we conduct our business and the products we sell. This may adversely affect our operations and profitability, including increasing the regulatory and compliance burden upon us, resulting in increased costs. See “Business — Regulation — Securities, Broker-Dealer and Investment Advisor Regulation.”

Changes in Tax Laws or Interpretations of Such Laws Could Reduce Our Earnings and Materially Impact Our Operations by Increasing Our Corporate Taxes and Making Some of Our Products Less Attractive to Consumers

Changes in domestic or foreign tax laws or interpretations of such laws could increase our corporate taxes and reduce our earnings. Additionally, global budget deficits make it likely that governments’ need for additional revenue will result in future tax proposals that will increase our effective tax rate. However, it remains difficult to predict the timing and effect that future tax law changes could have on our earnings both in the U.S. and in foreign jurisdictions.

Additionally, U.S. tax laws currently afford certain benefits to life insurance and annuity products. The Obama Administration and some members of Congress have proposed certain changes to rules applicable to certain of these products and to individual income tax rates in general. Changes in tax laws could make some of our products less attractive to consumers. A shift away from life insurance and annuity contracts and other tax-deferred products by our customers would reduce our income from sales of these products, as well as the asset base upon which we earn investment income and fees, thereby reducing our earnings and potentially affecting the value of our deferred tax assets.

Litigation and Regulatory Investigations Are Increasingly Common in Our Businesses and May Result in Significant Financial Losses and/or Harm to Our Reputation

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In connection with our insurance operations, plaintiffs’ lawyers may bring or are bringing class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, claims payments and procedures, product design, disclosure, administration, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large and/or indeterminate amounts, including punitive and treble damages. Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law. Material pending litigation and regulatory matters affecting us and risks to our business presented by these proceedings are discussed in Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 11 of the Notes to the Interim Condensed Consolidated Financial Statements.

We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state and federal regulators and other authorities.

A substantial legal liability or a significant regulatory action against us, as well as regulatory inquiries or investigations, could harm our reputation, result in material fines or penalties, result in significant legal costs and otherwise have a material adverse effect on our business, financial condition and results of operations. Even if we ultimately prevail in the litigation, regulatory action or investigation, our ability to attract new customers, retain our current customers and recruit and retain employees could be materially and adversely impacted. Regulatory inquiries and litigation may also cause volatility in the price of stocks of companies in our industry.

Current claims, litigation, unasserted claims probable of assertion, investigations and other proceedings against us could have a material adverse effect on our business, financial condition or results of operations. It is also possible that related or unrelated claims, litigation, unasserted claims probable of assertion, investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed or enforcement actions initiated against us. Increased regulatory scrutiny and any resulting investigations or proceedings in any of the jurisdictions where we operate could result in new legal actions and precedents and industry-wide regulations that could adversely affect our business, financial condition and results of operations.

Investments-Related Risks

Should the Need Arise, We May Have Difficulty Selling Certain Holdings in Our Investment Portfolio or Our Securities Lending Program in a Timely Manner and Realizing Full Value Given Their Illiquid Nature

There may be a limited market for certain investments we hold in our investment portfolio, making them relatively illiquid. These include privately-placed fixed maturity securities, mortgage loans, policy loans, leveraged leases, equity real estate, such as real estate joint ventures and funds, and other limited partnership interests. In recent years, even some of our very high quality investments experienced reduced liquidity during periods of market volatility or disruption. If we were forced to sell certain of our investments during periods of market volatility or disruption, market prices may be lower than our carrying value in such investments. This could result in realized losses which could have a material adverse effect on our net income and financial position.

Similarly, we loan blocks of our securities to third parties (primarily brokerage firms and commercial banks) through our securities lending program, including fixed maturity and equity securities, short-term investments and cash equivalents. Under this program, we obtain collateral, usually cash, at the inception of a loan and typically purchase securities with the cash collateral. Upon the return to us of these loaned securities, we must return to the third party the cash collateral we received. If the cash collateral has been invested in securities, we need to sell the securities. However, in some cases, the maturity of those securities may exceed the term of the related securities on loan and the estimated fair value of the securities we need to sell may fall below the amount of cash received.

If we are required to return significant amounts of cash collateral under our securities lending program or otherwise need significant amounts of cash on short notice and we are forced to sell securities, we may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. In the event of a forced sale, accounting guidance requires the recognition of a loss for securities in an unrealized loss position and may require the impairment of other securities based on our ability to hold those securities, which would negatively impact our financial condition. In addition, under stressful capital market and economic conditions, liquidity broadly deteriorates, which may further restrict our ability to sell securities. Furthermore, if we decrease the amount of our securities lending activities over time, the amount of net investment income generated by these activities will also likely decline. See “Financial Information — Annual Financial Information — Liquidity and Capital Resources — Liquidity and Capital Uses — Securities Lending.”

Our Requirements to Pledge Collateral or Make Payments Related to Declines in Estimated Fair Value of Specified Assets and in Connection with OTC Derivatives Cleared and Settled Through Central Clearing Counterparties (“OTC-cleared”), May Adversely Affect Our Liquidity and Expose Us to Counterparty and Central Clearinghouse Credit Risk

Some of our derivatives and financing transactions require us to pledge collateral related to any decline in the estimated fair value of the specified assets under certain circumstances. Similarly, the terms of some of our derivatives and financing transactions require us to make payments to our counterparties related to any decline in the estimated fair value of certain specified assets. The amount of collateral we may be required to pledge and the payments we may be required to make under these agreements may increase under certain circumstances and will likely increase under Dodd-Frank, which could adversely affect our liquidity. Dodd-Frank also restricts or eliminates certain types of previously eligible collateral, which could also adversely affect our liquidity. See “Business — Regulation — Holding Company Regulation — Regulation of Over-the-Counter Derivatives” and Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 5 of the Notes to the Interim Condensed Consolidated Financial Statements.

Gross Unrealized Losses on Fixed Maturity and Equity Securities and Defaults, Downgrades or Other Events May Result in Future Impairments to the Carrying Value of Such Securities, Resulting in a Reduction in Our Net Income

Fixed maturity securities represent a significant portion of our investment portfolio. Fixed maturity and equity securities classified as available-for-sale (“AFS”) securities are reported at their estimated fair value. Unrealized gains or losses on AFS securities are recognized as a component of other comprehensive income (loss) and are, therefore, excluded from net income. In recent periods, as a result of low interest rates, the unrealized gains on our fixed maturity securities have far exceeded the unrealized losses. However, if interest rates rise, our unrealized gains would decrease and our unrealized losses would increase, perhaps substantially. The accumulated change in estimated fair value of these AFS securities is recognized in net income when the gain or loss is realized upon the sale of the security or in the event that the decline in estimated fair value is determined to be other-than-temporary and an impairment charge to earnings is taken.

The occurrence of a major economic downturn, acts of corporate malfeasance, widening risk spreads, or other events that adversely affect the issuers, guarantors or underlying collateral of structured securities could cause the estimated fair value of our fixed maturity securities portfolio and corresponding earnings to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. A ratings downgrade affecting issuers or guarantors of particular securities, or similar trends that could worsen the credit quality of issuers, such as the corporate issuers of securities in our investment portfolio, could also have a similar effect. With economic uncertainty, credit quality of issuers or guarantors could be adversely affected. Similarly, a ratings downgrade affecting a security we hold could indicate the credit quality of that security has deteriorated and could increase the capital we must hold to support that security to maintain our RBC levels. Levels of writedowns or impairments are impacted by intent to sell, or our assessment of the likelihood that we will be required to sell, fixed maturity securities, as well as our intent and ability to hold equity securities which have declined in value until recovery. Realized losses or impairments on these securities may have a material adverse effect on our net income in a particular quarterly or annual period.

Our Valuation of Securities and Investments and the Determination of the Amount of Allowances and Impairments Taken on Our Investments Are Subjective and Include Methodologies, Estimations and Assumptions Which Are Subject to Differing Interpretations and Market Conditions and, if Changed, Could Materially Adversely Affect Our Results of Operations or Financial Condition

Fixed maturity, equity and trading and fair value option securities, as well as short-term investments that are reported at estimated fair value represent the majority of our total cash and investments. We define fair value generally as the price that would be received to sell an asset or paid to transfer a liability. Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect of the estimated fair value amounts. During periods of market disruption including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent and/or market data becomes less observable. In addition, in times of financial market disruption, certain asset classes that were in active markets with significant observable data may become illiquid. In those cases, the valuation process includes inputs that are less observable and require more subjectivity and management judgment. Valuations may result in estimated fair values which vary significantly from the amount at which the investments may ultimately be sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in estimated fair value could vary significantly. Decreases in the fair value of securities we hold may have a material adverse effect on our results of operations or financial condition. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 7 of the Notes to the Interim Condensed Consolidated Financial Statements.

The determination of the amount of allowances and impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We reflect any changes in allowances and impairments in earnings as such evaluations are revised. However, historical trends may not be indicative of future impairments or allowances. In addition, any such future impairments or allowances could have a materially adverse effect on our earnings and financial position. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 5 of the Notes to the Interim Condensed Consolidated Financial Statements.

Defaults on Our Mortgage Loans and Volatility in Performance May Adversely Affect Our Profitability

Our mortgage loans face default risk and are principally collateralized by commercial, agricultural and residential properties. We establish valuation allowances for estimated impairments, which are based on loan risk characteristics, historical default rates and loss severities, real estate market fundamentals and outlooks, as well as other relevant factors. In addition, substantially all of our mortgage loans held-for-investment have balloon payment maturities. An increase in the default rate of our mortgage loan investments or fluctuations in their performance could have a material adverse effect on our business, results of operations and financial condition.

Further, any geographic or sector concentration of our mortgage loans may have adverse effects on our investment portfolios and consequently on our results of operations or financial condition. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are concentrated. Moreover, our ability to sell assets relating to such particular groups of related assets may be limited if other market participants are seeking to sell at the same time. In addition, legislative proposals that would allow or require modifications to the terms of mortgage loans could be enacted.

The Defaults or Deteriorating Credit of Other Financial Institutions Could Adversely Affect Us

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, central clearinghouses, commercial banks, investment banks, hedge funds and investment funds and other financial institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. We also have exposure to these financial institutions in the form of unsecured debt instruments, non-redeemable and redeemable preferred securities, derivatives, joint venture, hedge fund and equity investments. Further, potential action by governments and regulatory bodies in response to the financial crisis affecting the global banking system and financial markets, such as investment, nationalization, conservatorship, receivership and other intervention, whether under existing legal authority or any new authority that may be created, or lack of action by European Union member governments and central banks, as well as deterioration in the banks’ credit standing, could negatively impact these instruments, securities, transactions and investments or limit our ability to trade with them. Any such losses or impairments to the carrying value of these investments or other changes may materially and adversely affect our business and results of operations.

Risks Related to Our Business

Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability

We are exposed to risks associated with fluctuations in foreign currency exchange rates against the U.S. dollar resulting from our holdings of non-U.S. dollar denominated investments and issuance of non-U.S. dollar denominated instruments, including guaranteed interest contracts and funding agreements. In general, the weakening of foreign currencies versus the U.S. dollar will adversely affect the estimated fair value of our non-U.S. dollar denominated investments. In addition, from time to time, various emerging market countries have experienced severe economic and financial disruptions, including significant devaluations of their currencies. Our exposure to foreign currency exchange rate risk is exacerbated by our investments in these emerging markets.

In addition, certain of our life and annuity products are exposed to foreign exchange rate risk. Payments under these contracts, depending on the circumstances, may be required to be made in different currencies and may not be the legal tender in the country whose law governs the particular product. Changes in exchange rate movements and the imposition of capital controls may also directly impact the liability valuation that may not be entirely hedged. If the currency upon which expected future payments are made strengthens, the liability valuation may increase, which may result in a reduction of net income.

An Inability to Access MetLife, Inc.’s Credit Facilities Could Result in a Reduction in Our Liquidity and Lead to Downgrades in MetLife, Inc.’s Credit and Financial Strength Ratings and Our Credit and Financial Strength Ratings

MetLife, Inc. relies on its credit facilities as a potential source of liquidity. The availability of these facilities to MetLife, Inc. could be critical to MetLife, Inc.’s credit and financial strength ratings, as well as our credit and financial strength ratings and our ability to meet our obligations as they come due in a market when alternative sources of credit are tight. These credit facilities contain certain administrative, reporting, legal and financial covenants, including a requirement to maintain a specified minimum consolidated net worth. See “Financial Information — Annual Financial Information — Liquidity and Capital Resources — Liquidity and Capital Sources — Global Funding Sources — Credit and Committed Facilities” and Note 12 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

MetLife, Inc.’s right to borrow funds under these facilities is subject to the fulfillment of certain important conditions, including its compliance with all covenants, and its ability to borrow under these facilities is also subject to the continued willingness and ability of the lenders that are parties to the facilities to provide funds. MetLife, Inc.’s failure to comply with the covenants in the credit facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict MetLife, Inc.’s ability to access these credit facilities when needed and, consequently, could have a material adverse effect on our financial condition and results of operations.

Metropolitan Life Insurance Company May Need to Fund Deficiencies in Its Closed Block; Assets Allocated to the Closed Block Benefit Only the Holders of Closed Block Policies

Metropolitan Life Insurance Company’s plan of reorganization, as amended, established in connection with its demutualization, required that it establish and operate an accounting mechanism, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Metropolitan Life Insurance Company are met. See Note 7 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 4 of the Notes to the Interim Condensed Consolidated Financial Statements. Metropolitan Life Insurance Company allocated assets to the closed block in an amount that will produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and tax, and to provide for the continuation of the policyholder dividend scales in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies included in the closed block may not be sufficient to provide for the benefits guaranteed under these policies. If they are not, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds.

The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies in the closed block. In addition, to the extent that these amounts are greater than the amounts estimated at the time the closed block was funded, dividends payable in respect of the policies included in the closed block may be greater than they would be in the absence of a closed block. Any excess earnings will be available for distribution over time only to closed block policyholders.

A Downgrade or a Potential Downgrade in Our Financial Strength Ratings or Those of MetLife, Inc.’s Other Insurance Subsidiaries, or MetLife, Inc.’s Credit Ratings, Could Result in a Loss of Business and Materially Adversely Affect Our Financial Condition and Results of Operations

Financial strength ratings, are published by various Nationally Recognized Statistical Rating Organizations (“NRSRO”) and similar entities not formally recognized as NRSROs. They indicate the NRSRO’s opinion regarding an insurance company’s ability to meet contractholder and policyholder obligations and are important in maintaining public confidence in our products and our competitive position.

Downgrades in our financial strength ratings could have a material adverse effect on our financial condition and results of operations in many ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	impacting our ability to generate cash flows from issuances of funding agreements and other capital markets products;

•	adversely affecting our relationships with our sales force and independent sales intermediaries;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to post additional collateral under certain of our financing transactions;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance at reasonable prices or at all.

In addition to the financial strength ratings of our insurance subsidiaries, various NRSROs also publish credit ratings for MetLife, Inc. and several of its subsidiaries. Credit ratings indicate the NRSROs opinion regarding a debt issuer’s ability to meet the terms of debt obligations in a timely manner and are important factors in MetLife, Inc.’s overall funding profile and ability to access certain types of liquidity. Downgrades in MetLife, Inc.’s credit ratings could have a material adverse effect on our financial condition and results of operations in many ways, including limiting our access to capital markets, potentially increasing the cost of debt, and requiring us to post collateral. See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 6 of the Notes to the Interim Condensed Consolidated Financial Statements for information regarding the impact of a one-notch downgrade with respect to derivative transactions with credit rating downgrade triggers.

In view of the difficulties experienced by many financial institutions as a result of the global recession, including our competitors in the insurance industry, we believe it is possible that the NRSROs will continue to heighten the level of scrutiny that they apply to insurance companies, will continue to increase the frequency and scope of their credit reviews, will continue to request additional information from the companies that they rate, and may adjust upward the capital and other requirements employed in the models for maintenance of certain ratings levels. Our ratings could be downgraded at any time and without notice by any NRSRO.

Reinsurance May Not Be Available, Affordable or Adequate to Protect Us Against Losses

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various business segments. While reinsurance agreements generally bind the reinsurer for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business. In certain circumstances, the price of reinsurance for business already reinsured may also increase. Any decrease in the amount of reinsurance will increase our risk of loss and any increase in the cost of reinsurance will, absent a decrease in the amount of reinsurance, reduce our earnings. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms, which could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue. See “— If the Counterparties to Our Reinsurance or Indemnification Arrangements or to the Derivatives We Use to Hedge Our Business Risks Default or Fail to Perform, We May Be Exposed to Risks We Had Sought to Mitigate, Which Could Materially Adversely Affect Our Financial Condition and Results of Operations.”

If the Counterparties to Our Reinsurance or Indemnification Arrangements or to the Derivatives We Use to Hedge Our Business Risks Default or Fail to Perform, We May Be Exposed to Risks We Had Sought to Mitigate, Which Could Materially Adversely Affect Our Financial Condition and Results of Operations

We use reinsurance, indemnification and derivatives to mitigate our risks in various circumstances. In general, reinsurance indemnification and derivatives do not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers, indemnitors, counterparties and central clearinghouses. A reinsurer’s, indemnitor’s, counterparty’s or central clearinghouse’s insolvency, inability or unwillingness to make payments under the terms of reinsurance agreements, indemnity agreements or derivatives agreements with us could have a material adverse effect on our financial condition and results of operations, including our liquidity.

In addition, we use derivatives to hedge various business risks. We enter into a variety of derivatives, including options, forwards, interest rate, credit default and currency swaps with a number of counterparties on a bi-lateral basis for uncleared OTC derivatives and with clearing broker and central clearinghouses for OTC-cleared derivatives. If our counterparties, clearing brokers or central clearinghouses fail or refuse to honor their obligations under these derivatives, our hedges of the related risk will be ineffective. This risk is more pronounced in light of the stresses suffered by financial institutions over the past few years. Such failure could have a material adverse effect on our financial condition and results of operations.

Differences Between Actual Claims Experience and Underwriting and Reserving Assumptions May Adversely Affect Our Financial Results

Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions we use in setting prices for our products and establishing liabilities for future policy benefits and claims. Such amounts are established based on estimates by actuaries of how much we will need to pay for future benefits and claims. To the extent that actual claims experience is less favorable than the underlying assumptions we used in establishing such liabilities, we could be required to increase our liabilities.

Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of liabilities for future policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle our liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically based on accounting requirements, which change from time to time, the assumptions used to establish the liabilities, as well as our actual experience. If the liabilities originally established for future benefit payments prove inadequate, we must increase them. Such increases could affect earnings negatively and have a material adverse effect on our business, results of operations and financial condition.

MetLife, Inc.’s Risk Management Policies and Procedures May Leave Us Exposed to Unidentified or Unanticipated Risk, Which Could Negatively Affect Our Business

MetLife, Inc. has devoted significant resources to develop and periodically update risk management policies and procedures for itself and its subsidiaries, including us, to reflect ongoing review of our risks and expect to continue to do so in the future. Nonetheless, these policies and procedures may not be comprehensive and may not identify every risk to which we are exposed. Many of MetLife, Inc.’s methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not fully predict future exposures, which can be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to MetLife, Inc. This information may not always be accurate, complete, up-to-date or properly evaluated. In addition, more extensive and perhaps different risk management policies and procedures might have to be implemented under pending regulations. See “Business — Regulation — Potential Regulation of MetLife, Inc. as a Non-Bank SIFI.”

Catastrophes May Adversely Impact Liabilities for Policyholder Claims and Reinsurance Availability

Our insurance operations are exposed to the risk of catastrophic events. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes, tsunamis and man-made catastrophes may produce significant damage or loss of life in larger areas, especially those that are heavily populated. Claims resulting from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. In addition, catastrophic events could harm the financial condition of issuers of obligations we hold in our investment portfolio, resulting in impairments to these obligations, and the financial condition of our reinsurers, thereby increasing the probability of default on reinsurance recoveries. Large-scale catastrophes may also reduce the overall level of economic activity in affected countries which could hurt our business and the value of our investments or our ability to write new business. It is possible that increases in the value, caused by the effects of inflation or other factors, and geographic concentration of insured lives, could increase the severity of claims we receive from future catastrophic events.

Our life insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic or other event that causes a large number of deaths. Significant influenza pandemics have occurred three times in the last century; however, the likelihood, timing, and severity of a future pandemic cannot be predicted. A significant pandemic could have a major impact on the global economy or the economies of particular countries or regions, including travel, trade, tourism, the health system, food supply, consumption, overall economic output and, eventually, on the financial markets. In addition, a pandemic that affected our employees or the employees of our distributors or of other companies with which we do business could disrupt our business operations. The effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of such a pandemic could have a material impact on the losses experienced by us. In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims. These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event. We cannot be certain that the liabilities we have established will be adequate to cover actual claim liabilities. While we attempt to limit our exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

Most of the jurisdictions in which our insurance companies are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations. These associations are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. In addition, certain states have government owned or controlled organizations providing life insurance to their citizens. The activities of such organizations could also place additional stress on the adequacy of guaranty fund assessments. Many of these organizations also have the power to levy assessments similar to those of the guaranty associations described above. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. See “Business — Regulation — Holding Company Regulation — Guaranty Associations and Similar Arrangements.”

While in the past five years, the aggregate assessments levied against us have not been material, it is possible that a large catastrophic event could render such guaranty funds inadequate and we may be called upon to contribute additional amounts, which may have a material impact on our financial condition or results of operations in a particular period. We have established liabilities for guaranty fund assessments that we consider adequate, but additional liabilities may be necessary. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Our ability to manage this risk and the profitability of our life insurance businesses depends in part on our ability to obtain catastrophe reinsurance, which may not be available at commercially acceptable rates in the future. See “— Reinsurance May Not Be Available, Affordable or Adequate to Protect Us Against Losses.”

Our Statutory Life Insurance Reserve Financings May Be Subject to Cost Increases and New Financings May Be Subject to Limited Market Capacity

To support statutory reserves for several products, including, but not limited to, our level premium term life and universal life with secondary guarantees and MLIC’s closed block, we currently utilize capital markets solutions for financing a portion of our statutory reserve requirements. While we have financing facilities in place for certain previously written business, certain of these facilities are subject to cost increases upon the occurrence of specified ratings downgrades of MetLife, Inc. or are subject to periodic repricing. Any resulting cost increases could negatively impact our financial results.

Future capacity for these statutory reserve funding structures in the marketplace is not guaranteed. Currently, the use of captive reinsurers is being studied by the Department of Financial Services and the NAIC. See “— Regulatory and Legal Risks — Our Insurance and Brokerage Businesses are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth.” If the Department of Financial Services or other state insurance regulators restrict the use of captive reinsurers for purposes of funding reserve requirements or capacity in the capital markets otherwise becomes unavailable for a prolonged period of time, thereby hindering our ability to obtain funding for these new structures, our ability to write additional business in a cost effective manner may be impacted.

Competitive Factors May Adversely Affect Our Market Share and Profitability

We believe competition amongst insurance companies is based on a number of factors, including service, product features, scale, price, financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition. We compete globally, with a large number of other insurance companies, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employers and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurance companies, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. In some circumstances, national banks that sell annuity products of life insurers may also have pre-existing customer bases for financial services products. Additionally, many of our group insurance products are underwritten annually. There is a risk that group purchasers may be able to obtain more favorable terms from competitors than they could renewing coverage with us. These competitive pressures may adversely affect the persistency of these and other products, as well as our ability to sell our products in the future. Furthermore, the investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. See “Financial Information — Quarterly Financial Information — Industry Trends — Competitive Pressures.”

The insurance industry distributes many of its individual products through other financial institutions such as banks and broker-dealers. An increase in bank and broker-dealer consolidation activity may negatively impact the industry’s sales, and such consolidation could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market insurance products to our current customer base or to expand our customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us.

In addition, since numerous aspects of our business are subject to regulation, legislative and other changes affecting the regulatory environment for our business may have, over time, the effect of supporting or burdening some aspects of the financial services industry more than others. This can affect our competitive position within the life insurance industry and within the broader financial services industry. See “Business — Regulation,” “— Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth,” and “— Regulatory and Legal Risks — Changes in U.S. Federal and State Securities Laws and Regulations, and State Insurance Regulations Regarding Suitability of Annuity Product Sales, May Affect Our Operations and Our Profitability.”

If Our Business Does Not Perform Well, We May Be Required to Recognize an Impairment of Our Goodwill or Other Long-Lived Assets or to Establish a Valuation Allowance Against the Deferred Income Tax Asset, Which Could Adversely Affect Our Results of Operations or Financial Condition

We were allocated a portion of goodwill representing the excess of the amounts MetLife, Inc. paid to acquire subsidiaries and other businesses over the estimated fair value of net assets acquired at the date of acquisition. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that the implied fair value of the reporting unit is less than the carrying value of that reporting unit. We perform our annual goodwill impairment testing during the third quarter of each year based upon data as of the close of the second quarter. Goodwill associated with a business acquisition is not tested for impairment during the year the business is acquired unless there is a significant identified impairment event. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment or a business one level below the operating segment under certain circumstances.

The estimated fair value of the reporting unit is impacted by the performance of the business, which may be adversely impacted by prolonged market declines. If it is determined that the goodwill has been impaired, we must write down the goodwill by the amount of the impairment, with a corresponding charge to net income. Such writedowns could have an adverse effect on our results of operations or financial position. See Note 11 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Long-lived assets, including assets such as real estate, also require impairment testing. This testing is done to determine whether changes in circumstances indicate that we will be unable to recover the carrying amount of the asset group. Such writedowns could have a material adverse effect on our results of operations or financial position.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by management to determine if they are realizable. Factors in management’s determination include the performance of the business including the ability to generate future taxable income. If, based on available information, it is more likely than not that the deferred income tax asset will not be realized then a valuation allowance must be established with a corresponding charge to net income. Such charges could have a material adverse effect on our results of operations or financial position. In addition, changes in the corporate tax rates could affect the value of our deferred tax assets and may require a write-off of some of those assets. See Note 16 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

If Our Business Does Not Perform Well or if Actual Experience Versus Estimates Used in Valuing and Amortizing DAC, Deferred Sales Inducements (“DSI”) and VOBA Vary Significantly, We May Be Required to Accelerate the Amortization and/or Impair the DAC, DSI and VOBA Which Could Adversely Affect Our Results of Operations or Financial Condition

We incur significant costs in connection with acquiring new and renewal insurance business. Costs that are related directly to the successful acquisition of new and renewal insurance business are deferred and referred to as DAC. Bonus amounts credited to certain policyholders, either immediately upon receiving a deposit or as excess interest credits for a period of time, are deferred and referred to as DSI. The recovery of DAC and DSI is dependent upon the future profitability of the related business. The amount of future profit or margin is dependent principally on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency, interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. Of these factors, we anticipate that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management’s estimates of gross profits or margins, which generally are used to amortize such costs.

If actual gross profits or margins are less than originally expected, then the amortization of such costs would be accelerated in the period the actual experience is known and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of DAC and DSI related to variable annuity and variable universal life contracts, resulting in a charge to income. Such adjustments could have a material adverse effect on our results of operations or financial condition. See “Financial Information — Quarterly Financial Information — Industry Trends — Impact of a Sustained Low Interest Rate Environment” and “— Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary From Period to Period” for a discussion of how significantly lower spreads may cause us to accelerate amortization, thereby reducing net income in the affected reporting period.

VOBA represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in-force at the acquisition date. The estimated fair value of the acquired liabilities is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. In the event actual experience on the purchased business varies from these projections, we will be required to revise our estimates, which results in changes to the amounts expensed in the reporting period in which the revisions are made and also could result in a charge to income. In addition, VOBA is amortized similarly to DAC and DSI. Accordingly, an acceleration of the amortization of VOBA would occur if actual gross profits or margins are less than originally expected. In such a case, the amortization of such costs would be accelerated in the period in which the actual experience is known and would result in a charge to net income. Furthermore, significant or sustained equity market declines could result in an acceleration of amortization of the VOBA related to variable annuity and variable universal life contracts, resulting in a charge to income. Such adjustments could have a material adverse effect on our results of operations or financial condition. See Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for further consideration of DAC and VOBA.

Guarantees Within Certain of Our Products May Decrease Our Earnings, Increase the Volatility of Our Results, Result in Higher Risk Management Costs and Expose Us to Increased Counterparty Risk

Certain of our variable annuity products include guaranteed benefits, including guaranteed minimum death benefits, guaranteed minimum withdrawal benefits, guaranteed minimum accumulation benefits, and guaranteed minimum income benefits. These guarantees are designed to protect policyholders against significant downturns in equity markets and interest rates. Any such periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of our liabilities associated with those products. An increase in these liabilities would result in a decrease in our net income.

We use risk management strategies to mitigate the liability exposure and the volatility of net income associated with these liabilities. These strategies involve the use of reinsurance, which may not be completely effective. For example, in the event that reinsurers are unable or unwilling to pay, we remain liable for the guaranteed benefits. See “— If the Counterparties to Our Reinsurance or Indemnification Arrangements or to the Derivatives We Use to Hedge Our Business Risks Default or Fail to Perform, We May Be Exposed to Risks We Had Sought to Mitigate, Which Could Materially Adversely Affect Our Financial Condition and Results of Operations.”

In addition, we are subject to the risk that changes in policyholder behavior or mortality, combined with adverse market events, produce economic losses not addressed by the risk management techniques employed. These, individually or collectively, may have a material adverse effect on our results of operations, including net income, financial condition or liquidity. The valuation of certain of the foregoing liabilities carried at fair value includes an adjustment for nonperformance risk that reflects the credit standing of the issuing entity. This adjustment, which is not hedged, is based in part on publicly available information regarding credit spreads related to MetLife, Inc.’s debt, including credit default swaps. In periods of extreme market volatility, movements in the credit spread can have a significant impact on net income. See Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for further consideration of the risks associated with guaranteed benefits.

Acquisition-Related Risks

We Could Face Unforeseen Liabilities, Asset Impairments or Rating Actions Arising from Acquisitions and Dispositions of Businesses or Difficulties Integrating and Managing Growth of Such Businesses

We have engaged in dispositions and acquisitions of businesses in the past, and expect to continue to do so in the future. Such activity exposes us to a number of risks. For example, there could be unforeseen liabilities or asset impairments, including goodwill impairments, that arise in connection with the businesses that we may sell or the businesses that we may acquire in the future.

In addition, there may be liabilities or asset impairments that we fail, or are unable, to discover in the course of performing acquisition-related due diligence investigations. Furthermore, even for obligations and liabilities that we do discover during the due diligence process, neither the valuation adjustment nor the contractual protections we negotiate may be sufficient to fully protect us from losses. Although we generally have rights to indemnification for certain losses, our rights are limited by survival periods for bringing claims and limitations on the nature and amount of losses we may recover, and we cannot be certain that indemnification will be, among other things, collectible or sufficient in amount, scope or duration to fully offset any loss we may suffer.

Furthermore, the use of our own funds as consideration in any acquisition would consume capital resources, which could affect our capital plan and render those funds unavailable for other corporate purposes. We also may not be able to raise sufficient funds to consummate an acquisition if, for example, we are unable to sell our securities or close related bridge credit facilities. Moreover, as a result of uncertainty and risks associated with potential acquisitions and dispositions of businesses, rating agencies may take certain actions with respect to the ratings assigned to MetLife, Inc. and/or its subsidiaries, including us.

Our ability to achieve certain benefits we anticipate from any acquisitions of businesses will depend in large part upon our ability to successfully integrate such businesses in an efficient and effective manner. We may not be able to integrate such businesses smoothly or successfully, and the process may take longer than expected. The integration of operations and differences in operational culture may require the dedication of significant management resources, which may distract management’s attention from day-to-day business. If we are unable to successfully integrate the operations of such acquired businesses, we may be unable to realize the benefits we expect to achieve as a result of such acquisitions and our business and results of operations may be less than expected.

The success with which we are able to integrate acquired operations will depend on our ability to manage a variety of issues, including the following:

•	Loss of key personnel or higher than expected employee attrition rates could adversely affect the performance of the acquired business and our ability to integrate it successfully.

•

Customers of the acquired business may reduce, delay or defer decisions concerning their use of its products and services as a result of the acquisition or uncertainty related to the consummation of the acquisition, including, for example, potential unfamiliarity with the MetLife, Inc. brand in regions where we did not have a market presence prior to the acquisition.

•

If the acquired business relies upon independent distributors to distribute its products, these distributors may not continue to generate the same volume of business for us after the acquisition. Independent distributors may reexamine the scope of their relationship with the acquired business or us as a result of the acquisition and decide to curtail or eliminate distribution of our products.

•

Integrating acquired operations with our existing operations may require us to coordinate geographically separated organizations, address possible differences in corporate culture and management philosophies, merge financial processes and risk and compliance procedures, combine separate information technology platforms and integrate operations that were previously closely tied to the former parent of the acquired business or other service providers.

•

In cases where we or an acquired business operates in certain markets through joint ventures, the acquisition may affect the continued success and prospects of the joint venture. Our ability to exercise management control or influence over these joint venture operations and our investment in them will depend on the continued cooperation between the joint venture participants and on the terms of the joint venture agreements, which allocate control among the joint venture participants. We may face financial or other exposure in the event that any of these joint venture partners fail to meet their obligations under the joint venture, encounter financial difficulty or elect to alter, modify or terminate the relationship.

•

We may incur significant costs in connection with any acquisition and the related integration. The costs and liabilities actually incurred in connection with an acquisition and subsequent integration process may exceed those anticipated.

Future growth of our combined business will require, among other things, the continued development of adequate underwriting and claim handling capabilities and skills, sufficient capital base, increased marketing and sales activities, and the hiring and training of new personnel. In particular, there may be difficulties in hiring and training sufficient numbers of customer service personnel and agents to keep pace with any future growth in the number of customers in our developing or developed markets. In addition, we may experience difficulties in upgrading, developing and expanding information technology systems quickly enough to accommodate any future growth. The prospects of our business also may be materially and adversely affected if we are not able to manage the growth of any acquired business successfully.

General Risks

Changes in Accounting Standards Issued by the Financial Accounting Standards Board or Other Standard-Setting Bodies May Adversely Affect Our Financial Statements

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (the “FASB”). The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our reports filed with the SEC. See Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 1 of the Notes to the Interim Condensed Consolidated Financial Statements included elsewhere herein. An assessment of proposed standards, including standards on insurance contracts and accounting for financial instruments, is not provided as such proposals are subject to change through the exposure process and official positions of the FASB are determined only after extensive due process and deliberations. Therefore, the effects on our financial statements cannot be meaningfully assessed. The required adoption of future accounting standards could have a material adverse effect on our financial condition and results of operations, including on our net income.

Changes in Our Assumptions Regarding the Discount Rate, Expected Rate of Return and Expected Increase in Compensation Used for Pension and Other Postretirement Benefit Plans For Employees and Retirees of MetLife, Inc. and Its Subsidiaries May Result in Increased Expenses and Reduce Our Profitability

Our allocated pension and other postretirement benefit plan costs are determined based on our best estimates of future plan experience. These assumptions are reviewed regularly and include discount rates, expected rates of return on plan assets, expected increases in compensation levels and expected medical inflation. Changes in these assumptions may result in increased expenses and reduce our profitability.

We May Not be Able to Protect Our Intellectual Property and May be Subject to Infringement Claims

We rely on a combination of contractual rights with third parties and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Although we endeavor to protect our rights, third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability. This would represent a diversion of resources that may be significant and our efforts may not prove successful. The inability to secure or protect our intellectual property assets could have a material adverse effect on our business and our ability to compete with other insurers and financial institutions.

In addition, we may be subject to claims by third parties for (i) patent, trademark or copyright infringement, (ii) breach of patent, trademark or copyright license usage rights, or (iii) misappropriation of trade secrets. Any such claims or resulting litigation could result in significant expense and liability for damages. If we were found to have infringed or misappropriated a third-party patent or other intellectual property right, we could in some circumstances be enjoined from providing certain products or services to our customers or from utilizing and benefiting from certain patents, copyrights, trademarks, trade secrets or licenses. Alternatively, we could be required to enter into costly licensing arrangements with third parties or implement a costly alternative. Any of these scenarios could have a material adverse effect on our business and results of operations.

We May Be Unable to Attract and Retain Sales Representatives for Our Products

We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Insurers compete for sales representatives with demonstrated ability. In addition, there is competition for representatives with other types of financial services firms, such as independent broker-dealers.

We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. We continue to undertake several initiatives to enhance the efficiency and production of our existing sales force. These initiatives may not succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining highly qualified and productive agents. See “— Risks Related to Our Business — Competitive Factors May Adversely Affect Our Market Share and Profitability.”

The Continued Threat of Terrorism and Ongoing Military Actions May Adversely Affect the Value of Our Investment Portfolio and the Level of Claim Losses We Incur

The continued threat of terrorism, both within the U.S. and abroad, ongoing military and other actions and heightened security measures in response to these types of threats may cause significant volatility in global financial markets and result in loss of life, property damage, additional disruptions to commerce and reduced economic activity. The value of assets in our investment portfolio may be adversely affected by declines in the credit and equity markets and reduced economic activity caused by the continued threat of terrorism. Companies in which we maintain investments may suffer losses as a result of financial, commercial or economic disruptions and such disruptions might affect the ability of those companies to pay interest or principal on their securities or mortgage loans. Terrorist actions also could disrupt our operations centers in the U.S. and higher than anticipated claims under our insurance policies. See “— Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations.”

The Failure in Cyber- or Other Information Security Systems, as well as the Occurrence of Events Unanticipated in MetLife, Inc.’s Disaster Recovery Systems and Management Continuity Planning Could Result in a Loss or Disclosure of Confidential Information, Damage to Our Reputation and Impairment of Our Ability to Conduct Business Effectively

Our business is highly dependent upon the effective operation of MetLife, Inc.’s computer systems. We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and distributors, performing actuarial analyses and maintaining financial records. We also retain confidential and proprietary information on our computer systems and we rely on sophisticated technologies to maintain the security of that information. MetLife, Inc.’s computer systems have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorized access, cyber-attacks or other computer-related penetrations. While, to date, MetLife, Inc. has not experienced a material breach of cybersecurity, administrative and technical controls and other preventive actions we take to reduce the risk of cyber-incidents and protect our information technology may be insufficient to prevent physical and electronic break-ins, cyber-attacks or other security breaches to our computer systems.

In the event of a disaster such as a natural catastrophe, epidemic, industrial accident, blackout, computer virus, terrorist attack, cyberattack or war, unanticipated problems with our disaster recovery systems could have a material adverse impact on our ability to conduct business and on our results of operations and financial position, particularly if those problems affect our computer-based data processing, transmission, storage and retrieval systems and destroy valuable data. In addition, in the event that a significant number of our managers were unavailable following a disaster, our ability to effectively conduct business could be severely compromised. These interruptions also may interfere with our suppliers’ ability to provide goods and services and our employees’ ability to perform their job responsibilities.

The failure of our computer systems and/or our disaster recovery plans for any reason could cause significant interruptions in our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to our customers. Such a failure could harm our reputation, subject us to regulatory sanctions and legal claims, lead to a loss of customers and revenues and otherwise adversely affect our business and financial results. While MetLife, Inc. maintains cyber liability insurance that provides both third-party liability and first party liability coverages, this insurance may not be sufficient to protect us against all losses.

Our Associates May Take Excessive Risks Which Could Negatively Affect Our Financial Condition and Business

As an insurance enterprise, we are in the business of accepting certain risks. The associates who conduct our business, including executive officers and other members of management, sales managers, investment professionals, product managers, sales agents, and other associates, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, which business opportunities to pursue, and other decisions. MetLife, Inc. endeavors, in the design and implementation of compensation programs and practices, to avoid giving associates incentives to take excessive risks; however, associates may take such risks regardless of the structure of our compensation programs and practices. Similarly, although we employ controls and procedures designed to monitor associates’ business decisions and prevent us from taking excessive risks, these controls and procedures may not be effective. If our associates take excessive risks, the impact of those risks could have a material adverse effect on our financial condition and business operations.

Item 2. Financial Information

Forward-Looking Statements and Other Financial Information

For purposes of this discussion, “MLIC,” the “Company,” “we,” “our” and “us” refer to Metropolitan Life Insurance Company, a New York domiciled stock life insurance company, and its subsidiaries. Metropolitan Life Insurance Company is a wholly-owned subsidiary of MetLife, Inc.

Management’s narrative analysis of the results of operations should be read in conjunction with “Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Financial Data” and our consolidated financial statements included elsewhere herein.

This narrative analysis may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results. Any or all forward-looking statements may turn out to be wrong. Actual results could differ materially from those expressed or implied in the forward-looking statements. See “Note Regarding Forward-Looking Statements.”

This narrative analysis includes references to our performance measure, operating earnings, that is not based on accounting principles generally accepted in the United States of America (“GAAP”). Operating earnings is the measure of segment profit or loss we use to evaluate segment performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is our measure of segment performance. See “— Non-GAAP and Other Financial Disclosures” for definitions of such measures.

Selected Financial Data

The following tables set forth selected financial data for MLIC. The selected financial data at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 has been derived from MLIC’s audited consolidated financial statements. The selected financial data at June 30, 2013 and for the six months ended June 30, 2013 and 2012 has been derived from MLIC’s unaudited interim condensed consolidated financial statements. The selected financial data set forth below should be read in conjunction with “Financial Information — Annual Financial Information,” “Financial Information — Quarterly Financial Information,” the audited consolidated financial statements and related notes and the unaudited interim condensed consolidated financial statements and related notes included elsewhere herein.

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011	2010
	(In millions)
Statement of Operations Data

Revenues
Premiums	$9,759	$9,109	$19,880	$18,288	$18,519
Universal life and investment-type product policy fees	1,177	1,102	2,239	2,202	2,075
Net investment income	5,889	5,912	11,852	11,615	11,581
Other revenues	845	913	1,730	1,808	1,725
Net investment gains (losses)	88	(173)	(330)	132	(170)
Net derivative gains (losses)	(360)	820	675	1,578	(266)

Total revenues	17,398	17,683	36,046	35,623	33,464

Expenses
Policyholder benefits and claims	11,018	10,177	22,269	20,681	20,707
Interest credited to policyholder account balances	1,154	1,190	2,390	2,372	2,523
Policyholder dividends	604	654	1,295	1,355	1,443
Other expenses	2,838	3,137	6,394	6,471	6,282

Total expenses	15,614	15,158	32,348	30,879	30,955

Income (loss) from continuing operations before provision for income tax	1,784	2,525	3,698	4,744	2,509
Provision for income tax expense (benefit)	465	781	1,055	1,460	769

Income (loss) from continuing operations, net of income tax	1,319	1,744	2,643	3,284	1,740
Income (loss) from discontinued operations, net of income tax	—	17	40	61	31

Net income (loss)	1,319	1,761	2,683	3,345	1,771
Less: Net income (loss) attributable to noncontrolling interests	2	4	2	(8)	(3)

Net income (loss) attributable to Metropolitan Life Insurance Company	$1,317	$1,757	$2,681	$3,353	$1,774

	June 30,	December 31,
	2013	2012	2011
	(In millions)
Balance Sheet Data
Separate account assets	$127,099	$120,971	$106,678
Total assets	$426,783	$429,264	$400,731
Policyholder liabilities and other policy-related balances (1)	$211,947	$218,803	$207,643
Short-term debt	$100	$100	$101
Long-term debt	$2,328	$2,345	$2,248
Separate account liabilities	$127,099	$120,971	$106,678
Total Metropolitan Life Insurance Company stockholder’s equity	$25,714	$27,154	$24,538
Noncontrolling interests	$276	$292	$182

	Years Ended December 31,
	2012	2011	2010
Other Data
Return on equity (2)	10.2%	14.7%	9.3%

(1)

Policyholder liabilities and other policy-related balances include future policy benefits, policyholder account balances (“PABs”), other policy-related balances, policyholder dividends payable and the policyholder dividend obligation.

(2)	Return on equity is defined as net income (loss) attributable to Metropolitan Life Insurance Company divided by Metropolitan Life Insurance Company’s average total stockholder’s equity.

Annual Financial Information

This Annual Financial Information should be read together with the Quarterly Financial Information set forth elsewhere herein, which includes updates to certain information below.

Industry Trends

We continue to be impacted by the unstable global financial and economic environment that has been affecting the industry.

Financial and Economic Environment

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in global capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities are sensitive to changing market factors. Global market factors, including interest rates, credit spreads, equity prices, real estate markets, foreign currency exchange rates, consumer spending, business investment, government spending, the volatility and strength of the capital markets, deflation and inflation, all affect the business and economic environment and, ultimately, the amount and profitability of our business. Disruptions in one market or asset class can also spread to other markets or asset classes. Upheavals in the financial markets can also affect our business through their effects on general levels of economic activity, employment and customer behavior.

Financial markets have also been affected by concerns over U.S. fiscal policy. While uncertainty regarding the “fiscal cliff” (a series of tax increases and automatic government spending cuts that would have become effective at the beginning of 2013) has been abated following a last minute Congressional compromise on January 1, questions over the direction of U.S. fiscal policy remain as a result of further Congressional action that will be needed to again raise the U.S. federal government’s debt ceiling by August 2013. Unless steps are taken to raise the debt ceiling and reduce the federal deficit, rating agencies have warned of the possibility of future downgrades of U.S. Treasury securities. These issues could, on their own, or combined with the slowing of the global economy generally, send the U.S. into a new recession, have severe repercussions to the U.S. and global credit and financial markets, further exacerbate concerns over sovereign debt of other countries and disrupt economic activity in the U.S. and elsewhere.

In September 2012, Moody’s Investors Service (“Moody’s”) changed its outlook for the U.S. life insurance industry to negative from stable, saying it expects interest rates to remain in the low single digits for the next few years, depressing such companies’ earnings. In June 2012, Moody’s announced that it downgraded the long-term ratings and standalone credit for a number of banks and securities firms with global capital markets operations. Through our ongoing credit evaluation process, we have been closely monitoring our financial institution investment holdings, including the impact of the Moody’s downgrades to these institutions, and do not expect these downgrades to have a material adverse effect on our business, results of operations and financial condition.

Concerns about economic conditions, capital markets and the solvency of certain European Union member states, including Portugal, Ireland, Italy, Greece and Spain (“Europe’s perimeter region”) and Cyprus, and of financial institutions that have significant direct or indirect exposure to debt issued by these countries, have been a cause of elevated levels of market volatility. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations” for information regarding credit ratings downgrades and support programs for Europe’s perimeter region. The financial markets have also been affected by concerns that other European Union member states could experience similar financial troubles, that some countries could default on their obligations, have to restructure their outstanding debt, or be unable or unwilling to comply with the terms of any aid provided to them, that financial institutions with significant holdings of sovereign or private debt issued by borrowers in Europe’s perimeter region could experience financial stress, or that one or more countries may exit the Euro zone, any of which could have significant adverse effects on the European and global economies and on financial markets, generally. In September 2012, the European Central Bank (“ECB”) announced a new bond buying program, Outright Monetary Transactions, intended to stabilize the European financial crisis and help certain countries struggling with their levels of sovereign debt. This program involves the purchase by the ECB of unlimited quantities of short-term sovereign bonds, with maturities of one to three years. These large scale purchases of short-term sovereign bonds are intended to increase the price of the bonds, and lower their interest rates, making it less expensive for certain countries to borrow money. As a condition to participating in this program, countries must agree to strict levels of economic reform and oversight. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.”

Impact of a Sustained Low Interest Rate Environment

As a subsidiary of a financial holding company with significant operations in the U.S., we are affected by the monetary policy of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of New York (collectively, with the Federal Reserve Board, the “Federal Reserve”). The Federal Reserve Board has taken a number of actions in recent years to spur economic activity by keeping interest rates low and may take further actions to influence interest rates in the future, which may have an impact on the pricing levels of risk-bearing investments, and may adversely impact the level of product sales.

In December 2012, the Federal Reserve Board’s Federal Open Market Committee (“FOMC”) reiterated its plan to keep interest rates low until such time as certain numerical thresholds are met, including with respect to the rates of unemployment, inflation and long-term inflation. It also announced that it will continue purchasing agency mortgage-backed securities at a pace of $40 billion per month and will purchase longer-term U.S. Treasury securities at a pace of $45 billion per month. Taken together, these actions are intended to maintain downward pressure on longer-term interest rates, support mortgage markets, and contribute to a broad easing of financial market conditions that could provide additional stimulus to support the economic recovery. Based on the FOMC’s January 2013 meeting, however, it is possible that the extent of this quantitative easing could be varied in amount, gradually reduced, or even ended earlier than originally anticipated depending on the pace of economic recovery, including substantial improvement in the outlook for the labor market.

In periods of declining interest rates, we may have to invest insurance cash flows and reinvest the cash flows we received as interest or return of principal on our investments in lower yielding instruments. Moreover, borrowers may prepay or redeem the fixed income securities, commercial or agricultural mortgage loans and mortgage-backed securities in our investment portfolio with greater frequency in order to borrow at lower market rates. Therefore, some of our products expose us to the risk that a reduction in interest rates will reduce the difference between the amounts that we are required to credit on contracts in our general account and the rate of return we are able to earn on investments intended to support obligations under these contracts. This difference between interest earned and interest credited, or margin, is a key metric for the management of, and reporting for, many of our businesses.

Our expectations regarding future margins are an important component impacting the amortization of certain intangible assets such as deferred policy acquisition costs (“DAC”) and value of business acquired (“VOBA”). Significantly lower margins may cause us to accelerate the amortization, thereby reducing net income in the affected reporting period. Additionally, lower margins may also impact the recoverability of intangible assets such as goodwill, require the establishment of additional liabilities or trigger loss recognition events on certain policyholder liabilities. We review this long-term margin assumption, along with other assumptions, as part of our annual assumption review.

Mitigating Actions

We have been and continue to be proactive in our investment strategies, product designs, and interest crediting rate strategies to mitigate the risk of unfavorable consequences from the low interest rate environment. Lowering interest crediting rates on some products, or adjusting the dividend scale on traditional products, can help offset decreases in investment margins on some products. Our ability to lower interest crediting rates could be limited by competition, regulatory approval, or contractual guarantees of minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, our margins could decrease or potentially become negative. We apply disciplined asset/liability management (“ALM”) strategies, including the use of derivatives, primarily interest rate swaps, floors and swaptions, to mitigate the risk of sustained low interest rates in the U.S. A significant portion of these derivatives were entered into prior to the onset of the current low U.S. interest rate environment. In some cases, we have entered into offsetting positions as part of our overall ALM strategy and to reduce volatility in net income. Business actions, such as shifting the sales focus to less interest rate sensitive products, can also mitigate this risk. As a result of the foregoing, we expect to be able to substantially mitigate the negative impact of a sustained low interest rate environment in the U.S. on our profitability. Based on a near to intermediate term analysis of a sustained lower interest rate environment in the U.S., we anticipate operating earnings will continue to increase, although at a slower growth rate.

Competitive Pressures

The life insurance industry remains highly competitive. The product development and product life-cycles have shortened in many product segments, leading to more intense competition with respect to product features. Larger companies have the ability to invest in brand equity, product development, technology and risk management, which are among the fundamentals for sustained profitable growth in the life insurance industry. In addition, several of the industry’s products can be quite homogeneous and subject to intense price competition. Sufficient scale, financial strength and financial flexibility are becoming prerequisites for sustainable growth in the life insurance industry. Larger market participants tend to have the capacity to invest in additional distribution capability and the information technology needed to offer the superior customer service demanded by an increasingly sophisticated industry client base. We believe that the continued volatility of the financial markets, its impact on the capital position of many competitors, and subsequent actions by regulators and rating agencies have altered the competitive environment. In particular, we believe that these factors have highlighted financial strength as the most significant differentiator from the perspective of some customers and certain distributors. We believe we are well positioned to compete in this environment.

Regulatory Developments

The U.S. life insurance industry is regulated primarily at the state level, with some products and services also subject to Federal regulation. As life insurers introduce new and often more complex products, regulators refine capital requirements and introduce new reserving standards for the life insurance industry. Regulations recently adopted or currently under review can potentially impact the statutory reserve and capital requirements of the industry. In addition, regulators have undertaken market and sales practices reviews of several markets or products, including equity-indexed annuities, variable annuities and group products, as well as reviews of the utilization of affiliated captive reinsurers or off-shore entities to reinsure insurance risks. The regulation of the global financial services industry has received renewed scrutiny as a result of the disruptions in the financial markets. Significant regulatory reforms have been recently adopted and additional reforms proposed, and these or other reforms could be implemented. See “Business — Regulation,” “Risk Factors — Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth,” “Risk Factors — Risks Related to Our Business — Our Statutory Life Insurance Reserve Financings May Be Subject to Cost Increases and New Financings May Be Subject to Limited Market Capacity,” and “Risk Factors — Regulatory and Legal Risks — Changes in U.S. Federal and State Securities Laws and Regulations, and State Insurance Regulations Regarding Suitability of Annuity Product Sales, May Affect Our Operations and Our Profitability.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was signed by President Obama in July 2010, effected the most far-reaching overhaul of financial regulation in the U.S. in decades. The full impact of Dodd-Frank on us will depend on the numerous rulemaking initiatives required or permitted by Dodd-Frank which are in various stages of implementation, many of which are not likely to be completed for some time. See “Business — Regulation.”

Summary of Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. For a discussion of our significant accounting policies see Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012. The most critical estimates include those used in determining:

(i)	liabilities for future policyholder benefits and the accounting for reinsurance;

(ii)	capitalization and amortization of DAC and the establishment and amortization of VOBA;

(iii)	estimated fair values of investments in the absence of quoted market values;

(iv)	investment impairments;

(v)	estimated fair values of freestanding derivatives and the recognition and estimated fair value of embedded derivatives requiring bifurcation;

(vi)	measurement of employee benefit plan liabilities;

(vii)	measurement of income taxes and the valuation of deferred tax assets; and

(viii)	liabilities for litigation and regulatory matters.

In applying our accounting policies, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our business and operations. Actual results could differ from these estimates.

Liability for Future Policy Benefits

Generally, future policy benefits are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid, reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type and geographical area. These assumptions are established at the time the policy is issued and are intended to estimate the experience for the period the policy benefits are payable. Utilizing these assumptions, liabilities are established on a block of business basis. If experience is less favorable than assumed, additional liabilities may be established, resulting in a charge to policyholder benefits and claims.

Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest.

Liabilities for unpaid claims are estimated based upon MLIC’s historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

Future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts are based on estimates of the expected value of benefits in excess of the projected account balance, recognizing the excess ratably over the accumulation period based on total expected assessments. Liabilities for universal and variable life secondary guarantees and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the secondary and paid-up guarantee liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility for variable products are consistent with historical experience of the appropriate underlying equity index, such as the Standard & Poor’s Rating Services (“S&P”) 500 Index.

MLIC regularly reviews its estimates of liabilities for future policy benefits and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these policies and guarantees, as well as in the establishment of the related liabilities, result in variances in profit and could result in losses.

See Note 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on our liability for future policy benefits.

Reinsurance

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. MLIC periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluate the financial strength of counterparties to our reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed subsequently. Additionally, for each of its reinsurance agreements, MLIC determines whether the agreement provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. MLIC reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. If MLIC determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, we record the agreement using the deposit method of accounting.

See Note 6 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on MLIC’s reinsurance programs.

Deferred Policy Acquisition Costs and Value of Business Acquired

MLIC incurs significant costs in connection with acquiring new and renewal insurance business. Costs that relate directly to the successful acquisition or renewal of insurance contracts are deferred as DAC. In addition to commissions, and other direct costs, deferrable costs include the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed. MLIC utilizes various techniques to estimate the portion of an employee’s time spent on qualifying acquisition activities that result in actual sales, including surveys, interviews, representative time studies and other methods. These estimates include assumptions that are reviewed and updated on a periodic basis or more frequently to reflect significant changes in processes or distribution methods.

VOBA represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in-force at the acquisition date. The estimated fair value of the acquired liabilities is based on projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. Actual experience on the purchased business may vary from these projections. The recovery of DAC and VOBA is dependent upon the future profitability of the related business.

Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period, which can result in significant fluctuations in amortization of DAC and VOBA. MLIC’s practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. MLIC monitors these events and only changes the assumption when its long-term expectation changes. The effect of an increase (decrease) by 100 basis points in the assumed future rate of return is reasonably likely to result in a decrease (increase) in the DAC and VOBA amortization of approximately $60 million, with an offset to MLIC’s unearned revenue liability of approximately $16 million for this factor. MLIC uses a mean reversion approach to separate account returns where the mean reversion period is five years with a long-term separate account return after the five-year reversion period is over. The current long-term rate of return assumption for the variable universal life contracts and variable deferred annuity contracts is 7.25%.

MLIC also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These assumptions primarily relate to investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency, and expenses to administer business. Assumptions used in the calculation of estimated gross margins and profits which may have significantly changed are updated annually. If the update of assumptions causes expected future gross margins and profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.

MLIC’s most significant assumption updates resulting in a change to expected future gross margins and profits and the amortization of DAC and VOBA are due to revisions to expected future investment returns, expenses, in-force or persistency assumptions and policyholder dividends on participating traditional life contracts, variable and universal life contracts and annuity contracts. MLIC expects these assumptions to be the ones most reasonably likely to cause significant changes in the future. Changes in these assumptions can be offsetting and MLIC is unable to predict their movement or offsetting impact over time.

See Note 5 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on DAC and VOBA.

Estimated Fair Value of Investments

In determining the estimated fair value of our investments, various methodologies, assumptions and inputs are utilized.

When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, giving priority to observable inputs. The market standard valuation methodologies utilized include: discounted cash flow methodologies, matrix pricing or other similar techniques.

The inputs to these market standard valuation methodologies include, but are not limited to: interest rates, credit standing of the issuer or counterparty, industry sector of the issuer, coupon rate, call provisions, sinking fund requirements, maturity, estimated duration and management’s assumptions regarding liquidity and estimated future cash flows. Accordingly, the estimated fair values are based on available market information and management’s judgments about financial instruments.

The significant inputs to the market standard valuation methodologies for certain types of securities with reasonable levels of price transparency are inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Such observable inputs include benchmarking prices for similar assets in active, liquid markets, quoted prices in markets that are not active and observable yields and spreads in the market.

When observable inputs are not available, the market standard valuation methodologies for determining the estimated fair value of certain types of securities that trade infrequently, and therefore have little or no price transparency, rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from or corroborated by observable market data. These unobservable inputs can be based in large part on management’s judgment or estimation, and cannot be supported by reference to market activity. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and consistent with what other market participants would use when pricing such securities.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. Our ability to sell securities, or the price ultimately realized for these securities, depends upon the demand and liquidity in the market and increases the use of judgment in determining the estimated fair value of certain securities.

See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information regarding the estimated fair value of our investments.

Investment Impairments

One of the significant estimates related to available-for-sale (“AFS”) securities is our impairment evaluation. The assessment of whether an other-than-temporary impairment (“OTTI”) occurred is based on our case-by-case evaluation of the underlying reasons for the decline in estimated fair value on a security-by-security basis. Our review of each fixed maturity and equity security for OTTI includes an analysis of gross unrealized losses by three categories of severity and/or age of gross unrealized loss. An extended and severe unrealized loss position on a fixed maturity security may not have any impact on the ability of the issuer to service all scheduled interest and principal payments. Accordingly, such an unrealized loss position may not impact our evaluation of recoverability of all contractual cash flows or the ability to recover an amount at least equal to its amortized cost based on the present value of the expected future cash flows to be collected. In contrast, for certain equity securities, greater weight and consideration are given to a decline in estimated fair value and the likelihood such estimated fair value decline will recover.

Additionally, we consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Factors we consider in the OTTI evaluation process are described in Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

The determination of the amount of allowances and impairments on the remaining invested asset classes is highly subjective and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information relating to our determination of the amount of allowances and impairments.

Derivatives

The determination of estimated fair value of freestanding derivatives, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing the instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional details on significant inputs into the over-the-counter derivative pricing models and credit risk adjustment.

MLIC issues certain variable annuity products with guaranteed minimum benefits, which are measured at estimated fair value separately from the host variable annuity product, with changes in estimated fair value reported in net derivative gains (losses). The estimated fair values of these embedded derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees. The projections of future benefits and future fees require capital market and actuarial assumptions, including expectations concerning policyholder behavior. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk free rates. The valuation of these embedded derivatives also includes an adjustment for MLIC’s nonperformance risk and risk margins for non-capital market inputs. The nonperformance risk adjustment, which is captured as a spread over the risk free rate in determining the discount rate to discount the cash flows of the liability, is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries compared to MetLife, Inc. Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties in certain actuarial assumptions. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees.

The accounting for derivatives is complex and interpretations of accounting standards continue to evolve in practice. If it is determined that hedge accounting designations were not appropriately applied, reported net income could be materially affected. Assessments of hedge effectiveness and measurements of ineffectiveness of hedging relationships are also subject to interpretations and estimations and different interpretations or estimates may have a material effect on the amount reported in net income.

Variable annuities with guaranteed minimum benefits may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates, changes in MLIC’s nonperformance risk, variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income. If interpretations change, there is a risk that features previously not bifurcated may require bifurcation and reporting at estimated fair value in the consolidated financial statements and respective changes in estimated fair value could materially affect net income.

Additionally, MLIC ceded the risk associated with certain of the variable annuities with guaranteed minimum benefits described in the preceding paragraphs. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by MLIC, with the exception of the input for nonperformance risk that reflects the credit of the reinsurer. Because certain of the direct guarantees do not meet the definition of an embedded derivative and are therefore not accounted for at fair value, significant fluctuations in net income may occur, since the change in fair value of the embedded derivative on the ceded risk is being recorded in net income without a corresponding and offsetting change in fair value of the direct guarantee.

See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on MLIC’s derivatives and hedging programs.

Employee Benefit Plans

MLIC sponsors and/or administers various plans that provide defined benefit pension and other postretirement benefits covering eligible employees and sales representatives. The calculation of the obligations and expenses associated with these plans requires an extensive use of assumptions such as the discount rate, expected rate of return on plan assets, rate of future compensation increases and healthcare cost trend rates, as well as assumptions regarding participant demographics such as rate and age of retirements, withdrawal rates and mortality. In consultation with external actuarial firms, we determine these assumptions based upon a variety of factors such as historical experience of the plan and its assets, currently available market and industry data, and expected benefit payout streams. MLIC determines the expected rate of return on plan assets based upon an approach that considers inflation, real return, term premium, credit spreads, equity risk premium and capital appreciation, as well as expenses, expected asset manager performance, asset weights and the effect of rebalancing. The assumptions used may differ materially from actual results due to, among other factors, changing market and economic conditions and changes in participant demographics. These differences may have a significant effect on MLIC’s consolidated financial statements and liquidity.

See Note 15 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional discussion of assumptions used in measuring liabilities relating to MLIC’s employee benefit plans.

Income Taxes

MLIC provides for federal, state and foreign income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. MLIC’s accounting for income taxes represents our best estimate of various events and transactions. These tax laws are complex and are subject to differing interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. We must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.

The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Factors in management’s determination include the performance of the business and its ability to generate capital gains. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

(i)	future taxable income exclusive of reversing temporary differences and carryforwards;

(ii)	future reversals of existing taxable temporary differences;

(iii)	taxable income in prior carryback years; and

(iv)	tax planning strategies.

Disputes over interpretations of the tax laws may be subject to review and adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon audit. MLIC determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit is recorded in the financial statements. MLIC may be required to change its provision for income taxes when estimates used in determining valuation allowances on deferred tax assets significantly change, or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events, such as changes in tax laws, tax regulations, or interpretations of such laws or regulations, could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur.

See Note 16 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information on MLIC’s income taxes.

Litigation Contingencies

MLIC is party to a number of legal actions and is involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on MLIC’s financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities related to certain lawsuits, including our asbestos-related liability, are especially difficult to estimate due to the limitation of available data and uncertainty regarding numerous variables that can affect liability estimates. The data and variables that impact the assumptions used to estimate our asbestos-related liability include the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against MLIC when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts. On a quarterly and annual basis, MLIC reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in its consolidated financial statements. It is possible that an adverse outcome in certain of MLIC’s litigation and regulatory investigations, including asbestos-related cases, or the use of different assumptions in the determination of amounts recorded could have a material effect upon MLIC’s consolidated net income or cash flows in particular quarterly or annual periods.

See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for additional information regarding MLIC’s assessment of litigation contingencies.

Economic Capital

Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in MetLife, Inc.’s and MLIC’s business.

MetLife, Inc.’s economic capital model aligns segment allocated equity with emerging standards and consistent risk principles. Segment net investment income is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact MLIC’s consolidated net investment income, operating earnings or income (loss) from continuing operations, net of income tax.

Results of Operations

Consolidated Results

We have experienced growth and an increase in sales in several of our businesses. The economy has continued to slowly improve and, as a result, our group term-life and disability businesses exhibited growth from new sales, and our dental business continued to benefit from strong enrollments and renewals along with a large new group contract that began in the second quarter of 2012. Sales of variable annuities declined in response to actions taken to manage sales volume as we focus on pricing discipline and risk management in this challenging economic environment. Lower interest rates and a more competitive market adversely impacted sales of our pension closeouts and structured settlements.

	Years Ended December 31,
	2012	2011
	(In millions)
Revenues
Premiums	$19,880	$18,288
Universal life and investment-type product policy fees	2,239	2,202
Net investment income	11,852	11,615
Other revenues	1,730	1,808
Net investment gains (losses)	(330)	132
Net derivative gains (losses)	675	1,578

Total revenues	36,046	35,623

Expenses
Policyholder benefits and claims and policyholder dividends	23,564	22,036
Interest credited to policyholder account balances	2,390	2,372
Capitalization of DAC	(632)	(724)
Amortization of DAC and VOBA	991	875
Interest expense on debt	152	194
Other expenses	5,883	6,126

Total expenses	32,348	30,879

Income (loss) from continuing operations before provision for income tax	3,698	4,744
Provision for income tax expense (benefit)	1,055	1,460

Income (loss) from continuing operations, net of income tax	2,643	3,284
Income (loss) from discontinued operations, net of income tax	40	61

Net income (loss)	2,683	3,345
Less: Net income (loss) attributable to noncontrolling interests	2	(8)

Net income (loss) attributable to Metropolitan Life Insurance Company	$2,681	$3,353

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

During the year ended December 31, 2012, income (loss) from continuing operations, before provision for income tax, decreased $1.0 billion ($641 million, net of income tax) from the prior year primarily driven by an unfavorable change in net derivative gains (losses).

We manage our investment portfolio using disciplined ALM principles, focusing on cash flow and duration to support our current and future liabilities. Our intent is to match the timing and amount of liability cash outflows with invested assets that have cash inflows of comparable timing and amount, while optimizing risk-adjusted net investment income and risk-adjusted total return. Our investment portfolio is heavily weighted toward fixed income investments, with over 80% of our portfolio invested in fixed maturity securities and mortgage loans. These securities and loans have varying maturities and other characteristics which cause them to be generally well suited for matching the cash flow and duration of insurance liabilities. Other invested asset classes including, but not limited to, equity securities, other limited partnership interests and real estate and real estate joint ventures, provide additional diversification and opportunity for long-term yield enhancement in addition to supporting the cash flow and duration objectives of our investment portfolio. We also use derivatives as an integral part of our management of the investment portfolio to hedge certain risks, including changes in interest rates, foreign currency exchange rates, credit spreads and equity market levels. Additional considerations for our investment portfolio include current and expected market conditions and expectations for changes within our specific mix of products and business segments.

The composition of the investment portfolio of each business segment is tailored to the specific characteristics of its insurance liabilities, causing certain portfolios to be shorter in duration and others to be longer in duration. Accordingly, certain portfolios are more heavily weighted in longer duration, higher yielding fixed maturity securities, or certain sub-sectors of fixed maturity securities, than other portfolios.

Investments are purchased to support our insurance liabilities and not to generate net investment gains and losses. However, net investment gains and losses are incurred and can change significantly from period to period due to changes in external influences, including changes in market factors such as interest rates, foreign currency exchange rates, credit spreads and equity markets; counterparty specific factors such as financial performance, credit rating and collateral valuation; and internal factors such as portfolio rebalancing. Changes in these factors from period to period can significantly impact the levels of both impairments and realized gains and losses on investments sold.

We use freestanding interest rate, credit and currency derivatives to hedge certain invested assets and insurance liabilities. Certain of these hedges are designated and qualify as accounting hedges, which reduce volatility in earnings. For those hedges not designated as accounting hedges, changes in market factors lead to the recognition of fair value changes in net derivative gains (losses) generally without an offsetting gain or loss recognized in earnings for the item being hedged.

Certain direct variable annuity products with minimum benefit guarantees contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). We hedge the market and other risks inherent in these variable annuity guarantees through reinsurance. Ceded reinsurance of direct variable annuity products with minimum benefit guarantees generally contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). The valuation of these embedded derivatives includes a nonperformance risk adjustment, which is unhedged, and can be a significant driver of net derivative gains (losses) but does not have an economic impact on us.

Direct and ceded variable annuity embedded derivatives are referred to as “VA program derivatives” in the following table. All other embedded derivatives and all freestanding derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Years Ended December 31,
	2012	2011	Change
	(In millions)
Non-VA program derivatives
Interest rate	$250	$1,934	$(1,684)
Foreign currency exchange rate	(253)	76	(329)
Credit	80	30	50
Non-VA embedded derivatives	50	(895)	945

Total non-VA program derivatives	127	1,145	(1,018)

VA program derivatives
Embedded derivatives-direct guarantees:
Market and other risks	605	(382)	987
Nonperformance risk	(71)	88	(159)

Total	534	(294)	828
Embedded derivatives-ceded reinsurance:
Market and other risks	(108)	946	(1,054)
Nonperformance risk	122	(219)	341

Total	14	727	(713)

Total VA program derivatives	548	433	115

Net derivative gains (losses)	$675	$1,578	$(903)

The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $1.0 billion ($662 million, net of income tax). This was primarily due to long-term interest rates increasing in the current year but decreasing in the prior year, unfavorably impacting receive-fixed interest rate swaps, long interest rate floors and receiver swaptions hedging long duration liability portfolios. The weakening of the U.S. dollar relative to other key currencies unfavorably impacted foreign currency forwards and swaps, which primarily hedge certain foreign denominated bonds. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged. In addition, non-VA program embedded derivatives were favorably impacted by mid-term interest rates decreasing less in the current year than in the prior year and by our partial recapture in the current year of affiliated ceded reinsurance written on a coinsurance with funds withheld basis.

The favorable change in net derivative gains (losses) on VA program derivatives was $115 million ($75 million, net of income tax). This was due to a net favorable change of $182 million ($118 million, net of income tax) related to the changes in the nonperformance risk adjustment on the direct and ceded variable annuity embedded derivatives, partially offset by an unfavorable change of $67 million ($44 million, net of income tax) related to market and other risks on direct variable annuity embedded derivatives, net of the impact of market and other risks on the ceded reinsurance embedded derivatives.

Generally, a higher portion of the ceded reinsurance for guaranteed minimum income benefits (“GMIBs”) is accounted for as an embedded derivative as compared to the direct guarantees since the settlement provisions of the reinsurance agreements generally meet the accounting criteria of “net settlement.” This mismatch in accounting can lead to significant volatility in earnings, even though the risks inherent in these direct guarantees are fully covered by the ceded reinsurance.

The foregoing unfavorable change of $67 million ($44 million, net of income tax) was driven by changes in market factors. The primary changes in market factors are summarized as follows:

•

Long-term interest rates increased in the current year but decreased in the prior year and contributed to an unfavorable change in our ceded reinsurance assets and a favorable change in our direct guarantees.

•

Key equity index levels increased in the current year but decreased in the prior year, and equity volatility decreased in the current year but generally increased in the prior year. These changes contributed to a favorable change in our direct guarantees and an unfavorable change in our ceded reinsurance assets.

The change in net investment gains (losses) from gains in the prior year to losses in the current year primarily reflects increased impairments of leveraged lease investments and decreased gains on sales of real estate investments and real estate joint ventures and fixed maturity securities.

The current year includes a $142 million ($92 million, net of income tax) benefit associated with the global review of assumptions related to DAC, reserves and certain intangibles, of which $515 million ($335 million, net of income tax) was recognized in net derivative gains (losses). In connection with this benefit, a loss of $41 million ($26 million, net of income tax) was recorded in net derivative gains (losses) on direct variable annuity embedded derivatives, and a gain of $556 million ($361 million, net of income tax) was recorded in net derivative gains (losses) on ceded reinsurance embedded derivatives.

Income tax expense for the year ended December 31, 2012 was $1.1 billion, or 29% of income (loss) from continuing operations before provision for income tax, compared with income tax expense of $1.5 billion, or 31% of income (loss) from continuing operations before provision for income tax, for the prior year. Our 2012 and 2011 effective tax rates differ from the U.S. statutory rate of 35% primarily due to the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing, in relation to income (loss) from continuing operations before provision for income tax.

As more fully described in “— Non-GAAP and Other Financial Disclosures,” we use operating earnings, which does not equate to income (loss) from continuing operations, net of income tax, as determined in accordance with GAAP, to analyze our performance, evaluate segment performance, and allocate resources. We believe that the presentation of operating earnings, as we measure it for management purposes, enhances the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings should not be viewed as a substitute for GAAP income (loss) from continuing operations, net of income tax. Operating earnings increased $533 million to $2.9 billion in 2012 from $2.4 billion in 2011.

Reconciliation of income (loss) from continuing operations, net of income tax, to operating earnings

Year Ended December 31, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$945	$741	$907	$50	$2,643
Less: Net investment gains (losses)	105	(18)	20	(437)	(330)
Less: Net derivative gains (losses)	732	(63)	(89)	95	675
Less: Other adjustments to continuing operations (1)	(643)	(140)	71	6	(706)
Less: Provision for income tax (expense) benefit	(71)	78	(1)	110	116

Operating earnings (losses)	$822	$884	$906	$276	$2,888

Year Ended December 31, 2011

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$1,169	$1,503	$985	$(373)	$3,284
Less: Net investment gains (losses)	106	(23)	(11)	60	132
Less: Net derivative gains (losses)	1,053	1,209	197	(881)	1,578
Less: Other adjustments to continuing operations (1)	(252)	(137)	98	8	(283)
Less: Provision for income tax (expense) benefit	(316)	(368)	(97)	283	(498)

Operating earnings (losses)	$578	$822	$798	$157	$2,355

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses

Year Ended December 31, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$11,594	$15,794	$7,621	$1,037	$36,046
Less: Net investment gains (losses)	105	(18)	20	(437)	(330)
Less: Net derivative gains (losses)	732	(63)	(89)	95	675
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	1	—	—	—	1
Less: Other adjustments to revenues (1)	(222)	(140)	117	9	(236)

Total operating revenues	$10,978	$16,015	$7,573	$1,370	$35,936

Total expenses	$10,136	$14,654	$6,225	$1,333	$32,348
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	270	—	—	—	270
Less: Other adjustments to expenses (1)	152	—	46	3	201

Total operating expenses	$9,714	$14,654	$6,179	$1,330	$31,877

Year Ended December 31, 2011

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$11,965	$16,222	$6,881	$555	$35,623
Less: Net investment gains (losses)	106	(23)	(11)	60	132
Less: Net derivative gains (losses)	1,053	1,209	197	(881)	1,578
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	2	—	—	—	2
Less: Other adjustments to revenues (1)	(141)	(137)	166	24	(88)

Total operating revenues	$10,945	$15,173	$6,529	$1,352	$33,999

Total expenses	$10,166	$13,906	$5,367	$1,440	$30,879
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	89	—	—	—	89
Less: Other adjustments to expenses (1)	24	—	68	16	108

Total operating expenses	$10,053	$13,906	$5,299	$1,424	$30,682

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Consolidated Results — Operating

	Years Ended December 31,
	2012	2011
	(In millions)
OPERATING REVENUES
Premiums	$19,880	$18,288
Universal life and investment-type product policy fees	2,189	2,161
Net investment income	12,137	11,742
Other revenues	1,730	1,808

Total operating revenues	35,936	33,999

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	23,425	21,992
Interest credited to policyholder account balances	2,361	2,318
Capitalization of DAC	(632)	(724)
Amortization of DAC and VOBA	699	791
Interest expense on debt	148	185
Other expenses	5,876	6,120

Total operating expenses	31,877	30,682

Provision for income tax expense (benefit)	1,171	962

Operating earnings	$2,888	$2,355

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

Unless otherwise stated, all amounts discussed below are net of income tax.

Stronger investment results was the primary driver of the increase in operating earnings. In addition, the prior year included a $110 million charge in connection with our use of the U.S. Social Security Administration’s Death Master File. These positive impacts were partially offset by a $47 million charge taken in the first quarter of 2012 representing a multi-state examination payment related to unclaimed property and our use of the U.S. Social Security Administration’s Death Master File to identify potential life insurance claims, as well as the expected acceleration of benefit payments to policyholders under the settlements. Our financial results include fees earned related to an affiliated reinsurance agreement, which are recorded in other revenues, but are almost entirely offset by related charges in other expenses.

The low interest rate environment continued to result in lower interest credited expense as we set interest credited rates lower on both new business and on certain in-force business with rate resets that are contractually tied to external indices or contain discretionary rate reset provisions. The improving equity markets resulted in lower DAC amortization in our annuity business. Lower interest rates negatively impacted yields on our fixed maturity securities, mortgage loans, securities lending program and policy loans. In addition, we experienced lower returns on our alternative and real estate investments. These negative impacts on yields were partially offset by improved results on our interest rate derivatives, higher returns on our private equity investments from improving equity markets and an increase in prepayment fees. The net impact of the changes in market factors discussed above resulted in a $153 million increase in operating earnings.

Current year premiums, deposits and funding agreement issuances, combined with growth in the securities lending program drove an increase in invested assets, which generated higher net investment income. Since many of our products are interest spread based, the increase in net investment income was partially offset by a corresponding increase in interest credited to certain liabilities. Nondeferrable expenses related to our annuity business were lower resulting from a decline in sales, primarily in fixed annuities. The net impact of these items improved operating earnings by $147 million.

Less favorable mortality results, primarily in our group life and variable and universal life businesses, was partially offset by favorable morbidity experience from our dental, disability and accidental death & dismemberment (“AD&D”) businesses, both within our Group, Voluntary & Worksite Benefits segment. The combined impact resulted in a $33 million decrease in operating earnings.

Disciplined spending and a decrease in sales volume-related costs, primarily in our Corporate Benefit Funding and Retail segments, improved operating earnings by $72 million. Refinements of liabilities associated with an affiliated reinsurance agreement increased operating earnings by $51 million. In addition, liability and DAC refinements, primarily in our Retail and Group, Voluntary & Worksite Benefits segments, in both years resulted in a $43 million increase in operating earnings in 2012. In April and December of 2011, we repaid debt to MetLife, Inc. of $775 million and $500 million, respectively, which resulted in a $25 million decrease of interest expense on debt. In addition, the prior year included $21 million of expenses incurred related to a liquidation plan filed by the New York State Department of Financial Services (the “Department of Financial Services”) for Executive Life Insurance Company of New York (“ELNY”). In the fourth quarter of 2011, we announced a reduction in our dividend scale related to our closed block. The impact of this action increased operating earnings by $20 million. The current year included $77 million of employee-related and other costs associated with MetLife, Inc.’s enterprise-wide strategic initiative.

We benefited from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rates differ from the U.S. statutory rate of 35%. In 2012, we benefited primarily from higher utilization of tax-preferenced investments, which improved operating earnings by $51 million over the prior year.

Segment Results and Corporate & Other

Retail

	Years Ended December 31,
	2012	2011
	(In millions)
OPERATING REVENUES
Premiums	$3,997	$4,022
Universal life and investment-type product policy fees	1,332	1,334
Net investment income	5,384	5,363
Other revenues	265	226

Total operating revenues	10,978	10,945

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	6,294	6,425
Interest credited to policyholder account balances	1,002	1,000
Capitalization of DAC	(584)	(622)
Amortization of DAC and VOBA	656	681
Interest expense on debt	5	5
Other expenses	2,341	2,564

Total operating expenses	9,714	10,053

Provision for income tax expense (benefit)	442	314

Operating earnings	$822	$578

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

Unless otherwise stated, all amounts discussed below are net of income tax.

There was an overall net decrease in segment sales which resulted in net flows of $2.0 billion, down $996 million compared to the prior year. This was primarily due to our ongoing efforts to manage annuities sales volume in this challenging economic environment. Aging in the closed block life business led to a decrease in life premiums partially mitigated by assumed whole life business. In addition, lower surrenders and withdrawals were recorded in the current year moderately offsetting the impact of the decline in sales.

Positive cash flows on variable annuities in both periods increased average separate account assets and, as a result, generated higher asset-based fee revenue; however, this increase in fees was mostly offset by a decrease in variable life product fees. Increased invested assets, primarily from growth in our traditional life business, generated higher net investment income. In addition, this business growth resulted in higher interest credited on certain future policyholder benefits. Lower non-deferrable expenses in both the annuities and life businesses resulted mainly from a decline in sales. The net impact of these items, coupled with increased DAC amortization, resulted in a $64 million increase in operating earnings.

The improving equity market resulted in lower DAC amortization and higher fees. The low interest rate environment continued to result in lower interest credited expense as we reduced interest credited rates on contracts with discretionary rate reset provisions. These favorable market-related variances were partially offset by a decrease in net investment income. Lower interest rates negatively impacted yields on mortgage loans, fixed maturity securities and policy loans. This, combined with lower returns on our alternative investments, was partially offset by improved earnings on our interest rate derivatives. The net impact of these market drivers resulted in a $60 million increase in operating earnings.

Favorable mortality experience in our traditional life and income annuities businesses was partially offset by unfavorable mortality experience in our variable and universal life business, resulting in a $13 million increase in operating earnings. In addition, the current year results included a charge of $26 million for the expected acceleration of benefit payments to policyholders under a multi-state examination related to unclaimed property. The prior year results included a charge of $21 million in connection with our use of the U.S. Social Security Administration’s Death Master File.

On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. This annual update resulted in a net operating earnings decrease of $19 million. This unfavorable impact was primarily related to increases in our unearned revenue liability, reserves for secondary guarantees, and our terminal dividend liability, partially offset by favorable DAC unlockings. Additionally, current year refinements to liabilities associated with affiliated reinsurance increased operating earnings by $51 million. Also, certain insurance-related liabilities and DAC refinements in both the current and prior years resulted in a $37 million increase in operating earnings.

With respect to our closed block, the impact of the low interest rate environment combined to less favorable closed block experience resulting in a reduction to our dividend scale, which was announced in the fourth quarter of 2011. This dividend action favorably impacted operating earnings by $20 million, but was partially offset by the other earnings drivers of the closed block that were unfavorable. Other expenses declined $25 million due to disciplined spending and a decrease in pension and postretirement benefit costs.

Group, Voluntary & Worksite Benefits

	Years Ended December 31,
	2012	2011
	(In millions)
OPERATING REVENUES
Premiums	$13,274	$12,487
Universal life and investment-type product policy fees	663	630
Net investment income	1,680	1,682
Other revenues	398	374

Total operating revenues	16,015	15,173

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	12,580	11,880
Interest credited to policyholder account balances	167	178
Capitalization of DAC	(24)	(84)
Amortization of DAC and VOBA	29	95
Interest expense on debt	1	—
Other expenses	1,901	1,837

Total operating expenses	14,654	13,906

Provision for income tax expense (benefit)	477	445

Operating earnings	$884	$822

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

Unless otherwise stated, all amounts discussed below are net of income tax.

Most of our businesses continued to experience growth in 2012, as the economy has continued to slowly improve. Our group term life and disability businesses grew as a result of new sales, and our dental business continued to benefit from strong enrollments and renewals, as well as premiums associated with the implementation of a new dental contract from a large customer that began in the second quarter of 2012. Although we have discontinued selling our long-term care (“LTC”) product, we continue to collect premiums and administer the existing block of business, contributing to asset growth in the segment.

A decrease in claims in our dental, disability and AD&D businesses resulted in a $30 million increase to operating earnings. Lower utilization in our dental business, as well as lower incidence and approvals in our disability business drove this improvement in operating earnings. A decrease in operating earnings of $72 million resulted from less favorable mortality experience in our life businesses, mainly due to very strong mortality experience in the prior year, which was partially offset by the favorable net impact of reserve refinements of $30 million that occurred in both years. The mortality ratio for our life businesses has returned to a more historically representative level of 87.9% in 2012, as adjusted for the aforementioned favorable reserve refinements, from a near record low of 86.1% in the prior year, as adjusted for a prior year charge related to our use of the U.S. Social Security Administration’s Death Master File. In our life businesses, the impact of the aforementioned prior year charge contributed $81 million to the increase in operating earnings.

Current year premiums and deposits, together with growth in the securities lending program, partially offset by a reduction in allocated equity, have resulted in an increase in our average invested assets, contributing $11 million to operating earnings. Consistent with the growth in average invested assets from current year premiums and deposits, primarily in our LTC business, interest credited on long-duration contracts and PABs increased by $15 million. Increased expenses associated with the implementation of the new dental contract in the second quarter of 2012 were more than offset by lower marketing and sales related expenses in our LTC business.

Lower returns on our alternative investments, as well as the impact of the low interest rate environment and lower returns in the real estate market, resulted in a decline in investment yields on our securities lending program, mortgage loans and real estate joint ventures and was partially offset by higher returns on our private equity investments from improved equity markets. Unlike in the Retail and Corporate Benefit Funding segments, a change in investment yield does not necessarily drive a corresponding change in the rates credited on certain insurance liabilities. The reduction in investment yield was partially offset by marginally lower crediting rates in the current year, resulting in a $5 million decrease in operating earnings.

Corporate Benefit Funding

	Years Ended December 31,
	2012	2011
	(In millions)
OPERATING REVENUES
Premiums	$2,608	$1,778
Universal life and investment-type product policy fees	194	197
Net investment income	4,519	4,312
Other revenues	252	242

Total operating revenues	7,573	6,529

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	4,552	3,683
Interest credited to policyholder account balances	1,192	1,140
Capitalization of DAC	(24)	(18)
Amortization of DAC and VOBA	12	14
Interest expense on debt	9	8
Other expenses	438	472

Total operating expenses	6,179	5,299

Provision for income tax expense (benefit)	488	432

Operating earnings	$906	$798

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

Unless otherwise stated, all amounts discussed below are net of income tax.

The sustained low interest rate environment has resulted in underfunded pension plans, which limits our customers’ ability to engage in full pension plan closeout terminations. However, we expect that customers may choose to close out portions of pension plans over time, at costs reflecting current interest rates and availability of capital. During 2012, the conversion of an existing contract involving the transfer of funds from the separate account to the general account resulted in a significant increase in premiums in our domestic closeout business. Structured settlement sales have decreased $443 million, before income tax, reflecting a more competitive market and a decrease in demand due to the low interest rate environment. Changes in premiums for these businesses were almost entirely offset by the related changes in policyholder benefits. The impact of current year premiums, deposits, funding agreement issuances, and increased participation in the securities lending program, contributed to an increase in invested assets, resulting in an increase of $178 million in operating earnings. The growth in premiums, deposits and funding agreement issuances generally result in a corresponding increase in interest credited on certain insurance liabilities; this decreased operating earnings by $137 million in 2012 as compared to 2011.

Expenses declined largely as a result of disciplined spending and a decrease in sales volume-related costs, such as commissions and premium taxes. A decrease in structured settlement commissions was partially offset by an increase in commissions from sales of funding agreements. The decrease in expenses, net of DAC, coupled with an increase in fees generated by separate account deposits increased operating earnings by $32 million.

The low interest rate environment continued to impact our investment returns, as well as interest credited on certain insurance liabilities. Lower investment returns on our fixed maturity securities, mortgage loans, and securities lending program were partially offset by the impact of improving returns in equity markets on our private equity investments, increased prepayment fees and improved earnings on interest rate derivatives. Many of our funding agreement and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The positive impact of lower interest credited rates was partially offset by an increase in interest credited expense resulting from the impact of derivatives that are used to hedge certain liabilities. The net impact of lower interest credited expense and lower investment returns resulted in an increase in operating earnings of $34 million.

The net impact of insurance liability refinements in the current year coupled with a prior year charge in connection with our use of the U.S. Social Security Administration’s Death Master File in our post-retirement benefit business increased operating earnings by $3 million. This increase was more than offset by unfavorable mortality experience in the pension closeout businesses which resulted in a $4 million decrease in operating earnings.

Corporate & Other

	Years Ended December 31,
	2012	2011
	(In millions)
OPERATING REVENUES
Premiums	$1	$1
Net investment income	554	385
Other revenues	815	966

Total operating revenues	1,370	1,352

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	(1)	4
Amortization of DAC and VOBA	2	1
Interest expense on debt	133	172
Other expenses	1,196	1,247

Total operating expenses	1,330	1,424

Provision for income tax expense (benefit)	(236)	(229)

Operating earnings (losses)	$276	$157

Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011

Unless otherwise stated, all amounts discussed below are net of income tax.

Operating earnings increased $119 million, primarily due to higher net investment income, higher tax credits and lower interest expense on debt, partially offset by higher expenses. The financial results of Corporate & Other include fees earned related to an affiliated reinsurance agreement, which were recorded in other revenues, but were almost entirely offset by related charges in other expenses.

Net investment income increased $110 million, driven by improving real estate markets on our real estate joint venture investments, higher returns on trading securities and private equity investments from improved equity markets and a decrease in the amount credited to the segments due to a reduction in the economic capital managed by Corporate & Other on their behalf.

Corporate & Other benefits from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rates differ from the U.S. statutory rate of 35%. In 2012, we benefited primarily from higher utilization of tax-preferenced investments which improved operating earnings by $46 million from the prior year.

Interest expense on debt decreased $25 million primarily due to the maturity of $500 million and $775 million in long-term debt in December 2011and April 2011, respectively.

In 2012, we incurred $77 million of employee-related costs associated with MetLife, Inc.’s enterprise-wide strategic initiative. In the first quarter of 2012, we also incurred a $21 million charge representing a multi-state examination payment related to unclaimed property and our use of the U.S. Social Security Administration’s Death Master File. In addition, advertising costs were $10 million higher compared to the prior year. Partially offsetting these charges were $21 million of expenses incurred in the prior year related to the liquidation plan filed by the Department of Financial Services for ELNY. In addition, the current year included $15 million of lower rent expense.

Effects of Inflation

MLIC believes that inflation has not had a material effect on its consolidated results of operations, except insofar as inflation may affect interest rates.

An increase in inflation could affect our business in several ways. During inflationary periods, the value of fixed income investments falls which could increase realized and unrealized losses. Inflation also increases expenses for labor and other materials, potentially putting pressure on profitability if such costs cannot be passed through in our product prices. Prolonged and elevated inflation could adversely affect the financial markets and the economy generally, and dispelling it may require governments to pursue a restrictive fiscal and monetary policy, which could constrain overall economic activity, inhibit revenue growth and reduce the number of attractive investment opportunities.

Investments

Investment Risks

Our primary investment objective is to optimize, net of income tax, risk-adjusted investment income and risk-adjusted total return while ensuring that assets and liabilities are managed on a cash flow and duration basis. We are exposed to the following primary sources of investment risk:

•	credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

•

interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates. Changes in market interest rates can result from governmental monetary policies, domestic and international economic and political conditions, and other factors beyond our control, and will impact the net unrealized gain or loss position of our fixed income investment portfolio and the rates of return we receive on both new funds invested and reinvestment of existing funds.

•	liquidity risk, relating to the diminished ability to sell certain investments, in times of strained market conditions;

•

market valuation risk, relating to the variability in the estimated fair value of investments associated with changes in market factors such as credit spreads. A widening of credit spreads will adversely impact the net unrealized gain (loss) position of the fixed income investment portfolio, will increase losses associated with credit-based non-qualifying derivatives where we assume credit exposure, and, if credit spreads widen significantly or for an extended period of time, will likely result in higher OTTI. Credit spread tightening will reduce net investment income associated with purchases of fixed maturity securities and will favorably impact the net unrealized gain (loss) position of the fixed income investment portfolio;

•

currency risk, relating to the variability in currency exchange rates for foreign denominated investments. This risk relates to potential decreases in estimated fair value and income resulting from a strengthening or weakening in currency exchange rates versus the U.S. dollar. In general, the weakening of foreign currencies versus the U.S. dollar will adversely affect the estimated fair value of our foreign denominated investments; and

•

real estate risk, relating to commercial, agricultural and residential real estate, and stemming from factors which include, but are not limited to, market conditions including the demand and supply of leasable commercial space, creditworthiness of tenants and partners, capital markets volatility and the inherent interest rate movement.

We manage investment risk through in-house fundamental credit analysis of the underlying obligors, issuers, transaction structures and real estate properties. We also manage credit risk, market valuation risk and liquidity risk through industry and issuer diversification and asset allocation. For commercial, agricultural and residential real estate assets, we manage credit risk and market valuation risk through geographic, property type and product type diversification and asset allocation. We manage interest rate risk as part of our asset and liability management strategies. These strategies include maintaining an investment portfolio with diversified maturities that has a weighted average duration that is approximately equal to the duration of our estimated liability cash flow profile through product design, such as the use of market value adjustment features and surrender charges. We also manage interest rate risk through proactive monitoring and management of certain non-guaranteed elements of our products, such as the resetting of credited interest and dividend rates for policies that permit such adjustments. We also use certain derivatives in the management of credit, interest rate and equity market risks.

We use purchased credit default swaps to mitigate credit risk in our investment portfolio. Generally, we purchase credit protection by entering into credit default swaps referencing the issuers of specific assets we own. In certain cases, basis risk exists between these credit default swaps and the specific assets we own. For example, we may purchase credit protection on a macro basis to reduce exposure to specific industries or other portfolio concentrations. In such instances, the referenced entities and obligations under the credit default swaps may not be identical to the individual obligors or securities in our investment portfolio. In addition, our purchased credit default swaps may have shorter tenors than the underlying investments they are hedging. However, we dynamically hedge this risk through the rebalancing and rollover of our credit default swaps at their most liquid tenors. We believe that our purchased credit default swaps serve as effective legal and economic hedges of our credit exposure.

We generally enter into market standard purchased and written credit default swap contracts. Payout under such contracts is triggered by certain credit events experienced by the referenced entities. For credit default swaps covering North American corporate issuers, credit events typically include bankruptcy and failure to pay on borrowed money. For European corporate issuers, credit events typically also include involuntary restructuring. In each case, payout on a credit default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association deems that a credit event has occurred.

Current Environment

The global economy and markets continue to be affected by significant stress and volatility, which has adversely affected the financial services sector in particular and global capital markets. As a company with significant operations in the U.S., we are affected by the monetary policy of the Federal Reserve. The Federal Reserve Board has taken a number of policy actions in recent years to spur economic activity, by keeping interest rates low and, more recently, through its asset purchase programs. See “— Industry Trends — Impact of a Sustained Low Interest Rate Environment” for information on actions taken by the Federal Reserve Board and central banks around the world to support the economic recovery. The Federal Reserve may take further actions to influence interest rates in the future, which may have an impact on the pricing levels of risk-bearing investments and may adversely impact the level of product sales.

Europe’s Perimeter Region.    During 2012, concerns about the economic conditions, capital markets and the solvency of certain European Union member states, including Europe’s perimeter region and of financial institutions that have significant direct or indirect exposure to their sovereign debt continued to create market volatility. This market volatility will likely continue to affect the performance of various asset classes in 2013, and perhaps longer, until there is an ultimate resolution of these European Union sovereign debt-related concerns.

As a result of concerns about the ability of Europe’s perimeter region, to service its sovereign debt, certain countries have experienced credit ratings downgrades. Despite official financial support programs for the most stressed governments in Europe’s perimeter region, including the March 2012 exchange of €177 billion of Greece domestic law sovereign debt with private sector holders in exchange for a package of four new securities issued by Greece and the public sector supported European Financial Stability Facility, concerns about sovereign debt sustainability has expanded to other European Union member states. As a result, in late 2011 and early 2012, several other European Union member states have experienced credit ratings downgrades or have had their credit ratings outlook changed to negative. At December 31, 2012, we did not have exposure to the sovereign debt of Europe’s perimeter region. At December 31, 2012, our exposure to Europe’s perimeter region was $1.0 billion, or 0.4% of total cash and invested assets. The $1.0 billion included $56 million of financial service industry and $861 million of non-financial service industry fixed maturity securities. Outside of Europe’s perimeter region, our holdings of sovereign debt, corporate debt and perpetual hybrid securities in certain European Union member states and other countries in the region that are not members of the European Union (collectively, the “European Region”) were concentrated in the United Kingdom, Germany, France, the Netherlands, Norway and Sweden, the sovereign debt of which continues to maintain the highest credit ratings from all major rating agencies.

European Region Investments.    In the European Region, we have proactively mitigated risk in both direct and indirect exposures by investing in a diversified portfolio of high quality investments with a focus on the higher-rated countries, reducing our holdings through sales of financial services securities during 2010 and 2011 and by purchasing certain single name credit default protection in 2010 and 2011. Our sales of financial services securities were focused on institutions with exposure to Europe’s perimeter region, lower preference capital structure instruments, and larger positions. All of our sovereign debt holdings were issued by countries outside of Europe’s perimeter region and were $626 million, at estimated fair value, at December 31, 2012. The European Region corporate securities (fixed maturity and perpetual hybrid securities classified as non-redeemable preferred stock) are invested in a diversified portfolio of primarily non-financial services securities, which comprised $13.9 billion, or 82% of European Region total corporate securities, at estimated fair value at December 31, 2012. Of these European Region sovereign fixed maturity and corporate securities, 86% were investment grade and, for the 14% that were below investment grade, the majority were non-financial services corporate securities at December 31, 2012. European Region financial services corporate securities at estimated fair value were $3.1 billion, including $1.8 billion within the banking sector, with 89% invested in investment grade rated corporate securities, at December 31, 2012.

Current Environment — Summary. All of these factors have had and could continue to have an adverse effect on the financial results of companies in the financial services industry, including MetLife, Inc. Such global economic conditions, as well as the global financial markets, continue to impact our net investment income, net investment gains (losses) and net derivative gains (losses), level of unrealized gains and (losses) within the various asset classes within our investment portfolio and our allocation to lower yielding cash equivalents and short-term investments. See “— Industry Trends” and “Risk Factors — Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations.”

Investment Portfolio Results

The following yield table presents the yield and investment income (loss) for our investment portfolio for the periods indicated. As described in the footnotes below, this table reflects certain differences from the presentation of net investment income presented in the GAAP consolidated statements of operations. This yield table presentation is consistent with how we measure our investment performance for management purposes, and we believe it enhances understanding of our investment portfolio results.

	For the Years Ended December 31,
	2012		2011		2010
	Yield % (1)	Amount	Yield % (1)	Amount	Yield % (1)	Amount
		(In millions)		(In millions)		(In millions)
Fixed maturity securities (2)(3)	5.73%	$8,319	5.80%	$8,207	5.90%	$8,157
Mortgage loans (3)	5.64%	2,527	5.66%	2,401	5.62%	2,256
Real estate and real estate joint ventures	4.22%	252	3.70%	212	1.20%	68
Policy loans	5.41%	451	5.76%	479	6.28%	515
Equity securities	4.76%	67	4.80%	73	4.55%	89
Other limited partnerships	12.41%	555	9.74%	435	15.56%	684
Cash and short-term investments	0.38%	9	0.21%	6	0.05%	2
Other invested assets (4)		291		235		122

Total before investment fees and expenses	5.76%	12,471	5.75%	12,048	5.79%	11,893
Investment fees and expenses	(0.15)	(334)	(0.15)	(306)	(0.15)	(304)

Net investment income (4)(5)	5.61%	$12,137	5.60%	$11,742	5.64%	$11,589

(1)

Yields are calculated as investment income as a percent of average quarterly asset carrying values. Investment income excludes recognized gains and losses and reflects GAAP adjustments presented in footnote (5) below. Asset carrying values exclude unrealized investment gains (losses), collateral received from counterparties associated with our securities lending program, freestanding derivative assets, collateral received from derivative counterparties, and the effects of consolidating under GAAP certain variable interest entities (“VIEs”) that are treated as consolidated securitization entities (“CSEs”). A yield is not presented for other invested assets, as it is not considered a meaningful measure of performance for this asset class.

(2)

Investment income (loss) includes amounts for trading and securities for which the fair value option (“FVO”) has been elected (“FVO securities”) of $77 million, $29 million and $72 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(3)	Investment income from fixed maturity securities and mortgage loans includes prepayment fees.
(4)	Certain amounts in prior periods have been revised in connection with the retrospective application of the first quarter 2012 adoption of the new guidance regarding accounting for DAC.
(5)

Net investment income presented in the yield table varies from the most directly comparable measure presented in the GAAP consolidated statements of operations due to certain reclassifications and excludes the effects of consolidating under GAAP certain VIEs that are treated as CSEs. Such reclassifications are presented in the table below.

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Net investment income — in the above yield table	$12,137	$11,742	$11,589
Real estate discontinued operations	(4)	(10)	(22)
Scheduled periodic settlement payments on derivatives not qualifying for hedge accounting	(285)	(126)	(1)
Incremental net investment income from CSEs	4	9	15

Net investment income — GAAP consolidated statements of operations	$11,852	$11,615	$11,581

See “— Results of Operations — Consolidated Results — Year Ended December 31, 2012 Compared with the Year Ended December 31, 2011” for an analysis of the year over year changes in net investment income.

Fixed Maturity and Equity Securities AFS

Fixed maturity securities AFS, which consisted principally of publicly traded and privately placed fixed maturity securities and redeemable preferred stock, were $183.7 billion and $168.2 billion at estimated fair value, or 68% and 66% of total cash and invested assets, at December 31, 2012 and 2011, respectively. Publicly-traded fixed maturity securities represented $147.3 billion and $134.5 billion of total fixed maturity securities, at estimated fair value, at December 31, 2012 and 2011, respectively, or 80% of total fixed maturity securities, at both December 31, 2012 and 2011. Privately placed fixed maturity securities represented $36.4 billion and $33.7 billion, at estimated fair value, at December 31, 2012 and 2011, respectively, or 20% of total fixed maturity securities, at both December 31, 2012 and 2011.

Equity securities AFS, which consisted principally of publicly traded and privately held common and non-redeemable preferred stocks, including certain perpetual hybrid securities and mutual fund interests, were $1.5 billion and $1.3 billion, at estimated fair value, or 0.6% and 0.5% of total cash and invested assets, at December 31, 2012 and 2011, respectively. Publicly-traded equity securities represented $638 million and $506 million, at estimated fair value, or 43% and 40% of total equity securities, at December 31, 2012 and 2011, respectively. Privately-held equity securities represented $861 million and $771 million, at estimated fair value, or 57% and 60% of total equity securities, at December 31, 2012 and 2011, respectively.

Included within fixed maturity and equity securities were $871 million and $925 million of perpetual securities, at estimated fair value, at December 31, 2012 and 2011, respectively. Upon acquisition, we classify perpetual securities that have attributes of both debt and equity as fixed maturity securities if the securities have an interest rate step-up feature which, when combined with other qualitative factors, indicates that the securities have more debt-like characteristics; while those with more equity-like characteristics are classified as equity securities. Many of such securities, commonly referred to as “perpetual hybrid securities,” have been issued by non-U.S. financial institutions that are accorded the highest two capital treatment categories by their respective regulatory bodies (i.e. core capital, or “Tier 1 capital” and perpetual deferrable securities, or “Upper Tier 2 capital”).

Included within fixed maturity securities were $1.0 billion and $1.2 billion of redeemable preferred stock at estimated fair value at December 31, 2012 and 2011, respectively. These securities, which have stated maturity dates and cumulative interest deferral features, are commonly referred to as “capital securities,” and are primarily issued by U.S. financial institutions.

Valuation of Securities. We are responsible for the determination of estimated fair value of our investments. We determine the estimated fair value of publicly-traded securities after considering one of three primary sources of information: quoted market prices in active markets, independent pricing services, or independent broker quotations; whereas for privately placed securities, estimated fair value is determined after considering one of three primary sources of information: market standard internal matrix pricing, market standard internal discounted cash flow techniques, or independent pricing services after we determine their use of available observable market data. For publicly-traded securities, the number of quotations obtained varies by instrument and depends on the liquidity of the particular instrument. Generally, we obtain prices from multiple pricing services to cover all asset classes and obtain multiple prices for certain securities, but ultimately utilize the price with the highest placement in the fair value hierarchy. Independent pricing services that value these instruments use market standard valuation methodologies based on data about market transactions and inputs from multiple pricing sources that are market observable or can be derived principally from or corroborated by observable market data. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a discussion of the types of market standard valuation methodologies utilized and key assumptions and observable inputs used in applying these standard valuation methodologies. When a price is not available in the active market or through an independent pricing service, management will value the security primarily using market standard internal matrix pricing or discounted cash flow techniques, and non-binding quotations from independent brokers who are knowledgeable about these securities. Independent non-binding broker quotations utilize inputs that may be difficult to corroborate with observable market data. As shown in the following section, less than 1% of our fixed maturity securities were valued using non-binding quotations from independent brokers at December 31, 2012.

Senior management, independent of the trading and investing functions, is responsible for the oversight of control systems and valuation policies, including reviewing and approving new transaction types and markets, for ensuring that observable market prices and market-based parameters are used for valuation, wherever possible, and for determining that judgmental valuation adjustments, when applied, are based upon established policies and are applied consistently over time. We review our valuation methodologies on an ongoing basis and revise when necessary based on changing market conditions. We gain assurance on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with accounting standards for fair value determination through our controls designed to ensure that the financial assets and financial liabilities are appropriately valued and represent an exit price. We utilize several controls, including certain monthly controls, which include, but are not limited to, analysis of portfolio returns to corresponding benchmark returns, comparing a sample of executed prices of securities sold to the fair value estimates, comparing fair value estimates to management’s knowledge of the current market, reviewing the bid/ask spreads to assess activity, comparing prices from multiple pricing sources, when available, reviewing independent auditor reports regarding the controls over valuation of securities employed by independent pricing services, and ongoing due diligence to confirm that independent pricing services use market-based parameters for valuation. We determine the observability of inputs used in estimated fair values received from independent pricing services or brokers by assessing whether these inputs can be corroborated by observable market data.

We also apply a formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value. If we conclude that prices received from independent pricing services are not reflective of market activity or representative of estimated fair value, we will seek independent non-binding broker quotes or use an internally developed valuation to override these prices. Our internally developed valuations of current estimated fair value, which reflect our estimates of liquidity and nonperformance risks, compared with pricing received from the independent pricing services, did not produce material differences for the vast majority of our fixed maturity securities portfolio. This is, in part, because our internal estimates of liquidity and nonperformance risks are generally based on available market evidence and estimates used by other market participants. In the absence of such market-based evidence, management’s best estimate is used. As a result, we generally use the price provided by the independent pricing service under our normal pricing protocol.

We have reviewed the significance and observability of inputs used in the valuation methodologies to determine the appropriate fair value hierarchy level for each of our securities. Based on the results of this review and investment class analyses, each instrument is categorized as Level 1, 2 or 3 based on the lowest level significant input to its valuation. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information regarding the valuation techniques and inputs by level within the three level fair value hierarchy by major classes of invested assets.

Fair Value of Fixed Maturity and Equity Securities - AFS. Fixed maturity and equity securities AFS measured at estimated fair value on a recurring basis and their corresponding fair value pricing sources were as follows:

	December 31, 2012
	Fixed Maturity Securities		Equity Securities
	(In millions)		(In millions)
Level 1:
Quoted prices in active markets for identical assets	$17,653	9.6%	$189	12.6%

Level 2:
Independent pricing source	125,410	68.3	178	11.9
Internal matrix pricing or discounted cash flow techniques	27,719	15.1	791	52.7

Significant other observable inputs	153,129	83.4	969	64.6

Level 3:
Independent pricing source	3,757	2.0	270	18.0
Internal matrix pricing or discounted cash flow techniques	8,209	4.5	71	4.8
Independent broker quotations	928	0.5	—	—

Significant unobservable inputs	12,894	7.0	341	22.8

Total estimated fair value	$183,676	100.0%	$1,499	100.0%

See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for the fixed maturity securities and equity securities AFS fair value hierarchy.

The composition of fair value pricing sources for and significant changes in Level 3 securities at December 31, 2012 are as follows:

•

The majority of the Level 3 fixed maturity and equity securities AFS (92%) were concentrated in four sectors: U.S. and foreign corporate securities, asset-backed securities (“ABS”) and residential mortgage-backed securities (“RMBS”).

•

Level 3 fixed maturity securities are priced principally through market standard valuation methodologies, independent pricing services and, to a much lesser extent, independent non-binding broker quotations using inputs that are not market observable or cannot be derived principally from or corroborated by observable market data. Level 3 fixed maturity securities consist of less liquid securities with very limited trading activity or where less price transparency exists around the inputs to the valuation methodologies. Level 3 fixed maturity securities include: sub-prime RMBS; certain below investment grade private securities and less liquid investment grade corporate securities (included in U.S. and foreign corporate securities); and less liquid ABS.

•

During the year ended December 31, 2012, Level 3 fixed maturity securities increased by $3.3 billion, or 35%. The increase was driven by net purchases in excess of sales and an increase in estimated fair value recognized in other comprehensive income (loss) (“OCI”). The net purchases in excess of sales was concentrated in ABS, foreign corporate securities and RMBS, and the increase in estimated fair value recognized in OCI for fixed maturity securities was concentrated in RMBS, U.S. and foreign corporate securities.

See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a rollforward of the fair value measurements for fixed maturity securities and equity securities AFS measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs. Total gains and losses in earnings and OCI are calculated assuming transfers into or out of Level 3 occurred at the beginning of the period. Items transferred into and out of Level 3 during the same period are excluded from the rollforward. Total gains (losses) for fixed maturity securities included in earnings and OCI subsequent to their transfer into Level 3 was $3 million and $7 million, respectively, for the year ended December 31, 2012.

An analysis of transfers into and/or out of Level 3 for the year ended December 31, 2012 is presented in Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

See “— Summary of Critical Accounting Estimates — Estimated Fair Value of Investments” for further information on the estimates and assumptions that affect the amounts reported above. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for further information about the valuation techniques and inputs by level by major classes of invested assets that affect the amounts reported above.

Fixed Maturity Securities AFS. See Notes 1 and 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for further information about fixed maturity securities AFS.

Fixed Maturity Securities Credit Quality — Ratings. The Securities Valuation Office of the National Association of Insurance Commissioners (“NAIC”) evaluates the fixed maturity security investments of insurers for regulatory reporting and capital assessment purposes and assigns securities to one of six credit quality categories called “NAIC designations.” If no rating is available from the NAIC, then as permitted by the NAIC, an internally developed rating is used. The NAIC ratings are generally similar to the credit quality designations of the Nationally Recognized Statistical Ratings Organizations (“NRSROs”) for marketable fixed maturity securities, called “rating agency designations,” except for certain structured securities as described below. Rating agency designations are based on availability of applicable ratings from rating agencies on the NAIC credit rating provider list, including Moody’s, S&P, Fitch Ratings (“Fitch”) and Realpoint, LLC. If no rating is available from a rating agency, then an internally developed rating is used.

The NAIC has adopted revised rating methodologies for certain structured securities comprised of non-agency RMBS, commercial mortgage-backed securities (“CMBS”) and ABS. The NAIC’s objective with the revised rating methodologies for these structured securities was to increase the accuracy in assessing expected losses, and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from structured securities. We apply the revised NAIC rating methodologies to structured securities held by us that maintain the NAIC statutory basis of accounting. The NAIC’s present methodology is to evaluate structured securities held by insurers using the revised NAIC rating methodologies on an annual basis. If we acquire structured securities that have not been previously evaluated by the NAIC, but are expected to be evaluated by the NAIC in the upcoming annual review, an internally developed rating is used until a final rating becomes available.

The following table presents total fixed maturity securities by NRSRO designation and the equivalent designations of the NAIC, except for certain structured securities, which are presented as described above, as well as the percentage, based on estimated fair value that each designation is comprised of at:

		December 31,
		2012				2011
NAIC Rating	Rating Agency Designation	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	% of Total	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	% of Total
		(In millions)				(In millions)
1	Aaa/Aa/A	$100,750	$13,269	$114,019	62.1%	$93,466	$11,096	$104,562	62.2%
2	Baa	46,258	5,319	51,577	28.1	44,154	3,644	47,798	28.4

	Subtotal investment grade	147,008	18,588	165,596	90.2	137,620	14,740	152,360	90.6
3	Ba	10,258	413	10,671	5.8	9,404	(69)	9,335	5.5
4	B	6,363	44	6,407	3.5	6,126	(476)	5,650	3.4
5	Caa and lower	1,094	(133)	961	0.5	1,216	(390)	826	0.5
6	In or near default	34	7	41	—	10	(3)	7	—

	Subtotal below investment grade	17,749	331	18,080	9.8	16,756	(938)	15,818	9.4

	Total fixed maturity securities	$164,757	$18,919	$183,676	100.0%	$154,376	$13,802	$168,178	100.0%

The following tables present total fixed maturity securities, based on estimated fair value, by sector classification and by NRSRO designation and the equivalent designations of the NAIC, except for certain structured securities, which are presented as described above:

	Fixed Maturity Securities — by Sector & Credit Quality Rating
NAIC Rating:	1	2	3	4	5	6	Total Estimated Fair Value
Rating Agency Designation:	Aaa/Aa/A	Baa	Ba	B	Caa and Lower	In or Near Default
	(In millions)
December 31, 2012:
U.S. corporate	$24,441	$31,547	$6,721	$3,941	$314	$36	$67,000
U.S. Treasury and agency	32,651	—	—	—	—	—	32,651
Foreign corporate	9,551	17,208	2,344	1,103	24	4	30,234
RMBS	21,208	627	1,273	1,295	621	1	25,025
CMBS	9,752	25	3	6	—	—	9,786
ABS	7,849	223	18	33	2	—	8,125
State and political subdivision	6,487	233	—	—	—	—	6,720
Foreign government	2,080	1,714	312	29	—	—	4,135

Total fixed maturity securities	$114,019	$51,577	$10,671	$6,407	$961	$41	$183,676

Percentage of total	62.1%	28.1%	5.8%	3.5%	0.5%	—%	100.0%

December 31, 2011:
U.S. corporate	$24,437	$27,989	$5,851	$3,236	$182	$1	$61,696
U.S. Treasury and agency	25,844	—	—	—	—	—	25,844
Foreign corporate	9,377	16,872	1,927	878	88	4	29,146
RMBS	21,726	1,029	1,043	1,366	553	2	25,719
CMBS	8,905	170	18	12	—	—	9,105
ABS	6,356	142	39	46	3	—	6,586
State and political subdivision	5,962	220	—	—	—	—	6,182
Foreign government	1,955	1,376	457	112	—	—	3,900

Total fixed maturity securities	$104,562	$47,798	$9,335	$5,650	$826	$7	$168,178

Percentage of total	62.2%	28.4%	5.5%	3.4%	0.5%	—%	100.0%

U.S. and Foreign Corporate Fixed Maturity Securities. We maintain a diversified portfolio of corporate fixed maturity securities across industries and issuers. This portfolio did not have an exposure to any single issuer in excess of 1% of total investments and the top ten holdings comprised 2% of total investments at both December 31, 2012 and 2011. The tables below present information for U.S. and foreign corporate securities at:

	December 31,
	2012		2011
	Estimated Fair Value	% of Total	Estimated Fair Value	% of Total
	(In millions)		(In millions)
Corporate fixed maturity securities — by sector:
Foreign corporate (1)	$30,234	31.1%	$29,146	32.1%
U.S. corporate fixed maturity securities — by industry:
Industrial	17,830	18.3	16,816	18.5
Consumer	17,467	18.0	15,233	16.8
Utility	13,994	14.4	13,480	14.8
Finance	9,275	9.5	8,601	9.5
Communications	5,797	6.0	5,110	5.6
Other	2,637	2.7	2,456	2.7

Total	$97,234	100.0%	$90,842	100.0%

(1)	Includes both U.S. dollar and foreign denominated securities.

Structured Securities. We held $42.9 billion and $41.4 billion of structured securities, at estimated fair value, at December 31, 2012 and 2011, respectively, as presented in the RMBS, CMBS and ABS sections below.

RMBS. The table below presents information about RMBS at:

	December 31,
	2012			2011
	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)
	(In millions)		(In millions)	(In millions)		(In millions)
By security type:
Collateralized mortgage obligations	$14,817	59.2%	$655	$15,546	60.4%	$(290)
Pass-through securities	10,208	40.8	578	10,173	39.6	564

Total RMBS	$25,025	100.0%	$1,233	$25,719	100.0%	$274

By risk profile:
Agency	$16,069	64.2%	$1,239	$17,247	67.1%	$1,377
Prime	3,094	12.4	(41)	4,073	15.8	(212)
Alt-A	4,138	16.5	84	3,730	14.5	(621)
Sub-prime	1,724	6.9	(49)	669	2.6	(270)

Total RMBS	$25,025	100.0%	$1,233	$25,719	100.0%	$274

Ratings profile:
Rated Aaa/AAA	$16,232	64.9%		$17,890	69.6%
Rated NAIC 1	$21,208	84.7%		$21,726	84.5%

Collateralized mortgage obligations are a type of mortgage-backed security structured by dividing the cash flows of mortgages into separate pools or tranches of risk that create multiple classes of bonds with varying maturities and priority of payments. Pass-through mortgage-backed securities are a type of asset-backed security that are secured by a mortgage or collection of mortgages. The monthly mortgage payments from homeowners pass from the originating bank through an intermediary, such as a government agency or investment bank, which collects the payments and, for a fee, remits or passes these payments through to the holders of the pass-through securities.

The majority of RMBS we hold are Agency RMBS. The majority of our RMBS holdings were rated Aaa/AAA by Moody’s, S&P or Fitch; and were rated NAIC 1 by the NAIC at December 31, 2012 and 2011. Agency RMBS were guaranteed or otherwise supported by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Non-agency RMBS include prime, alternative residential mortgage loans (“Alt-A”) and sub-prime RMBS. Prime residential mortgage lending includes the origination of residential mortgage loans to the most creditworthy borrowers with high quality credit profiles. Alt-A is a classification of mortgage loans where the risk profile of the borrower falls between prime and sub-prime. Sub-prime mortgage lending is the origination of residential mortgage loans to borrowers with weak credit profiles. Included within prime and Alt-A RMBS are resecuritization of real estate mortgage investment conduit (“Re-REMIC”) securities. Re-REMIC RMBS involve the pooling of previous issues of prime and Alt-A RMBS and restructuring the combined pools to create new senior and subordinated securities. The credit enhancement on the senior tranches is improved through the resecuritization.
At December 31, 2012 and 2011, our Alt-A securities portfolio had no exposure to option adjustable rate mortgages. Our Alt-A securities portfolio was comprised primarily of fixed rate mortgages (94% at both December 31, 2012 and 2011).

Historically, we have managed our exposure to sub-prime RMBS holdings by acquiring older vintage year securities that benefit from better underwriting, improved credit enhancement and higher levels of residential property price appreciation; reducing our overall exposure, stress testing the portfolio with severe loss assumptions and closely monitoring the performance of the portfolio. In 2012, we increased our exposure by purchasing sub-prime RMBS at significant discounts to the expected principal recovery value of these securities. The 2012 sub-prime RMBS purchases are performing within our expectations and were in an unrealized gain position of $59 million at December 31, 2012.

CMBS. The following tables present our CMBS holdings by rating agency designation and by vintage year at:

	December 31, 2012
	Aaa		Aa		A		Baa		Below Investment Grade		Total
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In millions)
2003	$1,526	$1,551	$84	$85	$58	$58	$26	$25	$8	$8	$1,702	$1,727
2004	1,420	1,494	53	55	32	33	—	—	21	8	1,526	1,590
2005	2,135	2,325	25	25	44	46	28	25	—	—	2,232	2,421
2006	1,491	1,624	173	191	19	19	29	29	28	26	1,740	1,889
2007	662	712	75	76	65	73	65	57	10	10	877	928
2008 - 2010	—	—	—	—	—	—	—	—	—	—	—	—
2011	302	328	—	—	—	—	—	—	—	—	302	328
2012	144	148	65	69	676	686	—	—	—	—	885	903

Total	$7,680	$8,182	$475	$501	$894	$915	$148	$136	$67	$52	$9,264	$9,786

Ratings Distribution		83.6%		5.1%		9.4%		1.4%		0.5%		100.0%

	December 31, 2011
	Aaa		Aa		A		Baa		Below Investment Grade		Total
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In millions)
2003	$2,600	$2,675	$133	$134	$70	$68	$20	$18	$8	$7	$2,831	$2,902
2004	1,358	1,458	76	76	32	30	—	—	21	14	1,487	1,578
2005	1,912	2,083	34	33	52	47	29	24	—	—	2,027	2,187
2006	1,114	1,199	161	158	19	19	35	34	62	56	1,391	1,466
2007	333	350	292	243	81	59	7	8	10	10	723	670
2008 - 2010	—	—	—	—	—	—	—	—	—	—	—	—
2011	291	302	—	—	—	—	—	—	—	—	291	302

Total	$7,608	$8,067	$696	$644	$254	$223	$91	$84	$101	$87	$8,750	$9,105

Ratings Distribution		88.6%		7.1%		2.4%		0.9%		1.0%		100.0%

The tables above reflect rating agency designations assigned by nationally recognized rating agencies including Moody’s, S&P, Fitch and Realpoint, LLC. CMBS rated NAIC 1 were 99.7% and 97.8% of total CMBS at December 31, 2012 and 2011, respectively.

ABS. Our ABS are diversified both by collateral type and by issuer. The following table presents information about our ABS holdings at:

	December 31,
	2012			2011
	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)
	(In millions)		(In millions)	(In millions)		(In millions)
By collateral type:
Credit card loans	$1,705	21.0%	$54	$2,351	35.7%	$81
Automobile loans	1,510	18.6	21	593	9.0	4
Collateralized debt obligations	1,390	17.1	(43)	1,349	20.5	(93)
Foreign residential loans	1,318	16.2	29	755	11.5	(3)
Student loans	1,166	14.4	(1)	991	15.0	(13)
Equipment loans	265	3.2	8	167	2.5	6
Other loans	771	9.5	32	380	5.8	15

Total	$8,125	100.0%	$100	$6,586	100.0%	$(3)

Ratings profile:
Rated Aaa/AAA	$5,003	61.6%		$4,171	63.3%
Rated NAIC 1	$7,849	96.6%		$6,356	96.5%

Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities. See Notes 1 and 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about the evaluation of fixed maturity securities and equity securities AFS for OTTI and evaluation of temporarily impaired AFS securities.

OTTI Losses on Fixed Maturity and Equity Securities AFS Recognized in Earnings

See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about OTTI losses and gross gains and gross losses on AFS securities sold.

Overview of Fixed Maturity and Equity Security OTTI Losses Recognized in Earnings. Impairments of fixed maturity and equity securities were $199 million, $268 million and $367 million for the years ended December 31, 2012, 2011 and 2010, respectively. Impairments of fixed maturity securities were $192 million, $227 million and $360 million for the years ended December 31, 2012, 2011 and 2010, respectively. Impairments of equity securities were $7 million, $41 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Credit-related impairments of fixed maturity securities were $125 million, $183 million and $334 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Explanations of changes in fixed maturity and equity securities impairments are as follows:

•

Year Ended December 31, 2012 compared to the Year Ended December 31, 2011 — Overall OTTI losses recognized in earnings on fixed maturity and equity securities were $199 million for the year ended December 31, 2012 as compared to $268 million in the prior year. The most significant decrease in the current period, as compared to the prior period, occurred in the financial services industry. OTTI losses on financial services industry securities declined $49 million, as compared to the prior period, of which $33 million of the decline were from intent to sell impairments on perpetual hybrid financial services industry equity securities and $16 million from fixed maturity financial industry securities. OTTI losses on ABS and consumer industry fixed maturity securities declined, as compared to the prior period, by $26 million and $21 million, respectively. This decrease was partially offset by an increase, as compared to the prior period, in utility industry fixed maturity security OTTI losses of $29 million primarily due to intent to sell impairments.

•

Year Ended December 31, 2011 compared to the Year Ended December 31, 2010 — Overall OTTI losses recognized in earnings on fixed maturity and equity securities were $268 million for the year ended December 31, 2011 as compared to $367 million in the prior year. Improving market conditions in the financial services industry and a stabilizing real estate market contributed to the decrease in our OTTI losses. The most significant decrease in the year ended December 31, 2011, as compared to the prior year, occurred in the financial services industry. Fixed maturity financial services industry security impairments decreased from $117 million in the year ended December 31, 2010 to $37 million in the year ended December 31, 2011. This decrease was partially offset by intent to sell impairments of perpetual hybrid financial services industry equity securities of $33 million in the year ended December 31, 2011. OTTI losses decreased in CMBS, ABS, and RMBS by $50 million, $38 million, and $9 million, respectively, in the year ended December 31, 2011, reflecting improving economic fundamentals.

Future Impairments. Future OTTIs will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), changes in credit ratings, changes in collateral valuation, changes in interest rates and changes in credit spreads. If economic fundamentals or certain of the above factors deteriorate, additional OTTIs may be incurred in upcoming periods.

Trading and Fair Value Option Securities

We have a trading securities portfolio, principally invested in fixed maturity securities, to support investment strategies that involve the active and frequent purchase and sale of securities and the execution of short sale agreements. Trading and FVO securities also include FVO securities. FVO securities include certain fixed maturity and equity securities held for investment by the general account to support asset and liability matching strategies for certain insurance products. FVO securities also include securities held by CSEs (former qualifying special purpose entities). Trading and FVO securities were $752 million and $697 million at estimated fair value, or 0.3% of total cash and invested assets, at both December 31, 2012 and 2011, respectively. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for the trading and FVO securities fair value hierarchy and a rollforward of the fair value measurements for trading and FVO securities measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.

Securities Lending

We participate in a securities lending program whereby blocks of securities, which are included in fixed maturity securities, equity securities, and short-term investments, are loaned to third parties, primarily brokerage firms and commercial banks. We obtain collateral, usually cash, in an amount generally equal to 102% of the estimated fair value of the securities loaned, which is obtained at the inception of a loan and maintained at a level greater than or equal to 100% for the duration of the loan. Securities loaned under such transactions may be sold or repledged by the transferee. We are liable to return to our counterparties the cash collateral under our control. These transactions are treated as financing arrangements and the associated cash collateral liability is recorded at the amount of the cash received.

See “— Liquidity and Capital Resources — Liquidity and Capital Uses — Securities Lending” and Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for financial information regarding our securities lending program.

Mortgage Loans

Our mortgage loans are principally collateralized by commercial real estate, agricultural real estate and residential properties. The carrying value of mortgage loans was $44.7 billion and $43.9 billion, or 16.5% and 17.3% of total cash and invested assets, at December 31, 2012 and 2011, respectively. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a table that presents our mortgage loans held-for-investment by portfolio segment at December 31, 2012 and 2011. We did not have any mortgage loans held-for-sale at December 31, 2012 and 2011.

We diversify our mortgage loan portfolio by both geographic region and property type to reduce the risk of concentration. Of our commercial and agricultural mortgage loans, 89% are collateralized by properties located in the U.S., with the remaining 11% collateralized by properties located outside the U.S., at December 31, 2012. The carrying value of our commercial and agricultural mortgage loans located in California, New York and Texas were 18%, 9% and 7%, respectively, of total mortgage loans at December 31, 2012. Additionally, we manage risk when originating commercial and agricultural mortgage loans by generally lending only up to 75% of the estimated fair value of the underlying real estate collateral.

Commercial Mortgage Loans by Geographic Region and Property Type. Commercial mortgage loans are the largest component of the mortgage loan invested asset class, as they represented over 75% of total mortgage loans held-for-investment at both December 31, 2012 and 2011. The tables below present the diversification across geographic regions and property types of commercial mortgage loans held-for-investment at:

	December 31,
	2012		2011
	Amount	% of Total	Amount	% of Total
	(In millions)		(In millions)
Region:
South Atlantic	$6,718	20.1%	$7,316	22.3%
Pacific	6,429	19.3	6,669	20.3
Middle Atlantic	5,442	16.3	5,162	15.8
International	4,467	13.4	3,795	11.6
West South Central	2,952	8.9	2,583	7.9
East North Central	2,582	7.7	2,534	7.7
New England	1,166	3.5	1,154	3.5
Mountain	743	2.2	522	1.6
East South Central	364	1.1	366	1.1
West North Central	273	0.8	347	1.1
Multi-Region and Other	2,233	6.7	2,326	7.1

Total recorded investment	33,369	100.0%	32,774	100.0%

Less: valuation allowances	256		318

Carrying value, net of valuation allowances	$33,113		$32,456

Property Type:
Office	$14,518	43.5%	$15,043	45.8%
Retail	7,614	22.8	7,489	22.9
Apartment	3,744	11.2	3,119	9.5
Industrial	2,863	8.6	2,803	8.6
Hotels	2,715	8.1	2,519	7.7
Other	1,915	5.8	1,801	5.5

Total recorded investment	33,369	100.0%	32,774	100.0%

Less: valuation allowances	256		318

Carrying value, net of valuation allowances	$33,113		$32,456

Mortgage Loan Credit Quality — Restructured, Potentially Delinquent, Delinquent or Under Foreclosure. We monitor our mortgage loan investments on an ongoing basis, including reviewing loans that are restructured, potentially delinquent, and delinquent or under foreclosure. These loan classifications are consistent with those used in industry practice.

We define restructured mortgage loans as loans in which we, for economic or legal reasons related to the debtor’s financial difficulties, grant a concession to the debtor that we would not otherwise consider. We define potentially delinquent loans as loans that, in management’s opinion, have a high probability of becoming delinquent in the near term. We define delinquent mortgage loans consistent with industry practice, when the mortgage loan is past due as follows: commercial and residential — 60 days or more and agricultural — 90 days or more. We define mortgage loans under foreclosure as loans in which foreclosure proceedings have formally commenced.

The following table presents the recorded investment and valuation allowance for all mortgage loans held-for-investment distributed by the above stated loan classifications:

	December 31,
	2012				2011
	Recorded Investment	% of Total	Valuation Allowance	% of Recorded Investment	Recorded Investment	% of Total	Valuation Allowance	% of Recorded Investment
	(In millions)		(In millions)		(In millions)		(In millions)
Commercial:
Performing	$33,036	99.0%	$182	0.6%	$32,492	99.1%	$274	0.8%
Restructured (1)	333	1.0	74	22.2%	219	0.7	44	20.1%
Potentially delinquent	—	—	—	—%	—	—	—	—%
Delinquent or under foreclosure	—	—	—	—%	63	0.2	—	—%

Total	$33,369	100.0%	$256	0.8%	$32,774	100.0%	$318	1.0%

Agricultural:
Performing	$11,301	98.4%	$27	0.2%	$11,279	98.1%	$35	0.3%
Restructured (2)	64	0.5	8	12.5%	56	0.5	7	12.5%
Potentially delinquent	6	0.1	—	—%	23	0.2	4	17.4%
Delinquent or under foreclosure (2)	116	1.0	13	11.2%	140	1.2	29	20.7%

Total	$11,487	100.0%	$48	0.4%	$11,498	100.0%	$75	0.7%

Residential:
Performing	$105	100.0%	$—	—%	$1	100.0%	$—	—%

Total	$105	100.0%	$—	—%	$1	100.0%	$—	—%

(1)	As of both December 31, 2012 and 2011, restructured commercial mortgage loans were comprised of eight restructured loans, all of which were performing.

(2)

As of December 31, 2012 and 2011, restructured agricultural mortgage loans were comprised of 15 and ten restructured loans, respectively, all of which were performing. At December 31, 2012, there were no restructured agricultural mortgage loans that were delinquent or under foreclosure. Additionally, as of December 31, 2011, delinquent or under foreclosure agricultural mortgage loans included three restructured loans with a recorded investment of $12 million, which were not performing.

See also Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for tables that present, by portfolio segment, mortgage loans by credit quality indicator, impaired mortgage loans, past due and nonaccrual mortgage loans, as well as loans modified through troubled debt restructurings.

Mortgage Loan Credit Quality — Monitoring Process — Commercial and Agricultural Mortgage Loans. We review all commercial mortgage loans on an ongoing basis. These reviews may include an analysis of the property financial statements and rent roll, lease rollover analysis, property inspections, market analysis, estimated valuations of the underlying collateral, loan-to-value ratios, debt service coverage ratios, and tenant creditworthiness. The monitoring process focuses on higher risk loans, which include those that are classified as restructured, potentially delinquent, delinquent or in foreclosure, as well as loans with higher loan-to-value ratios and lower debt service coverage ratios. The monitoring process for agricultural mortgage loans is generally similar, with a focus on higher risk loans, such as loans with higher loan-to-value ratios, including reviews on a geographic and property type basis.

Loan-to-value ratios and debt service coverage ratios are common measures in the assessment of the quality of commercial mortgage loans. Loan-to-value ratios are a common measure in the assessment of the quality of agricultural mortgage loans. Loan-to-value ratios compare the amount of the loan to the estimated fair value of the underlying collateral. A loan-to-value ratio greater than 100% indicates that the loan amount is greater than the collateral value. A loan-to-value ratio of less than 100% indicates an excess of collateral value over the loan amount. Generally, the higher the loan-to-value ratio, the higher the risk of experiencing a credit loss. The debt service coverage ratio compares a property’s net operating income to amounts needed to service the principal and interest due under the loan. Generally, the lower the debt service coverage ratio, the higher the risk of experiencing a credit loss. For commercial mortgage loans, our average loan-to-value ratio was 54% and 59% at December 31, 2012 and 2011, respectively, and our average debt service coverage ratio was 2.1x, at both December 31, 2012 and 2011. The commercial mortgage loan debt service coverage ratio and loan-to-value ratio, as well as the values utilized in calculating these ratios, are updated annually, on a rolling basis, with a portion of the commercial mortgage loan portfolio updated each quarter. For agricultural mortgage loans, our average loan-to-value ratio was 46% and 48%, at December 31, 2012 and 2011, respectively. The values utilized in calculating the agricultural mortgage loan loan-to-value ratio are developed in connection with the ongoing review of the agricultural loan portfolio and are routinely updated.

Mortgage Loan Valuation Allowances. Our valuation allowances are established both on a loan specific basis for those loans considered impaired where a property specific or market specific risk has been identified that could likely result in a future loss, as well as for pools of loans with similar risk characteristics where a property specific or market specific risk has not been identified, but for which we expect to incur a loss. Accordingly, a valuation allowance is provided to absorb these estimated probable credit losses.

The determination of the amount of, and additions or decreases to, valuation allowances is based upon our periodic evaluation and assessment of known and inherent risks associated with our loan portfolios. Such evaluations and assessments are based upon several factors, including our experience for loan losses, defaults and loss severity, and loss expectations for loans with similar risk characteristics. These evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly, which can cause the valuation allowances to increase or decrease over time as such evaluations are revised. Negative credit migration including an actual or expected increase in the level of problem loans will result in an increase in the valuation allowance. Positive credit migration including an actual or expected decrease in the level of problem loans will result in a decrease in the valuation allowance.

See Notes 1, 8 and 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about how valuation allowances are established and monitored, activity in and balances of the valuation allowance, and the estimated fair value of impaired mortgage loans and related impairments included within net investment gains (losses) as of and for the years ended December 31, 2012, 2011 and 2010.

Real Estate and Real Estate Joint Ventures

We diversify our real estate investments by both geographic region and property type to reduce risk of concentration. Our real estate investments are primarily located in the United States. The three locations with the largest real estate investments were California, Florida and New York at 23%, 15%, and 12%, respectively, at December 31, 2012.

Real estate investments by type consisted of the following:

	December 31,
	2012		2011
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Traditional	$5,831	85.3%	$3,512	59.6%
Real estate joint ventures and funds	663	9.7	2,060	35.0

Subtotal	6,494	95.0	5,572	94.6
Foreclosed (commercial and agricultural)	342	5.0	196	3.3

Real estate held-for-investment	6,836	100.0	5,768	97.9
Real estate held-for-sale	1	—	123	2.1

Total real estate and real estate joint ventures	$6,837	100.0%	$5,891	100.0%

We classify within traditional real estate our investment in income-producing real estate, which is comprised primarily of wholly-owned real estate and, to a much lesser extent, joint ventures with interests in single property income-producing real estate. The estimated fair value of the traditional real estate investment portfolio was $8.0 billion and $5.5 billion at December 31, 2012 and 2011, respectively. We classify within real estate joint ventures and funds, our investments in joint ventures with interests in multi-property projects with varying strategies ranging from the development of properties to the operation of income-producing properties, as well as our investments in real estate private equity funds. From time to time, we transfer investments from these joint ventures to traditional real estate, if we retain an interest in the joint venture after a completed property commences operations and we intend to retain an interest in the property.

Real estate and real estate joint venture investments by property type were categorized by sector as follows:

	December 31,
	2012		2011
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Office	$3,265	47.8%	$2,802	47.6%
Apartments	1,680	24.6	1,589	26.9
Industrial	591	8.6	398	6.8
Real estate investment funds	346	5.1	455	7.7
Retail	324	4.7	321	5.5
Hotel	315	4.6	202	3.4
Land	165	2.4	74	1.3
Agriculture	8	0.1	14	0.2
Other	143	2.1	36	0.6

Total real estate and real estate joint ventures	$6,837	100.0%	$5,891	100.0%

Impairments recognized on real estate and real estate joint ventures were $18 million and $28 million for the years ended December 31, 2012 and 2010, respectively. There were no impairments recognized on real estate and real estate joint ventures for the year ended December 31, 2011. Depreciation expense on real estate investments was $127 million, $125 million and $134 million for the years ended December 31, 2012, 2011 and 2010, respectively. Real estate investments were net of accumulated depreciation of $1.1 billion at both December 31, 2012 and 2011.

Other Limited Partnership Interests

The carrying value of other limited partnership interests was $4.5 billion and $4.3 billion at December 31, 2012 and 2011, respectively, which included $884 million and $667 million of hedge funds, at December 31, 2012 and 2011, respectively.

Other Invested Assets

The following table presents the carrying value of our other invested assets by type:

	December 31,
	2012		2011
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Freestanding derivatives with positive estimated fair values	$6,418	51.4%	$6,936	55.6%
Tax credit partnerships	2,145	17.2	1,409	11.3
Loans to affiliates	1,915	15.3	1,915	15.3
Leveraged leases, net of non-recourse debt	1,558	12.5	1,832	14.7
Joint venture investments	31	0.3	32	0.3
Funds withheld	—	—	25	0.2
Other	412	3.3	329	2.6

Total	$12,479	100.0%	$12,478	100.0%

Leveraged lease impairments were $203 million and $4 million for the years ended December 31, 2012 and 2011, respectively.

See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information regarding leveraged lease and certain loans to affiliates and see Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information regarding the freestanding derivatives with positive estimated fair values. Tax credit partnerships are established for the purpose of investing in low-income housing and other social causes, where the primary return on investment is in the form of income tax credits, and are accounted for under the equity method or under the effective yield method. Loans to affiliates, some of which are regulated, are used by the affiliates to assist in meeting their capital requirements. Joint venture investments are accounted for under the equity method and represent our investment in an insurance underwriting joint venture in China. Funds withheld represent amounts contractually withheld by ceding companies in accordance with reinsurance agreements.

Short-term Investments and Cash Equivalents

The carrying value of short-term investments, which approximates estimated fair value, was $6.9 billion and $6.1 billion, or 2.5% and 2.4% of total cash and invested assets, at December 31, 2012 and 2011, respectively. The carrying value of cash equivalents, which approximates estimated fair value, was $1.1 billion and $1.2 billion, or 0.4% and 0.5% of total cash and invested assets, at December 31, 2012 and 2011, respectively.

Derivatives

Derivatives. MLIC is exposed to various risks relating to its ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. MLIC uses a variety of strategies to manage these risks, including the use of derivatives. See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for:

•	A comprehensive description of the nature of MLIC’s derivatives, including the strategies for which derivatives are used in managing various risks.

•

Information about the notional amount, estimated fair value, and primary underlying risk exposure of MLIC’s derivatives by type of hedge designation, excluding embedded derivatives held at December 31, 2012 and 2011.

•	The statement of operations effects of derivatives in cash flow, fair value, or non-qualifying hedge relationships for the years ended December 31, 2012, 2011, and 2010.

Fair Value Hierarchy. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for derivatives measured at estimated fair value on a recurring basis and their corresponding fair value hierarchy.

The valuation of Level 3 derivatives involves the use of significant unobservable inputs and generally requires a higher degree of management judgment or estimation than the valuations of Level 1 and Level 2 derivatives. Although Level 3 inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such instruments and are considered appropriate given the circumstances. The use of different inputs or methodologies could have a material effect on the estimated fair value of Level 3 derivatives and could materially affect net income.

Derivatives categorized as Level 3 at December 31, 2012 include: interest rate swaps and interest rate forwards with maturities which extend beyond the observable portion of the yield curve; cancellable foreign currency swaps with unobservable currency correlation inputs; foreign currency forwards with certain unobservable inputs, including unobservable portion of the yield curve; and credit default swaps priced using unobservable credit spreads, or that are priced through independent broker quotations. At both December 31, 2012 and 2011, less than 1% of the net derivative estimated fair value was priced through independent broker quotations.

See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a rollforward of the fair value measurements for derivatives measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.

See “— Summary of Critical Accounting Estimates — Derivatives” for further information on the estimates and assumptions that affect derivatives.

Credit Risk. See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about how MLIC manages credit risk related to its derivatives and for the estimated fair value of its net derivative assets and net derivative liabilities after the application of master netting agreements and collateral.

MLIC’s policy is not to offset the fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement. This policy applies to the recognition of derivatives in the consolidated balance sheets, and does not affect MLIC’s legal right of offset.

Credit Derivatives. The following table presents the gross notional amount and estimated fair value of credit default swaps at:

	December 31,
	2012		2011
Credit Default Swaps	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
	(In millions)
Purchased (1)	$1,463	$(7)	$2,368	$38
Written (2)	6,230	50	5,397	(29)

Total	$7,693	$43	$7,765	$9

(1)

The notional amount and estimated fair value for purchased credit default swaps in the trading portfolio were $380 million and ($1) million, respectively, at December 31, 2012 and $424 million and $7 million, respectively, at December 31, 2011.

(2)

The notional amount and estimated fair value for written credit default swaps in the trading portfolio were $10 million and $0, respectively, at December 31, 2012 and $10 million and ($1) million, respectively, at December 31, 2011.

The following table presents the gross gains, gross losses and net gain (losses) recognized in income for credit default swaps for the years ended:

	December 31,
	2012			2011
Credit Default Swaps	Gross Gains (1)	Gross Losses (1)	Net Gains (Losses)	Gross Gains (1)	Gross Losses (1)	Net Gains (Losses)
	(In millions)
Purchased (2), (4)	$9	$(96)	$(87)	$94	$(14)	$80
Written (3), (4)	112	(7)	105	14	(76)	(62)

Total	$121	$(103)	$18	$108	$(90)	$18

(1)	Gains (losses) are reported in net derivative gains (losses), except for gains (losses) on the trading portfolio, which are reported in net investment income.

(2)

The gross gains and gross (losses) for purchased credit default swaps in the trading portfolio were $7 million and ($22) million, respectively, for the year ended December 31, 2012 and $18 million and ($12) million, respectively, for the year ended December 31, 2011.

(3)

The gross gains and gross (losses) for written credit default swaps in the trading portfolio were insignificant for the year ended December 31, 2012 and $0 and ($1) million, respectively, for the year ended December 31, 2011.

(4)	Gains (losses) do not include earned income (expense) on credit default swaps.

The unfavorable change in net gains (losses) on purchased credit default swaps of $167 million was due to narrowing of credit spreads in the year ended December 31, 2012 compared to widening in the prior period on credit default swaps hedging certain bonds. The favorable change in net gains (losses) on written credit default swaps of $167 million was due to narrowing of credit spreads in the year ended December 31, 2012 compared to widening in the prior period on certain credit default swaps used as replications.

The maximum amount at risk related to our written credit default swaps is equal to the corresponding notional amount. In a replication transaction, we pair an asset on our balance sheet with a written credit default swap to synthetically replicate a corporate bond, a core asset holding of life insurance companies. Replications are entered into in accordance with the guidelines approved by insurance regulators and are an important tool in managing the overall corporate credit risk within MLIC. In order to match our long-dated insurance liabilities, we will seek to buy long-dated corporate bonds. In some instances, these may not be readily available in the market, or they may be issued by corporations to which we already have significant corporate credit exposure. For example, by purchasing Treasury bonds (or other high-quality assets) and associating them with written credit default swaps on the desired corporate credit name, we, at times, can replicate the desired bond exposures and meet our asset-liability management needs. In addition, given the shorter tenor of the credit default swaps (generally 5-year tenors) versus a long-dated corporate bond, we have more flexibility in managing our credit exposures.

Embedded Derivatives. See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about embedded derivatives measured at estimated fair value on a recurring basis and their corresponding fair value hierarchy.

See Note 10 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a rollforward of the fair value measurements for net embedded derivatives measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.

See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information about the nonperformance risk adjustment included in the valuation of guaranteed minimum benefits accounted for as embedded derivatives.

See “— Summary of Critical Accounting Estimates — Derivatives” for further information on the estimates and assumptions that affect embedded derivatives.

Off-Balance Sheet Arrangements

Credit and Committed Facilities

We maintain unsecured credit facilities and committed facilities with various financial institutions. See “— Liquidity and Capital Resources — Liquidity and Capital Sources — Global Funding Sources — Credit and Committed Facilities,” for further descriptions of such arrangements.

Collateral for Securities Lending and Derivatives

We participate in a securities lending program in the normal course of business for the purpose of enhancing the total return on our investment portfolio. We have non-cash collateral for securities lending from counterparties on deposit from customers, which cannot be sold or repledged, and which has not been recorded on our consolidated balance sheets. The amount of this collateral was $46 million and $188 million, at estimated fair value, at December 31, 2012 and 2011, respectively. See “— Investments — Securities Lending” and “Securities Lending” in Notes 1 and 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for discussion of our securities lending program and the classification of revenues and expenses and the nature of the secured financing arrangement and associated liability.

We enter into derivatives to manage various risks relating to our ongoing business operations. We have non-cash collateral from counterparties for derivatives, which can be sold or repledged subject to certain constraints, and which has not been recorded on our consolidated balance sheets. The amount of this collateral was $1.2 billion and $768 million at December 31, 2012 and 2011, respectively. See “— Liquidity and Capital Resources — Liquidity and Capital Uses — Pledged Collateral” and “Derivatives” in Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information on the earned income on and the gross notional amount, estimated fair value of assets and liabilities and primary underlying risk exposure of our derivatives.

Lease Commitments

As lessee, we have entered into various lease and sublease agreements for office space, information technology and other equipment. Our commitments under such lease agreements are included within the contractual obligations table. See “— Liquidity and Capital Resources — Contractual Obligations” and Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Guarantees

See “Guarantees” in Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Other

Additionally, we have the following commitments in the normal course of business for the purpose of enhancing the total return on our investment portfolio: commitments to fund partnership investments; mortgage loan commitments; and commitments to fund bank credit facilities, bridge loans and private corporate bond investments.

See “Net Investment Income” and “Net Investment Gains (Losses)” in Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information on the investment income, investment expense, gains and losses from such investments. See also “Fixed Maturity and Equity Securities AFS,” and “Mortgage Loans,” in Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information on our investments in fixed maturity securities and mortgage loans.

Other than the commitments disclosed in Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012, there are no other material obligations or liabilities arising from the commitments to fund partnership investments, mortgage loans, bank credit facilities, bridge loans, and private corporate bond investments. For further information on commitments to fund partnership investments, mortgage loans, bank credit facilities, bridge loans and private corporate bond investments, see “— Liquidity and Capital Resources — Contractual Obligations.”

Insolvency Assessments

See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Liquidity and Capital Resources

Overview

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in global capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities are sensitive to changing market factors. The global markets and economy continue to experience significant volatility that may affect our financing costs and market interest for our debt securities. For further information regarding market factors that could affect our ability to meet liquidity and capital needs, see “— Industry Trends” and “— Investments — Current Environment.”

Liquidity Management

Based upon the strength of our franchise, diversification of our businesses, strong financial fundamentals and the substantial funding sources available to us as described herein, we continue to believe we have access to ample liquidity to meet business requirements under current market conditions and unlikely but reasonably possible stress scenarios.

Short-term Liquidity. We maintain a substantial short-term liquidity position, which was $3.2 billion and $2.8 billion at December 31, 2012 and 2011, respectively. Short-term liquidity includes cash and cash equivalents and short-term investments, excluding: (i) cash collateral received under our securities lending program, and (ii) cash collateral received from counterparties in connection with derivatives. We continuously monitor and adjust our liquidity and capital plans for MLIC in light of changing needs and opportunities.

Liquid Assets. An integral part of our liquidity management includes managing our level of liquid assets, which was $116.9 billion and $109.3 billion at December 31, 2012 and 2011, respectively. Liquid assets include cash and cash equivalents, short-term investments and publicly-traded securities, excluding: (i) cash collateral received under our securities lending program that has been reinvested; (ii) cash collateral received from counterparties in connection with derivatives; (iii) cash and cash equivalents, short-term investments and securities on deposit with regulatory agencies; and (iv) securities held in trust and pledged in support of funding agreements.

Liquidity

Liquidity refers to a company’s ability to generate adequate amounts of cash to meet its needs. We determine our liquidity needs based on a rolling six-month forecast by portfolio of invested assets which we monitor daily. We adjust the asset mix and asset maturities based on this forecast. To support this forecast, we conduct cash flow and stress testing, which include various scenarios of the potential risk of early contractholder and policyholder withdrawal. We include provisions limiting withdrawal rights on many of our products, including general account pension products sold to employee benefit plan sponsors. Certain of these provisions prevent the customer from making withdrawals prior to the maturity date of the product. In the event of significant cash requirements beyond anticipated liquidity needs, we have various alternatives available depending on market conditions and the amount and timing of the liquidity need. These options include cash flows from operations, the sale of liquid assets, global funding sources and various credit facilities.

Under certain stressful market and economic conditions, our access to liquidity may deteriorate, or the cost to access liquidity may increase. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, we may have difficulty selling investment assets in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. In addition, in the event of such forced sale, accounting rules require the recognition of a loss for certain securities in an unrealized loss position and may require the impairment of other securities if there is a need to sell such securities, which may negatively impact our financial condition. See “Risk Factors — Investment-Related Risks — Should the Need Arise, We May Have Difficulty Selling Certain Holdings in Our Investment Portfolio or Our Securities Lending Program in a Timely Manner and Realizing Full Value Given Their Illiquid Nature.”

In extreme circumstances, all general account assets within a statutory legal entity — other than those which may have been pledged to a specific purpose — are available to fund obligations of the general account within that legal entity.

Capital

We manage our capital position to maintain our financial strength and credit ratings. Our capital position is supported by our ability to generate strong cash flows within our operating companies and borrow funds at competitive rates, as well as by our demonstrated ability to raise additional capital to meet operating and growth needs despite adverse market and economic conditions.

Rating Agencies. Rating agencies assign insurer financial strength ratings to Metropolitan Life Insurance Company and certain of its subsidiaries. Financial strength ratings indicate the rating agency’s opinion regarding an insurance company’s ability to meet contractholder and policyholder obligations. They are important factors in our overall funding profile and ability to access certain types of liquidity. The level and composition of regulatory capital of Metropolitan Life Insurance Company and its insurance subsidiaries and the equity capital are among the many factors considered in determining our insurer financial strength and credit ratings. Each agency has its own capital adequacy evaluation methodology, and assessments are generally based on a combination of factors. In addition to heightening the level of scrutiny that they apply to insurance companies, rating agencies have increased and may continue to increase the frequency and scope of their credit reviews, may request additional information from the companies that they rate and may adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels.

Downgrades in our financial strength ratings could have a material adverse effect on our financial condition and results of operations in many ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	adversely affecting our relationships with our sales force and independent sales intermediaries;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to post additional collateral under certain of our financing transactions;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance at reasonable prices or at all.

A downgrade in the insurer financial strength ratings of Metropolitan Life Insurance Company or its insurance subsidiaries would likely (i) impact our ability to generate cash flows from the sale of funding agreements and other capital market products offered by our Corporate Benefit Funding segment, (ii) impact the cost and availability of financing for Metropolitan Life Insurance Company and its insurance subsidiaries and (iii) result in additional collateral requirements or other required payments under certain agreements, which are eligible to be satisfied in cash or by posting securities held by Metropolitan Life Insurance Company and its insurance subsidiaries subject to the agreements.

Statutory Capital and Dividends. Metropolitan Life Insurance Company and its insurance subsidiaries have statutory surplus and risk-based capital (“RBC”) levels well above levels to meet current regulatory requirements.

RBC requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. These rules apply to Metropolitan Life Insurance Company and each of its U.S. insurance subsidiaries. State insurance laws grant insurance regulators the authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not meet or exceed certain RBC levels. At the date of the most recent annual reports regarding their respective statutory financial condition filed with the insurance regulators, the total adjusted capital of Metropolitan Life Insurance Company and each of its U.S. insurance subsidiaries was in excess of each of those RBC levels.

The amount of the dividend that Metropolitan Life Insurance Company can pay to MetLife, Inc. is constrained by the amount of surplus Metropolitan Life Insurance Company holds to maintain its ratings and to provide an additional margin for risk protection and for future investment in MLIC’s businesses. MLIC proactively takes actions to maintain capital consistent with these ratings objectives, which may include adjusting dividend amounts and deploying financial resources from internal or external sources of capital. Certain of these activities may require regulatory approval. Furthermore, the payment of dividends and other distributions to MLIC by its insurance subsidiaries is governed by insurance laws and regulations. See Note 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Summary of Primary Sources and Uses of Liquidity and Capital

Our primary sources and uses of liquidity and capital are summarized as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Sources:
Net cash provided by operating activities	$4,536	$6,231	$6,104
Net cash provided by changes in policyholder account balances	5,274	—	1,100
Net cash provided by changes in payables for collateral under securities loaned and other transactions	2,181	3,266	2,352
Long-term debt issued	79	110	188
Capital contribution	—	47	—
Cash provided by other, net	611	25	—

Total sources	12,681	9,679	9,744

Uses:
Net cash used in investing activities	12,264	7,020	8,800
Net cash used for changes in policyholder account balances	—	1,492	—
Net cash used for short-term debt repayments	1	1	217
Long-term debt repaid	81	1,411	324
Dividends on common stock	1,023	1,151	232
Cash used in other, net	—	—	33

Total uses	13,369	11,075	9,606

Net increase (decrease) in cash and cash equivalents	$(688)	$(1,396)	$138

Cash Flows from Operations. The principal cash inflows from our insurance activities come from insurance premiums, annuity considerations and deposit funds. The principal cash outflows relate to the liabilities associated with various life insurance, annuity and pension products, operating expenses and income tax, as well as interest on outstanding debt obligations. A primary liquidity concern with respect to these cash flows is the risk of early contractholder and policyholder withdrawal.

Cash Flows from Investments. The principal cash inflows from our investment activities come from repayments of principal on invested assets, proceeds from maturities of invested assets, sales of invested assets, settlements of freestanding derivatives and net investment income. The principal cash outflows relate to purchases of investments, issuances of policy loans and settlements of free standing derivatives. Additional cash outflows include those related to our securities lending activities. We typically have a net cash outflow from investing activities because cash inflows from insurance operations are reinvested in accordance with our ALM discipline to fund insurance liabilities. We closely monitor and manage these risks through our credit risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors and market disruption.

Financing Cash Flows. The principal cash inflows from our financing activities come from issuances of debt securities and deposit funds associated with PABs. The principal cash outflows come from repayments of debt, payments of dividends on MLIC’s securities and withdrawals associated with PABs. A primary liquidity concern with respect to these cash flows is the risk of early contractholder and policyholder withdrawal.

Liquidity and Capital Sources

In addition to the general description of liquidity and capital sources in “— Summary of Primary Sources and Uses of Liquidity and Capital,” the following additional information is provided regarding our primary sources of liquidity and capital:

Global Funding Sources. Liquidity is provided by a variety of short-term instruments, including funding agreements, credit facilities and commercial paper. Capital is provided by a variety of instruments, including short-term and long-term debt. The diversity of our funding sources enhances our funding flexibility, limits dependence on any one market or source of funds and generally lowers the cost of funds. Our primary global funding sources include:

Commercial Paper, Reported in Short-term Debt. MetLife Funding, Inc. (“MetLife Funding”), a wholly-owned subsidiary of MLIC, and MetLife, Inc., each have commercial paper programs supported by $4.0 billion in general corporate credit facilities (see “ — Credit and Committed Facilities”). MetLife Funding serves as a centralized finance unit. MetLife Funding raises cash from its commercial paper program and uses the proceeds to extend loans, through MetLife Credit Corp., another subsidiary of MLIC, to MetLife, Inc., MLIC and other affiliates in order to enhance the financial flexibility and liquidity of these companies. Outstanding balances for the commercial paper program fluctuate in line with changes to affiliates’ financing arrangements.

Federal Home Loan Bank Funding Agreements, Reported in PABs. Metropolitan Life Insurance Company and certain of its insurance subsidiaries are members of a regional Federal Home Loan Bank (“FHLB”). During the years ended December 31, 2012, 2011 and 2010, we issued $16.4 billion, $8.1 billion and $10.8 billion, respectively, and repaid $14.0 billion, $8.5 billion and $11.8 billion, respectively, under funding agreements with the certain FHLB regional banks. At December 31, 2012 and 2011, total obligations outstanding under these funding agreements were $14.5 billion and $12.1 billion, respectively. See Note 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Special Purpose Entity Funding Agreements, Reported in PABs. We have issued fixed and floating rate funding agreements, which are denominated in either U.S. dollars or foreign currencies, to certain special purpose entities (“SPEs”) that have issued either debt securities or commercial paper for which payment of interest and principal is secured by such funding agreements. During the years ended December 31, 2012, 2011 and 2010, we issued $24.7 billion, $27.4 billion and $15.0 billion, respectively, and repaid $21.5 billion, $28.2 billion and $12.3 billion, respectively, under such funding agreements. At December 31, 2012 and 2011, total obligations outstanding under these funding agreements were $23.9 billion and $20.1 billion, respectively. See Note 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Federal Agricultural Mortgage Corporation Funding Agreements, Reported in PABs. We have issued funding agreements to the Federal Agricultural Mortgage Corporation (“Farmer Mac”), as well as to certain SPEs that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by Farmer Mac. The obligations under all such funding agreements are secured by a pledge of certain eligible agricultural real estate mortgage loans and may, under certain circumstances, be secured by other qualified collateral. During the years ended December 31, 2012, 2011 and 2010, we issued $0, $1.5 billion and $50 million, respectively, and repaid $0, $1.5 billion and $0, respectively, under such funding agreements. At both December 31, 2012 and 2011, total obligations outstanding under these funding agreements were $2.6 billion. See Note 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Debt Issuances and Other Borrowings. In December 2011, a wholly-owned real estate subsidiary of MLIC issued a note for $110 million to MetLife Insurance Company of Connecticut. This affiliated mortgage loan is secured by real estate held by us for investment. This note bears interest at a rate of one-month London Inter-Bank Offered Rate plus 1.95%, which is payable quarterly through maturity in 2015.

In November 2010, Metropolitan Life Insurance Company issued a $188 million surplus note to MetLife Mexico, S.A., an affiliate, maturing in 2015 with an interest rate of 3.0%.

Credit and Committed Facilities. MetLife Funding, along with MetLife, Inc., maintain unsecured credit facilities which aggregated $4.0 billion at December 31, 2012. When drawn upon, these facilities bear interest at varying rates in accordance with the respective agreements.

The unsecured credit facilities are used for general corporate purposes, to support the borrowers’ commercial paper programs and for the issuance of letters of credit. At December 31, 2012, MetLife Funding had outstanding $2.6 billion in letters of credit and no drawdowns against these facilities. Remaining unused commitments were $1.4 billion at December 31, 2012.

In September 2012, MetLife, Inc. and MetLife Funding entered into a $1.0 billion five-year credit agreement which amended and restated the three-year agreement dated October 2010. All borrowings under the 2012 five-year credit agreement must be repaid by September 2017, except that letters of credit outstanding on that date may remain outstanding until no later than September 2018. Proceeds are available to be used for general purposes, to support their commercial paper programs, for the issuance of letters of credit and to support variable annuity policy and reinsurance reserve requirements. We incurred costs of $2 million related to the amended and restated credit facility, which have been capitalized and included in other assets. These costs will be amortized over the remaining term of the amended and restated credit facility.

Missouri Reinsurance, Inc. (“MoRe”), a subsidiary of MLIC, along with Exeter Reassurance Company Ltd., an affiliate, and MetLife, Inc., maintain a $500 million committed facility, which is used for collateral for certain of MLIC’s reinsurance reserves. When drawn upon, this facility bears interest at varying rates in accordance with the agreement. At December 31, 2012, MoRe had outstanding $390 million in letters of credit and no drawdowns against this facility. Remaining unused commitments were $10 million at December 31, 2012.

See Note 12 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

We have no reason to believe that our lending counterparties will be unable to fulfill their respective contractual obligations under these facilities. As commitments associated with letters of credit and financing arrangements may expire unused, these amounts do not necessarily reflect our actual future cash funding requirements.

Outstanding Debt Under Global Funding Sources. The following table summarizes our outstanding debt at:

	December 31,
	2012	2011
	(In millions)
Short-term debt	$100	$101
Long-term debt (1)	$2,301	$2,132

(1)

Excludes $44 million and $116 million at December 31, 2012 and 2011, respectively, of long-term debt relating to CSEs. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Liquidity and Capital Uses

In addition to the general description of liquidity and capital uses in “— Summary of Primary Sources and Uses of Liquidity and Capital” and “— Contractual Obligations,” the following additional information is provided regarding our primary uses of liquidity and capital:

Debt Repayments. In December 2011, Metropolitan Life Insurance Company repaid in cash $500 million of capital notes issued to MetLife, Inc.

In April 2011, Metropolitan Life Insurance Company repaid a $775 million surplus note to MetLife, Inc. in cash.

In December 2010, Metropolitan Life Insurance Company repaid a $300 million surplus note to MetLife, Inc. in cash.

Debt and Facility Covenants. Certain of our debt instruments, credit facilities and our committed facility contain various administrative, reporting, legal and financial covenants. We believe we were in compliance with all such covenants at December 31, 2012.

Support Agreements. Metropolitan Life Insurance Company and certain of its subsidiaries (each, an “Obligor”) are parties to various capital support commitments, guarantees and contingent reinsurance agreements with certain subsidiaries of MetLife, Inc. Under these arrangements, each Obligor has agreed to cause a certain entity or entities to meet specified capital and surplus levels, has guaranteed certain contractual obligations or has agreed to provide, upon the occurrence of certain contingencies, reinsurance for such entity’s insurance liabilities. We anticipate that in the event that these arrangements place demands upon us, there will be sufficient liquidity and capital to enable us to meet anticipated demands.

Insurance Liabilities. Liabilities arising from our insurance activities primarily relate to benefit payments under various life insurance, annuity and pension products, as well as payments for policy surrenders, withdrawals and loans. For annuity or deposit type products, surrender or lapse product behavior differs somewhat by segment. In the Retail segment, which includes individual annuities, lapses and surrenders tend to occur in the normal course of business. During the years ended December 31, 2012 and 2011, general account surrenders and withdrawals from annuity products were $1.8 billion and $1.9 billion, respectively. In the Corporate Benefit Funding segment, which includes pension closeouts, bank-owned life insurance and other fixed annuity contracts, as well as funding agreements and other capital market products, most of the products offered have fixed maturities or fairly predictable surrenders or withdrawals. With regard to the Corporate Benefit Funding segment liabilities that provide customers with limited rights to accelerate payments, there were $3.2 billion at December 31, 2012 of funding agreements and other capital market products that could be put back to MLIC after a period of notice. Of these liabilities, $535 million were subject to a notice period of 90 days. The remaining liabilities are subject to a notice period of five months or greater.

Pledged Collateral. We pledge collateral to, and have collateral pledged to us by, counterparties in connection with our derivatives. At December 31, 2012 and 2011, we were obligated to return cash collateral under our control of $3.4 billion and $4.4 billion, respectively. See Note 9 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012. With respect to derivatives with credit ratings downgrade triggers, a two-notch downgrade would not have increased our derivative collateral requirements at December 31, 2012.

Securities Lending. We participate in a securities lending program whereby blocks of securities, which are included in fixed maturity securities, short-term investments and cash and cash equivalents, are loaned to third parties, primarily brokerage firms and commercial banks. We obtain collateral, usually cash, from the borrower, which must be returned to the borrower when the loaned securities are returned to us. Under our securities lending program, we were liable for cash collateral under our control of $19.0 billion and $15.9 billion at December 31, 2012 and 2011, respectively. Of these amounts, $3.7 billion and $1.6 billion at December 31, 2012 and 2011, respectively, were on open, meaning that the related loaned security could be returned to us on the next business day requiring the immediate return of cash collateral we hold. The estimated fair value of the securities on loan related to the cash collateral on open at December 31, 2012 was $3.6 billion, of which $3.5 billion were U.S. Treasury and agency securities which, if put to us, can be immediately sold to satisfy the cash requirements.

Litigation. Putative or certified class action litigation and other litigation, and claims and assessments against us, in addition to those discussed elsewhere herein and those otherwise provided for in the consolidated financial statements, have arisen in the course of our business, including, but not limited to, in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

We establish liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. For material matters where a loss is believed to be reasonably possible but not probable, no accrual is made but we disclose the nature of the contingency and an aggregate estimate of the reasonably possible range of loss in excess of amounts accrued, when such an estimate can be made. It is not possible to predict or determine the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to herein, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations, it is possible that an adverse outcome in certain cases could have a material adverse effect upon our financial position, based on information currently known by us, in our opinion, the outcome of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.

Contractual Obligations

The following table summarizes our major contractual obligations at December 31, 2012:

	Total	One Year or Less	More than One Year to Three Years	More than Three Years to Five Years	More than Five Years
	(In millions)
Insurance liabilities and other policy-related balances	$204,298	$8,580	$7,837	$8,408	$179,473
Policyholder account balances	128,024	22,310	26,770	17,997	60,947
Payables for collateral under securities loaned and other transactions	22,461	22,461	—	—	—
Debt	4,497	254	1,002	237	3,004
Investment commitments	5,926	5,837	89	—	—
Operating leases	1,526	181	276	222	847
Other	30,002	29,754	—	—	248

Total	$396,734	$89,377	$35,974	$26,864	$244,519

Insurance Liabilities. Insurance liabilities include future policy benefits, other policy-related balances, policyholder dividends payable and the policyholder dividend obligation, which are all reported on the consolidated balance sheet and are more fully described in Notes 1 and 4 of the Notes to the Consolidated

Financial Statements for the year ended December 31, 2012. The amounts presented in the table reflect future estimated cash payments to be made to policyholders and others and (i) are based on mortality, morbidity, lapse and other assumptions comparable with our experience and expectations of future payment patterns; and (ii) consider future premium receipts on current policies in-force. All estimated cash payments presented in the table are undiscounted as to interest, net of estimated future premiums on in-force policies and gross of any reinsurance recoverable. Amounts related to other policy-related balances are reported in the one year or less category due to their short-term nature. Amounts related to policyholder dividends left on deposit are projected based on assumptions of policyholder withdrawal activity. Because the exact timing and amount of the ultimate policyholder dividend obligation is subject to significant uncertainty and the amount of the policyholder dividend obligation is based upon a long-term projection of the performance of the closed block, we have reflected the obligation at the amount of the liability, if any, presented in the consolidated balance sheet in the more than five years category. Additionally, the more than five years category includes estimated payments due for periods extending for more than 100 years.

The sum of the estimated cash flows shown for all years in the table of $204.3 billion exceeds the liability amounts of $124.1 billion included on the consolidated balance sheet principally due to (i) the time value of money, which accounts for a substantial portion of the difference; and (ii) differences in assumptions, most significantly mortality, between the date the liabilities were initially established and the current date; and are partially offset by liabilities related to accounting conventions, or which are not contractually due, which are excluded from the table.

Actual cash payments to policyholders may differ significantly from the liabilities as presented in the consolidated balance sheet and the estimated cash payments as presented in the table due to differences between actual experience and the assumptions used in the establishment of these liabilities and the estimation of these cash payments.

For the majority of our insurance operations, estimated contractual obligations for future policy benefits and PABs as presented in the table are derived from the annual asset adequacy analysis used to develop actuarial opinions of statutory reserve adequacy for state regulatory purposes. These cash flows are materially representative of the cash flows under GAAP. See “— Policyholder Account Balances.”

Policyholder Account Balances. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a description of the components of PABs. See “— Insurance Liabilities” regarding the source and uncertainties associated with the estimation of the contractual obligations related to future policy benefits and PABs.

Amounts presented in the table represent the estimated cash payments to be made to policyholders undiscounted as to interest and including assumptions related to the receipt of future premiums and deposits; withdrawals, including unscheduled or partial withdrawals; policy lapses; surrender charges; annuitization; mortality; future interest credited; policy loans and other contingent events as appropriate for the respective product type. Such estimated cash payments are also presented net of estimated future premiums on policies currently in-force and gross of any reinsurance recoverable. For obligations denominated in foreign currencies, cash payments have been estimated using current spot foreign currency rates.

The sum of the estimated cash flows shown for all years in the table of $128.0 billion exceeds the liability amount of $94.7 billion included on the consolidated balance sheet principally due to (i) the time value of money, which accounts for a substantial portion of the difference; (ii) differences in assumptions between the date the liabilities were initially established and the current date; and (iii) liabilities related to accounting conventions, or which are not contractually due, which are excluded from the table.

Payables for Collateral Under Securities Loaned and Other Transactions. We have accepted cash collateral in connection with securities lending and derivatives. As the securities lending transactions expire within the next year or the timing of the return of the collateral is uncertain, the return of the collateral has been included in the one year or less category in the table. We also held non-cash collateral, which is not reflected as a liability in the consolidated balance sheet, of $1.2 billion at December 31, 2012.

Debt. Amounts presented in the table for debt include short-term debt and long-term debt, the total of which differs from the total of the corresponding amounts presented on the consolidated balance sheet due to the following: (i) the amounts presented herein do not include premiums or discounts upon issuance or purchase accounting fair value adjustments; (ii) the amounts presented herein include future interest on such obligations for the period from January 1, 2013 through maturity; and (iii) the amounts presented herein do not include $44 million at December 31, 2012 of long term debt relating to CSEs as such debt does not represent our contractual obligations. Future interest on variable rate debt was computed using prevailing rates at December 31, 2012 and, as such, does not consider the impact of future rate movements. Future interest on fixed rate debt was computed using the stated rate on the obligations for the period from January 1, 2013 through maturity. Total debt at December 31, 2012 included affiliated debt of $3.0 billion. Amounts presented also include payments under capital lease obligations of $25 million, all of which is in the more than five years category.

Investment Commitments. To enhance the return on our investment portfolio, we commit to lend funds under mortgage loans, bank credit facilities, bridge loans and private corporate bond investments and we commit to fund partnership investments. In the table, the timing of the funding of mortgage loans and private corporate bond investments is based on the expiration dates of the corresponding commitments. As it relates to commitments to fund partnerships and bank credit facilities, we anticipate that these amounts could be invested any time over the next five years; however, as the timing of the fulfillment of the obligation cannot be predicted, such obligations are presented in the one year or less category in the table. Commitments to fund bridge loans are short-term obligations and, as a result, are presented in the one year or less category in the table. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Operating Leases. As a lessee, we have various operating leases, primarily for office space. Contractual provisions exist that could increase or accelerate those lease obligations presented, including various leases with early buyouts and/or escalation clauses. However, the impact of any such transactions would not be material to our financial position or results of operations. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Other. Other obligations presented in the table are principally comprised of amounts due under reinsurance agreements, payables related to securities purchased but not yet settled, securities sold short, accrued interest on debt obligations, estimated fair value of derivative obligations, deferred compensation arrangements, guaranty liabilities, general accruals and accounts payable due under contractual obligations, which are all reported in other liabilities on the consolidated balance sheets. If the timing of any of these other obligations is sufficiently uncertain, the amounts are included within the one year or less category. Items reported in other liabilities on the consolidated balance sheets that were excluded from the table represent accounting conventions or are not liabilities due under contractual obligations. Unrecognized tax benefits and related accrued interest of $532 million and $211 million, respectively, were excluded from the table as the timing of payment cannot be reliably determined.

Separate account liabilities are excluded from the table. Generally, the separate account owner, rather than MLIC, bears the investment risk of these funds. The separate account assets are legally segregated and are not subject to the claims that arise out of any other business of MLIC. Net deposits, net investment income and realized and unrealized capital gains and losses on the separate accounts are fully offset by corresponding amounts credited to contractholders whose liability is reflected within the separate account liabilities. Separate account liabilities are fully funded by cash flows from the corresponding separate account assets and are set equal to the estimated fair value of separate account assets.

We also enter into agreements to purchase goods and services in the normal course of business; however, these purchase obligations were not material to our consolidated results of operations or financial position at December 31, 2012.

Additionally, MLIC has agreements in place for services it provides, generally at cost, to subsidiaries and affiliates relating to insurance, reinsurance, loans, and capitalization. Intercompany transactions have been eliminated in consolidation. Intercompany transactions among insurance subsidiaries and affiliates have been approved by the appropriate insurance regulators as required.

Quantitative and Qualitative Disclosures About Market Risk

Risk Management

We actively manage, measure and monitor the market risk associated with our assets and liabilities. We have developed an integrated process for managing risk, which we conduct through MetLife, Inc.’s Global Risk Management Department, MetLife, Inc.’s ALM Unit, MetLife, Inc.’s Treasury Department and MetLife, Inc.’s Investments Department, along with the management of our business segments. We have established and implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

We regularly analyze our exposure to interest rate, equity market price and foreign currency exchange rate risks. As a result of that analysis, we have determined that the estimated fair values of certain assets and liabilities are materially exposed to changes in interest rates, foreign currency exchange rates and changes in the equity markets.

Global Risk Management. MetLife, Inc. has established several financial and non-financial senior management committees as part of our risk management process. These committees manage capital and risk positions, approve ALM strategies and establish appropriate corporate business standards. Further enhancing its committee structure, during 2010, MetLife, Inc. created an Enterprise Risk Committee. The Enterprise Risk Committee is comprised of members of senior management, including MetLife, Inc.’s Chief Financial Officer, Chief Risk Officer and Chief Investment Officer. This committee is responsible for reviewing all material risks to the enterprise and deciding on actions if necessary, in the event risks exceed desirable targets, taking into consideration best practices and the current environment to resolve or mitigate those risks.

MetLife, Inc. also has a separate Global Risk Management Department, which is responsible for risk management throughout the enterprise and reports to MetLife, Inc.’s Chief Risk Officer, who reports to MetLife, Inc.’s Chief Executive Officer. The Global Risk Management Department’s primary responsibilities consist of:

•	implementing a corporate risk framework, which outlines MetLife, Inc.’s approach for managing risk on an enterprise-wide basis;

•	developing policies and procedures for managing, measuring, monitoring and controlling those risks identified in the corporate risk framework;

•	establishing appropriate corporate risk tolerance levels;

•	recommending capital allocations on an economic capital basis; and

•

reporting on a periodic basis to the Finance and Risk Committee of MetLife, Inc.’s Board of Directors, with respect to credit risk, reporting to the Investment Committee of MetLife, Inc.’s Board of Directors, and reporting on various aspects of risk to financial and non-financial senior management committees.

Asset/Liability Management. We actively manage our assets using an approach that balances quality, diversification, asset/liability matching, liquidity, concentration and investment return. The goals of the investment process are to optimize, net of income tax, risk-adjusted investment income and risk-adjusted total return while ensuring that the assets and liabilities are reasonably managed on a cash flow and duration basis. The ALM process is the shared responsibility of the ALM Unit, Global Risk Management, the Portfolio Management Unit, and senior members of MetLife, Inc.’s business segments and is governed by the ALM Committees. The ALM Committees’ duties include reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the ALM process on a periodic basis. The directives of the ALM Committees are carried out and monitored through ALM Working Groups which are set up to manage by product type. In addition, an ALM Steering Committee oversees the activities of the underlying ALM Committees.

MetLife, Inc. establishes target asset portfolios for each major insurance product, which represent the investment strategies used to profitably fund our liabilities within acceptable levels of risk. These strategies are monitored through regular review of portfolio metrics, such as effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality by the ALM Working Groups.

Market Risk Exposures

We have exposure to market risk through our insurance operations and investment activities. For purposes of this disclosure, “market risk” is defined as the risk of loss resulting from changes in interest rates, foreign currency exchange rates and equity markets.

Interest Rates. Our exposure to interest rate changes results most significantly from our holdings of fixed maturity securities, as well as our interest rate sensitive liabilities. The fixed maturity securities include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, mortgage-backed securities and ABS, all of which are mainly exposed to changes in medium- and long-term interest rates. The interest rate sensitive liabilities for purposes of this disclosure include debt, PABs related to certain investment type contracts, and net embedded derivatives on variable annuities with guaranteed minimum benefits which have the same type of interest rate exposure (medium- and long-term interest rates) as fixed maturity securities. We employ product design, pricing and ALM strategies to reduce the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products and the ability to reset crediting rates for certain products. ALM strategies include the use of derivatives and duration mismatch limits. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Financial and Capital Markets Risk Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.”

Foreign Currency Exchange Rates. Our exposure to fluctuations in foreign currency exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity and equity securities, mortgage loans, and certain liabilities. The principal currencies that create foreign currency exchange rate risk in our investment portfolios and liabilities are the British pound, Canadian dollar and the Euro.

Equity Market. We have exposure to equity market risk through certain liabilities that involve long-term guarantees on equity performance such as net embedded derivatives on variable annuities with guaranteed minimum benefits, certain PABs, along with investments in equity securities. We manage this risk on an integrated basis with other risks through our ALM strategies, including the dynamic hedging of certain variable annuity guarantee benefits, as well as reinsurance, in order to limit losses, minimize exposure to larger risks and provide additional capacity for future growth. We also manage equity market risk exposure in our investment portfolio through the use of derivatives. Equity exposures associated with other limited partnership interests are excluded from this section as they are not considered financial instruments under GAAP.

Management of Market Risk Exposures

We use a variety of strategies to manage interest rate, foreign currency exchange rate and equity market risk, including the use of derivatives.

Interest Rate Risk Management. To manage interest rate risk, we analyze interest rate risk using various models, including multi-scenario cash flow projection models that forecast cash flows of the liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. The Department of Financial Services regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. For several of our legal entities, we maintain segmented operating and surplus asset portfolios for the purpose of ALM and the allocation of investment income to product lines. For each segment, invested assets greater than or equal to the GAAP liabilities and any non-invested assets allocated to the segment are maintained, with any excess allocated to Corporate & Other. The business segments may reflect differences in legal entity, statutory line of business and any product market characteristic which may drive a distinct investment strategy with respect to duration, liquidity or credit quality of the invested assets. Certain smaller entities make use of unsegmented general accounts for which the investment strategy reflects the aggregate characteristics of liabilities in those entities. We measure relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, mortgage loan prepayments and defaults.

Common industry metrics, such as duration and convexity, are also used to measure the relative sensitivity of assets and liability values to changes in interest rates. In computing the duration of liabilities, consideration is given to all policyholder guarantees and to how we intend to set indeterminate policy elements such as interest credits or dividends. Each asset portfolio has a duration target based on the liability duration and the investment objectives of that portfolio. Where a liability cash flow may exceed the maturity of available assets, as is the case with certain retirement and group products, we may support such liabilities with equity investments, derivatives or interest rate curve mismatch strategies.

Foreign Currency Exchange Rate Risk Management. Foreign currency exchange rate risk is assumed primarily in two ways: purchases of foreign currency denominated investments and the sale of certain insurance products.

•

The Investments Department is responsible for managing exposure to foreign currency denominated investments. Exposure limits to unhedged foreign currency investments are incorporated into the standing authorizations granted to management by MetLife, Inc.’s Board of Directors and are reported to MetLife, Inc.’s Board of Directors on a periodic basis.

•	Management of each of our segments is responsible for establishing limits and managing any foreign currency exchange rate exposure caused by the sale or issuance of insurance products.

We use foreign currency swaps, forwards and options to mitigate the liability exposure, risk of loss and the volatility of net income associated with foreign currency denominated fixed income investments and the sale of certain insurance products.

Equity Market Risk Management. Equity market risk exposure through the issuance of variable annuities is managed by the ALM Unit in partnership with the Investments Department. Equity market risk is realized through our investment in equity securities and is managed by the Investments Department. We use reinsurance to manage the exposures related to variable annuities with guaranteed minimum benefits, and we use equity options to hedge our equity exposure to certain invested assets.

Hedging Activities. We use derivative contracts primarily to hedge a wide range of risks including interest rate risk, foreign currency exchange rate risk, and equity market risk. Derivative hedges are designed to reduce risk on an economic basis while considering their impact on accounting results and GAAP and Statutory capital. The construction of our derivative hedge programs varies depending on the type of risk being hedged. Some hedge programs are asset or liability, specific while others are portfolio hedges that reduce risk related to a group of liabilities or assets. Our use of derivatives by major hedge programs is as follows:

•

Minimum Interest Rate Guarantees — For certain liability contracts, we provide the contractholder a guaranteed minimum interest rate. These contracts include certain fixed annuities and other insurance liabilities. We purchase interest rate floors to reduce risk associated with these liability guarantees.

•

Reinvestment Risk in Long Duration Liability Contracts — Derivatives are used to hedge interest rate risk related to certain long duration liability contracts, such as deferred annuities. Hedges include zero coupon interest rate swaps and swaptions.

•

Foreign Currency Exchange Rate Risk — We use currency swaps, forwards and options to hedge foreign currency exchange rate risk. These hedges primarily swap foreign currency denominated bonds or equity market exposures to U.S. dollars.

•

General ALM Hedging Strategies — In the ordinary course of managing our asset/liability risks, we use interest rate futures, interest rate swaps, interest rate caps, interest rate floors and inflation swaps. These hedges are designed to reduce interest rate risk or inflation risk related to the existing assets or liabilities or related to expected future cash flows.

Risk Measurement: Sensitivity Analysis

We measure market risk related to our market sensitive assets and liabilities based on changes in interest rates, equity market prices and foreign currency exchange rates utilizing a sensitivity analysis. This analysis estimates the potential changes in estimated fair value based on a hypothetical 10% change (increase or decrease) in interest rates, equity market prices and foreign currency exchange rates. We believe that a 10% change (increase or decrease) in these market rates and prices is reasonably possible in the near term. In performing the analysis summarized below, we used market rates at December 31, 2012. The sensitivity analysis separately calculates each of our market risk exposures (interest rate, equity market and foreign currency exchange rate) relating to our trading and non-trading assets and liabilities. We modeled the impact of changes in market rates and prices on the estimated fair values of our market sensitive assets and liabilities as follows:

•	the net present values of our interest rate sensitive exposures resulting from a 10% change (increase or decrease) in interest rates;

•	the U.S. dollar equivalent estimated fair values of our foreign currency exposures due to a 10% change (increase or decrease) in foreign currency exchange rates; and

•	the estimated fair value of our equity positions due to a 10% change (increase or decrease) in equity market prices.

The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial performance. We cannot ensure that our actual losses in any particular period will not exceed the amounts indicated in the table below. Limitations related to this sensitivity analysis include:

•	the market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on mortgage loans;

•	for the derivatives that qualify as hedges, the impact on reported earnings may be materially different from the change in market values;

•	the analysis excludes liabilities pursuant to insurance contracts and real estate holdings; and

•	the model assumes that the composition of assets and liabilities remains unchanged throughout the period.

Accordingly, we use such models as tools and not as substitutes for the experience and judgment of our management. Based on our analysis of the impact of a 10% change (increase or decrease) in market rates and prices, we have determined that such a change could have a material adverse effect on the estimated fair value of certain assets and liabilities from interest rate, foreign currency exchange rate and equity market exposures.

The table below illustrates the potential loss in estimated fair value for each market risk exposure of our market sensitive assets and liabilities at December 31, 2012:

December 31, 2012
(In millions)
Non-trading:
Interest rate risk	$1,863
Foreign currency exchange rate risk	$68
Equity market risk	$53
Trading:
Interest rate risk	$4
Foreign currency exchange rate risk	$—

Sensitivity Analysis: Interest Rates. The table below provides additional detail regarding the potential loss in estimated fair value of our trading and non-trading interest sensitive financial instruments at December 31, 2012 by type of asset or liability:

	December 31, 2012
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Increase in the Yield Curve
	(In millions)
Assets:
Fixed maturity securities		$183,676	$(2,193)
Equity securities		$1,499	—
Trading and fair value option securities		$752	(4)
Mortgage loans, net		$47,365	(142)
Policy loans		$10,263	(94)
Short-term investments		$6,881	—
Other invested assets		$2,130	(3)
Cash and cash equivalents		$1,401	—
Accrued investment income		$2,242	—
Premiums, reinsurance and other receivables		$15,166	(855)
Net embedded derivatives within asset host contracts (2)		$1,362	(207)

Total assets			$(3,498)

Liabilities: (3)
Policyholder account balances		$75,189	$226
Payables for collateral under securities loaned and other transactions		$22,461	—
Short-term debt		$100	—
Long-term debt		$2,713	29
Other liabilities:
Trading liabilities		$163	3
Other		$20,659	2,049
Net embedded derivatives within liability host contracts (2)		$1,487	91

Total liabilities			$2,398

Commitments:
Mortgage loan commitments	$2,729	$10	$(21)
Commitments to fund bank credit facilities, bridge loans and private corporate bond investments	$971	$13	—

Total commitments			$(21)

Derivative Instruments:
Interest rate swaps	$48,816	$3,544	$(626)
Interest rate floors	$33,870	$244	(18)
Interest rate caps	$40,434	$63	14
Interest rate futures	$2,476	$(10)	(47)
Interest rate options	$4,862	$334	(44)
Interest rate forwards	$265	$58	(18)
Synthetic GICs	$4,162	$—	—
Foreign currency swaps	$17,070	$(182)	(7)
Foreign currency forwards	$2,131	$(10)	—
Currency options	$129	$1	—
Credit default swaps	$7,693	$43	—
Equity options	$630	$1	—

Total derivative instruments			$(746)

Net Change			$(1,867)

(1)

Separate account assets and liabilities, which are interest rate sensitive, are not included herein as any interest rate risk is borne by the contractholder. Long-term debt excludes $44 million related to CSEs. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information regarding CSEs.

(2)	Embedded derivatives are recognized in the consolidated balance sheet in the same caption as the host contract.

(3)

Excludes $119.6 billion of liabilities, at carrying value, pursuant to insurance contracts reported within future policy benefits and other policy-related balances. These liabilities would economically offset a significant portion of the net change in fair value of our financial instruments resulting from a 10% increase in the yield curve.

Interest rate risk increased by $459 million, or 33%, to $1.9 billion at December 31, 2012 from $1.4 billion at December 31, 2011. The increase in risk is primarily driven by the overall yield impact and our use of derivatives.

Sensitivity Analysis: Foreign Currency Exchange Rates. The table below provides additional detail regarding the potential loss in estimated fair value of our portfolio due to a 10% change in foreign currency exchange rates at December 31, 2012 by type of asset or liability:

	December 31, 2012
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Decrease in the Foreign Exchange Rate
	(In millions)
Assets:
Fixed maturity securities		$183,676	$1,215
Equity securities		$1,499	1
Trading and fair value option securities		$752	—
Mortgage loans, net		$47,365	344
Policy loans		$10,263	—
Short-term investments		$6,881	—
Other invested assets		$2,130	—
Cash and cash equivalents		$1,401	—
Accrued investment income		$2,242	—
Premiums, reinsurance and other receivables		$15,166	—
Net embedded derivatives within asset host contracts (2)		$1,362	—

Total assets			$1,560

Liabilities: (3)
Policyholder account balances		$75,189	$(620)
Payables for collateral under securities loaned and other transactions		$22,461	—
Long-term debt		$2,713	—
Other liabilities		$20,659	—
Net embedded derivatives within liability host contracts (2)		$1,487	—

Total liabilities			$(620)

Derivative Instruments:
Interest rate swaps	$48,816	$3,544	$(2)
Interest rate floors	$33,870	$244	—
Interest rate caps	$40,434	$63	—
Interest rate futures	$2,476	$(10)	—
Interest rate options	$4,862	$334	—
Interest rate forwards	$265	$58	—
Synthetic GICs	$4,162	$—	—
Foreign currency swaps	$17,070	$(182)	(793)
Foreign currency forwards	$2,131	$(10)	(212)
Currency options	$129	$1	(1)
Credit default swaps	$7,693	$43	—
Equity options	$630	$1	—

Total derivative instruments			$(1,008)

Net Change			$(68)

(1)

Does not necessarily represent those financial instruments subject solely to foreign currency exchange rate risk. Separate account assets and liabilities, which are foreign currency exchange rate sensitive, are not included herein as any foreign currency exchange rate risk is borne by the contractholder. Long-term debt excludes $44 million related to CSEs. See Note 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for information regarding CSEs.

(2)	Embedded derivatives are recognized in the consolidated balance sheet in the same caption as the host contract.

(3)

Excludes $119.6 billion of liabilities, at carrying value, pursuant to insurance contracts reported within future policy benefits and other policy-related balances. These liabilities would economically offset a significant portion of the net change in fair value of our financial instruments resulting from a 10% increase in the foreign currency exchange rates.

Foreign currency exchange rate risk decreased by $42 million, to $68 million at December 31, 2012 from $110 million at December 31, 2011. This change was due to a decrease in exchange rate risk relating to fixed maturity securities, mortgage loans, PABs and our use of derivatives. The Company is primarily exposed to the British pound, the Canadian dollar and the Euro.

Sensitivity Analysis: Equity Market Prices. The table below provides additional detail regarding the potential loss in estimated fair value of our portfolio due to a 10% change in equity at December 31, 2012 by type of asset or liability:

	December 31, 2012
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Decrease in Equity Prices
	(In millions)
Assets:
Equity securities		$1,499	$(150)
Net embedded derivatives within asset host contracts (2)		$1,362	220

Total assets			$70

Liabilities:
Policyholder account balances		$75,189	$—
Net embedded derivatives within liability host contracts (2)		$1,487	(124)

Total liabilities			$(124)

Derivative Instruments:
Interest rate swaps	$48,816	$3,544	$—
Interest rate floors	$33,870	$244	—
Interest rate caps	$40,434	$63	—
Interest rate futures	$2,476	$(10)	—
Interest rate options	$4,862	$334	—
Interest rate forwards	$265	$58	—
Synthetic GICs	$4,162	$—	—
Foreign currency swaps	$17,070	$(182)	—
Foreign currency forwards	$2,131	$(10)	—
Currency options	$129	$1	—
Credit default swaps	$7,693	$43	—
Equity options	$630	$1	1

Total derivative instruments			$1

Net Change			$(53)

(1)

Does not necessarily represent those financial instruments subject solely to equity price risk. Additionally, separate account assets and liabilities, which are equity market sensitive, are not included herein as any equity market risk is borne by the contractholder.

(2)	Embedded derivatives are recognized in the consolidated balance sheet in the same caption as the host contract.

Equity price risk increased by $1 million to $53 million at December 31, 2012 from $52 million at December 31, 2011. This increase is due to changes in equity securities and net embedded derivatives.

Quarterly Financial Information

Industry Trends

We continue to be impacted by the unstable global financial and economic environment that has been affecting the industry.

Financial and Economic Environment

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in global capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities are sensitive to changing market factors. Global market factors, including interest rates, credit spreads, equity prices, real estate markets, foreign currency exchange rates, consumer spending, business investment, government spending, the volatility and strength of the capital markets, deflation and inflation, all affect the business and economic environment and, ultimately, the amount and profitability of our business. Disruptions in one market or asset class can also spread to other markets or asset classes. Upheavals in the financial markets can also affect our business through their effects on general levels of economic activity, employment and customer behavior.

Financial markets have also been affected by concerns over U.S. fiscal policy. While uncertainty regarding the “fiscal cliff” (a series of tax increases and automatic government spending cuts that would have become effective at the beginning of 2013) was abated following a last minute Congressional compromise on January 1, questions over the direction of U.S. fiscal policy remain as a result of further Congressional action that will be needed to again raise the U.S. federal government’s debt ceiling by some point in the fall of 2013. Unless steps are taken to raise the debt ceiling and reduce the federal deficit, rating agencies have warned of the possibility of future downgrades of U.S. Treasury securities. These issues could, on their own, or combined with the possible slowing of the global economy generally, send the U.S. into a new recession, have severe repercussions to the U.S. and global credit and financial markets, further exacerbate concerns over sovereign debt of other countries and disrupt economic activity in the U.S. and elsewhere.

Concerns about the economic conditions, capital markets and the solvency of certain European Union member states, including Europe’s perimeter region and Cyprus, and of financial institutions that have significant direct or indirect exposure to debt issued by these countries, have been a cause of elevated levels of market volatility. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations” for information regarding credit ratings downgrades and support programs for Europe’s perimeter region and Cyprus.

The financial markets have also been affected by concerns that other European Union member states could experience similar financial troubles, that some countries could default on their obligations, have to restructure their outstanding debt, or be unable or unwilling to comply with the terms of any aid provided to them, that financial institutions with significant holdings of sovereign or private debt issued by borrowers in Europe’s perimeter region could experience financial stress, or that one or more countries may exit the Euro zone, any of which could have significant adverse effects on the European and global economies and on financial markets, generally. In September 2012, the ECB announced a new bond buying program, Outright Monetary Transactions, intended to stabilize the European financial crisis and help certain countries struggling with their levels of sovereign debt. This program involves the purchase by the ECB of unlimited quantities of short-term sovereign bonds, with maturities of one to three years. These large scale purchases of short-term sovereign bonds are intended to increase the price of the bonds, and lower their interest rates, making it less expensive for certain countries to borrow money. As a condition to participating in this program, countries must agree to strict levels of economic reform and oversight. This bond buying program has not been activated to date, but the possibility of its use by the ECB has succeeded in reducing investor concerns over Euro-zone break-up risk and lowering sovereign yields in Europe’s perimeter region. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period,” and “Risk Factors — Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations.”

Impact of a Sustained Low Interest Rate Environment

As a subsidiary of a financial holding company with significant operations in the U.S., we are affected by the monetary policy of the Federal Reserve Board. The Federal Reserve Board has taken a number of actions in recent years to spur economic activity by keeping interest rates low and may take further actions to influence interest rates in the future, which may have an impact on the pricing levels of risk-bearing investments, and may adversely impact the level of product sales.

The FOMC has been purchasing agency mortgage-backed securities at a pace of $40 billion per month and longer-term U.S. Treasury securities at a pace of $45 billion per month in quantitative easing measures intended to stimulate the economy by keeping interest rates at low levels. The Federal Reserve Board plans to keep interest rates low until such time as certain numerical thresholds are met, including with respect to the rates of unemployment, inflation and long-term inflation. In June 2013, the Federal Reserve Board announced that it expects to begin reducing the pace of its bond purchases later this year dependent on subsequent economic data remaining broadly aligned with its current expectations for a strengthening in the U.S. economy. Assuming these conditions are satisfied, the Federal Reserve Board expects that it will reduce the pace of purchases gradually through the first half of next year and end its purchases around mid-2014. The Federal Reserve Board’s actions to reduce its quantitative easing program will potentially increase U.S. interest rates from recent historically low levels, with uncertain impacts on U.S. risk markets, as well as possibly affecting interest rates and risk markets in other developed and emerging economies.

In periods of declining interest rates, we may have to invest insurance cash flows and reinvest the cash flows we received as interest or return of principal on our investments in lower yielding instruments. Moreover, borrowers may prepay or redeem the fixed income securities, commercial or agricultural mortgage loans and mortgage-backed securities in our investment portfolio with greater frequency in order to borrow at lower market rates. Therefore, some of our products expose us to the risk that a reduction in interest rates will reduce the difference between the amounts that we are required to credit on contracts in our general account and the rate of return we are able to earn on investments intended to support obligations under these contracts. This difference between interest earned and interest credited, or margin, is a key metric for the management of, and reporting for, many of our businesses.

Our expectations regarding future margins are an important component impacting the amortization of certain intangible assets such as DAC and VOBA. Significantly lower margins may cause us to accelerate the amortization, thereby reducing net income in the affected reporting period. Additionally, lower margins may also impact the recoverability of intangible assets such as goodwill, require the establishment of additional liabilities or trigger loss recognition events on certain policyholder liabilities. We review this long-term margin assumption, along with other assumptions, as part of our annual assumption review.

Mitigating Actions

We have been and continue to be proactive in our investment strategies and interest crediting rate strategies, as well as our product design, product mix and availability to mitigate the risk of unfavorable consequences from the low interest rate environment. We apply disciplined ALM strategies, including the use of derivatives, primarily interest rate swaps, floors and swaptions, to mitigate the risk of sustained low interest rates in the U.S. A significant portion of these derivatives were entered into prior to the onset of the current low U.S. interest rate environment. In some cases, we have entered into offsetting positions as part of our overall ALM strategy and to reduce volatility in net income. Lowering interest crediting rates on some products, or adjusting the dividend scale on traditional products, can help offset decreases in investment margins on some products. Our ability to lower interest crediting rates could be limited by competition, requirements to obtain regulatory approval, or contractual guarantees of minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, our margins could decrease or potentially become negative. We are able to limit or close certain products to new sales in order to manage exposures. Business actions, such as shifting the sales focus to less interest rate sensitive products, can also mitigate this risk. As a result of the foregoing, we expect to be able to substantially mitigate the negative impact of a sustained low interest rate environment in the U.S. on our profitability. Based on a near to intermediate term analysis of a sustained lower interest rate environment in the U.S., we anticipate operating earnings will continue to increase, although at a slower growth rate.

Competitive Pressures

The life insurance industry remains highly competitive. The product development and product life-cycles have shortened in many product segments, leading to more intense competition with respect to product features. Larger companies have the ability to invest in brand equity, product development, technology and risk management, which are among the fundamentals for sustained profitable growth in the life insurance industry. In addition, several of the industry’s products can be quite homogeneous and subject to intense price competition. Sufficient scale, financial strength and financial flexibility are becoming prerequisites for sustainable growth in the life insurance industry. Larger market participants tend to have the capacity to invest in additional distribution capability and the information technology needed to offer the superior customer service demanded by an increasingly sophisticated industry client base. We believe that the continued volatility of the financial markets, its impact on the capital position of many competitors, and subsequent actions by regulators and rating agencies have altered the competitive environment. In particular, we believe that these factors have highlighted financial strength as the most significant differentiator from the perspective of some customers and certain distributors. We believe we are well positioned to compete in this environment.

Regulatory Developments

For information about regulatory developments affecting us, see the section titled “Business — Regulation” in Item 1 of this report.

Results of Operations

Consolidated Results

We have experienced growth and an increase in sales in certain of our businesses, while sales in other businesses declined. Economic recovery, while continuing to be slow and unsteady, resulted in growth in our dental, disability and group term life businesses through improved persistency, increased covered lives, the positive impact of pricing actions on existing business and new sales. Despite the sustained low interest rate environment, we have seen modest growth in our closeout premiums. Structured settlement sales were lower reflecting a more competitive market. Sales of variable annuities declined in response to additional changes to guarantee features as we continue to focus on pricing discipline and risk management in this challenging economic environment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Revenues
Premiums	$4,887	$4,553	$9,759	$9,109
Universal life and investment-type product policy fees	602	549	1,177	1,102
Net investment income	2,937	2,971	5,889	5,912
Other revenues	418	442	845	913
Net investment gains (losses)	3	(19)	88	(173)
Net derivative gains (losses)	(215)	1,552	(360)	820

Total revenues	8,632	10,048	17,398	17,683

Expenses
Policyholder benefits and claims and policyholder dividends	5,812	5,427	11,622	10,831
Interest credited to policyholder account balances	563	595	1,154	1,190
Capitalization of DAC	(139)	(168)	(306)	(315)
Amortization of DAC and VOBA	72	303	160	389
Interest expense on debt	39	38	77	76
Other expenses	1,424	1,461	2,907	2,987

Total expenses	7,771	7,656	15,614	15,158

Income (loss) from continuing operations before provision for income tax	861	2,392	1,784	2,525
Provision for income tax expense (benefit)	215	787	465	781

Income (loss) from continuing operations, net of income tax	646	1,605	1,319	1,744
Income (loss) from discontinued operations, net of income tax	—	3	—	17

Net income (loss)	646	1,608	1,319	1,761
Less: Net income (loss) attributable to noncontrolling interests	3	4	2	4

Net income (loss) attributable to Metropolitan Life Insurance Company	$643	$1,604	$1,317	$1,757

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

During the three months ended June 30, 2013, income (loss) from continuing operations, before provision for income tax, decreased $1.5 billion ($959 million, net of income tax) from the prior period primarily driven by unfavorable changes in net derivative gains (losses).

We manage our investment portfolio using disciplined ALM principles, focusing on cash flow and duration to support our current and future liabilities. Our intent is to match the timing and amount of liability cash outflows with invested assets that have cash inflows of comparable timing and amount, while optimizing risk-adjusted net investment income and risk-adjusted total return. Our investment portfolio is heavily weighted toward fixed income investments, with over 80% of our portfolio invested in fixed maturity securities and mortgage loans. These securities and loans have varying maturities and other characteristics which cause them to be generally well suited for matching the cash flow and duration of insurance liabilities. Other invested asset classes including, but not limited to, equity securities, other limited partnership interests and real estate and real estate joint ventures, provide additional diversification and opportunity for long-term yield enhancement in addition to supporting the cash flow and duration objectives of our investment portfolio. We also use derivatives as an integral part of our management of the investment portfolio to hedge certain risks, including changes in interest rates, foreign currency exchange rates, credit spreads and equity market levels. Additional considerations for our investment portfolio include current and expected market conditions and expectations for changes within our specific mix of products and business segments.

The composition of the investment portfolio of each business segment is tailored to the specific characteristics of its insurance liabilities, causing certain portfolios to be shorter in duration and others to be longer in duration. Accordingly, certain portfolios are more heavily weighted in longer duration, higher yielding fixed maturity securities, or certain sub-sectors of fixed maturity securities, than other portfolios.

Investments are purchased to support our insurance liabilities and not to generate net investment gains and losses. However, net investment gains and losses are incurred and can change significantly from period to period due to changes in external influences, including changes in market factors such as interest rates, foreign currency exchange rates, credit spreads and equity markets; counterparty specific factors such as financial performance, credit rating and collateral valuation; and internal factors such as portfolio rebalancing. Changes in these factors from period to period can significantly impact the levels of both impairments and realized gains and losses on investments sold.

We use freestanding interest rate, credit and currency derivatives to hedge certain invested assets and insurance liabilities. Certain of these hedges are designated and qualify as accounting hedges, which reduce volatility in earnings. For those hedges not designated as accounting hedges, changes in market factors lead to the recognition of fair value changes in net derivative gains (losses) generally without an offsetting gain or loss recognized in earnings for the item being hedged.

Certain direct variable annuity products with minimum benefit guarantees contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). We hedge the market and other risks inherent in these variable annuity guarantees through reinsurance. Ceded reinsurance of direct variable annuity products with minimum benefit guarantees generally contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). The valuation of these embedded derivatives includes a nonperformance risk adjustment, which is unhedged, and can be a significant driver of net derivative gains (losses) but does not have an economic impact on us.

Direct and ceded variable annuity embedded derivatives are referred to as “VA program derivatives” in the following table. All other embedded derivatives and all freestanding derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Three Months Ended June 30,
	2013	2012
	(In millions)
Non-VA program derivatives
Interest rate	$(651)	$1,066
Foreign currency exchange rate	97	140
Credit	15	(18)
Non-VA embedded derivatives	541	121

Total non-VA program derivatives	2	1,309

VA program derivatives
Embedded derivatives-direct guarantees:
Market and other risks	169	(254)
Nonperformance risk	(7)	37

Total	162	(217)
Embedded derivatives-ceded reinsurance:
Market and other risks	(392)	554
Nonperformance risk	13	(94)

Total	(379)	460

Total VA program derivatives	(217)	243

Net derivative gains (losses)	$(215)	$1,552

Within VA program derivatives, a reclassification has been made to the prior period amounts to conform to the current period presentation with respect to the classification of fees on direct and ceded embedded derivatives.

The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $1.3 billion ($850 million, net of income tax). This was primarily due to long-term interest rates increasing in the current period and decreasing in the prior period, unfavorably impacting receive-fixed interest rate swaps, long interest rate floors, receiver swaptions and long interest rate futures. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged. In addition, non-VA embedded derivatives related to affiliated ceded reinsurance written on a coinsurance with funds withheld basis were favorably impacted by the change in value of the underlying assets.

The unfavorable change in net derivative gains (losses) on VA program derivatives was $460 million ($299 million, net of income tax). This was due to an unfavorable change of $523 million ($340 million, net of income tax) related to market and other risks on direct variable annuity embedded derivatives, net of the impact of market and other risks on the ceded reinsurance embedded derivatives, and an unfavorable change of $44 million ($29 million, net of income tax) related to the nonperformance risk adjustment on the direct variable annuity embedded derivatives, partially offset by a favorable change of $107 million ($70 million, net of income tax) related to the nonperformance risk adjustment on the ceded variable annuity embedded derivatives.

The nonperformance risk adjustment on the ceded variable annuity embedded derivatives gain of $13 million ($8 million, net of income tax) in the current period was comprised of a gain of $17 million due to the impact of changes in capital market inputs, such as long-term risk free interest rates and key equity index levels, as well as a loss of $4 million due to changes in the reinsurer’s credit spread. The nonperformance risk adjustment on the direct variable annuity embedded derivatives loss of $7 million ($5 million, net of income tax) in the current period was comprised of a loss of $7 million due to the impact of changes in capital market inputs, such as long-term risk free interest rates and key equity index levels, as well as a gain of less than $1 million due to changes in the Company’s own credit spread. We calculate the nonperformance risk adjustment as the change in the embedded derivative discounted at the risk adjusted rate (which includes a credit spread to the extent that the embedded derivative is in-the-money) less the change in the embedded derivative discounted at the risk free rate.

When equity index levels decrease in isolation, the direct variable annuity guarantees become more valuable to policyholders, which results in an increase in the undiscounted embedded derivative liability. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk free rate, thus, creating a gain from including an adjustment for nonperformance risk on the direct variable annuity embedded derivatives. The opposite impact occurs with respect to the nonperformance risk adjustment on the ceded variable annuity guarantees.

When the risk free interest rate decreases in isolation, discounting the embedded derivative liability produces a higher valuation of the liability than if the risk free interest rate had remained constant. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk free rate, thus, creating a gain from including an adjustment for nonperformance risk on the direct variable annuity embedded derivatives. The opposite impact occurs with respect to the nonperformance risk adjustment on the ceded variable annuity guarantees.

When our own credit spread increases in isolation, discounting the embedded derivative liability produces a lower valuation of the liability than if the own credit spread had remained constant. As a result, a gain is created from including an adjustment for nonperformance risk on the direct variable annuity embedded derivatives. The opposite impact occurs with respect to the nonperformance risk adjustment on the ceded variable annuity guarantees when the reinsurer’s credit spread increases in isolation. For each of these primary market drivers, the opposite effect occurs when they move in the opposite direction.

Generally, a higher portion of the ceded reinsurance for GMIBs is accounted for as an embedded derivative as compared to the direct guarantees since the settlement provisions of the reinsurance agreements generally meet the accounting criteria of “net settlement.” This mismatch in accounting can lead to significant volatility in earnings, even though the risks inherent in these direct guarantees are fully covered by the ceded reinsurance.

The foregoing unfavorable change of $523 million ($340 million, net of income tax) was primarily driven by changes in market factors.

The primary changes in market factors are summarized as follows:

•

Long-term interest rates increased in the current period and decreased in the prior period, contributing to an unfavorable change in our ceded reinsurance assets and favorable changes in our direct embedded derivatives.

•

Key equity index levels increased in the current period and decreased in the prior period, contributing to an unfavorable change in our ceded reinsurance assets and favorable changes in our direct embedded derivatives.

•

Key equity volatility measures increased more in the current period than in the prior period, contributing to a favorable change in our ceded reinsurance assets and unfavorable changes in our direct embedded derivatives.

The favorable change in net investment gains (losses) primarily reflects an increase in net gains on sales of fixed maturity securities coupled with a decrease in fixed maturity securities impairments.

Income tax expense for the three months ended June 30, 2013 was $215 million, or 25% of income (loss) from continuing operations before provision for income tax, compared with $787 million, or 33% of income (loss) from continuing operations before provision for income tax for the prior period. Our second quarter 2013 and 2012 effective tax rates differ from the U.S. statutory rate of 35% primarily due to non-taxable investment income and tax credits for investments in low income housing.

As more fully described in “— Non-GAAP and Other Financial Disclosures,” we use operating earnings, which does not equate to income (loss) from continuing operations, net of income tax, as determined in accordance with GAAP, to analyze our performance, evaluate segment performance, and allocate resources. We believe that the presentation of operating earnings, as we measure it for management purposes, enhances the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings should not be viewed as a substitute for income (loss) from continuing operations, net of income tax. Operating earnings increased $22 million, net of income tax, to $778 million, net of income tax, for the three months ended June 30, 2013 from $756 million, net of income tax, in the prior period.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

During the six months ended June 30, 2013, income (loss) from continuing operations, before provision for income tax, decreased $741 million ($425 million, net of income tax) from the prior period primarily driven by unfavorable changes in net derivative gains (losses).

Direct and ceded variable annuity embedded derivatives are referred to as “VA program derivatives” in the following table. All other embedded derivatives and all freestanding derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Six Months Ended June 30,
	2013	2012
	(In millions)
Non-VA program derivatives
Interest rate	$(912)	$492
Foreign currency exchange rate	228	13
Credit	53	5
Non-VA embedded derivatives	642	221

Total non-VA program derivatives	11	731

VA program derivatives
Embedded derivatives-direct guarantees:
Market and other risks	497	227
Nonperformance risk	(32)	(29)

Total	465	198
Embedded derivatives-ceded reinsurance:
Market and other risks	(901)	(157)
Nonperformance risk	65	48

Total	(836)	(109)

Total VA program derivatives	(371)	89

Net derivative gains (losses)	$(360)	$820

Within VA program derivatives, a reclassification has been made to the prior year amounts to conform to the current year presentation with respect to the classification of fees on direct and ceded embedded derivatives.

The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $720 million ($468 million, net of income tax). This was primarily due to long-term interest rates increasing in the current period and decreasing in the prior period, unfavorably impacting receive-fixed interest rate swaps, long interest rate floors, receiver swaptions and long interest rate futures. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged. In addition, non-VA embedded derivatives related to affiliated ceded reinsurance written on a coinsurance with funds withheld basis were favorably impacted by the change in value of the underlying assets.

The unfavorable change in net derivative gains (losses) on VA program derivatives was $460 million ($299 million, net of income tax). This was due to a unfavorable change of $474 million ($308 million, net of income tax) related to market and other risks on direct variable annuity embedded derivatives, net of the impact of market and other risks on the ceded reinsurance embedded derivatives, and an unfavorable change of $3 million ($2 million, net of income tax) related to the nonperformance risk adjustment on the direct variable annuity embedded derivatives, partially offset by a favorable change of $17 million ($11 million, net of income tax) related to the nonperformance risk adjustment on the ceded variable annuity embedded derivatives.

The nonperformance risk adjustment on the ceded variable annuity embedded derivatives gain of $65 million ($42 million, net of income tax) in the current period was comprised of a gain of $55 million due to the impact of changes in capital market inputs, such as long-term risk free interest rates and key equity index levels, as well as a gain of $10 million due to changes in the reinsurer’s credit spread. The nonperformance risk adjustment on the direct variable annuity embedded derivatives loss of $32 million ($21 million, net of income tax) in the current period was comprised of a loss of $31 million due to the impact of changes in capital market inputs, such as long-term risk free interest rates and key equity index levels, as well as a loss of $1 million due to a changes in the Company’s own credit spread. We calculate the nonperformance risk adjustment as the change in the embedded derivative discounted at the risk adjusted rate (which includes a credit spread to the extent that the embedded derivative is in-the-money) less the change in the embedded derivative discounted at the risk free rate.

The foregoing unfavorable change of $474 million ($308 million, net of income tax) was primarily driven by changes in market factors.

The primary changes in market factors are summarized as follows:

•

Long-term interest rates increased in the current period and decreased in the prior period, contributing to an unfavorable change in our ceded reinsurance assets and favorable changes in our direct embedded derivatives.

•

Key equity index levels increased more in the current period than in the prior period, contributing to an unfavorable change in our ceded reinsurance assets and favorable changes in our direct embedded derivatives.

•

Key equity volatility measures decreased less in the current period than in the prior period, contributing to a favorable change in our ceded reinsurance assets and unfavorable changes in our direct embedded derivatives.

The favorable change in net investment gains (losses) primarily reflects net gains on sales of fixed maturity securities in the current period coupled with a decrease in fixed maturity securities impairments.

Income tax expense for the six months ended June 30, 2013 was $465 million, or 26% of income (loss) from continuing operations before provision for income tax, compared with $781 million, or 31% of income (loss) from continuing operations before provision for income tax for the prior period. Our effective tax rates for the six months ended June 30, 2013 and 2012 differ from the U.S. statutory rate of 35% primarily due to non-taxable investment income and tax credits for investments in low income housing.

Operating earnings increased $42 million, net of income tax, to $1,513 million, net of income tax, for the six months ended June 30, 2013 from $1,471 million, net of income tax, in the prior period.

Reconciliation of income (loss) from continuing operations, net of income tax, to operating earnings

Three Months Ended June 30, 2013

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$39	$(1)	$216	$392	$646
Less: Net investment gains (losses)	(2)	(27)	(9)	41	3
Less: Net derivative gains (losses)	(304)	(313)	(75)	477	(215)
Less: Other adjustments to continuing operations (1)	21	(44)	25	(8)	(6)
Less: Provision for income tax (expense) benefit	100	134	20	(168)	86

Operating earnings	$224	$249	$255	$50	$778

Three Months Ended June 30, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$460	$576	$451	$118	$1,605
Less: Net investment gains (losses)	25	9	93	(146)	(19)
Less: Net derivative gains (losses)	606	557	240	149	1,552
Less: Other adjustments to continuing operations (1)	(197)	(40)	14	7	(216)
Less: Provision for income tax (expense) benefit	(151)	(186)	(121)	(10)	(468)

Operating earnings	$177	$236	$225	$118	$756

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Six Months Ended June 30, 2013

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$231	$94	$442	$552	$1,319
Less: Net investment gains (losses)	29	(12)	(9)	80	88
Less: Net derivative gains (losses)	(422)	(441)	(84)	587	(360)
Less: Other adjustments to continuing operations (1)	(12)	(85)	61	(5)	(41)
Less: Provision for income tax (expense) benefit	142	188	11	(222)	119

Operating earnings	$494	$444	$463	$112	$1,513

Six Months Ended June 30, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$564	$509	$524	$147	$1,744
Less: Net investment gains (losses)	80	2	11	(266)	(173)
Less: Net derivative gains (losses)	331	181	73	235	820
Less: Other adjustments to continuing operations (1)	(185)	(75)	35	9	(216)
Less: Provision for income tax (expense) benefit	(78)	(39)	(42)	1	(158)

Operating earnings	$416	$440	$447	$168	$1,471

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses

Three Months Ended June 30, 2013

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$2,395	$3,762	$1,677	$798	$8,632
Less: Net investment gains (losses)	(2)	(27)	(9)	41	3
Less: Net derivative gains (losses)	(304)	(313)	(75)	477	(215)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	9	—	—	—	9
Less: Other adjustments to revenues (1)	(65)	(44)	18	(3)	(94)

Total operating revenues	$2,757	$4,146	$1,743	$283	$8,929

Total expenses	$2,335	$3,763	$1,343	$330	$7,771
Less: Adjustments related to net investment gain (losses) and net derivative gains (losses)	(81)	—	—	—	(81)
Less: Other adjustments to expenses (1)	4	—	(7)	5	2

Total operating expenses	$2,412	$3,763	$1,350	$325	$7,850

Three Months Ended June 30, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$3,246	$4,513	$1,870	$419	$10,048
Less: Net investment gains (losses)	25	9	93	(146)	(19)
Less: Net derivative gains (losses)	606	557	240	149	1,552
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	2	—	—	—	2
Less: Other adjustments to revenues (1)	(57)	(40)	28	3	(66)

Total operating revenues	$2,670	$3,987	$1,509	$413	$8,579

Total expenses	$2,543	$3,624	$1,180	$309	$7,656
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	129	—	—	—	129
Less: Other adjustments to expenses (1)	13	—	14	(4)	23

Total operating expenses	$2,401	$3,624	$1,166	$313	$7,504

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Six Months Ended June 30, 2013

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$4,929	$7,833	$3,363	$1,273	$17,398
Less: Net investment gains (losses)	29	(12)	(9)	80	88
Less: Net derivative gains (losses)	(422)	(441)	(84)	587	(360)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	6	—	—	—	6
Less: Other adjustments to revenues (1)	(131)	(85)	53	(3)	(166)

Total operating revenues	$5,447	$8,371	$3,403	$609	$17,830

Total expenses	$4,574	$7,688	$2,682	$670	$15,614
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	(119)	—	—	—	(119)
Less: Other adjustments to expenses (1)	6	—	(8)	2	—

Total operating expenses	$4,687	$7,688	$2,690	$668	$15,733

Six Months Ended June 30, 2012

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total revenues	$5,678	$7,991	$3,265	$749	$17,683
Less: Net investment gains (losses)	80	2	11	(266)	(173)
Less: Net derivative gains (losses)	331	181	73	235	820
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	1	—	—	—	1
Less: Other adjustments to revenues (1)	(107)	(75)	64	6	(112)

Total operating revenues	$5,373	$7,883	$3,117	$774	$17,147

Total expenses	$4,813	$7,205	$2,458	$682	$15,158
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	63	—	—	—	63
Less: Other adjustments to expenses (1)	16	—	29	(3)	42

Total operating expenses	$4,734	$7,205	$2,429	$685	$15,053

(1)	See definitions of operating revenues and operating expenses for the components of such adjustments.

Consolidated Results — Operating

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
OPERATING REVENUES
Premiums	$4,887	$4,553	$9,759	$9,109
Universal life and investment-type product policy fees	579	537	1,144	1,080
Net investment income	3,045	3,047	6,082	6,045
Other revenues	418	442	845	913

Total operating revenues	8,929	8,579	17,830	17,147

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	5,819	5,409	11,629	10,803
Interest credited to policyholder account balances	560	587	1,147	1,173
Capitalization of DAC	(139)	(168)	(306)	(315)
Amortization of DAC and VOBA	153	172	281	325
Interest expense on debt	37	36	75	73
Other expenses	1,420	1,468	2,907	2,994

Total operating expenses	7,850	7,504	15,733	15,053

Provision for income tax expense (benefit)	301	319	584	623

Operating earnings	$778	$756	$1,513	$1,471

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

The primary drivers of the increase in operating earnings were lower interest credited expenses and increased tax benefits, partially offset by lower investment yields and less favorable mortality and claims experience. Current period premiums and deposits combined with funding agreement issuances in our Corporate Benefit Funding segment resulted in growth in our investment portfolio, which generated higher net investment income; however, since many of our products are interest spread based, the increase in net investment income was almost entirely offset by a corresponding increase in interest credited to certain liabilities. Our financial results include fees earned related to an affiliated reinsurance agreement, which are recorded in other revenues, but are almost entirely offset by related charges in other expenses.

Market factors, including the low interest rate environment, continued to impact our investment yields as well as our crediting rates. Lower interest rates negatively impacted yields on our fixed maturity securities and mortgage loans and we had lower returns on real estate joint ventures and alternative investments. These declines were partially offset by higher income on interest rate derivatives and improved returns on our other limited partnership interests. A significant portion of these derivatives were entered into prior to the onset of the current low interest rate environment to mitigate the risk of low interest rates in the U.S. The low interest rate environment also resulted in lower interest credited expense as we set interest credited rates lower on both new business and certain in-force business with rate resets that are contractually tied to external indices or contain discretionary rate reset provisions. Our average separate account grew with the equity markets driving higher fee income in our annuity business. This continued positive equity market performance combined with the prior period having negative market performance also generated favorable DAC amortization. The changes in market factors discussed above resulted in a $27 million increase in operating earnings. With respect to our closed block, the impact of the low interest rate environment contributed to less favorable closed block experience resulting in a reduction to our dividend scale, which was announced in the fourth quarter of 2012. This dividend action favorably impacted operating earnings by $16 million, but was partially offset by the other earnings drivers of the closed block that were unfavorable.

Less favorable mortality in our Retail segment was partially offset by more favorable mortality in our Corporate Benefit Funding segment. Unfavorable claims experience was driven by higher claims incidence in our Group Voluntary & Worksite Benefits segment. The combined impact of mortality and claims experience decreased operating earnings by $27 million. The net impact of insurance liability refinements in the current and prior periods decreased operating earnings by $17 million.

Other expenses decreased $9 million as a result of reduced costs associated with an affiliated funds withheld treaty, partially offset by higher costs associated with interest on uncertain tax positions, advertising and information technology. In addition, costs associated with MetLife, Inc.’s enterprise-wide strategic initiative increased $12 million.

We benefited from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for low income housing. As a result, our tax rates differ from the U.S. statutory rate of 35%. In the second quarter of 2013, we benefited primarily from higher utilization of tax preferenced investments, which improved operating earnings by $20 million.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

The primary drivers of the increase in operating earnings were higher investment income from portfolio growth and increased tax benefits, partially offset by unfavorable mortality and claims experience. In addition, the prior period included a $47 million charge representing a multi-state examination payment related to unclaimed property and our use of the U.S. Social Security Administration’s Death Master File to identify potential life insurance claims, as well as the expected acceleration of benefit payments to policyholders under the settlements of such claims. Our financial results include fees earned related to an affiliated reinsurance agreement, which are recorded in other revenues, but are almost entirely offset by related charges in other expenses.

Current period premiums and deposits combined with funding agreement issuances in our Corporate Benefit Funding segment resulted in growth in our investment portfolio, which generated higher net investment income. Since many of our products are interest spread based, the increase in net investment income was partially offset by a corresponding increase in interest credited to certain liabilities. Non-deferrable expenses related to our annuity businesses were lower resulting from a decline in sales. The net impact of these items improved operating earnings by $52 million.

Market factors, including the low interest rate environment, continued to impact our investment yields as well as our crediting rates. Lower interest rates negatively impacted yields on our fixed maturity securities and mortgage loans and we had lower returns on real estate joint ventures and alternative investments. These declines were partially offset by higher income on interest rate derivatives and improved returns on our other limited partnership interests. A significant portion of these derivatives were entered into prior to the onset of the current low interest rate environment to mitigate the risk of low interest rates in the U.S. The low interest rate environment also resulted in lower interest credited expense as we set interest credited rates lower on both new business and certain in-force business with rate resets that are contractually tied to external indices or contain discretionary rate reset provisions. Our average separate account grew with the equity markets driving higher fee income in our annuity business. This continued positive equity market performance combined with the prior period having negative market performance also generated favorable DAC amortization. The changes in market factors discussed above resulted in a $25 million increase in operating earnings. With respect to our closed block, the impact of the low interest rate environment contributed to less favorable closed block experience resulting in a reduction to our dividend scale, which was announced in the fourth quarter of 2012. This dividend action favorably impacted operating earnings by $34 million, but was partially offset by the other earnings drivers of the closed block that were unfavorable.

Less favorable mortality in our Retail and Group Voluntary & Worksite Benefits segments was partially offset by favorable mortality in our Corporate Benefit Funding segment. Unfavorable claims experience was driven by higher claims incidence in our Group Voluntary & Worksite Benefits segment. The combined impact of mortality and claims experience decreased operating earnings by $72 million.

The net impact of insurance liability refinements in the current and prior periods decreased operating earnings by $14 million. In addition, the prior period benefited from a $51 million favorable liability refinement associated with an affiliated reinsurance agreement.

In the first quarter of 2012, the Company benefited from the positive resolution of certain legal matters totaling $16 million. Other expenses decreased $7 million as a result of reduced costs associated with an affiliated funds withheld treaty, partially offset by higher costs associated with interest on uncertain tax positions and advertising. In addition, costs associated with MetLife, Inc.’s enterprise-wide strategic initiative increased $18 million.

We benefited from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for low income housing. As a result, our tax rates differ from the U.S. statutory rate of 35%. In the second quarter of 2013, we benefited primarily from higher utilization of tax preferenced investments, which improved operating earnings by $40 million.

Segment Results and Corporate & Other

Retail

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
OPERATING REVENUES
Premiums	$973	$961	$1,927	$1,913
Universal life and investment-type product policy fees	354	323	679	657
Net investment income	1,348	1,323	2,687	2,674
Other revenues	82	63	154	129

Total operating revenues	2,757	2,670	5,447	5,373

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	1,602	1,540	3,102	3,029
Interest credited to policyholder account balances	250	248	494	499
Capitalization of DAC	(129)	(153)	(275)	(291)
Amortization of DAC and VOBA	144	164	256	308
Interest expense on debt	1	2	2	3
Other expenses	544	600	1,108	1,186

Total operating expenses	2,412	2,401	4,687	4,734

Provision for income tax expense (benefit)	121	92	266	223

Operating earnings	$224	$177	$494	$416

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

In 2013, the Company made additional changes to variable annuity guarantee features as we continue to manage sales volume, focusing on pricing discipline and risk management. These actions, in combination with product changes in 2012, resulted in a 22% decrease in annuity sales. Slightly higher sales were recorded in our variable life and individual disability insurance businesses.

Positive net flows in our universal life business resulted in higher net investment income; however, this increase was partially offset by an increase in DAC amortization. Despite the decline in annuity sales, we earned higher asset based fees as we had significant positive net flows since the prior period. The net impact of the above items resulted in a slight increase in operating earnings.

Our average separate account balance also grew with the equity markets driving an increase in asset based fee income. This continued positive equity market performance combined with the prior period having negative market performance also generated favorable DAC amortization and drove higher income from other limited partnership interests. The impact of the low interest rate environment resulted in a decline in net investment income on our fixed maturity securities and mortgage loans as proceeds from maturing investments are reinvested at lower yields. The negative interest rate impacts were partially offset by higher income on interest rate derivatives. Lower returns on real estate joint ventures also decreased operating earnings. The net impact of these items resulted in a $32 million increase in operating earnings. With respect to our closed block, the impact of the low interest rate environment contributed to less favorable closed block experience resulting in a reduction to our dividend scale, which was announced in the fourth quarter of 2012. This dividend action favorably impacted operating earnings by $16 million, but was partially offset by the other earnings drivers of the closed block that were unfavorable.

Less favorable mortality experience in the variable and universal life and traditional life businesses resulted in a $26 million decrease in operating earnings. Refinements to DAC and certain insurance-related liabilities in both the current and prior periods resulted in a slight decrease in operating earnings.

Also contributing to the increase in operating earnings was a decline in expenses of $27 million, largely as a result of disciplined spending and reduced costs associated with a ceded affiliated funds withheld treaty.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

Positive net flows in our universal life business resulted in higher net investment income; however, this increase was partially offset by an increase in DAC amortization. Despite a decline in annuity sales, we earned higher asset based fees as our average separate account assets grew due to positive net flows. The net impact of the above items resulted in a $16 million increase in operating earnings.

Our average separate account balance also grew with the equity markets driving an increase in asset based fee income. This continued equity market growth also drove higher income from other limited partnership interests and generated favorable DAC amortization. The impact of the low interest rate environment resulted in a decline in net investment income on our fixed maturity securities and mortgage loans as proceeds from maturing investments are reinvested at lower yields. The negative interest rate impact was partially offset by higher income on interest rate derivatives and lower interest credited expense as we reduced interest credited rates on contracts with discretionary rate reset provisions. Lower returns on real estate joint ventures also decreased operating earnings. The net impact of these items resulted in a $38 million increase in operating earnings. With respect to our closed block, the impact of the low interest rate environment contributed to less favorable closed block experience resulting in a reduction to our dividend scale, which was announced in the fourth quarter of 2012. This dividend action favorably impacted operating earnings by $34 million, but was mostly offset by the other earnings drivers of the closed block that were unfavorable.

Less favorable mortality experience in the traditional and variable and universal life businesses resulted in a $36 million decrease in operating earnings; however, this was partially offset by the $26 million favorable impact of a prior period charge for the expected acceleration of benefit payments to policyholders under a multi-state examination related to unclaimed property. Favorable refinements to DAC and certain insurance-related liabilities in both the current and prior periods were more than offset by the prior period liability refinement associated with an affiliated reinsurance contract. The net impact of these refinements resulted in a $30 million decrease in operating earnings.

Also contributing to the increase in operating earnings was a decline in expenses of $33 million, largely as a result of disciplined spending and reduced costs associated with a ceded affiliated funds withheld treaty.

Group, Voluntary & Worksite Benefits

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
OPERATING REVENUES
Premiums	$3,421	$3,305	$6,925	$6,519
Universal life and investment-type product policy fees	169	165	350	331
Net investment income	456	418	893	831
Other revenues	100	99	203	202

Total operating revenues	4,146	3,987	8,371	7,883

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	3,240	3,107	6,630	6,162
Interest credited to policyholder account balances	39	42	77	85
Capitalization of DAC	(5)	(6)	(10)	(12)
Amortization of DAC and VOBA	5	5	12	11
Interest expense on debt	1	—	1	—
Other expenses	483	476	978	959

Total operating expenses	3,763	3,624	7,688	7,205

Provision for income tax expense (benefit)	134	127	239	238

Operating earnings	$249	$236	$444	$440

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

Economic recovery has remained slow and unsteady, although we continue to see signs of improvement to the macro-economic environment that should continue to instill confidence in the economy and spur stronger growth. We have seen growth in premiums from our dental, disability and group term life businesses generated through improved persistency, increased covered lives, the positive impact of pricing actions on existing business, and new sales. Our dental business also continues to benefit from the implementation of a large contract that began in the second quarter of 2012. Although we have discontinued selling our LTC product, we continue to collect premiums and administer the existing block of business, contributing to asset growth in the segment.

The impact of market factors, including higher returns on other limited partnership interests and real estate joint ventures, in combination with increased derivative income on interest rate floors and increased prepayment fee income, resulted in improved investment yields. Unlike in the Retail and Corporate Benefit Funding segments, a change in investment yield does not necessarily drive a corresponding change in the rates credited on certain insurance liabilities. The increase in investment yield, as well as lower crediting rates in the current period, contributed $23 million to operating earnings.

An increase in allocated equity and growth in current period premiums and deposits, partially offset by a reduction in other liabilities, resulted in an increase in our average invested assets, increasing operating earnings by $7 million. Consistent with the growth in average invested assets from current period premiums and deposits, primarily in our LTC business, interest credited on long-duration contracts and PABs increased by $5 million.

An increase in claims incidence, mainly in our LTC business, resulted in an $18 million decrease in operating earnings. Driving this decrease in operating earnings were higher paid claims in both our LTC and AD&D businesses. The negative impact of these items was partially offset by favorable mortality in our life businesses in the current period, mainly due to lower severity in the group universal life business, which was partially offset by less favorable claims experience in the group term life business, resulting in an increase in operating earnings of $4 million.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

The impact of market factors, including higher returns on other limited partnership interests and real estate joint ventures, in combination with increased derivative income on interest rate floors and increased prepayment fee income, resulted in improved investment yields. Unlike in the Retail and Corporate Benefit Funding segments, a change in investment yield does not necessarily drive a corresponding change in the rates credited on certain insurance liabilities. The increase in investment yield, as well as lower crediting rates in the current period, contributed $37 million to operating earnings.

An increase in allocated equity and growth in current period premiums and deposits, partially offset by a reduction in other liabilities, resulted in an increase in our average invested assets, increasing operating earnings by $12 million. Consistent with the growth in average invested assets from current period premiums and deposits, primarily in our LTC business, interest credited on long-duration contracts and PABs increased by $9 million. The remaining increase in premiums and fees more than offset the increase in operating expenses.

An increase in claims incidence in our LTC, disability, and AD&D businesses, partially offset by favorable claims experience in our dental business, resulted in a $29 million decrease in operating earnings. Driving the decrease in operating earnings were higher paid claims in our LTC, disability and AD&D businesses, partially offset by lower utilization in our dental business. Our life businesses experienced unfavorable mortality in the current period, mainly due to less favorable claims experience in the group term life business, partially offset by lower severity in the group universal life business, resulting in a decrease in operating earnings of $18 million.

Corporate Benefit Funding

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
OPERATING REVENUES
Premiums	$475	$287	$870	$677
Universal life and investment-type product policy fees	56	49	115	92
Net investment income	1,147	1,109	2,281	2,222
Other revenues	65	64	137	126

Total operating revenues	1,743	1,509	3,403	3,117

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	964	761	1,871	1,612
Interest credited to policyholder account balances	271	297	576	589
Capitalization of DAC	(5)	(9)	(21)	(12)
Amortization of DAC and VOBA	4	3	13	6
Interest expense on debt	2	3	5	5
Other expenses	114	111	246	229

Total operating expenses	1,350	1,166	2,690	2,429

Provision for income tax expense (benefit)	138	118	250	241

Operating earnings	$255	$225	$463	$447

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

The sustained low interest rate environment has contributed to pension plans being underfunded, which limits our customers’ ability to engage in full pension plan closeout terminations. Despite the current environment, we have seen modest growth in our closeout premiums; however, we expect that customers may choose to close out portions of pension plans over time, at costs reflecting current interest rates and availability of capital. In addition, income annuity sales increased 62% driven by employee actions on two contracts. These premium increases were partially offset by lower structured settlement sales reflecting a more competitive market. Changes in premiums for these businesses were almost entirely offset by the related changes in policyholder benefits. The impact of current period deposits and funding agreement issuances contributed to an increase in invested assets, resulting in an increase of $46 million in operating earnings. Growth in deposits and funding agreement issuances generally results in a corresponding increase in interest credited on certain insurance liabilities; this decreased operating earnings by $43 million compared to the prior period.

The low interest rate environment continued to impact our investment returns, as well as interest credited on certain insurance liabilities. Lower investment returns on our fixed maturity securities and mortgage loans were partially offset by increased earnings on interest rate derivatives, our securities lending program and other limited partnership interests. Many of our funding agreement and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The net impact of lower investment returns and lower interest credited expense resulted in an increase in operating earnings of $37 million.

More favorable mortality, primarily in the domestic closeout business, resulted in a $13 million increase in operating earnings. The net impact of insurance liability refinements in the current and prior periods decreased operating earnings by $17 million. Operating earnings also decreased $3 million primarily driven by higher net information technology costs in the current period.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

The impact of current period deposits and funding agreement issuances contributed to an increase in invested assets, resulting in an increase of $117 million in operating earnings. Growth in deposits and funding agreement issuances generally results in a corresponding increase in interest credited on certain insurance liabilities; this decreased operating earnings by $89 million compared to the prior period.

The low interest rate environment continued to impact our investment returns, as well as interest credited on certain insurance liabilities. Lower investment returns on our fixed maturity securities and mortgage loans were partially offset by increased earnings on our securities lending program, interest rate derivatives, and other limited partnership interests. Many of our funding agreement and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The positive impact of lower interest credited rates was partially offset by an increase in interest credited expense resulting from the impact of derivatives that are used to hedge certain insurance liabilities. The net impact of lower investment returns and lower interest credited expense resulted in an increase in operating earnings of $15 million.

Mortality results were mixed across our products and resulted in an $11 million increase in operating earnings. The net impact of insurance liability refinements in the current and prior periods decreased operating earnings by $40 million.

Operating earnings increased $2 million primarily driven by higher fees generated from higher average separate account deposits. The lower interest rate environment increased the value of fixed income investments in separate accounts. In addition, operating efficiencies contributed to lower employee costs which were mostly offset by higher costs associated with technology initiatives.

Corporate & Other

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
OPERATING REVENUES
Premiums	$18	$—	$37	$—
Net investment income	94	197	221	318
Other revenues	171	216	351	456

Total operating revenues	283	413	609	774

OPERATING EXPENSES
Policyholder benefits and claims and policyholder dividends	13	1	26	—
Interest expense on debt	33	31	67	65
Other expenses	279	281	575	620

Total operating expenses	325	313	668	685

Provision for income tax expense (benefit)	(92)	(18)	(171)	(79)

Operating earnings	$50	$118	$112	$168

Three Months Ended June 30, 2013 Compared with the Three Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

Operating earnings decreased $68 million, primarily due to lower net investment income and higher other expenses. These decreases were partially offset by a higher tax benefit in the second quarter of 2013. The financial results of Corporate & Other include fees earned related to an affiliated reinsurance agreement, which were recorded in other revenues, but were almost entirely offset by related charges in other expenses.

Net investment income decreased $67 million, driven by lower returns from our real estate joint venture investments and fixed maturity securities.

Other expenses increased by $24 million, primarily due to a $12 million increase in costs associated with MetLife, Inc.’s enterprise-wide strategic initiative, $8 million of which represents employee-related restructuring charges. In addition, the current period included an increase in other expenses of $14 million due to higher costs associated with interest on uncertain tax positions and higher advertising expenses. These increases were partially offset by lower internal resource costs for associates committed to the American Life Insurance Company and Delaware American Life Insurance Company (collectively, “ALICO”) acquisition of $5 million.

Corporate & Other benefits from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rates differ from the U.S. statutory rate of 35%. In 2013, we benefited primarily from higher utilization of tax preferenced investments which improved operating earnings by $24 million from the prior period.

Six Months Ended June 30, 2013 Compared with the Six Months Ended June 30, 2012

Unless otherwise stated, all amounts discussed below are net of income tax.

Operating earnings decreased $56 million, primarily due to lower net investment income and higher other expenses. These decreases were partially offset by a higher tax benefit over the prior period. The financial results of Corporate & Other include fees earned related to an affiliated reinsurance agreement, which were recorded in other revenues, but were almost entirely offset by related charges in other expenses.

Net investment income decreased $63 million, driven by lower returns from our real estate joint venture investments and fixed maturity securities.

In the first quarter of 2012, the Company benefited from the positive resolution of certain legal matters totaling $16 million. Costs associated with MetLife, Inc.’s enterprise-wide strategic initiative increased $18 million, $10 million of which represents employee-related restructuring charges. In addition, the current period included higher costs associated with interest on uncertain tax positions and higher advertising expenses, which combined totaled $26 million. Partially offsetting these costs was a prior period charge of $21 million, representing a multi-state examination payment related to unclaimed property and our use of the U.S. Social Security Administration’s Death Master File. In addition, the current period included $9 million of lower internal resource costs for associates committed to the ALICO acquisition.

Corporate & Other benefits from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rates differ from the U.S. statutory rate of 35%. In 2013, we benefited primarily from higher utilization of tax preferenced investments which improved operating earnings by $40 million from the prior year.

Adoption of New Accounting Pronouncements

See Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 1 of the Notes to the Interim Condensed Consolidated Financial Statements.

Future Adoption of New Accounting Pronouncements

See Note 1 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 1 of the Notes to the Interim Condensed Consolidated Financial Statements.

Non-GAAP and Other Financial Disclosures

Operating earnings is defined as operating revenues less operating expenses, both net of income tax.

Operating revenues excludes net investment gains (losses) and net derivative gains (losses).

The following additional adjustments are made to GAAP revenues, in the line items indicated, in calculating operating revenues:

•

Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”); and

•

Net investment income: (i) includes amounts for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, (ii) includes income from discontinued real estate operations, and (iii) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP.

The following adjustments are made to GAAP expenses, in the line items indicated, in calculating operating expenses:

•

Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”), and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•

Interest credited to policyholder account balances includes adjustments for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of PABs but do not qualify for hedge accounting treatment;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to noncontrolling interests and goodwill impairments.

We believe the presentation of operating earnings, as we measure it for management purposes enhances the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of our business. Operating revenues, operating expenses and operating earnings should not be viewed as substitutes for the following financial measures calculated in accordance with GAAP: GAAP revenues, GAAP expenses and income (loss) from continuing operations, net of income tax, respectively. Reconciliations of these measures to the most directly comparable GAAP measures are included in “— Annual Financial Information — Results of Operations” and “— Quarterly Financial Information — Results of Operations.”

In this discussion, we sometimes refer to sales activity for various products. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Subsequent Events

See Note 20 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012.

Item 3. Properties

We lease 410,000 rentable square feet on 12 floors in an office building in Manhattan, New York, which is occupied by all of our segments, as well as Corporate & Other. The term of that lease commenced during 2008 and continues for 21 years. In August 2009, we subleased 32,000 rentable square feet of that space to a subtenant, which has met our standards of review with respect to creditworthiness. We moved certain operations from our Long Island City, New York facility, to the Manhattan space in late 2008, but continue to maintain an on-going presence in Long Island City. Our lease in Long Island City covers 686,000 rentable square feet, which is occupied by Corporate & Other, under a long-term lease arrangement that commenced during 2003 and continues for 20 years. With our occupancy and the subtenants we have secured, we are fully subscribed at the Long Island City location.

We also lease space at 200 Park Avenue, which houses MetLife, Inc.’s boardroom, and is occupied by our segments and Corporate & Other.

We own 13 buildings in the U.S. that we use in the operation of our business. These buildings contain approximately 3 million rentable square feet and are located in the following states: Florida, Illinois, Missouri, New Jersey, New York, Ohio, Oklahoma and Pennsylvania. Our computer center in Rensselaer, New York is not owned in fee but rather is occupied pursuant to a long-term ground lease. We lease space in approximately 325 other locations throughout the U.S., and these leased facilities consist of approximately 7 million rentable square feet. Approximately 90% of these leases are occupied as sales offices. The balance of space is utilized for corporate functions supporting business activities. We believe that these properties are suitable and adequate for our current and anticipated business operations.

MetLife, Inc. arranges for property & casualty coverage on our properties, taking into consideration our risk exposures and the cost and availability of commercial coverages, including deductible loss levels. In connection with the renewal of those coverages, we have arranged $700 million of property insurance, including coverage for terrorism, on our real estate portfolio through May 1, 2014, its renewal date.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Omitted.

Item 5. Directors and Executive Officers

Omitted.

Item 6. Executive Compensation

Omitted.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Omitted.

Item 8. Legal Proceedings

See Notes 17 and 20 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 and Note 11 of the Notes to the Interim Condensed Consolidated Financial Statements.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

There exists no established public trading market for our common equity; all of our common stock is held by MetLife, Inc.

During the years ended December 31, 2012 and 2011, Metropolitan Life Insurance Company paid dividends of $1.0 billion and $1.3 billion, respectively. See Note 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for the discussion of the components of the 2011 dividends, as well as a discussion of restrictions on our ability to pay dividends. The maximum amount of dividends which Metropolitan Life Insurance Company may pay in 2013, without prior regulatory approval, is $1.4 billion. In May 2013, Metropolitan Life Insurance Company paid an ordinary cash dividend to MetLife, Inc. of $714 million.

Item 10. Recent Sales of Unregistered Securities

Within the past three years, no securities were sold by Metropolitan Life Insurance Company that were not registered under the Securities Act of 1933.

Item 11. Description of Registrant’s Securities to be Registered

General

Metropolitan Life Insurance Company is a New York domiciled stock life insurance company. The following is qualified in its entirety by reference to the relevant provisions of New York law and Metropolitan Life Insurance Company’s Amended and Restated Charter and Amended and Restated By-laws, which govern the rights of shareholders.

Metropolitan Life Insurance Company’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, of which 494,466,664 shares were outstanding as of August 28, 2013. All of such issued and outstanding shares were fully paid and non-assessable. The remaining shares of authorized and unissued common stock will be available for future issuance without additional shareholder approval.

All of the issued and outstanding common stock is owned by MetLife, Inc. There is no authorized preferred stock.

Dividends

The holders of common stock are entitled to receive dividends as and when declared by the board of directors. Dividends may be paid in cash, property, bonds or shares of Metropolitan Life Insurance Company, including the bonds or shares of other corporations, except as limited by applicable law. There is no requirement or assurance that Metropolitan Life Insurance Company will declare and pay any dividends.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including the election of directors, and do not have any cumulative voting rights.

Liquidation and Dissolution

In the event of Metropolitan Life Insurance Company’s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in Metropolitan Life Insurance Company’s assets, if any, remaining after the payment of all of Metropolitan Life Insurance Company’s liabilities.

Other Rights

The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of Metropolitan Life Insurance Company’s common stock are not required to make additional capital contributions.

Item 12. Indemnification of Directors and Officers

The Amended and Restated By-laws of Metropolitan Life Insurance Company provide that Metropolitan Life Insurance Company will indemnify its directors, former directors, officers and former officers, to the fullest extent permitted by the laws of New York, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that any such person (1) was or is a director or officer of Metropolitan Life Insurance Company, or (2) serves or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Metropolitan Life Insurance Company and also is or was a director or officer of Metropolitan Life Insurance Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with or as a result of such action or proceeding. In addition, the Amended and Restated Charter of Metropolitan Life Insurance Company may, under certain circumstances, eliminate the liability of directors to shareholders and policyholders for breach of duty as a director.

Additionally, each of Metropolitan Life Insurance Company’s directors is also a director of MetLife, Inc., and certain officers of Metropolitan Life Insurance Company are also officers of MetLife, Inc. Under the Amended and Restated By-Laws of MetLife, Inc., a person who was or is a party to a proceeding by reason of the fact that he or she is or was serving at MetLife, Inc.’s request as a director or officer of another corporation or other enterprise may be indemnified to the same extent allowed for MetLife, Inc.’s directors and officers. MetLife, Inc.’s directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and MetLife, Inc.’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and (in the case of MetLife, Inc.’s directors) the MetLife, Inc. Director Indemnity Plan. Such indemnification covers all costs and expenses incurred by a director or officer in his or her capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and MetLife, Inc.’s Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

MetLife, Inc. also has in effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies. MetLife, Inc. may also purchase and maintain such insurance on behalf of any person who is serving at the request of MetLife, Inc. as a director of officer of another corporation or other entity.

Item 13.	Financial Statements and Supplementary Data

Index to the Financial Statements

Page Number
Index to the Consolidated Financial Statements, Notes and Schedules	147
Report of Independent Registered Public Accounting Firm	148
Financial Statements at December 31, 2012 and 2011 and for the Years Ended December 31, 2012, 2011 and 2010:
Consolidated Balance Sheets	149
Consolidated Statements of Operations	150
Consolidated Statements of Comprehensive Income	151
Consolidated Statements of Equity	152
Consolidated Statements of Cash Flows	155
Notes to the Consolidated Financial Statements	157
Consolidated Financial Statement Schedules	313
Index to the Interim Condensed Consolidated Financial Statements and Notes	317
Financial Statements at June 30, 2013 (Unaudited) and December 31, 2012 and for the Three Months and Six Months Ended June 30, 2013 and 2012 (Unaudited):
Interim Condensed Consolidated Balance Sheets	318
Interim Condensed Consolidated Statements of Operations and Comprehensive Income	319
Interim Condensed Consolidated Statements of Equity	320
Interim Condensed Consolidated Statements of Cash Flows	322
Notes to the Interim Condensed Consolidated Financial Statements	323

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Metropolitan Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Metropolitan Life Insurance Company and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the Index to Consolidated Financial Statements and Schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Metropolitan Life Insurance Company and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1, the Company changed its method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012. In addition, as discussed in Note 2, the Company reorganized its segments in 2012.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New York, New York

April 2, 2013

(August 28, 2013 as to Note 20 and Financial Statement Schedules I, III, & IV)

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Balance Sheets

December 31, 2012 and 2011

(In millions, except share and per share data)

	2012	2011
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $164,757 and $154,376, respectively; includes $170 and $0, respectively, relating to variable interest entities)	$183,676	$168,178
Equity securities available-for-sale, at estimated fair value (cost: $1,541 and $1,379, respectively)	1,499	1,278
Trading and fair value option securities, at estimated fair value (includes $659 and $473, respectively, of actively traded securities; and $41 and $117, respectively, relating to variable interest entities)	752	697
Mortgage loans (net of valuation allowances of $304 and $393, respectively)	44,657	43,880
Policy loans	8,364	8,314
Real estate and real estate joint ventures (includes $10 and $15, respectively, relating to variable interest entities)	6,837	5,891
Other limited partnership interests (includes $165 and $152, respectively, relating to variable interest entities)	4,508	4,334
Short-term investments, principally at estimated fair value	6,881	6,140
Other invested assets, principally at estimated fair value (includes $81 and $98, respectively, relating to variable interest entities)	12,479	12,478

Total investments	269,653	251,190
Cash and cash equivalents, principally at estimated fair value (includes $31 and $70, respectively, relating to variable interest entities)	1,401	2,089
Accrued investment income (includes $2 and $1, respectively, relating to variable interest entities)	2,242	2,219
Premiums, reinsurance and other receivables (includes $4 and $10, respectively, relating to variable interest entities)	24,721	27,981
Deferred policy acquisition costs and value of business acquired	5,832	6,341
Other assets (includes $4 and $4, respectively, relating to variable interest entities)	4,444	4,233
Separate account assets	120,971	106,678

Total assets	$429,264	$400,731

Liabilities and Equity
Liabilities
Future policy benefits	$113,986	$109,333
Policyholder account balances	94,716	88,856
Other policy-related balances	5,663	5,876
Policyholder dividends payable	610	659
Policyholder dividend obligation	3,828	2,919
Payables for collateral under securities loaned and other transactions	22,461	20,280
Short-term debt	100	101
Long-term debt (includes $124 and $116, respectively, at estimated fair value, relating to variable interest entities)	2,345	2,248
Current income tax payable	161	123
Deferred income tax liability (includes $2 and $0, respectively, at estimated fair value, relating to variable interest entities)	3,036	2,324
Other liabilities (includes $22 and $42, respectively, relating to variable interest entities)	33,941	36,614
Separate account liabilities	120,971	106,678

Total liabilities	401,818	376,011

Contingencies, Commitments and Guarantees (Note 17)
Equity
Metropolitan Life Insurance Company stockholder’s equity:
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized; 494,466,664 shares issued and outstanding at December 31, 2012 and 2011	5	5
Additional paid-in capital	14,510	14,506
Retained earnings	8,631	6,973
Accumulated other comprehensive income (loss)	4,008	3,054

Total Metropolitan Life Insurance Company stockholder’s equity	27,154	24,538
Noncontrolling interests	292	182

Total equity	27,446	24,720

Total liabilities and equity	$429,264	$400,731

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Operations

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Revenues
Premiums	$19,880	$18,288	$18,519
Universal life and investment-type product policy fees	2,239	2,202	2,075
Net investment income	11,852	11,615	11,581
Other revenues	1,730	1,808	1,725
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(214)	(244)	(510)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	22	17	150
Other net investment gains (losses)	(138)	359	190

Total net investment gains (losses)	(330)	132	(170)
Net derivative gains (losses)	675	1,578	(266)

Total revenues	36,046	35,623	33,464

Expenses
Policyholder benefits and claims	22,269	20,681	20,707
Interest credited to policyholder account balances	2,390	2,372	2,523
Policyholder dividends	1,295	1,355	1,443
Other expenses	6,394	6,471	6,282

Total expenses	32,348	30,879	30,955

Income (loss) from continuing operations before provision for income tax	3,698	4,744	2,509
Provision for income tax expense (benefit)	1,055	1,460	769

Income (loss) from continuing operations, net of income tax	2,643	3,284	1,740
Income (loss) from discontinued operations, net of income tax	40	61	31

Net income (loss)	2,683	3,345	1,771
Less: Net income (loss) attributable to noncontrolling interests	2	(8)	(3)

Net income (loss) attributable to Metropolitan Life Insurance Company	$2,681	$3,353	$1,774

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Net income (loss) attributable to Metropolitan Life Insurance Company	$2,681	$3,353	$1,774
Net income (loss) attributable to noncontrolling interests	2	(8)	(3)

Net income (loss)	2,683	3,345	1,771
Other comprehensive income (loss):
Unrealized investment gains (losses), net of related offsets	2,502	2,567	4,470
Unrealized gains (losses) on derivatives	(241)	1,203	182
Foreign currency translation adjustments	(30)	6	(29)
Defined benefit plans adjustment	(766)	(671)	161

Other comprehensive income (loss), before income tax	1,465	3,105	4,784
Income tax (expense) benefit related to items of other comprehensive income (loss)	(511)	(1,074)	(1,676)

Other comprehensive income (loss), net of income tax	954	2,031	3,108

Comprehensive income (loss)	3,637	5,376	4,879
Less: Comprehensive income (loss) attributable to noncontrolling interest, net of income tax	2	(8)	3

Comprehensive income (loss) attributable to Metropolitan Life Insurance Company, excluding cumulative effect of change in accounting principle	3,635	5,384	4,876
Cumulative effect of change in accounting principle, net of income tax	—	—	10

Comprehensive income (loss) attributable to Metropolitan Life Insurance Company	$3,635	$5,384	$4,886

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Equity

For the Year Ended December 31, 2012

(In millions)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Unrealized Investment Gains (Losses)	Other-Than- Temporary Impairments	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total Metropolitan Life Insurance Company Stockholder’s Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2011	$5	$14,506	$6,973	$5,185	$(317)	$37	$(1,851)	$24,538	$182	$24,720
Capital contributions from MetLife, Inc. (Note 13)		3						3		3
Excess tax benefits related to stock-based compensation		1						1		1
Dividends on common stock			(1,023)					(1,023)		(1,023)
Change in equity of noncontrolling interests									108	108
Net income (loss)			2,681					2,681	2	2,683
Other comprehensive income (loss), net of income tax				1,312	159	(19)	(498)	954		954

Balance at December 31, 2012	$5	$14,510	$8,631	$6,497	$(158)	$18	$(2,349)	$27,154	$292	$27,446

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Equity — (Continued)

For the Year Ended December 31, 2011

(In millions)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Unrealized Investment Gains (Losses)	Other-Than- Temporary Impairments	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total Metropolitan Life Insurance Company Stockholder’s Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2010	$5	$14,445	$4,941	$2,672	$(254)	$34	$(1,429)	$20,414	$148	$20,562
Capital contributions from MetLife, Inc. (Note 13)		50						50		50
Excess tax benefits related to stock-based compensation		11						11		11
Dividends on common stock			(1,321)					(1,321)		(1,321)
Change in equity of noncontrolling interests									42	42
Net income (loss)			3,353					3,353	(8)	3,345
Other comprehensive income (loss), net of income tax				2,513	(63)	3	(422)	2,031		2,031

Balance at December 31, 2011	$5	$14,506	$6,973	$5,185	$(317)	$37	$(1,851)	$24,538	$182	$24,720

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Equity — (Continued)

For the Year Ended December 31, 2010

(In millions)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Unrealized Investment Gains (Losses)	Other-Than- Temporary Impairments	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total Metropolitan Life Insurance Company Stockholder’s Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2009	$5	$14,438	$4,817	$(265)	$(341)	$51	$(1,527)	$17,178	$291	$17,469
Cumulative effect of change in accounting principle, net of income tax (Note 1)			(1,009)	(6)		(1)		(1,016)		(1,016)

Balance at January 1, 2010	5	14,438	3,808	(271)	(341)	50	(1,527)	16,162	291	16,453
Cumulative effect of change in accounting principle, net of income tax (Note 1)			(10)	10				—		—
Capital contributions from MetLife, Inc. (Note 13)		3						3		3
Excess tax benefits related to stock-based compensation		4						4		4
Dividends on common stock			(631)					(631)		(631)
Change in equity of noncontrolling interests									(146)	(146)
Net income (loss)			1,774					1,774	(3)	1,771
Other comprehensive income (loss), net of income tax				2,933	87	(16)	98	3,102	6	3,108

Balance at December 31, 2010	$5	$14,445	$4,941	$2,672	$(254)	$34	$(1,429)	$20,414	$148	$20,562

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$2,683	$3,345	$1,771
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expenses	416	407	394
Amortization of premiums and accretion of discounts associated with investments, net	(698)	(683)	(709)
(Gains) losses on investments and derivatives and from sales of businesses, net	(188)	(1,735)	380
(Income) loss from equity method investments, net of dividends or distributions	42	269	116
Interest credited to policyholder account balances	2,390	2,372	2,523
Universal life and investment-type product policy fees	(2,239)	(2,202)	(2,075)
Change in trading and fair value option securities	(100)	20	(14)
Change in accrued investment income	22	14	(117)
Change in premiums, reinsurance and other receivables	(422)	(208)	(377)
Change in deferred policy acquisition costs and value of business acquired, net	359	150	169
Change in income tax	(28)	527	727
Change in other assets	361	767	283
Change in insurance-related liabilities and policy-related balances	1,915	2,587	2,469
Change in other liabilities	170	726	684
Other, net	(147)	(125)	(120)

Net cash provided by operating activities	4,536	6,231	6,104

Cash flows from investing activities
Sales, maturities and repayments of:
Fixed maturity securities	52,889	53,325	49,828
Equity securities	245	816	520
Mortgage loans	8,668	8,152	4,853
Real estate and real estate joint ventures	721	1,058	241
Other limited partnership interests	585	754	383
Purchases of:
Fixed maturity securities	(62,136)	(54,038)	(57,961)
Equity securities	(393)	(278)	(157)
Mortgage loans	(9,448)	(10,443)	(5,820)
Real estate and real estate joint ventures	(1,447)	(980)	(539)
Other limited partnership interests	(660)	(658)	(614)
Cash received in connection with freestanding derivatives	634	1,011	712
Cash paid in connection with freestanding derivatives	(443)	(695)	(920)
Issuances of loans to affiliates	—	(525)	—
Net change in policy loans	(50)	(44)	(171)
Net change in short-term investments	(567)	(3,816)	841
Net change in other invested assets	(791)	(562)	149
Net change in property, equipment and leasehold improvements	(71)	(104)	(138)
Other, net	—	7	(7)

Net cash used in investing activities	$(12,264)	$(7,020)	$(8,800)

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Consolidated Statements of Cash Flows — (Continued)

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Cash flows from financing activities
Policyholder account balances:
Deposits	$61,647	$55,586	$44,481
Withdrawals	(56,373)	(57,078)	(43,381)
Net change in payables for collateral under securities loaned and other transactions	2,181	3,266	2,352
Net change in short-term debt	(1)	(1)	(217)
Long-term debt issued	79	110	188
Long-term debt repaid	(81)	(1,411)	(324)
Dividends on common stock	(1,023)	(1,151)	(232)
Capital contribution	—	47	—
Other, net	611	25	(33)

Net cash provided by (used in) financing activities	7,040	(607)	2,834

Change in cash and cash equivalents	(688)	(1,396)	138
Cash and cash equivalents, beginning of year	2,089	3,485	3,347

Cash and cash equivalents, end of year	$1,401	$2,089	$3,485

Supplemental disclosures of cash flow information:
Net cash paid for:
Interest	$151	$196	$217

Income tax	$842	$701	$183

Non-cash transactions:
Purchase money mortgage loans on sales of real estate joint ventures	$—	$—	$2

Capital contributions from MetLife, Inc.	$3	$3	$3

Dividends to MetLife, Inc.	$—	$170	$399

Real estate and real estate joint ventures acquired in satisfaction of debt	$264	$151	$58

See accompanying notes to the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements

1.     Business, Basis of Presentation and Summary of Significant Accounting Policies

Business

Metropolitan Life Insurance Company and its subsidiaries (collectively, “MLIC” or the “Company”) is a leading provider of insurance, annuities and employee benefit programs throughout the United States. The Company offers life insurance and annuities to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. Metropolitan Life Insurance Company is a wholly-owned subsidiary of MetLife, Inc.

The Company is organized into three segments: Retail; Group, Voluntary & Worksite Benefits; and Corporate Benefit Funding. See Note 2 for information on the reorganization of the Company’s segments during 2012, which were retrospectively applied.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. In applying these policies and estimates, management makes subjective and complex judgments that frequently require assumptions about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company’s business and operations. Actual results could differ from estimates.

Consolidation

The accompanying consolidated financial statements include the accounts of Metropolitan Life Insurance Company and its subsidiaries, as well as partnerships and joint ventures in which the Company has control, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Intercompany accounts and transactions have been eliminated.

Since the Company is a member of a controlled group of affiliated companies, its results may not be indicative of those of a stand-alone entity.

Discontinued Operations

The results of operations of a component of the Company that has either been disposed of or is classified as held-for-sale are reported in discontinued operations if certain criteria are met. In order to qualify for a discontinued operation, the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company, and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

Separate Accounts

Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if:

•	such separate accounts are legally recognized;
•	assets supporting the contract liabilities are legally insulated from the Company’s general account liabilities;
•	investments are directed by the contractholder; and
•	all investment performance, net of contract fees and assessments, is passed through to the contractholder.

The Company reports separate account assets at their fair value, which is based on the estimated fair values of the underlying assets comprising the individual separate account portfolios. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the consolidated statements of operations. Separate accounts credited with a contractual investment return are combined on a line-by-line basis with the Company’s general account assets, liabilities, revenues and expenses and the accounting for these investments is consistent with the methodologies described herein for similar financial instruments held within the general account.

The Company’s revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Such fees are included in universal life and investment-type product policy fees in the consolidated statements of operations.

Reclassifications

Certain amounts in the prior years’ consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation as discussed throughout the Notes to the Consolidated Financial Statements. See “— Adoption of New Accounting Pronouncements” for discussion of accounting pronouncements adopted in 2012, which were retrospectively applied.

Summary of Significant Accounting Policies

The following are the Company’s significant accounting policies with references to notes providing additional information on such policies and critical accounting estimates relating to such policies.

Accounting Policy	Note
Insurance	4
Deferred Policy Acquisition Costs, Value of Business Acquired and Other Policy-Related Intangibles	5
Reinsurance	6
Investments	8
Derivatives	9
Fair Value	10
Goodwill	11
Employee Benefit Plans	15
Income Tax	16
Litigation Contingencies	17

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Insurance

Future Policy Benefit Liabilities and Policyholder Account Balances

The Company establishes liabilities for amounts payable under insurance policies. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. These assumptions are established at the time the policy is issued and are intended to estimate the experience for the period the policy benefits are payable. Utilizing these assumptions, liabilities are established on a block of business basis. For long duration insurance contracts, assumptions such as mortality, morbidity and interest rates are “locked in” upon the issuance of new business. However, significant adverse changes in experience on such contracts may require the establishment of premium deficiency reserves. Such reserves are determined based on the then current assumptions and do not include a provision for adverse deviation.

Premium deficiency reserves may also be established for short duration contracts to provide for expected future losses. These reserves are based on actuarial estimates of the amount of loss inherent in that period, including losses incurred for which claims have not been reported. The provisions for unreported claims are calculated using studies that measure the historical length of time between the incurred date of a claim and its eventual reporting to the Company. Anticipated investment income is considered in the calculation of premium deficiency losses for short duration contracts.

Liabilities for universal and variable life secondary guarantees and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the secondary and paid-up guarantee liabilities are consistent with those used for amortizing deferred policy acquisition costs (“DAC”), and are thus subject to the same variability and risk as further discussed herein. The assumptions of investment performance and volatility for variable products are consistent with historical experience of appropriate underlying equity indices, such as the Standard & Poor’s Ratings Services (“S&P”) 500 Index. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

The Company regularly reviews its estimates of liabilities for future policy benefits and compares them with its actual experience. Differences result in changes to the liability balances with related charges or credits to benefit expenses in the period in which the changes occur.

Policyholder account balances (“PABs”) relate to contract or contract features where the Company has no significant insurance risk.

The Company issues certain variable annuity products with guaranteed minimum benefits that provide the policyholder a minimum return based on their initial deposit (i.e., the benefit base) less withdrawals. These guarantees are accounted for as insurance liabilities or as embedded derivatives depending on how and when the benefit is paid. Specifically, a guarantee is accounted for as an embedded derivative if a guarantee is paid without requiring (i) the occurrence of specific insurable event, or (ii) the policyholder to annuitize. Alternatively, a guarantee is accounted for as an insurance liability if the guarantee is paid only upon either (i) the occurrence of a

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

specific insurable event, or (ii) annuitization. In certain cases, a guarantee may have elements of both an insurance liability and an embedded derivative and in such cases the guarantee is split and accounted for under both models.

Guarantees accounted for as insurance liabilities in future policy benefits include guaranteed minimum death benefits (“GMDBs”), the portion of guaranteed minimum income benefits (“GMIBs”) that require annuitization, and the life-contingent portion of guaranteed minimum withdrawal benefits (“GMWBs”).

Guarantees accounted for as embedded derivatives in PABs include the non life-contingent portion of GMWB, guaranteed minimum accumulation benefits (“GMABs”) and the portion of GMIB that do not require annuitization. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.

Other Policy-Related Balances

Other policy-related balances include policy and contract claims, unearned revenue liabilities, premiums received in advance, policyholder dividends due and unpaid and policyholder dividends left on deposit.

The liability for policy and contract claims generally relates to incurred but not reported death, disability, long-term care (“LTC”) and dental claims, as well as claims which have been reported but not yet settled. The liability for these claims is based on the Company’s estimated ultimate cost of settling all claims. The Company derives estimates for the development of incurred but not reported claims principally from analyses of historical patterns of claims by business line. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.

The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product’s estimated gross profits and margins, similar to DAC as discussed further herein. Such amortization is recorded in universal life and investment-type product policy fees.

The Company accounts for the prepayment of premiums on its individual life, group life and health contracts as premium received in advance and applies the cash received to premiums when due.

Recognition of Insurance Revenues and Deposits

Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided to recognize profits over the estimated lives of the insurance policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into earnings in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

Premiums related to non-medical health and disability contracts are recognized on a pro rata basis over the applicable contract term.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Deposits related to universal life-type and investment-type products are credited to PABs. Revenues from such contracts consist of fees for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to earnings include interest credited and benefit claims incurred in excess of related PABs.

Premiums, policy fees, policyholder benefits and expenses are presented net of reinsurance.

Deferred Policy Acquisition Costs, Value of Business Acquired and Other Policy-Related Intangibles

The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that are related directly to the successful acquisition or renewal of insurance contracts are capitalized as DAC. Such costs include:

•	incremental direct costs of contract acquisition, such as commissions;
•

the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed; and

•	other essential direct costs that would not have been incurred had a policy not been acquired or renewed.

All other acquisition-related costs, including those related to general advertising and solicitation, market research, agent training, product development, unsuccessful sales and underwriting efforts, as well as all indirect costs, are expensed as incurred.

Value of business acquired (“VOBA”) is an intangible asset resulting from a business combination that represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in-force at the acquisition date. The estimated fair value of the acquired liabilities is based on projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. Actual experience on the purchased business may vary from these projections.

DAC and VOBA are amortized as follows:

Products:	In proportion to the following over estimated lives of the contracts:
• Non-participating and non-dividend-paying traditional contracts:	Historic actual and expected future gross premiums.
• Term insurance • Non-participating whole life insurance • Traditional group life insurance • Non-medical health insurance
• Participating, dividend-paying traditional contracts	Actual and expected future gross margins.
• Fixed and variable universal life contracts • Fixed and variable deferred annuity contracts	Actual and expected future gross profits.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

See Note 5 for additional information on DAC and VOBA amortization.

The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated in the consolidated financial statements for reporting purposes.

The Company generally has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a specified percentage of the customer’s deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in policyholder benefits and claims. Each year, or more frequently if circumstances indicate a potential recoverability issue exists, the Company reviews deferred sales inducements to determine the recoverability of the asset.

Value of distribution agreements acquired (“VODA”) is reported in other assets and represents the present value of expected future profits associated with the expected future business derived from the distribution agreements acquired as part of a business combination. Value of customer relationships acquired (“VOCRA”) is also reported in other assets and represents the present value of the expected future profits associated with the expected future business acquired through existing customers of the acquired company or business. The VODA and VOCRA associated with past business combinations are amortized over useful lives ranging from 10 to 30 years and such amortization is included in other expenses. Each year, or more frequently if circumstances indicate a possible impairment exists, the Company reviews VODA and VOCRA to determine whether the asset is impaired.

Reinsurance

For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. Cessions under reinsurance agreements do not discharge the Company’s obligations as the primary insurer. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the reinsurance agreement. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as ceded (assumed) premiums and ceded (assumed) future policy benefit liabilities are established.

For prospective reinsurance of short-duration contracts that meet the criteria for reinsurance accounting, amounts paid (received) are recorded as ceded (assumed) premiums and ceded (assumed) unearned premiums and are reflected as a component of premiums, reinsurance and other receivables (future policy benefits). Such amounts are amortized through earned premiums over the remaining contract period in proportion to the amount of insurance protection provided. For retroactive reinsurance of short-duration contracts that meet the criteria of reinsurance accounting, amounts paid (received) in excess of the related insurance liabilities ceded (assumed) are

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

recognized immediately as a loss and are reported in the appropriate line item within the consolidated statement of operations. Any gain on such retroactive agreement is deferred and is amortized as part of DAC, primarily using the recovery method.

Ceded policyholder and contract related liabilities, other than those currently due, are reported gross on the consolidated balance sheet.

Amounts currently recoverable under reinsurance agreements are included in premiums, reinsurance and other receivables and amounts currently payable are included in other liabilities. Assets and liabilities relating to reinsurance agreements with the same reinsurer may be recorded net on the consolidated balance sheet, if a right of offset exists within the reinsurance agreement. In the event that reinsurers do not meet their obligations to the Company under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible. In such instances, reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance.

The funds withheld liability represents amounts withheld by the Company in accordance with the terms of the reinsurance agreements. The Company withholds the funds rather than transferring the underlying investments and, as a result, records funds withheld liability within other liabilities. The Company recognizes interest on funds withheld, included in other expenses, at rates defined by the terms of the agreement which may be contractually specified or directly related to the investment portfolio.

Premiums, fees and policyholder benefits and claims include amounts assumed under reinsurance agreements and are net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in other revenues. With respect to GMIBs, a portion of the directly written GMIBs are accounted for as insurance liabilities, but the associated reinsurance agreements contain embedded derivatives. These embedded derivatives are included in premiums, reinsurance and other receivables with changes in estimated fair value reported in net derivative gains (losses).

If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits received are included in other liabilities and deposits made are included within premiums, reinsurance and other receivables. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenues or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenues or other expenses, as appropriate.

Investments

Net Investment Income

Income on investments is reported within net investment income, unless otherwise stated herein.

Fixed Maturity and Equity Securities

The majority of the Company’s fixed maturity and equity securities are classified as available-for-sale (“AFS”) and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income (loss) (“OCI”), net of policyholder-related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales are determined on a specific identification basis.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Interest income on fixed maturity securities is recognized when earned using an effective yield method giving effect to amortization of premiums and accretion of discounts. Prepayment fees are recognized when earned. Dividends on equity securities are recognized when declared.

The Company periodically evaluates fixed maturity and equity securities for impairment. The assessment of whether impairments have occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in estimated fair value and an analysis of the gross unrealized losses by severity and/or age. The analysis of gross unrealized losses is described further in Note 8 “— Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities.”

For fixed maturity securities in an unrealized loss position, an other-than-temporary impairment (“OTTI”) is recognized in earnings when it is anticipated that the amortized cost will not be recovered. When either: (i) the Company has the intent to sell the security; or (ii) it is more likely than not that the Company will be required to sell the security before recovery, the OTTI recognized in earnings is the entire difference between the security’s amortized cost and estimated fair value. If neither of these conditions exist, the difference between the amortized cost of the security and the present value of projected future cash flows expected to be collected is recognized as an OTTI in earnings (“credit loss”). If the estimated fair value is less than the present value of projected future cash flows expected to be collected, this portion of OTTI related to other-than-credit factors (“noncredit loss”) is recorded in OCI. Adjustments are not made for subsequent recoveries in value.

With respect to equity securities, the Company considers in its OTTI analysis its intent and ability to hold a particular equity security for a period of time sufficient to allow for the recovery of its estimated fair value to an amount equal to or greater than cost. If a sale decision is made for an equity security and recovery to an amount at least equal to cost prior to the sale is not expected, the security will be deemed to be other-than-temporarily impaired in the period that the sale decision was made and an OTTI loss will be recorded in earnings. The OTTI loss recognized is the entire difference between the security’s cost and its estimated fair value with a corresponding charge to earnings.

Trading and Fair Value Option Securities

Trading and fair value option securities are stated at estimated fair value and include investments for which the fair value option (“FVO”) has been elected (“FVO Securities”) and investments that are actively purchased and sold (“Actively Traded Securities”).

Actively Traded Securities principally include fixed maturity securities and short sale agreement liabilities, which are included in other liabilities.

FVO Securities include:

•	fixed maturity and equity securities held-for-investment by the general account to support asset and liability matching strategies for certain insurance products; and
•

securities held by consolidated securitization entities (“CSEs”) (former qualifying special purpose entities), with changes in estimated fair value subsequent to consolidation included in net investment gains (losses).

Changes in estimated fair value of these securities subsequent to purchase are included in net investment income, except for certain securities included in FVO Securities where changes are included in net investment gains (losses).

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Mortgage Loans

The Company disaggregates its mortgage loan investments into three portfolio segments: commercial, agricultural, and residential. The accounting and valuation allowance policies that are applicable to all portfolio segments are presented below and policies related to each of the portfolio segments are included in Note 8.

Mortgage loans are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and are net of valuation allowances. Interest income and prepayment fees are recognized when earned. Interest is accrued on the principal amount of the loan based on the loan’s contractual interest rate, while amortization of premiums and discounts is recognized using the effective yield method. Gains and losses from sales of loans and increases or decreases to valuation allowances are recorded in net investment gains (losses).

Policy Loans

Policy loans are stated at unpaid principal balances. Interest income on such loans is recorded as earned using the contractual interest rate. Generally, accrued interest is capitalized on the policy’s anniversary date. Valuation allowances are not established for policy loans, as they are fully collateralized by the cash surrender value of the underlying insurance policies. Any unpaid principal or interest on the loan is deducted from the cash surrender value or the death benefit prior to settlement of the insurance policy.

Real Estate

Real estate held-for-investment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 55 years). Rental income associated with such real estate is recognized on a straight-line basis over the term of the respective leases. The Company periodically reviews its real estate held-for-investment for impairment and tests for recoverability whenever events or changes in circumstances indicate the carrying value may not be recoverable and exceeds its estimated fair value. Properties whose carrying values are greater than their undiscounted cash flows are written down to their estimated fair value, which is generally computed using the present value of expected future cash flows discounted at a rate commensurate with the underlying risks.

Real estate for which the Company commits to a plan to sell within one year and actively markets in its current condition for a reasonable price in comparison to its estimated fair value is classified as held for sale. Real estate held-for-sale is stated at the lower of depreciated cost or estimated fair value less expected disposition costs and is not depreciated.

Real estate acquired upon foreclosure is recorded at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

Real Estate Joint Ventures and Other Limited Partnership Interests

The Company uses the equity method of accounting for investments in real estate joint ventures and other limited partnership interests in which it has more than a minor ownership interest or more than a minor influence over the joint venture’s or partnership’s operations, but does not have a controlling financial interest. Equity method investment income is recognized as earned by the investee. The Company records its share of earnings using a three-month lag methodology for instances where the timely financial information is not available and the contractual agreements provide for the delivery of the investees’ financial information after the end of the Company’s reporting period.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company uses the cost method of accounting for investments in which it has virtually no influence over the joint venture’s or the partnership’s operations. Based on the nature and structure of these investments, they do not meet the characteristics of an equity security in accordance with applicable accounting standards. The Company recognizes distributions on cost method investments as earned or received.

In addition to the investees performing regular evaluations for the impairment of underlying investments, the Company routinely evaluates these investments for impairments. For equity method investees, the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred. The Company considers its cost method investments for OTTI when the carrying value of such investments exceeds the net asset value (“NAV”). The Company takes into consideration the severity and duration of this excess when determining whether the cost method investment is other-than-temporarily impaired. When an OTTI has occurred, the impairment loss is recorded within net investment gains (losses).

Short-term Investments

Short-term investments include securities and other investments with remaining maturities of one year or less, but greater than three months, at the time of purchase and are stated at estimated fair value or amortized cost, which approximates estimated fair value. Short-term investments also include investments in affiliated money market pools.

Other Invested Assets

Other invested assets consist principally of the following:

•	Freestanding derivatives with positive estimated fair values are described in “— Derivatives” below.
•

Tax credit partnerships derive their primary source of investment return in the form of income tax credits. Where tax credits are guaranteed by a creditworthy third party, the investment is accounted for under the effective yield method. Otherwise, the investment is accounted for under the equity method.

•	Loans to affiliates are stated at unpaid principal balance, adjusted for any unamortized premium or discount.
•

Leveraged leases are recorded net of non-recourse debt. The Company recognizes income on the leveraged leases by applying the leveraged lease’s estimated rate of return to the net investment in the lease. The Company regularly reviews residual values and impairs them to expected values.

•

Funds withheld represent a receivable for amounts contractually withheld by ceding companies in accordance with reinsurance agreements. The Company recognizes interest on funds withheld at rates defined by the terms of the agreement which may be contractually specified or directly related to the underlying investments.

•	Joint venture investments that engage in insurance underwriting activities are accounted for under the equity method.

Securities Lending Program

Securities lending transactions, whereby blocks of securities, which are included in fixed maturity securities, equity securities, and short-term investments, are loaned to third parties, primarily brokerage firms and commercial banks, and are treated as financing arrangements and the associated liability is recorded at the amount of cash received. The Company obtains collateral at the inception of the loan, usually cash, in an

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

amount generally equal to 102% of the estimated fair value of the securities loaned, and maintains it at a level greater than or equal to 100% for the duration of the loan. The Company is liable to return to the counterparties the cash collateral received. Security collateral on deposit from counterparties in connection with the securities lending transactions may not be sold or repledged, unless the counterparty is in default, and is not reflected in the consolidated financial statements. The Company monitors the estimated fair value of the securities loaned on a daily basis with additional collateral obtained as necessary. Income and expenses associated with securities lending transactions are reported as investment income and investment expense, respectively, within net investment income.

Derivatives

Freestanding Derivatives

Freestanding derivatives are carried in the Company’s consolidated balance sheets either as assets within other invested assets or as liabilities within other liabilities at estimated fair value. The Company does not offset the fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement.

Accruals on derivatives are generally recorded in accrued investment income or within other liabilities. However, accruals that are not scheduled to settle within one year are included with the derivatives carrying value in other invested assets or other liabilities.

If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting, changes in the estimated fair value of the derivative are reported in net derivative gains (losses) except as follows:

Statement of Operations Presentation:	Derivative:
Net investment income	• Economic hedges of equity method investments in joint ventures
• All derivatives held in relation to trading portfolios

Hedge Accounting

To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge. Hedge designation and financial statement presentation of changes in estimated fair value of the hedging derivatives are as follows:

•

Fair value hedge (a hedge of the estimated fair value of a recognized asset or liability) - in net derivative gains (losses), consistent with the change in fair value of the hedged item attributable to the designated risk being hedged.

•

Cash flow hedge (a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability) - effectiveness in OCI (deferred gains or losses on the derivative are reclassified into the consolidated statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item); ineffectiveness in net derivative gains (losses).

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The change in estimated fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of operations within interest income or interest expense to match the location of the hedged item.

In its hedge documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and at least quarterly throughout the life of the designated hedging relationship. Assessments of hedge effectiveness and measurements of ineffectiveness are also subject to interpretation and estimation and different interpretations or estimates may have a material effect on the amount reported in net income.

The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; or (iv) the derivative is de-designated as a hedging instrument.

When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried in the consolidated balance sheets at its estimated fair value, with changes in estimated fair value recognized in net derivative gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in OCI related to discontinued cash flow hedges are released into the consolidated statements of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item.

When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried in the consolidated balance sheets at its estimated fair value, with changes in estimated fair value recognized currently in net derivative gains (losses). Deferred gains and losses of a derivative recorded in OCI pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in net derivative gains (losses).

In all other situations in which hedge accounting is discontinued, the derivative is carried at its estimated fair value in the consolidated balance sheets, with changes in its estimated fair value recognized in the current period as net derivative gains (losses).

Embedded Derivatives

The Company sells variable annuities and purchases certain investments that contain embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if:

•	the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings;

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

•	the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract; and
•	a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument.

Such embedded derivatives are carried in the consolidated balance sheets at estimated fair value with the host contract and changes in their estimated fair value are generally reported in net derivative gains (losses). If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income. Additionally, the Company may elect to carry an entire contract on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income if that contract contains an embedded derivative that requires bifurcation. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.

Fair Value

Certain assets and liabilities are measured at estimated fair value in the Company’s consolidated balance sheets. In addition, the notes to these consolidated financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Goodwill

Goodwill, which is included in other assets, represents the future economic benefits arising from net assets acquired in a business combination that are not individually identified and recognized. Goodwill is calculated as the excess of cost over the estimated fair value of such net assets acquired, is not amortized, and is tested for impairment based on a fair value approach at least annually or more frequently if events or circumstances indicate that there may be justification for conducting an interim test. The Company performs its annual goodwill impairment testing during the third quarter of each year based upon data as of the close of the second quarter. Goodwill associated with a business acquisition is not tested for impairment during the year the business is acquired unless there is a significant identified impairment event.

The impairment test is performed at the reporting unit level, which is the operating segment or a business one level below the operating segment, if discrete financial information is prepared and regularly reviewed by management at that level. For purposes of goodwill impairment testing, if the carrying value of a reporting unit exceeds its estimated fair value, there may be an indication of impairment. In such instances, the implied fair

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

value of the goodwill is determined in the same manner as the amount of goodwill that would be determined in a business combination. The excess of the carrying value of goodwill over the implied fair value of goodwill would be recognized as an impairment and recorded as a charge against net income.

On an ongoing basis, the Company evaluates potential triggering events that may affect the estimated fair value of the Company’s reporting units to assess whether any goodwill impairment exists. Deteriorating or adverse market conditions for certain reporting units may have an impact on the estimated fair value of these reporting units and could result in future impairments of goodwill.

Employee Benefit Plans

The Company sponsors and administers various qualified and non-qualified defined benefit pension plans and other postretirement employee benefit plans covering eligible employees and sales representatives who meet specified eligibility requirements of the sponsor and its participating affiliates. A December 31 measurement date is used for all of the Company’s defined benefit pension and other postretirement benefit plans.

The Company recognizes the funded status of the projected pension benefit obligation (“PBO”) for pension benefits and the accumulated pension benefit obligation (“APBO”) for other postretirement benefits for each of its plans. The Company recognizes an expense for differences between actual experience and estimates over the average future service period of participants. The actuarial gains or losses, prior service costs and credits not yet included in net periodic benefit costs are charged to accumulated OCI (“AOCI”), net of income tax.

The Company also sponsors defined contribution plans for substantially all U.S. employees under which a portion of participant contributions is matched. Applicable matching contributions are made each payroll period. Accordingly, the Company recognizes compensation cost for current matching contributions. As all contributions are transferred currently as earned to the defined contribution plans, no liability for matching contributions is recognized in the consolidated balance sheets.

Income Tax

Metropolitan Life Insurance Company and its includable subsidiaries join with MetLife, Inc. and its includable subsidiaries in filing a consolidated U.S. life and non-life federal income tax return in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Metropolitan Life Insurance Company and its includable subsidiaries participate in a tax sharing agreement with MetLife, Inc.

The Company’s accounting for income taxes represents management’s best estimate of various events and transactions.

Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Factors in management’s determination include the performance of the business and its ability to generate capital gains. Significant judgment is required in determining whether

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

valuation allowances should be established, as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

•	future taxable income exclusive of reversing temporary differences and carryforwards;
•	future reversals of existing taxable temporary differences;
•	taxable income in prior carryback years; and
•	tax planning strategies.

The Company may be required to change its provision for income taxes in certain circumstances. Examples of such circumstances include when estimates used in determining valuation allowances on deferred tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events, such as changes in tax laws, tax regulations, or interpretations of such laws or regulations, could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur.

The Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Unrecognized tax benefits due to tax uncertainties that do not meet the threshold are included within other liabilities and are charged to earnings in the period that such determination is made.

The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax.

Litigation Contingencies

The Company is a party to a number of legal actions and is involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company’s financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Except as otherwise disclosed in Note 17, legal costs are recognized in other expenses as incurred. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company’s consolidated financial statements.

Other Accounting Policies

Stock-Based Compensation

Stock-based compensation recognized in the Company’s consolidated results of operations is allocated from MetLife, Inc. The accounting policies described below represent those that MetLife, Inc. applies in determining such allocated expenses.

MetLife, Inc. grants certain employees and directors stock-based compensation awards under various plans that are subject to specific vesting conditions. The cost of all stock-based transactions is measured at fair value at grant date and recognized over the period during which a grantee is required to provide services in exchange for the award. Although the terms of MetLife, Inc.’s stock-based plans do not accelerate vesting upon retirement, or the attainment of retirement eligibility, the requisite service period subsequent to attaining such eligibility is

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

considered nonsubstantive. Accordingly, MetLife, Inc. recognizes compensation expense related to stock-based awards over the shorter of the requisite service period or the period to attainment of retirement eligibility. An estimation of future forfeitures of stock-based awards is incorporated into the determination of compensation expense when recognizing expense over the requisite service period.

Cash and Cash Equivalents

The Company considers all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates estimated fair value.

Property, Equipment, Leasehold Improvements and Computer Software

Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, as appropriate. The estimated life is generally 40 years for company occupied real estate property, from five to 10 years for leasehold improvements, and from three to seven years for all other property and equipment. The cost basis of the property, equipment and leasehold improvements was $1.7 billion at both December 31, 2012 and 2011. Accumulated depreciation and amortization of property, equipment and leasehold improvements was $1.0 billion and $999 million at December 31, 2012 and 2011, respectively. Related depreciation and amortization expense was $121 million, $118 million and $111 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Computer software, which is included in other assets, is stated at cost, less accumulated amortization. Purchased software costs, as well as certain internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. Such costs are amortized generally over a four-year period using the straight-line method. The cost basis of computer software was $902 million and $1.6 billion at December 31, 2012 and 2011, respectively. Accumulated amortization of capitalized software was $611 million and $1.2 billion at December 31, 2012 and 2011, respectively. Related amortization expense was $143 million, $145 million and $132 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Other Revenues

Other revenues include, in addition to items described elsewhere herein, advisory fees, broker-dealer commissions and fees, administrative service fees, and changes in account value relating to corporate-owned life insurance (“COLI”). Such fees and commissions are recognized in the period in which services are performed. Under certain COLI contracts, if the Company reports certain unlikely adverse results in its consolidated financial statements, withdrawals would not be immediately available and would be subject to market value adjustment, which could result in a reduction of the account value.

Policyholder Dividends

Policyholder dividends are approved annually by Metropolitan Life Insurance Company and its insurance subsidiaries’ boards of directors. The aggregate amount of policyholder dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management’s judgment as to the appropriate level of statutory surplus to be retained by Metropolitan Life Insurance Company and its insurance subsidiaries.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Foreign Currency

Assets, liabilities and operations of foreign affiliates and subsidiaries, if any, are recorded based on the functional currency of each entity. The determination of the functional currency is made based on the appropriate economic and management indicators. The local currencies of foreign operations are the functional currencies. Assets and liabilities of foreign affiliates and subsidiaries, if any, are translated from the functional currency to U.S. dollars at the exchange rates in effect at each year-end and income and expense accounts are translated at the average exchange rates during the year. The resulting translation adjustments are charged or credited directly to OCI, net of applicable taxes. Gains and losses from foreign currency transactions, including the effect of re-measurement of monetary assets and liabilities to the appropriate functional currency, are reported as part of net investment gains (losses) in the period in which they occur.

Adoption of New Accounting Pronouncements

Effective January 1, 2013, the Company adopted new guidance regarding balance sheet offsetting disclosures which requires an entity to disclose information about offsetting and related arrangements for derivatives, including bifurcated embedded derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions, to enable users of its financial statements to understand the effects of those arrangements on its financial position. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The adoption was retrospectively applied and resulted in additional disclosures related to derivatives in Note 9.

On January 1, 2012, the Company adopted new guidance regarding accounting for DAC, which was retrospectively applied. The guidance specifies that only costs related directly to successful acquisition of new or renewal contracts can be capitalized as DAC; all other acquisition-related costs must be expensed as incurred. As a result, certain sales manager compensation and administrative costs previously capitalized by the Company will no longer be deferred.

The following table presents the effects of the retrospective application of the adoption of such new accounting guidance to the Company’s previously reported consolidated balance sheet:

	As Previously Reported	Adjustment	As Adjusted
	December 31, 2011	December 31, 2011	December 31, 2011
	(In millions)
Assets
Other invested assets, principally at estimated fair value	$12,505	$(27)	$12,478
Deferred policy acquisition costs and value of business acquired (1)	$7,779	$(1,438)	$6,341
Liabilities
Deferred income tax liability	$2,827	$(503)	$2,324
Equity
Retained earnings	$8,077	$(1,104)	$6,973
Accumulated other comprehensive income (loss)	$2,912	$142	$3,054
Total Metropolitan Life Insurance Company stockholder’s equity	25,500	(962)	24,538
Total equity	$25,682	$(962)	$24,720

(1)	VOBA was not impacted by the adoption of this guidance.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents the effects of the retrospective application of the adoption of such new accounting guidance to the Company’s previously reported consolidated statements of operations:

	As Previously Reported				Adjustment		As Adjusted
	Years Ended December 31,				Years Ended December 31,		Years Ended December 31,
	2011		2010		2011	2010	2011	2010
	(In millions)
Revenues
Net investment income	$11,621	(1)	$11,586	(1)	$(6)	$(5)	$11,615	$11,581
Expenses
Other expenses	$6,414		$6,259		$57	$23	$6,471	$6,282
Income (loss) from continuing operations before provision for income tax	$4,807	(1)	$2,537	(1)	$(63)	$(28)	$4,744	$2,509
Provision for income tax expense (benefit)	$1,479	(1)	$776	(1)	$(19)	$(7)	$1,460	$769
Income (loss) from continuing operations, net of income tax	$3,328	(1)	$1,761	(1)	$(44)	$(21)	$3,284	$1,740
Net income (loss)	$3,389		$1,792		$(44)	$(21)	$3,345	$1,771
Net income (loss) attributable to Metropolitan Life Insurance Company	$3,397		$1,795		$(44)	$(21)	$3,353	$1,774

(1)

Amounts in the table above differ from the amounts previously reported in the consolidated statements of operations and comprehensive income due to the inclusion of the impact of discontinued real estate operations of $4 million ($6 million net investment income, net of $2 million income tax) and $5 million ($7 million net investment income, net of $2 million income tax) for the years ended December 31, 2011 and 2010, respectively.

The following table presents the effects of the retrospective application of the adoption of such new accounting guidance to the Company’s previously reported consolidated statements of cash flows:

	As Previously Reported		Adjustment		As Adjusted
	Years Ended December 31,		Years Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010	2011	2010
	(In millions)
Cash flows from operating activities
Net income (loss)	$3,389	$1,792	$(44)	$(21)	$3,345	$1,771
Change in deferred policy acquisition costs and value of business acquired, net	$94	$147	$56	$22	$150	$169
Change in income tax	$547	$735	$(20)	$(8)	$527	$727
Cash flows from investing activities
Net change in other invested assets	$(570)	$142	$8	$7	$(562)	$149

On January 1, 2012, the Company adopted new guidance regarding comprehensive income, which was retrospectively applied, that provides companies with the option to present the total of comprehensive income, components of net income, and the components of OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements in annual financial statements. The standard eliminates the option to present components of OCI as part of the statement of changes in stockholder’s equity. The Company adopted the two-statement approach for annual financial statements.

Effective January 1, 2012, the Company adopted new guidance on goodwill impairment testing that simplifies how an entity tests goodwill for impairment. This new guidance allows an entity to first assess qualitative factors

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it needs to perform the quantitative two-step goodwill impairment test. Only if an entity determines, based on qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying value will it be required to calculate the fair value of the reporting unit. The qualitative assessment is optional and the Company is permitted to bypass it for any reporting unit in any period and begin its impairment analysis with the quantitative calculation. In 2012, the Company proceeded to Step 1 of the two-step impairment analysis for all of the Company’s reporting units. The Company is permitted to perform the qualitative assessment in any subsequent period.

Effective January 1, 2012, the Company adopted new guidance regarding fair value measurements that establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. Some of the amendments clarify the Financial Accounting Standards Board’s (“FASB”) intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The adoption did not have a material impact on the Company’s consolidated financial statements other than the expanded disclosures in Note 10.

Effective July 1, 2010, the Company adopted guidance regarding accounting for embedded credit derivatives within structured securities. This guidance clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, embedded credit derivatives resulting only from subordination of one financial instrument to another continue to qualify for the scope exception. Embedded credit derivative features other than subordination must be analyzed to determine whether they require bifurcation and separate accounting. As a result of the adoption of this guidance, the Company elected FVO for certain structured securities that were previously accounted for as fixed maturity securities. Upon adoption, the Company reclassified $50 million of securities from fixed maturity securities to trading and FVO securities. These securities had cumulative unrealized losses of $10 million, net of income tax, which was recognized as a cumulative effect adjustment to decrease retained earnings with a corresponding increase to AOCI as of July 1, 2010.

Effective January 1, 2010, the Company adopted guidance related to financial instrument transfers and consolidation of VIEs. The financial instrument transfer guidance eliminates the concept of a qualified special purpose entity (“QSPE”), eliminates the guaranteed mortgage securitization exception, changes the criteria for achieving sale accounting when transferring a financial asset and changes the initial recognition of retained beneficial interests. The revised consolidation guidance changed the definition of the primary beneficiary, as well as the method of determining whether an entity is a primary beneficiary of a VIE from a quantitative model to a qualitative model. Under the qualitative VIE consolidation model, the entity that has both the ability to direct the most significant activities of the VIE and the obligation to absorb losses or receive benefits that could potentially be significant to the VIE is considered to be the primary beneficiary. The guidance requires a continuous reassessment, as well as enhanced disclosures, including the effects of a company’s involvement with VIEs on its financial statements.

As a result of the adoption of the amended VIE consolidation guidance, the Company consolidated certain former QSPEs that were previously accounted for as equity security collateralized debt obligations. The Company also elected FVO for all of the consolidated assets and liabilities of these entities. Upon consolidation, the Company recorded $278 million of securities classified as trading and FVO securities and $232 million of long-term debt based on estimated fair values at January 1, 2010 and de-recognized less than $1 million in equity

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

securities. The consolidation also resulted in an increase in retained earnings of $30 million, net of income tax, at January 1, 2010. For the year ended December 31, 2010, the Company recorded $15 million of net investment income on the consolidated assets, $15 million of interest expense in other expenses on the related long-term debt, and ($30) million in net investment gains (losses) to remeasure the assets and liabilities at their estimated fair values.

Future Adoption of New Accounting Pronouncements

In March 2013, the FASB issued new guidance regarding foreign currency (Accounting Standards Update (“ASU”) 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity), effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The amendments require an entity that ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity to apply the guidance in Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, the partial sale guidance in section 830-30-40, Derecognition, still applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In February 2013, the FASB issued new guidance regarding liabilities (ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date), effective retrospectively for fiscal years beginning after December 15, 2013 and interim periods within those years. The amendments require an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. In addition the amendments require an entity to disclose the nature and amount of the obligation as well as other information about the obligations. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In January 2013, the FASB issued new guidance regarding comprehensive income (ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income), effective prospectively for fiscal years beginning after December 15, 2012. The amendments require an entity to provide information about the amounts reclassified out of AOCI by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts.

In July 2011, the FASB issued new guidance on other expenses (ASU 2011-06, Other Expenses (Topic 720): Fees Paid to the Federal Government by Health Insurers), effective for calendar years beginning after

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

December 31, 2013. The objective of this standard is to address how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act. The amendments in this standard specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using the straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

2.  Segment Information

As announced in November 2011, MetLife, Inc. reorganized its business into three broad geographic regions. As a result, during 2012, the Company reorganized into three segments: Retail; Group, Voluntary & Worksite Benefits; and Corporate Benefit Funding. In addition, the Company reports certain of its results of operations in Corporate & Other. Prior period results have been revised in connection with these changes.

Retail

The Retail segment offers a broad range of protection products and services and a variety of annuities to individuals and employees of corporations and other institutions, and is organized into two businesses: Life & Other and Annuities. Life & Other insurance products and services include variable life, universal life, term life and whole life products. Additionally, through broker-dealer affiliates, the Company offers a full range of mutual funds and other securities products. Life & Other products and services also include individual disability income products. Annuities include a variety of variable and fixed annuities which provide for both asset accumulation and asset distribution needs.

Group, Voluntary & Worksite Benefits

The Group, Voluntary & Worksite Benefits segment offers a broad range of protection products and services to individuals and corporations, as well as other institutions and their respective employees, and is organized into two businesses: Group and Voluntary & Worksite. Group insurance products and services include variable life, universal life and term life products. Group insurance products and services also include dental, group short- and long-term disability and accidental death & dismemberment coverages. The Voluntary & Worksite business includes LTC, prepaid legal plans and critical illness products.

Corporate Benefit Funding

The Corporate Benefit Funding segment offers a broad range of annuity and investment products, including guaranteed interest products and other stable value products, income annuities, and separate account contracts for the investment management of defined benefit and defined contribution plan assets. This segment also includes certain products to fund postretirement benefits and company-, bank- or trust-owned life insurance used to finance non-qualified benefit programs for executives.

Corporate & Other

Corporate & Other contains the excess capital not allocated to the segments, enterprise-wide strategic initiative restructuring charges, various start-up and certain run-off entities, as well as interest expense related to the majority of the Company’s outstanding debt and expenses associated with certain legal proceedings and income

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

tax audit issues. Corporate & Other also includes the elimination of intersegment amounts, which generally relate to intersegment loans, which bear interest rates commensurate with related borrowings.

Financial Measures and Segment Accounting Policies

Operating earnings is the measure of segment profit or loss the Company uses to evaluate segment performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is the Company’s measure of segment performance and is reported below. Operating earnings should not be viewed as a substitute for GAAP income (loss) from continuing operations, net of income tax. The Company believes the presentation of operating earnings as the Company measures it for management purposes enhances the understanding of its performance by highlighting the results of operations and the underlying profitability drivers of the business.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax.

Operating revenues excludes net investment gains (losses) and net derivative gains (losses). The following additional adjustments are made to GAAP revenues, in the line items indicated, in calculating operating revenues:

•

Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”); and

•

Net investment income: (i) includes amounts for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, (ii) includes income from discontinued real estate operations, and (iii) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP.

The following adjustments are made to GAAP expenses, in the line items indicated, in calculating operating expenses:

•

Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”), and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•

Interest credited to policyholder account balances includes adjustments for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of PABs but do not qualify for hedge accounting treatment;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to noncontrolling interests and goodwill impairments.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Set forth in the tables below is certain financial information with respect to the Company’s segments, as well as Corporate & Other, for the years ended December 31, 2012, 2011 and 2010 and at December 31, 2012 and 2011. The segment accounting policies are the same as those used to prepare the Company’s consolidated financial statements, except for operating earnings adjustments as defined above. In addition, segment accounting policies include the method of capital allocation described below.

Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in MetLife, Inc.’s and the Company’s business.

MetLife, Inc.’s economic capital model aligns segment allocated equity with emerging standards and consistent risk principles. Segment net investment income is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact the Company’s consolidated net investment income, operating earnings or income (loss) from continuing operations, net of income tax.

	Operating Earnings
Year Ended December 31, 2012	Retail	Group, Voluntary, & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$3,997	$13,274	$2,608	$1	$19,880	$—	$19,880
Universal life and investment-type product policy fees	1,332	663	194	—	2,189	50	2,239
Net investment income	5,384	1,680	4,519	554	12,137	(285)	11,852
Other revenues	265	398	252	815	1,730	—	1,730
Net investment gains (losses)	—	—	—	—	—	(330)	(330)
Net derivative gains (losses)	—	—	—	—	—	675	675

Total revenues	10,978	16,015	7,573	1,370	35,936	110	36,046

Expenses
Policyholder benefits and claims and policyholder dividends	6,294	12,580	4,552	(1)	23,425	139	23,564
Interest credited to policyholder account balances	1,002	167	1,192	—	2,361	29	2,390
Capitalization of DAC	(584)	(24)	(24)	—	(632)	—	(632)
Amortization of DAC and VOBA	656	29	12	2	699	292	991
Interest expense on debt	5	1	9	133	148	4	152
Other expenses	2,341	1,901	438	1,196	5,876	7	5,883

Total expenses	9,714	14,654	6,179	1,330	31,877	471	32,348

Provision for income tax expense (benefit)	442	477	488	(236)	1,171	(116)	1,055

Operating earnings	$822	$884	$906	$276	2,888

Adjustments to:
Total revenues					110
Total expenses					(471)
Provision for income tax (expense) benefit					116

Income (loss) from continuing operations, net of income tax					$2,643		$2,643

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

At December 31, 2012	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total assets	$171,050	$41,362	$183,856	$32,996	$429,264
Separate account assets	$50,572	$532	$69,867	$—	$120,971
Separate account liabilities	$50,572	$532	$69,867	$—	$120,971

	Operating Earnings
Year Ended December 31, 2011	Retail	Group, Voluntary, & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$4,022	$12,487	$1,778	$1	$18,288	$—	$18,288
Universal life and investment-type product policy fees	1,334	630	197	—	2,161	41	2,202
Net investment income	5,363	1,682	4,312	385	11,742	(127)	11,615
Other revenues	226	374	242	966	1,808	—	1,808
Net investment gains (losses)	—	—	—	—	—	132	132
Net derivative gains (losses)	—	—	—	—	—	1,578	1,578

Total revenues	10,945	15,173	6,529	1,352	33,999	1,624	35,623

Expenses
Policyholder benefits and claims and policyholder dividends	6,425	11,880	3,683	4	21,992	44	22,036
Interest credited to policyholder account balances	1,000	178	1,140	—	2,318	54	2,372
Capitalization of DAC	(622)	(84)	(18)	—	(724)	—	(724)
Amortization of DAC and VOBA	681	95	14	1	791	84	875
Interest expense on debt	5	—	8	172	185	9	194
Other expenses	2,564	1,837	472	1,247	6,120	6	6,126

Total expenses	10,053	13,906	5,299	1,424	30,682	197	30,879

Provision for income tax expense (benefit)	314	445	432	(229)	962	498	1,460

Operating earnings	$578	$822	$798	$157	2,355

Adjustments to:
Total revenues					1,624
Total expenses					(197)
Provision for income tax (expense) benefit					(498)

Income (loss) from continuing operations, net of income tax					$3,284		$3,284

At December 31, 2011	Retail	Group, Voluntary, & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Total assets	$160,164	$42,603	$164,244	$33,720	$400,731
Separate account assets	$43,229	$478	$62,971	$—	$106,678
Separate account liabilities	$43,229	$478	$62,971	$—	$106,678

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Operating Earnings
Year Ended December 31, 2010	Retail	Group, Voluntary, & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$4,125	$12,691	$1,702	$1	$18,519	$—	$18,519
Universal life and investment-type product policy fees	1,228	616	196	—	2,040	35	2,075
Net investment income	5,675	1,617	4,156	141	11,589	(8)	11,581
Other revenues	163	358	240	964	1,725	—	1,725
Net investment gains (losses)	—	—	—	—	—	(170)	(170)
Net derivative gains (losses)	—	—	—	—	—	(266)	(266)

Total revenues	11,191	15,282	6,294	1,106	33,873	(409)	33,464

Expenses
Policyholder benefits and claims and policyholder dividends	6,504	12,122	3,511	(18)	22,119	31	22,150
Interest credited to policyholder account balances	1,026	192	1,252	—	2,470	53	2,523
Capitalization of DAC	(530)	(97)	(13)	—	(640)	—	(640)
Amortization of DAC and VOBA	593	96	15	1	705	104	809
Interest expense on debt	5	—	8	189	202	15	217
Other expenses	2,411	1,843	459	1,181	5,894	2	5,896

Total expenses	10,009	14,156	5,232	1,353	30,750	205	30,955

Provision for income tax expense (benefit)	415	395	371	(208)	973	(204)	769

Operating earnings	$767	$731	$691	$(39)	2,150

Adjustments to:
Total revenues					(409)
Total expenses					(205)
Provision for income tax (expense) benefit					204

Income (loss) from continuing operations, net of income tax					$1,740		$1,740

Net investment income is based upon the actual results of each segment’s specifically identifiable investment portfolio adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company’s product pricing.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents total premiums, universal life and investment-type product policy fees and other revenues by major product groups of the Company’s segments, as well as Corporate & Other:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Life insurance (1)	$17,224	$16,209	$16,204
Accident and health insurance	6,458	5,940	5,982
Non-insurance	167	149	133

Total	$23,849	$22,298	$22,319

(1)	Includes annuities and corporate benefit funding products.

Revenues derived from one external customer were $2.5 billion, $2.4 billion and $2.2 billion for the years ended December 31, 2012, 2011 and 2010, respectively, which represented 11%, 11% and 10%, respectively, of consolidated premiums, universal life and investment-type product policy fees and other revenues. Revenues derived from any other customer did not exceed 10% of consolidated premiums, universal life and investment-type product policy fees and other revenues for the years ended December 31, 2012, 2011 and 2010. Substantially all of the Company’s consolidated premiums, universal life & investment-type product policy fees and other revenues originated in the U.S.

3.  Discontinued Operations

The following table summarizes the amounts that have been reflected as discontinued operations in the consolidated statements of operations. Income (loss) from discontinued operations includes real estate classified as held-for-sale or sold.

	Years ended December 31,
	2012	2011	2010
	(In millions)
Total revenues	$62	$105	$37
Total expenses	—	—	—

Income (loss) before provision for income tax	62	105	37
Provision for income tax expense (benefit)	22	37	12

Income (loss) from operations of discontinued operations, net of income tax	40	68	25
Gain (loss) on disposal of operations, net of income tax	—	(7)	6

Income (loss) from discontinued operations, net of income tax	$40	$61	$31

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

4.  Insurance

Insurance Liabilities

Insurance liabilities, including affiliated insurance liabilities on reinsurance assumed and ceded, are comprised of future policy benefits, PABs and other policy-related balances. Information regarding insurance liabilities by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2012	2011
	(In millions)
Retail	$92,322	$92,352
Group, Voluntary & Worksite Benefits	28,517	27,480
Corporate Benefit Funding	93,051	83,752
Corporate & Other	475	481

Total	$214,365	$204,065

See Note 2 for information on the reorganization of the Company’s segments during 2012, which was retrospectively applied. See Note 6 for discussion of affiliated reinsurance liabilities included in the table above.

Future policy benefits are measured as follows:

Product Type:	Measurement Assumptions:
Participating life

Aggregate of (i) net level premium reserves for death and endowment policy benefits (calculated based upon the non-forfeiture interest rate, ranging from 3% to 7%, and mortality rates guaranteed in calculating the cash surrender values described in such contracts); and (ii) the liability for terminal dividends.

Non-participating life

Aggregate of the present value of expected future benefit payments and related expenses less the present value of expected future net premiums. Assumptions as to mortality and persistency are based upon the Company’s experience when the basis of the liability is established. Interest rate assumptions for the aggregate future policy benefit liabilities range from 2% to 10%.

Individual and group traditional fixed annuities after annuitization	Present value of expected future payments. Interest rate assumptions used in establishing such liabilities range from 1% to 11%.
Non-medical health insurance

The net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rate assumptions used in establishing such liabilities range from 4% to 7%.

Disabled lives	Present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rate assumptions used in establishing such liabilities range from 2% to 8%.

Participating business represented 5% and 6% of the Company’s life insurance in-force at December 31, 2012 and 2011, respectively. Participating policies represented 29%, 32% and 32% of gross life insurance premiums for the years ended December 31, 2012, 2011 and 2010, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

PABs are equal to: (i) policy account values, which consist of an accumulation of gross premium payments; (ii) credited interest, ranging from 1% to 13%, less expenses, mortality charges and withdrawals; and (iii) fair value adjustments relating to business combinations.

Guarantees

The Company issues variable annuity products with guaranteed minimum benefits. The non-life contingent portion of GMWBs and the portion of certain GMIBs that does not require annuitization are accounted for as embedded derivatives in PABs and are further discussed in Note 9. Guarantees accounted for as insurance liabilities include:

Guarantee:		Measurement Assumptions:
GMDBs	— A return of purchase payment upon death even if the account value is reduced to zero. — An enhanced death benefit may be available for an additional fee.

— Present value of expected death benefits in excess of the projected account balance recognizing the excess ratably over the accumulation period based on the present value of total expected assessments.

— Assumptions are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk.

— Investment performance and volatility assumptions are consistent with the historical experience of the appropriate underlying equity index, such as the S&P 500 Index.

— Benefit assumptions are based on the average benefits payable over a range of scenarios.

GMIBs

— After a specified period of time determined at the time of issuance of the variable annuity contract, a minimum accumulation of purchase payments, even if the account value is reduced to zero, that can be annuitized to receive a monthly income stream that is not less than a specified amount.

— Certain contracts also provide for a guaranteed lump sum return of purchase premium in lieu of the annuitization benefit.

— Present value of expected income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on present value of total expected assessments.

— Assumptions are consistent with those used for estimating GMDBs liabilities.

— Calculation incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contractholder.

GMWBs

— A return of purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that cumulative withdrawals in a contract year do not exceed a certain limit.

— Certain contracts include guaranteed withdrawals that are life contingent.

— Expected value of the life contingent payments and expected assessments using assumptions consistent with those used for estimating the GMDBs liabilities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company also issues annuity contracts that apply a lower rate of funds deposited if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize (“two tier annuities”). These guarantees include benefits that are payable in the event of death, maturity or at annuitization. Additionally, the Company issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee or a guaranteed paid-up benefit.

Information regarding the liabilities for guarantees (excluding base policy liabilities and embedded derivatives) relating to annuity and universal and variable life contracts was as follows:

	Annuity Contracts		Universal and Variable Life Contracts
	GMDBs	GMIBs	Secondary Guarantees	Paid-Up Guarantees	Total
	(In millions)
Direct
Balance at January 1, 2010	$57	$89	$67	$21	$234
Incurred guaranteed benefits	10	24	179	28	241
Paid guaranteed benefits	(6)	—	—	—	(6)

Balance at December 31, 2010	61	113	246	49	469
Incurred guaranteed benefits	30	45	15	9	99
Paid guaranteed benefits	(7)	—	—	—	(7)

Balance at December 31, 2011	84	158	261	58	561
Incurred guaranteed benefits	31	174	79	10	294
Paid guaranteed benefits	(6)	—	—	—	(6)

Balance at December 31, 2012	$109	$332	$340	$68	$849

Ceded
Balance at January 1, 2010	$37	$28	$44	$8	$117
Incurred guaranteed benefits	13	8	165	26	212
Paid guaranteed benefits	(6)	—	—	—	(6)

Balance at December 31, 2010	44	36	209	34	323
Incurred guaranteed benefits	25	16	3	7	51
Paid guaranteed benefits	(7)	—	—	—	(7)

Balance at December 31, 2011	62	52	212	41	367
Incurred guaranteed benefits	30	58	53	6	147
Paid guaranteed benefits	(6)	—	—	—	(6)

Balance at December 31, 2012	$86	$110	$265	$47	$508

Net
Balance at January 1, 2010	$20	$61	$23	$13	$117
Incurred guaranteed benefits	(3)	16	14	2	29
Paid guaranteed benefits	—	—	—	—	—

Balance at December 31, 2010	17	77	37	15	146
Incurred guaranteed benefits	5	29	12	2	48
Paid guaranteed benefits	—	—	—	—	—

Balance at December 31, 2011	22	106	49	17	194
Incurred guaranteed benefits	1	116	26	4	147
Paid guaranteed benefits	—	—	—	—	—

Balance at December 31, 2012	$23	$222	$75	$21	$341

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Account balances of contracts with insurance guarantees were invested in separate account asset classes as follows at:

	December 31,
	2012	2011
	(In millions)
Fund Groupings:
Equity	$19,623	$18,240
Balanced	19,235	14,368
Bond	4,771	4,221
Specialty	852	787
Money Market	192	211

Total	$44,673	$37,827

Based on the type of guarantee, the Company defines net amount at risk (“NAR”) as listed below. These amounts include direct business, but exclude offsets from hedging or reinsurance, if any.

Variable Annuity Guarantees

In the Event of Death

Defined as the guaranteed minimum death benefit less the total contract account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

At Annuitization

Defined as the amount (if any) that would be required to be added to the total contract account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. This amount represents the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date, even though the contracts contain terms that only allow annuitization of the guaranteed amount after the 10th anniversary of the contract, which not all contractholders have achieved.

Two Tier Annuities

Defined as the excess of the upper tier, adjusted for a profit margin, less the lower tier, as of the balance sheet date. These contracts apply a lower rate of funds if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize.

Universal and Variable Life Contracts

Defined as the guarantee amount less the account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding the types of guarantees relating to annuity contracts and universal and variable life contracts was as follows at:

	December 31,
	2012			2011
	In the Event of Death	At Annuitization		In the Event of Death	At Annuitization
	(In millions)
Annuity Contracts (1)
Variable Annuity Guarantees
Total contract account value	$55,469	$24,229		$48,671	$18,378
Separate account value	$43,327	$22,963		$36,327	$17,024
Net amount at risk	$902	$845	(2)	$1,894	$413	(2)
Average attained age of contractholders	64 years	60 years		63 years	60 years
Two Tier Annuities
General account value	N/A	$274		N/A	$276
Net amount at risk	N/A	$48		N/A	$49
Average attained age of contractholders	N/A	64 years		N/A	63 years

	December 31,
	2012			2011
	Secondary Guarantees	Paid-Up Guarantees		Secondary Guarantees	Paid-Up Guarantees
	(In millions)
Universal and Variable Life Contracts (1)
Account value (general and separate account)	$6,958	$1,163		$6,535	$1,206
Net amount at risk	$85,216	$9,299		$88,999	$9,977
Average attained age of policyholders	52 years	59 years		51 years	58 years

(1)	The Company’s annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

(2)

The Company had previously disclosed the NAR based on the excess of the benefit base over the contractholder’s total contract account value on the balance sheet date. Such amounts were $1.9 billion and $2.6 billion at December 31, 2012 and 2011, respectively. The Company has provided, in the table above, the NAR as defined above. The Company believes that this definition is more representative of the potential economic exposures of these guarantees as the contractholders do not have access to this difference other than through annuitization.

Obligations Under Funding Agreements

The Company issues fixed and floating rate funding agreements, which are denominated in either U.S. dollars or foreign currencies, to certain special purpose entities (“SPEs”) that have issued either debt securities or commercial paper for which payment of interest and principal is secured by such funding agreements. During the years ended December 31, 2012, 2011 and 2010, the Company issued $24.7 billion, $27.4 billion and $15.0 billion, respectively, and repaid $21.5 billion, $28.2 billion and $12.3 billion, respectively, of such funding agreements. At December 31, 2012 and 2011, liabilities for funding agreements outstanding, which are included in PABs, were $23.9 billion and $20.1 billion, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Metropolitan Life Insurance Company and General American Life Insurance Company (“GALIC”), a subsidiary, are members of the Federal Home Loan Bank (“FHLB”). Holdings of FHLB common stock by branch, included in equity securities, were as follows at:

	December 31,
	2012	2011
	(In millions)
FHLB of New York	$736	$658
FHLB of Des Moines	$55	$31

The Company has also entered into funding agreements. The liability for funding agreements is included in PABs. Information related to the funding agreements was as follows at:

	Liability		Collateral
	December 31,
	2012	2011	2012		2011
	(In millions)
FHLB of New York (1)	$13,512	$11,655	$14,611	(2)	$13,002	(2)
Farmer Mac (3)	$2,550	$2,550	$2,929		$2,927
FHLB of Des Moines (1)	$1,000	$475	$1,298	(2)	$662	(2)

(1)

Represents funding agreements issued to the FHLB in exchange for cash and for which the FHLB has been granted a lien on certain assets, which are in the custody of the FHLB, including residential mortgage-backed securities (“RMBS”), to collateralize obligations under advances evidenced by funding agreements. The Company is permitted to withdraw any portion of the collateral in the custody of the FHLB as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. Upon any event of default by the Company, the FHLB’s recovery on the collateral is limited to the amount of the Company’s liability to the FHLB.

(2)	Advances are collateralized by mortgage-backed securities. The amount of collateral presented is at estimated fair value.

(3)

Represents funding agreements issued to certain SPEs that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the U.S. (“Farmer Mac”). The obligations under these funding agreements are secured by a pledge of certain eligible agricultural real estate mortgage loans and may, under certain circumstances, be secured by other qualified collateral. The amount of collateral presented is at carrying value.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Liabilities for Unpaid Claims and Claim Expenses

Information regarding the liabilities for unpaid claims and claim expenses relating to group accident and non-medical health policies and contracts, which are reported in future policy benefits and other policy-related balances, was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Balance at January 1,	$6,622	$6,539	$6,302
Less: Reinsurance recoverables	324	448	354

Net balance at January 1,	6,298	6,091	5,948

Incurred related to:
Current year	4,320	3,856	3,733
Prior years	(42)	(79)	13

Total incurred	4,278	3,777	3,746

Paid related to:
Current year	(2,626)	(2,282)	(2,244)
Prior years	(1,425)	(1,288)	(1,359)

Total paid	(4,051)	(3,570)	(3,603)

Net balance at December 31,	6,525	6,298	6,091
Add: Reinsurance recoverables	301	324	448

Balance at December 31,	$6,826	$6,622	$6,539

During 2012 and 2011, claims and claim adjustment expenses associated with prior years decreased by $42 million and $79 million, respectively, due to improved loss ratios for non-medical health claim liabilities. During 2010, claims and claim adjustment expenses associated with prior years increased by $13 million due to differences between the actual benefits paid and expected benefits owed during those periods.

Separate Accounts

Separate account assets and liabilities include two categories of account types: pass-through separate accounts totaling $71.7 billion and $62.7 billion at December 31, 2012 and 2011, respectively, for which the policyholder assumes all investment risk, and separate accounts for which the Company contractually guarantees either a minimum return or account value to the policyholder which totaled $49.3 billion and $44.0 billion at December 31, 2012 and 2011, respectively. The latter category consisted primarily of funding agreements and participating close-out contracts. The average interest rate credited on these contracts was 2.80% and 3.12% at December 31, 2012 and 2011, respectively.

For the years ended December 31, 2012, 2011 and 2010, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

5.  Deferred Policy Acquisition Costs, Value of Business Acquired and Other Policy-Related Intangibles

See Note 1 for a description of capitalized acquisition costs.

Non-Participating and Non-Dividend-Paying Traditional Contracts

The Company amortizes DAC and VOBA related to these contracts (term insurance, non-participating whole life insurance, traditional group life insurance, and non-medical health insurance) over the appropriate premium paying period in proportion to the actual historic and expected future gross premiums that were set at contract issue. The expected premiums are based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency and investment returns at policy issuance, or policy acquisition (as it relates to VOBA), include provisions for adverse deviation, and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.

Participating, Dividend-Paying Traditional Contracts

The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross margins. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The future gross margins are dependent principally on investment returns, policyholder dividend scales, mortality, persistency, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. For participating contracts within the closed block (dividend-paying traditional contracts) future gross margins are also dependent upon changes in the policyholder dividend obligation. See Note 7. Of these factors, the Company anticipates that investment returns, expenses, persistency and other factor changes, as well as policyholder dividend scales are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross margins with the actual gross margins for that period. When the actual gross margins change from previously estimated gross margins, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross margins exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross margins are below the previously estimated gross margins. Each reporting period, the Company also updates the actual amount of business in-force, which impacts expected future gross margins. When expected future gross margins are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross margins are above the previously estimated expected future gross margins. Each period, the Company also reviews the estimated gross margins for each block of business to determine the recoverability of DAC and VOBA balances.

Fixed and Variable Universal Life Contracts and Fixed and Variable Deferred Annuity Contracts

The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

returns, expenses and persistency are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits. When expected future gross profits are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross profits are above the previously estimated expected future gross profits. Each period, the Company also reviews the estimated gross profits for each block of business to determine the recoverability of DAC and VOBA balances.

Factors Impacting Amortization

Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period, which can result in significant fluctuations in amortization of DAC and VOBA. Returns that are higher than the Company’s long-term expectation produce higher account balances, which increases the Company’s future fee expectations and decreases future benefit payment expectations on minimum death and living benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company’s long-term expectation. The Company’s practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these events and only changes the assumption when its long-term expectation changes.

The Company also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These assumptions primarily relate to investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross margins and profits which may have significantly changed. If the update of assumptions causes expected future gross margins and profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.

Periodically, the Company modifies product benefits, features, rights or coverages that occur by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by election or coverage within a contract. If such modification, referred to as an internal replacement, substantially changes the contract, the associated DAC or VOBA is written off immediately through income and any new deferrable costs associated with the replacement contract are deferred. If the modification does not substantially change the contract, the DAC or VOBA amortization on the original contract will continue and any acquisition costs associated with the related modification are expensed.

Amortization of DAC and VOBA is attributed to both investment gains and losses and to other expenses for the amount of gross margins or profits originating from transactions other than investment gains and losses. Unrealized investment gains and losses represent the amount of DAC and VOBA that would have been amortized if such gains and losses had been recognized.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding DAC and VOBA was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
DAC
Balance at January 1,	$6,244	$6,640	$7,639
Capitalizations	632	724	640
Amortization related to:
Net investment gains (losses)	(270)	(88)	(108)
Other expenses	(709)	(777)	(687)

Total amortization	(979)	(865)	(795)

Unrealized investment gains (losses)	(145)	(255)	(844)

Balance at December 31,	5,752	6,244	6,640

VOBA
Balance at January 1,	97	115	136
Amortization related to:
Other expenses	(12)	(10)	(14)

Total amortization	(12)	(10)	(14)

Unrealized investment gains (losses)	(5)	(8)	(7)

Balance at December 31,	80	97	115

Total DAC and VOBA
Balance at December 31,	$5,832	$6,341	$6,755

See Note 1 for information on the retrospective application of the adoption of new accounting guidance related to DAC.

See Note 2 for information on the reorganization of the Company’s segments during 2012, which was retrospectively applied. Information regarding total DAC and VOBA by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2012	2011
	(In millions)
Retail	$5,407	$5,921
Group, Voluntary & Worksite Benefits	337	342
Corporate Benefit Funding	88	76
Corporate & Other	—	2

Total	$5,832	$6,341

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding other policy-related intangibles was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Deferred Sales Inducements
Balance at January 1,	$184	$190	$173
Capitalization	22	29	42
Amortization	(26)	(35)	(25)

Balance at December 31,	$180	$184	$190

VODA and VOCRA
Balance at January 1,	$378	$400	$412
Acquisitions	—	—	7
Amortization	(25)	(22)	(19)

Balance at December 31,	$353	$378	$400

Accumulated amortization	$104	$79	$57

The estimated future amortization expense to be reported in other expenses for the next five years is as follows:

	VOBA	VODA and VOCRA
	(In millions)
2013	$11	$28
2014	$9	$30
2015	$8	$30
2016	$4	$30
2017	$5	$28

6.  Reinsurance

The Company enters into reinsurance agreements primarily as a purchaser for reinsurance for its various insurance products and also as a provider of reinsurance for some insurance products issued by affiliated and unaffiliated companies. The Company participates in reinsurance activities in order to limit losses, minimize exposure to significant risks and provide additional capacity for future growth.

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed in Note 8.

For its individual life insurance products, the Company has historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. The Company currently reinsures 90% of the mortality

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

risk in excess of $2 million for most products and reinsures up to 90% of the mortality risk for certain other products. In addition to reinsuring mortality risk as described above, the Company reinsures other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. On a case by case basis, the Company may retain up to $20 million per life and reinsure 100% of amounts in excess of the amount the Company retains. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time.

For other policies within the Group, Voluntary and Worksite Benefits segment, the Company generally retains most of the risk and only cedes particular risks on certain client arrangements.

The Company’s Retail Annuities business assumes 90% of the fixed annuities issued by several affiliates. The Company also reinsures 100% of the living and death benefit guarantees issued in connection with its variable annuities issued since 2004 to an affiliated reinsurer and certain portions of the living and death benefit guarantees issued in connection with its variable annuities issued prior to 2004 to affiliated and unaffiliated reinsurers. Under these reinsurance agreements, the Company pays a reinsurance premium generally based on fees associated with the guarantees collected from policyholders, and receives reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.

The Company’s Corporate Benefit Funding segment periodically engages in reinsurance activities, as considered appropriate. The impact of these activities on the financial results of this segment has not been significant.

The Company has exposure to catastrophes, which could contribute to significant fluctuations in the Company’s results of operations. The Company uses excess of retention and quota share reinsurance agreements to provide greater diversification of risk and minimize exposure to larger risks.

The Company reinsures its business through a diversified group of well-capitalized, highly rated reinsurers. The Company analyzes recent trends in arbitration and litigation outcomes in disputes, if any, with its reinsurers. The Company monitors ratings and evaluates the financial strength of its reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. The Company generally secures large reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. These reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance, which at December 31, 2012 and 2011, were not significant.

The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. The Company had $2.4 billion and $2.3 billion of unsecured unaffiliated reinsurance recoverable balances at December 31, 2012 and 2011, respectively.

At December 31, 2012, the Company had $5.4 billion of net unaffiliated ceded reinsurance recoverables. Of this total, $4.4 billion, or 82%, were with the Company’s five largest unaffiliated ceded reinsurers, including $1.8 billion of net unaffiliated ceded reinsurance recoverables which were unsecured. At December 31, 2011, the Company had $5.4 billion of net unaffiliated ceded reinsurance recoverables. Of this total, $4.2 billion, or 78%,

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

were with the Company’s five largest unaffiliated ceded reinsurers, including $1.6 billion of net unaffiliated ceded reinsurance recoverables which were unsecured.

The Company has reinsured with an unaffiliated third-party reinsurer 49.25% of the closed block through a modified coinsurance agreement. The Company accounts for this agreement under the deposit method of accounting. The Company, having the right of offset, has offset the modified coinsurance deposit with the deposit recoverable.

The amounts in the consolidated statements of operations include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Premiums:
Direct premiums	$19,821	$18,435	$18,793
Reinsurance assumed	1,350	1,240	1,155
Reinsurance ceded	(1,291)	(1,387)	(1,429)

Net premiums	$19,880	$18,288	$18,519

Universal life and investment-type product policy fees:
Direct universal life and investment-type product policy fees	$2,763	$2,686	$2,627
Reinsurance assumed	39	38	13
Reinsurance ceded	(563)	(522)	(565)

Net universal life and investment-type product policy fees	$2,239	$2,202	$2,075

Other revenues:
Direct other revenues	$887	$836	$750
Reinsurance assumed	(6)	(6)	(5)
Reinsurance ceded	849	978	980

Net other revenues	$1,730	$1,808	$1,725

Policyholder benefits and claims:
Direct policyholder benefits and claims	$22,677	$21,100	$21,246
Reinsurance assumed	1,208	1,069	1,235
Reinsurance ceded	(1,616)	(1,488)	(1,774)

Net policyholder benefits and claims	$22,269	$20,681	$20,707

Other expenses:
Direct other expenses	$5,328	$5,280	$5,167
Reinsurance assumed	479	458	462
Reinsurance ceded	587	733	653

Net other expenses	$6,394	$6,471	$6,282

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The amounts in the consolidated balance sheets include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows at:

	December 31,
	2012				2011
	Direct	Assumed	Ceded	Total Balance Sheet	Direct	Assumed	Ceded	Total Balance Sheet
	(In millions)
Assets:
Premiums, reinsurance and other receivables	$1,613	$480	$22,628	$24,721	$1,383	$485	$26,113	$27,981
Deferred policy acquisition costs and value of business acquired	5,685	460	(313)	5,832	6,337	386	(382)	6,341

Total assets	$7,298	$940	$22,315	$30,553	$7,720	$871	$25,731	$34,322

Liabilities:
Future policy benefits	$112,264	$1,722	$—	$113,986	$107,713	$1,620	$—	$109,333
Policyholder account balances	94,454	262	—	94,716	88,557	299	—	88,856
Other policy-related balances	5,401	291	(29)	5,663	5,631	294	(49)	5,876
Other liabilities	9,544	7,327	17,070	33,941	8,068	7,574	20,972	36,614

Total liabilities	$221,663	$9,602	$17,041	$248,306	$209,969	$9,787	$20,923	$240,679

Reinsurance agreements that do not expose the Company to a reasonable possibility of a significant loss from insurance risk are recorded using the deposit method of accounting. The deposit assets on reinsurance were $13.9 billion and $17.9 billion at December 31, 2012 and 2011, respectively. The deposit liabilities on reinsurance were $6.9 billion and $7.0 billion at December 31, 2012 and 2011, respectively.

Related Party Reinsurance Transactions

The Company has reinsurance agreements with certain of MetLife, Inc.’s subsidiaries, including Exeter Reassurance Company Ltd. (“Exeter”), First MetLife Investors Insurance Company, MetLife Insurance Company of Connecticut (“MICC”), MetLife Investors USA Insurance Company, MetLife Investors Insurance Company, MetLife Reinsurance Company of Charleston (“MRC”), MetLife Reinsurance Company of Vermont and Metropolitan Tower Life Insurance Company, all of which are related parties.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding the significant effects of affiliated reinsurance included in the consolidated statements of operations was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Premiums:
Reinsurance assumed	$319	$169	$88
Reinsurance ceded	(54)	(51)	(63)

Net premiums	$265	$118	$25

Universal life and investment-type product policy fees:
Reinsurance assumed	$39	$38	$13
Reinsurance ceded	(216)	(170)	(230)

Net universal life and investment-type product policy fees	$(177)	$(132)	$(217)

Other revenues:
Reinsurance assumed	$(6)	$(7)	$(5)
Reinsurance ceded	790	916	908

Net other revenues	$784	$909	$903

Policyholder benefits and claims:
Reinsurance assumed	$334	$175	$112
Reinsurance ceded	(177)	(121)	(129)

Net policyholder benefits and claims	$157	$54	$(17)

Other expenses:
Reinsurance assumed	$357	$352	$362
Reinsurance ceded	789	914	824

Net other expenses	$1,146	$1,266	$1,186

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding the significant effects of affiliated reinsurance included in the consolidated balance sheets was as follows at:

	December 31,
	2012		2011
	Assumed	Ceded	Assumed	Ceded
	(In millions)
Assets:
Premiums, reinsurance and other receivables (1)	$85	$16,925	$44	$20,469
Deferred policy acquisition costs and value of business acquired	435	(266)	359	(286)

Total assets	$520	$16,659	$403	$20,183

Liabilities:
Future policy benefits	$567	$—	$442	$—
Policyholder account balances	251	—	266	—
Other policy-related balances	57	(29)	59	(49)
Other liabilities (1)	6,906	14,652	7,114	18,707

Total liabilities	$7,781	$14,623	$7,881	$18,658

(1)

Effective in June 2012, the Company recaptured 10% of the 40.75% of the closed block liabilities that were ceded to MRC on a coinsurance with funds withheld basis. In connection with this partial recapture, the Company recognized a decrease of $3.9 billion in the deposit receivable included within premiums, reinsurance and other receivables as well as an offsetting decrease of $3.9 billion in the funds withheld included within other liabilities at December 31, 2012.

MLIC ceded two blocks of business to two affiliates on a 75% coinsurance with funds withheld basis. Certain contractual features of these agreements qualify as embedded derivatives, which are separately accounted for at estimated fair value on the Company’s consolidated balance sheets. The embedded derivatives related to the funds withheld associated with these reinsurance agreements are included within other liabilities and increased the funds withheld balance by $29 million and $20 million at December 31, 2012 and 2011, respectively. Net derivative gains (losses) associated with these embedded derivatives were ($9) million, ($29) million and $9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company ceded risks to an affiliate related to guaranteed minimum benefit guarantees written directly by the Company. These ceded reinsurance agreements contain embedded derivatives and changes in their fair value are included within net derivative gains (losses). The embedded derivatives associated with the cessions are included within premiums, reinsurance and other receivables and were assets of $1.4 billion and $1.2 billion at December 31, 2012 and 2011, respectively. Net derivative gains (losses) associated with the embedded derivatives were $14 million, $727 million and ($66) million for the years ended December 31, 2012, 2011 and 2010, respectively.

Certain contractual features of the closed block agreement with MRC create an embedded derivative, which is separately accounted for at estimated fair value on the Company’s consolidated balance sheets. The embedded derivative related to the funds withheld associated with this reinsurance agreement was included within other liabilities and increased the funds withheld balance by $1.4 billion and $1.5 billion at December 31, 2012 and

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

2011, respectively. Net derivative gains (losses) associated with the embedded derivative were $135 million, ($811) million and ($596) million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. The Company had $2.1 billion and $1.5 billion of unsecured affiliated reinsurance recoverable balances at December 31, 2012 and 2011, respectively.

Affiliated reinsurance agreements that do not expose the Company to a reasonable possibility of a significant loss from insurance risk are recorded using the deposit method of accounting. The deposit assets on affiliated reinsurance were $11.8 billion and $15.7 billion at December 31, 2012 and 2011, respectively. The deposit liabilities on affiliated reinsurance were $6.8 billion and $6.9 billion at December 31, 2012 and 2011, respectively.

7.  Closed Block

On April 7, 2000 (the “Demutualization Date”), Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of MetLife, Inc. The conversion was pursuant to an order by the New York Superintendent of Insurance (the “Superintendent”) approving Metropolitan Life Insurance Company’s plan of reorganization, as amended (the “Plan”). On the Demutualization Date, Metropolitan Life Insurance Company established a closed block for the benefit of holders of certain individual life insurance policies of Metropolitan Life Insurance Company. Assets have been allocated to the closed block in an amount that has been determined to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. At least annually, the Company compares actual and projected experience against the experience assumed in the then-current dividend scales. Dividend scales are adjusted periodically to give effect to changes in experience.

The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience related to the closed block are, in the aggregate, more or less favorable than what was assumed when the closed block was established, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to stockholders. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside of the closed block. The closed block will continue in effect as long as any policy in the closed block remains in-force. The expected life of the closed block is over 100 years.

The Company uses the same accounting principles to account for the participating policies included in the closed block as it used prior to the Demutualization Date. However, the Company establishes a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends as described below. The excess of closed block liabilities over closed block assets at the Demutualization Date (adjusted to eliminate

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

the impact of related amounts in AOCI) represents the estimated maximum future earnings from the closed block expected to result from operations attributed to the closed block after income taxes. Earnings of the closed block are recognized in income over the period the policies and contracts in the closed block remain in-force. Management believes that over time the actual cumulative earnings of the closed block will approximately equal the expected cumulative earnings due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative earnings of the closed block are greater than the expected cumulative earnings of the closed block, the Company will pay the excess of the actual cumulative earnings of the closed block over the expected cumulative earnings to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block and, accordingly, will recognize only the expected cumulative earnings in income with the excess recorded as a policyholder dividend obligation. If over such period, the actual cumulative earnings of the closed block are less than the expected cumulative earnings of the closed block, the Company will recognize only the actual earnings in income. However, the Company may change policyholder dividend scales in the future, which would be intended to increase future actual earnings until the actual cumulative earnings equal the expected cumulative earnings.

Experience within the closed block, in particular mortality and investment yields, as well as realized and unrealized gains and losses, directly impact the policyholder dividend obligation. Amortization of the closed block DAC, which resides outside of the closed block, is based upon cumulative actual and expected earnings within the closed block. Accordingly, the Company’s net income continues to be sensitive to the actual performance of the closed block.

Closed block assets, liabilities, revenues and expenses are combined on a line-by-line basis with the assets, liabilities, revenues and expenses outside the closed block based on the nature of the particular item.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding the closed block liabilities and assets designated to the closed block was as follows:

	December 31,
	2012	2011
	(In millions)
Closed Block Liabilities
Future policy benefits	$42,586	$43,169
Other policy-related balances	298	358
Policyholder dividends payable	466	514
Policyholder dividend obligation	3,828	2,919
Other liabilities	602	613

Total closed block liabilities	47,780	47,573

Assets Designated to the Closed Block
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	30,546	30,407
Equity securities available-for-sale, at estimated fair value	41	35
Mortgage loans	6,192	6,206
Policy loans	4,670	4,657
Real estate and real estate joint ventures	459	364
Other invested assets	953	857

Total investments	42,861	42,526
Cash and cash equivalents	381	249
Accrued investment income	481	509
Premiums, reinsurance and other receivables	107	109
Current income tax recoverable	2	53
Deferred income tax assets	319	362

Total assets designated to the closed block	44,151	43,808

Excess of closed block liabilities over assets designated to the closed block	3,629	3,765

Amounts included in accumulated other comprehensive income (loss):
Unrealized investment gains (losses), net of income tax	2,891	2,394
Unrealized gains (losses) on derivatives, net of income tax	9	11
Allocated to policyholder dividend obligation, net of income tax	(2,488)	(1,897)

Total amounts included in accumulated other comprehensive income (loss)	412	508

Maximum future earnings to be recognized from closed block assets and liabilities	$4,041	$4,273

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Information regarding the closed block policyholder dividend obligation was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Balance at January 1,	$2,919	$876	$—
Change in unrealized investment and derivative gains (losses)	909	2,043	876

Balance at December 31,	$3,828	$2,919	$876

Information regarding the closed block revenues and expenses was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Revenues
Premiums	$2,139	$2,306	$2,461
Net investment income	2,188	2,231	2,292
Net investment gains (losses)	61	32	39
Net derivative gains (losses)	(12)	8	(27)

Total revenues	4,376	4,577	4,765

Expenses
Policyholder benefits and claims	2,783	2,991	3,115
Policyholder dividends	1,072	1,137	1,235
Other expenses	179	193	199

Total expenses	4,034	4,321	4,549

Revenues, net of expenses before provision for income tax expense (benefit)	342	256	216
Provision for income tax expense (benefit)	120	89	71

Revenues, net of expenses and provision for income tax expense (benefit) from continuing operations	222	167	145
Revenues, net of expenses and provision for income tax expense (benefit) from discontinued operations	10	1	1

Revenues, net of expenses and provision for income tax expense (benefit)	$232	$168	$146

Metropolitan Life Insurance Company charges the closed block with federal income taxes, state and local premium taxes and other additive state or local taxes, as well as investment management expenses relating to the closed block as provided in the Plan. Metropolitan Life Insurance Company also charges the closed block for expenses of maintaining the policies included in the closed block.

8.  Investments

See Note 10 for information about the fair value hierarchy for investments and the related valuation methodologies.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Investment Risks and Uncertainties

Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation, currency and real estate risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs. The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within the consolidated financial statements.

The determination of valuation allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

The recognition of income on certain investments (e.g. structured securities, including mortgage-backed securities, asset-backed securities (“ABS”), certain structured investment transactions and trading and FVO securities) is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.

Fixed Maturity and Equity Securities AFS

Fixed Maturity and Equity Securities AFS by Sector

The following table presents the fixed maturity and equity securities AFS by sector. The unrealized loss amounts presented below include the noncredit loss component of OTTI losses. Redeemable preferred stock is reported within U.S. corporate and foreign corporate fixed maturity securities and non-redeemable preferred stock is reported within equity securities. Included within fixed maturity securities are structured securities including RMBS, CMBS and ABS.

	December 31, 2012					December 31, 2011
	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains	Temporary Losses	OTTI Losses			Gains	Temporary Losses	OTTI Losses
	(In millions)
Fixed Maturity Securities:
U.S. corporate	$59,587	$7,717	$304	$—	$67,000	$56,298	$6,113	$715	$—	$61,696
U.S. Treasury and agency	28,252	4,408	9	—	32,651	21,572	4,272	—	—	25,844
Foreign corporate (1)	27,231	3,128	126	(1)	30,234	27,298	2,400	551	1	29,146
RMBS	23,792	1,716	226	257	25,025	25,445	1,564	766	524	25,719
CMBS	9,264	559	37	—	9,786	8,750	473	114	4	9,105
ABS (1)	8,025	205	105	—	8,125	6,589	156	166	(7)	6,586
State and political subdivision	5,554	1,184	18	—	6,720	5,387	842	47	—	6,182
Foreign government	3,052	1,086	3	—	4,135	3,037	915	52	—	3,900

Total fixed maturity securities	$164,757	$20,003	$828	$256	$183,676	$154,376	$16,735	$2,411	$522	$168,178

Equity Securities:
Common	$1,013	$33	$5	$—	$1,041	$830	$32	$6	$—	$856
Non-redeemable preferred	528	41	111	—	458	549	11	138	—	422

Total equity securities	$1,541	$74	$116	$—	$1,499	$1,379	$43	$144	$—	$1,278

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(1)

OTTI losses, as presented above, represent the noncredit portion of OTTI losses that is included in AOCI. OTTI losses include both the initial recognition of noncredit losses, and the effects of subsequent increases and decreases in estimated fair value for those fixed maturity securities that were previously noncredit loss impaired. The noncredit loss component of OTTI losses for foreign corporate securities was in an unrealized gain position of $1 million at December 31, 2012 and $7 million for ABS at December 31, 2011, due to increases in estimated fair value subsequent to initial recognition of noncredit losses on such securities. See also “— Net Unrealized Investment Gains (Losses).”

The Company held non-income producing fixed maturity securities with an estimated fair value of $41 million and $7 million with unrealized gains (losses) of $6 million and ($3) million at December 31, 2012 and 2011, respectively.

Methodology for Amortization of Discount or Premium on Structured Securities

Amortization of the discount or premium on structured securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed and ABS are estimated using inputs obtained from third-party specialists and based on management’s knowledge of the current market. For credit-sensitive mortgage-backed and ABS and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis. For all other mortgage-backed and ABS, the effective yield is recalculated on a retrospective basis.

Maturities of Fixed Maturity Securities

The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date, were as follows at:

	December 31,
	2012		2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$12,671	$12,796	$8,089	$8,159
Due after one year through five years	30,187	32,160	26,375	27,486
Due after five years through ten years	34,983	40,009	34,660	38,517
Due after ten years	45,835	55,775	44,468	52,606

Subtotal	123,676	140,740	113,592	126,768
Structured securities (RMBS, CMBS and ABS)	41,081	42,936	40,784	41,410

Total fixed maturity securities	$164,757	$183,676	$154,376	$168,178

Actual maturities may differ from contractual maturities due to the exercise of call or prepayment options. Fixed maturity securities not due at a single maturity date have been presented in the year of final contractual maturity. RMBS, CMBS and ABS are shown separately, as they are not due at a single maturity.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Continuous Gross Unrealized Losses for Fixed Maturity and Equity Securities AFS by Sector

The following table presents the estimated fair value and gross unrealized losses of fixed maturity and equity securities AFS in an unrealized loss position, aggregated by sector and by length of time that the securities have been in a continuous unrealized loss position. The unrealized loss amounts include the noncredit component of OTTI loss.

	December 31, 2012				December 31, 2011
	Less than 12 Months		Equal to or Greater than 12 Months		Less than 12 Months		Equal to or Greater than 12 Months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(In millions, except number of securities)
Fixed Maturity Securities:
U.S. corporate	$2,567	$58	$2,507	$246	$5,669	$204	$3,170	$511
U.S. Treasury and agency	1,576	9	—	—	2,189	—	—	—
Foreign corporate	758	34	1,381	91	4,560	334	1,258	218
RMBS	639	18	3,098	465	2,647	407	3,241	883
CMBS	727	5	308	32	709	66	365	52
ABS	1,246	22	697	83	2,557	45	608	114
State and political subdivision	92	1	103	17	31	—	169	47
Foreign government	106	1	27	2	499	44	88	8

Total fixed maturity securities	$7,711	$148	$8,121	$936	$18,861	$1,100	$8,899	$1,833

Equity Securities:
Common	$62	$5	$1	$—	$4	$6	$—	$—
Non-redeemable preferred	—	—	190	111	126	14	238	124

Total equity securities	$62	$5	$191	$111	$130	$20	$238	$124

Total number of securities in an unrealized loss position	622		637		1,412		819

Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities

Evaluation and Measurement Methodologies

Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the estimated fair value has been below cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) with respect to fixed maturity securities, whether the Company has the intent to sell or will more likely than not be required to sell a particular security before the decline in estimated

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

fair value below amortized cost recovers; (vii) with respect to structured securities, changes in forecasted cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security, and the payment priority within the tranche structure of the security; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

The methodology and significant inputs used to determine the amount of credit loss on fixed maturity securities are as follows:

•

The Company calculates the recovery value by performing a discounted cash flow analysis based on the present value of future cash flows. The discount rate is generally the effective interest rate of the security prior to impairment.

•

When determining collectability and the period over which value is expected to recover, the Company applies considerations utilized in its overall impairment evaluation process which incorporates information regarding the specific security, fundamentals of the industry and geographic area in which the security issuer operates, and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from management’s best estimates of likely scenario-based outcomes after giving consideration to a variety of variables that include, but are not limited to: payment terms of the security; the likelihood that the issuer can service the interest and principal payments; the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

•

Additional considerations are made when assessing the unique features that apply to certain structured securities including, but not limited to: the quality of underlying collateral, expected prepayment speeds; current and forecasted loss severity, consideration of the payment terms of the underlying loans or assets backing a particular security, and the payment priority within the tranche structure of the security.

•

When determining the amount of the credit loss for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, the estimated fair value is considered the recovery value when available information does not indicate that another value is more appropriate. When information is identified that indicates a recovery value other than estimated fair value, management considers in the determination of recovery value the same considerations utilized in its overall impairment evaluation process as described in (ii) above, as well as private and public sector programs to restructure such securities.

With respect to securities that have attributes of debt and equity (perpetual hybrid securities), consideration is given in the OTTI analysis as to whether there has been any deterioration in the credit of the issuer and the likelihood of recovery in value of the securities that are in a severe and extended unrealized loss position. Consideration is also given as to whether any perpetual hybrid securities, with an unrealized loss, regardless of credit rating, have deferred any dividend payments. When an OTTI loss has occurred, the OTTI loss is the entire difference between the perpetual hybrid security’s cost and its estimated fair value with a corresponding charge to earnings.

The cost or amortized cost of fixed maturity and equity securities is adjusted for OTTI in the period in which the determination is made. The Company does not change the revised cost basis for subsequent recoveries in value.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

In periods subsequent to the recognition of OTTI on a fixed maturity security, the Company accounts for the impaired security as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted over the remaining term of the fixed maturity security in a prospective manner based on the amount and timing of estimated future cash flows.

Current Period Evaluation

Based on the Company’s current evaluation of its AFS securities in an unrealized loss position in accordance with its impairment policy, and the Company’s current intentions and assessments (as applicable to the type of security) about holding, selling and any requirements to sell these securities, the Company has concluded that these securities are not other-than-temporarily impaired at December 31, 2012. Future OTTI will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), changes in credit ratings, changes in collateral valuation, changes in interest rates and changes in credit spreads. If economic fundamentals or any of the above factors deteriorate, additional OTTI may be incurred in upcoming periods.

Gross unrealized losses on fixed maturity securities in an unrealized loss position decreased $1.8 billion during the year ended December 31, 2012 from $2.9 billion to $1.1 billion. The decline in, or improvement in, gross unrealized losses for the year ended December 31, 2012, was primarily attributable to narrowing credit spreads and a decrease in interest rates.

At December 31, 2012, $389 million of the total $1.1 billion of gross unrealized losses were from 102 fixed maturity securities with an unrealized loss position of 20% or more of amortized cost for six months or greater.

Investment Grade Fixed Maturity Securities

Of the $1.1 billion of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $172 million, or 44%, are related to gross unrealized losses on 50 investment grade fixed maturity securities. Unrealized losses on investment grade fixed maturity securities are principally related to widening credit spreads or rising interest rates since purchase.

Below Investment Grade Fixed Maturity Securities

Of the $1.1 billion of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $217 million, or 56%, are related to gross unrealized losses on 52 below investment grade fixed maturity securities. Unrealized losses on below investment grade fixed maturity securities are principally related to non-agency RMBS (primarily alternative residential mortgage loans and sub-prime residential mortgage loans), ABS (primarily collateralized debt obligations) and U.S and foreign corporate securities (primarily financial services industry securities) and are the result of significantly wider credit spreads resulting from higher risk premiums since purchase, largely due to economic and market uncertainties including concerns over the financial services industry sector, unemployment levels and valuations of residential real estate supporting non-agency RMBS. Management evaluates these U.S. and foreign corporate securities based on factors such as expected cash flows and the financial condition and near-term and long-term prospects of the issuer; and evaluates non-agency RMBS and ABS based on actual and projected cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security, and the payment priority within the tranche structure of the security.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Equity Securities

Equity securities in an unrealized loss position decreased $28 million during the year ended December 31, 2012 from $144 million to $116 million. Of the $116 million, $99 million were from 13 equity securities with gross unrealized losses of 20% or more of cost for 12 months or greater, of which 90% were financial services industry investment grade non-redeemable preferred stock, of which 75% were rated A, AA, or AAA.

Trading and FVO Securities

See Note 10 for tables that present the four categories of securities that comprise trading and FVO securities. See “— Net Investment Income” and “— Net Investment Gains (Losses)” for the net investment income recognized on trading and FVO securities and the related changes in estimated fair value subsequent to purchase included in net investment income and net investment gains (losses) for securities still held as of the end of the respective years, as applicable.

Mortgage Loans

Mortgage Loans by Portfolio Segment

Mortgage loans are summarized as follows at:

	December 31,
	2012		2011
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Mortgage loans:
Commercial	$33,369	74.7%	$32,774	74.7%
Agricultural	11,487	25.7	11,498	26.2
Residential	105	0.3	1	—

Subtotal (1)	44,961	100.7	44,273	100.9
Valuation allowances	(304)	(0.7)	(393)	(0.9)

Total mortgage loans, net	$44,657	100.0%	$43,880	100.0%

(1)

In 2012, the Company purchased $1.2 billion, $191 million and $105 million of commercial, agricultural and residential mortgage loans, respectively, of which $1.2 billion and $191 million of commercial and agricultural mortgage loans, respectively, were purchased at estimated fair value from an affiliate, MetLife Bank, National Association (“MetLife Bank”). The Company purchased $64 million of commercial mortgage loans during the year ended December 31, 2011.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Mortgage Loans and Valuation Allowance by Portfolio Segment

The carrying value prior to valuation allowance (“recorded investment”) in mortgage loans, by portfolio segment, by method of evaluation of credit loss, and the related valuation allowances, by type of credit loss, were as follows:

	December 31,
	2012				2011
	Commercial	Agricultural	Residential	Total	Commercial	Agricultural	Residential	Total
	(In millions)
Mortgage loans:
Evaluated individually for credit losses	$441	$181	$—	$622	$73	$159	$—	$232
Evaluated collectively for credit losses	32,928	11,306	105	44,339	32,701	11,339	1	44,041

Total mortgage loans	33,369	11,487	105	44,961	32,774	11,498	1	44,273

Valuation allowances:
Specific credit losses	84	21	—	105	44	45	—	89
Non-specifically identified credit losses	172	27	—	199	274	30	—	304

Total valuation allowances	256	48	—	304	318	75	—	393

Mortgage loans, net of valuation allowance	$33,113	$11,439	$105	$44,657	$32,456	$11,423	$1	$43,880

Valuation Allowance Rollforward by Portfolio Segment

The changes in the valuation allowance, by portfolio segment, were as follows:

	Commercial	Agricultural	Total
	(In millions)
Balance at January 1, 2010	$492	$102	$594
Provision (release)	(39)	12	(27)
Charge-offs, net of recoveries	(12)	(33)	(45)

Balance at December 31, 2010	441	81	522
Provision (release)	(111)	(2)	(113)
Charge-offs, net of recoveries	(12)	(4)	(16)

Balance at December 31, 2011	318	75	393
Provision (release)	(50)	2	(48)
Charge-offs, net of recoveries	(12)	(24)	(36)
Transfer to held-for-sale	—	(5)	(5)

Balance at December 31, 2012	$256	$48	$304

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Valuation Allowance Methodology

Mortgage loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the loan agreement. Specific valuation allowances are established using the same methodology for all three portfolio segments as the excess carrying value of a loan over either (i) the present value of expected future cash flows discounted at the loan’s original effective interest rate, (ii) the estimated fair value of the loan’s underlying collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or (iii) the loan’s observable market price. A common evaluation framework is used for establishing non-specific valuation allowances for all loan portfolio segments; however, a separate non-specific valuation allowance is calculated and maintained for each loan portfolio segment that is based on inputs unique to each loan portfolio segment. Non-specific valuation allowances are established for pools of loans with similar risk characteristics where a property-specific or market-specific risk has not been identified, but for which the Company expects to incur a credit loss. These evaluations are based upon several loan portfolio segment-specific factors, including the Company’s experience for loan losses, defaults and loss severity, and loss expectations for loans with similar risk characteristics. These evaluations are revised as conditions change and new information becomes available.

Commercial and Agricultural Mortgage Loan Portfolio Segments

The Company typically uses several years of historical experience in establishing non-specific valuation allowances which captures multiple economic cycles. For evaluations of commercial loans, in addition to historical experience, management considers factors that include the impact of a rapid change to the economy, which may not be reflected in the loan portfolio, and recent loss and recovery trend experience as compared to historical loss and recovery experience. For evaluations of agricultural loans, in addition to historical experience, management considers factors that include increased stress in certain sectors, which may be evidenced by higher delinquency rates, or a change in the number of higher risk loans. On a quarterly basis, management incorporates the impact of these current market events and conditions on historical experience in determining the non-specific valuation allowance established for each portfolio segment.

All commercial loans are reviewed on an ongoing basis which may include an analysis of the property financial statements and rent roll, lease rollover analysis, property inspections, market analysis, estimated valuations of the underlying collateral, loan-to-value ratios, debt service coverage ratios, and tenant creditworthiness. All agricultural loans are monitored on an ongoing basis. The monitoring process focuses on higher risk loans, which include those that are classified as restructured, potentially delinquent, delinquent or in foreclosure, as well as loans with higher loan-to-value ratios and lower debt service coverage ratios. The monitoring process for agricultural loans is generally similar to the commercial loan monitoring process, with a focus on higher risk loans, including reviews on a geographic and property-type basis. Higher risk loans are reviewed individually on an ongoing basis for potential credit loss and specific valuation allowances are established using the methodology described above for all loan portfolio segments. Quarterly, the remaining loans are reviewed on a pool basis by aggregating groups of loans that have similar risk characteristics for potential credit loss, and non-specific valuation allowances are established as described above using inputs that are unique to each segment of the loan portfolio.

For commercial loans, the primary credit quality indicator is the debt service coverage ratio, which compares a property’s net operating income to amounts needed to service the principal and interest due under the loan. Generally, the lower the debt service coverage ratio, the higher the risk of experiencing a credit loss. The Company also reviews the loan-to-value ratio of its commercial loan portfolio. Loan-to-value ratios compare the unpaid principal balance of the loan to the estimated fair value of the underlying collateral. Generally, the higher

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

the loan-to-value ratio, the higher the risk of experiencing a credit loss. The debt service coverage ratio and loan-to-value ratio, as well as the values utilized in calculating these ratios, are updated annually, on a rolling basis, with a portion of the loan portfolio updated each quarter.

For agricultural loans, the Company’s primary credit quality indicator is the loan-to-value ratio. The values utilized in calculating this ratio are developed in connection with the ongoing review of the agricultural loan portfolio and are routinely updated. Additionally, the Company focuses the monitoring process on higher risk loans, including reviews on a geographic and property-type basis.

Residential Mortgage Loan Portfolio Segment

The Company’s residential loan portfolio is comprised primarily of closed end, amortizing residential loans. For evaluations of residential loans, the key inputs of expected frequency and expected loss reflect current market conditions, with expected frequency adjusted, when appropriate, for differences from market conditions and the Company’s historical experience. In contrast to the commercial and agricultural loan portfolios, residential loans are smaller-balance homogeneous loans that are collectively evaluated for impairment. Non-specific valuation allowances are established using the evaluation framework described above for pools of loans with similar risk characteristics from inputs that are unique to the residential segment of the loan portfolio. Loan specific valuation allowances are only established on residential loans when they have been restructured and are established using the methodology described above for all loan portfolio segments.

For residential loans, the Company’s primary credit quality indicator is whether the loan is performing or non-performing. The Company generally defines non-performing residential loans as those that are 90 or more days past due and/or in non-accrual status which is assessed monthly. Generally, non-performing residential loans have a higher risk of experiencing a credit loss.

Credit Quality of Commercial Mortgage Loans

Information about the credit quality of commercial mortgage loans is presented below at:

	Recorded Investment
	Debt Service Coverage Ratios				% of Total	Estimated Fair Value	% of Total
	> 1.20x	1.00x - 1.20x	< 1.00x	Total
	(In millions)					(In millions)
December 31, 2012:
Loan-to-value ratios:
Less than 65%	$24,906	$452	$575	$25,933	77.7%	$27,894	78.8%
65% to 75%	4,254	641	108	5,003	15.0	5,218	14.7
76% to 80%	448	123	259	830	2.5	863	2.4
Greater than 80%	847	501	255	1,603	4.8	1,451	4.1

Total	$30,455	$1,717	$1,197	$33,369	100.0%	$35,426	100.0%

December 31, 2011:
Loan-to-value ratios:
Less than 65%	$20,510	$389	$332	$21,231	64.8%	$22,547	66.1%
65% to 75%	6,919	237	268	7,424	22.6	7,734	22.6
76% to 80%	950	98	200	1,248	3.8	1,251	3.7
Greater than 80%	1,880	674	317	2,871	8.8	2,588	7.6

Total	$30,259	$1,398	$1,117	$32,774	100.0%	$34,120	100.0%

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Credit Quality of Agricultural Mortgage Loans

Information about the credit quality of agricultural mortgage loans is presented below at:

	December 31,
	2012		2011
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(In millions)		(In millions)
Loan-to-value ratios:
Less than 65%	$10,628	92.5%	$10,378	90.2%
65% to 75%	514	4.5	732	6.4
76% to 80%	92	0.8	12	0.1
Greater than 80%	253	2.2	376	3.3

Total	$11,487	100.0%	$11,498	100.0%

The estimated fair value of agricultural mortgage loans was $11.8 billion and $11.9 billion at December 31, 2012 and 2011, respectively.

Credit Quality of Residential Mortgage Loans

All residential mortgage loans were performing at both December 31, 2012 and 2011; accordingly, residential mortgage loan data is not presented in the following past due, impaired and troubled debt restructuring tables. The estimated fair value of residential mortgage loans was $109 million and $1 million at December 31, 2012 and 2011, respectively.

Past Due and Interest Accrual Status of Mortgage Loans

The Company has a high quality, well performing mortgage loan portfolio, with 99% of all mortgage loans classified as performing at both December 31, 2012 and 2011. The Company defines delinquent mortgage loans consistent with industry practice, when interest and principal payments are past due as follows: commercial and residential mortgage loans — 60 days; and agricultural mortgage loans — 90 days. The recorded investment in mortgage loans, prior to valuation allowances, past due according to these aging categories, greater than 90 days past due and still accruing interest and in nonaccrual status, by portfolio segment, were as follows at:

	Past Due		Greater than 90 Days Past Due and Still Accruing Interest		Nonaccrual Status
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(In millions)
Commercial	$—	$63	$—	$—	$83	$63
Agricultural	116	139	53	27	67	150

Total	$116	$202	$53	$27	$150	$213

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Impaired Mortgage Loans

Information regarding impaired mortgage loans, including those modified in a troubled debt restructuring, by portfolio segment, were as follows at and for the periods ended:

	Loans with a Valuation Allowance				Loans without a Valuation Allowance		All Impaired Loans
December 31,	Unpaid Principal Balance	Recorded Investment	Valuation Allowances	Carrying Value	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Carrying Value	Average Recorded Investment	Interest Income
	(In millions)
2012:
Commercial	$367	$359	$84	$275	$82	$82	$449	$357	$384	$11
Agricultural	110	107	21	86	79	74	189	160	201	8

Total	$477	$466	$105	$361	$161	$156	$638	$517	$585	$19

2011:
Commercial	$73	$73	$44	$29	$225	$209	$298	$238	$257	$5
Agricultural	160	159	45	114	62	60	222	174	239	3

Total	$233	$232	$89	$143	$287	$269	$520	$412	$496	$8

Unpaid principal balance is generally prior to any charge-offs. Interest income recognized is primarily cash basis income. The average recorded investment for commercial and agricultural mortgage loans was $126 million and $259 million, respectively, for the year ended December 31, 2010; and interest income recognized for commercial and agricultural mortgage loans was $4 million and $8 million, respectively, for the year ended December 31, 2010.

Mortgage Loans Modified in a Troubled Debt Restructuring

For a small portion of the mortgage loan portfolio, classified as troubled debt restructurings, concessions are granted related to borrowers experiencing financial difficulties. Generally, the types of concessions include: reduction of the contractual interest rate, extension of the maturity date at an interest rate lower than current market interest rates, and/or a reduction of accrued interest. The amount, timing and extent of the concession granted is considered in determining any impairment or changes in the specific valuation allowance recorded with the restructuring. Through the continuous monitoring process, a specific valuation allowance may have been recorded prior to the quarter when the mortgage loan is modified in a troubled debt restructuring. Accordingly, the carrying value (after specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-modification recovery

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

assessment. The number of mortgage loans and carrying value after specific valuation allowance of mortgage loans modified during the period in a troubled debt restructuring were as follows:

	For the Years Ended December 31,
	2012			2011
	Number of Mortgage Loans	Carrying Value after Specific Valuation Allowance		Number of Mortgage Loans	Carrying Value after Specific Valuation Allowance
		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
		(In millions)			(In millions)
Commercial	1	$168	$152	4	$125	$87
Agricultural	5	17	16	9	40	40

Total	6	$185	$168	13	$165	$127

There were no mortgage loans during the previous 12 months modified in a troubled debt restructuring with a subsequent payment default at December 31, 2012. During the 12 months ended December 31, 2011, the Company had three agricultural mortgage loans, with a carrying value after specific valuation allowance of $11 million, modified in a troubled debt restructuring with a subsequent payment default. Payment default is determined in the same manner as delinquency status — when interest and principal payments are past due.

Other Invested Assets

Other invested assets is comprised primarily of freestanding derivatives with positive estimated fair values (see Note 9), tax credit partnerships, loans to affiliates (see “— Related Party Investment Transactions”) and leveraged leases.

Leveraged Leases

Investment in leveraged leases, included in other invested assets, consisted of the following:

	December 31,
	2012	2011
	(In millions)
Rental receivables, net	$1,465	$1,761
Estimated residual values	927	1,110

Subtotal	2,392	2,871
Unearned income	(834)	(1,039)

Investment in leveraged leases	$1,558	$1,832

Rental receivables are generally due in periodic installments. The payment periods range from one to 15 years, but in certain circumstances, are as long as 33 years. For rental receivables, the primary credit quality indicator is whether the rental receivable is performing or non-performing, which is assessed monthly. The Company generally defines non-performing rental receivables as those that are 90 days or more past due. At December 31, 2012 and 2011, all rental receivables were performing.

The deferred income tax liability related to leveraged leases was $1.4 billion and $1.3 billion at December 31, 2012 and 2011, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The components of income from investment in leveraged leases, excluding net investment gains (losses) were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Income from investment in leveraged leases	$34	$101	$102
Less: Income tax expense on leveraged leases	(12)	(35)	(36)

Investment income after income tax from investment in leveraged leases	$22	$66	$66

Cash Equivalents

The carrying value of cash equivalents, which includes securities and other investments with an original or remaining maturity of three months or less at the time of purchase, was $1.1 billion and $1.2 billion at December 31, 2012 and 2011, respectively.

Net Unrealized Investment Gains (Losses)

The components of net unrealized investment gains (losses), included in AOCI, were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Fixed maturity securities	$19,120	$14,266	$6,189
Fixed maturity securities with noncredit OTTI losses in accumulated other comprehensive income (loss)	(256)	(522)	(419)

Total fixed maturity securities	18,864	13,744	5,770
Equity securities	(13)	(98)	(66)
Derivatives	1,052	1,293	90
Short-term investments	(2)	(10)	(13)
Other	18	45	48

Subtotal	19,919	14,974	5,829

Amounts allocated from:
Insurance liability loss recognition	(5,120)	(3,495)	(426)
DAC and VOBA related to noncredit OTTI losses recognized in accumulated other comprehensive income (loss)	12	33	27
DAC and VOBA	(1,231)	(1,102)	(833)
Policyholder dividend obligation	(3,828)	(2,919)	(876)

Subtotal	(10,167)	(7,483)	(2,108)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in accumulated other comprehensive income (loss)	86	172	138
Deferred income tax benefit (expense)	(3,498)	(2,794)	(1,440)

Net unrealized investment gains (losses)	6,340	4,869	2,419
Net unrealized investment gains (losses) attributable to noncontrolling interests	(1)	(1)	(1)

Net unrealized investment gains (losses) attributable to Metropolitan Life Insurance Company	$6,339	$4,868	$2,418

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The changes in fixed maturity securities with noncredit OTTI losses included in AOCI were as follows:

	Years Ended December 31,
	2012	2011
	(In millions)
Balance, January 1,	$(522)	$(419)
Noncredit OTTI losses recognized (1)	(22)	(17)
Securities sold with previous noncredit OTTI loss	122	85
Subsequent changes in estimated fair value	166	(171)

Balance, December 31,	$(256)	$(522)

(1)	Noncredit OTTI losses recognized, net of DAC, were ($26) million and ($16) million for the years ended December 31, 2012 and 2011, respectively.

The changes in net unrealized investment gains (losses) were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Balance, beginning of period	$4,868	$2,418	$(612)
Cumulative effect of change in accounting principles, net of income tax	—	—	10
Fixed maturity securities on which noncredit OTTI losses have been recognized	266	(103)	155
Unrealized investment gains (losses) during the year	4,679	9,248	6,650
Unrealized investment gains (losses) relating to:
Insurance liability gain (loss) recognition	(1,625)	(3,069)	(426)
DAC and VOBA related to noncredit OTTI losses recognized in accumulated other comprehensive income (loss)	(21)	6	(22)
DAC and VOBA	(129)	(269)	(829)
Policyholder dividend obligation	(909)	(2,043)	(876)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in accumulated other comprehensive income (loss)	(86)	34	(46)
Deferred income tax benefit (expense)	(704)	(1,354)	(1,580)

Net unrealized investment gains (losses)	6,339	4,868	2,424
Net unrealized investment gains (losses) attributable to noncontrolling interests	—	—	(6)

Balance, end of period	$6,339	$4,868	$2,418

Change in net unrealized investment gains (losses)	$1,471	$2,450	$3,036
Change in net unrealized investment gains (losses) attributable to noncontrolling interests	—	—	(6)

Change in net unrealized investment gains (losses) attributable to Metropolitan Life Insurance Company	$1,471	$2,450	$3,030

Concentrations of Credit Risk

There were no investments in any counterparty that were greater than 10% of the Company’s equity, other than the U.S. government and its agencies at both December 31, 2012 and 2011.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Securities Lending

As described in Note 1, the Company participates in a securities lending program. Elements of the securities lending program are presented below at:

	December 31,
	2012	2011
	(In millions)
Securities on loan: (1)
Amortized cost	$16,224	$13,595
Estimated fair value	$18,564	$15,726
Cash collateral on deposit from counterparties (2)	$19,036	$15,870
Security collateral on deposit from counterparties (3)	$46	$188
Reinvestment portfolio — estimated fair value	$19,392	$15,803

(1)	Included within fixed maturity securities, equity securities and short-term investments.

(2)	Included within payables for collateral under securities loaned and other transactions.

(3)	Security collateral on deposit from counterparties may not be sold or repledged, unless the counterparty is in default, and is not reflected in the consolidated financial statements.

Invested Assets on Deposit and Pledged as Collateral

Invested assets on deposit and pledged as collateral are presented below at estimated fair value for cash and cash equivalents, short-term investments, fixed maturity and equity securities, and trading and FVO securities, and at carrying value for mortgage loans.

	December 31,
	2012	2011
	(In millions)
Invested assets on deposit (regulatory deposits)	$1,555	$976
Invested assets pledged as collateral (1)	19,812	17,280

Total invested assets on deposit and pledged as collateral	$21,367	$18,256

(1)

The Company has pledged fixed maturity securities, mortgage loans and cash and cash equivalents in connection with various agreements and transactions, including funding agreements (see Note 4) and derivative transactions (see Note 9).

Purchased Credit Impaired Investments

Investments acquired with evidence of credit quality deterioration since origination and for which it is probable at the acquisition date that the Company will be unable to collect all contractually required payments are classified as purchased credit impaired (“PCI”) investments. For each investment, the excess of the cash flows expected to be collected as of the acquisition date over its acquisition-date fair value is referred to as the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

accretable yield and is recognized as net investment income on an effective yield basis. If subsequently, based on current information and events, it is probable that there is a significant increase in cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected to be collected, the accretable yield is adjusted prospectively. The excess of the contractually required payments (including interest) as of the acquisition date over the cash flows expected to be collected as of the acquisition date is referred to as the nonaccretable difference, and this amount is not expected to be realized as net investment income. Decreases in cash flows expected to be collected can result in OTTI (see Note 1).

The Company’s PCI fixed maturity securities were as follows at:

	December 31,
	2012	2011
	(In millions)
Outstanding principal and interest balance (1)	$4,335	$3,708
Carrying value (2)	$3,441	$2,675

(1)	Represents the contractually required payments, which is the sum of contractual principal, whether or not currently due, and accrued interest.

(2)	Estimated fair value plus accrued interest.

The following table presents information about PCI fixed maturity securities acquired during the periods indicated:

	Years Ended December 31,
	2012	2011
	(In millions)
Contractually required payments (including interest)	$1,911	$4,260
Cash flows expected to be collected (1)	$1,436	$3,603
Fair value of investments acquired	$936	$2,140

(1)	Represents undiscounted principal and interest cash flow expectations at the date of acquisition.

The following table presents activity for the accretable yield on PCI fixed maturity securities for:

	Years Ended December 31,
	2012	2011
	(In millions)
Accretable yield, January 1,	$1,978	$436
Investments purchased	500	1,463
Accretion recognized in earnings	(181)	(97)
Disposals	(84)	—
Reclassification (to) from nonaccretable difference	144	176

Accretable yield, December 31,	$2,357	$1,978

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Collectively Significant Equity Method Investments

The Company holds investments in real estate joint ventures, real estate funds and other limited partnership interests consisting of leveraged buy-out funds, hedge funds, private equity funds, joint ventures and other funds. The portion of these investments accounted for under the equity method had a carrying value of $7.5 billion at December 31, 2012. The Company’s maximum exposure to loss related to these equity method investments is limited to the carrying value of these investments plus unfunded commitments of $1.9 billion at December 31, 2012. Except for certain real estate joint ventures, the Company’s investments in real estate funds and other limited partnership interests are generally of a passive nature in that the Company does not participate in the management of the entities.

As described in Note 1, the Company generally records its share of earnings in its equity method investments using a three-month lag methodology and within net investment income. Aggregate net investment income from these equity method investments exceeded 10% of the Company’s consolidated pre-tax income (loss) from continuing operations for two of the three most recent annual periods: 2011 and 2010. The Company is providing the following aggregated summarized financial data for such equity method investments, for the most recent annual periods, in order to provide comparative information. This aggregated summarized financial data does not represent the Company’s proportionate share of the assets, liabilities, or earnings of such entities.

The aggregated summarized financial data presented below reflects the latest available financial information and is as of, and for, the years ended December 31, 2012, 2011 and 2010. Aggregate total assets of these entities totaled $259.4 billion and $229.7 billion at December 31, 2012 and 2011, respectively. Aggregate total liabilities of these entities totaled $22.2 billion at both December 31, 2012 and 2011. Aggregate net income (loss) of these entities totaled $16.5 billion, $8.4 billion and $16.5 billion for the years ended December 31, 2012, 2011 and 2010, respectively. Aggregate net income (loss) from the underlying entities in which the Company invests is primarily comprised of investment income, including recurring investment income and realized and unrealized investment gains (losses).

Variable Interest Entities

The Company has invested in certain structured transactions that are VIEs. In certain instances, the Company holds both the power to direct the most significant activities of the entity, as well as an economic interest in the entity and, as such, is deemed to be the primary beneficiary or consolidator of the entity.

The determination of the VIE’s primary beneficiary requires an evaluation of the contractual and implied rights and obligations associated with each party’s relationship with or involvement in the entity, an estimate of the entity’s expected losses and expected residual returns and the allocation of such estimates to each party involved in the entity. The Company generally uses a qualitative approach to determine whether it is the primary beneficiary. However, for VIEs that are investment companies or apply measurement principles consistent with those utilized by investment companies, the primary beneficiary is based on a risks and rewards model and is defined as the entity that will absorb a majority of a VIE’s expected losses, receive a majority of a VIE’s expected residual returns if no single entity absorbs a majority of expected losses, or both. The Company reassesses its involvement with VIEs on a quarterly basis. The use of different methodologies, assumptions and inputs in the determination of the primary beneficiary could have a material effect on the amounts presented within the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Consolidated VIEs

The following table presents the total assets and total liabilities relating to VIEs for which the Company has concluded that it is the primary beneficiary and which are consolidated at December 31, 2012 and 2011. Creditors or beneficial interest holders of VIEs where the Company is the primary beneficiary have no recourse to the general credit of the Company, as the Company’s obligation to the VIEs is limited to the amount of its committed investment.

	December 31,
	2012		2011
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(In millions)
Other limited partnership interests	$189	$1	$203	$1
CSEs (assets (primarily securities) and liabilities (primarily debt)) (1)	51	50	146	138
Fixed maturity securities (2)	172	83	—	—
Other invested assets	85	—	102	1
Real estate joint ventures	11	14	16	18

Total	$508	$148	$467	$158

(1)

The Company consolidates former QSPEs that are structured as collateralized debt obligations. The assets of these entities can only be used to settle their respective liabilities, and under no circumstances is the Company liable for any principal or interest shortfalls should any arise. The assets and liabilities of these CSEs are primarily trading and FVO securities and long-term debt, respectively, and to a lesser extent include cash and cash equivalents and other liabilities. The Company’s exposure was limited to that of its remaining investment in the former QSPEs of less than $1 million at estimated fair value at both December 31, 2012 and 2011. The long-term debt bears interest primarily at variable rates, payable on a bi-annual basis. Interest expense related to these obligations, included in other expenses, was $4 million, $9 million and $15 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(2)

The Company consolidates certain fixed maturity securities purchased in an investment vehicle which was partially funded with affiliated long-term debt. The long-term debt bears interest primarily at variable rates, payable on a bi-annual basis. Interest expense related to these obligations, included in other expenses, was $1 million for the year ended December 31, 2012. There was no interest expense for both the years ended December 31, 2011 and 2010.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Unconsolidated VIEs

The carrying amount and maximum exposure to loss relating to VIEs in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated were as follows at:

	December 31,
	2012		2011
	Carrying Amount	Maximum Exposure to Loss (1)	Carrying Amount	Maximum Exposure to Loss (1)
	(In millions)
Fixed maturity securities AFS:
Structured securities (RMBS, CMBS and ABS) (2)	$42,936	$42,936	$41,410	$41,410
U.S. and foreign corporate	2,566	2,566	2,379	2,379
Other limited partnership interests	2,966	3,880	2,537	3,259
Other invested assets	1,068	1,381	745	1,140
Real estate joint ventures	34	40	32	49

Total	$49,570	$50,803	$47,103	$48,237

(1)

The maximum exposure to loss relating to fixed maturity securities is equal to their carrying amounts or the carrying amounts of retained interests. The maximum exposure to loss relating to other limited partnership interests and real estate joint ventures is equal to the carrying amounts plus any unfunded commitments of the Company. For certain of its investments in other invested assets, the Company’s return is in the form of income tax credits which are guaranteed by creditworthy third parties. For such investments, the maximum exposure to loss is equal to the carrying amounts plus any unfunded commitments, reduced by income tax credits guaranteed by third parties of $315 million and $264 million at December 31, 2012 and 2011, respectively. Such a maximum loss would be expected to occur only upon bankruptcy of the issuer or investee.

(2)	For these variable interests, the Company’s involvement is limited to that of a passive investor.

As described in Note 17, the Company makes commitments to fund partnership investments in the normal course of business. Excluding these commitments, the Company did not provide financial or other support to investees designated as VIEs during the years ended December 31, 2012, 2011 and 2010.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Net Investment Income

The components of net investment income were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Investment income:
Fixed maturity securities	$8,295	$8,225	$8,147
Equity securities	68	73	89
Trading and FVO securities — Actively Traded Securities and FVO general account securities (1)	77	29	72
Mortgage loans	2,528	2,401	2,258
Policy loans	451	479	515
Real estate and real estate joint ventures	593	493	329
Other limited partnership interests	555	435	684
Cash, cash equivalents and short-term investments	19	12	15
International joint ventures	(2)	(1)	9
Other	7	112	111

Subtotal	12,591	12,258	12,229
Less: Investment expenses	743	652	663

Subtotal, net	11,848	11,606	11,566

FVO CSEs — interest income:
Securities	4	9	15

Net investment income	$11,852	$11,615	$11,581

(1)

Changes in estimated fair value subsequent to purchase for securities still held as of the end of the respective years included in net investment income were $44 million, $2 million and $30 million for the years ended December 31, 2012, 2011, and 2010, respectively.

See “— Variable Interest Entities” for discussion of CSEs.

See “— Related Party Investment Transactions” for discussion of affiliated net investment income and investment expenses.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Net Investment Gains (Losses)

Components of Net Investment Gains (Losses)

The components of net investment gains (losses) were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Total gains (losses) on fixed maturity securities:
Total OTTI losses recognized — by sector and industry:
U.S. and foreign corporate securities — by industry:
Utility	$(29)	$—	$(1)
Finance	(21)	(37)	(117)
Consumer	(19)	(40)	(20)
Communications	(18)	(26)	(10)
Industrial	(4)	(8)	—
Transportation	(1)	—	—

Total U.S. and foreign corporate securities	(92)	(111)	(148)
RMBS	(70)	(78)	(87)
CMBS	(28)	(9)	(59)
ABS	(2)	(28)	(66)
Foreign government	—	(1)	—

OTTI losses on fixed maturity securities recognized in earnings	(192)	(227)	(360)
Fixed maturity securities — net gains (losses) on sales and disposals	16	107	129

Total gains (losses) on fixed maturity securities	(176)	(120)	(231)

Total gains (losses) on equity securities:
Total OTTI losses recognized — by sector:
Common	(7)	(8)	(4)
Non-redeemable preferred	—	(33)	(3)

OTTI losses on equity securities recognized in earnings	(7)	(41)	(7)
Equity securities - net gains (losses) on sales and disposals	15	44	77

Total gains (losses) on equity securities	8	3	70

Trading and FVO securities — FVO general account securities — changes in estimated fair value subsequent to consolidation	11	(2)	—
Mortgage loans	84	133	59
Real estate and real estate joint ventures	(27)	133	(33)
Other limited partnership interests	(35)	11	(5)
Other investment portfolio gains (losses)	(192)	(4)	36

Subtotal — investment portfolio gains (losses)	(327)	154	(104)

FVO CSEs — changes in estimated fair value subsequent to consolidation:
Securities	—	—	(78)
Long-term debt — related to securities	(7)	(8)	48
Non-investment portfolio gains (losses)	4	(14)	(36)

Subtotal FVO CSEs and non-investment portfolio gains (losses)	(3)	(22)	(66)

Total net investment gains (losses)	$(330)	$132	$(170)

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

See “— Variable Interest Entities” for discussion of CSEs.

See “— Related Party Investment Transactions” for discussion of affiliated net investment gains (losses) related to transfers of invested assets to affiliates.

Gains (losses) from foreign currency transactions included within net investment gains (losses) were $2 million, $21 million and $18 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Sales or Disposals and Impairments of Fixed Maturity and Equity Securities

Proceeds from sales or disposals of fixed maturity and equity securities and the components of fixed maturity and equity securities net investment gains (losses) are as shown in the table below. Investment gains and losses on sales of securities are determined on a specific identification basis.

	Years Ended December 31,
	2012	2011	2010	2012	2011	2010	2012	2011	2010
	Fixed Maturity Securities			Equity Securities			Total
	(In millions)
Proceeds	$29,472	$34,015	$30,817	$126	$771	$429	$29,598	$34,786	$31,246

Gross investment gains	$327	$445	$544	$23	$86	$88	$350	$531	$632

Gross investment losses	(311)	(338)	(415)	(8)	(42)	(11)	(319)	(380)	(426)

Total OTTI losses recognized in earnings:
Credit-related	(125)	(183)	(334)	—	—	—	(125)	(183)	(334)
Other (1)	(67)	(44)	(26)	(7)	(41)	(7)	(74)	(85)	(33)

Total OTTI losses recognized in earnings	(192)	(227)	(360)	(7)	(41)	(7)	(199)	(268)	(367)

Net investment gains (losses)	$(176)	$(120)	$(231)	$8	$3	$70	$(168)	$(117)	$(161)

(1)

Other OTTI losses recognized in earnings include impairments on (i) equity securities, (ii) perpetual hybrid securities classified within fixed maturity securities where the primary reason for the impairment was the severity and/or the duration of an unrealized loss position and (iii) fixed maturity securities where there is an intent to sell or it is more likely than not that the Company will be required to sell the security before recovery of the decline in estimated fair value.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Credit Loss Rollforward

The table below presents a rollforward of the cumulative credit loss component of OTTI loss recognized in earnings on fixed maturity securities still held for which a portion of the OTTI loss was recognized in OCI:

	Years Ended December 31,
	2012	2011
	(In millions)
Balance, at January 1,	$316	$330
Additions:
Initial impairments — credit loss OTTI recognized on securities not previously impaired	38	33
Additional impairments — credit loss OTTI recognized on securities previously impaired	45	68
Reductions:
Sales (maturities, pay downs or prepayments) during the period of securities previously impaired as credit loss OTTI	(95)	(82)
Securities impaired to net present value of expected future cash flows	(17)	(24)
Increases in cash flows — accretion of previous credit loss OTTI	(2)	(9)

Balance, at December 31,	$285	$316

Related Party Investment Transactions

In the normal course of business, the Company transfers invested assets, primarily consisting of fixed maturity securities, to and from affiliates. Invested assets transferred to and from affiliates were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Estimated fair value of invested assets transferred to affiliates	$4	$170	$444
Amortized cost of invested assets transferred to affiliates	$4	$164	$431
Net investment gains (losses) recognized on transfers	$—	$6	$13
Estimated fair value of invested assets transferred from affiliates	$—	$132	$582

The Company purchased from MetLife Bank, an affiliate, $1.5 billion of fixed maturity securities, at estimated fair value, for cash during the year ended December 31, 2012. See “— Mortgage Loans” for information on additional purchases from this affiliate.

The Company has affiliated loans outstanding, which are included in other invested assets, totaling $1.5 billion at both December 31, 2012 and 2011. At December 31, 2011, the loans were outstanding with Exeter, an affiliate. During 2012, MetLife, Inc. assumed this affiliated debt from Exeter. One loan matured on September 30, 2012 and was replaced by a new loan on October 1, 2012. The loans which bear interest at a fixed rate, payable semiannually are due as follows: $500 million at 6.44% due on June 30, 2014, $250 million at 3.57% due on October 1, 2019, $250 million at 7.44% due on September 30, 2016, $150 million at 5.64% due July 15, 2021 and $375 million at 5.86% due December 16, 2021. Net investment income from these loans was $93 million, $69 million and $59 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company has a loan outstanding to Exeter, which is included in other invested assets, totaling $75 million at both December 31, 2012 and 2011. This loan is due on December 30, 2014 and bears interest on a weighted

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

average of 6.80%. Net investment income from this loan was $5 million for each of the years ended December 31, 2012, 2011 and 2010, respectively.

The Company provides investment administrative services to certain affiliates. The related investment administrative service charges to these affiliates were $158 million, $164 million and $107 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company also had additional affiliated net investment income of $4 million, $3 million and $16 million for the years ended December  31, 2012, 2011 and 2010, respectively.

9.   Derivatives

Accounting for Derivatives

See Note 1 for a description of the Company’s accounting policies for derivatives and Note 10 for information about the fair value hierarchy for derivatives.

Derivative Strategies

The Company is exposed to various risks relating to its ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. The Company uses a variety of strategies to manage these risks, including the use of derivatives.

Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, credit spreads and/or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter (“OTC”) market. The types of derivatives the Company uses include swaps, forwards, futures and option contracts. To a lesser extent, the Company uses credit default swaps and structured interest rate swaps to synthetically replicate investment risks and returns which are not readily available in the cash market. The Company also purchases certain securities, issues certain insurance policies and investment contracts and engages in certain reinsurance agreements that have embedded derivatives.

Interest Rate Derivatives

The Company uses a variety of interest rate derivatives to reduce its exposure to changes in interest rates, including interest rate swaps, caps, floors, swaptions and forwards.

Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional amount. The Company utilizes interest rate swaps in fair value, cash flow and non-qualifying hedging relationships.

The Company uses structured interest rate swaps to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and a cash instrument such as a U.S. Treasury, agency, or other fixed maturity security. Structured interest rate swaps are included in interest rate swaps. Structured interest rate swaps are not designated as hedging instruments

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company purchases interest rate caps and floors primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities, as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively. In certain instances, the Company locks in the economic impact of existing purchased caps and floors by entering into offsetting written caps and floors. The Company utilizes interest rate caps and floors in non-qualifying hedging relationships.

Swaptions are used by the Company to hedge interest rate risk associated with the Company’s long-term liabilities and invested assets. A swaption is an option to enter into a swap with a forward starting effective date. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. The Company pays a premium for purchased swaptions and receives a premium for written swaptions. The Company utilizes swaptions in non-qualifying hedging relationships. Swaptions are included in interest rate options.

The Company enters into interest rate forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date. The Company utilizes interest rate forwards in cash flow and non-qualifying hedging relationships.

To a lesser extent the Company uses interest rate futures in non-qualifying hedging relationships.

Foreign Currency Exchange Rate Derivatives

The Company uses foreign currency exchange rate derivatives including foreign currency swaps and foreign currency forwards to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a fixed exchange rate, generally set at inception, calculated by reference to an agreed upon notional amount. The notional amount of each currency is exchanged at the inception and termination of the currency swap by each party. The Company utilizes foreign currency swaps in fair value, cash flow and non-qualifying hedging relationships.

In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. The Company utilizes foreign currency forwards in non-qualifying hedging relationships.

To a lesser extent the Company uses currency options in non-qualifying hedging relationships.

Credit Derivatives

The Company enters into purchased credit default swaps to hedge against credit-related changes in the value of its investments. In a credit default swap transaction, the Company agrees with another party to pay, at specified intervals, a premium to hedge credit risk. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered. Credit events vary by type of issuer but typically include bankruptcy, failure to pay debt obligations, repudiation, moratorium, or involuntary restructuring. In each case, payout on a credit

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association, Inc. (“ISDA”) deems that a credit event has occurred. The Company utilizes credit default swaps in non-qualifying hedging relationships.

The Company enters into written credit default swaps to synthetically create credit investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and one or more cash instruments such as U.S. Treasury securities, agency securities or other fixed maturity securities. These credit default swaps are not designated as hedging instruments.

The Company also enters into certain purchased and written credit default swaps held in relation to trading portfolios for the purpose of generating profits on short-term differences in price. These credit default swaps are not designated as hedging instruments.

The Company enters into forwards to lock in the price to be paid for forward purchases of certain securities. The price is agreed upon at the time of the contract and payment for the contract is made at a specified future date. When the primary purpose of entering into these transactions is to hedge against the risk of changes in purchase price due to changes in credit spreads, the Company designates these as credit forwards. The Company utilizes credit forwards in cash flow hedging relationships.

Equity Derivatives

To a lesser extent, the Company uses equity index options in non-qualifying hedging relationships.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Primary Risks Managed by Derivatives

The following table presents the gross notional amount, estimated fair value and primary underlying risk exposure of the Company’s derivatives, excluding embedded derivatives, held at:

		December 31,
		2012			2011
		Notional Amount	Estimated Fair Value		Notional Amount	Estimated Fair Value
	Primary Underlying Risk Exposure		Assets	Liabilities		Assets	Liabilities
		(In millions)
Derivatives Designated as Hedging Instruments
Fair value hedges:
Interest rate swaps	Interest rate	$4,824	$1,893	$79	$4,259	$1,849	$86
Foreign currency swaps	Foreign currency exchange rate	3,064	332	71	2,622	312	79

Subtotal		7,888	2,225	150	6,881	2,161	165

Cash flow hedges:
Interest rate swaps	Interest rate	2,984	606	—	2,875	852	—
Interest rate forwards	Interest rate	265	58	—	345	81	—
Foreign currency swaps	Foreign currency exchange rate	7,595	198	246	5,135	314	160
Credit forwards	Credit	—	—	—	20	4	—

Subtotal		10,844	862	246	8,375	1,251	160

Total qualifying hedges		18,732	3,087	396	15,256	3,412	325

Derivatives Not Designated or Not Qualifying as Hedging Instruments
Interest rate swaps	Interest rate	41,008	1,978	854	28,935	1,908	866
Interest rate floors	Interest rate	33,870	737	493	13,290	789	14
Interest rate caps	Interest rate	40,434	63	—	38,532	83	—
Interest rate futures	Interest rate	2,476	—	10	2,675	6	2
Interest rate options	Interest rate	4,862	336	2	4,624	326	—
Interest rate forwards	Interest rate	—	—	—	500	—	14
Synthetic GICs	Interest rate	4,162	—	—	4,454	—	—
Foreign currency swaps	Foreign currency exchange rate	6,411	137	532	5,392	241	410
Foreign currency forwards	Foreign currency exchange rate	2,131	16	26	2,014	81	—
Currency options	Foreign currency exchange rate	129	1	—	—	—	—
Credit default swaps - purchased	Credit	1,463	7	14	2,368	65	27
Credit default swaps - written	Credit	6,230	55	5	5,397	25	54
Equity options	Equity market	630	1	—	135	—	—

Total non-designated or non-qualifying derivatives		143,806	3,331	1,936	108,316	3,524	1,387

Total		$162,538	$6,418	$2,332	$123,572	$6,936	$1,712

Based on notional amounts, a substantial portion of the Company’s derivatives was not designated or did not qualify as part of a hedging relationship as of December 31, 2012 and 2011. The Company’s use of derivatives includes (i) derivatives that serve as macro hedges of the Company’s exposure to various risks and that generally do not qualify for hedge accounting due to the criteria required under the portfolio hedging rules; (ii) derivatives that economically hedge insurance liabilities that contain mortality or morbidity risk and that generally do not qualify for hedge accounting because the lack of these risks in the derivatives cannot support an expectation of a highly effective hedging relationship; and (iii) written credit default swaps that are used to synthetically create credit investments and that do not qualify for hedge accounting because they do not involve a hedging relationship. For these non-qualified derivatives, changes in market factors can lead to the recognition of fair

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

value changes in the consolidated statement of operations without an offsetting gain or loss recognized in earnings for the item being hedged.

Net Derivative Gains (Losses)

The components of net derivative gains (losses) were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Derivatives and hedging gains (losses) (1)	$77	$2,040	$353
Embedded derivatives	598	(462)	(619)

Total net derivative gains (losses)	$675	$1,578	$(266)

(1)	Includes foreign currency transaction gains (losses) on hedged items in cash flow and non-qualifying hedging relationships, which are not presented elsewhere in this note.

The following table presents earned income on derivatives for the:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Qualifying hedges:
Net investment income	$108	$96	$82
Interest credited to policyholder account balances	146	173	196
Non-qualifying hedges:
Net investment income	(6)	(8)	(4)
Net derivative gains (losses)	314	179	53

Total	$562	$440	$327

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Non-Qualifying Derivatives and Derivatives for Purposes Other Than Hedging

The following table presents the amount and location of gains (losses) recognized in income for derivatives that were not designated or qualifying as hedging instruments:

	Net Derivative Gains (Losses)	Net Investment Income (1)
	(In millions)
For the Year Ended December 31, 2012:
Interest rate derivatives	$(83)	$—
Foreign currency exchange rate derivatives	(252)	—
Credit derivatives - purchased	(72)	(15)
Credit derivatives - written	105	—
Equity derivatives	—	(12)

Total	$(302)	$(27)

For the Year Ended December 31, 2011:
Interest rate derivatives	$1,679	$—
Foreign currency exchange rate derivatives	103	—
Credit derivatives - purchased	74	6
Credit derivatives - written	(61)	(1)
Equity derivatives	—	(14)

Total	$1,795	$(9)

For the Year Ended December 31, 2010:
Interest rate derivatives	$149	$—
Foreign currency exchange rate derivatives	106	—
Credit derivatives - purchased	17	(3)
Credit derivatives - written	11	1
Equity derivatives	13	(17)

Total	$296	$(19)

(1)

Changes in estimated fair value related to economic hedges of equity method investments in joint ventures, and changes in estimated fair value related to derivatives held in relation to trading portfolios.

Fair Value Hedges

The Company designates and accounts for the following as fair value hedges when they have met the requirements of fair value hedging: (i) interest rate swaps to convert fixed rate assets and liabilities to floating rate assets and liabilities; and (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated assets and liabilities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company recognizes gains and losses on derivatives and the related hedged items in fair value hedges within net derivative gains (losses). The following table presents the amount of such net derivative gains (losses):

Derivatives in Fair Value Hedging Relationships	Hedged Items in Fair Value Hedging Relationships	Net Derivative Gains (Losses) Recognized for Derivatives	Net Derivative Gains (Losses) Recognized for Hedged Items	Ineffectiveness Recognized in Net Derivative Gains (Losses)
		(In millions)
For the Year Ended December 31, 2012:
Interest rate swaps:	Fixed maturity securities	$2	$(3)	$(1)
	Policyholder liabilities (1)	(72)	89	17
Foreign currency swaps:	Foreign-denominated fixed maturity securities	(1)	1	—
	Foreign-denominated PABs (2)	32	(41)	(9)

Total		$(39)	$46	$7

For the Year Ended December 31, 2011:
Interest rate swaps:	Fixed maturity securities	$(18)	$18	$—
	Policyholder liabilities (1)	1,019	(994)	25
Foreign currency swaps:	Foreign-denominated fixed maturity securities	1	3	4
	Foreign-denominated PABs (2)	28	(55)	(27)

Total		$1,030	$(1,028)	$2

For the Year Ended December 31, 2010:
Interest rate swaps:	Fixed maturity securities	$(13)	$15	$2
	Policyholder liabilities (1)	153	(150)	3
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(13)	—
	Foreign-denominated PABs (2)	47	(34)	13

Total		$200	$(182)	$18

(1)	Fixed rate liabilities reported in PABs or future policy benefits.

(2)	Fixed rate or floating rate liabilities.

All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

Cash Flow Hedges

The Company designates and accounts for the following as cash flow hedges when they have met the requirements of cash flow hedging: (i) interest rate swaps to convert floating rate assets and liabilities to fixed rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated assets and liabilities; (iii) interest rate forwards and credit forwards to lock in the price to be paid for forward purchases of investments; and (iv) interest rate swaps and interest rate forwards to hedge the forecasted purchases of fixed-rate investments.

In certain instances, the Company discontinued cash flow hedge accounting because the forecasted transactions were no longer probable of occurring. Because certain of the forecasted transactions also were not

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

probable of occurring within two months of the anticipated date, the Company reclassified $1 million, $3 million and $9 million from AOCI into net derivative gains (losses) for the years ended December 31, 2012, 2011 and 2010, respectively, related to such discontinued cash flow hedges.

At December 31, 2012 and 2011, the maximum length of time over which the Company was hedging its exposure to variability in future cash flows for forecasted transactions did not exceed eight years and nine years, respectively.

At December 31, 2012 and 2011, the balance in AOCI associated with cash flow hedges was $1.1 billion and $1.3 billion, respectively.

The following table presents the effects of derivatives in cash flow hedging relationships on the consolidated statements of operations and the consolidated statements of equity:

Derivatives in Cash Flow Hedging Relationships	Amount of Gains (Losses) Deferred in Accumulated Other Comprehensive Income (Loss) on Derivatives	Amount and Location of Gains (Losses) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Loss)			Amount and Location of Gains (Losses) Recognized in Income (Loss) on Derivatives
	(Effective Portion)	(Effective Portion)			(Ineffective Portion)
		Net Derivative Gains (Losses)	Net Investment Income	Other Expenses	Net Derivative Gains (Losses)
	(In millions)
For the Year Ended December 31, 2012:
Interest rate swaps	$(55)	$3	$4	$—	$1
Interest rate forwards	(1)	—	2	—	—
Foreign currency swaps	(187)	(7)	(5)	—	(5)
Credit forwards	—	—	1	—	—

Total	$(243)	$(4)	$2	$—	$(4)

For the Year Ended December 31, 2011:
Interest rate swaps	$919	$—	$1	$—	$1
Interest rate forwards	128	22	2	—	2
Foreign currency swaps	166	7	(5)	—	1
Credit forwards	18	1	—	—	—

Total	$1,231	$30	$(2)	$—	$4

For the Year Ended December 31, 2010:
Interest rate swaps	$90	$—	$—	$1	$3
Interest rate forwards	(35)	10	3	—	(1)
Foreign currency swaps	74	(56)	(6)	—	—
Credit forwards	5	—	—	—	—

Total	$134	$(46)	$(3)	$1	$2

All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

At December 31, 2012, ($4) million of deferred net gains (losses) on derivatives in AOCI was expected to be reclassified to earnings within the next 12 months.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Credit Derivatives

In connection with synthetically created credit investment transactions and credit default swaps held in relation to the trading portfolio, the Company writes credit default swaps for which it receives a premium to insure credit risk. Such credit derivatives are included within the non-qualifying derivatives and derivatives for purposes other than hedging table. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the Company paying the counterparty the specified swap notional amount in exchange for the delivery of par quantities of the referenced credit obligation. The Company’s maximum amount at risk, assuming the value of all referenced credit obligations is zero, was $6.2 billion and $5.4 billion at December 31, 2012 and 2011, respectively. The Company can terminate these contracts at any time through cash settlement with the counterparty at an amount equal to the then current fair value of the credit default swaps. At December 31, 2012 and 2011, the Company would have received $50 million and paid $29 million, respectively, to terminate all of these contracts.

The following table presents the estimated fair value, maximum amount of future payments and weighted average years to maturity of written credit default swaps at:

	December 31,
	2012			2011
Rating Agency Designation of Referenced Credit Obligations (1)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps (2)	Weighted Average Years to Maturity (3)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps (2)	Weighted Average Years to Maturity (3)
	(In millions)			(In millions)
Aaa/Aa/A
Single name credit default swaps (corporate)	$7	573	2.5	$3	$488	3.1
Credit default swaps referencing indices	31	2,064	2.1	(1)	2,150	3.0

Subtotal	38	2,637	2.2	2	2,638	3.0

Baa
Single name credit default swaps (corporate)	4	835	3.2	(10)	750	3.6
Credit default swaps referencing indices	6	2,469	4.9	(19)	1,959	4.9

Subtotal	10	3,304	4.5	(29)	2,709	4.5

Ba
Single name credit default swaps (corporate)	—	25	2.7	—	25	3.5
Credit default swaps referencing indices	—	—	—	—	—	—

Subtotal	—	25	2.7	—	25	3.5

B
Single name credit default swaps (corporate)	—	—	—	—	—	—
Credit default swaps referencing indices	2	264	4.9	(2)	25	4.8

Subtotal	2	264	4.9	(2)	25	4.8

Total	$50	$6,230	3.5	$(29)	$5,397	3.8

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(1)

The rating agency designations are based on availability and the midpoint of the applicable ratings among Moody’s Investors Service (“Moody’s”), S&P and Fitch Ratings. If no rating is available from a rating agency, then an internally developed rating is used.

(2)	Assumes the value of the referenced credit obligations is zero.

(3)	The weighted average years to maturity of the credit default swaps is calculated based on weighted average notional amounts.

The Company has also entered into credit default swaps to purchase credit protection on certain of the referenced credit obligations in the table above. As a result, the maximum amounts of potential future recoveries available to offset the $6.2 billion and $5.4 billion from the table above were $120 million and $80 million at December 31, 2012 and 2011, respectively.

Written credit default swaps held in relation to the trading portfolio amounted to $10 million in notional and $0 in fair value at December 31, 2012. Written credit default swaps held in relation to the trading portfolio amounted to $10 million in notional and ($1) million in fair value at December 31, 2011.

Credit Risk on Freestanding Derivatives

The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivatives. Generally, the current credit exposure of the Company’s derivatives is limited to the net positive estimated fair value of derivatives at the reporting date after taking into consideration the existence of master netting agreements and any collateral received pursuant to credit support annexes.

The Company manages its credit risk related to OTC derivatives by entering into transactions with creditworthy counterparties and establishing and monitoring exposure limits. The Company’s OTC derivative transactions are generally governed by ISDA Master Agreements which provide for legally enforceable set-off and close-out netting of exposures to specific counterparties in the event of early termination of a transaction, which includes, but is not limited to, events of default and bankruptcy. In the event of an early termination, the Company is permitted to set off receivables from the counterparty against payables to the same counterparty arising out of all included transactions. Substantially all of the Company’s ISDA Master Agreements also include Credit Support Annex provisions which require both the pledging and accepting of collateral in connection with its OTC derivatives. Because exchange-traded futures are effected through regulated exchanges, and positions are marked to market on a daily basis, the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties to such derivatives. See Note 10 for a description of the impact of credit risk on the valuation of derivatives.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The estimated fair value of the Company’s net derivative assets and net derivative liabilities after the application of master netting agreements and collateral were as follows at:

	December 31, 2012		December 31, 2011
Derivatives Subject to a Master Netting Arrangement or a Similar Arrangement	Assets	Liabilities	Assets	Liabilities
	(In millions)
Gross estimated fair value of derivatives:
Over-the-counter (1)	$6,556	$2,408	$7,023	$1,762
Exchange-traded	—	10	6	2

Total gross estimated fair value of derivatives (1)	6,556	2,418	7,029	1,764
Amounts offset in the consolidated balance sheets	—	—	—	—

Estimated fair value of derivatives presented in the consolidated balance sheets (1)	6,556	2,418	7,029	1,764
Gross amounts not offset in the consolidated balance sheets:
Gross estimated fair value of derivatives: (2)
Over-the-counter	(2,083)	(2,083)	(1,540)	(1,540)
Exchange-traded	—	—	(2)	(2)
Cash collateral: (3)
Over-the-counter	(3,425)	(1)	(4,410)	—
Exchange-traded	—	(10)	—	—
Securities collateral: (4)
Over-the-counter	(1,048)	(261)	(768)	(94)
Exchange-traded	—	—	—	—

Net amount after application of master netting agreements and collateral	$—	$63	$309	$128

(1)

At December 31, 2012 and 2011, derivative assets include income or expense accruals reported in accrued investment income or in other liabilities of $138 million and $93 million, respectively, and derivative liabilities include income or expense accruals reported in accrued investment income or in other liabilities of $86 million and $52 million, respectively.

(2)	Estimated fair value of derivatives is limited to the amount that is subject to set-off and includes income or expense accruals.

(3)

Cash collateral received is included in cash and cash equivalents or in short-term investments, and the obligation to return it is included in payables for collateral under securities loaned and other transactions in the consolidated balance sheets. The receivable for the return of cash collateral provided by the Company is inclusive of initial margin on exchange-traded derivatives and is included in premiums, reinsurance and other receivables in the consolidated balance sheets. The amount of cash collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements. At December 31, 2012 and 2011, the Company received excess cash collateral of $0 and $0, respectively, and provided excess cash collateral of $25 million and $37 million, respectively, which is not included in the table above due to the foregoing limitation.

(4)

Securities collateral received by the Company is held in separate custodial accounts and is not recorded on the consolidated balance sheets. Subject to certain constraints, the Company is permitted by contract to sell

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

or repledge this collateral, but at December 31, 2012, none of the collateral had been sold or repledged. Securities collateral pledged by the Company is reported in fixed maturity securities in the consolidated balance sheets. Subject to certain constraints, the counterparties are permitted by contract to sell or repledge this collateral. The amount of securities collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements and cash collateral. At December 31, 2012 and 2011, the Company received excess securities collateral of $139 million and $0, respectively, and provided excess securities collateral of $0 and $0, respectively, for its OTC derivatives which are not included in the table above due to the foregoing limitation. At December 31, 2012 and 2011, the Company did not pledge any securities collateral for its exchange traded derivatives.

The Company’s collateral arrangements for its OTC derivatives generally require the counterparty in a net liability position, after considering the effect of netting agreements, to pledge collateral when the fair value of that counterparty’s derivatives reaches a pre-determined threshold. Certain of these arrangements also include credit-contingent provisions that provide for a reduction of these thresholds (on a sliding scale that converges toward zero) in the event of downgrades in the credit ratings of the Company and/or the counterparty. In addition, certain of the Company’s netting agreements for derivatives contain provisions that require both the Company and the counterparty to maintain a specific investment grade credit rating from each of Moody’s and S&P. If a party’s credit ratings were to fall below that specific investment grade credit rating, that party would be in violation of these provisions, and the other party to the derivatives could terminate the transactions and demand immediate settlement and payment based on such party’s reasonable valuation of the derivatives.

The following table presents the estimated fair value of the Company’s OTC derivatives that are in a net liability position after considering the effect of netting agreements, together with the estimated fair value and balance sheet location of the collateral pledged. The table also presents the incremental collateral that the Company would be required to provide if there was a one notch downgrade in the Company’s credit rating at the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

reporting date or if the Company’s credit rating sustained a downgrade to a level that triggered full overnight collateralization or termination of the derivative position at the reporting date. Derivatives that are not subject to collateral agreements are not included in the scope of this table.

		Estimated Fair Value of Collateral Provided:		Fair Value of Incremental Collateral Provided Upon:
	Estimated Fair Value of Derivatives in Net Liability Position (1)	Fixed Maturity Securities	Cash	One Notch Downgrade in the Company’s Credit Rating	Downgrade in the Company’s Credit Rating to a Level that Triggers Full Overnight Collateralization or Termination of the Derivative Position
	(In millions)
December 31, 2012:
Derivatives subject to credit- contingent provisions	$263	$261	$—	$—	$1
Derivatives not subject to credit-contingent provisions	—	—	1	—	—

Total	$263	$261	$1	$—	$1

December 31, 2011:
Derivatives subject to credit- contingent provisions	$151	$94	$—	$25	$64
Derivatives not subject to credit-contingent provisions	—	—	—	—	—

Total	$151	$94	$—	$25	$64

(1)	After taking into consideration the existence of netting agreements.

Embedded Derivatives

The Company issues certain products or purchases certain investments that contain embedded derivatives that are required to be separated from their host contracts and accounted for as freestanding derivatives. These host contracts principally include: variable annuities with guaranteed minimum benefits, including GMWBs, GMABs and certain GMIBs; affiliated ceded reinsurance of guaranteed minimum benefits related to GMWBs, GMABs and certain GMIBs; funds withheld on ceded reinsurance and affiliated funds withheld on ceded reinsurance; funding agreements with equity or bond indexed crediting rates; and certain debt and equity securities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents the estimated fair value and balance sheet location of the Company’s embedded derivatives that have been separated from their host contracts at:

	Balance Sheet Location	December 31,
		2012	2011
		(In millions)
Net embedded derivatives within asset host contracts:
Ceded guaranteed minimum benefits	Premiums, reinsurance and other receivables	$1,362	$1,163
Options embedded in debt or equity securities	Investments	(55)	(15)

Net embedded derivatives within asset host contracts		$1,307	$1,148

Net embedded derivatives within liability host contracts:
Direct guaranteed minimum benefits	PABs	$(92)	$307
Funds withheld on ceded reinsurance	Other liabilities	1,563	1,646
Other	PABs	16	17

Net embedded derivatives within liabilityhost contracts		$1,487	$1,970

The following table presents changes in estimated fair value related to embedded derivatives:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Net derivative gains (losses) (1), (2)	$598	$(462)	$(619)

(1)

The valuation of direct guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses) in connection with this adjustment were ($71) million, $88 million and ($43) million for the years ended December 31, 2012, 2011 and 2010, respectively. In addition, the valuation of ceded guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses) in connection with this adjustment were $122 million, ($219) million and $82 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(2)	See Note 6 for discussion of affiliated net derivative gains (losses) included in the table above.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

10.  Fair Value

When developing estimated fair values, the Company considers three broad valuation techniques: (i) the market approach, (ii) the income approach, and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given what is being measured and the availability of sufficient inputs, giving priority to observable inputs. The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The input levels are as follows:

Level 1

Unadjusted quoted prices in active markets for identical assets or liabilities. The Company defines active markets based on average trading volume for equity securities. The size of the bid/ask spread is used as an indicator of market activity for fixed maturity securities.

Level 2

Quoted prices in markets that are not active or inputs that are observable either directly or indirectly. These inputs can include quoted prices for similar assets or liabilities other than quoted prices in Level 1, quoted prices in markets that are not active, or other significant inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Unobservable inputs that are supported by little or no market activity and are significant to the determination of estimated fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. The Company’s ability to sell securities, or the price ultimately realized for these securities, depends upon the demand and liquidity in the market and increases the use of judgment in determining the estimated fair value of certain securities.

Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Recurring Fair Value Measurements

The assets and liabilities measured at estimated fair value on a recurring basis, including those items for which the Company has elected the FVO, were determined as described below. These estimated fair values and their corresponding placement in the fair value hierarchy are summarized as follows:

	December 31, 2012
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
U.S. corporate	$—	$61,540	$5,460	$67,000
U.S. Treasury and agency	17,653	14,927	71	32,651
Foreign corporate	—	27,180	3,054	30,234
RMBS	—	23,323	1,702	25,025
CMBS	—	9,384	402	9,786
ABS	—	6,202	1,923	8,125
State and political subdivision	—	6,720	—	6,720
Foreign government	—	3,853	282	4,135

Total fixed maturity securities	17,653	153,129	12,894	183,676

Equity securities:
Common stock	189	792	60	1,041
Non-redeemable preferred stock	—	177	281	458

Total equity securities	189	969	341	1,499

Trading and FVO securities:
Actively Traded Securities	7	646	6	659
FVO general account securities	—	26	26	52
FVO securities held by CSEs	—	41	—	41

Total trading and FVO securities	7	713	32	752

Short-term investments (1)	2,565	3,936	252	6,753
Derivative assets: (2)
Interest rate	—	5,613	58	5,671
Foreign currency exchange rate	—	646	38	684
Credit	—	29	33	62
Equity market	—	1	—	1

Total derivative assets	—	6,289	129	6,418

Net embedded derivatives within asset host contracts (3)	—	—	1,362	1,362
Separate account assets (4)	24,237	95,794	940	120,971

Total assets	$44,651	$260,830	$15,950	$321,431

Liabilities:
Derivative liabilities: (2)
Interest rate	$10	$1,428	$—	$1,438
Foreign currency exchange rate	—	874	1	875
Credit	—	19	—	19
Equity market	—	—	—	—

Total derivative liabilities	10	2,321	1	2,332

Net embedded derivatives within liability host contracts (3)	—	16	1,471	1,487
Long-term debt of CSEs	—	—	44	44
Trading liabilities (5)	163	—	—	163

Total liabilities	$173	$2,337	$1,516	$4,026

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	December 31, 2011
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
U.S. corporate	$—	$56,777	$4,919	$61,696
U.S. Treasury and agency	11,450	14,369	25	25,844
Foreign corporate	—	26,888	2,258	29,146
RMBS	—	25,028	691	25,719
CMBS	—	8,886	219	9,105
ABS	—	5,440	1,146	6,586
State and political subdivision	—	6,182	—	6,182
Foreign government	—	3,609	291	3,900

Total fixed maturity securities	11,450	147,179	9,549	168,178

Equity securities:
Common stock	79	673	104	856
Non-redeemable preferred stock	—	129	293	422

Total equity securities	79	802	397	1,278

Trading and FVO securities:
Actively Traded Securities	—	473	—	473
FVO general account securities	—	93	14	107
FVO securities held by CSEs	—	117	—	117

Total trading and FVO securities	—	683	14	697

Short-term investments (1)	1,641	4,364	134	6,139
Derivative assets: (2)
Interest rate	6	5,807	81	5,894
Foreign currency exchange rate	—	892	56	948
Credit	—	71	23	94
Equity market	—	—	—	—

Total derivative assets	6	6,770	160	6,936

Net embedded derivatives within asset host contracts (3)	—	—	1,163	1,163
Separate account assets (4)	22,445	83,151	1,082	106,678

Total assets	$35,621	$242,949	$12,499	$291,069

Liabilities:
Derivative liabilities: (2)
Interest rate	$2	$966	$14	$982
Foreign currency exchange rate	—	649	—	649
Credit	—	59	22	81
Equity market	—	—	—	—

Total derivative liabilities	2	1,674	36	1,712

Net embedded derivatives within liability host contracts (3)	—	17	1,953	1,970
Long-term debt of CSEs	—	—	116	116
Trading liabilities (5)	124	3	—	127

Total liabilities	$126	$1,694	$2,105	$3,925

(1)

Short-term investments as presented in the tables above differ from the amounts presented in the consolidated balance sheets because certain short-term investments are not measured at estimated fair value on a recurring basis.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(2)

Derivative assets are presented within other invested assets in the consolidated balance sheets and derivative liabilities are presented within other liabilities in the consolidated balance sheets. The amounts are presented gross in the tables above to reflect the presentation in the consolidated balance sheets, but are presented net for purposes of the rollforward in the Fair Value Measurements Using Significant Unobservable Inputs (Level 3) tables.

(3)

Net embedded derivatives within asset host contracts are presented within premiums, reinsurance and other receivables in the consolidated balance sheets. Net embedded derivatives within liability host contracts are presented within PABs and other liabilities in the consolidated balance sheets. At December 31, 2012, fixed maturity securities and equity securities included embedded derivatives of $0 and ($55) million, respectively. At December 31, 2011, fixed maturity securities and equity securities included embedded derivatives of less than $1 million and ($15) million, respectively.

(4)

Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders whose liability is reflected within separate account liabilities. Separate account liabilities are set equal to the estimated fair value of separate account assets.

(5)	Trading liabilities are presented within other liabilities in the consolidated balance sheets.

The following describes the valuation methodologies used to measure assets and liabilities at fair value. The description includes the valuation techniques and key inputs for each category of assets or liabilities that are classified within Level 2 and Level 3 of the fair value hierarchy.

Investments

Valuation Controls and Procedures

On behalf of the Company and MetLife, Inc.’s Chief Investment Officer and Chief Financial Officer, a pricing and valuation committee that is independent of the trading and investing functions and comprised of senior management provides oversight of control systems and valuation policies for securities, mortgage loans and derivatives. On a monthly basis, this committee reviews and approves new transaction types and markets, ensures that observable market prices and market-based parameters are used for valuation, wherever possible, and determines that judgmental valuation adjustments, when applied, are based upon established policies and are applied consistently over time. This committee also provides oversight of the selection of independent third party pricing providers and the controls and procedures to evaluate third party pricing. Periodically, the Chief Accounting Officer reports to the Audit Committee of MetLife, Inc.’s Board of Directors regarding compliance with fair value accounting standards.

The Company reviews its valuation methodologies on an ongoing basis and revises those methodologies when necessary based on changing market conditions. Assurance is gained on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with fair value accounting standards through controls designed to ensure valuations represent an exit price. Several controls are utilized, including certain monthly controls, which include, but are not limited to, analysis of portfolio returns to corresponding benchmark returns, comparing a sample of executed prices of securities sold to the fair value estimates, comparing fair value estimates to management’s knowledge of the current market, reviewing the bid/ask spreads to assess activity, comparing prices from multiple independent pricing services and ongoing due diligence to confirm that independent pricing services use market-based parameters. The process includes a determination of

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

the observability of inputs used in estimated fair values received from independent pricing services or brokers by assessing whether these inputs can be corroborated by observable market data. The Company ensures that prices received from independent brokers, also referred to herein as “consensus pricing,” represent a reasonable estimate of fair value by reviewing such pricing with the Company’s knowledge of the current market dynamics and current pricing for similar financial instruments. While independent non-binding broker quotations are utilized, they are not used for a significant portion of the portfolio. For example, fixed maturity securities priced using independent non-binding broker quotations represent 0.5% of the total estimated fair value of fixed maturity securities and 7% of the total estimated fair value of Level 3 fixed maturity securities.

The Company also applies a formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value. If prices received from independent pricing services are not considered reflective of market activity or representative of estimated fair value, independent non-binding broker quotations are obtained, or an internally developed valuation is prepared. Internally developed valuations of current estimated fair value, which reflect internal estimates of liquidity and nonperformance risks, compared with pricing received from the independent pricing services, did not produce material differences in the estimated fair values for the majority of the portfolio; accordingly, overrides were not material. This is, in part, because internal estimates of liquidity and nonperformance risks are generally based on available market evidence and estimates used by other market participants. In the absence of such market-based evidence, management’s best estimate is used.

Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities

When available, the estimated fair value of these investments is based on quoted prices in active markets that are readily and regularly obtainable. Generally, these are the most liquid of the Company’s securities holdings and valuation of these securities does not involve management’s judgment.

When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, giving priority to observable inputs. The significant inputs to the market standard valuation methodologies for certain types of securities with reasonable levels of price transparency are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. When observable inputs are not available, the market standard valuation methodologies rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs can be based in large part on management’s judgment or estimation and cannot be supported by reference to market activity. Even though these inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such securities and are considered appropriate given the circumstances.

The estimated fair value of FVO securities held by CSEs, long-term debt of CSEs and trading liabilities is determined on a basis consistent with the methodologies described herein for securities. The Company consolidates certain securitization entities that hold securities that have been accounted for under the FVO and classified within trading and FVO securities.

Level 2 Valuation Techniques and Key Inputs

This level includes fixed maturity securities and equity securities priced principally by independent pricing services using observable inputs. Trading and FVO securities and short-term investments within this level are of a similar nature and class to the Level 2 fixed maturity securities and equity securities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

U.S. corporate and foreign corporate securities

These securities are principally valued using the market and income approaches. Valuations are based primarily on quoted prices in markets that are not active, or using matrix pricing or other similar techniques that use standard market observable inputs such as benchmark yields, spreads off benchmark yields, new issuances, issuer rating, duration, and trades of identical or comparable securities. Investment grade privately placed securities are valued using discounted cash flow methodologies using standard market observable inputs, and inputs derived from, or corroborated by, market observable data including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues that incorporate the credit quality and industry sector of the issuer. This level also includes certain below investment grade privately placed fixed maturity securities priced by independent pricing services that use observable inputs.

U.S. Treasury and agency securities

These securities are principally valued using the market approach. Valuation is based primarily on quoted prices in markets that are not active or using matrix pricing or other similar techniques using standard market observable inputs such as benchmark U.S. Treasury yield curve, the spread off the U.S. Treasury yield curve for the identical security and comparable securities that are actively traded.

Structured securities comprised of RMBS, CMBS and ABS

These securities are principally valued using the market and income approaches. Valuation is based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques using standard market inputs including spreads for actively traded securities, spreads off benchmark yields, expected prepayment speeds and volumes, current and forecasted loss severity, rating, weighted average coupon, weighted average maturity, average delinquency rates, geographic region, debt-service coverage ratios and issuance-specific information, including, but not limited to: collateral type, payment terms of the underlying assets, payment priority within the tranche, structure of the security, deal performance and vintage of loans.

State and political subdivision and foreign government securities

These securities are principally valued using the market approach. Valuation is based primarily on matrix pricing or other similar techniques using standard market observable inputs including benchmark U.S. Treasury yield or other yields, issuer ratings, broker-dealer quotes, issuer spreads and reported trades of similar securities, including those within the same sub-sector or with a similar maturity or credit rating.

Common and non-redeemable preferred stock

These securities are principally valued using the market approach where market quotes are available but are not considered actively traded. Valuation is based principally on observable inputs including quoted prices in markets that are not considered active.

Level 3 Valuation Techniques and Key Inputs:

In general, fixed maturity securities and equity securities classified within Level 3 use many of the same valuation techniques and inputs as described in the Level 2 Valuation Techniques and Key Inputs. However, if

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

key inputs are unobservable, or if the investments are less liquid and there is very limited trading activity, the investments are generally classified as Level 3. The use of independent non-binding broker quotations to value investments generally indicates there is a lack of liquidity or a lack of transparency in the process to develop the valuation estimates, generally causing these investments to be classified in Level 3.

Trading and FVO securities and short-term investments within this level are of a similar nature and class to the Level 3 securities described below; accordingly, the valuation techniques and significant market standard observable inputs used in their valuation are also similar to those described below.

U.S. corporate and foreign corporate securities

These securities, including financial services industry hybrid securities classified within fixed maturity securities, are principally valued using the market approach. Valuations are based primarily on matrix pricing or other similar techniques that utilize unobservable inputs or inputs that cannot be derived principally from, or corroborated by, observable market data, including illiquidity premium, delta spread adjustments or spreads over below investment grade curves to reflect industry trends or specific credit-related issues; and inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2. Certain valuations are based on independent non-binding broker quotations.

Structured securities comprised of RMBS, CMBS and ABS

These securities are principally valued using the market and income approaches. Valuation is based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques that utilize inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data, including spreads over below investment grade curves to reflect industry trends on specific credit-related issues. Below investment grade securities, alternative residential mortgage loan RMBS and sub-prime RMBS included in this level are valued based on inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2. Certain of these valuations are based on independent non-binding broker quotations.

Foreign government securities

These securities are principally valued using the market approach. Valuation is based primarily on independent non-binding broker quotations and inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2.

Common and non-redeemable preferred stock

These securities, including privately held securities and financial services industry hybrid securities classified within equity securities, are principally valued using the market and income approaches. Valuations are based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques using inputs such as comparable credit rating and issuance structure. Certain of these securities are valued based on inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2 and independent non-binding broker quotations.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Separate Account Assets

Separate account assets are carried at estimated fair value and reported as a summarized total on the consolidated balance sheets. The estimated fair value of separate account assets is based on the estimated fair value of the underlying assets. Assets within the Company’s separate accounts include: mutual funds, fixed maturity securities, equity securities, derivatives, hedge funds, other limited partnership interests, short-term investments and cash and cash equivalents.

Level 2 Valuation Techniques and Key Inputs:

These assets are comprised of investments that are similar in nature to the instruments described under “—Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities” and “—Derivatives — Freestanding Derivatives.” Also included are certain mutual funds and hedge funds without readily determinable fair values as prices are not published publicly. Valuation of the mutual funds and hedge funds is based upon quoted prices or reported NAVs provided by the fund managers.

Level 3 Valuation Techniques and Key Inputs:

These assets are comprised of investments that are similar in nature to the instruments described under “—Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities” and “—Derivatives — Freestanding Derivatives.” Separate account assets within this level also include other limited partnership interests. Other limited partnership interests are valued giving consideration to the value of the underlying holdings of the partnerships and by applying a premium or discount, if appropriate, for factors such as liquidity, bid/ask spreads, the performance record of the fund manager or other relevant variables which may impact the exit value of the particular partnership interest.

Derivatives

The estimated fair value of derivatives is determined through the use of quoted market prices for exchange-traded derivatives, or through the use of pricing models for OTC derivatives. The determination of estimated fair value, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. The valuation controls and procedures for derivatives are described in “— Investments.”

The significant inputs to the pricing models for most OTC derivatives are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Significant inputs that are observable generally include: interest rates, foreign currency exchange rates, interest rate curves, credit curves and volatility. However, certain OTC derivatives may rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant inputs that are unobservable generally include references to emerging market currencies and inputs that are outside the observable portion of the interest rate curve, credit curve, volatility or other relevant market measure. These unobservable inputs may involve significant management judgment or estimation. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and management believes they are consistent with what other market participants would use when pricing such instruments.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The credit risk of both the counterparty and the Company are considered in determining the estimated fair value for all OTC derivatives, and any potential credit adjustment is based on the net exposure by counterparty after taking into account the effects of netting agreements and collateral arrangements. The Company values its derivatives using the standard swap curve which includes a spread to the risk free rate. This credit spread is appropriate for those parties that execute trades at pricing levels consistent with the standard swap curve. As the Company and its significant derivative counterparties consistently execute trades at such pricing levels, additional credit risk adjustments are not currently required in the valuation process. The Company’s ability to consistently execute at such pricing levels is in part due to the netting agreements and collateral arrangements that are in place with all of its significant derivative counterparties. An evaluation of the requirement to make additional credit risk adjustments is performed by the Company each reporting period.

Most inputs for OTC derivatives are mid-market inputs but, in certain cases, bid level inputs are used when they are deemed more representative of exit value. Market liquidity, as well as the use of different methodologies, assumptions and inputs, may have a material effect on the estimated fair values of the Company’s derivatives and could materially affect net income.

Freestanding Derivatives

Level 2 Valuation Techniques and Key Inputs:

This level includes all types of derivatives utilized by the Company with the exception of exchange-traded derivatives included within Level 1 and those derivatives with unobservable inputs as described in Level 3. These derivatives are principally valued using the income approach.

Interest rate

Non-option-based. — Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve and London Interbank Offered Rate (“LIBOR”) basis curves.

Option-based. — Valuations are based on option pricing models, which utilize significant inputs that may include the swap yield curve, LIBOR basis curves and interest rate volatility.

Foreign currency exchange rate

Non-option-based. — Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve, LIBOR basis curves, currency spot rates and cross currency basis curves.

Credit

Non-option-based. — Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve, credit curves and recovery rates.

Equity market

Option-based. — Valuations are based on option pricing models, which utilize significant inputs that may include the swap yield curve, spot equity index levels, dividend yield curves and equity volatility.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Level 3 Valuation Techniques and Key Inputs:

These derivatives are principally valued using the income approach. Valuations of non-option-based derivatives utilize present value techniques, whereas valuations of option-based derivatives utilize option pricing models. These valuation methodologies generally use the same inputs as described in the corresponding sections above for Level 2 measurements of derivatives. However, these derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data.

Interest rate

Non-option-based. — Significant unobservable inputs may include the extrapolation beyond observable limits of the swap yield curve and LIBOR basis curves.

Foreign currency exchange rate

Non-option-based. — Significant unobservable inputs may include the extrapolation beyond observable limits of the swap yield curve, LIBOR basis curves, cross currency basis curves and currency correlation.

Credit

Non-option-based. — Significant unobservable inputs may include credit spreads, repurchase rates and the extrapolation beyond observable limits of the swap yield curve and credit curves. Certain of these derivatives are valued based on independent non-binding broker quotations.

Embedded Derivatives

Embedded derivatives principally include certain direct variable annuity guarantees, certain affiliated ceded reinsurance agreements related to such variable annuity guarantees, equity or bond indexed crediting rates within certain funding agreements and those related to ceded funds withheld on reinsurance. Embedded derivatives are recorded at estimated fair value with changes in estimated fair value reported in net income.

The Company issues certain variable annuity products with guaranteed minimum benefits. GMWBs, GMABs and certain GMIBs are embedded derivatives, which are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within PABs in the consolidated balance sheets.

The fair value of these embedded derivatives, estimated as the present value of projected future benefits minus the present value of projected future fees using actuarial and capital market assumptions including expectations concerning policyholder behavior, is calculated by the Company’s actuarial department. The calculation is based on in-force business, and is performed using standard actuarial valuation software which projects future cash flows from the embedded derivative over multiple risk neutral stochastic scenarios using observable risk free rates.

Capital market assumptions, such as risk free rates and implied volatilities, are based on market prices for publicly traded instruments to the extent that prices for such instruments are observable. Implied volatilities beyond the observable period are extrapolated based on observable implied volatilities and historical volatilities. Actuarial assumptions, including mortality, lapse, withdrawal and utilization, are unobservable and are reviewed at least annually based on actuarial studies of historical experience.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The valuation of these guarantee liabilities includes nonperformance risk adjustments and adjustments for a risk margin related to non-capital market inputs. The nonperformance adjustment is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries compared to MetLife, Inc.

Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, premium persistency, partial withdrawal and surrenders. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees. These guarantees may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates; changes in nonperformance risk; and variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income.

The Company ceded the risk associated with certain of the GMIBs, GMABs and GMWBs previously described. In addition to ceding risks associated with guarantees that are accounted for as embedded derivatives, the Company also ceded directly written GMIBs that are accounted for as insurance (i.e., not as embedded derivatives) but where the reinsurance agreement contains an embedded derivative. These embedded derivatives are included within premiums, reinsurance and other receivables in the consolidated balance sheets with changes in estimated fair value reported in net derivative gains (losses). The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.

The estimated fair value of the embedded derivatives within funds withheld related to certain ceded reinsurance is determined based on the change in estimated fair value of the underlying assets held by the Company in a reference portfolio backing the funds withheld liability. The estimated fair value of the underlying assets is determined as previously described in “— Investments — Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities.” The estimated fair value of these embedded derivatives is included, along with their funds withheld hosts, in other liabilities in the consolidated balance sheets with changes in estimated fair value recorded in net derivative gains (losses). Changes in the credit spreads on the underlying assets, interest rates and market volatility may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.

The estimated fair value of the embedded equity and bond indexed derivatives contained in certain funding agreements is determined using market standard swap valuation models and observable market inputs, including a nonperformance risk adjustment. The estimated fair value of these embedded derivatives are included, along with their funding agreements host, within PABs with changes in estimated fair value recorded in net derivative gains (losses). Changes in equity and bond indices, interest rates and the Company’s credit standing may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Embedded Derivatives Within Asset and Liability Host Contracts

Level 3 Valuation Techniques and Key Inputs:

Direct Guaranteed Minimum Benefits

These embedded derivatives are principally valued using the income approach. Valuations are based on option pricing techniques, which utilize significant inputs that may include swap yield curve, currency exchange rates and implied volatilities. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include: the extrapolation beyond observable limits of the swap yield curve and implied volatilities, actuarial assumptions for policyholder behavior and mortality and the potential variability in policyholder behavior and mortality, nonperformance risk and cost of capital for purposes of calculating the risk margin.

Reinsurance Ceded on Certain Guaranteed Minimum Benefits

These embedded derivatives are principally valued using the income approach. The valuation techniques and significant market standard unobservable inputs used in their valuation are similar to those described above in “— Direct Guaranteed Minimum Benefits” and also include counterparty credit spreads.

Embedded Derivatives Within Funds Withheld Related to Certain Ceded Reinsurance

These embedded derivatives are principally valued using the income approach. The valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve and the fair value of assets within the reference portfolio. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include the fair value of certain assets within the reference portfolio which are not observable in the market and cannot be derived principally from, or corroborated by, observable market data.

Transfers between Levels

Overall, transfers between levels occur when there are changes in the observability of inputs and market activity. Transfers into or out of any level are assumed to occur at the beginning of the period.

Transfers between Levels 1 and 2:

During 2012, there were no transfers between Levels 1 and 2 for assets and liabilities measured at estimated fair value and still held at December 31, 2012. During 2011, transfers between Levels 1 and 2 were not significant for assets and liabilities measured at estimated fair value and still held at December 31, 2011.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Transfers into or out of Level 3:

Transfers into or out of Level 3 are presented in the tables which follow. Assets and liabilities are transferred into Level 3 when a significant input cannot be corroborated with market observable data. This occurs when market activity decreases significantly and underlying inputs cannot be observed, current prices are not available, and/or when there are significant variances in quoted prices, thereby affecting transparency. Assets and liabilities are transferred out of Level 3 when circumstances change such that a significant input can be corroborated with market observable data. This may be due to a significant increase in market activity, a specific event, or one or more significant input(s) becoming observable.

Transfers into Level 3 for fixed maturity securities and separate account assets were due primarily to a lack of trading activity, decreased liquidity and credit ratings downgrades (e.g., from investment grade to below investment grade) which have resulted in decreased transparency of valuations and an increased use of independent non-binding broker quotations and unobservable inputs, such as illiquidity premiums, delta spread adjustments, or spreads from below investment grade curves.

Transfers out of Level 3 for fixed maturity securities and separate account assets resulted primarily from increased transparency of both new issuances that, subsequent to issuance and establishment of trading activity, became priced by independent pricing services and existing issuances that, over time, the Company was able to obtain pricing from, or corroborate pricing received from, independent pricing services with observable inputs or increases in market activity and upgraded credit ratings.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

The following table presents certain quantitative information about the significant unobservable inputs used in the fair value measurement, and the sensitivity of the estimated fair value to changes in those inputs, for the more significant asset and liability classes measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2012.

	Valuation Techniques	Significant Unobservable Inputs	Range			Weighted Average (1)	Impact of Increase in Input on Estimated Fair Value (2)
Fixed maturity securities: (3)
U.S. corporate and foreign corporate	• Matrix pricing	• Delta spread adjustments (4)	(50)	—	500	84	Decrease
		• Illiquidity premium (4)	30	—	30	30	Decrease
		• Credit spreads (4)	(1,416)	—	830	285	Decrease
		• Offered quotes (5)	—	—	178	139	Increase
	• Consensus pricing	• Offered quotes (5)	35	—	105	91	Increase

RMBS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	9	—	2,980	541	Decrease (6)
	• Market pricing	• Quoted prices (5)	13	—	100	99	Increase (6)
	• Consensus pricing	• Offered quotes (5)	28	—	100	75	Increase (6)

CMBS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	35	—	4,750	486	Decrease (6)
	• Market pricing	• Quoted prices (5)	100	—	104	102	Increase (6)
	• Consensus pricing	• Offered quotes (5)					Increase (6)

ABS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	—	—	1,829	105	Decrease (6)
	• Market pricing	• Quoted prices (5)	40	—	102	99	Increase (6)
	• Consensus pricing	• Offered quotes (5)	—	—	111	97	Increase (6)

Foreign government	• Matrix pricing	• Credit spreads (4)	111	—	111	111	Decrease
	• Market pricing	• Quoted prices (5)	77	—	101	87	Increase
	• Consensus pricing	• Offered quotes (5)	82	—	158	130	Increase

Derivatives:
Interest rate	• Present value techniques	• Swap yield (7)	186	—	332		Increase (11)

Foreign currency exchange rate	• Present value techniques	• Swap yield (7)	647	—	795		Increase (11)
		• Correlation (8)	43%	—	57%

Credit	• Present value techniques	• Credit spreads (9)	100	—	100		Decrease (9)
	• Consensus pricing	• Offered quotes (10)

Embedded derivatives:
Direct and ceded guaranteed	• Option pricing	• Mortality rates:
minimum benefits	techniques	Ages 0 - 40	0%	—	0.10%		Decrease (12)
		Ages 41 - 60	0.05%	—	0.64%		Decrease (12)
		Ages 61 – 115	0.32%	—	100%		Decrease (12)
		• Lapse rates:
		Durations 1 - 10	0.50%	—	100%		Decrease (13)
		Durations 11 - 20	3%	—	100%		Decrease (13)
		Durations 21 - 116	3%	—	100%		Decrease (13)
		• Utilization rates	20%	—	50%		Increase (14)
		• Withdrawal rates	0.07%	—	10%		(15)
		• Long-term equity
		volatilities	17.40%	—	25%		Increase (16)
		• Nonperformance risk
		spread	0.10%	—	0.67%		Decrease (17)

(1)	The weighted average for fixed maturity securities is determined based on the estimated fair value of the securities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(2)	The impact of a decrease in input would have the opposite impact on the estimated fair value.

(3)	Significant increases (decreases) in expected default rates in isolation would result in substantially lower (higher) valuations.

(4)	Range and, if applicable, weighted average are presented in basis points.

(5)	Range and weighted average are presented in accordance with the market convention for fixed maturity securities of dollars per hundred dollars of par.

(6)

Changes in the assumptions used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumptions used for prepayment rates.

(7)

Ranges represent the rates across different yield curves and are presented in basis points. The swap yield curve is utilized among different types of derivatives to project cash flows, as well as to discount future cash flows to present value. Since this valuation methodology uses a range of inputs across a yield curve to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(8)

Ranges represent the different correlation factors utilized as components within the valuation methodology. Presenting a range of correlation factors is more representative of the unobservable input used in the valuation. Increases (decreases) in correlation in isolation will increase (decrease) the significance of the change in valuations.

(9)

Represents the risk quoted in basis points of a credit default event on the underlying instrument. The range being provided is a single quoted spread in the valuation model. Credit derivatives with significant unobservable inputs are primarily comprised of written credit default swaps.

(10)	At December 31, 2012, independent non-binding broker quotations were used in the determination of less than 1% of the total net derivative estimated fair value.

(11)	Changes are based on long U.S. dollar net asset positions and will be inversely impacted for short U.S. dollar net asset positions.

(12)

Mortality rates vary by age and by demographic characteristics such as gender. Mortality rate assumptions are based on company experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(13)

Base lapse rates are adjusted at the contract level based on a comparison of the actuarially calculated guaranteed values and the current policyholder account value, as well as other factors, such as the applicability of any surrender charges. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in the money contracts are less likely to lapse. Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. For any given contract, lapse rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(14)

The utilization rate assumption estimates the percentage of contract holders with a GMIB or lifetime withdrawal benefit who will elect to utilize the benefit upon becoming eligible. The rates may vary by the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

type of guarantee, the amount by which the guaranteed amount is greater than the account value, the contract’s withdrawal history and by the age of the policyholder. For any given contract, utilization rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(15)

The withdrawal rate represents the percentage of account balance that any given policyholder will elect to withdraw from the contract each year. The withdrawal rate assumption varies by age and duration of the contract, and also by other factors such as benefit type. For any given contract, withdrawal rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. For GMWBs, any increase (decrease) in withdrawal rates results in an increase (decrease) in the estimated fair value of the guarantees. For GMABs and GMIBs, any increase (decrease) in withdrawal rates results in a decrease (increase) in the estimated fair value.

(16)

Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. For any given contract, long-term equity volatility rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(17)

Nonperformance risk spread varies by duration and by currency. For any given contract, multiple nonperformance risk spreads will apply, depending on the duration of the cash flow being discounted for purposes of valuing the embedded derivative.

The following is a summary of the valuation techniques and significant unobservable inputs used in the fair value measurement for other assets and liabilities classified within Level 3. These assets and liabilities are subject to the controls described under “—Investments – Valuation Controls and Procedures.” Generally, all other classes of securities including those within separate account assets and embedded derivatives within funds withheld related to certain ceded reinsurance use the same valuation techniques and significant unobservable inputs as previously described for Level 3 fixed maturity securities. This includes matrix pricing and discounted cash flow methodologies, inputs such as quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2, as well as independent non-binding broker quotations. The long-term debt of CSEs is valued using independent non-binding broker quotations and internal models including matrix pricing and discounted cash flow methodologies using current interest rates. The sensitivity of the estimated fair value to changes in the significant unobservable inputs for these assets and liabilities is similar in nature to that described in the preceding table. The valuation techniques and significant unobservable inputs used in the fair value measurement for the more significant assets measured at estimated fair value on a nonrecurring basis and determined using significant unobservable inputs (Level 3) are summarized in “—Nonrecurring Fair Value Measurements” and Note 11.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following tables summarize the change of all assets and (liabilities) measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3), including realized and unrealized gains (losses) of all assets and (liabilities) and realized and unrealized gains (losses) of all assets and (liabilities) still held at the end of the respective periods:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Year Ended December 31, 2012:
Balance, January 1,	$4,919	$25	$2,258	$691	$219	$1,146	$—	$291
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	7	—	6	27	—	1	—	5
Net investment gains (losses)	(2)	—	(52)	(5)	(7)	(1)	—	(5)
Net derivative gains (losses)	—	—	—	—	—	—	—	—
Other comprehensive income (loss)	173	—	142	220	(3)	(3)	—	19
Purchases (3)	1,282	47	1,213	892	268	953	—	2
Sales (3)	(848)	(1)	(489)	(242)	(167)	(157)	—	(55)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	559	—	99	131	104	4	—	25
Transfers out of Level 3 (4)	(630)	—	(123)	(12)	(12)	(20)	—	—

Balance, December 31,	$5,460	$71	$3,054	$1,702	$402	$1,923	$—	$282

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$4	$—	$5	$27	$—	$1	$—	$5
Net investment gains (losses)	$(3)	$—	$(13)	$(2)	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Separate Account Assets (6)
	(In millions)
Year Ended December 31, 2012:
Balance, January 1,	$104	$293	$—	$14	$134	$1,082
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	12	—	—
Net investment gains (losses)	7	(1)	—	—	—	84
Net derivative gains (losses)	—	—	—	—	—	—
Other comprehensive income (loss)	(7)	16	—	—	(19)	—
Purchases (3)	10	5	6	—	246	171
Sales (3)	(24)	(32)	—	—	(106)	(379)
Issuances (3)	—	—	—	—	—	2
Settlements (3)	—	—	—	—	—	(1)
Transfers into Level 3 (4)	1	—	—	—	5	24
Transfers out of Level 3 (4)	(31)	—	—	—	(8)	(43)

Balance, December 31,	$60	$281	$6	$26	$252	$940

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$12	$—	$—
Net investment gains (losses)	$(4)	$—	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Equity Market	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Year Ended December 31, 2012:
Balance, January 1,	$67	$56	$1	$—	$(790)	$(116)
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	—	(7)
Net derivative gains (losses)	17	(19)	38	—	629	—
Other comprehensive income (loss)	(1)	—	—	—	—	—
Purchases (3)	—	—	—	—	—	—
Sales (3)	—	—	—	—	—	—
Issuances (3)	—	—	(3)	—	—	—
Settlements (3)	(25)	—	(3)	—	52	79
Transfers into Level 3 (4)	—	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—	—

Balance, December 31,	$58	$37	$33	$—	$(109)	$(44)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$—	$(7)
Net derivative gains (losses)	$—	$(19)	$36	$—	$636	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Year Ended December 31, 2011:
Balance, January 1,	$5,063	$44	$2,796	$1,985	$161	$1,514	$1	$171
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	4	—	7	10	—	2	—	6
Net investment gains (losses)	(15)	—	16	(10)	(1)	(12)	—	—
Net derivative gains (losses)	—	—	—	—	—	—	—	—
Other comprehensive income (loss)	258	2	(24)	(52)	28	42	—	17
Purchases (3)	789	—	915	78	106	670	—	118
Sales (3)	(653)	(1)	(1,129)	(127)	(86)	(370)	—	(21)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	122	—	155	—	11	11	—	—
Transfers out of Level 3 (4)	(649)	(20)	(478)	(1,193)	—	(711)	(1)	—

Balance, December 31,	$4,919	$25	$2,258	$691	$219	$1,146	$—	$291

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$4	$—	$5	$11	$—	$2	$—	$5
Net investment gains (losses)	$(27)	$—	$(22)	$(10)	$—	$(9)	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Separate Account Assets (6)
	(In millions)
Year Ended December 31, 2011:
Balance, January 1,	$79	$633	$10	$50	$379	$1,509
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	(6)	1	—
Net investment gains (losses)	11	(45)	—	—	(1)	101
Net derivative gains (losses)	—	—	—	—	—	—
Other comprehensive income (loss)	11	1	—	—	—	—
Purchases (3)	22	2	—	—	134	188
Sales (3)	(20)	(298)	(8)	(30)	(379)	(482)
Issuances (3)	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—
Transfers into Level 3 (4)	1	—	—	—	—	18
Transfers out of Level 3 (4)	—	—	(2)	—	—	(252)

Balance, December 31,	$104	$293	$—	$14	$134	$1,082

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$(6)	$1	$—
Net investment gains (losses)	$(6)	$(16)	$—	$—	$(1)	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Equity Market	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Year Ended December 31, 2011:
Balance, January 1,	$(23)	$46	$33	$—	$(382)	$(184)
Total realized/unrealized gains
(losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	—	(8)
Net derivative gains (losses)	(7)	10	(33)	—	(458)	—
Other comprehensive income (loss)	130	—	14	—	—	—
Purchases (3)	—	—	—	—	—	—
Sales (3)	—	—	—	—	—	—
Issuances (3)	—	—	(2)	—	—	—
Settlements (3)	(33)	—	(11)	—	50	76
Transfers into Level 3 (4)	—	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—	—

Balance, December 31,	$67	$56	$1	$—	$(790)	$(116)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$—	$(8)
Net derivative gains (losses)	$(13)	$10	$(32)	$—	$(454)	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Year Ended December 31, 2010:
Balance, January 1,	$4,674	$—	$3,456	$2,290	$87	$958	$20	$249
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	17	—	(1)	63	2	5	—	5
Net investment gains (losses)	(10)	—	(32)	(47)	(2)	(33)	—	(1)
Net derivative gains (losses)	—	—	—	—	—	—	—	—
Other comprehensive income (loss)	184	—	179	234	50	113	—	16
Purchases, sales, issuances and settlements (3)	(400)	22	(709)	(420)	(21)	581	2	15
Transfers into Level 3 (4)	751	22	351	57	45	29	—	—
Transfers out of Level 3 (4)	(153)	—	(448)	(192)	—	(139)	(21)	(113)

Balance, December 31,	$5,063	$44	$2,796	$1,985	$161	$1,514	$1	$171

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$8	$—	$(2)	$62	$1	$5	$—	$5
Net investment gains (losses)	$(32)	$—	$(43)	$(26)	$(2)	$(23)	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Separate Account Assets (6)
	(In millions)
Year Ended December 31, 2010:
Balance, January 1,	$64	$793	$32	$51	$8	$1,583
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	10	1	—
Net investment gains (losses)	(1)	30	—	—	—	142
Net derivative gains (losses)	—	—	—	—	—	—
Other comprehensive income (loss)	—	2	—	—	—	—
Purchases, sales, issuances and settlements (3)	16	(192)	(22)	(30)	370	(31)
Transfers into Level 3 (4)	1	—	—	37	—	46
Transfers out of Level 3 (4)	(1)	—	—	(18)	—	(231)

Balance, December 31,	$79	$633	$10	$50	$379	$1,509

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$13	$1	$—
Net investment gains (losses)	$(2)	$(3)	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Equity Market	Net Embedded Derivatives (8)	Long-term Debt of CSEs (9)
	(In millions)
Year Ended December 31, 2010:
Balance, January 1,	$—	$53	$37	$2	$166	$—
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	—	48
Net derivative gains (losses)	23	28	2	(2)	(588)	—
Other comprehensive income (loss)	(36)	—	1	—	—	—
Purchases, sales, issuances and settlements (3)	(10)	(35)	(7)	—	40	(232)
Transfers into Level 3 (4)	—	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—	—

Balance, December 31,	$(23)	$46	$33	$—	$(382)	$(184)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$—	$48
Net derivative gains (losses)	$23	$21	$3	$(2)	$(584)	$—

(1)

Amortization of premium/discount is included within net investment income. Impairments charged to net income (loss) on securities are included in net investment gains (losses). Lapses associated with net embedded derivatives are included in net derivative gains (losses).

(2)	Interest and dividend accruals, as well as cash interest coupons and dividends received, are excluded from the rollforward.

(3)

The amount reported within purchases, sales, issuances and settlements is the purchase or issuance price and the sales or settlement proceeds based upon the actual date purchased or issued and sold or settled, respectively. Items purchased/issued and sold/settled in the same period are excluded from the rollforward. Fees attributed to embedded derivatives are included in settlements.

(4)

Gains and losses, in net income (loss) and OCI, are calculated assuming transfers into and/or out of Level 3 occurred at the beginning of the period. Items transferred into and then out of Level 3 in the same period are excluded from the rollforward.

(5)	Relates to assets and liabilities still held at the end of the respective periods.

(6)

Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders within separate account liabilities. Therefore, such changes in estimated fair value are not recorded in net income. For the purpose of this disclosure, these changes are presented within net investment gains (losses).

(7)	Freestanding derivative assets and liabilities are presented net for purposes of the rollforward.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(8)	Embedded derivative assets and liabilities are presented net for purposes of the rollforward.

(9)	The long-term debt of the CSEs consolidated as of January 1, 2010 is reported within the purchases, sales, issuances and settlements caption of the rollforward.

Fair Value Option

The following table presents information for long-term debt held by CSEs, which are accounted for under the FVO, and were initially measured at fair value.

	December 31,
	2012	2011
	(In millions)
Contractual principal balance	$60	$138
Difference between estimated fair value and contractual principal balance	(16)	(22)

Carrying value at estimated fair value (1)	$44	$116

(1)	Changes in estimated fair value are recognized in net investment gains (losses). Interest expense is recognized in other expenses.

Nonrecurring Fair Value Measurements

The following table presents information for assets measured at estimated fair value on a nonrecurring basis during the periods presented; that is, they are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The estimated fair values for these assets were determined using significant unobservable inputs (Level 3).

	Years Ended December 31,
	2012			2011			2010
	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)
	(In millions)
Mortgage loans, net (1)	$377	$361	$(16)	$168	$143	$(25)	$176	$160	$(16)
Other limited partnership interests (2)	$78	$48	$(30)	$11	$8	$(3)	$3	$1	$(2)
Real estate joint ventures (3)	$12	$8	$(4)	$—	$—	$—	$8	$3	$(5)
Goodwill (4)	$10	$—	$(10)	$—	$—	$—	$—	$—	$—

(1)

The carrying value after measurement has been adjusted for the excess of the carrying value prior to measurement over the estimated fair value. Estimated fair values for impaired mortgage loans are based on independent broker quotations or valuation models using unobservable inputs or, if the loans are in foreclosure or are otherwise determined to be collateral dependent, are based on the estimated fair value of the underlying collateral or the present value of the expected future cash flows.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(2)

These investments were accounted for using the cost method. Estimated fair value is determined from information provided in the financial statements of the underlying entities including NAV data. These investments include private equity and debt funds that typically invest primarily in various strategies including domestic and international leveraged buyout funds; power, energy, timber and infrastructure development funds; venture capital funds; and below investment grade debt and mezzanine debt funds. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next two to 10 years. Unfunded commitments for these investments at both December 31, 2012 and 2011 were not significant.

(3)

These investments were accounted for using the cost method. Estimated fair value is determined from information provided in the financial statements of the underlying entities including NAV data. These investments include several real estate funds that typically invest primarily in commercial real estate. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next two to 10 years. Unfunded commitments for these investments at both December 31, 2012 and 2011 were not significant.

(4)	As discussed in Note 11, in 2012, the Company recorded an impairment of goodwill associated with the Retail Annuities reporting unit.

Fair Value of Financial Instruments Carried at Other Than Fair Value

The following tables provide fair value information for financial instruments that are carried on the balance sheet at amounts other than fair value. These tables exclude the following financial instruments: cash and cash equivalents, accrued investment income, payables for collateral under securities loaned and other transactions, short-term debt and those short-term investments that are not securities, such as time deposits, and therefore are not included in the three level hierarchy table disclosed in the “— Recurring Fair Value Measurements” section. The estimated fair value of these financial instruments, which are primarily classified in Level 2 and, to a lesser extent, in Level 1, approximate carrying value as they are short-term in nature such that the Company believes there is minimal risk of material changes in interest rates or credit quality. The tables below also exclude financial instruments reported at estimated fair value on a recurring basis. See “— Recurring Fair Value Measurements.” All remaining balance sheet amounts excluded from the table below are not considered financial instruments subject to this disclosure.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The carrying values and estimated fair values for such financial instruments, and their corresponding placement in the fair value hierarchy, are summarized as follows at:

	December 31, 2012
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Mortgage loans, net	$44,657	$—	$—	$47,365	$47,365
Policy loans	$8,364	$—	$793	$9,470	$10,263
Real estate joint ventures	$52	$—	$—	$68	$68
Other limited partnership interests	$1,048	$—	$—	$1,161	$1,161
Other invested assets	$2,014	$93	$1,885	$152	$2,130
Premiums, reinsurance and other receivables	$14,172	$—	$37	$15,129	$15,166
Liabilities:
PABs	$71,611	$—	$—	$75,189	$75,189
Long-term debt	$2,276	$—	$2,713	$—	$2,713
Other liabilities	$19,865	$—	$171	$20,488	$20,659
Separate account liabilities	$51,985	$—	$51,985	$—	$51,985
Commitments: (1)
Mortgage loan commitments	$—	$—	$—	$10	$10
Commitments to fund bank credit facilities, bridge loans and private corporate bond investments	$—	$—	$13	$—	$13

	December 31, 2011
	Carrying Value	Estimated Fair Value
	(In millions)
Assets:
Mortgage loans, net	$43,880	$46,013
Policy loans	$8,314	$10,279
Real estate joint ventures	$59	$73
Other limited partnership interests	$1,207	$1,517
Other invested assets	$1,996	$2,032
Premiums, reinsurance and other receivables	$18,127	$19,276
Liabilities:
PABs	$65,606	$68,360
Long-term debt	$2,106	$2,408
Other liabilities	$23,963	$24,637
Separate account liabilities	$45,467	$45,467
Commitments: (1)
Mortgage loan commitments	$—	$3
Commitments to fund bank credit facilities, bridge loans and private corporate bond investments	$—	$38

(1)	Commitments are off-balance sheet obligations. Negative estimated fair values represent off-balance sheet liabilities. See Note 17 for additional information on these off-balance sheet obligations.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The methods, assumptions and significant valuation techniques and inputs used to estimate the fair value of financial instruments are summarized as follows:

Mortgage Loans

The estimated fair value of mortgage loans is primarily determined by estimating expected future cash flows and discounting them using current interest rates for similar mortgage loans with similar credit risk.

Policy Loans

Policy loans with fixed interest rates are classified within Level 3. The estimated fair values for these loans are determined using a discounted cash flow model applied to groups of similar policy loans determined by the nature of the underlying insurance liabilities. Cash flow estimates are developed by applying a weighted-average interest rate to the outstanding principal balance of the respective group of policy loans and an estimated average maturity determined through experience studies of the past performance of policyholder repayment behavior for similar loans. These cash flows are discounted using current risk-free interest rates with no adjustment for borrower credit risk as these loans are fully collateralized by the cash surrender value of the underlying insurance policy. Policy loans with variable interest rates are classified within Level 2 and the estimated fair value approximates carrying value due to the absence of borrower credit risk and the short time period between interest rate resets, which presents minimal risk of a material change in estimated fair value due to changes in market interest rates.

Real Estate Joint Ventures and Other Limited Partnership Interests

The amounts disclosed in the preceding tables consist of those investments accounted for using the cost method. The estimated fair values for such cost method investments are generally based on the Company’s share of the NAV as provided in the financial statements of the investees. In certain circumstances, management may adjust the NAV by a premium or discount when it has sufficient evidence to support applying such adjustments.

Other Invested Assets

Other invested assets within the preceding tables are principally comprised of loans to affiliates and funds withheld. The estimated fair value of loans to affiliates is determined by discounting the expected future cash flows using market interest rates currently available for instruments with similar terms and remaining maturities. For funds withheld, the Company evaluates the specific facts and circumstances of each instrument to determine the appropriate estimated fair values. These estimated fair values were not materially different from the recognized carrying values.

Premiums, Reinsurance and Other Receivables

Premiums, reinsurance and other receivables in the preceding tables are principally comprised of certain amounts recoverable under reinsurance agreements, amounts on deposit with financial institutions to facilitate daily settlements related to certain derivatives and amounts receivable for securities sold but not yet settled.

Amounts recoverable under ceded reinsurance agreements, which the Company has determined do not transfer significant risk such that they are accounted for using the deposit method of accounting, have been classified as Level 3. The valuation is based on discounted cash flow methodologies using significant unobservable inputs.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The estimated fair value is determined using interest rates determined to reflect the appropriate credit standing of the assuming counterparty.

The amounts on deposit for derivative settlements, classified within Level 2, essentially represent the equivalent of demand deposit balances and amounts due for securities sold are generally received over short periods such that the estimated fair value approximates carrying value.

PABs

PABs in the preceding tables include investment contracts. Embedded derivatives on investment contracts and certain variable annuity guarantees accounted for as embedded derivatives are excluded from this caption in the preceding tables as they are separately presented in “— Recurring Fair Value Measurements.”

The investment contracts primarily include certain funding agreements, fixed deferred annuities, modified guaranteed annuities, fixed term payout annuities and total control accounts. The valuation of these investment contracts is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using current market risk-free interest rates adding a spread to reflect the nonperformance risk in the liability.

Long-term Debt

The estimated fair value of long-term debt is principally determined using market standard valuation methodologies. Valuations are based primarily on quoted prices in markets that are not active or using matrix pricing that use standard market observable inputs such as quoted prices in markets that are not active and observable yields and spreads in the market. Instruments valued using discounted cash flow methodologies use standard market observable inputs including market yield curve, duration, observable prices and spreads for similar publicly traded or privately traded issues.

Capital leases, which are not required to be disclosed at estimated fair value, are excluded from the preceding tables.

Other Liabilities

Other liabilities consist primarily of interest and dividends payable, amounts due for securities purchased but not yet settled, funds withheld amounts payable, which are contractually withheld by the Company in accordance with the terms of the reinsurance agreements, and amounts payable under certain ceded and assumed reinsurance agreements, which are recorded using the deposit method of accounting. The Company evaluates the specific terms, facts and circumstances of each instrument to determine the appropriate estimated fair values, which are not materially different from the carrying values, with the exception of certain deposit type reinsurance payables. For such payables, the estimated fair value is determined as the present value of expected future cash flows, which are discounted using an interest rate determined to reflect the appropriate credit standing of the assuming counterparty.

Separate Account Liabilities

Separate account liabilities included in the preceding tables represent those balances due to policyholders under contracts that are classified as investment contracts.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Separate account liabilities classified as investment contracts primarily represent variable annuities with no significant mortality risk to the Company such that the death benefit is equal to the account balance, funding agreements related to group life contracts and certain contracts that provide for benefit funding.

Since separate account liabilities are fully funded by cash flows from the separate account assets which are recognized at estimated fair value as described in the section “— Recurring Fair Value Measurements,” the value of those assets approximates the estimated fair value of the related separate account liabilities. The valuation techniques and inputs for separate account liabilities are similar to those described for separate account assets.

Mortgage Loan Commitments and Commitments to Fund Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments

The estimated fair values for mortgage loan commitments that will be held for investment and commitments to fund bank credit facilities, bridge loans and private corporate bonds that will be held for investment reflected in the above tables represent the difference between the discounted expected future cash flows using interest rates that incorporate current credit risk for similar instruments on the reporting date and the principal amounts of the commitments.

11.  Goodwill

Goodwill, which is included in other assets, is the excess of cost over the estimated fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. Step 1 of the goodwill impairment process requires a comparison of the fair value of a reporting unit to its carrying value. In performing the Company’s goodwill impairment tests, the estimated fair values of the reporting units are first determined using a market multiple valuation approach. When further corroboration is required, the Company uses a discounted cash flow valuation approach. For reporting units which are particularly sensitive to market assumptions, such as the Retail Annuities and Life & Other reporting units, the Company may use additional valuation methodologies to estimate the reporting units’ fair values.

The market multiple valuation approach utilizes market multiples of companies with similar businesses and the projected operating earnings of the reporting unit. The discounted cash flow valuation approach requires judgments about revenues, operating earnings projections, capital market assumptions and discount rates. The key inputs, judgments and assumptions necessary in determining estimated fair value of the reporting units include projected operating earnings, current book value, the level of economic capital required to support the mix of business, long-term growth rates, comparative market multiples, the account value of in-force business, projections of new and renewal business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that the Company believes is appropriate for the respective reporting unit. The estimated fair values of the Retail Annuities and Life & Other reporting units are particularly sensitive to equity market levels.

The valuation methodologies utilized are subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of the Company’s reporting units could result in goodwill impairments in future periods which could materially adversely affect the Company’s results of operations or financial position.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

A discontinued cash flow valuation was performed for the Retail Annuities reporting unit that resulted in a fair value of the reporting unit less than the carrying value, indicating a potential for goodwill impairment. The growing concern regarding an extended period of low interest rates was reflected in the fair value estimate, particularly on the returns a market buyer would assume on the fixed income portion of separate account annuity products. While performing the Step 2 analysis, which compares the implied fair value of goodwill with the carrying value of that goodwill in the reporting unit to calculate the amount of goodwill impairment, the Company considered similar analysis performed on the Retail Annuities reporting unit of its parent company, MetLife, Inc., and determined that all of the recorded goodwill associated with the Company’s Retail Annuities reporting unit was not recoverable. A non-cash charge of $10 million, which had no impact on income taxes, was recorded for the impairment of the entire goodwill balance in other expenses in the consolidated statements of operations for the year ended December 31, 2012.

In addition, the Company performed its annual goodwill impairment tests of its other reporting units and concluded that the fair values of all such reporting units were in excess of their carrying values and, therefore, their goodwill was not impaired.

As discussed in Note 2, during 2012, the Company reorganized its business. In connection with this reorganization, $105 million of goodwill at December 31, 2009 was reallocated to the Retail segment and Group, Voluntary & Worksite Benefits segment in the amounts of $37 million and $68 million, respectively. The reorganization had no impact on goodwill for the Corporate Benefit Funding segment and Corporate & Other. There were no acquisitions, dispositions or impairments of goodwill for both the years ended December 31, 2011 and 2010. Information regarding goodwill by segment, as well as Corporate & Other, was as follows:

	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total
	(In millions)
Balance at December 31, 2011
Goodwill	$37	$68	$2	$4	$111
Accumulated impairment	—	—	—	—	—

Total goodwill, net	$37	$68	$2	$4	$111
Impairments	$(10)	$—	$—	$—	$(10)
Balance at December 31, 2012
Goodwill	37	68	2	4	111
Accumulated impairment	(10)	—	—	—	(10)

Total goodwill, net	$27	$68	$2	$4	$101

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

12.  Long-term and Short-term Debt

Long-term and short-term debt outstanding was as follows:

	Interest Rates (1)
		Weighted Average		December 31,
	Range		Maturity	2012	2011
				(In millions)
Surplus notes — affiliated	3.00% - 7.38%	6.52%	2014 - 2037	$1,099	$1,099
Surplus notes	7.63% - 7.88%	7.84%	2015 - 2025	700	700
Mortgage loans — affiliated	2.17% - 7.26%	5.40%	2015 - 2020	306	307
Senior notes — affiliated (2)	1.03% - 3.09%	2.23%	2021 - 2022	80	—
Other notes	0.22% - 8.00%	1.72%	2016 - 2027	91	—
Capital lease obligations				25	26

Total long-term debt (3)				2,301	2,132
Total short-term debt				100	101

Total				$2,401	$2,233

(1)	Range of interest rates and weighted average interest rates are for the year ended December 31, 2012.

(2)	During 2012, a consolidated VIE issued $80 million of long-term debt to an affiliate. See Note 8.

(3)	Excludes $44 million and $116 million at December 31, 2012 and 2011, respectively, of long-term debt relating to CSEs. See Note 8.

The aggregate maturities of long-term debt at December 31, 2012 for the next five years and thereafter are $1 million in 2013, $220 million in 2014, $502 million in 2015, $5 million in 2016, $5 million in 2017 and $1.6 billion thereafter.

Capital lease obligations and mortgage loans are collateralized and rank highest in priority, followed by unsecured senior debt which consists of senior notes and other notes. Payments of interest and principal on the Company’s surplus notes are subordinate to all other obligations. Payments of interest and principal on surplus notes may be made only with the prior approval of the insurance department of the state of domicile.

Certain of the Company’s debt instruments, credit facilities and committed facilities contain various administrative, reporting, legal and financial covenants. The Company believes it was in compliance with all such covenants at December 31, 2012.

Surplus Notes — Affiliated

In April 2011, Metropolitan Life Insurance Company repaid in cash a $775 million surplus note issued to MetLife, Inc., with an original maturity of December 2011. The early redemption was approved by the Superintendent.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

In December 2010, Metropolitan Life Insurance Company repaid in cash a $300 million surplus note issued to MetLife, Inc. with an original maturity of 2011. The early redemption was approved by the Superintendent.

In November 2010, Metropolitan Life Insurance Company issued a $188 million surplus note to MetLife Mexico, S.A., an affiliate, maturing in 2015 with an interest rate of 3.0%.

Capital Notes — Affiliated

In December 2011, Metropolitan Life Insurance Company repaid in cash $500 million of capital notes issued to MetLife, Inc.

Mortgage Loans — Affiliated

In December 2011, a wholly-owned real estate subsidiary of the Company issued a note for $110 million to MICC. This affiliated mortgage loan is secured by real estate held by the Company for investment. This note bears interest at a rate of one-month LIBOR plus 1.95%, which is payable quarterly through maturity in 2015.

Short-term Debt

Short-term debt with original maturities of one year or less consisted entirely of commercial paper. During the years ended December 31, 2012, 2011 and 2010, the weighted average interest rate on short-term debt was 0.17%, 0.16% and 0.21%, respectively. During the years ended December 31, 2012, 2011 and 2010, the average daily balance of short-term debt was $119 million, $102 million and $311 million, respectively, and the average days outstanding was 40 days, 44 days and 29 days, respectively.

Interest Expense

Interest expense related to the Company’s indebtedness included in other expenses was $148 million, $185 million and $202 million for the years ended December 31, 2012, 2011 and 2010, respectively. These amounts include $89 million, $125 million and $143 million of interest expense related to affiliated debt for the years ended December 31, 2012, 2011 and 2010, respectively. Such amounts do not include interest expense on long-term debt related to CSEs. See Note 8.

Credit and Committed Facilities

The Company maintains unsecured credit facilities and a committed facility, which aggregated $4.0 billion and $500 million, respectively, at December 31, 2012. When drawn upon, these facilities bear interest at varying rates in accordance with the respective agreements.

Credit Facilities

The unsecured credit facilities are used for general corporate purposes, to support the borrowers’ commercial paper program and for the issuance of letters of credit. Total fees expensed by the Company associated with these credit facilities were $3 million, $6 million and $8 million for the years ended December 31, 2012, 2011 and

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

2010, respectively, and are included in other expenses. Information on these credit facilities at December 31, 2012 was as follows:

Borrower(s)	Expiration	Capacity	Letter of Credit Issuances (1)	Drawdowns	Unused Commitments
		(In millions)
MetLife, Inc. and MetLife Funding, Inc.	September 2017 (2)	$1,000	$365	$—	$635
MetLife, Inc. and MetLife Funding, Inc.	August 2016	3,000	2,203	—	797

Total		$4,000	$2,568	$—	$1,432

(1)

MetLife, Inc. and MetLife Funding, Inc. are severally liable for their respective obligations under such unsecured credit facilities. MetLife Funding, Inc. is not an applicant under letters of credit outstanding as of December 31, 2012 and is not responsible for any reimbursement obligations under such letters of credit.

(2)

In September 2012, MetLife, Inc. and MetLife Funding, Inc. entered into a $1.0 billion five-year credit agreement which amended and restated the three-year agreement dated October 2010. All borrowings under the 2012 five-year credit agreement must be repaid by September 2017, except that letters of credit outstanding on that date may remain outstanding until no later than September 2018. The Company incurred costs of $2 million related to the amended and restated credit facility, which have been capitalized and included in other assets. These costs will be amortized over the remaining term of the amended and restated credit facility.

Committed Facility

The committed facility is used for collateral for certain of the Company’s affiliated reinsurance liabilities. Total fees expensed by the Company associated with this committed facility were $3 million, $3 million and $4 million for the years ended December 31, 2012, 2011 and 2010, respectively, and are included in other expenses. Information on the committed facility at December 31, 2012 was as follows:

Account Party/Borrower(s)	Expiration	Capacity	Letter of Credit Issuances		Drawdowns	Unused Commitments
		(In millions)
Exeter Reassurance Company, Ltd., MetLife, Inc. & Missouri Reinsurance, Inc.	June 2016	$500	$490	(1)	$—	$10

(1)	Missouri Reinsurance, Inc., a subsidiary of Metropolitan Life Insurance Company, had outstanding $390 million in letters of credit at December 31, 2012.

13.  Equity

Capital Contributions

During the year ended December 31, 2011, United MetLife Insurance Company Limited (“United”), an insurance underwriting joint venture of the Company accounted for under the equity method, merged with Sino-US MetLife Insurance Company Limited (“Sino”), another insurance underwriting joint venture of an affiliate of

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

the Company. The Company’s ownership interest in the merged entity, Sino-US United MetLife Insurance Company Limited (“Sino-United”) was determined based on its contributed capital and share of undistributed earnings of United compared to the contributed capital and undistributed earnings of all other owners of United and Sino. Since both of the joint ventures were under common ownership both prior to and subsequent to the merger, the Company’s investment in Sino-United is based on the carrying value of its investment in United. Pursuant to the merger, the Company entered into an agreement whereby the affiliate will pay an amount to the Company based on the relative fair values of their respective investments in Sino-United. Accordingly, upon completion of the estimation of fair value, $47 million, representing a capital contribution, was received during the year ended December 31, 2011. The Company’s investment in Sino-United is accounted for under the equity method and is included in other invested assets.

During each of the years ended December 31, 2012, 2011 and 2010, MetLife, Inc. contributed $3 million in the form of payment of line of credit fees on the Company’s behalf.

Stock-Based Compensation Plans

Overview

The stock-based compensation expense recognized by the Company is related to awards payable in shares of MetLife, Inc. common stock (“Shares”), or options to purchase MetLife, Inc. common stock. The Company does not issue any awards payable in its common stock or options to purchase its common stock.

Description of Plans for Employees and Agents — General Terms

The MetLife, Inc. 2000 Stock Incentive Plan, as amended (the “2000 Stock Plan”) authorized the granting of awards to employees and agents in the form of options (“Stock Options”) to buy Shares that either qualify as incentive Stock Options under Section 422A of the Code or are non-qualified. By December 31, 2009 all awards under the 2000 Stock Plan had either vested or been forfeited. No awards have been made under the 2000 Stock Plan since 2005.

Under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”), awards granted to employees and agents may be in the form of Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Shares or Performance Share Units, Cash-Based Awards and Stock-Based Awards (each as defined in the 2005 Stock Plan with reference to Shares).

The aggregate number of shares authorized for issuance under the 2005 Stock Plan is 68,000,000, plus those shares available but not utilized under the 2000 Stock Plan and those shares utilized under the 2000 Stock Plan that are recovered due to forfeiture of Stock Options. Each share issued under the 2005 Stock Plan in connection with a Stock Option or Stock Appreciation Right reduces the number of Shares remaining for issuance under that plan by one, and each Share issued under the 2005 Stock Plan in connection with awards other than Stock Options or Stock Appreciation Rights reduces the number of Shares remaining for issuance under that plan by 1.179 Shares. At December 31, 2012, the aggregate number of Shares remaining available for issuance pursuant to the 2005 Stock Plan was 24,715,318. Stock Option exercises and other awards settled in Shares are satisfied through the issuance of Shares held in treasury by MetLife, Inc. or by the issuance of new Shares.

Of MetLife, Inc.’s stock-based compensation expense for the years ended December 31, 2012, 2011 and 2010, 76%, 70% and 79%, respectively, was allocated to the Company. No expense amounts related to stock-based

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

awards to MetLife, Inc. non-management directors were allocated to the Company. This allocation represents substantially all stock-based compensation recognized in the Company’s consolidated results of operations. Accordingly, this discussion addresses MetLife, Inc.’s practices for recognizing expense for awards under the 2000 Stock Plan and 2005 Stock Plan (together, the “Incentive Plans”). References to compensation expense in this note refer to the Company’s allocated portion of that expense. All other references relevant to awards under the Incentive Plans pertain to all awards under those plans.

Compensation expense related to awards under the 2005 Stock Plan is recognized based on the number of awards expected to vest, which represents the awards granted less expected forfeitures over the life of the award, as estimated at the date of grant. Unless a material deviation from the assumed forfeiture rate is observed during the term in which the awards are expensed, any adjustment necessary to reflect differences in actual experience is recognized in the period the award becomes payable or exercisable.

Compensation expense related to awards under the 2005 Stock Plan is principally related to the issuance of Stock Options, Performance Shares and Restricted Stock Units. The majority of the awards granted by MetLife, Inc. each year under the 2005 Stock Plan are made in the first quarter of each year.

Compensation Expense Related to Stock-Based Compensation

The components of compensation expense related to stock-based compensation were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Stock Options	$52	$48	$39
Performance Shares (1)	53	37	19
Restricted Stock Units	22	15	9

Total compensation expense	$127	$100	$67

Income tax benefit	$44	$35	$23

(1)

Performance Shares expected to vest and the related compensation expenses may be further adjusted by the performance factor most likely to be achieved, as estimated by management, at the end of the performance period.

At December 31, 2012, the Company’s allocated portion of expense for Stock Options, Performance Shares and Restricted Stock Units was 84%, 66% and 83%, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents MetLife, Inc.’s total unrecognized compensation expense related to stock-based compensation and the expected weighted average period over which these expenses will be recognized at:

	December 31, 2012
	Expense	Weighted Average Period
	(In millions)	(Years)
Stock Options	$56	1.74
Performance Shares	$52	1.65
Restricted Stock Units	$28	1.73

Equity Awards

Stock Options

Stock Options are the contingent right of award holders to purchase Shares at a stated price for a limited time. All Stock Options have an exercise price equal to the closing price of a Share reported on the New York Stock Exchange on the date of grant, and have a maximum term of 10 years. The vast majority of Stock Options granted have become or will become exercisable at a rate of one-third of each award on each of the first three anniversaries of the grant date. Other Stock Options have become or will become exercisable on the third anniversary of the grant date. Vesting is subject to continued service, except for employees who are retirement eligible and in certain other limited circumstances.

A summary of the activity related to Stock Options for the year ended December 31, 2012 was as follows:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
			(Years)	(In millions)
Outstanding at January 1, 2012	34,713,526	$40.22	5.35	$—
Granted	6,247,050	$37.91
Exercised	(3,817,301)	$28.44
Expired	(1,017,994)	$47.35
Forfeited	(972,210)	$40.23

Outstanding at December 31, 2012	35,153,071	$40.89	5.50	$51

Expected to vest at a future date as of December 31, 2012	34,684,396	$40.94	5.41	$51

Exercisable at December 31, 2012	24,530,711	$41.36	4.16	$50

(1)	The aggregate intrinsic value was computed using the closing Share price on December 31, 2012 of $32.94 and December 30, 2011 of $31.18, as applicable.

The fair value of Stock Options is estimated on the date of grant using a binomial lattice model. Significant assumptions used in MetLife, Inc.’s binomial lattice model, which are further described below, include: expected volatility of the price of Shares; risk-free rate of return; expected dividend yield on Shares; exercise multiple; and the post-vesting termination rate.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Expected volatility is based upon an analysis of historical prices of Shares and call options on Shares traded on the open market. MetLife, Inc. uses a weighted-average of the implied volatility for publicly-traded call options with the longest remaining maturity nearest to the money as of each valuation date and the historical volatility, calculated using monthly closing prices of Shares. MetLife, Inc. chose a monthly measurement interval for historical volatility as it believes this better depicts the nature of employee option exercise decisions being based on longer-term trends in the price of the underlying Shares rather than on daily price movements.

The binomial lattice model used by MetLife, Inc. incorporates different risk-free rates based on the imputed forward rates for U.S. Treasury Strips for each year over the contractual term of the option. The table below presents the full range of rates that were used for options granted during the respective periods.

Dividend yield is determined based on historical dividend distributions compared to the price of the underlying Shares as of the valuation date and held constant over the life of the Stock Option.

The binomial lattice model used by MetLife, Inc. incorporates the contractual term of the Stock Options and then factors in expected exercise behavior and a post-vesting termination rate, or the rate at which vested options are exercised or expire prematurely due to termination of employment, to derive an expected life. Exercise behavior in the binomial lattice model used by MetLife, Inc. is expressed using an exercise multiple, which reflects the ratio of exercise price to the strike price of Stock Options granted at which holders of the Stock Options are expected to exercise. The exercise multiple is derived from actual historical exercise activity. The post-vesting termination rate is determined from actual historical exercise experience and expiration activity under the Incentive Plans.

The following table presents the weighted average assumptions, with the exception of risk-free rate, which is expressed as a range, used to determine the fair value of Stock Options issued:

	Years Ended December 31,
	2012	2011	2010
Dividend yield	1.95%	1.65%	2.11%
Risk-free rate of return	0.21%-4.17%	0.29%-5.51%	0.35%-5.88%
Expected volatility	35.59%	32.64%	34.41%
Exercise multiple	1.58	1.69	1.75
Post-vesting termination rate	3.14%	3.36%	3.64%
Contractual term (years)	10	10	10
Expected life (years)	7	7	7
Weighted average exercise price of stock options granted	$ 37.91	$ 45.16	$ 35.06
Weighted average fair value of stock options granted	$ 11.33	$ 14.27	$ 11.29

MetLife, Inc. deducts 35% of the compensation amount of a Stock Option from its income on its tax return. The compensation amount is the price of shares on the date the Stock Option is exercised less the exercise price of the Stock Option. This tax benefit is allocated to the subsidiary of MetLife, Inc. that is the current or former employer of the associate, or is or was the principal for the non-employee insurance agent, who exercised the Stock Option.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents a summary of Stock Option exercise activity:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Total intrinsic value of stock options exercised	$29	$41	$22
Cash received from exercise of stock options	$109	$88	$52
Income tax benefit realized from stock options exercised	$10	$13	$8

Performance Shares

Performance Shares are units that, if they vest, are multiplied by a performance factor to produce a number of final Performance Shares which are payable in Shares. Performance Shares are accounted for as equity awards, but are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period. Accordingly, the estimated fair value of Performance Shares is based upon the closing price of a Share on the date of grant, reduced by the present value of estimated dividends to be paid on that stock during the performance period.

Performance Share awards normally vest in their entirety at the end of the three-year performance period. Vesting is subject to continued service, except for employees who are retirement eligible and in certain other limited circumstances. Vested Performance Shares are multiplied by a performance factor of 0.0 to 2.0 based on MetLife, Inc.’s adjusted income, total shareholder return, and performance in change in annual net operating earnings and total shareholder return compared to the performance of its competitors, each measured with respect to the applicable three-year performance period or portions thereof. The performance factor was 1.13 for the January 1, 2009 — December 31, 2011 performance period.

Restricted Stock Units

Restricted Stock Units are units that, if they vest, are payable in an equal number of Shares. Restricted Stock Units are accounted for as equity awards, but are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period. Accordingly, the estimated fair value of Restricted Stock Units is based upon the closing price of Shares on the date of grant, reduced by the present value of estimated dividends to be paid on that stock during the performance period.

The vast majority of Restricted Stock Units normally vest in their entirety on the third anniversary of their grant date. Other Restricted Stock Units normally vest in their entirety on the fifth anniversary of their grant date. Vesting is subject to continued service, except for employees who are retirement eligible and in certain other limited circumstances.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The following table presents a summary of Performance Share and Restricted Stock Unit activity for the year ended December 31, 2012:

	Performance Shares		Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2012	5,024,094	$31.50	1,562,849	$34.74
Granted	2,042,133	$35.38	971,304	$35.39
Forfeited	(452,590)	$37.36	(171,475)	$37.62
Payable (1)	(1,791,609)	$20.71	(282,530)	$21.88

Outstanding at December 31, 2012	4,822,028	$36.93	2,080,148	$36.55

Expected to vest at a future date as of December 31, 2012	4,817,941	$36.98	2,080,148	$36.55

(1)	Includes both Shares paid and Shares deferred for later payment.

Performance Share amounts above represent aggregate initial target awards and do not reflect potential increases or decreases resulting from the performance factor determined after the end of the respective performance periods. At December 31, 2012, the three year performance period for the 2010 Performance Share grants was completed, but the performance factor had not yet been calculated. Included in the immediately preceding table are 1,347,025 outstanding Performance Shares to which the 2010-2012 performance factor will be applied. The factor will be determined in the second quarter of 2013.

Statutory Equity and Income

Each U.S. insurance company’s state of domicile imposes risk-based capital (“RBC”) requirements that were developed by the National Association of Insurance Commissioners (“NAIC”). Regulatory compliance is determined by a ratio of a company’s total adjusted capital, calculated in the manner prescribed by the NAIC (“TAC”) to its authorized control level RBC, calculated in the manner prescribed by the NAIC (“ACL RBC”). Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“Company Action RBC”). TAC for Metropolitan Life Insurance Company and each of its insurance subsidiaries was in excess of four times Company Action RBC for all periods presented.

Metropolitan Life Insurance Company and its insurance subsidiaries prepare statutory-basis financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of their respective state of domicile. The NAIC has adopted the Codification of Statutory Accounting Principles (“Statutory Codification”). Statutory Codification is intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. Modifications by the various state insurance departments may impact the effect of Statutory Codification on the statutory capital and surplus of Metropolitan Life Insurance Company and its insurance subsidiaries.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Statutory accounting principles differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt, reporting of reinsurance agreements and valuing securities on a different basis.

In addition, certain assets are not admitted under statutory accounting principles and are charged directly to surplus. The most significant assets not admitted by the Company are net deferred income tax assets resulting from temporary differences between statutory accounting principles basis and tax basis not expected to reverse and become recoverable within three years.

Statutory net income (loss) of Metropolitan Life Insurance Company, a New York domiciled insurer, was $1.3 billion, $2.0 billion and $2.1 billion for the years ended December 31, 2012, 2011 and 2010, respectively. Statutory capital and surplus was $14.3 billion and $13.5 billion at December 31, 2012 and 2011, respectively. All such amounts are derived from the statutory-basis financial statements as filed with the New York State Department of Financial Services.

Statutory net income (loss) of New England Life Insurance Company (“NELICO”), a Massachusetts domiciled insurer, was $79 million, $63 million and $33 million for the years ended December 31, 2012, 2011 and 2010, respectively. Statutory capital and surplus was $539 million and $529 million at December 31, 2012 and 2011, respectively. All such amounts are derived from the statutory-basis financial statements as filed with the Massachusetts State Division of Insurance.

Statutory net income (loss) of GALIC, a Missouri domiciled insurer, was $19 million, $128 million and $64 million for the years ended December 31, 2012, 2011 and 2010, respectively. Statutory capital and surplus was $873 million and $825 million at December 31, 2012 and 2011, respectively. All such amounts are derived from the statutory-basis financial statements as filed with the Missouri State Department of Insurance.

Dividend Restrictions

Under New York State Insurance Law, Metropolitan Life Insurance Company is permitted, without prior insurance regulatory clearance, to pay stockholder dividends to MetLife, Inc. as long as the aggregate amount of all such dividends in any calendar year does not exceed the lesser of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). Metropolitan Life Insurance Company will be permitted to pay a dividend to MetLife, Inc. in excess of the lesser of such two amounts only if it files notice of its intention to declare such a dividend and the amount thereof with the Superintendent and the Superintendent either approves the distribution of the dividend or does not disapprove the dividend within 30 days of its filing. Under New York State Insurance Law, the Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. During the year ended December 31, 2012, Metropolitan Life Insurance Company paid a dividend of $1.0 billion. During the year ended December 31, 2011, Metropolitan Life Insurance Company paid a dividend of $1.3 billion, of which $170 million was a transfer of securities. During the year ended December 31, 2010, Metropolitan Life Insurance Company paid a dividend of $631 million, of which $399 million was a transfer of securities. Based on amounts at December 31, 2012, Metropolitan Life Insurance Company could pay a stockholder dividend in 2013 of $1.4 billion without prior approval of the Superintendent.

Under Massachusetts State Insurance Law, NELICO is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to Metropolitan Life Insurance Company as long as the aggregate

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

amount of all such dividends, when aggregated with all other dividends paid in the preceding 12 months, does not exceed the greater of: (i) 10 % of its surplus to policyholders at the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year. NELICO will be permitted to pay a dividend to Metropolitan Life Insurance Company in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Massachusetts Commissioner of Insurance (the “Massachusetts Commissioner”) and the Massachusetts Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds unassigned funds (surplus) as of the last filed annual statutory statement requires insurance regulatory approval. Under Massachusetts State Insurance Law, the Massachusetts Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. During the years ended December 31, 2012, 2011 and 2010, NELICO paid a dividend of $46 million, $107 million and $84 million, respectively. Based on amounts at December 31, 2012, NELICO could pay a stockholder dividend in 2013 of $77 million without prior approval of the Massachusetts Commissioner.

Under Missouri State Insurance Law, GALIC is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to Metropolitan Life Insurance Company as long as the amount of the dividend when aggregated with all other dividends in the preceding 12 months does not exceed the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding net realized capital gains). GALIC will be permitted to pay a cash dividend to Metropolitan Life Insurance Company in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Missouri Director of Insurance (the “Missouri Director”) and the Missouri Director either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined by the Company as “unassigned funds (surplus)”) as of the last filed annual statutory statement requires insurance regulatory approval. Under Missouri State Insurance Law, the Missouri Director has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. During the year ended December 31, 2012, GALIC did not pay dividends to Metropolitan Life Insurance Company. During the year ended December 31, 2011, GALIC paid an extraordinary cash dividend to GenAmerica Financial, LLC (“GenAmerica”), its former parent, of $183 million and GenAmerica subsequently paid an ordinary dividend to Metropolitan Life Insurance Company of $183 million. During the year ended December 31, 2010, GALIC paid a dividend to GenAmerica, which was subsequently paid by GenAmerica to Metropolitan Life Insurance Company, of $149 million. Based on amounts at December 31, 2012, GALIC could pay a stockholder dividend in 2013 of $86 million without prior approval of the Missouri Director.

For the years ended December 31, 2012, 2011 and 2010, Metropolitan Life Insurance Company received dividends from non-insurance subsidiaries of $87 million, $518 million and $248 million, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Other Comprehensive Income (Loss)

The following table sets forth the balance and changes in AOCI including reclassification adjustments required for the years ended December 31, 2012, 2011 and 2010 in OCI that are included as part of net income for the current year that have been reported as a part of OCI in the current or prior year:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Holding gains (losses) on investments arising during the year	$4,825	$9,190	$7,350
Income tax effect of holding gains (losses)	(1,688)	(3,219)	(2,568)
Reclassification adjustments for recognized holding (gains) losses included in current year income	120	(45)	(545)
Income tax effect of reclassification adjustments	(42)	16	190
Allocation of holding (gains) losses on investments relating to other policyholder amounts	(2,684)	(5,375)	(2,153)
Income tax effect of allocation of holding (gains) losses to other policyholder amounts	940	1,883	752

Net unrealized investment gains (losses), net of income tax	1,471	2,450	3,026
Foreign currency translation adjustments, net of income tax expense (benefit) of ($11) million, $3 million and ($13) million	(19)	3	(16)
Defined benefit plans adjustment, net of income tax expense (benefit) of ($268) million, ($249) million and $63 million	(498)	(422)	98

Other comprehensive income (loss), net of income tax	954	2,031	3,108
Other comprehensive income (loss) attributable to noncontrolling interests	—	—	(6)

Other comprehensive income (loss) attributable to Metropolitan Life Insurance Company, excluding cumulative effect of change in accounting principle	954	2,031	3,102
Cumulative effect of change in accounting principle, net of income tax expense (benefit) of $0, $0 and $6 million (see Note 1)	—	—	10

Other comprehensive income (loss) attributable to Metropolitan Life Insurance Company	$954	$2,031	$3,112

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

14.  Other Expenses

Information on other expenses was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Compensation	$2,426	$2,260	$2,230
Pension, postretirement and postemployment benefit costs	285	330	331
Commissions	769	724	651
Volume-related costs	241	196	173
Affiliated interest costs on ceded and assumed reinsurance	1,209	1,393	1,386
Capitalization of DAC	(632)	(724)	(640)
Amortization of DAC and VOBA	991	875	809
Interest expense on debt and debt issuance costs	152	194	217
Premium taxes, licenses and fees	294	302	288
Professional services	946	832	743
Rent, net of sublease income	123	129	147
Other	(410)	(40)	(53)

Total other expenses	$6,394	$6,471	$6,282

Capitalization of DAC and Amortization of DAC and VOBA

See Note 1 for information on the retrospective application of the adoption of new accounting guidance related to DAC. See Note 5 for additional information on DAC and VOBA including impacts of capitalization and amortization. See also Note 7 for a description of the DAC amortization impact associated with the closed block.

Interest Expense on Debt and Debt Issuance Costs

Interest expense on debt and debt issuance costs includes interest expense (see Note 12) and interest expense related to CSEs (see Note 8).

Affiliated Expenses

Commissions, capitalization of DAC and amortization of DAC and VOBA include the impact of affiliated reinsurance transactions. See Notes 6, 12 and 19 for a discussion of affiliated expenses included in the table above.

Restructuring Charges

MetLife, Inc. commenced in 2012 an enterprise-wide strategic initiative. This global strategy focuses on leveraging MetLife, Inc. and its subsidiaries’ scale to improve the value they provide to customers and shareholders in order to reduce costs, enhance revenues, achieve efficiencies and reinvest in their technology, platforms and functionality to improve their current operations and develop new capabilities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

These restructuring charges are included in other expenses. As the expenses relate to an enterprise-wide initiative, they are reported in Corporate & Other. Estimated restructuring costs may change as management continues to execute this enterprise-wide strategic initiative. Such restructuring charges, primarily related to severance, which were allocated to the Company were as follows:

Year Ended December 31, 2012
(In millions)
Balance at January 1,	$—
Restructuring charges	119
Cash payments	(97)

Balance at December 31,	$22

Total restructuring charges incurred since inception of initiative	$119

Management anticipates further restructuring charges including severance, lease and asset impairments, through the year ending December 31, 2014. However, such restructuring plans were not sufficiently developed to enable MetLife, Inc. to make an estimate of such restructuring charges at December 31, 2012.

15.  Employee Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company sponsors and administers various U.S. qualified and non-qualified defined benefit pension plans and other postretirement employee benefit plans covering employees and sales representatives who meet specified eligibility requirements. Pension benefits are provided utilizing either a traditional formula or cash balance formula. The traditional formula provides benefits based upon years of credited service and final average earnings. The cash balance formula utilizes hypothetical or notional accounts which credit participants with benefits equal to a percentage of eligible pay, as well as earnings credits, determined annually based upon the average annual rate of interest on 30-year U.S. Treasury securities, for each account balance. At December 31, 2012, the majority of active participants were accruing benefits under the cash balance formula; however, approximately 90% of the Company’s obligations result from benefits calculated with the traditional formula. The non-qualified pension plans provide supplemental benefits in excess of limits applicable to a qualified plan. Participating affiliates are allocated a proportionate share of net expense related to the plans as well as contributions made to the plans.

The Company also provides certain postemployment benefits and certain postretirement medical and life insurance benefits for retired employees. Employees of the Company who were hired prior to 2003 (or, in certain cases, rehired during or after 2003) and meet age and service criteria while working for the Company may become eligible for these other postretirement benefits, at various levels, in accordance with the applicable plans. Virtually all retirees, or their beneficiaries, contribute a portion of the total costs of postretirement medical benefits. Employees hired after 2003 are not eligible for any employer subsidy for postretirement medical benefits. Participating affiliates are allocated a proportionate share of net expense and contributions related to the postemployment and other postretirement plans.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Obligations and Funded Status

	Pension Benefits (1)		Other Postretirement Benefits
	December 31,
	2012	2011	2012	2011
	(In millions)
Change in benefit obligations:
Benefit obligations at January 1,	$7,867	$6,690	$2,106	$1,819
Service costs	197	165	36	16
Interest costs	384	384	103	107
Plan participants’ contributions	—	—	29	28
Net actuarial (gains) losses	944	897	261	269
Plan amendments, change in benefits, and other (2)	—	128	—	—
Net transfer in (out) of controlled group	—	(12)	—	—
Benefits paid	(455)	(385)	(133)	(133)

Benefit obligations at December 31,	8,937	7,867	2,402	2,106

Change in plan assets:
Fair value of plan assets at January 1,	6,699	5,976	1,240	1,184
Actual return on plan assets	695	787	105	81
Plan amendments, change in benefits, and other (2)	—	110	—	—
Plan participants’ contributions	—	—	29	28
Employer contributions	451	223	79	80
Net transfer in (out) of controlled group	—	(12)	—	—
Benefits paid	(455)	(385)	(133)	(133)

Fair value of plan assets at December 31,	7,390	6,699	1,320	1,240

Over (under) funded status at December 31,	$(1,547)	$(1,168)	$(1,082)	$(866)

Amounts recognized in the consolidated balance sheets consist of:
Other assets	$—	$—	$—	$—
Other liabilities	(1,547)	(1,168)	(1,082)	(866)

Net amount recognized	$(1,547)	$(1,168)	$(1,082)	$(866)

Accumulated other comprehensive (income) loss:
Net actuarial (gains) losses	$2,918	$2,403	$796	$621
Prior service costs (credit)	23	29	(74)	(179)

Accumulated other comprehensive (income) loss, before income tax	$2,941	$2,432	$722	$442

Accumulated Benefit Obligation	$8,381	$7,438	N/A	N/A

(1)	Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $1.1 billion and $997 million at December 31, 2012 and 2011, respectively.

(2)

During 2011, the Company became the sole sponsor of a certain qualified defined pension plan. Accordingly, the Company transitioned its accounting for that plan from a multiemployer to a single employer plan as of December 31, 2011.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The aggregate pension accumulated benefit obligation and aggregate fair value of plan assets for pension benefit plans with accumulated benefit obligations in excess of plan assets was as follows:

	December 31,
	2012	2011
	(In millions)
Projected benefit obligations	$1,282	$1,129
Accumulated benefit obligations	$1,127	$1,011
Fair value of plan assets	$123	$110

Information for pension and other postretirement benefit plans with a projected benefit obligation in excess of plan assets were as follows:

	Pension Benefits		Other Postretirement Benefits
	December 31,
	2012	2011	2012	2011
	(In millions)
Projected benefit obligations	$8,937	$7,867	$2,402	$2,106
Fair value of plan assets	$7,390	$6,699	$1,320	$1,240

Net Periodic Benefit Costs

Net periodic benefit cost is determined using management estimates and actuarial assumptions to derive service cost, interest cost, and expected return on plan assets for a particular year. Net periodic benefit cost also includes the applicable amortization of net actuarial gains (losses) and amortization of any prior service cost (credit).

The obligations and expenses associated with these plans require an extensive use of assumptions such as the discount rate, expected rate of return on plan assets, rate of future compensation increases, healthcare cost trend rates, as well as assumptions regarding participant demographics such as rate and age of retirements, withdrawal rates and mortality. Management, in consultation with its external consulting actuarial firms, determines these assumptions based upon a variety of factors such as historical performance of the plan and its assets, currently available market and industry data and expected benefit payout streams. The assumptions used may differ materially from actual results due to, among other factors, changing market and economic conditions and changes in participant demographics. These differences may have a significant effect on the Company’s consolidated financial statements and liquidity.

Net periodic pension costs and net periodic other postretirement benefit plan costs are comprised of the following:

•	Service Costs — Service costs are the increase in the projected (expected) PBO resulting from benefits payable to employees of the Company on service rendered during the current year.

•	Interest Costs — Interest costs are the time value adjustment on the projected (expected) PBO at the end of each year.

•

Settlement and Curtailment Costs — The aggregate amount of net gains (losses) recognized in net periodic benefit costs due to settlements and curtailments. Settlements result from actions that relieve/eliminate the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

plan’s responsibility for benefit obligations or risks associated with the obligations or assets used for the settlement. Curtailments result from an event that significantly reduces/eliminates plan participants’ expected years of future services or benefit accruals.

•	Expected Return on Plan Assets — Expected return on plan assets is the assumed return earned by the accumulated pension and other postretirement fund assets in a particular year.

•

Amortization of Net Actuarial Gains (Losses) — Actuarial gains and losses result from differences between the actual experience and the expected experience on pension and other postretirement plan assets or projected (expected) PBO during a particular period. These gains and losses are accumulated and, to the extent they exceed 10% of the greater of the PBO or the fair value of plan assets, the excess is amortized into pension and other postretirement benefit costs over the expected service years of the employees.

•

Amortization of Prior Service Costs (Credit) — These costs relate to the recognition of increases or decreases in pension and other postretirement benefit obligation due to amendments in plans or initiation of new plans. These increases or decreases in obligation are recognized in AOCI at the time of the amendment. These costs are then amortized to pension and other postretirement benefit costs over the expected service years of the employees affected by the change.

The Company’s proportionate share of components of net periodic benefit costs and other changes in plan assets and benefit obligations recognized in OCI were as follows:

	Pension Benefits			Other Postretirement Benefits
	Years Ended December 31,
	2012	2011	2010	2012	2011	2010
	(In millions)
Net Periodic Benefit Costs:
Service costs	$190	$165	$150	$30	$16	$17
Interest costs	374	384	375	95	107	111
Settlement and curtailment costs	—	—	8	—	—	—
Expected return on plan assets	(448)	(423)	(422)	(75)	(76)	(79)
Amortization of net actuarial (gains) losses	182	189	192	52	42	38
Amortization of prior service costs (credit)	6	3	6	(95)	(108)	(83)

Total net periodic benefit costs (credit)	304	318	309	7	(19)	4

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss):
Net actuarial (gains) losses	705	532	24	232	264	49
Prior service costs (credit)	—	18	—	—	—	(81)
Amortization of net actuarial gains (losses)	(189)	(189)	(192)	(57)	(42)	(38)
Amortization of prior service (costs) credit	(6)	(3)	(6)	104	108	83

Total recognized in other comprehensive income (loss)	510	358	(174)	279	330	13

Total recognized in net periodic benefit costs and other comprehensive income (loss)	$814	$676	$135	$286	$311	$17

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

For the year ended December 31, 2012, included within OCI were other changes in plan assets and benefit obligations associated with pension benefits of $510 million and other postretirement benefits of $279 million for an aggregate reduction in OCI of $789 million before income tax and $512 million, net of income tax.

The estimated net actuarial (gains) losses and prior service costs (credit) for the pension plans and the defined benefit other postretirement benefit plans that will be amortized from AOCI into net periodic benefit costs over the next year are $216 million and $6 million, and $73 million and ($75) million, respectively.

The Medicare Modernization Act of 2003 created various subsidies for sponsors of retiree drug programs. Two common ways of providing subsidies were the Retiree Drug Subsidy (“RDS”) and Medicare Part D Prescription Drug Plans (“PDP”). From 2006 through 2010, the Company applied for and received the RDS each year. The RDS program provides the subsidy through cash payments made by Medicare to the Company, resulting in smaller net claims paid by the Company. A summary of the reduction to the APBO and the related reduction to the components of net periodic other postretirement benefits plan costs resulting from receipt of the RDS is presented below. As of January 1, 2011, as a result of changes made under the Patient Protection and Affordable Care Act of 2010, the Company, no longer applies for the RDS. Instead it has joined PDP and will indirectly receive Medicare subsidies in the form of smaller gross benefit payments for prescription drug coverage.

December 31, 2010
(In millions)
Cumulative reduction in other postretirement benefits obligations:
Balance at January 1,	$247
Service costs	3
Interest costs	16
Net actuarial (gains) losses	(255)
Expected prescription drug subsidy	(11)

Balance at December 31,	$—

Year Ended December 31, 2010
(In millions)
Reduction in net periodic other postretirement benefit costs:
Service costs	$3
Interest costs	16
Amortization of net actuarial (gains) losses	10

Total reduction in net periodic benefit costs	$29

The Company did not receive subsidies for the year ended December 31, 2012. The Company received subsidies of $3 million and $8 million for the years ended December 31, 2011 and 2010, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Assumptions

Assumptions used in determining benefit obligations were as follows:

	Pension Benefits		Other Postretirement Benefits
	December 31,
	2012	2011	2012	2011
Weighted average discount rate	4.20%	4.95%	4.20%	4.95%
Rate of compensation increase	3.50%-7.50%	3.50%-7.50%	N/A	N/A

Assumptions used in determining net periodic benefit costs were as follows:

	Pension Benefits			Other Postretirement Benefits
	December 31,
	2012	2011	2010	2012	2011	2010
Weighted average discount rate	4.95%	5.80%	6.25%	4.95%	5.80%	6.25%
Weighted average expected rate of return on plan assets	7.00%	7.25%	8.00%	6.26%	7.25%	7.20%
Rate of compensation increase	3.50%-7.50%	3.50%-7.50%	3.50%-7.50%	N/A	N/A	N/A

The weighted average discount rate is determined annually based on the yield, measured on a yield to worst basis, of a hypothetical portfolio constructed of high quality debt instruments available on the valuation date, which would provide the necessary future cash flows to pay the aggregate projected benefit obligation when due.

The weighted average expected rate of return on plan assets is based on anticipated performance of the various asset sectors in which the plan invests, weighted by target allocation percentages. Anticipated future performance is based on long-term historical returns of the plan assets by sector, adjusted for the Company’s long-term expectations on the performance of the markets. While the precise expected rate of return derived using this approach will fluctuate from year to year, the Company’s policy is to hold this long-term assumption constant as long as it remains within reasonable tolerance from the derived rate.

The weighted average expected rate of return on plan assets for use in that plan’s valuation in 2013 is currently anticipated to be 6.25% for pension benefits and 5.75% for other postretirement benefits.

The assumed healthcare costs trend rates used in measuring the APBO and net periodic benefit costs were as follows:

	December 31,
	2012	2011
Pre-and Post-Medicare eligible claims	7.8% in 2013, gradually decreasing each year until 2094 reaching the ultimate rate of 4.4% for Pre-Medicare and 4.6% for Post-Medicare.	7.3% in 2012, gradually decreasing each year until 2083 reaching the ultimate rate of 4.3%.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Assumed healthcare costs trend rates may have a significant effect on the amounts reported for healthcare plans. A 1% change in assumed healthcare costs trend rates would have the following effects as of December 31, 2012:

	One Percent Increase	One Percent Decrease
	(In millions)
Effect on total of service and interest costs components	$17	$(14)
Effect of accumulated postretirement benefit obligations	$309	$(252)

Plan Assets

The pension and other postretirement benefit plan assets are categorized into a three-level fair value hierarchy, as defined in Note 10, based upon the significant input with the lowest level in its valuation. The following summarizes the types of assets included within the three-level fair value hierarchy presented below.

Level 1

This category includes investments in fixed maturity securities, equity securities, derivative assets, and short-term investments which have unadjusted quoted market prices in active markets for identical assets and liabilities.

Level 2

This category includes certain separate accounts that are primarily invested in liquid and readily marketable securities. The estimated fair value of such separate account is based upon reported NAV provided by fund managers and this value represents the amount at which transfers into and out of the respective separate account are effected. These separate accounts provide reasonable levels of price transparency and can be corroborated through observable market data.

Certain separate accounts are invested in investment partnerships designated as hedge funds. The values for these separate accounts is determined monthly based on the NAV of the underlying hedge fund investment. Additionally, such hedge funds generally contain lock out or other waiting period provisions for redemption requests to be filled. While the reporting and redemption restrictions may limit the frequency of trading activity in separate accounts invested in hedge funds, the reported NAV, and thus the referenced value of the separate account, provides a reasonable level of price transparency that can be corroborated through observable market data.

Directly held investments are primarily invested in U.S. and foreign government and corporate securities.

Level 3

This category includes separate accounts that are invested in fixed maturity securities, equity securities, derivative assets and other investments that provide little or no price transparency due to the infrequency with which the underlying assets trade and generally require additional time to liquidate in an orderly manner. Accordingly, the values for separate accounts invested in these alternative asset classes are based on inputs that cannot be readily derived from or corroborated by observable market data.

The Company provides employees with benefits under various Employee Retirement Income Security Act of 1974 (“ERISA”) benefit plans. These include qualified pension plans, postretirement medical plans and certain retiree life insurance coverage. The assets of the Company’s qualified pension plans are held in insurance group annuity contracts, and the vast majority of the assets of the postretirement medical plan and backing the retiree

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

life coverage are held in insurance contracts. All of these contracts are issued by the Company and the assets under the contracts are held in insurance separate accounts that have been established by the Company. The underlying assets of the separate accounts are principally comprised of cash and cash equivalents, short term investments, fixed maturity and equity securities, derivatives, real estate, private equity investments and hedge fund investments.

The insurance contract provider engages investment management firms (“Managers”) to serve as sub-advisors for the separate accounts based on the specific investment needs and requests identified by the plan fiduciary. These Managers have portfolio management discretion over the purchasing and selling of securities and other investment assets pursuant to the respective investment management agreements and guidelines established for each insurance separate account. The assets of the qualified pension plans and postretirement medical plans (the “Invested Plans”) are well diversified across multiple asset categories and across a number of different Managers, with the intent of minimizing risk concentrations within any given asset category or with any given Manager.

The Invested Plans, other than those held in participant directed investment accounts, are managed in accordance with investment policies consistent with the longer-term nature of related benefit obligations and within prudent risk parameters. Specifically, investment policies are oriented toward (i) maximizing the Invested Plan’s funded status; (ii) minimizing the volatility of the Invested Plan’s funded status; (iii) generating asset returns that exceed liability increases; and (iv) targeting rates of return in excess of a custom benchmark and industry standards over appropriate reference time periods. These goals are expected to be met through identifying appropriate and diversified asset classes and allocations, ensuring adequate liquidity to pay benefits and expenses when due and controlling the costs of administering and managing the Invested Plan’s investments. Independent investment consultants are periodically used to evaluate the investment risk of Invested Plan’s assets relative to liabilities, analyze the economic and portfolio impact of various asset allocations and management strategies and to recommend asset allocations.

Derivative contracts may be used to reduce investment risk, to manage duration and to replicate the risk/return profile of an asset or asset class. Derivatives may not be used to leverage a portfolio in any manner, such as to magnify exposure to an asset, asset class, interest rates or any other financial variable. Derivatives are also prohibited for use in creating exposures to securities, currencies, indices or any other financial variable that are otherwise restricted.

The table below summarizes the actual weighted average allocation of the fair value of total plan assets by asset class at December 31 for the years indicated and the approved target allocation by major asset class at December 31, 2012 for the Invested Plans:

	Pension			Postretirement Medical			Postretirement Life
		Actual Allocation			Actual Allocation			Actual Allocation
	Target	2012	2011	Target	2012	2011	Target	2012	2011
Asset Class:
Fixed maturity securities (1)	75%	69%	61%	70%	63%	62%	0%	—%	—%
Equity securities (2)	12%	21%	24%	30%	37%	37%	0%	—%	—%
Alternative securities (3)	13%	10%	15%	0%	—%	1%	100%	100%	100%

Total assets		100%	100%		100%	100%		100%	100%

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

(1)

Fixed maturity securities include ABS, collateralized mortgage obligations, corporate, federal agency, foreign bonds, mortgage-backed securities, municipals, preferred stocks and U.S. government bonds. Certain prior year amounts have been reclassified from alternative securities into fixed maturity securities to conform to the current year presentation.

(2)	Equity securities primarily include common stock of U.S. companies.

(3)

Alternative securities primarily include derivative assets, money market securities, short-term investments and other investments. Postretirement life’s target and actual allocation of plan assets are all in short-term investments.

The pension and postretirement plan assets measured at estimated fair value on a recurring basis were determined as described in “— Plan Assets.” These estimated fair values and their corresponding placement in the fair value hierarchy are summarized as follows:

	December 31, 2012
	Pension Benefits				Other Postretirement Benefits
	Fair Value Measurements at Reporting Date Using				Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
Corporate	$—	$2,119	$18	$2,137	$—	$165	$4	$169
U.S. government bonds	1,082	150	—	1,232	175	3	—	178
Foreign bonds	—	714	7	721	—	51	—	51
Federal agencies	1	314	—	315	—	26	—	26
Municipals	—	242	—	242	—	70	1	71
Other (1)	—	460	7	467	—	55	3	58

Total fixed maturity securities	1,083	3,999	32	5,114	175	370	8	553

Equity securities:
Common stock - domestic	1,024	36	129	1,189	249	1	—	250
Common stock - foreign	339	—	—	339	83	—	—	83

Total equity securities	1,363	36	129	1,528	332	1	—	333

Other investments	—	110	419	529	—	—	—	—
Short-term investments	—	200	—	200	—	432	—	432
Money market securities	2	9	—	11	1	—	—	1
Derivative assets	—	7	1	8	—	1	—	1

Total assets	$2,448	$4,361	$581	$7,390	$508	$804	$8	$1,320

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	December 31, 2011
	Pension Benefits				Other Postretirement Benefits
	Fair Value Measurements at Reporting Date Using				Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
Corporate	$—	$1,820	$30	$1,850	$—	$139	$4	$143
U.S. government bonds	949	176	—	1,125	160	1	—	161
Foreign bonds	—	200	5	205	—	13	—	13
Federal agencies	1	270	—	271	—	29	—	29
Municipals	—	174	—	174	—	59	1	60
Other (1)	—	445	2	447	—	84	5	89

Total fixed maturity securities	950	3,085	37	4,072	160	325	10	495

Equity securities:
Common stock - domestic	1,082	36	194	1,312	240	2	—	242
Common stock - foreign	271	—	—	271	55	—	—	55

Total equity securities	1,353	36	194	1,583	295	2	—	297

Other investments	—	65	501	566	—	—	—	—
Short-term investments	4	378	—	382	6	435	—	441
Money market securities	2	—	—	2	—	1	—	1
Derivative assets	28	9	4	41	—	—	1	1
Other receivables	—	45	—	45	—	4	—	4
Securities receivable	—	8	—	8	—	1	—	1

Total assets	$2,337	$3,626	$736	$6,699	$461	$768	$11	$1,240

(1)

Other primarily includes mortgage-backed securities, collateralized mortgage obligations, and ABS. The prior year amounts have been reclassified into fixed maturity securities to conform to the current year presentation.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

A rollforward of all pension and other postretirement benefit plan assets measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs was as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pension Benefits						Other Postretirement Benefits
	Fixed Maturity Securities:			Equity Securities:			Fixed Maturity Securities:
	Corporate	Foreign Bonds	Other (1)	Common Stock- Domestic	Other Investments	Derivative Assets	Corporate	Municipals	Other (1)	Derivative Assets
	(In millions)
Year Ended December 31, 2012:
Balance, January 1,	$30	$5	$2	$194	$501	$4	$4	$1	$5	$1
Realized gains (losses)	—	—	—	(25)	52	4	—	—	(2)	2
Unrealized gains (losses)	(1)	8	1	9	(38)	(6)	—	—	2	(2)
Purchases, sales, issuances and settlements, net	(11)	(6)	4	(49)	(96)	(1)	—	—	(2)	(1)
Transfers into and/or out of Level 3	—	—	—	—	—	—	—	—	—	—

Balance, December 31,	$18	$7	$7	$129	$419	$1	$4	$1	$3	$—

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pension Benefits						Other Postretirement Benefits
	Fixed Maturity Securities:			Equity Securities:			Fixed Maturity Securities:
	Corporate	Foreign Bonds	Other (1)	Common Stock- Domestic	Other Investments	Derivative Assets	Corporate	Municipals	Other (1)	Derivative Assets
	(In millions)
Year Ended December 31, 2011:
Balance, January 1,	$45	$4	$2	$228	$446	$(1)	$4	$1	$6	$—
Realized gains (losses)	—	—	(1)	(57)	80	1	—	—	(1)	—
Unrealized gains (losses)	(3)	(2)	1	110	42	6	—	—	1	1
Purchases, sales, issuances and settlements, net	(13)	3	(1)	(87)	(67)	(2)	—	—	(1)	—
Transfers into and/or out of Level 3	1	—	1	—	—	—	—	—	—	—

Balance, December 31,	$30	$5	$2	$194	$501	$4	$4	$1	$5	$1

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pension Benefits						Other Postretirement Benefits
	Fixed Maturity Securities:			Equity Securities:			Fixed Maturity Securities:
	Corporate	Foreign Bonds	Other (1)	Common Stock- Domestic	Other Investments	Derivative Assets	Corporate	Municipals	Other (1)
	(In millions)
Year Ended December 31, 2010:
Balance, January 1,	$64	$5	$66	$229	$354	$—	$—	$—	$9
Realized gains (losses)	—	—	(11)	—	74	2	—	—	(4)
Unrealized gains (losses)	7	1	13	(2)	(4)	(2)	1	—	1
Purchases, sales, issuances and settlements, net	(17)	(2)	(67)	1	22	(1)	—	—	(1)
Transfers into and/or out of Level 3	(9)	—	1	—	—	—	3	1	1

Balance, December 31,	$45	$4	$2	$228	$446	$(1)	$4	$1	$6

(1)	Other includes ABS and collateralized mortgage obligations.

Expected Future Contributions and Benefit Payments

It is the Company’s practice to make contributions to the qualified pension plan to comply with minimum funding requirements of ERISA. In accordance with such practice, no contributions are required for 2013. The Company expects to make discretionary contributions to the qualified pension plan of $202 million in 2013. For information on employer contributions, see “—Obligations and Funded Status.”

Benefit payments due under the non-qualified pension plans are primarily funded from the Company’s general assets as they become due under the provision of the plans, therefore benefit payments equal employer contributions. The Company expects to make contributions of $61 million to fund the benefit payments in 2013.

Postretirement benefits are either: (i) not vested under law; (ii) a non-funded obligation of the Company; or (iii) both. Current regulations do not require funding for these benefits. The Company uses its general assets, net of participant’s contributions, to pay postretirement medical claims as they come due in lieu of utilizing any plan assets. The Company expects to make contributions of $78 million towards benefit obligations in 2013 to pay postretirement medical claims.

As noted previously, the Company no longer expects to receive the RDS under the Medicare Modernization Act of 2003 to partially offset payment of such benefits. Instead, the gross benefit payments that will be made under the PDP will already reflect subsidies.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Gross benefit payments for the next 10 years, which reflect expected future service where appropriate, are expected to be as follows:

	Pension Benefits	Other Postretirement Benefits
	(In millions)
2013	$422	$113
2014	$457	$116
2015	$452	$118
2016	$468	$119
2017	$493	$120
2018-2022	$2,705	$617

Additional Information

As previously discussed, most of the assets of the pension and other postretirement benefit plans are held in group annuity and life insurance contracts issued by the Company. Total revenues from these contracts recognized in the consolidated statements of operations were $54 million, $47 million and $46 million for the years ended December 31, 2012, 2011 and 2010, respectively, and included policy charges and net investment income from investments backing the contracts and administrative fees. Total investment income (loss), including realized and unrealized gains (losses), credited to the account balances was $867 million, $885 million and $767 million for the years ended December 31, 2012, 2011 and 2010, respectively. The terms of these contracts are consistent in all material respects with those the Company offers to unaffiliated parties that are similarly situated.

Defined Contribution Plans

The Company sponsors defined contribution plans for substantially all Company employees under which a portion of employee contributions are matched. The Company contributed $83 million, $73 million and $72 million for the years ended December 31, 2012, 2011 and 2010, respectively.

16.    Income Tax

The provision for income tax from continuing operations was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Current:
Federal	$675	$551	$304
State and local	2	2	4
Foreign	176	116	46

Subtotal	853	669	354

Deferred:
Federal	346	769	346
Foreign	(144)	22	69

Subtotal	202	791	415

Provision for income tax expense (benefit)	$1,055	$1,460	$769

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company’s income (loss) from continuing operations before income tax expense (benefit) from domestic and foreign operations were as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Income (loss) from continuing operations:
Domestic	$3,153	$4,291	$2,212
Foreign	545	453	297

Total	$3,698	$4,744	$2,509

The reconciliation of the income tax provision at the U.S. statutory rate to the provision for income tax as reported for continuing operations was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Tax provision at U.S. statutory rate	$1,294	$1,660	$878
Tax effect of:
Tax-exempt investment income	(118)	(102)	(100)
State and local income tax	2	3	1
Prior year tax	10	10	48
Tax credits	(160)	(119)	(72)
Foreign tax rate differential	3	2	(2)
Change in valuation allowance	13	—	13
Other, net	11	6	3

Provision for income tax expense (benefit)	$1,055	$1,460	$769

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following at:

	December 31,
	2012	2011
	(In millions)
Deferred income tax assets:
Policyholder liabilities and receivables	$2,495	$2,558
Net operating loss carryforwards	35	26
Employee benefits	1,075	840
Capital loss carryforwards	17	11
Tax credit carryforwards	372	249
Litigation-related and government mandated	175	200
Other	198	94

Total gross deferred income tax assets	4,367	3,978
Less: Valuation allowance	52	38

Total net deferred income tax assets	4,315	3,940

Deferred income tax liabilities:
Investments, including derivatives	2,283	1,754
DAC	1,629	1,876
Net unrealized investment gains	3,412	2,617
Other	27	17

Total deferred income tax liabilities	7,351	6,264

Net deferred income tax asset (liability)	$(3,036)	$(2,324)

The following table sets forth the domestic, state, and foreign net operating and capital loss carryforwards for tax purposes at December 31, 2012:

	Net Operating Loss Carryforwards		Capital Loss Carryforwards
	Amount	Expiration	Amount	Expiration
	(In millions)		(In millions)
Domestic	$30	Beginning in 2018	$—	N/A
Foreign	$70	Beginning in 2027	$50	Beginning in 2014

Tax credit carryforwards of $372 million at December 31, 2012 will expire beginning in 2021.

The Company has recorded a valuation allowance increase related to tax benefits of $7 million related to certain state and foreign net operating loss carryforwards and an increase of $7 million related to certain foreign capital loss carryforwards. The valuation allowance reflects management’s assessment, based on available information, that it is more likely than not that the deferred income tax asset for certain foreign net operating and capital loss carryforwards and certain state net operating loss carryforwards will not be realized. The tax benefit will be recognized when management believes that it is more likely than not that these deferred income tax assets are realizable.

The Company files income tax returns with the U.S. federal government and various state and local jurisdictions, as well as foreign jurisdictions. The Company is under continuous examination by the Internal

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Revenue Service (“IRS”) and other tax authorities in jurisdictions in which the Company has significant business operations. The income tax years under examination vary by jurisdiction and subsidiary. The Company is no longer subject to U.S. federal, state and local, or foreign income tax examinations in major taxing jurisdictions for years prior to 2003, except for 2000 through 2002 where the IRS has disallowed certain tax credits claimed and the Company continues to protest. The IRS audit cycle for the years 2003 through 2006, which began in April 2010, is expected to conclude in 2013.

The Company’s liability for unrecognized tax benefits may increase or decrease in the next 12 months. A reasonable estimate of the increase or decrease cannot be made at this time. However, the Company continues to believe that the ultimate resolution of the pending issues will not result in a material change to its consolidated financial statements, although the resolution of income tax matters could impact the Company’s effective tax rate for a particular future period

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Balance at January 1,	$525	$499	$592
Additions for tax positions of prior years	27	26	2
Reductions for tax positions of prior years	(5)	—	(54)
Additions for tax positions of current year	—	1	2
Reductions for tax positions of current year	—	(1)	(1)
Settlements with tax authorities	(15)	—	(31)
Lapses of statutes of limitations	—	—	(11)

Balance at December 31,	$532	$525	$499

Unrecognized tax benefits that, if recognized would impact the effective rate	$466	$459	$432

The Company classifies interest accrued related to unrecognized tax benefits in interest expense, included within other expenses, while penalties are included in income tax expense.

Interest was as follows:

	Years Ended December 31,
	2012	2011	2010
	(In millions)
Interest recognized in the consolidated statements of operations	$8	$27	$27

	December 31,
	2012	2011
	(In millions)
Interest included in other liabilities in the consolidated balance sheets	$211	$203

The Company had no penalties for the years ended December 31, 2012, 2011 and 2010.

The U.S. Treasury Department and the IRS have indicated that they intend to address through regulations the methodology to be followed in determining the dividends received deduction (“DRD”), related to variable life

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

insurance and annuity contracts. The DRD reduces the amount of dividend income subject to tax and is a significant component of the difference between the actual tax expense and expected amount determined using the federal statutory tax rate of 35%. Any regulations that the IRS ultimately proposes for issuance in this area will be subject to public notice and comment, at which time insurance companies and other interested parties will have the opportunity to raise legal and practical questions about the content, scope and application of such regulations. As a result, the ultimate timing and substance of any such regulations are unknown at this time. For the years ended December 31, 2012 and 2011, the Company recognized an income tax benefit of $70 million and $69 million, respectively, related to the separate account DRD. The 2012 benefit included a benefit of $2 million related to a true-up of the 2011 tax return. The 2011 benefit included a benefit of $4 million related to a true-up of the 2010 tax return.

17.  Contingencies, Commitments and Guarantees

Contingencies

Litigation

The Company is a defendant in a large number of litigation matters. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated at December 31, 2012. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

Matters as to Which an Estimate Can Be Made

For some of the matters disclosed below, the Company is able to estimate a reasonably possible range of loss. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

As of December 31, 2012, the Company estimates the aggregate range of reasonably possible losses in excess of amounts accrued for these matters to be $0 to $235 million.

Matters as to Which an Estimate Cannot Be Made

For other matters disclosed below, the Company is not currently able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts, and the progress of settlement negotiations. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation contingencies and updates its accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews.

Asbestos-Related Claims

Metropolitan Life Insurance Company is and has been a defendant in a large number of asbestos-related suits filed primarily in state courts. These suits principally allege that the plaintiff or plaintiffs suffered personal injury resulting from exposure to asbestos and seek both actual and punitive damages. Metropolitan Life Insurance Company has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has Metropolitan Life Insurance Company issued liability or workers’ compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. The lawsuits principally have focused on allegations with respect to certain research, publication and other activities of one or more of Metropolitan Life Insurance Company’s employees during the period from the 1920’s through approximately the 1950’s and allege that Metropolitan Life Insurance Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Metropolitan Life Insurance Company believes that it should not have legal liability in these cases. The outcome of most asbestos litigation matters, however, is uncertain and can be impacted by numerous variables, including differences in legal rulings in various jurisdictions, the nature of the alleged injury and factors unrelated to the ultimate legal merit of the claims asserted against Metropolitan Life Insurance Company. Metropolitan Life Insurance Company employs a number of resolution strategies to manage its asbestos loss exposure, including seeking resolution of pending litigation by judicial rulings and settling individual or groups of claims or lawsuits under appropriate circumstances.

Claims asserted against Metropolitan Life Insurance Company have included negligence, intentional tort and conspiracy concerning the health risks associated with asbestos. Metropolitan Life Insurance Company’s defenses (beyond denial of certain factual allegations) include that: (i) Metropolitan Life Insurance Company owed no duty to the plaintiffs— it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) plaintiffs did not rely on any actions of Metropolitan Life Insurance Company; (iii) Metropolitan Life Insurance Company’s conduct was not the cause of the plaintiffs’ injuries; (iv) plaintiffs’ exposure occurred after the dangers of asbestos were known; and (v) the applicable time with respect to filing suit has expired. During the course of the litigation, certain trial courts have granted motions dismissing claims against Metropolitan Life Insurance Company, while other trial courts have denied Metropolitan Life Insurance Company’s motions to dismiss. There can be no assurance that Metropolitan Life Insurance Company will receive favorable decisions on motions in the future. While most cases brought to date have settled, Metropolitan Life Insurance Company intends to continue to defend aggressively against claims based on asbestos exposure, including defending claims at trials.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The approximate total number of asbestos personal injury claims pending against Metropolitan Life Insurance Company as of the dates indicated, the approximate number of new claims during the years ended on those dates and the approximate total settlement payments made to resolve asbestos personal injury claims at or during those years are set forth in the following table:

	December 31,
	2012	2011	2010
	(In millions, except number of claims)
Asbestos personal injury claims at year end	65,812	66,747	68,513
Number of new claims during the year	5,303	4,972	5,670
Settlement payments during the year (1)	$36.4	$34.2	$34.9

(1)

Settlement payments represent payments made by Metropolitan Life Insurance Company during the year in connection with settlements made in that year and in prior years. Amounts do not include Metropolitan Life Insurance Company’s attorneys’ fees and expenses and do not reflect amounts received from insurance carriers.

In 2009, Metropolitan Life Insurance Company received 3,910 new claims, ending the year with a total of 68,804 claims, and paid $37.6 million for settlements reached in 2009 and prior years. In 2008, Metropolitan Life Insurance Company received 5,063 new claims, ending the year with a total of 74,027 claims, and paid $99 million for settlements reached in 2008 and prior years. In 2007, Metropolitan Life Insurance Company received 7,161 new claims, ending the year with a total of 79,717 claims, and paid $28.2 million for settlements reached in 2007 and prior years. In 2006, Metropolitan Life Insurance Company received 7,870 new claims, ending the year with a total of 87,070 claims, and paid $35.5 million for settlements reached in 2006 and prior years. In 2005, Metropolitan Life Insurance Company received 18,500 new claims, ending the year with a total of 100,250 claims, and paid $74.3 million for settlements reached in 2005 and prior years. In 2004, Metropolitan Life Insurance Company received 23,900 new claims, ending the year with a total of 108,000 claims, and paid $85.5 million for settlements reached in 2004 and prior years. In 2003, Metropolitan Life Insurance Company received 58,750 new claims, ending the year with a total of 111,700 claims, and paid $84.2 million for settlements reached in 2003 and prior years. The number of asbestos cases that may be brought, the aggregate amount of any liability that Metropolitan Life Insurance Company may incur, and the total amount paid in settlements in any given year are uncertain and may vary significantly from year to year.

The ability of Metropolitan Life Insurance Company to estimate its ultimate asbestos exposure is subject to considerable uncertainty, and the conditions impacting its liability can be dynamic and subject to change. The availability of reliable data is limited and it is difficult to predict the numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against Metropolitan Life Insurance Company when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts.

The ability to make estimates regarding ultimate asbestos exposure declines significantly as the estimates relate to years further in the future. In the Company’s judgment, there is a future point after which losses cease to be probable and reasonably estimable. It is reasonably possible that the Company’s total exposure to asbestos

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

claims may be materially greater than the asbestos liability currently accrued and that future charges to income may be necessary. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known by management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for asbestos-related claims. Metropolitan Life Insurance Company’s recorded asbestos liability is based on its estimation of the following elements, as informed by the facts presently known to it, its understanding of current law and its past experiences: (i) the probable and reasonably estimable liability for asbestos claims already asserted against Metropolitan Life Insurance Company, including claims settled but not yet paid; (ii) the probable and reasonably estimable liability for asbestos claims not yet asserted against Metropolitan Life Insurance Company, but which Metropolitan Life Insurance Company believes are reasonably probable of assertion; and (iii) the legal defense costs associated with the foregoing claims. Significant assumptions underlying Metropolitan Life Insurance Company’s analysis of the adequacy of its recorded liability with respect to asbestos litigation include: (i) the number of future claims; (ii) the cost to resolve claims; and (iii) the cost to defend claims.

Metropolitan Life Insurance Company reevaluates on a quarterly and annual basis its exposure from asbestos litigation, including studying its claims experience, reviewing external literature regarding asbestos claims experience in the United States, assessing relevant trends impacting asbestos liability and considering numerous variables that can affect its asbestos liability exposure on an overall or per claim basis. These variables include bankruptcies of other companies involved in asbestos litigation, legislative and judicial developments, the number of pending claims involving serious disease, the number of new claims filed against it and other defendants and the jurisdictions in which claims are pending. As previously disclosed, in 2002 Metropolitan Life Insurance Company increased its recorded liability for asbestos related claims by $402 million from $820 million to $1.2 billion. Based upon its regular reevaluation of its exposure from asbestos litigation, Metropolitan Life Insurance Company has updated its liability analysis for asbestos-related claims through December 31, 2012.

Regulatory Matters

The Company receives and responds to subpoenas or other inquiries from state regulators, including state insurance commissioners; state attorneys general or other state governmental authorities; federal regulators, including the U.S. Securities and Exchange Commission (“SEC”); federal governmental authorities, including congressional committees; and the Financial Industry Regulatory Authority (“FINRA”) seeking a broad range of information. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.

United States of America v. EME Homer City Generation, L.P., et al. (W.D. Pa., filed January 4, 2011). On January 4, 2011, the U.S. commenced a civil action in United States District Court for the Western District of Pennsylvania against EME Homer City Generation L.P. (“EME Homer City”), Homer City OL6 LLC, and other defendants regarding the operations of the Homer City Generating Station, an electricity generating facility. At the time the action was commenced, Homer City OL6 LLC, an entity owned by Metropolitan Life Insurance Company, was a passive investor with a non-controlling interest in the electricity generating facility, which was solely operated by the lessee, EME Homer City. In a 2012 transaction, ownership of the electricity generating facility was transferred to Homer City Generation, L.P., and Homer City OL6 LLC was merged into Homer City Generation, L.P. Metropolitan Life Insurance Company is a limited partner in Homer City Generation, L.P. The complaint sought injunctive relief and assessment of civil penalties for alleged violations of the federal Clean Air

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Act and Pennsylvania’s State Implementation Plan. The alleged violations were the subject of Notices of Violations (“NOVs”) that the Environmental Protection Agency (“EPA”) issued to EME Homer City, Homer City OL6 LLC, and others in June 2008 and May 2010. On January 7, 2011, the United States District Court for the Western District of Pennsylvania granted the motion by the Pennsylvania Department of Environmental Protection and the State of New York to intervene in the lawsuit as additional plaintiffs. On February 16, 2011, the State of New Jersey filed an Intervenor’s Complaint in the lawsuit. On October 12, 2011, the court issued an order dismissing the U.S.’s lawsuit with prejudice. The Government entities have appealed from the order granting defendants’ motion to dismiss. EME Homer City acknowledged its obligation to indemnify the owners of the electricity generating facility for any claims relating to the NOVs. The Sierra Club, which in a February 13, 2012 letter to the operator and owners of the electricity generating facility had stated its intent to sue for alleged violations of the Clean Air Act, subsequently indicated that it does not intend to commence suit. As a result of the change in the ownership structure, the parties to the proceeding no longer include a subsidiary of Metropolitan Life Insurance Company.

In the Matter of Chemform, Inc. Site, Pompano Beach, Broward County, Florida. In July 2010, the EPA advised Metropolitan Life Insurance Company that it believed payments were due under two settlement agreements, known as “Administrative Orders on Consent,” that New England Mutual Life Insurance Company (“New England Mutual”) signed in 1989 and 1992 with respect to the cleanup of a Superfund site in Florida (the “Chemform Site”). The EPA originally contacted Metropolitan Life Insurance Company (as successor to New England Mutual) and a third party in 2001, and advised that they owed additional clean-up costs for the Chemform Site. The matter was not resolved at that time. The EPA is requesting payment of an amount under $1 million from Metropolitan Life Insurance Company and such third party for past costs and an additional amount for future environmental testing costs at the Chemform Site. In June 2012, the EPA, Metropolitan Life Insurance Company and the third party executed an Administrative Order on Consent under which Metropolitan Life Insurance Company and the third party have agreed to be responsible for certain environmental testing at the Chemform site. The Company estimates that its costs for the environmental testing will not exceed $100,000. The June 2012 Administrative Order on Consent does not resolve the EPA’s claim for past clean-up costs. The EPA may seek additional costs if the environmental testing identifies issues. The Company estimates that the aggregate cost to resolve this matter will not exceed $1 million.

Metco Site, Hicksville, Nassau County, New York. On February 22, 2012, the New York State Department of Environmental Conservation (“Department of Environmental Conservation”) issued a notice to Metropolitan Life Insurance Company, as purported successor in interest to New England Mutual, that it is a potentially responsible party with respect to hazardous substances and hazardous waste located on a property that New England Mutual owned for a time in 1978. Metropolitan Life Insurance Company has responded to the Department of Environmental Conservation and asserted that it is not a potentially responsible party under the law.

Sales Practices Regulatory Matters. Regulatory authorities in a small number of states and FINRA, and occasionally the SEC, have had investigations or inquiries relating to sales of individual life insurance policies or annuities or other products by Metropolitan Life Insurance Company, NELICO, GALIC, and New England Securities Corporation. These investigations often focus on the conduct of particular financial services representatives and the sale of unregistered or unsuitable products or the misuse of client assets. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief, including restitution payments. The Company may continue to resolve investigations in a similar manner. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for these sales practices related investigations or inquiries.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Unclaimed Property Inquiries and Related Litigation

In April 2012, MetLife, Inc., for itself and on behalf of entities including Metropolitan Life Insurance Company, reached agreements with representatives of the U.S. jurisdictions that were conducting audits of MetLife, Inc. and certain of its affiliates, including Metropolitan Life Insurance Company, for compliance with unclaimed property laws, and with state insurance regulators directly involved in a multistate targeted market conduct examination relating to claim-payment practices and compliance with unclaimed property laws. As of year-end 2012, the unclaimed property regulators of 39 states and the District of Columbia, and the insurance regulators of 48 states and the District of Columbia have accepted the respective agreements. Pursuant to the agreements, the Company will, among other things, take specified action to identify liabilities under life insurance, annuity, and retained asset contracts, to adopt specified procedures for seeking to contact and pay owners of the identified liabilities, and, to the extent that it is unable to locate such owners, to escheat these amounts with interest at a specified rate to the appropriate states. Additionally, the Company has agreed to accelerate the final date of certain industrial life policies and to escheat unclaimed benefits of such policies. Pursuant to the agreement to resolve the market conduct examination, MetLife, Inc. made a $40 million multistate examination payment, of which the Company’s share is $33 million, to be allocated among the settling states. In the third quarter of 2011, Metropolitan Life Insurance Company incurred a $110 million after tax charge to increase reserves in connection with the Company’s use of the U.S. Social Security Administration’s Death Master File and similar databases to identify potential life insurance claims that had not been presented to the Company. In the first quarter of 2012, the Company recorded a $47 million after tax charge for the multistate examination payment and the expected acceleration of benefit payments to policyholders under the settlements. On September 20, 2012, the West Virginia Treasurer filed an action against Metropolitan Life Insurance Company in West Virginia state court (West Virginia ex rel. John D. Perdue v. Metropolitan Life Insurance Company, Circuit Court of Putnam County, Civil Action No. 12-C-295) alleging that the Company violated the West Virginia Uniform Unclaimed Property Act, seeking to compel compliance with the Act, and seeking payment of unclaimed property, interest, and penalties. On November 21, 2012 and January 9, 2013, the Treasurer filed substantially identical suits against NELICO and GALIC, respectively. At least one other jurisdiction is pursuing a similar market conduct examination concerning compliance with unclaimed property statutes. It is possible that other jurisdictions may pursue similar examinations, audits, or lawsuits and that such actions may result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, administrative penalties, interest, and/or further changes to the Company’s procedures. The Company is not currently able to estimate these additional possible costs.

Total Asset Recovery Services, LLC on behalf of the State of Minnesota v. MetLife, Inc., et. al. (District Court, County of Hennepin, MN, filed January 31, 2011). Alleging that MetLife, Inc. and another company violated the Minnesota Uniform Disposition of Unclaimed Property Act by failing to escheat to Minnesota benefits of 584 life insurance contracts, the Relator brought an action under the Minnesota False Claims Act seeking to recover damages on behalf of Minnesota. The action was sealed by court order until March 22, 2012. The Relator alleged that the aggregate damages, including statutory damages and treble damages, are $228 million. The Relator did not allocate this claimed damage amount between MetLife, Inc. and the other defendant. On December 31, 2012, the court granted motions by MetLife, Inc. and the other defendant to dismiss the action.

Total Asset Recovery Services, LLC on behalf of the State of Florida v. MetLife, Inc., et. al. (Cir. Ct. Leon County, FL, filed October 27, 2010). Alleging that MetLife, Inc. and two other companies have violated the Florida Disposition of Unclaimed Property law by failing to escheat to Florida benefits of 9,022 life insurance contracts, the Relator has brought an action under the Florida False Claims act seeking to recover damages on behalf of Florida. The action has been sealed by court order until December 17, 2012. The relator alleges that the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

aggregate damages, including statutory damages and treble damages, are $3.2 billion. The Relator does not allocate this claimed damage amount between MetLife, Inc. and the other defendants. The Relator also bases its damage calculation in part on its assumption that the average face amount of the subject policies is $120,000. MetLife, Inc. strongly disputes this assumption, the Relator’s alleged damages amounts, and other allegations in the complaint. On December 14, 2012, the Florida Attorney General apprised the court that the State of Florida declined to intervene in the action and noted that the allegations in the complaint “. . . are very similar (if not identical) to those raised in regulatory investigations of the defendants that predated the filing of the action” and that those regulatory investigations have been resolved. The Company intends to defend this action vigorously.

Total Control Accounts Litigation

Metropolitan Life Insurance Company is a defendant in a consolidated lawsuit related to its use of retained asset accounts, known as Total Control Accounts (“TCA”), as a settlement option for death benefits.

Keife, et al. v. Metropolitan Life Insurance Company (D. Nev., filed in state court on July 30, 2010 and removed to federal court on September 7, 2010); and Simon v. Metropolitan Life Insurance Company. (D. Nev., filed November 3, 2011). These consolidated putative class action lawsuits raise breach of contract claims arising from Metropolitan Life Insurance Company’s use of the TCA to pay life insurance benefits under the Federal Employees’ Group Life Insurance program. On March 8, 2013, the court granted Metropolitan Life Insurance Company’s motion for summary judgment. Plaintiffs have appealed that decision to the United States Court of Appeals for the Ninth Circuit.

Various state regulators have also taken actions with respect to retained asset accounts. The New York Department of Financial Services issued a circular letter on March 29, 2012 stating that an insurer should only use a retained asset account when a policyholder or beneficiary affirmatively chooses to receive life insurance proceeds through such an account and providing for certain disclosures to a beneficiary, including that payment by a single check is an option. In connection with a market conduct exam, Metropolitan Life Insurance Company entered into a consent order with the Minnesota Department of Commerce regarding the Company’s use of TCAs as a default option.

The Company is unable to estimate the reasonably possible loss or range of loss arising from the TCA matters.

Other Litigation

Merrill Haviland, et al. v. Metropolitan Life Insurance Company (E.D. Mich., removed to federal court on July 22, 2011). This lawsuit was filed by 45 retired General Motors (“GM”) employees against Metropolitan Life Insurance Company and the amended complaint includes claims for conversion, unjust enrichment, breach of contract, fraud, intentional infliction of emotional distress, fraudulent insurance acts, unfair trade practices, and ERISA claims based upon GM’s 2009 reduction of the employees’ life insurance coverage under GM’s ERISA-governed plan. The complaint includes a count seeking class action status. Metropolitan Life Insurance Company is the insurer of GM’s group life insurance plan and administers claims under the plan. According to the complaint, Metropolitan Life Insurance Company had previously provided plaintiffs with a “written guarantee” that their life insurance benefits under the GM plan would not be reduced for the rest of their lives. On June 26, 2012, the district court granted Metropolitan Life Insurance Company’s motion to dismiss the complaint. Plaintiffs have appealed that decision to the United States Court of Appeals for the Sixth Circuit.

McGuire v. Metropolitan Life Insurance Company (E.D. Mich., filed February 22, 2012). This lawsuit was filed by the fiduciary for the Union Carbide Employees’ Pension Plan and alleges that Metropolitan Life Insurance

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Company, which issued annuity contracts to fund some of the benefits the Plan provides, engaged in transactions that ERISA prohibits and violated duties under ERISA and federal common law by determining that no dividends were payable with respect to the contracts from and after 1999. On September 26, 2012, the court denied Metropolitan Life Insurance Company’s motion to dismiss the complaint. The parties have begun discovery.

Sales Practices Claims. Over the past several years, the Company has faced numerous claims, including class action lawsuits, alleging improper marketing or sales of individual life insurance policies, annuities, mutual funds or other products. Some of the current cases seek substantial damages, including punitive and treble damages and attorneys’ fees. The Company continues to vigorously defend against the claims in these matters. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for sales practices matters.

Sun Life Assurance Company of Canada v. Metropolitan Life Ins. Co. (Super. Ct., Ontario, October 2006). In 2006, Sun Life Assurance Company of Canada (“Sun Life”), as successor to the purchaser of Metropolitan Life Insurance Company’s Canadian operations, filed this lawsuit in Toronto, seeking a declaration that Metropolitan Life Insurance Company remains liable for “market conduct claims” related to certain individual life insurance policies sold by Metropolitan Life Insurance Company and that have been transferred to Sun Life. Sun Life had asked that the court require Metropolitan Life Insurance Company to indemnify Sun Life for these claims pursuant to indemnity provisions in the sale agreement for the sale of Metropolitan Life Insurance Company’s Canadian operations entered into in June of 1998. In January 2010, the court found that Sun Life had given timely notice of its claim for indemnification but, because it found that Sun Life had not yet incurred an indemnifiable loss, granted Metropolitan Life Insurance Company’s motion for summary judgment. Both parties appealed. In September 2010, Sun Life notified Metropolitan Life Insurance Company that a purported class action lawsuit was filed against Sun Life in Toronto, Kang v. Sun Life Assurance Co. (Super. Ct., Ontario, September 2010), alleging sales practices claims regarding the same individual policies sold by Metropolitan Life Insurance Company and transferred to Sun Life. An amended class action complaint in that case was served on Sun Life, again without naming Metropolitan Life Insurance Company as a party. On August 30, 2011, Sun Life notified Metropolitan Life Insurance Company that a purported class action lawsuit was filed against Sun Life in Vancouver, Alamwala v. Sun Life Assurance Co. (Sup. Ct., British Columbia, August 2011), alleging sales practices claims regarding certain of the same policies sold by Metropolitan Life Insurance Company and transferred to Sun Life. Sun Life contends that Metropolitan Life Insurance Company is obligated to indemnify Sun Life for some or all of the claims in these lawsuits. The Company is unable to estimate the reasonably possible loss or range of loss arising from this litigation.

Summary

Putative or certified class action litigation and other litigation and claims and assessments against the Company, in addition to those discussed previously and those otherwise provided for in the Company’s consolidated financial statements, have arisen in the course of the Company’s business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable insurance and other laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material effect upon the Company’s financial position, based on information currently known

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material effect on the Company’s consolidated net income or cash flows in particular quarterly or annual periods.

Insolvency Assessments

Most of the jurisdictions in which the Company is admitted to transact business require insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

Assets and liabilities held for insolvency assessments were as follows:

	December 31,
	2012	2011
	(In millions)
Other Assets:
Premium tax offset for future undiscounted assessments	$85	$63
Premium tax offsets currently available for paid assessments	12	13

	$97	$76

Other Liabilities:
Insolvency assessments	$136	$113

Commitments

Leases

In accordance with industry practice, certain of the Company’s income from lease agreements with retail tenants are contingent upon the level of the tenants’ revenues. Additionally, the Company, as lessee, has entered into various lease and sublease agreements for office space, information technology and other equipment. Future minimum rental and sublease income, and minimum gross rental payments relating to these lease agreements are as follows:

	Rental Income	Sublease Income	Gross Rental Payments
	(In millions)
2013	$345	$18	$181
2014	$331	$15	$143
2015	$291	$15	$133
2016	$220	$15	$119
2017	$180	$15	$103
Thereafter	$750	$80	$847

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

Commitments to Fund Partnership Investments

The Company makes commitments to fund partnership investments in the normal course of business. The amounts of these unfunded commitments were $2.2 billion and $2.5 billion at December 31, 2012 and 2011, respectively. The Company anticipates that these amounts will be invested in partnerships over the next five years.

Mortgage Loan Commitments

The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $2.7 billion and $2.3 billion at December 31, 2012 and 2011, respectively.

Commitments to Fund Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments

The Company commits to lend funds under bank credit facilities, bridge loans and private corporate bond investments. The amounts of these unfunded commitments were $971 million and $986 million at December 31, 2012 and 2011, respectively.

Guarantees

In the normal course of its business, the Company has provided certain indemnities, guarantees and commitments to third parties pursuant to which it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company has provided indemnities and guarantees, including those related to tax, environmental and other specific liabilities and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company provides indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third-party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation ranging from less than $1 million to $800 million, with a cumulative maximum of $1.0 billion, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future. Management believes that it is unlikely the Company will have to make any material payments under these indemnities, guarantees, or commitments.

In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies its agents for liabilities incurred as a result of their representation of the Company’s interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these indemnities in the future.

The Company’s recorded liabilities were $4 million at both December 31, 2012 and 2011, for indemnities, guarantees and commitments.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

18.  Quarterly Results of Operations (Unaudited)

The unaudited quarterly results of operations for 2012 and 2011 are summarized in the table below:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In millions)
2012
Total revenues	$7,635	$10,048	$8,159	$10,204
Total expenses	$7,502	$7,656	$7,639	$9,551
Income (loss) from continuing operations, net of income tax	$139	$1,605	$396	$503
Income (loss) from discontinued operations, net of income tax	$14	$3	$—	$23
Net income (loss)	$153	$1,608	$396	$526
Less: Net income (loss) attributable to noncontrolling interests	$—	$4	$(6)	$4
Net income (loss) attributable to Metropolitan Life Insurance Company	$153	$1,604	$402	$522
2011
Total revenues	$8,114	$8,624	$10,445	$8,440
Total expenses	$7,462	$7,608	$8,205	$7,604
Income (loss) from continuing operations, net of income tax	$473	$701	$1,517	$593
Income (loss) from discontinued operations, net of income tax	$21	$30	$19	$(9)
Net income (loss)	$494	$731	$1,536	$584
Less: Net income (loss) attributable to noncontrolling interests	$—	$(5)	$5	$(8)
Net income (loss) attributable to Metropolitan Life Insurance Company	$494	$736	$1,531	$592

19.  Related Party Transactions

Service Agreements

The Company has entered into various agreements with affiliates for services necessary to conduct its activities. Typical services provided under these agreements include personnel, policy administrative functions and distribution services. For certain agreements, charges are based on various performance measures or activity-based costing. The bases for such charges are modified and adjusted by management when necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by the Company and/or affiliate. Expenses and fees incurred with affiliates related to these agreements, recorded in other expenses, were $2.6 billion, $2.8 billion and $2.7 billion for the years ended December 31, 2012, 2011 and 2010, respectively. Revenues received from affiliates related to these agreements recorded in universal life and investment-type product policy fees were $108 million, $94 million and $84 million for the years ended December 31, 2012, 2011 and 2010, respectively. Revenues received from affiliates related to these agreements recorded in other revenues were $113 million, $46 million and $34 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company also entered into agreements with affiliates to provide additional services necessary to conduct the affiliates’ activities. Typical services provided under these agreements include management, policy administrative functions, investment advice and distribution services. Expenses incurred by the Company related to these agreements, included in other expenses, were $1.6 billion, $1.6 billion and $1.2 billion for the years ended December 31, 2012, 2011 and 2010, respectively, and were reimbursed to the Company by these affiliates.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Consolidated Financial Statements — (Continued)

The Company had net payables to affiliates of $346 million and $238 million at December 31, 2012 and 2011, respectively, related to the items discussed above. These payables exclude affiliated reinsurance balances discussed in Note 6.

See Notes 4, 8 and 12 for additional related party transactions.

20.  Subsequent Events

Common Stock Dividend

In May 2013, Metropolitan Life Insurance Company paid an ordinary cash dividend to MetLife, Inc. of $714 million.

Adoption of New Accounting Pronouncement

Effective January 1, 2013, the Company adopted new guidance regarding comprehensive income that requires an entity to provide information about the amounts reclassified out of AOCI by component. The adoption was prospectively applied and, beginning with the first quarter of 2013, resulted in additional disclosures in Note 8.

Litigation

Total Asset Recovery Services, LLC on behalf of the State of Florida v. MetLife, Inc., et. al. (Cir. Ct. Leon County, FL, filed October 27, 2010). On August 20, 2013, the court granted defendants’ motions to dismiss the action. MetLife, Inc. does not know if the Relator intends to appeal.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Schedule I

Consolidated Summary of Investments —

Other Than Investments in Related Parties

December 31, 2012

(In millions)

Types of Investments	Cost or Amortized Cost (1)	Estimated Fair Value	Amount at Which Shown on Balance Sheet
Fixed maturity securities:
Bonds:
Foreign government securities	$3,052	$4,135	$4,135
U.S. Treasury and agency securities	28,252	32,651	32,651
Public utilities	14,947	17,651	17,651
State and political subdivision securities	5,554	6,720	6,720
All other corporate bonds	70,297	78,048	78,048

Total bonds	122,102	139,205	139,205
Mortgage-backed and asset-backed securities	41,081	42,936	42,936
Redeemable preferred stock	1,574	1,535	1,535

Total fixed maturity securities	164,757	183,676	183,676

Trading and fair value option securities	714	752	752

Equity securities:
Common stock:
Industrial, miscellaneous and all other	1,013	1,041	1,041
Non-redeemable preferred stock	528	458	458

Total equity securities	1,541	1,499	1,499

Mortgage loans, net	44,657		44,657
Policy loans	8,364		8,364
Real estate and real estate joint ventures	6,495		6,495
Real estate acquired in satisfaction of debt	342		342
Other limited partnership interests	4,508		4,508
Short-term investments	6,881		6,881
Other invested assets	12,479		12,479

Total investments	$250,738		$269,653

(1)

The Company’s trading and fair value option securities portfolio is mainly comprised of fixed maturity and equity securities, including mutual funds and, to a lesser extent, short-term investments and cash and cash equivalents. Cost or amortized cost for fixed maturity securities and mortgage loans represents original cost reduced by repayments, valuation allowances and impairments from other-than-temporary declines in estimated fair value that are charged to earnings and adjusted for amortization of premiums or discounts; for equity securities, cost represents original cost reduced by impairments from other-than-temporary declines in estimated fair value; for real estate, cost represents original cost reduced by impairments and adjusted for valuation allowances and depreciation; for real estate joint ventures and other limited partnership interests cost represents original cost reduced for other-than-temporary impairments or original cost adjusted for equity in earnings and distributions.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Schedule III

Consolidated Supplementary Insurance Information

December 31, 2012, 2011 and 2010

(In millions)

Segment	DAC and VOBA	Future Policy Benefits, Other Policy-Related Balances and Policyholder Dividend Obligation	Policyholder Account Balances	Policyholder Dividends Payable	Unearned Revenue (1)
2012
Retail	$5,407	$64,757	$31,393	$610	$539
Group, Voluntary & Worksite Benefits	337	19,599	8,918	—	—
Corporate Benefit Funding	88	38,645	54,406	—	38
Corporate & Other	—	476	(1)	—	—

Total	$5,832	$123,477	$94,716	$610	$577

2011
Retail	$5,921	$63,460	$31,811	$659	$556
Group, Voluntary & Worksite Benefits	342	18,207	9,273	—	—
Corporate Benefit Funding	76	36,004	47,748	—	47
Corporate & Other	2	457	24	—	—

Total	$6,341	$118,128	$88,856	$659	$603

2010
Retail	$6,346	$60,947	$30,866	$722	$611
Group, Voluntary & Worksite Benefits	354	17,044	9,676	—	—
Corporate Benefit Funding	52	31,031	48,351	—	53
Corporate & Other	3	453	29	—	—

Total	$6,755	$109,475	$88,922	$722	$664

(1)	Amounts are included within the future policy benefits, other policy-related balances and policyholder dividend obligation column.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Schedule III

Consolidated Supplementary Insurance Information – (Continued)

December 31, 2012, 2011 and 2010

(In millions)

Segment	Premium Revenue and Policy Charges	Net Investment Income	Policyholder Benefits and Claims and Interest Credited to Policyholder Account Balances	Amortization of DAC and VOBA Charged to Other Expenses	Other Operating Expenses (1)	Premiums Written (Excluding Life)
2012
Retail	$5,379	$5,113	$6,121	$948	$3,067	$306
Group, Voluntary & Worksite Benefits	13,937	1,540	12,747	29	1,878	5,906
Corporate Benefit Funding	2,802	4,636	5,792	12	421	—
Corporate & Other	1	563	(1)	2	1,332	—

Total	$22,119	$11,852	$24,659	$991	$6,698	$6,212

2011
Retail	$5,397	$5,183	$6,099	$765	$3,302	$296
Group, Voluntary & Worksite Benefits	13,117	1,545	12,058	95	1,753	5,385
Corporate Benefit Funding	1,975	4,478	4,892	14	461	—
Corporate & Other	1	409	4	1	1,435	—

Total	$20,490	$11,615	$23,053	$875	$6,951	$5,681

2010
Retail	$5,388	$5,549	$6,103	$697	$3,326	$291
Group, Voluntary & Worksite Benefits	13,307	1,515	12,318	96	1,747	5,485
Corporate Benefit Funding	1,898	4,341	4,827	15	451	—
Corporate & Other	1	176	(18)	1	1,392	—

Total	$20,594	$11,581	$23,230	$809	$6,916	$5,776

(1)	Includes other expenses and policyholder dividends, excluding amortization of deferred policy acquisition costs (“DAC”) and value of business acquired (“VOBA”) charged to other expenses.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Schedule IV

Consolidated Reinsurance

December 31, 2012, 2011 and 2010

(In millions)

	Gross Amount	Ceded	Assumed	Net Amount	% Amount Assumed to Net
2012
Life insurance in-force	$2,914,815	$1,968,858	$785,391	$1,731,348	45.4%

Insurance premium
Life insurance	$18,982	$756	$794	$19,020	4.2%
Accident and health insurance	839	535	556	860	64.6%

Total insurance premium	$19,821	$1,291	$1,350	$19,880	6.8%

2011
Life insurance in-force	$2,883,535	$1,863,263	$766,216	$1,786,489	42.9%

Insurance premium
Life insurance	$17,572	$862	$694	$17,404	4.0%
Accident and health insurance	863	525	546	884	61.8%

Total insurance premium	$18,435	$1,387	$1,240	$18,288	6.8%

2010
Life insurance in-force	$2,921,510	$1,964,103	$744,010	$1,701,416	43.7%

Insurance premium
Life insurance	$17,939	$934	$637	$17,642	3.6%
Accident and health insurance	854	495	518	877	59.1%

Total insurance premium	$18,793	$1,429	$1,155	$18,519	6.2%

For the year ended December 31, 2012, reinsurance ceded and assumed included affiliated transactions for life insurance in-force of $1,506.0 billion and $230.6 billion, respectively, and life insurance premiums of $54 million and $319 million, respectively. For the year ended December 31, 2011, reinsurance ceded and assumed included affiliated transactions for life insurance in-force of $1,379.4 billion and $189.6 billion, respectively, and life insurance premiums of $51 million and $169 million, respectively. For the year ended December 31, 2010, reinsurance ceded and assumed included affiliated transactions for life insurance in-force of $1,445.6 billion and $155.2 billion, respectively, and life insurance premiums of $63 million and $88 million, respectively.

Index to the Interim Condensed Consolidated Financial Statements and Notes

Page Number
Financial Statements (at June 30, 2013 (Unaudited) and December 31, 2012 and for the Three Months and Six Months Ended June 30, 2013 and 2012 (Unaudited))
Interim Condensed Consolidated Balance Sheets	318
Interim Condensed Consolidated Statements of Operations and Comprehensive Income	319
Interim Condensed Consolidated Statements of Equity	320
Interim Condensed Consolidated Statements of Cash Flows	322
Notes to the Interim Condensed Consolidated Financial Statements:
Note 1 — Business, Basis of Presentation and Summary of Significant Accounting Policies	323
Note 2 — Segment Information	325
Note 3 — Insurance	332
Note 4 — Closed Block	333
Note 5 — Investments	336
Note 6 — Derivatives	354
Note 7 — Fair Value	370
Note 8 — Equity	403
Note 9 — Other Expenses	406
Note 10 — Employee Benefit Plans	407
Note 11 — Contingencies, Commitments and Guarantees	408
Note 12 — Related Party Transactions	415

Part I — Financial Information

Item 1. Financial Statements

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Interim Condensed Consolidated Balance Sheets

June 30, 2013 (Unaudited) and December 31, 2012

(In millions)

	June 30, 2013	December 31, 2012
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $166,729 and $164,757, respectively; includes $156 and $170, respectively, relating to variable interest entities)	$177,214	$183,676
Equity securities available-for-sale, at estimated fair value (cost: $1,702 and $1,541, respectively)	1,758	1,499
Trading and fair value option securities, at estimated fair value (includes $744 and $659, respectively, of actively traded securities; and $27 and $41, respectively, relating to variable interest entities)	828	752
Mortgage loans (net of valuation allowances of $260 and $304, respectively)	44,073	44,657
Policy loans	8,435	8,364
Real estate and real estate joint ventures (includes $9 and $10, respectively, relating to variable interest entities)	7,087	6,837
Other limited partnership interests (includes $47 and $165, respectively, relating to variable interest entities)	4,695	4,508
Short-term investments, principally at estimated fair value	4,919	6,881
Other invested assets, principally at estimated fair value (includes $78 and $81, respectively, relating to variable interest entities)	11,187	12,479

Total investments	260,196	269,653
Cash and cash equivalents, principally at estimated fair value (includes $8 and $31, respectively, relating to variable interest entities)	1,307	1,401
Accrued investment income (includes $2 and $2, respectively, relating to variable interest entities)	2,338	2,242
Premiums, reinsurance and other receivables (includes $6 and $4, respectively, relating to variable interest entities)	25,003	24,721
Deferred policy acquisition costs and value of business acquired	6,371	5,832
Current income tax recoverable	102	—
Other assets (includes $5 and $4, respectively, relating to variable interest entities)	4,367	4,444
Separate account assets	127,099	120,971

Total assets	$426,783	$429,264

Liabilities and Equity
Liabilities
Future policy benefits	$111,221	$113,986
Policyholder account balances	92,107	94,716
Other policy-related balances	5,728	5,663
Policyholder dividends payable	618	610
Policyholder dividend obligation	2,273	3,828
Payables for collateral under securities loaned and other transactions	21,985	22,461
Short-term debt	100	100
Long-term debt (includes $108 and $124, respectively, at estimated fair value, relating to variable interest entities)	2,328	2,345
Current income tax payable	—	161
Deferred income tax liability (includes $1 and $2, respectively, at estimated fair value, relating to variable interest entities)	2,192	3,036
Other liabilities (includes $14 and $22, respectively, relating to variable interest entities)	35,142	33,941
Separate account liabilities	127,099	120,971

Total liabilities	400,793	401,818

Contingencies, Commitments and Guarantees (Note 11)
Equity
Metropolitan Life Insurance Company stockholder’s equity:
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized; 494,466,664 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	5	5
Additional paid-in capital	14,510	14,510
Retained earnings	9,234	8,631
Accumulated other comprehensive income (loss)	1,965	4,008

Total Metropolitan Life Insurance Company stockholder’s equity	25,714	27,154
Noncontrolling interests	276	292

Total equity	25,990	27,446

Total liabilities and equity	$426,783	$429,264

See accompanying notes to the interim condensed consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Interim Condensed Consolidated Statements of Operations and Comprehensive Income

For the Three Months and Six Months Ended June 30, 2013 and 2012 (Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Premiums	$4,887	$4,553	$9,759	$9,109
Universal life and investment-type product policy fees	602	549	1,177	1,102
Net investment income	2,937	2,971	5,889	5,912
Other revenues	418	442	845	913
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(32)	(73)	(56)	(166)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	(5)	23	(28)	27
Other net investment gains (losses)	40	31	172	(34)

Total net investment gains (losses)	3	(19)	88	(173)
Net derivative gains (losses)	(215)	1,552	(360)	820

Total revenues	8,632	10,048	17,398	17,683

Expenses
Policyholder benefits and claims	5,505	5,097	11,018	10,177
Interest credited to policyholder account balances	563	595	1,154	1,190
Policyholder dividends	307	330	604	654
Other expenses	1,396	1,634	2,838	3,137

Total expenses	7,771	7,656	15,614	15,158

Income (loss) from continuing operations before provision for income tax	861	2,392	1,784	2,525
Provision for income tax expense (benefit)	215	787	465	781

Income (loss) from continuing operations, net of income tax	646	1,605	1,319	1,744
Income (loss) from discontinued operations, net of income tax	—	3	—	17

Net income (loss)	646	1,608	1,319	1,761
Less: Net income (loss) attributable to noncontrolling interests	3	4	2	4

Net income (loss) attributable to Metropolitan Life Insurance Company	$643	$1,604	$1,317	$1,757

Comprehensive income (loss)	$(1,208)	$2,026	$(724)	$2,138
Less: Comprehensive income (loss) attributable to noncontrolling interests, net of income tax	3	4	2	4

Comprehensive income (loss) attributable to Metropolitan Life Insurance Company	$(1,211)	$2,022	$(726)	$2,134

See accompanying notes to the interim condensed consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Interim Condensed Consolidated Statements of Equity

For the Six Months Ended June 30, 2013 (Unaudited)

(In millions)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Unrealized Investment Gains (Losses)	Other-Than- Temporary Impairments	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total Metropolitan Life Insurance Company Stockholder’s Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2012	$5	$14,510	$8,631	$6,497	$(158)	$18	$(2,349)	$27,154	$292	$27,446
Capital contributions from MetLife, Inc.		1						1		1
Excess tax benefits related to stock-based compensation		(1)						(1)		(1)
Dividends on common stock			(714)					(714)		(714)
Change in equity of noncontrolling interests									(18)	(18)
Net income (loss)			1,317					1,317	2	1,319
Other comprehensive income (loss), net of income tax				(2,141)	39	(8)	67	(2,043)		(2,043)

Balance at June 30, 2013	$5	$14,510	$9,234	$4,356	$(119)	$10	$(2,282)	$25,714	$276	$25,990

See accompanying notes to the interim condensed consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Interim Condensed Consolidated Statements of Equity — (Continued)

For the Six Months Ended June 30, 2012 (Unaudited)

(In millions)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Net Unrealized Investment Gains (Losses)	Other-Than- Temporary Impairments	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total Metropolitan Life Insurance Company Stockholder’s Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2011	$5	$14,506	$6,973	$5,185	$(317)	$37	$(1,851)	$24,538	$182	$24,720
Capital contributions from MetLife, Inc.		1						1		1
Excess tax benefits related to stock-based compensation		4						4		4
Change in equity of noncontrolling interests									(40)	(40)
Net income (loss)			1,757					1,757	4	1,761
Other comprehensive income (loss), net of income tax				316	11	1	49	377		377

Balance at June 30, 2012	$5	$14,511	$8,730	$5,501	$(306)	$38	$(1,802)	$26,677	$146	$26,823

See accompanying notes to the interim condensed consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Interim Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2013 and 2012 (Unaudited)

(In millions)

	Six Months Ended June 30,
	2013	2012
Net cash provided by (used in) operating activities	$2,357	$1,890

Cash flows from investing activities
Sales, maturities and repayments of:
Fixed maturity securities	40,848	25,382
Equity securities	118	145
Mortgage loans	4,321	3,570
Real estate and real estate joint ventures	68	424
Other limited partnership interests	194	253
Purchases of:
Fixed maturity securities	(40,776)	(34,244)
Equity securities	(297)	(276)
Mortgage loans	(4,030)	(5,397)
Real estate and real estate joint ventures	(479)	(195)
Other limited partnership interests	(388)	(297)
Cash received in connection with freestanding derivatives	295	421
Cash paid in connection with freestanding derivatives	(645)	(193)
Net change in policy loans	(71)	(30)
Net change in short-term investments	1,943	(2,232)
Net change in other invested assets	(239)	(240)
Net change in property, equipment and leasehold improvements	27	(40)

Net cash provided by (used in) investing activities	889	(12,949)
Cash flows from financing activities
Policyholder account balances:
Deposits	26,575	35,311
Withdrawals	(28,699)	(29,522)
Net change in payables for collateral under securities loaned and other transactions	(476)	4,650
Long-term debt issued	—	79
Long-term debt repaid	(15)	(47)
Dividends on common stock	(714)	—
Other, net	(11)	5

Net cash provided by (used in) financing activities	(3,340)	10,476

Change in cash and cash equivalents	(94)	(583)
Cash and cash equivalents, beginning of period	1,401	2,089

Cash and cash equivalents, end of period	$1,307	$1,506

Supplemental disclosures of cash flow information:
Net cash paid (received) for:
Interest	$66	$66

Income tax	$433	$406

Non-cash transactions:
Capital contributions from MetLife, Inc.	$1	$1

Real estate and real estate joint ventures acquired in satisfaction of debt	$14	$102

See accompanying notes to the interim condensed consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited)

1.  Business, Basis of Presentation and Summary of Significant Accounting Policies

Business

Metropolitan Life Insurance Company and its subsidiaries (collectively, “MLIC” or the “Company”) is a leading provider of insurance, annuities and employee benefit programs throughout the United States. The Company offers life insurance and annuities to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. Metropolitan Life Insurance Company is a wholly-owned subsidiary of MetLife, Inc.

The Company is organized into three segments: Retail; Group, Voluntary & Worksite Benefits; and Corporate Benefit Funding.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the interim condensed consolidated financial statements. In applying these policies and estimates, management makes subjective and complex judgments that frequently require assumptions about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company’s business and operations. Actual results could differ from estimates.

The accompanying interim condensed consolidated financial statements include the accounts of Metropolitan Life Insurance Company and its subsidiaries, as well as partnerships and joint ventures in which the Company has control, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Intercompany accounts and transactions have been eliminated.

The Company uses the equity method of accounting for investments in equity securities when it has significant influence or at least a 20% interest and for investments in real estate joint ventures and other limited partnership interests (“investees”) when it has more than a minor ownership interest or more than minor influence over the investee’s operations, but does not have a controlling financial interest. The Company generally recognizes its share of the investee’s earnings on a three-month lag in instances where the investee’s financial information is not sufficiently timely or when the investee’s reporting period differs from the Company’s reporting period. The Company uses the cost method of accounting for investments in which it has virtually no influence over the investee’s operations.

Certain amounts in the prior year periods’ interim condensed consolidated financial statements and related footnotes thereto have been reclassified to conform with the 2013 presentation as discussed throughout the Notes to the Interim Condensed Consolidated Financial Statements.

Since the Company is a member of a controlled group of affiliated companies, its results may not be indicative of those of a stand-alone entity.

The accompanying interim condensed consolidated financial statements are unaudited and reflect all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in conformity with GAAP. Interim results are not necessarily indicative of full year performance. The December 31, 2012 consolidated balance sheet data was derived from audited consolidated financial statements, which include all disclosures required by GAAP.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Therefore, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2012.

Adoption of New Accounting Pronouncements

Effective January 1, 2013, the Company adopted new guidance regarding comprehensive income that requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (loss) (“AOCI”) by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The adoption was prospectively applied and resulted in additional disclosures in Note 8.

Effective January 1, 2013, the Company adopted new guidance regarding balance sheet offsetting disclosures which requires an entity to disclose information about offsetting and related arrangements for derivatives, including bifurcated embedded derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions, to enable users of its financial statements to understand the effects of those arrangements on its financial position. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The adoption was retrospectively applied and resulted in additional disclosures related to derivatives in Note 6.

Future Adoption of New Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding derivatives (Accounting Standards Update (“ASU”) 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate (“OIS”)) as a Benchmark Interest Rate for Hedge Accounting Purposes), effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The amendments permit the Fed Funds Effective Swap Rate (or OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to the United States Treasury and London Inter-Bank Offered Rate. Also, the amendments remove the restriction on using different benchmark rates for similar hedges. The Company has adopted this new guidance in July 2013. The new guidance will not have a material impact on the consolidated financial statements upon adoption, but may impact the selection of benchmark interest rates for hedging relationships in the future.

In March 2013, the FASB issued new guidance regarding foreign currency (ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity), effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The amendments require an entity that ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity to apply the guidance in Subtopic 830-30, Foreign Currency Matters — Translation of Financial Statements, to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, the partial sale guidance in section 830-30-40, Derecognition, still applies. As such, a pro rata portion of

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In February 2013, the FASB issued new guidance regarding liabilities (ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date), effective retrospectively for fiscal years beginning after December 15, 2013 and interim periods within those years. The amendments require an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. In addition, the amendments require an entity to disclose the nature and amount of the obligation, as well as other information about the obligations. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In July 2011, the FASB issued new guidance on other expenses (ASU 2011-06, Other Expenses (Topic 720): Fees Paid to the Federal Government by Health Insurers), effective for calendar years beginning after December 31, 2013. The objective of this standard is to address how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act. The amendments in this standard specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using the straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

2.  Segment Information

The Company is organized into three segments: Retail; Group, Voluntary & Worksite Benefits; and Corporate Benefit Funding. In addition, the Company reports certain of its results of operations in Corporate & Other.

As anticipated, in the third quarter of 2012, MetLife, Inc. and the Company continued to realign certain products and businesses among its existing segments. Management realigned certain individual disability income products previously reported in the Group, Voluntary & Worksite Benefits and began reporting such product results in the Retail segment. In accordance with this realignment, prior period operating earnings for the Retail segment increased by $13 million, net of $6 million of income tax, and $20 million, net of $10 million of income tax, with a corresponding decrease in the Group, Voluntary & Worksite Benefits segment, for the three months and six months ended June 30, 2012, respectively.

Retail

The Retail segment offers a broad range of protection products and services and a variety of annuities to individuals and employees of corporations and other institutions, and is organized into two businesses: Life & Other and Annuities. Life & Other insurance products and services include variable life, universal life, term life and whole life products. Additionally, through broker-dealer affiliates, the Company offers a full range of mutual funds and other securities products. Life & Other products and services also include individual disability income products. Annuities includes a variety of variable and fixed annuities which provide for both asset accumulation and asset distribution needs.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Group, Voluntary & Worksite Benefits

The Group, Voluntary & Worksite Benefits segment offers a broad range of protection products and services to individuals and corporations, as well as other institutions and their respective employees, and is organized into two businesses: Group and Voluntary & Worksite. Group insurance products and services include variable life, universal life and term life products. Group insurance products and services also include dental, group short- and long-term disability and accidental death & dismemberment coverages. The Voluntary & Worksite business includes long-term care, prepaid legal plans and critical illness products.

Corporate Benefit Funding

The Corporate Benefit Funding segment offers a broad range of annuity and investment products, including guaranteed interest products and other stable value products, income annuities, and separate account contracts for the investment management of defined benefit and defined contribution plan assets. This segment also includes certain products to fund postretirement benefits and company-, bank- or trust-owned life insurance used to finance non-qualified benefit programs for executives.

Corporate & Other

Corporate & Other contains the excess capital not allocated to the segments, enterprise-wide strategic initiative restructuring charges, various start-up and certain run-off businesses, as well as interest expense related to the majority of the Company’s outstanding debt and expenses associated with certain legal proceedings and income tax audit issues. Start-up businesses include direct and digital marketing products. In addition, starting in 2013, Corporate & Other includes ancillary U.S. sponsored direct business, comprised of group products sold through sponsoring organizations and affinity groups. Corporate & Other also includes the elimination of intersegment amounts, which generally relate to intersegment loans, which bear interest rates commensurate with related borrowings.

Financial Measures and Segment Accounting Policies

Operating earnings is the measure of segment profit or loss the Company uses to evaluate segment performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is the Company’s measure of segment performance and is reported below. Operating earnings should not be viewed as a substitute for income (loss) from continuing operations, net of income tax. The Company believes the presentation of operating earnings as the Company measures it for management purposes enhances the understanding of its performance by highlighting the results of operations and the underlying profitability drivers of the business.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax.

Operating revenues excludes net investment gains (losses) and net derivative gains (losses). The following additional adjustments are made to GAAP revenues, in the line items indicated, in calculating operating revenues:

•

Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity guaranteed minimum income benefits (“GMIBs”) fees (“GMIB Fees”); and

•

Net investment income: (i) includes amounts for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, (ii) includes income from

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

discontinued real estate operations, and (iii) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP.

The following adjustments are made to GAAP expenses, in the line items indicated, in calculating operating expenses:

•

Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”), and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•

Interest credited to policyholder account balances includes adjustments for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of policyholder account balances (“PABs”) but do not qualify for hedge accounting treatment;

•

Amortization of deferred policy acquisition costs (“DAC”) and value of business acquired (“VOBA”) excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to noncontrolling interests and goodwill impairments.

Set forth in the tables below is certain financial information with respect to the Company’s segments, as well as Corporate & Other, for the three months and six months ended June 30, 2013 and 2012. The segment accounting policies are the same as those used to prepare the Company’s consolidated financial statements, except for operating earnings adjustments as defined above. In addition, segment accounting policies include the method of capital allocation described below.

Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in MetLife, Inc.’s and the Company’s business.

MetLife, Inc.’s economic capital model aligns segment allocated equity with emerging standards and consistent risk principles. Segment net investment income is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact the Company’s consolidated net investment income, operating earnings or income (loss) from continuing operations, net of income tax.

Net investment income is based upon the actual results of each segment’s specifically identifiable investment portfolio adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company’s product pricing.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Operating Earnings
Three Months Ended June 30, 2013	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$973	$3,421	$475	$18	$4,887	$—	$4,887
Universal life and investment-type product policy fees	354	169	56	—	579	23	602
Net investment income	1,348	456	1,147	94	3,045	(108)	2,937
Other revenues	82	100	65	171	418	—	418
Net investment gains (losses)	—	—	—	—	—	3	3
Net derivative gains (losses)	—	—	—	—	—	(215)	(215)

Total revenues	2,757	4,146	1,743	283	8,929	(297)	8,632

Expenses
Policyholder benefits and claims and policyholder dividends	1,602	3,240	964	13	5,819	(7)	5,812
Interest credited to policyholder account balances	250	39	271	—	560	3	563
Capitalization of DAC	(129)	(5)	(5)	—	(139)	—	(139)
Amortization of DAC and VOBA	144	5	4	—	153	(81)	72
Interest expense on debt	1	1	2	33	37	2	39
Other expenses	544	483	114	279	1,420	4	1,424

Total expenses	2,412	3,763	1,350	325	7,850	(79)	7,771

Provision for income tax expense (benefit)	121	134	138	(92)	301	(86)	215

Operating earnings	$224	$249	$255	$50	778

Adjustments to:
Total revenues					(297)
Total expenses					79
Provision for income tax (expense) benefit					86

Income (loss) from continuing operations, net of income tax					$646		$646

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Operating Earnings
Three Months Ended June 30, 2012	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$961	$3,305	$287	$—	$4,553	$—	$4,553
Universal life and investment-type product policy fees	323	165	49	—	537	12	549
Net investment income	1,323	418	1,109	197	3,047	(76)	2,971
Other revenues	63	99	64	216	442	—	442
Net investment gains (losses)	—	—	—	—	—	(19)	(19)
Net derivative gains (losses)	—	—	—	—	—	1,552	1,552

Total revenues	2,670	3,987	1,509	413	8,579	1,469	10,048

Expenses
Policyholder benefits and claims and policyholder dividends	1,540	3,107	761	1	5,409	18	5,427
Interest credited to policyholder account balances	248	42	297	—	587	8	595
Capitalization of DAC	(153)	(6)	(9)	—	(168)	—	(168)
Amortization of DAC and VOBA	164	5	3	—	172	131	303
Interest expense on debt	2	—	3	31	36	2	38
Other expenses	600	476	111	281	1,468	(7)	1,461

Total expenses	2,401	3,624	1,166	313	7,504	152	7,656

Provision for income tax expense (benefit)	92	127	118	(18)	319	468	787

Operating earnings	$177	$236	$225	$118	756

Adjustments to:
Total revenues					1,469
Total expenses					(152)
Provision for income tax (expense) benefit					(468)

Income (loss) from continuing operations, net of income tax					$1,605		$1,605

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Operating Earnings
Six Months Ended June 30, 2013	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$1,927	$6,925	$870	$37	$9,759	$—	$9,759
Universal life and investment-type product policy fees	679	350	115	—	1,144	33	1,177
Net investment income	2,687	893	2,281	221	6,082	(193)	5,889
Other revenues	154	203	137	351	845	—	845
Net investment gains (losses)	—	—	—	—	—	88	88
Net derivative gains (losses)	—	—	—	—	—	(360)	(360)

Total revenues	5,447	8,371	3,403	609	17,830	(432)	17,398

Expenses
Policyholder benefits and claims and policyholder dividends	3,102	6,630	1,871	26	11,629	(7)	11,622
Interest credited to policyholder account balances	494	77	576	—	1,147	7	1,154
Capitalization of DAC	(275)	(10)	(21)	—	(306)	—	(306)
Amortization of DAC and VOBA	256	12	13	—	281	(121)	160
Interest expense on debt	2	1	5	67	75	2	77
Other expenses	1,108	978	246	575	2,907	—	2,907

Total expenses	4,687	7,688	2,690	668	15,733	(119)	15,614

Provision for income tax expense (benefit)	266	239	250	(171)	584	(119)	465

Operating earnings	$494	$444	$463	$112	1,513

Adjustments to:
Total revenues					(432)
Total expenses					119
Provision for income tax (expense) benefit					119

Income (loss) from continuing operations, net of income tax					$1,319		$1,319

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Operating Earnings
Six Months Ended June 30, 2012	Retail	Group, Voluntary & Worksite Benefits	Corporate Benefit Funding	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$1,913	$6,519	$677	$—	$9,109	$—	$9,109
Universal life and investment-type product policy fees	657	331	92	—	1,080	22	1,102
Net investment income	2,674	831	2,222	318	6,045	(133)	5,912
Other revenues	129	202	126	456	913	—	913
Net investment gains (losses)	—	—	—	—	—	(173)	(173)
Net derivative gains (losses)	—	—	—	—	—	820	820

Total revenues	5,373	7,883	3,117	774	17,147	536	17,683

Expenses
Policyholder benefits and claims and policyholder dividends	3,029	6,162	1,612	—	10,803	28	10,831
Interest credited to policyholder account balances	499	85	589	—	1,173	17	1,190
Capitalization of DAC	(291)	(12)	(12)	—	(315)	—	(315)
Amortization of DAC and VOBA	308	11	6	—	325	64	389
Interest expense on debt	3	—	5	65	73	3	76
Other expenses	1,186	959	229	620	2,994	(7)	2,987

Total expenses	4,734	7,205	2,429	685	15,053	105	15,158

Provision for income tax expense (benefit)	223	238	241	(79)	623	158	781

Operating earnings	$416	$440	$447	$168	$1,471

Adjustments to:
Total revenues					536
Total expenses					(105)
Provision for income tax (expense) benefit					(158)

Income (loss) from continuing operations, net of income tax					$1,744		$1,744

The following table presents total assets with respect to the Company’s segments, as well as Corporate & Other, at:

	June 30, 2013	December 31, 2012
	(In millions)
Retail	$170,393	$171,050
Group, Voluntary & Worksite Benefits	41,028	41,362
Corporate Benefit Funding	185,853	183,856
Corporate & Other	29,509	32,996

Total	$426,783	$429,264

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

3.  Insurance

Guarantees

As discussed in Notes 1 and 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012, the Company issues variable annuity products with guaranteed minimum benefits. The non-life-contingent portion of guaranteed minimum withdrawal benefits (“GMWBs”) and the portion of certain GMIBs that does not require annuitization are accounted for as embedded derivatives in PABs and are further discussed in Note 6.

The Company also issues annuity contracts that apply a lower rate of funds deposited if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize (“two tier annuities”). These guarantees include benefits that are payable in the event of death, maturity or at annuitization. Additionally, the Company issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee or a guaranteed paid-up benefit.

Based on the type of guarantee, the Company defines net amount at risk as listed below. These amounts include direct business, but exclude offsets from hedging or reinsurance, if any.

Variable Annuity Guarantees

In the Event of Death

Defined as the guaranteed minimum death benefit less the total contract account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

At Annuitization

Defined as the amount (if any) that would be required to be added to the total contract account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. This amount represents the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date, even though the contracts contain terms that only allow annuitization of the guaranteed amount after the 10th anniversary of the contract, which not all contractholders have achieved.

Two Tier Annuities

Defined as the excess of the upper tier, adjusted for a profit margin, less the lower tier, as of the balance sheet date. These contracts apply a lower rate of funds if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize.

Universal and Variable Life Contracts

Defined as the guarantee amount less the account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Information regarding the types of guarantees relating to annuity contracts and universal and variable life contracts was as follows at:

	June 30, 2013		December 31, 2012
	In the Event of Death	At Annuitization	In the Event of Death	At Annuitization
	(In millions)
Annuity Contracts (1)
Variable Annuity Guarantees
Total contract account value	$58,107	$26,154	$55,469	$24,229
Separate account value	$46,074	$24,959	$43,327	$22,963
Net amount at risk	$927	$604	$902	$845
Average attained age of contractholders	64 years	62 years	64 years	60 years

Two Tier Annuities
General account value	N/A	$272	N/A	$274
Net amount at risk	N/A	$48	N/A	$48
Average attained age of contractholders	N/A	65 years	N/A	64 years

	June 30, 2013		December 31, 2012
	Secondary Guarantees	Paid-Up Guarantees	Secondary Guarantees	Paid-Up Guarantees
	(In millions)
Universal and Variable Life Contracts (1)
Account value (general and separate account)	$7,443	$1,143	$6,958	$1,163
Net amount at risk	$83,784	$8,976	$85,216	$9,299
Average attained age of policyholders	53 years	59 years	52 years	59 years

(1)	The Company’s annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

4.  Closed Block

On April 7, 2000 (the “Demutualization Date”), Metropolitan Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of MetLife, Inc. The conversion was pursuant to an order by the New York Superintendent of Insurance approving Metropolitan Life Insurance Company’s plan of reorganization, as amended (the “Plan”). On the Demutualization Date, Metropolitan Life Insurance Company established a closed block for the benefit of holders of certain individual life insurance policies of Metropolitan Life Insurance Company.

Experience within the closed block, in particular mortality and investment yields, as well as realized and unrealized gains and losses, directly impact the policyholder dividend obligation. Amortization of the closed block DAC, which resides outside of the closed block, is based upon cumulative actual and expected earnings within the closed block. Accordingly, the Company’s net income continues to be sensitive to the actual performance of the closed block.

Closed block assets, liabilities, revenues and expenses are combined on a line-by-line basis with the assets, liabilities, revenues and expenses outside the closed block based on the nature of the particular item.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Information regarding the closed block liabilities and assets designated to the closed block was as follows:

	June 30, 2013	December 31, 2012
	(In millions)
Closed Block Liabilities
Future policy benefits	$42,228	$42,586
Other policy-related balances	284	298
Policyholder dividends payable	489	466
Policyholder dividend obligation	2,273	3,828
Current income tax payable	21	—
Other liabilities	635	602

Total closed block liabilities	45,930	47,780

Assets Designated to the Closed Block
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	28,725	30,546
Equity securities available-for-sale, at estimated fair value	94	41
Mortgage loans	6,243	6,192
Policy loans	4,670	4,670
Real estate and real estate joint ventures	463	459
Other invested assets	963	953

Total investments	41,158	42,861
Cash and cash equivalents	302	381
Accrued investment income	492	481
Premiums, reinsurance and other receivables	87	107
Current income tax recoverable	—	2
Deferred income tax assets	324	319

Total assets designated to the closed block	42,363	44,151

Excess of closed block liabilities over assets designated to the closed block	3,567	3,629

Amounts included in AOCI:
Unrealized investment gains (losses), net of income tax	1,825	2,891
Unrealized gains (losses) on derivatives, net of income tax	15	9
Allocated to policyholder dividend obligation, net of income tax	(1,477)	(2,488)

Total amounts included in AOCI	363	412

Maximum future earnings to be recognized from closed block assets and liabilities	$3,930	$4,041

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Information regarding the closed block policyholder dividend obligation was as follows:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Balance, beginning of period	$3,828	$2,919
Change in unrealized investment and derivative gains (losses)	(1,555)	909

Balance, end of period	$2,273	$3,828

Information regarding the closed block revenues and expenses was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Revenues
Premiums	$489	$528	$953	$1,026
Net investment income	529	539	1,062	1,089
Net investment gains (losses)	24	13	27	24
Net derivative gains (losses)	7	11	15	2

Total revenues	1,049	1,091	2,057	2,141

Expenses
Policyholder benefits and claims	669	700	1,312	1,362
Policyholder dividends	247	275	489	543
Other expenses	43	46	85	91

Total expenses	959	1,021	1,886	1,996

Revenues, net of expenses before provision for income tax expense (benefit)	90	70	171	145
Provision for income tax expense (benefit)	33	25	60	52

Revenues, net of expenses and provision for income tax expense (benefit) from continuing operations	57	45	111	93
Revenues, net of expenses and provision for income tax expense (benefit) from discontinued operations	—	—	—	4

Revenues, net of expenses and provision for income tax expense (benefit)	$57	$45	$111	$97

Metropolitan Life Insurance Company charges the closed block with federal income taxes, state and local premium taxes and other additive state or local taxes, as well as investment management expenses relating to the closed block as provided in the Plan. Metropolitan Life Insurance Company also charges the closed block for expenses of maintaining the policies included in the closed block.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

5.  Investments

Fixed Maturity and Equity Securities Available-for-Sale

Fixed Maturity and Equity Securities Available-for-Sale by Sector

The following table presents the fixed maturity and equity securities available-for-sale (“AFS”) by sector. The unrealized loss amounts presented below include the noncredit loss component of other-than-temporary impairments (“OTTI”) losses. Redeemable preferred stock is reported within U.S. corporate and foreign corporate fixed maturity securities and non-redeemable preferred stock is reported within equity securities. Included within fixed maturity securities are structured securities including residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and asset-backed securities (“ABS”).

	June 30, 2013					December 31, 2012
	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains	Temporary Losses	OTTI Losses			Gains	Temporary Losses	OTTI Losses
	(In millions)
Fixed maturity securities:
U.S. corporate	$59,551	$5,146	$652	$—	$64,045	$59,587	$7,717	$304	$—	$67,000
U.S. Treasury and agency	29,761	2,704	323	—	32,142	28,252	4,408	9	—	32,651
Foreign corporate (1)	27,708	1,739	427	(1)	29,021	27,231	3,128	126	(1)	30,234
RMBS	24,649	1,253	309	193	25,400	23,792	1,716	226	257	25,025
CMBS	8,230	347	96	—	8,481	9,264	559	37	—	9,786
ABS (1)	8,065	161	115	(1)	8,112	8,025	205	105	—	8,125
State and political subdivision	5,428	675	50	—	6,053	5,554	1,184	18	—	6,720
Foreign government	3,337	699	76	—	3,960	3,052	1,086	3	—	4,135

Total fixed maturity securities	$166,729	$12,724	$2,048	$191	$177,214	$164,757	$20,003	$828	$256	$183,676

Equity securities:
Common stock	$1,026	$78	$2	$—	$1,102	$1,013	$33	$5	$—	$1,041
Non-redeemable preferred stock	676	42	62	—	656	528	41	111	—	458

Total equity securities	$1,702	$120	$64	$—	$1,758	$1,541	$74	$116	$—	$1,499

(1)

OTTI losses, as presented above, represent the noncredit portion of OTTI losses that is included in AOCI. OTTI losses include both the initial recognition of noncredit losses, and the effects of subsequent increases and decreases in estimated fair value for those fixed maturity securities that were previously noncredit loss impaired. The noncredit loss component of OTTI losses was in an unrealized gain position of $1 million for both foreign corporate securities and ABS at June 30, 2013 and $1 million for foreign corporate securities at December 31, 2012, due to increases in estimated fair value subsequent to initial recognition of noncredit losses on such securities. See also “— Net Unrealized Investment Gains (Losses).”

The Company held non-income producing fixed maturity securities with an estimated fair value of $33 million and $41 million with unrealized gains (losses) of $11 million and $6 million at June 30, 2013 and December 31, 2012, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Maturities of Fixed Maturity Securities

The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date, were as follows at:

	June 30, 2013		December 31, 2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$9,448	$9,585	$12,671	$12,796
Due after one year through five years	33,621	35,186	30,187	32,160
Due after five years through ten years	34,606	37,441	34,983	40,009
Due after ten years	48,110	53,009	45,835	55,775

Subtotal	125,785	135,221	123,676	140,740
Structured securities (RMBS, CMBS and ABS)	40,944	41,993	41,081	42,936

Total fixed maturity securities	$166,729	$177,214	$164,757	$183,676

Actual maturities may differ from contractual maturities due to the exercise of call or prepayment options. Fixed maturity securities not due at a single maturity date have been presented in the year of final contractual maturity. RMBS, CMBS and ABS are shown separately, as they are not due at a single maturity.

Continuous Gross Unrealized Losses for Fixed Maturity and Equity Securities AFS by Sector

The following table presents the estimated fair value and gross unrealized losses of fixed maturity and equity securities AFS in an unrealized loss position, aggregated by sector and by length of time that the securities have been in a continuous unrealized loss position. The unrealized loss amounts include the noncredit component of OTTI loss.

	June 30, 2013				December 31, 2012
	Less than 12 Months		Equal to or Greater than 12 Months		Less than 12 Months		Equal to or Greater than 12 Months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(In millions, except number of securities)
Fixed maturity securities:
U.S. corporate	$9,345	$460	$1,680	$192	$2,567	$58	$2,507	$246
U.S. Treasury and agency	10,641	323	—	—	1,576	9	—	—
Foreign corporate	6,275	311	839	115	758	34	1,381	91
RMBS	7,501	215	1,892	287	639	18	3,098	465
CMBS	1,552	78	148	18	727	5	308	32
ABS	2,016	58	505	56	1,246	22	697	83
State and political subdivision	378	27	85	23	92	1	103	17
Foreign government	983	71	30	5	106	1	27	2

Total fixed maturity securities	$38,691	$1,543	$5,179	$696	$7,711	$148	$8,121	$936

Equity securities:
Common stock	$30	$2	$—	$—	$62	$5	$1	$—
Non-redeemable preferred stock	242	12	150	50	—	—	190	111

Total equity securities	$272	$14	$150	$50	$62	$5	$191	$111

Total number of securities in an unrealized loss position	2,135		435		622		637

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities

As described more fully in Notes 1 and 8 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012, the Company performs a regular evaluation of all investment classes for impairment, including fixed maturity securities, equity securities and perpetual hybrid securities, in accordance with its impairment policy, in order to evaluate whether such investments are other-than-temporarily impaired.

Current Period Evaluation

Based on the Company’s current evaluation of its AFS securities in an unrealized loss position in accordance with its impairment policy, and the Company’s current intentions and assessments (as applicable to the type of security) about holding, selling and any requirements to sell these securities, the Company has concluded that these securities are not other-than-temporarily impaired at June 30, 2013. Future OTTI will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), changes in credit ratings, changes in collateral valuation, changes in interest rates and changes in credit spreads. If economic fundamentals deteriorate or if there are adverse changes in the above factors, OTTI may be incurred in upcoming periods.

Gross unrealized losses on fixed maturity securities in an unrealized loss position increased $1.1 billion during the six months ended June 30, 2013 from $1.1 billion to $2.2 billion. The increase in gross unrealized losses for the six months ended June 30, 2013, was primarily attributable to an increase in interest rates and widening credit spreads.

At June 30, 2013, $144 million of the total $2.2 billion of gross unrealized losses were from 48 fixed maturity securities with an unrealized loss position of 20% or more of amortized cost for six months or greater.

Investment Grade Fixed Maturity Securities

Of the $144 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $49 million, or 34%, are related to gross unrealized losses on 25 investment grade fixed maturity securities. Unrealized losses on investment grade fixed maturity securities are principally related to widening credit spreads and, with respect to fixed rate fixed maturity securities, rising interest rates since purchase.

Below Investment Grade Fixed Maturity Securities

Of the $144 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $95 million, or 66%, are related to gross unrealized losses on 23 below investment grade fixed maturity securities. Unrealized losses on below investment grade fixed maturity securities are principally related to non-agency RMBS (primarily alternative residential mortgage loans) and ABS (primarily foreign ABS) and are the result of significantly wider credit spreads resulting from higher risk premiums since purchase, largely due to economic and market uncertainties including concerns over unemployment levels and valuations of residential real estate supporting non-agency RMBS. Management evaluates these non-agency RMBS and ABS based on actual and projected cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security, and the payment priority within the tranche structure of the security.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Equity Securities

Equity securities in an unrealized loss position decreased $52 million during the six months ended June 30, 2013 from $116 million to $64 million. Of the $64 million, $42 million were from 10 equity securities with gross unrealized losses of 20% or more of cost for 12 months or greater, all of which were financial services industry investment grade non-redeemable preferred stock, of which 67% were rated A, AA, or AAA.

Trading and Fair Value Option Securities

See Note 7 for tables that present the categories of securities that comprise trading and fair value option (“FVO”) securities. See “— Net Investment Income” and “— Net Investment Gains (Losses)” for the net investment income recognized on trading and FVO securities and the related changes in estimated fair value subsequent to purchase included in net investment income and net investment gains (losses) for securities still held as of the end of the respective periods, as applicable.

Mortgage Loans

Mortgage Loans by Portfolio Segment

Mortgage loans are summarized as follows at:

	June 30, 2013		December 31, 2012
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Mortgage loans:
Commercial	$32,051	72.7%	$33,369	74.7%
Agricultural	11,264	25.6	11,487	25.7
Residential	868	2.0	105	0.3

Subtotal (1)	44,183	100.3	44,961	100.7
Valuation allowances	(260)	(0.6)	(304)	(0.7)

Subtotal mortgage loans, net	43,923	99.7	44,657	100.0

Residential—FVO	150	0.3	—	—

Total mortgage loans, net	$44,073	100.0%	$44,657	100.0%

(1)

Purchases of residential mortgage loans were $831 million for both the three months and six months ended June 30, 2013. The Company had no commercial mortgage loan purchases for the three months ended June 30, 2013 and $50 million for the six months ended June 30, 2013. The Company purchased $703 million and $191 million for the three months ended June 30, 2012, respectively, and $1.2 billion and $191 million for the six months ended June 30, 2012 of commercial and agricultural mortgage loans, respectively, at estimated fair value from an affiliate, MetLife Bank, National Association (“MetLife Bank”).

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Mortgage Loans and Valuation Allowance by Portfolio Segment

The carrying value prior to valuation allowance (“recorded investment”) in mortgage loans, by portfolio segment, by method of evaluation of credit loss, and the related valuation allowances, by type of credit loss, were as follows:

	June 30, 2013				December 31, 2012
	Commercial	Agricultural	Residential	Total	Commercial	Agricultural	Residential	Total
	(In millions)
Mortgage loans:
Evaluated individually for credit losses	$434	$155	$1	$590	$441	$181	$—	$622
Evaluated collectively for credit losses	31,617	11,109	867	43,593	32,928	11,306	105	44,339

Total mortgage loans	32,051	11,264	868	44,183	33,369	11,487	105	44,961

Valuation allowances:
Specific credit losses	48	14	—	62	84	21	—	105
Non-specifically identified credit losses	158	31	9	198	172	27	—	199

Total valuation allowances	206	45	9	260	256	48	—	304

Mortgage loans, net of valuation allowances	$31,845	$11,219	$859	$43,923	$33,113	$11,439	$105	$44,657

Valuation Allowance Rollforward by Portfolio Segment

The changes in the valuation allowance, by portfolio segment, were as follows:

	Three Months Ended June 30,
	2013				2012
	Commercial	Agricultural	Residential	Total	Commercial	Agricultural	Residential	Total
	(In millions)
Balance, beginning of period	$236	$51	$1	$288	$301	$70	$—	$371
Provision (release)	(30)	(1)	8	(23)	(44)	2	—	(42)
Charge-offs, net of recoveries	—	(5)	—	(5)	—	(16)	—	(16)

Balance, end of period	$206	$45	$9	$260	$257	$56	$—	$313

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Six Months Ended June 30,
	2013				2012
	Commercial	Agricultural	Residential	Total	Commercial	Agricultural	Residential	Total
	(In millions)
Balance, beginning of period	$256	$48	$—	$304	$318	$75	$—	$393
Provision (release)	(50)	6	9	(35)	(61)	(3)	—	(64)
Charge-offs, net of recoveries	—	(9)	—	(9)	—	(16)	—	(16)

Balance, end of period	$206	$45	$9	$260	$257	$56	$—	$313

Credit Quality of Commercial Mortgage Loans

Information about the credit quality of commercial mortgage loans is presented below at:

	Recorded Investment
	Debt Service Coverage Ratios			Total	% of Total	Estimated Fair Value	% of Total
	> 1.20x	1.00x - 1.20x	< 1.00x
	(In millions)					(In millions)
June 30, 2013:
Loan-to-value ratios:
Less than 65%	$24,214	$479	$221	$24,914	77.7%	$26,451	78.6%
65% to 75%	4,443	531	174	5,148	16.1	5,308	15.8
76% to 80%	266	262	358	886	2.8	882	2.6
Greater than 80%	826	149	128	1,103	3.4	992	3.0

Total	$29,749	$1,421	$881	$32,051	100.0%	$33,633	100.0%

December 31, 2012:
Loan-to-value ratios:
Less than 65%	$24,906	$452	$575	$25,933	77.7%	$27,894	78.8%
65% to 75%	4,254	641	108	5,003	15.0	5,218	14.7
76% to 80%	448	123	259	830	2.5	863	2.4
Greater than 80%	847	501	255	1,603	4.8	1,451	4.1

Total	$30,455	$1,717	$1,197	$33,369	100.0%	$35,426	100.0%

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Credit Quality of Agricultural Mortgage Loans

Information about the credit quality of agricultural mortgage loans is presented below at:

	June 30, 2013		December 31, 2012
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(In millions)		(In millions)
Loan-to-value ratios:
Less than 65%	$10,315	91.6%	$10,628	92.5%
65% to 75%	753	6.7	514	4.5
76% to 80%	73	0.6	92	0.8
Greater than 80%	123	1.1	253	2.2

Total	$11,264	100.0%	$11,487	100.0%

The estimated fair value of agricultural mortgage loans was $11.5 billion and $11.8 billion at June 30, 2013 and December 31, 2012, respectively.

Credit Quality of Residential Mortgage Loans

Information about the credit quality of residential mortgage loans is presented below at:

	June 30, 2013		December 31, 2012
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(In millions)		(In millions)
Performance indicators:
Performing	$864	99.5%	$105	100.0%
Nonperforming	4	0.5	—	—

Total	$868	100.0%	$105	100.0%

The estimated fair value of residential mortgage loans was $875 million and $109 million at June 30, 2013 and December 31, 2012, respectively.

Past Due and Interest Accrual Status of Mortgage Loans

The Company has a high quality, well performing, mortgage loan portfolio, with 99% of all mortgage loans classified as performing at both June 30, 2013 and December 31, 2012. The Company defines delinquency consistent with industry practice, when the mortgage loan is past due as follows: commercial and residential mortgage loans — 60 days; and agricultural mortgage loans — 90 days. The recorded investment in

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

mortgage loans, prior to valuation allowances, past due according to these aging categories, greater than 90 days past due and still accruing interest and in nonaccrual status, by portfolio segment, were as follows at:

	Past Due		Greater than 90 Days Past Due and Still Accruing Interest		Nonaccrual Status
	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
	(In millions)
Commercial	$—	$—	$—	$—	$182	$83
Agricultural	103	116	52	53	67	67
Residential	4	—	1	—	—	—

Total	$107	$116	$53	$53	$249	$150

Impaired Mortgage Loans

Information regarding impaired mortgage loans including those modified in a troubled debt restructuring, by portfolio segment, were as follows at:

	Loans with a Valuation Allowance				Loans without a Valuation Allowance		All Impaired Loans
	Unpaid Principal Balance	Recorded Investment	Valuation Allowances	Carrying Value	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Carrying Value
	(In millions)
June 30, 2013:
Commercial	$196	$182	$48	$134	$261	$252	$457	$386
Agricultural	82	80	14	66	81	75	163	141
Residential	—	—	—	—	1	1	1	1

Total	$278	$262	$62	$200	$343	$328	$621	$528

December 31, 2012:
Commercial	$367	$359	$84	$275	$82	$82	$449	$357
Agricultural	110	107	21	86	79	74	189	160
Residential	—	—	—	—	—	—	—	—

Total	$477	$466	$105	$361	$161	$156	$638	$517

Unpaid principal balance is generally prior to any charge-offs.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The average recorded investment in impaired mortgage loans, including those modified in a troubled debt restructuring, and the related interest income, which is primarily recognized on a cash basis, by portfolio segment, was:

	Impaired Mortgage Loans
	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Average Recorded Investment	Interest Income	Average Recorded Investment	Interest Income	Average Recorded Investment	Interest Income	Average Recorded Investment	Interest Income
	(In millions)
Commercial	$436	$3	$224	$—	$438	$5	$243	$2
Agricultural	155	2	210	3	164	3	213	4
Residential	2	—	—	—	1	—	—	—

Total	$593	$5	$434	$3	$603	$8	$456	$6

Mortgage Loans Modified in a Troubled Debt Restructuring

There were six residential mortgage loans modified in a troubled debt restructuring with pre-modification and post-modification carrying values of $1 million during both the three months and six months ended June 30, 2013. There were no mortgage loans modified in a troubled debt restructuring during the three months and six months ended June 30, 2012.

During the three months and six months ended June 30, 2013 and 2012, the Company had no mortgage loans with subsequent payment defaults that were modified in a troubled debt restructuring during the previous 12 months. Payment default is determined in the same manner as delinquency status as described above.

Cash Equivalents

The carrying value of cash equivalents, which includes securities and other investments with an original or remaining maturity of three months or less at the time of purchase, was $940 million and $1.1 billion at June 30, 2013 and December 31, 2012, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Net Unrealized Investment Gains (Losses)

The components of net unrealized investment gains (losses), included in AOCI, were as follows at:

	June 30, 2013	December 31, 2012
	(In millions)
Fixed maturity securities	$10,668	$19,120
Fixed maturity securities with noncredit OTTI losses in AOCI	(191)	(256)

Total fixed maturity securities	10,477	18,864
Equity securities	63	(13)
Derivatives	985	1,052
Short-term investments	—	(2)
Other	13	18

Subtotal	11,538	19,919

Amounts allocated from:
Insurance liability loss recognition	(1,922)	(5,120)
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	9	12
DAC and VOBA	(830)	(1,231)
Policyholder dividend obligation	(2,273)	(3,828)

Subtotal	(5,016)	(10,167)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	63	86
Deferred income tax benefit (expense)	(2,348)	(3,498)

Net unrealized investment gains (losses)	4,237	6,340
Net unrealized investment gains (losses) attributable to noncontrolling interests	—	(1)

Net unrealized investment gains (losses) attributable to Metropolitan Life Insurance Company	$4,237	$6,339

The changes in fixed maturity securities with noncredit OTTI losses included in AOCI were as follows:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions)
Balance, beginning of period	$(256)	$(522)
Noncredit OTTI losses and subsequent changes recognized (1)	28	(22)
Securities sold with previous noncredit OTTI loss	75	122
Subsequent changes in estimated fair value	(38)	166

Balance, end of period	$(191)	$(256)

(1)	Noncredit OTTI losses and subsequent changes recognized, net of DAC, were $24 million and ($26) million for the six months ended June 30, 2013 and year ended December 31, 2012, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The changes in net unrealized investment gains (losses) were as follows:

Six Months Ended June 30, 2013
(In millions)
Balance, beginning of period	$6,339
Fixed maturity securities on which noncredit OTTI losses have been recognized	65
Unrealized investment gains (losses) during the period	(8,446)
Unrealized investment gains (losses) relating to:
Insurance liability gain (loss) recognition	3,198
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	(3)
DAC and VOBA	401
Policyholder dividend obligation	1,555
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	(23)
Deferred income tax benefit (expense)	1,150

Net unrealized investment gains (losses)	4,236
Net unrealized investment gains (losses) attributable to noncontrolling interests	1

Balance, end of period	$4,237

Change in net unrealized investment gains (losses)	$(2,103)
Change in net unrealized investment gains (losses) attributable to noncontrolling interests	1

Change in net unrealized investment gains (losses) attributable to Metropolitan Life Insurance Company	$(2,102)

Concentrations of Credit Risk

There were no investments in any counterparty that were greater than 10% of the Company’s equity, other than the U.S. government and its agencies, at both June 30, 2013 and December 31, 2012.

Securities Lending

The Company participates in a securities lending program. Elements of the securities lending program are presented below at:

	June 30, 2013	December 31, 2012
	(In millions)
Securities on loan: (1)
Amortized cost	$18,942	$16,224
Estimated fair value	$19,857	$18,564
Cash collateral on deposit from counterparties (2)	$20,214	$19,036
Security collateral on deposit from counterparties (3)	$—	$46
Reinvestment portfolio — estimated fair value	$20,398	$19,392

(1)	Included within fixed maturity securities, short-term investments and cash and cash equivalents.

(2)	Included within payables for collateral under securities loaned and other transactions.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(3)	Security collateral on deposit from counterparties may not be sold or repledged, unless the counterparty is in default, and is not reflected in the consolidated financial statements.

Invested Assets on Deposit and Pledged as Collateral

Invested assets on deposit and pledged as collateral are presented below at estimated fair value for cash and cash equivalents, short-term investments, fixed maturity and equity securities, and trading and FVO securities, and at carrying value for mortgage loans.

	June 30, 2013	December 31, 2012
	(In millions)
Invested assets on deposit (regulatory deposits)	$1,374	$1,555
Invested assets pledged as collateral (1)	19,758	19,812

Total invested assets on deposit and pledged as collateral	$21,132	$21,367

(1)

The Company has pledged fixed maturity securities, mortgage loans and cash and cash equivalents in connection with various agreements and transactions, including funding agreements (see Note 4 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012), and derivative transactions (see Note 6).

Variable Interest Entities

The Company has invested in certain structured transactions (including consolidated securitization entities (“CSEs”)), that are VIEs. In certain instances, the Company holds both the power to direct the most significant activities of the entity, as well as an economic interest in the entity and, as such, is deemed to be the primary beneficiary or consolidator of the entity.

The determination of the VIE’s primary beneficiary requires an evaluation of the contractual and implied rights and obligations associated with each party’s relationship with or involvement in the entity, an estimate of the entity’s expected losses and expected residual returns and the allocation of such estimates to each party involved in the entity. The Company generally uses a qualitative approach to determine whether it is the primary beneficiary. However, for VIEs that are investment companies or apply measurement principles consistent with those utilized by investment companies, the primary beneficiary is based on a risks and rewards model and is defined as the entity that will absorb a majority of a VIE’s expected losses, receive a majority of a VIE’s expected residual returns if no single entity absorbs a majority of expected losses, or both. The Company reassesses its involvement with VIEs on a quarterly basis. The use of different methodologies, assumptions and inputs in the determination of the primary beneficiary could have a material effect on the amounts presented within the consolidated financial statements.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Consolidated VIEs

The following table presents the total assets and total liabilities relating to VIEs for which the Company has concluded that it is the primary beneficiary and which are consolidated at June 30, 2013 and December 31, 2012. Creditors or beneficial interest holders of VIEs where the Company is the primary beneficiary have no recourse to the general credit of the Company, as the Company’s obligation to the VIEs is limited to the amount of its committed investment.

	June 30, 2013		December 31, 2012
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(In millions)
Fixed maturity securities (1)	$158	$78	$172	$83
Other invested assets	82	—	85	—
Other limited partnership interests	58	1	189	1
CSEs (assets (primarily securities) and liabilities (primarily debt)) (2)	30	29	51	50
Real estate joint ventures	10	15	11	14

Total	$338	$123	$508	$148

(1)

The Company consolidates certain fixed maturity securities purchased in an investment vehicle which was partially funded with affiliated long term debt. The long-term debt bears interest primarily at variable rates, payable on a bi-annual basis. Interest expense related to these obligations, included in other expenses, was less than $1 million and $1 million for the three months and six months ended June 30, 2013, respectively, and less than $1 million for both the three months and six months ended June 30, 2012.

(2)

The Company consolidates former qualified special purpose entities (“QSPEs”) that are structured as collateralized debt obligations. The assets of these entities can only be used to settle their respective liabilities, and under no circumstances is the Company liable for any principal or interest shortfalls should any arise. The assets and liabilities of these CSEs are primarily trading and FVO securities and long-term debt, respectively, and to a lesser extent include cash and cash equivalents and other liabilities. The Company’s exposure was limited to that of its remaining investment in the former QSPEs of less than $1 million at estimated fair value at both June 30, 2013 and December 31, 2012. The long-term debt bears interest primarily at variable rates, payable on a bi-annual basis. Interest expense related to these obligations, included in other expenses, was $1 million and $2 million for the three months and six months ended June 30, 2013, respectively, and was $2 million and $3 million for the three months and six months ended June 30, 2012, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Unconsolidated VIEs

The carrying amount and maximum exposure to loss relating to VIEs in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated were as follows at:

	June 30, 2013		December 31, 2012
	Carrying Amount	Maximum Exposure to Loss (1)	Carrying Amount	Maximum Exposure to Loss (1)
	(In millions)
Fixed maturity securities AFS:
Structured securities (RMBS, CMBS and ABS) (2)	$41,993	$41,993	$42,936	$42,936
U.S. and foreign corporate	2,350	2,350	2,566	2,566
Other limited partnership interests	3,155	4,124	2,966	3,880
Other invested assets	1,288	1,519	1,068	1,381
Real estate joint ventures	35	39	34	40

Total	$48,821	$50,025	$49,570	$50,803

(1)

The maximum exposure to loss relating to fixed maturity securities is equal to their carrying amounts or the carrying amounts of retained interests. The maximum exposure to loss relating to other limited partnership interests and real estate joint ventures is equal to the carrying amounts plus any unfunded commitments of the Company. For certain of its investments in other invested assets, the Company’s return is in the form of income tax credits which are guaranteed by creditworthy third parties. For such investments, the maximum exposure to loss is equal to the carrying amounts plus any unfunded commitments, reduced by income tax credits guaranteed by third parties of $301 million and $315 million at June 30, 2013 and December 31, 2012, respectively. Such a maximum loss would be expected to occur only upon bankruptcy of the issuer or investee.

(2)	For these variable interests, the Company’s involvement is limited to that of a passive investor.

As described in Note 11, the Company makes commitments to fund partnership investments in the normal course of business. Excluding these commitments, the Company did not provide financial or other support to investees designated as VIEs during the six months ended June 30, 2013 and 2012.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Net Investment Income

The components of net investment income were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Investment income:
Fixed maturity securities	$2,043	$2,040	$4,145	$4,107
Equity securities	20	18	35	33
Trading and FVO securities — Actively Traded Securities and FVO general account securities (1)	(11)	(1)	3	32
Mortgage loans	586	613	1,169	1,235
Policy loans	107	114	217	229
Real estate and real estate joint ventures	189	172	337	294
Other limited partnership interests	188	151	341	260
Cash, cash equivalents and short-term investments	8	6	17	9
International joint ventures	—	(1)	(8)	(2)
Other	11	41	36	60

Subtotal	3,141	3,153	6,292	6,257
Less: Investment expenses	206	183	405	348

Subtotal, net	2,935	2,970	5,887	5,909

FVO CSEs — interest income:
Securities	2	1	2	3

Subtotal	2	1	2	3

Net investment income	$2,937	$2,971	$5,889	$5,912

(1)	Changes in estimated fair value subsequent to purchase for securities still held as of the end of the respective periods included in net investment income were:

	Three Months Ended June 30,		Six Months Ended June 30
	2013	2012	2013	2012
	(In millions)
Actively Traded Securities and FVO general account securities	$(21)	$(2)	$(15)	$13

See “— Variable Interest Entities” for discussion of CSEs.

See “— Related Party Investment Transactions” for discussion of affiliated net investment income and investment expenses.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Net Investment Gains (Losses)

Components of Net Investment Gains (Losses)

The components of net investment gains (losses) were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Total gains (losses) on fixed maturity securities:
Total OTTI losses recognized — by sector and industry:
U.S. and foreign corporate securities — by industry:
Utility	$(27)	$—	$(32)	$(25)
Consumer	—	(9)	(9)	(12)
Finance	—	—	(4)	(21)
Communications	(2)	(1)	(2)	(17)

Total U.S. and foreign corporate securities	(29)	(10)	(47)	(75)
RMBS	(8)	(27)	(37)	(34)
CMBS	—	(13)	—	(28)
ABS	—	—	—	(2)

OTTI losses on fixed maturity securities recognized in earnings	(37)	(50)	(84)	(139)
Fixed maturity securities — net gains (losses) on sales and disposals	25	14	171	(40)

Total gains (losses) on fixed maturity securities	(12)	(36)	87	(179)

Total gains (losses) on equity securities:
Total OTTI losses recognized — by sector:
Non-redeemable preferred stock	—	—	(17)	—
Common stock	—	—	(1)	(6)

OTTI losses on equity securities recognized in earnings	—	—	(18)	(6)
Equity securities — net gains (losses) on sales and disposals	—	8	(15)	6

Total gains (losses) on equity securities	—	8	(33)	—

Trading and FVO securities — FVO general account securities — changes in estimated fair value	3	(1)	6	2
Mortgage loans	22	41	36	73
Real estate and real estate joint ventures	(9)	(16)	(23)	(17)
Other limited partnership interests	(24)	(10)	(24)	(11)
Other investment portfolio gains (losses)	(3)	(8)	(4)	(35)

Subtotal — investment portfolio gains (losses)	(23)	(22)	45	(167)

FVO CSEs — changes in estimated fair value subsequent to consolidation:
Long-term debt — related to securities	1	1	—	(10)
Non-investment portfolio gains (losses)	25	2	43	4

Subtotal FVO CSEs and non-investment portfolio gains (losses)	26	3	43	(6)

Total net investment gains (losses)	$3	$(19)	$88	$(173)

See “— Variable Interest Entities” for discussion of CSEs.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

See “— Related Party Investment Transactions” for discussion of affiliated net investment gains (losses) related to transfers of invested assets to affiliates.

Gains (losses) from foreign currency transactions included within net investment gains (losses) were $12 million and $23 million for the three months and six months ended June 30, 2013, respectively, and ($31) million and ($9) million for the three months and six months ended June 30, 2012, respectively.

Sales or Disposals and Impairments of Fixed Maturity and Equity Securities

Proceeds from sales or disposals of fixed maturity and equity securities and the components of fixed maturity and equity securities net investment gains (losses) are as shown in the tables below. Investment gains and losses on sales of securities are determined on a specific identification basis.

	Three Months Ended June 30,
	2013	2012	2013	2012	2013	2012
	Fixed Maturity Securities		Equity Securities		Total
	(In millions)
Proceeds	$14,480	$7,602	$44	$40	$14,524	$7,642

Gross investment gains	$112	$69	$2	$9	$114	$78

Gross investment losses	(87)	(55)	(2)	(1)	(89)	(56)

Total OTTI losses recognized in earnings:
Credit-related	(37)	(37)	—	—	(37)	(37)
Other (1)	—	(13)	—	—	—	(13)

Total OTTI losses recognized in earnings	(37)	(50)	—	—	(37)	(50)

Net investment gains (losses)	$(12)	$(36)	$—	$8	$(12)	$(28)

	Six Months Ended June 30,
	2013	2012	2013	2012	2013	2012
	Fixed Maturity Securities		Equity Securities		Total
	(In millions)
Proceeds	$27,130	$16,871	$79	$78	$27,209	$16,949

Gross investment gains	$323	$194	$2	$11	$325	$205

Gross investment losses	(152)	(234)	(17)	(5)	(169)	(239)

Total OTTI losses recognized in earnings:
Credit-related	(71)	(77)	—	—	(71)	(77)
Other (1)	(13)	(62)	(18)	(6)	(31)	(68)

Total OTTI losses recognized in earnings	(84)	(139)	(18)	(6)	(102)	(145)

Net investment gains (losses)	$87	$(179)	$(33)	$—	$54	$(179)

(1)

Other OTTI losses recognized in earnings include impairments on (i) equity securities, (ii) perpetual hybrid securities classified within fixed maturity securities where the primary reason for the impairment was the severity and/or the duration of an unrealized loss position and (iii) fixed maturity securities where there is an intent to sell or it is more likely than not that the Company will be required to sell the security before recovery of the decline in estimated fair value.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Credit Loss Rollforward

The table below presents a rollforward of the cumulative credit loss component of OTTI loss recognized in earnings on fixed maturity securities still held for which a portion of the OTTI loss was recognized in other comprehensive income (loss) (“OCI”):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Balance, beginning of period	$292	$292	$285	$316
Additions:
Initial impairments — credit loss OTTI recognized on securities not previously impaired	—	12	1	28
Additional impairments — credit loss OTTI recognized on securities previously impaired	7	15	34	18
Reductions:
Sales (maturities, pay downs or prepayments) during the period of securities previously impaired as credit loss OTTI	(18)	(12)	(39)	(53)
Securities impaired to net present value of expected future cash flows	—	(15)	—	(17)
Increases in cash flows — accretion of previous credit loss OTTI	—	(1)	—	(1)

Balance, end of period	$281	$291	$281	$291

Related Party Investment Transactions

In the normal course of business, the Company transfers invested assets, primarily consisting of fixed maturity securities, to and from affiliates. Invested assets transferred to and from affiliates were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Estimated fair value of invested assets transferred to affiliates	$24	$—	$30	$—
Amortized cost of invested assets transferred to affiliates	$29	$—	$35	$—
Net investment gains (losses) recognized on transfers	$(5)	$—	$(5)	$—
Estimated fair value of invested assets transferred from affiliates	$—	$—	$13	$—

The Company purchased from MetLife Bank, an affiliate, $262 million and $1.5 billion of fixed maturity securities, at estimated fair value, for cash during the three months and six months ended June 30, 2012, respectively.

The Company provides investment administrative services to certain affiliates. The related investment administrative service charges were $40 million and $84 million for the three months and six months ended June 30, 2013, respectively, and $40 million and $77 million for the three months and six months ended June 30, 2012, respectively. The Company also had additional affiliated net investment income of less than $1 million and $1 million for the three months and six months ended June 30, 2013, respectively, and $1 million and $2 million for the three months and six months ended June 30, 2012, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Below is a summary of certain affiliated loans, which are more fully described in Note 8 of the Notes of the Consolidated Financial Statements for the year ended December 31, 2012.

The Company has loans outstanding to Exeter Reassurance Company Ltd. (“Exeter”), an affiliate, which is included in other invested assets, totaling $75 million at both June 30, 2013 and December 31, 2012. Net investment income from this loan was $2 million and $3 million for both the three months and six months ended June 30, 2013 and 2012, respectively.

The Company has affiliated loans outstanding to MetLife Inc., which are included in other invested assets, totaling $1.5 billion at both June 30, 2013 and December 31, 2012. Net investment income from these loans was $22 million and $45 million for the three months and six months ended June 30, 2013, respectively, and $23 million and $47 million for the three months and six months ended June 30, 2012, respectively.

6.  Derivatives

Accounting for Derivatives

Freestanding Derivatives

Freestanding derivatives are carried in the Company’s consolidated balance sheets either as assets within other invested assets or as liabilities within other liabilities at estimated fair value. The Company does not offset the fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement. See “— Credit Risk on Freestanding Derivatives.”

Accruals on derivatives are generally recorded in accrued investment income or within other liabilities. However, accruals that are not scheduled to settle within one year are included with the derivatives carrying value in other invested assets or other liabilities.

If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting, changes in the estimated fair value of the derivative are reported in net derivative gains (losses) except as follows:

Statement of Operations Presentation:	Derivative:
Net investment income	• Economic hedges of equity method investments in joint ventures
• All derivatives held in relation to trading portfolios

Hedge Accounting

To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge. Hedge designation and financial statement presentation of changes in estimated fair value of the hedging derivatives are as follows:

•

Fair value hedge (a hedge of the estimated fair value of a recognized asset or liability)—in net derivative gains (losses), consistent with the change in fair value of the hedged item attributable to the designated risk being hedged.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

•

Cash flow hedge (a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability)—effectiveness in OCI (deferred gains or losses on the derivative are reclassified into the consolidated statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item); ineffectiveness in net derivative gains (losses).

The change in estimated fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of operations within interest income or interest expense to match the location of the hedged item.

In its hedge documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and at least quarterly throughout the life of the designated hedging relationship. Assessments of hedge effectiveness and measurements of ineffectiveness are also subject to interpretation and estimation and different interpretations or estimates may have a material effect on the amount reported in net income.

The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; or (iv) the derivative is de-designated as a hedging instrument.

When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried in the consolidated balance sheets at its estimated fair value, with changes in estimated fair value recognized in net derivative gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in OCI related to discontinued cash flow hedges are released into the consolidated statements of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item.

When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried in the consolidated balance sheets at its estimated fair value, with changes in estimated fair value recognized currently in net derivative gains (losses). Deferred gains and losses of a derivative recorded in OCI pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in net derivative gains (losses).

In all other situations in which hedge accounting is discontinued, the derivative is carried at its estimated fair value in the consolidated balance sheets, with changes in its estimated fair value recognized in the current period as net derivative gains (losses).

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Embedded Derivatives

The Company purchases certain securities, issues certain insurance products and investment contracts and is a party to certain reinsurance agreements that have embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if:

•	the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings;

•	the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract; and

•	a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument.

Such embedded derivatives are carried in the consolidated balance sheets at estimated fair value with the host contract and changes in their estimated fair value are generally reported in net derivative gains (losses). If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income. Additionally, the Company may elect to carry an entire contract on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income if that contract contains an embedded derivative that requires bifurcation. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.

See Note 7 for information about the fair value hierarchy for derivatives.

Derivative Strategies

The Company is exposed to various risks relating to its ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. The Company uses a variety of strategies to manage these risks, including the use of derivatives.

Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, credit spreads and/or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter (“OTC”) market. Certain of the Company’s OTC derivatives are cleared and settled through central clearing counterparties (“OTC-cleared”), while others are bilateral contracts between two counterparties (“OTC-bilateral”). The types of derivatives the Company uses include swaps, forwards, futures and option contracts. To a lesser extent, the Company uses credit default swaps and structured interest rate swaps to synthetically replicate investment risks and returns which are not readily available in the cash market.

Interest Rate Derivatives

The Company uses a variety of interest rate derivatives to reduce its exposure to changes in interest rates, including interest rate swaps, caps, floors, swaptions and forwards.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional amount. The Company utilizes interest rate swaps in fair value, cash flow and non-qualifying hedging relationships.

The Company uses structured interest rate swaps to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and a cash instrument such as a U.S. Treasury, agency, or other fixed maturity security. Structured interest rate swaps are included in interest rate swaps. Structured interest rate swaps are not designated as hedging instruments.

The Company purchases interest rate caps and floors primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities, as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively. In certain instances, the Company locks in the economic impact of existing purchased caps and floors by entering into offsetting written caps and floors. The Company utilizes interest rate caps and floors in non-qualifying hedging relationships.

Swaptions are used by the Company to hedge interest rate risk associated with the Company’s long-term liabilities and invested assets. A swaption is an option to enter into a swap with a forward starting effective date. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. The Company pays a premium for purchased swaptions and receives a premium for written swaptions. The Company utilizes swaptions in non-qualifying hedging relationships. Swaptions are included in interest rate options.

The Company enters into interest rate forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date. The Company utilizes interest rate forwards in cash flow hedging relationships.

To a lesser extent the Company uses interest rate futures in non-qualifying hedging relationships.

Foreign Currency Exchange Rate Derivatives

The Company uses foreign currency exchange rate derivatives including foreign currency swaps and foreign currency forwards to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a fixed exchange rate, generally set at inception, calculated by reference to an agreed upon notional amount. The notional amount of each currency is exchanged at the inception and termination of the currency swap by each party. The Company utilizes foreign currency swaps in fair value, cash flow and non-qualifying hedging relationships.

In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. The Company utilizes foreign currency forwards in non-qualifying hedging relationships.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

To a lesser extent, the Company uses currency options in non-qualifying hedging relationships.

Credit Derivatives

The Company enters into purchased credit default swaps to hedge against credit-related changes in the value of its investments. In a credit default swap transaction, the Company agrees with another party to pay, at specified intervals, a premium to hedge credit risk. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered. Credit events vary by type of issuer but typically include bankruptcy, failure to pay debt obligations, repudiation, moratorium, or involuntary restructuring. In each case, payout on a credit default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association, Inc. (“ISDA”) deems that a credit event has occurred. The Company utilizes credit default swaps in non-qualifying hedging relationships.

The Company enters into written credit default swaps to synthetically create credit investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and one or more cash instruments, such as U.S. Treasury securities, agency securities or other fixed maturity securities. These credit default swaps are not designated as hedging instruments.

The Company also enters into certain purchased and written credit default swaps held in relation to trading portfolios for the purpose of generating profits on short-term differences in price. These credit default swaps are not designated as hedging instruments.

The Company enters into forwards to lock in the price to be paid for forward purchases of certain securities. The price is agreed upon at the time of the contract and payment for the contract is made at a specified future date. When the primary purpose of entering into these transactions is to hedge against the risk of changes in purchase price due to changes in credit spreads, the Company designates these as credit forwards. The Company utilizes credit forwards in cash flow hedging relationships.

Equity Derivatives

To a lesser extent the Company uses equity index options in non-qualifying hedging relationships.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Primary Risks Managed by Derivatives

The following table presents the gross notional amount, estimated fair value and primary underlying risk exposure of the Company’s derivatives, excluding embedded derivatives, held at:

		June 30, 2013			December 31, 2012
	Primary Underlying Risk Exposure	Notional Amount	Estimated Fair Value		Notional Amount	Estimated Fair Value
			Assets	Liabilities		Assets	Liabilities
		(In millions)
Derivatives Designated as Hedging Instruments
Fair value hedges:
Interest rate swaps	Interest rate	$4,802	$1,454	$53	$4,824	$1,893	$79
Foreign currency swaps	Foreign currency exchange rate	2,881	211	145	3,064	332	71

Subtotal		7,683	1,665	198	7,888	2,225	150

Cash flow hedges:
Interest rate swaps	Interest rate	2,784	244	36	2,984	606	—
Interest rate forwards	Interest rate	225	20	—	265	58	—
Foreign currency swaps	Foreign currency exchange rate	10,062	331	258	7,595	198	246
Credit forwards	Credit	55	—	3	—	—	—

Subtotal		13,126	595	297	10,844	862	246

Total qualifying hedges		20,809	2,260	495	18,732	3,087	396

Derivatives Not Designated or Not Qualifying as Hedging Instruments
Interest rate swaps	Interest rate	55,045	1,429	714	41,008	1,978	854
Interest rate floors	Interest rate	38,220	432	329	33,870	737	493
Interest rate caps	Interest rate	26,959	158	—	40,434	63	—
Interest rate futures	Interest rate	10	—	—	2,476	—	10
Interest rate options	Interest rate	4,849	176	6	4,862	336	2
Synthetic GICs	Interest rate	4,309	—	—	4,162	—	—
Foreign currency swaps	Foreign currency exchange rate	6,820	236	261	6,411	137	532
Foreign currency forwards	Foreign currency exchange rate	2,760	78	5	2,131	16	26
Currency options	Foreign currency exchange rate	—	—	—	129	1	—
Credit default swaps—purchased	Credit	1,511	9	16	1,463	7	14
Credit default swaps—written	Credit	7,037	67	10	6,230	55	5
Equity options	Equity market	1,147	12	—	630	1	—

Total non-designated or non-qualifying derivatives		148,667	2,597	1,341	143,806	3,331	1,936

Total		$169,476	$4,857	$1,836	$162,538	$6,418	$2,332

Based on notional amounts, a substantial portion of the Company’s derivatives was not designated or did not qualify as part of a hedging relationship as of June 30, 2013 and December 31, 2012. The Company’s use of derivatives includes (i) derivatives that serve as macro hedges of the Company’s exposure to various risks and that generally do not qualify for hedge accounting due to the criteria required under the portfolio hedging rules; (ii) derivatives that economically hedge insurance liabilities that contain mortality or morbidity risk and that generally do not qualify for hedge accounting because the lack of these risks in the derivatives cannot support an expectation of a highly effective hedging relationship; and (iii) written credit default swaps that are used to synthetically create credit investments and that do not qualify for hedge accounting because they do not involve a hedging relationship. For these non-qualified derivatives, changes in market factors can lead to the recognition of fair value changes in the consolidated statement of operations without an offsetting gain or loss recognized in earnings for the item being hedged.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Net Derivative Gains (Losses)

The components of net derivative gains (losses) were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Derivatives and hedging gains (losses) (1)	$(539)	$1,187	$(631)	$510
Embedded derivatives	324	365	271	310

Total net derivative gains (losses)	$(215)	$1,552	$(360)	$820

(1)	Includes foreign currency transaction gains (losses) on hedged items in cash flow and non-qualifying hedging relationships, which are not presented elsewhere in this note.

The following table presents earned income on derivatives:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Qualifying hedges:
Net investment income	$33	$31	$68	$54
Interest credited to policyholder account balances	35	32	69	68
Non-qualifying hedges:
Net investment income	(2)	(2)	(3)	(3)
Net derivative gains (losses)	114	85	202	151

Total	$180	$146	$336	$270

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Non-Qualifying Derivatives and Derivatives for Purposes Other Than Hedging

The following table presents the amount and location of gains (losses) recognized in income for derivatives that were not designated or qualifying as hedging instruments:

	Net Derivative Gains (Losses)	Net Investment Income (Loss) (1)
	(In millions)
Three Months Ended June 30, 2013:
Interest rate derivatives	$(773)	$—
Foreign currency exchange rate derivatives	97	—
Credit derivatives — purchased	2	(1)
Credit derivatives — written	(5)	—
Equity derivatives	—	(3)

Total	$(679)	$(4)

Three Months Ended June 30, 2012:
Interest rate derivatives	$979	$—
Foreign currency exchange rate derivatives	187	—
Credit derivatives — purchased	(10)	2
Credit derivatives — written	(20)	—
Equity derivatives	—	(3)

Total	$1,136	$(1)

Six Months Ended June 30, 2013:
Interest rate derivatives	$(1,119)	$—
Foreign currency exchange rate derivatives	396	—
Credit derivatives — purchased	1	(4)
Credit derivatives — written	18	—
Equity derivatives	—	(9)

Total	$(704)	$(13)

Six Months Ended June 30, 2012:
Interest rate derivatives	$325	$—
Foreign currency exchange rate derivatives	37	—
Credit derivatives — purchased	(48)	(7)
Credit derivatives — written	36	—
Equity derivatives	—	(5)

Total	$350	$(12)

(1)

Changes in estimated fair value related to economic hedges of equity method investments in joint ventures and changes in estimated fair value related to derivatives held in relation to trading portfolios.

Fair Value Hedges

The Company designates and accounts for the following as fair value hedges when they have met the requirements of fair value hedging: (i) interest rate swaps to convert fixed rate assets and liabilities to floating

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

rate assets and liabilities; and (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated assets and liabilities.

The Company recognizes gains and losses on derivatives and the related hedged items in fair value hedges within net derivative gains (losses). The following table presents the amount of such net derivative gains (losses):

Derivatives in Fair Value Hedging Relationships	Hedged Items in Fair Value Hedging Relationships	Net Derivative Gains (Losses) Recognized for Derivatives	Net Derivative Gains (Losses) Recognized for Hedged Items	Ineffectiveness Recognized in Net Derivative Gains (Losses)
		(In millions)
Three Months Ended June 30, 2013:
Interest rate swaps:	Fixed maturity securities	$23	$(22)	$1
	Policyholder liabilities (1)	(372)	370	(2)
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(12)	1
	Foreign-denominated PABs (2)	(54)	64	10

Total		$(390)	$400	$10

Three Months Ended June 30, 2012:
Interest rate swaps:	Fixed maturity securities	$(6)	$7	$1
	Policyholder liabilities (1)	399	(391)	8
Foreign currency swaps:	Foreign-denominated fixed maturity securities	(1)	1	—
	Foreign-denominated PABs (2)	(89)	84	(5)

Total		$303	$(299)	$4

Six Months Ended June 30, 2013:
Interest rate swaps:	Fixed maturity securities	$30	$(28)	$2
	Policyholder liabilities (1)	(518)	516	(2)
Foreign currency swaps:	Foreign-denominated fixed maturity securities	17	(17)	—
	Foreign-denominated PABs (2)	(186)	189	3

Total		$(657)	$660	$3

Six Months Ended June 30, 2012:
Interest rate swaps:	Fixed maturity securities	$(1)	$2	$1
	Policyholder liabilities (1)	113	(103)	10
Foreign currency swaps:	Foreign-denominated fixed maturity securities	1	(1)	—
	Foreign-denominated PABs (2)	(44)	37	(7)

Total		$69	$(65)	$4

(1)	Fixed rate liabilities reported in PABs or future policy benefits.

(2)	Fixed rate or floating rate liabilities.

All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Cash Flow Hedges

The Company designates and accounts for the following as cash flow hedges when they have met the requirements of cash flow hedging: (i) interest rate swaps to convert floating rate assets and liabilities to fixed rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated assets and liabilities; (iii) interest rate forwards and credit forwards to lock in the price to be paid for forward purchases of investments; and (iv) interest rate swaps and interest rate forwards to hedge the forecasted purchases of fixed-rate investments.

In certain instances, the Company discontinued cash flow hedge accounting because the forecasted transactions were no longer probable of occurring. Because certain of the forecasted transactions also were not probable of occurring within two months of the anticipated date, the Company reclassified certain amounts from AOCI into net derivative gains (losses). These amounts were not significant for both the three months and six months ended June 30, 2013, and were $0 and $4 million for the three months and six months ended June 30, 2012, respectively.

At both June 30, 2013 and December 31, 2012, the maximum length of time over which the Company was hedging its exposure to variability in future cash flows for forecasted transactions did not exceed eight years.

At June 30, 2013 and December 31, 2012, the balance in AOCI associated with cash flow hedges was $985 million and $1.1 billion, respectively.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The following table presents the effects of derivatives in cash flow hedging relationships on the interim condensed consolidated statements of operations and comprehensive income and the interim condensed consolidated statements of equity:

Derivatives in Cash Flow Hedging Relationships	Amount of Gains (Losses) Deferred in AOCI on Derivatives	Amount and Location of Gains (Losses) Reclassified from AOCI into Income (Loss)		Amount and Location of Gains (Losses) Recognized in Income (Loss) on Derivatives
	(Effective Portion)	(Effective Portion)		(Ineffective Portion)
		Net Derivative Gains (Losses)	Net Investment Income	Net Derivative Gains (Losses)
	(In millions)
Three Months Ended June 30, 2013:
Interest rate swaps	$(219)	$9	$2	$5
Interest rate forwards	(17)	—	1	1
Foreign currency swaps	(16)	(66)	(1)	1
Credit forwards	(3)	—	—	—

Total	$(255)	$(57)	$2	$7

Three Months Ended June 30, 2012:
Interest rate swaps	$395	$—	$—	$(3)
Interest rate forwards	44	—	1	(1)
Foreign currency swaps	209	7	(1)	3
Credit forwards	—	—	—	—

Total	$648	$7	$—	$(1)

Six Months Ended June 30, 2013:
Interest rate swaps	$(320)	$14	$4	$2
Interest rate forwards	(27)	—	1	1
Foreign currency swaps	89	(211)	(2)	5
Credit forwards	(3)	—	—	—

Total	$(261)	$(197)	$3	$8

Six Months Ended June 30, 2012:
Interest rate swaps	$135	$1	$1	$—
Interest rate forwards	9	—	1	—
Foreign currency swaps	96	1	(2)	1
Credit forwards	—	—	—	—

Total	$240	$2	$—	$1

All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

At June 30, 2013, $52 million of deferred net gains (losses) on derivatives in AOCI was expected to be reclassified to earnings within the next 12 months.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Credit Derivatives

In connection with synthetically created credit investment transactions and credit default swaps held in relation to the trading portfolio, the Company writes credit default swaps for which it receives a premium to insure credit risk. Such credit derivatives are included within the non-qualifying derivatives and derivatives for purposes other than hedging table. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the Company paying the counterparty the specified swap notional amount in exchange for the delivery of par quantities of the referenced credit obligation. The Company’s maximum amount at risk, assuming the value of all referenced credit obligations is zero, was $7.0 billion and $6.2 billion at June 30, 2013 and December 31, 2012, respectively. The Company can terminate these contracts at any time through cash settlement with the counterparty at an amount equal to the then current fair value of the credit default swaps. At June 30, 2013 and December 31, 2012, the Company would have received $57 million and $50 million, respectively, to terminate all of these contracts.

The following table presents the estimated fair value, maximum amount of future payments and weighted average years to maturity of written credit default swaps at:

	June 30, 2013			December 31, 2012
Rating Agency Designation of Referenced Credit Obligations (1)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps (2)	Weighted Average Years to Maturity (3)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps (2)	Weighted Average Years to Maturity (3)
	(In millions)			(In millions)
Aaa/Aa/A
Single name credit default swaps (corporate)	$6	$558	2.3	$7	$573	2.5
Credit default swaps referencing indices	19	2,264	1.7	31	2,064	2.1

Subtotal	25	2,822	1.8	38	2,637	2.2

Baa
Single name credit default swaps (corporate)	5	1,182	3.8	4	835	3.2
Credit default swaps referencing indices	17	2,649	4.9	6	2,469	4.9

Subtotal	22	3,831	4.6	10	3,304	4.5

Ba
Single name credit default swaps (corporate)	—	45	3.5	—	25	2.7
Credit default swaps referencing indices	—	—	—	—	—	—

Subtotal	—	45	3.5	—	25	2.7

B
Single name credit default swaps (corporate)	—	—	—	—	—	—
Credit default swaps referencing indices	10	339	4.9	2	264	4.9

Subtotal	10	339	4.9	2	264	4.9

Total	$57	$7,037	3.5	$50	$6,230	3.5

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(1)

The rating agency designations are based on availability and the midpoint of the applicable ratings among Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings. If no rating is available from a rating agency, then an internally developed rating is used.

(2)	Assumes the value of the referenced credit obligations is zero.

(3)	The weighted average years to maturity of the credit default swaps is calculated based on weighted average notional amounts.

The Company has also entered into credit default swaps to purchase credit protection on certain of the referenced credit obligations in the table above. As a result, the maximum amounts of potential future recoveries available to offset the $7.0 billion and $6.2 billion from the table above were $75 million and $120 million at June 30, 2013 and December 31, 2012, respectively.

Written credit default swaps held in relation to the trading portfolio amounted to $10 million in notional and $0 in fair value at both June 30, 2013 and December 31, 2012.

Credit Risk on Freestanding Derivatives

The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivatives. Generally, the current credit exposure of the Company’s derivatives is limited to the net positive estimated fair value of derivatives at the reporting date after taking into consideration the existence of master netting or similar agreements and any collateral received pursuant to such agreements.

The Company manages its credit risk related to derivatives by entering into transactions with creditworthy counterparties and establishing and monitoring exposure limits. The Company’s OTC-bilateral derivative transactions are generally governed by ISDA Master Agreements which provide for legally enforceable set-off and close-out netting of exposures to specific counterparties in the event of early termination of a transaction, which includes, but is not limited, to events of default and bankruptcy. In the event of an early termination, the Company is permitted to set off receivables from the counterparty against payables to the same counterparty arising out of all included transactions. Substantially all of the Company’s ISDA Master Agreements also include Credit Support Annex provisions which require both the pledging and accepting of collateral in connection with its OTC-bilateral derivatives. See Note 7 for a description of the impact of credit risk on the valuation of derivatives.

The Company’s OTC-cleared derivatives are effected through central clearing counterparties and its exchange-traded derivatives are effected through regulated exchanges. Such positions are marked to market and margined on a daily basis, and the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties to such derivatives.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The estimated fair value of the Company’s net derivative assets and net derivative liabilities after the application of master netting agreements and collateral were as follows at:

	June 30, 2013		December 31, 2012
Derivatives Subject to a Master Netting Arrangement or a Similar Arrangement	Assets	Liabilities	Assets	Liabilities
	(In millions)
Gross estimated fair value of derivatives:
OTC-bilateral	$4,937	$1,854	$6,556	$2,408
OTC-cleared	5	—	—	—
Exchange-traded	—	—	—	10

Total gross estimated fair value of derivatives (1)	4,942	1,854	6,556	2,418
Amounts offset in the consolidated balance sheets	—	—	—	—

Estimated fair value of derivatives presented in the consolidated balance sheets (1)	4,942	1,854	6,556	2,418
Gross amounts not offset in the consolidated balance sheets:
Gross estimated fair value of derivatives: (2)
OTC-bilateral	(1,653)	(1,653)	(2,083)	(2,083)
OTC-cleared	—	—	—	—
Exchange-traded	—	—	—	—
Cash collateral: (3)
OTC-bilateral	(1,765)	(2)	(3,425)	(1)
OTC-cleared	(5)	—	—	—
Exchange-traded	—	—	—	(10)
Securities collateral: (4)
OTC-bilateral	(1,327)	(160)	(1,048)	(261)
OTC-cleared	—	—	—	—
Exchange-traded	—	—	—	—

Net amount after application of master netting agreements and collateral	$192	$39	$—	$63

(1)

At June 30, 2013 and December 31, 2012, derivative assets include income or expense accruals reported in accrued investment income or in other liabilities of $85 million and $138 million, respectively, and derivative liabilities include income or expense accruals reported in accrued investment income or in other liabilities of $18 million and $86 million, respectively.

(2)	Estimated fair value of derivatives is limited to the amount that is subject to set-off and includes income or expense accruals.

(3)

Cash collateral received is included in cash and cash equivalents, short-term investments or in fixed maturity securities, and the obligation to return it is included in payables for collateral under securities loaned and other transactions in the consolidated balance sheets. The receivable for the return of cash collateral provided by the Company is inclusive of initial margin on exchange-traded and OTC-cleared derivatives and is included in premiums, reinsurance and other receivables in the consolidated balance sheets. The amount of cash collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements. At June 30, 2013 and December 31, 2012, the Company received excess cash collateral of $1 million and $0, respectively, and provided excess cash collateral of $1 million and $25 million, respectively, which is not included in the table above due to the foregoing limitation.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(4)

Securities collateral received by the Company is held in separate custodial accounts and is not recorded on the consolidated balance sheets. Subject to certain constraints, the Company is permitted by contract to sell or repledge this collateral, but at June 30, 2013 none of the collateral had been sold or repledged. Securities collateral pledged by the Company is reported in fixed maturity securities in the consolidated balance sheets. Subject to certain constraints, the counterparties are permitted by contract to sell or repledge this collateral. The amount of securities collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements and cash collateral. At June 30, 2013 and December 31, 2012, the Company received excess securities collateral of $70 million and $139 million, respectively, for its OTC-bilateral derivatives, which are not included in the table above due to the foregoing limitation. At June 30, 2013 and December 31, 2012, the Company provided excess securities collateral of $34 million and $0, respectively, for its OTC-bilateral derivatives and $46 million and $0, respectively, for its OTC-cleared derivatives, which are not included in the table above due to the foregoing limitation. At both June 30, 2013 and December 31, 2012, the Company did not pledge any securities collateral for its exchange-traded derivatives.

The Company’s collateral arrangements for its OTC-bilateral derivatives generally require the counterparty in a net liability position, after considering the effect of netting agreements, to pledge collateral when the fair value of that counterparty’s derivatives reaches a pre-determined threshold. Certain of these arrangements also include credit-contingent provisions that provide for a reduction of these thresholds (on a sliding scale that converges toward zero) in the event of downgrades in the credit ratings of the Company and/or the counterparty. In addition, certain of the Company’s netting agreements for derivatives contain provisions that require both the Company and the counterparty to maintain a specific investment grade credit rating from each of Moody’s and S&P. If a party’s credit ratings were to fall below that specific investment grade credit rating, that party would be in violation of these provisions, and the other party to the derivatives could terminate the transactions and demand immediate settlement and payment based on such party’s reasonable valuation of the derivatives.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The following table presents the estimated fair value of the Company’s OTC-bilateral derivatives that are in a net liability position after considering the effect of netting agreements, together with the estimated fair value and balance sheet location of the collateral pledged. The table also presents the incremental collateral that the Company would be required to provide if there was a one notch downgrade in the Company’s credit rating at the reporting date or if the Company’s credit rating sustained a downgrade to a level that triggered full overnight collateralization or termination of the derivative position at the reporting date. OTC-bilateral derivatives that are not subject to collateral agreements are excluded from this table.

		Estimated Fair Value of Collateral Provided:		Fair Value of Incremental Collateral Provided Upon:
	Estimated Fair Value of Derivatives in Net Liability Position (1)	Fixed Maturity Securities	Cash	One Notch Downgrade in the Company’s Credit Rating	Downgrade in the Company’s Credit Rating to a Level that Triggers Full Overnight Collateralization or Termination of the Derivative Position
	(In millions)
June 30, 2013:
Derivatives subject to credit-contingent provisions	$161	$194	$—	$—	$1
Derivatives not subject to credit-contingent provisions	3	—	2	—	—

Total	$164	$194	$2	$—	$1

December 31, 2012:
Derivatives subject to credit-contingent provisions	$263	$261	$—	$—	$1
Derivatives not subject to credit-contingent provisions	—	—	1	—	—

Total	$263	$261	$1	$—	$1

(1)	After taking into consideration the existence of netting agreements.

Embedded Derivatives

The Company issues certain products or purchases certain investments that contain embedded derivatives that are required to be separated from their host contracts and accounted for as freestanding derivatives. These host contracts principally include: variable annuities with guaranteed minimum benefits, including GMWBs, guaranteed minimum accumulation benefits (“GMABs”) and certain GMIBs; affiliated ceded reinsurance of guaranteed minimum benefits related to GMWBs, GMABs and certain GMIBs; funds withheld on ceded reinsurance and affiliated funds withheld on ceded reinsurance; funding agreements with equity or bond indexed crediting rates; and certain debt and equity securities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The following table presents the estimated fair value and balance sheet location of the Company’s embedded derivatives that have been separated from their host contracts at:

	Balance Sheet Location	June 30, 2013	December 31, 2012
		(In millions)
Net embedded derivatives within asset host contracts:
Ceded guaranteed minimum benefits	Premiums, reinsurance and other receivables	$637	$1,362
Options embedded in debt or equity securities	Investments	(96)	(55)

Net embedded derivatives within asset host contracts		$541	$1,307

Net embedded derivatives within liability host contracts:
Direct guaranteed minimum benefits	PABs	$(480)	$(92)
Funds withheld on ceded reinsurance	Other liabilities	951	1,563
Other	PABs	7	16

Net embedded derivatives within liability host contracts		$478	$1,487

The following table presents changes in estimated fair value related to embedded derivatives:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Net derivative gains (losses) (1), (2)	$324	$365	$271	$310

(1)

The valuation of direct guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses), in connection with this adjustment, were ($7) million and ($32) million for the three months and six months ended June 30, 2013, respectively, and $37 million and ($29) million for the three months and six months ended June 30, 2012, respectively. In addition, the valuation of ceded guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses), in connection with this adjustment, were $13 million and $65 million for the three months and six months ended June 30, 2013, respectively, and ($94) million and $48 million for the three months and six months ended June 30, 2012, respectively.

(2)	See Note 12 for discussion of affiliated net derivative gains (losses) included in the table above.

7.  Fair Value

Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Recurring Fair Value Measurements

The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy, including those items for which the Company has elected the FVO, are presented below.

	June 30, 2013
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
U.S. corporate	$—	$59,829	$4,216	$64,045
U.S. Treasury and agency	16,248	15,813	81	32,142
Foreign corporate	—	26,133	2,888	29,021
RMBS	882	22,204	2,314	25,400
CMBS	—	7,912	569	8,481
ABS	—	5,933	2,179	8,112
State and political subdivision	—	6,052	1	6,053
Foreign government	—	3,644	316	3,960

Total fixed maturity securities	17,130	147,520	12,564	177,214

Equity securities:
Common stock	287	757	58	1,102
Non-redeemable preferred stock	—	376	280	656

Total equity securities	287	1,133	338	1,758

Trading and FVO securities:
Actively Traded Securities	4	729	11	744
FVO general account securities	—	25	32	57
FVO securities held by CSEs	—	27	—	27

Total trading and FVO securities	4	781	43	828

Short-term investments (1)	1,139	2,450	129	3,718
Residential mortgage loans—FVO	—	—	150	150
Derivative assets: (2)
Interest rate	—	3,892	21	3,913
Foreign currency exchange rate	—	834	22	856
Credit	—	52	24	76
Equity market	—	12	—	12

Total derivative assets	—	4,790	67	4,857

Net embedded derivatives within asset host contracts (3)	—	—	637	637
Separate account assets (4)	27,234	98,897	968	127,099

Total assets	$45,794	$255,571	$14,896	$316,261

Liabilities:
Derivative liabilities: (2)
Interest rate	$—	$1,138	$—	$1,138
Foreign currency exchange rate	—	669	—	669
Credit	—	24	5	29

Total derivative liabilities	—	1,831	5	1,836

Net embedded derivatives within liability host contracts (3)	—	7	471	478
Long-term debt of CSEs	—	—	31	31
Trading liabilities (5)	236	—	—	236

Total liabilities	$236	$1,838	$507	$2,581

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	December 31, 2012
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Fixed maturity securities:
U.S. corporate	$—	$61,540	$5,460	$67,000
U.S. Treasury and agency	17,653	14,927	71	32,651
Foreign corporate	—	27,180	3,054	30,234
RMBS	—	23,323	1,702	25,025
CMBS	—	9,384	402	9,786
ABS	—	6,202	1,923	8,125
State and political subdivision	—	6,720	—	6,720
Foreign government	—	3,853	282	4,135

Total fixed maturity securities	17,653	153,129	12,894	183,676

Equity securities:
Common stock	189	792	60	1,041
Non-redeemable preferred stock	—	177	281	458

Total equity securities	189	969	341	1,499

Trading and FVO securities:
Actively Traded Securities	7	646	6	659
FVO general account securities	—	26	26	52
FVO securities held by CSEs	—	41	—	41

Total trading and FVO securities	7	713	32	752

Short-term investments (1)	2,565	3,936	252	6,753
Residential mortgage loans—FVO	—	—	—	—
Derivative assets: (2)
Interest rate	—	5,613	58	5,671
Foreign currency exchange rate	—	646	38	684
Credit	—	29	33	62
Equity market	—	1	—	1

Total derivative assets	—	6,289	129	6,418

Net embedded derivatives within asset host contracts (3)	—	—	1,362	1,362
Separate account assets (4)	24,237	95,794	940	120,971

Total assets	$44,651	$260,830	$15,950	$321,431

Liabilities:
Derivative liabilities: (2)
Interest rate	$10	$1,428	$—	$1,438
Foreign currency exchange rate	—	874	1	875
Credit	—	19	—	19

Total derivative liabilities	10	2,321	1	2,332

Net embedded derivatives within liability host contracts (3)	—	16	1,471	1,487
Long-term debt of CSEs	—	—	44	44
Trading liabilities (5)	163	—	—	163

Total liabilities	$173	$2,337	$1,516	$4,026

(1)

Short-term investments as presented in the tables above differ from the amounts presented in the consolidated balance sheets because certain short-term investments are not measured at estimated fair value on a recurring basis.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(2)

Derivative assets are presented within other invested assets in the consolidated balance sheets and derivative liabilities are presented within other liabilities in the consolidated balance sheets. The amounts are presented gross in the tables above to reflect the presentation in the consolidated balance sheets, but are presented net for purposes of the rollforward in the Fair Value Measurements Using Significant Unobservable Inputs (Level 3) tables.

(3)

Net embedded derivatives within asset host contracts are presented within premiums, reinsurance and other receivables in the consolidated balance sheets. Net embedded derivatives within liability host contracts are presented within PABs and other liabilities in the consolidated balance sheets. At June 30, 2013 and December 31, 2012, equity securities also included embedded derivatives of ($96) million and ($55) million, respectively.

(4)

Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders whose liability is reflected within separate account liabilities. Separate account liabilities are set equal to the estimated fair value of separate account assets.

(5)	Trading liabilities are presented within other liabilities in the consolidated balance sheets.

The following describes the valuation methodologies used to measure assets and liabilities at fair value. The description includes the valuation techniques and key inputs for each category of assets or liabilities that are classified within Level 2 and Level 3 of the fair value hierarchy.

Investments

Valuation Controls and Procedures

On behalf of the Company and MetLife, Inc.’s Chief Investment Officer and Chief Financial Officer, a pricing and valuation committee that is independent of the trading and investing functions and comprised of senior management, provides oversight of control systems and valuation policies for securities, mortgage loans and derivatives. On a monthly basis, this committee reviews and approves new transaction types and markets, ensures that observable market prices and market-based parameters are used for valuation, wherever possible, and determines that judgmental valuation adjustments, when applied, are based upon established policies and are applied consistently over time. This committee also provides oversight of the selection of independent third party pricing providers and the controls and procedures to evaluate third party pricing. Periodically, the Chief Accounting Officer reports to the Audit Committee of MetLife, Inc.’s Board of Directors regarding compliance with fair value accounting standards.

The Company reviews its valuation methodologies on an ongoing basis and revises those methodologies when necessary based on changing market conditions. Assurance is gained on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with fair value accounting standards through controls designed to ensure valuations represent an exit price. Several controls are utilized, including certain monthly controls, which include, but are not limited to, analysis of portfolio returns to corresponding benchmark returns, comparing a sample of executed prices of securities sold to the fair value estimates, comparing fair value estimates to management’s knowledge of the current market, reviewing the bid/ask spreads to assess activity, comparing prices from multiple independent pricing services and ongoing due diligence to confirm that independent pricing services use market-based parameters. The process includes a determination of the observability of inputs used in estimated fair values received from independent pricing services or brokers by assessing whether these inputs can be corroborated by observable market data. The Company ensures that prices received from independent brokers, also referred to herein as “consensus pricing,” represent a reasonable estimate of fair

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

value by considering such pricing relative to the Company’s knowledge of the current market dynamics and current pricing for similar financial instruments. While independent non-binding broker quotations are utilized, they are not used for a significant portion of the portfolio. For example, fixed maturity securities priced using independent non-binding broker quotations represent less than 1% of the total estimated fair value of fixed maturity securities and 9% of the total estimated fair value of Level 3 fixed maturity securities.

The Company also applies a formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value. If prices received from independent pricing services are not considered reflective of market activity or representative of estimated fair value, independent non-binding broker quotations are obtained, or an internally developed valuation is prepared. Internally developed valuations of current estimated fair value, which reflect internal estimates of liquidity and nonperformance risks, compared with pricing received from the independent pricing services, did not produce material differences in the estimated fair values for the majority of the portfolio; accordingly, overrides were not material. This is, in part, because internal estimates of liquidity and nonperformance risks are generally based on available market evidence and estimates used by other market participants. In the absence of such market-based evidence, management’s best estimate is used.

Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities

When available, the estimated fair value of these financial instruments is based on quoted prices in active markets that are readily and regularly obtainable. Generally, these are the most liquid of the Company’s securities holdings and valuation of these securities does not involve management’s judgment.

When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, giving priority to observable inputs. The significant inputs to the market standard valuation methodologies for certain types of securities with reasonable levels of price transparency are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. When observable inputs are not available, the market standard valuation methodologies rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs can be based in large part on management’s judgment or estimation and cannot be supported by reference to market activity. Even though these inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such securities and are considered appropriate given the circumstances.

The estimated fair value of FVO securities held by CSEs, long-term debt of CSEs and trading liabilities is determined on a basis consistent with the methodologies described herein for securities. The Company consolidates certain securitization entities that hold securities that have been accounted for under the FVO and classified within trading and FVO securities.

Level 2 Valuation Techniques and Key Inputs:

This level includes securities priced principally by independent pricing services using observable inputs. Trading and FVO securities and short-term investments within this level are of a similar nature and class to the Level 2 fixed maturity securities and equity securities.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

U.S. corporate and foreign corporate securities

These securities are principally valued using the market and income approaches. Valuations are based primarily on quoted prices in markets that are not active, or using matrix pricing or other similar techniques that use standard market observable inputs such as benchmark yields, spreads off benchmark yields, new issuances, issuer rating, duration, and trades of identical or comparable securities. Privately-placed securities are valued using matrix pricing methodologies using standard market observable inputs, and inputs derived from, or corroborated by, market observable data including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues that incorporate the credit quality and industry sector of the issuer, and in certain cases, delta spread adjustments to reflect specific credit-related issues.

U.S. Treasury and agency securities

These securities are principally valued using the market approach. Valuations are based primarily on quoted prices in markets that are not active, or using matrix pricing or other similar techniques using standard market observable inputs such as a benchmark U.S. Treasury yield curve, the spread off the U.S. Treasury yield curve for the identical security and comparable securities that are actively traded.

Structured securities comprised of RMBS, CMBS and ABS

These securities are principally valued using the market and income approaches. Valuations are based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques using standard market inputs, including spreads for actively traded securities, spreads off benchmark yields, expected prepayment speeds and volumes, current and forecasted loss severity, rating, weighted average coupon, weighted average maturity, average delinquency rates, geographic region, debt-service coverage ratios and issuance-specific information, including, but not limited to: collateral type, payment terms of the underlying assets, payment priority within the tranche, structure of the security, deal performance and vintage of loans.

State and political subdivision and foreign government securities

These securities are principally valued using the market approach. Valuations are based primarily on matrix pricing or other similar techniques using standard market observable inputs, including a benchmark U.S. Treasury yield or other yields, issuer ratings, broker-dealer quotes, issuer spreads and reported trades of similar securities, including those within the same sub-sector or with a similar maturity or credit rating.

Common and non-redeemable preferred stock

These securities are principally valued using the market approach. Valuations are based principally on observable inputs, including quoted prices in markets that are not considered active.

Level 3 Valuation Techniques and Key Inputs:

In general, securities classified within Level 3 use many of the same valuation techniques and inputs as described previously for Level 2. However, if key inputs are unobservable, or if the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

investments are less liquid and there is very limited trading activity, the investments are generally classified as Level 3. The use of independent non-binding broker quotations to value investments generally indicates there is a lack of liquidity or a lack of transparency in the process to develop the valuation estimates, generally causing these investments to be classified in Level 3.

Trading and FVO securities and short-term investments within this level are of a similar nature and class to the Level 3 securities described below; accordingly, the valuation techniques and significant market standard observable inputs used in their valuation are also similar to those described below.

U.S. corporate and foreign corporate securities

These securities, including financial services industry hybrid securities classified within fixed maturity securities, are principally valued using the market approach. Valuations are based primarily on matrix pricing or other similar techniques that utilize unobservable inputs or inputs that cannot be derived principally from, or corroborated by, observable market data, including illiquidity premium, delta spread adjustments to reflect specific credit-related issues, credit spreads; and inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2. Certain valuations are based on independent non-binding broker quotations.

Structured securities comprised of RMBS, CMBS and ABS

These securities are principally valued using the market and income approaches. Valuations are based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques that utilize inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data, including credit spreads. Below investment grade securities and sub-prime RMBS included in this level are valued based on inputs including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2. Certain of these valuations are based on independent non-binding broker quotations.

State and political subdivision and foreign government securities

These securities are principally valued using the market approach. Valuations are based primarily on independent non-binding broker quotations and inputs, including quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2. Certain valuations are based on matrix pricing that utilize inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data, including credit spreads.

Common and non-redeemable preferred stock

These securities, including privately-held securities and financial services industry hybrid securities classified within equity securities, are principally valued using the market and income approaches. Valuations are based primarily on matrix pricing, discounted cash flow methodologies or other similar techniques using inputs such as comparable credit rating and issuance structure. Certain of these securities are valued based on inputs including quoted prices for identical or similar securities

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

that are less liquid and based on lower levels of trading activity than securities classified in Level 2 and independent non-binding broker quotations.

Mortgage Loans

The Company has elected the FVO for certain residential mortgage loans held-for-investment.

Level 3 Valuation Techniques and Key Inputs:

Residential mortgage loans—FVO

For these investments, the estimated fair values are based primarily on matrix pricing or other similar techniques that utilize inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data.

Separate Account Assets

Separate account assets are carried at estimated fair value and reported as a summarized total on the consolidated balance sheets. The estimated fair value of separate account assets is based on the estimated fair value of the underlying assets. Separate account assets include: mutual funds, fixed maturity securities, equity securities, derivatives, hedge funds, other limited partnership interests, short-term investments and cash and cash equivalents.

Level 2 Valuation Techniques and Key Inputs:

These assets are comprised of investments that are similar in nature to the instruments described under “— Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities” and “— Derivatives — Freestanding Derivatives.” Also included are certain mutual funds and hedge funds without readily determinable fair values as prices are not published publicly. Valuation of the mutual funds and hedge funds is based upon quoted prices or reported net asset value (“NAV”) provided by the fund managers.

Level 3 Valuation Techniques and Key Inputs:

These assets are comprised of investments that are similar in nature to the instruments described under “— Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities” and “— Derivatives — Freestanding Derivatives.” Also included are other limited partnership interests, which are valued giving consideration to the value of the underlying holdings of the partnerships and by applying a premium or discount, if appropriate, for factors such as liquidity, bid/ask spreads, the performance record of the fund manager or other relevant variables that may impact the exit value of the particular partnership interest.

Derivatives

The estimated fair value of derivatives is determined through the use of quoted market prices for exchange-traded derivatives, or through the use of pricing models for OTC-bilateral and OTC-cleared derivatives. The determination of estimated fair value, when quoted market values are not available, is based on market standard

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. The valuation controls and procedures for derivatives are described in “— Investments.”

The significant inputs to the pricing models for most OTC-bilateral and OTC-cleared derivatives are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Significant inputs that are observable generally include: interest rates, foreign currency exchange rates, interest rate curves, credit curves and volatility. However, certain OTC-bilateral and OTC-cleared derivatives may rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant inputs that are unobservable generally include references to emerging market currencies and inputs that are outside the observable portion of the interest rate curve, credit curve, volatility or other relevant market measure. These unobservable inputs may involve significant management judgment or estimation. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and management believes they are consistent with what other market participants would use when pricing such instruments.

Most inputs for OTC-bilateral and OTC-cleared derivatives are mid-market inputs but, in certain cases, liquidity adjustments are made when they are deemed more representative of exit value. Market liquidity, as well as the use of different methodologies, assumptions and inputs, may have a material effect on the estimated fair values of the Company’s derivatives and could materially affect net income.

The credit risk of both the counterparty and the Company are considered in determining the estimated fair value for all OTC-bilateral and OTC-cleared derivatives, and any potential credit adjustment is based on the net exposure by counterparty after taking into account the effects of netting agreements and collateral arrangements. The Company values its OTC-bilateral and OTC-cleared derivatives using standard swap curves which may include a spread to the risk free rate, depending upon specific collateral arrangements. This credit spread is appropriate for those parties that execute trades at pricing levels consistent with similar collateral arrangements. As the Company and its significant derivative counterparties generally execute trades at such pricing levels and hold sufficient collateral, additional credit risk adjustments are not currently required in the valuation process. The Company’s ability to consistently execute at such pricing levels is in part due to the netting agreements and collateral arrangements that are in place with all of its significant derivative counterparties. An evaluation of the requirement to make additional credit risk adjustments is performed by the Company each reporting period.

Freestanding Derivatives

Level 2 Valuation Techniques and Key Inputs:

This level includes all types of derivatives utilized by the Company with the exception of exchange-traded derivatives included within Level 1 and those derivatives with unobservable inputs as described in Level 3. These derivatives are principally valued using the income approach.

Interest rate

Non-option-based. Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve and basis curves.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Option-based. Valuations are based on option pricing models, which utilize significant inputs that may include the swap yield curve, basis curves and interest rate volatility.

Foreign currency exchange rate

Non-option-based. Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve, basis curves, currency spot rates and cross currency basis curves.

Credit

Non-option-based. Valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve, credit curves and recovery rates.

Equity market

Option-based. Valuations are based on option pricing models, which utilize significant inputs that may include the swap yield curve, spot equity index levels, dividend yield curves and equity volatility.

Level 3 Valuation Techniques and Key Inputs:

These derivatives are principally valued using the income approach. Valuations of non-option-based derivatives utilize present value techniques, whereas valuations of option-based derivatives utilize option pricing models. These valuation methodologies generally use the same inputs as described in the corresponding sections above for Level 2 measurements of derivatives. However, these derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data.

Interest rate

Non-option-based. Significant unobservable inputs may include the extrapolation beyond observable limits of the swap yield curve and basis curves.

Foreign currency exchange rate

Non-option-based. Significant unobservable inputs may include the extrapolation beyond observable limits of the swap yield curve, basis curves, cross currency basis curves and currency correlation.

Credit

Non-option-based. Significant unobservable inputs may include credit spreads, repurchase rates and the extrapolation beyond observable limits of the swap yield curve and credit curves. Certain of these derivatives are valued based on independent non-binding broker quotations.

Embedded Derivatives

Embedded derivatives principally include certain direct variable annuity guarantees, certain affiliated ceded reinsurance agreements related to such variable annuity guarantees, equity or bond indexed crediting rates within

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

certain funding agreements and those related to ceded funds withheld on reinsurance. Embedded derivatives are recorded at estimated fair value with changes in estimated fair value reported in net income.

The Company issues certain variable annuity products with guaranteed minimum benefits. GMWBs, GMABs and certain GMIBs are embedded derivatives, which are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within PABs in the consolidated balance sheets.

The fair value of these embedded derivatives, estimated as the present value of projected future benefits minus the present value of projected future fees using actuarial and capital market assumptions including expectations concerning policyholder behavior, is calculated by the Company’s actuarial department. The calculation is based on in-force business, and is performed using standard actuarial valuation software which projects future cash flows from the embedded derivative over multiple risk neutral stochastic scenarios using observable risk free rates.

Capital market assumptions, such as risk free rates and implied volatilities, are based on market prices for publicly traded instruments to the extent that prices for such instruments are observable. Implied volatilities beyond the observable period are extrapolated based on observable implied volatilities and historical volatilities. Actuarial assumptions, including mortality, lapse, withdrawal and utilization, are unobservable and are reviewed at least annually based on actuarial studies of historical experience.

The valuation of these guarantee liabilities includes nonperformance risk adjustments and adjustments for a risk margin related to non-capital market inputs. The nonperformance adjustment is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries compared to MetLife, Inc.

Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, premium persistency, partial withdrawal and surrenders. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees. These guarantees may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates; changes in nonperformance risk; and variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income.

The Company ceded the risk associated with certain of the GMIBs, GMABs and GMWBs previously described. In addition to ceding risks associated with guarantees that are accounted for as embedded derivatives, the Company also ceded directly written GMIBs that are accounted for as insurance (i.e., not as embedded derivatives) but where the reinsurance agreement contains an embedded derivative. These embedded derivatives are included within premiums, reinsurance and other receivables in the consolidated balance sheets with changes in estimated fair value reported in net derivative gains (losses). The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The estimated fair value of the embedded derivatives within funds withheld related to certain ceded reinsurance is determined based on the change in estimated fair value of the underlying assets held by the Company in a reference portfolio backing the funds withheld liability. The estimated fair value of the underlying assets is determined as previously described in “— Investments — Securities, Short-term Investments, Long-term Debt of CSEs and Trading Liabilities.” The estimated fair value of these embedded derivatives is included, along with their funds withheld hosts, in other liabilities in the consolidated balance sheets with changes in estimated fair value recorded in net derivative gains (losses). Changes in the credit spreads on the underlying assets, interest rates and market volatility may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.

The estimated fair value of the embedded equity and bond indexed derivatives contained in certain funding agreements is determined using market standard swap valuation models and observable market inputs, including a nonperformance risk adjustment. The estimated fair value of these embedded derivatives are included, along with their funding agreements host, within PABs with changes in estimated fair value recorded in net derivative gains (losses). Changes in equity and bond indices, interest rates and the Company’s credit standing may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.

Embedded Derivatives Within Asset and Liability Host Contracts

Level 3 Valuation Techniques and Key Inputs:

Direct Guaranteed Minimum Benefits

These embedded derivatives are principally valued using the income approach. Valuations are based on option pricing techniques, which utilize significant inputs that may include swap yield curve, currency exchange rates and implied volatilities. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include: the extrapolation beyond observable limits of the swap yield curve and implied volatilities, actuarial assumptions for policyholder behavior and mortality and the potential variability in policyholder behavior and mortality, nonperformance risk and cost of capital for purposes of calculating the risk margin.

Reinsurance Ceded on Certain Guaranteed Minimum Benefits

These embedded derivatives are principally valued using the income approach. The valuation techniques and significant market standard unobservable inputs used in their valuation are similar to those described above in “— Direct Guaranteed Minimum Benefits” and also include counterparty credit spreads.

Embedded Derivatives Within Funds Withheld Related to Certain Ceded Reinsurance

These embedded derivatives are principally valued using the income approach. The valuations are based on present value techniques, which utilize significant inputs that may include the swap yield curve and the fair value of assets within the reference portfolio. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include the fair value of certain assets within the reference portfolio which are not observable in the market and cannot be derived principally from, or corroborated by, observable market data.

Transfers between Levels

Overall, transfers between levels occur when there are changes in the observability of inputs and market activity. Transfers into or out of any level are assumed to occur at the beginning of the period.

Transfers between Levels 1 and 2:

For assets and liabilities measured at estimated fair value and still held at June 30, 2013, transfers between Levels 1 and 2 were not significant. There were no transfers between Levels 1 and 2 for assets and liabilities measured at estimated fair value and still held at December 31, 2012.

Transfers into or out of Level 3:

Assets and liabilities are transferred into Level 3 when a significant input cannot be corroborated with market observable data. This occurs when market activity decreases significantly and underlying inputs cannot be observed, current prices are not available, and/or when there are significant variances in quoted prices, thereby affecting transparency. Assets and liabilities are transferred out of Level 3 when circumstances change such that a significant input can be corroborated with market observable data. This may be due to a significant increase in market activity, a specific event, or one or more significant input(s) becoming observable.

Transfers into Level 3 for fixed maturity securities were due primarily to a lack of trading activity, decreased liquidity and credit ratings downgrades (e.g., from investment grade to below investment grade) which have resulted in decreased transparency of valuations and an increased use of independent non-binding broker quotations and unobservable inputs, such as illiquidity premiums, delta spread adjustments, or credit spreads.

Transfers out of Level 3 for fixed maturity securities resulted primarily from increased transparency of both new issuances that, subsequent to issuance and establishment of trading activity, became priced by independent pricing services and existing issuances that, over time, the Company was able to obtain pricing from, or corroborate pricing received from, independent pricing services with observable inputs (such as observable spreads used in pricing securities) or increases in market activity and upgraded credit ratings.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)

The following table presents certain quantitative information about the significant unobservable inputs used in the fair value measurement, and the sensitivity of the estimated fair value to changes in those inputs, for the more significant asset and liability classes measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at:

			June 30, 2013				December 31, 2012				Impact of Increase in Input on Estimated Fair Value (2)
	Valuation Techniques	Significant Unobservable Inputs	Range			Weighted Average (1)	Range			Weighted Average (1)
Fixed maturity securities: (3)
U.S. corporate and foreign corporate	• Matrix pricing	• Delta spread adjustments (4)	(40)	-	240	60	(50)	-	500	84	Decrease
		• Illiquidity premium (4)	30	-	30	30	30	-	30	30	Decrease
		• Credit spreads (4)	(1,445)	-	720	201	(1,416)	-	830	285	Decrease
		• Offered quotes (5)	—	-	100	99	—	-	178	139	Increase
	• Consensus pricing	• Offered quotes (5)	50	-	105	97	35	-	105	91	Increase

RMBS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	(148)	-	2,984	282	9	-	2,980	541	Decrease (6)
	• Market pricing	• Quoted prices (5)	13	-	106	95	13	-	100	99	Increase (6)
	• Consensus pricing	• Offered quotes (5)	72	-	100	84	28	-	100	75	Increase (6)

CMBS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	165	-	670	290	35	-	4,750	486	Decrease (6)
	• Market pricing	• Quoted prices (5)	35	-	104	97	100	-	104	102	Increase (6)
	• Consensus pricing	• Offered quotes (5)	100	-	100	100					Increase (6)

ABS	• Matrix pricing and discounted cash flow	• Credit spreads (4)	30	-	1,828	78	—	-	1,829	105	Decrease (6)
	• Market pricing	• Quoted prices (5)	—	-	106	100	40	-	102	99	Increase (6)
	• Consensus pricing	• Offered quotes (5)	—	-	111	96	—	-	111	97	Increase (6)

Foreign government	• Matrix pricing	• Credit spreads (4)					111	-	111	111	Decrease
	• Market pricing	• Quoted prices (5)	77	-	120	106	77	-	101	87	Increase
	• Consensus pricing	• Offered quotes (5)	119	-	158	142	82	-	158	130	Increase

Derivatives:
Interest rate	• Present value techniques	• Swap yield (7)	255	-	402		186	-	332		Increase (11)

Foreign currency exchange rate	• Present value techniques	• Swap yield (7)	662	-	770		647	-	795		Increase (11)
		• Correlation (8)	31%	-	50%		43%	-	57%

Credit	• Present value techniques	• Credit spreads (9)	99	-	100		100	-	100		Decrease (9)
	• Consensus pricing	• Offered quotes (10)

Embedded derivatives:
Direct and ceded	• Option pricing	• Mortality rates:
guaranteed	techniques	Ages 0 - 40	0%	-	0.10%		0%	-	0.10%		Decrease (12)
minimum		Ages 41 - 60	0.05%	-	0.64%		0.05%	-	0.64%		Decrease (12)
benefits		Ages 61 - 115	0.32%	-	100%		0.32%	-	100%		Decrease (12)
		• Lapse rates:
		Durations 1 - 10	0.50%	-	100%		0.50%	-	100%		Decrease (13)
		Durations 11 - 20	3%	-	100%		3%	-	100%		Decrease (13)
		Durations 21 - 116	3%	-	100%		3%	-	100%		Decrease (13)
		• Utilization rates	20%	-	50%		20%	-	50%		Increase (14)
		• Withdrawal rates	0.07%	-	10%		0.07%	-	10%		(15)
		• Long-term equity volatilities	17.40%	-	25%		17.40%	-	25%		Increase (16)
		• Nonperformance risk spread	0.07%	-	0.61%		0.10%	-	0.67%		Decrease (17)

(1)	The weighted average for fixed maturity securities is determined based on the estimated fair value of the securities.

(2)

The impact of a decrease in input would have the opposite impact on the estimated fair value. For embedded derivatives, changes to direct guaranteed minimum benefits are based on liability positions and changes to ceded guaranteed minimum benefits are based on asset positions.

(3)	Significant increases (decreases) in expected default rates in isolation would result in substantially lower (higher) valuations.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(4)	Range and weighted average are presented in basis points.

(5)	Range and weighted average are presented in accordance with the market convention for fixed maturity securities of dollars per hundred dollars of par.

(6)

Changes in the assumptions used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumptions used for prepayment rates.

(7)

Ranges represent the rates across different yield curves and are presented in basis points. The swap yield curve is utilized among different types of derivatives to project cash flows, as well as to discount future cash flows to present value. Since this valuation methodology uses a range of inputs across a yield curve to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(8)

Ranges represent the different correlation factors utilized as components within the valuation methodology. Presenting a range of correlation factors is more representative of the unobservable input used in the valuation. Increases (decreases) in correlation in isolation will increase (decrease) the significance of the change in valuations.

(9)

Represents the risk quoted in basis points of a credit default event on the underlying instrument. The range being provided is a single quoted spread in the valuation model. Credit derivatives with significant unobservable inputs are primarily comprised of written credit default swaps.

(10)	At both June 30, 2013 and December 31, 2012, independent non-binding broker quotations were used in the determination of less than 1% of the total net derivative estimated fair value.

(11)	Changes are based on long U.S. dollar net asset positions and will be inversely impacted for short U.S. dollar net asset positions.

(12)

Mortality rates vary by age and by demographic characteristics such as gender. Mortality rate assumptions are based on company experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(13)

Base lapse rates are adjusted at the contract level based on a comparison of the actuarially calculated guaranteed values and the current policyholder account value, as well as other factors, such as the applicability of any surrender charges. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in the money contracts are less likely to lapse. Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. For any given contract, lapse rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(14)

The utilization rate assumption estimates the percentage of contract holders with a GMIB or lifetime withdrawal benefit who will elect to utilize the benefit upon becoming eligible. The rates may vary by the type of guarantee, the amount by which the guaranteed amount is greater than the account value, the contract’s withdrawal history and by the age of the policyholder. For any given contract, utilization rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(15)

The withdrawal rate represents the percentage of account balance that any given policyholder will elect to withdraw from the contract each year. The withdrawal rate assumption varies by age and duration of the contract, and also by other factors such as benefit type. For any given contract, withdrawal rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. For GMWBs, any increase (decrease) in withdrawal rates results in an increase (decrease) in the estimated fair value of the guarantees. For GMABs and GMIBs, any increase (decrease) in withdrawal rates results in a decrease (increase) in the estimated fair value.

(16)

Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. For any given contract, long-term equity volatility rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(17)

Nonperformance risk spread varies by duration and by currency. For any given contract, multiple nonperformance risk spreads will apply, depending on the duration of the cash flow being discounted for purposes of valuing the embedded derivative.

The following is a summary of the valuation techniques and significant unobservable inputs used in the fair value measurement of assets and liabilities classified within Level 3 that are not included in the preceding table. Generally, all other classes of securities classified within Level 3, including those within separate account assets and embedded derivatives within funds withheld related to certain ceded reinsurance, use the same valuation techniques and significant unobservable inputs as previously described for Level 3 securities. This includes matrix pricing and discounted cash flow methodologies, inputs such as quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2, as well as independent non-binding broker quotations. The residential mortgage loans—FVO and long-term debt of CSEs are valued using independent non-binding broker quotations and internal models including matrix pricing and discounted cash flow methodologies using current interest rates. The sensitivity of the estimated fair value to changes in the significant unobservable inputs for these other assets and liabilities is similar in nature to that described in the preceding table. The valuation techniques and significant unobservable inputs used in the fair value measurement for the more significant assets measured at estimated fair value on a nonrecurring basis and determined using significant unobservable inputs (Level 3) are summarized in “— Nonrecurring Fair Value Measurements.”

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The following tables summarize the change of all assets and (liabilities) measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Three Months Ended June 30, 2013:
Balance, beginning of period	$4,659	$111	$2,755	$2,073	$458	$2,292	$—	$314
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	1	—	—	3	(1)	—	—	2
Net investment gains (losses)	(29)	—	(2)	4	—	1	—	—
Net derivative gains (losses)	—	—	—	—	—	—	—	—
OCI	(112)	(3)	(92)	14	7	(13)	—	(17)
Purchases (3)	377	—	269	407	108	92	1	20
Sales (3)	(184)	(42)	(58)	(104)	(29)	(155)	—	(3)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	6	15	178	3	26	—	—	—
Transfers out of Level 3 (4)	(502)	—	(162)	(86)	—	(38)	—	—

Balance, end of period	$4,216	$81	$2,888	$2,314	$569	$2,179	$1	$316

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$1	$—	$—	$9	$(1)	$—	$—	$2
Net investment gains (losses)	$(29)	$—	$—	$—	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Residential Mortgage Loans - FVO	Separate Account Assets (6)
	(In millions)
Three Months Ended June 30, 2013:
Balance, beginning of period	$58	$275	$14	$29	$191	$—	$956
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	3	1	—	—
Net investment gains (losses)	—	1	—	—	5	—	(6)
Net derivative gains (losses)	—	—	—	—	—	—	—
OCI	—	7	—	—	—	—	—
Purchases (3)	4	20	1	—	129	150	96
Sales (3)	(5)	(23)	(4)	—	(173)	—	(21)
Issuances (3)	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	(19)
Transfers into Level 3 (4)	1	—	2	—	—	—	5
Transfers out of Level 3 (4)	—	—	(2)	—	(24)	—	(43)

Balance, end of period	$58	$280	$11	$32	$129	$150	$968

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$3	$1	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$(1)	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Three Months Ended June 30, 2013:
Balance, beginning of period	$37	$23	$30	$(140)	$(31)
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	—
Net derivative gains (losses)	1	(1)	(8)	291	—
OCI	(17)	—	(3)	—	—
Purchases (3)	—	—	—	—	—
Sales (3)	—	—	—	—	—
Issuances (3)	—	—	—	—	—
Settlements (3)	—	—	—	15	—
Transfers into Level 3 (4)	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—

Balance, end of period	$21	$22	$19	$166	$(31)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$—
Net derivative gains (losses)	$1	$(2)	$(8)	$294	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Three Months Ended June 30, 2012:
Balance, beginning of period	$5,233	$24	$2,272	$1,210	$228	$1,301	$—	$333
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	1	—	1	6	—	—	—	1
Net investment gains (losses)	7	—	(4)	(2)	(4)	—	—	(6)
Net derivative gains (losses)	—	—	—	—	—	—	—	—
OCI	2	1	34	2	(1)	9	—	(4)
Purchases (3)	386	50	483	172	136	370	—	—
Sales (3)	(290)	(1)	(293)	(56)	(32)	(38)	—	(35)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	75	—	84	10	5	1	—	—
Transfers out of Level 3 (4)	(58)	—	(104)	(86)	(18)	(19)	—	—

Balance, end of period	$5,356	$74	$2,473	$1,256	$314	$1,624	$—	$289

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$1	$—	$1	$6	$—	$—	$—	$1
Net investment gains (losses)	$(1)	$—	$(9)	$(2)	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Residential Mortgage Loans - FVO	Separate Account Assets (6)
	(In millions)
Three Months Ended June 30, 2012:
Balance, beginning of period	$130	$289	$13	$20	$179	$—	$1,118
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	(3)	—	—	—
Net investment gains (losses)	2	—	—	—	—	—	32
Net derivative gains (losses)	—	—	—	—	—	—	—
OCI	(4)	(6)	—	—	—	—	—
Purchases (3)	30	5	13	—	325	—	150
Sales (3)	(13)	(13)	(13)	—	(103)	—	(97)
Issuances (3)	—	—	—	—	—	—	2
Settlements (3)	—	—	—	—	—	—	(1)
Transfers into Level 3 (4)	—	—	—	—	—	—	2
Transfers out of Level 3 (4)	—	—	—	—	—	—	(38)

Balance, end of period	$145	$275	$13	$17	$401	$—	$1,168

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$(3)	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Three Months Ended June 30, 2012:
Balance, beginning of period	$45	$44	$27	$(821)	$(82)
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	1
Net derivative gains (losses)	4	4	(10)	375	—
OCI	43	—	—	—	—
Purchases (3)	—	—	—	—	—
Sales (3)	—	—	—	—	—
Issuances (3)	—	—	—	—	—
Settlements (3)	(11)	—	—	12	—
Transfers into Level 3 (4)	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—

Balance, end of period	$81	$48	$17	$(434)	$(81)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$1
Net derivative gains (losses)	$—	$4	$(11)	$377	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Six Months Ended June 30, 2013:
Balance, beginning of period	$5,460	$71	$3,054	$1,702	$402	$1,923	$—	$282
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	2	—	1	11	(2)	—	—	3
Net investment gains (losses)	(31)	—	(15)	2	—	2	—	—
Net derivative gains (losses)	—	—	—	—	—	—	—	—
OCI	17	(3)	(90)	114	18	(22)	—	(17)
Purchases (3)	457	—	292	685	267	561	1	53
Sales (3)	(495)	(4)	(245)	(138)	(61)	(241)	—	(4)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	34	17	152	9	87	—	—	—
Transfers out of Level 3 (4)	(1,228)	—	(261)	(71)	(142)	(44)	—	(1)

Balance, end of period	$4,216	$81	$2,888	$2,314	$569	$2,179	$1	$316

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$2	$—	$1	$16	$(2)	$—	$—	$3
Net investment gains (losses)	$(34)	$—	$(2)	$(1)	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Residential Mortgage Loans - FVO	Separate Account Assets (6)
	(In millions)
Six Months Ended June 30, 2013:
Balance, beginning of period	$60	$281	$6	$26	$252	$—	$940
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	6	—	—	—
Net investment gains (losses)	—	(28)	—	—	(24)	—	8
Net derivative gains (losses)	—	—	—	—	—	—	—
OCI	(5)	58	—	—	19	—	—
Purchases (3)	7	22	3	—	129	150	129
Sales (3)	(5)	(53)	—	—	(247)	—	(32)
Issuances (3)	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	(28)
Transfers into Level 3 (4)	1	—	2	—	—	—	7
Transfers out of Level 3 (4)	—	—	—	—	—	—	(56)

Balance, end of period	$58	$280	$11	$32	$129	$150	$968

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$6	$—	$—	$—
Net investment gains (losses)	$—	$(17)	$—	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)
	Interest Rate	Foreign Currency Exchange Rate	Credit	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Six Months Ended June 30, 2013:
Balance, beginning of period	$58	$37	$33	$(109)	$(44)
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	(1)
Net derivative gains (losses)	—	(16)	(11)	242	—
OCI	(27)	—	(3)	—	—
Purchases (3)	—	—	—	—	—
Sales (3)	—	—	—	—	—
Issuances (3)	—	—	—	—	—
Settlements (3)	(10)	1	—	33	14
Transfers into Level 3 (4)	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—

Balance, end of period	$21	$22	$19	$166	$(31)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$(1)
Net derivative gains (losses)	$1	$(16)	$(12)	$248	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities:
	U.S. Corporate	U.S. Treasury and Agency	Foreign Corporate	RMBS	CMBS	ABS	State and Political Subdivision	Foreign Government
	(In millions)
Six Months Ended June 30, 2012:
Balance, beginning of period	$4,919	$25	$2,258	$691	$219	$1,146	$—	$291
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	1	—	3	12	—	1	—	2
Net investment gains (losses)	6	—	(45)	(3)	(7)	—	—	(6)
Net derivative gains (losses)	—	—	—	—	—	—	—	—
OCI	(27)	—	83	17	5	(7)	—	9
Purchases (3)	828	50	604	614	141	610	—	—
Sales (3)	(426)	(1)	(357)	(85)	(44)	(107)	—	(35)
Issuances (3)	—	—	—	—	—	—	—	—
Settlements (3)	—	—	—	—	—	—	—	—
Transfers into Level 3 (4)	169	—	58	22	—	1	—	28
Transfers out of Level 3 (4)	(114)	—	(131)	(12)	—	(20)	—	—

Balance, end of period	$5,356	$74	$2,473	$1,256	$314	$1,624	$—	$289

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$1	$—	$3	$12	$—	$1	$—	$2
Net investment gains (losses)	$(2)	$—	$(20)	$(1)	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Equity Securities:		Trading and FVO Securities:
	Common Stock	Non- redeemable Preferred Stock	Actively Traded Securities	FVO General Account Securities	Short-term Investments	Residential Mortgage Loans - FVO	Separate Account Assets (6)
	(In millions)
Six Months Ended June 30, 2012:
Balance, beginning of period	$104	$293	$—	$14	$134	$—	$1,082
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	3	—	—	—
Net investment gains (losses)	(3)	—	—	—	—	—	64
Net derivative gains (losses)	—	—	—	—	—	—	—
OCI	—	3	—	—	—	—	—
Purchases (3)	43	5	13	—	335	—	236
Sales (3)	—	(26)	—	—	(68)	—	(218)
Issuances (3)	—	—	—	—	—	—	2
Settlements (3)	—	—	—	—	—	—	(4)
Transfers into Level 3 (4)	1	—	—	—	—	—	23
Transfers out of Level 3 (4)	—	—	—	—	—	—	(17)

Balance, end of period	$145	$275	$13	$17	$401	$—	$1,168

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$3	$—	$—	$—
Net investment gains (losses)	$(3)	$—	$—	$—	$—	$—	$—
Net derivative gains (losses)	$—	$—	$—	$—	$—	$—	$—

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivatives: (7)

	Interest Rate	Foreign Currency Exchange Rate	Credit	Net Embedded Derivatives (8)	Long-term Debt of CSEs
	(In millions)
Six Months Ended June 30, 2012:
Balance, beginning of period	$67	$56	$1	$(790)	$(116)
Total realized/unrealized gains (losses) included in:
Net income (loss): (1), (2)
Net investment income	—	—	—	—	—
Net investment gains (losses)	—	—	—	—	(9)
Net derivative gains (losses)	16	(8)	22	330	—
OCI	9	—	—	—	—
Purchases (3)	—	—	—	—	—
Sales (3)	—	—	—	—	—
Issuances (3)	—	—	(3)	—	—
Settlements (3)	(11)	—	(3)	26	44
Transfers into Level 3 (4)	—	—	—	—	—
Transfers out of Level 3 (4)	—	—	—	—	—

Balance, end of period	$81	$48	$17	$(434)	$(81)

Changes in unrealized gains (losses) included in net income (loss): (5)
Net investment income	$—	$—	$—	$—	$—
Net investment gains (losses)	$—	$—	$—	$—	$(9)
Net derivative gains (losses)	$—	$(8)	$20	$333	$—

(1)

Amortization of premium/accretion of discount is included within net investment income. Impairments charged to net income (loss) on securities are included in net investment gains (losses). Lapses associated with net embedded derivatives are included in net derivative gains (losses).

(2)	Interest and dividend accruals, as well as cash interest coupons and dividends received, are excluded from the rollforward.

(3)	Items purchased/issued and then sold/settled in the same period are excluded from the rollforward. Fees attributed to embedded derivatives are included in settlements.

(4)

Gains and losses, in net income (loss) and OCI, are calculated assuming transfers into and/or out of Level 3 occurred at the beginning of the period. Items transferred into and then out of Level 3 in the same period are excluded from the rollforward.

(5)	Changes in unrealized gains (losses) included in net income (loss) relate to assets and liabilities still held at the end of the respective periods.

(6)

Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders within separate account liabilities. Therefore, such changes in estimated fair value are not recorded in net income. For the purpose of this disclosure, these changes are presented within net investment gains (losses).

(7)	Freestanding derivative assets and liabilities are presented net for purposes of the rollforward.

(8)	Embedded derivative assets and liabilities are presented net for purposes of the rollforward.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Fair Value Option

The following table presents information for residential mortgage loans, which are accounted for under the FVO, and were initially measured at fair value.

	June 30, 2013	December 31, 2012
	(In millions)
Contractual principal balance	$202	$—
Difference between estimated fair value and contractual principal balance	(52)	—

Carrying value at estimated fair value (1)	$150	$—

(1)

Interest income, changes in estimated fair value and gains or losses on sales are recognized in net investment income. There were no changes in estimated fair value for the three months and six months ended June 30, 2013.

The following table presents information for long-term debt of CSEs, which are accounted for under the FVO, and were initially measured at fair value.

	June 30, 2013	December 31, 2012
	(In millions)
Contractual principal balance	$46	$60
Difference between estimated fair value and contractual principal balance	(15)	(16)

Carrying value at estimated fair value (1)	$31	$44

(1)	Changes in estimated fair value are recognized in net investment gains (losses). Interest expense is recognized in other expenses.

Nonrecurring Fair Value Measurements

The following table presents information for assets measured at estimated fair value on a nonrecurring basis during the periods and still held at the reporting dates; that is, they are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The estimated fair values for these assets were determined using significant unobservable inputs (Level 3).

	Three Months Ended June 30,
	2013			2012
	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)
	(In millions)
Mortgage loans, net (1)	$188	$200	$12	$189	$197	$8
Other limited partnership interests (2)	$100	$66	$(34)	$41	$30	$(11)
Real estate joint ventures (3)	$—	$—	$—	$11	$8	$(3)

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

	Six Months Ended June 30,
	2013			2012
	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)	Carrying Value Prior to Measurement	Carrying Value After Measurement	Gains (Losses)
	(In millions)
Mortgage loans, net (1)	$180	$200	$20	$188	$197	$9
Other limited partnership interests (2)	$100	$66	$(34)	$42	$30	$(12)
Real estate joint ventures (3)	$3	$2	$(1)	$11	$8	$(3)

(1)

The carrying value after measurement has been adjusted for the excess of the carrying value prior to measurement over the estimated fair value. Estimated fair values for impaired mortgage loans are based on independent broker quotations or valuation models using unobservable inputs or, if the loans are in foreclosure or are otherwise determined to be collateral dependent, are based on the estimated fair value of the underlying collateral or the present value of the expected future cash flows.

(2)

For these cost method investments, estimated fair value is determined from information provided in the financial statements of the underlying entities including NAV data. These investments include private equity and debt funds that typically invest primarily in various strategies including domestic and international leveraged buyout funds; power, energy, timber and infrastructure development funds; venture capital funds; and below investment grade debt and mezzanine debt funds. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next two to 10 years. Unfunded commitments for these investments at both June 30, 2013 and 2012 were not significant.

(3)

For these cost method investments, estimated fair value is determined from information provided in the financial statements of the underlying entities including NAV data. These investments include several real estate funds that typically invest primarily in commercial real estate and mezzanine debt. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next one to 10 years. Unfunded commitments for these investments at both June 30, 2013 and 2012 were not significant.

Fair Value of Financial Instruments Carried at Other Than Fair Value

The following tables provide fair value information for financial instruments that are carried on the balance sheet at amounts other than fair value. These tables exclude the following financial instruments: cash and cash equivalents, accrued investment income, payables for collateral under securities loaned and other transactions, short-term debt and those short-term investments that are not securities, such as time deposits, and therefore are not included in the three level hierarchy table disclosed in the “— Recurring Fair Value Measurements” section. The estimated fair value of the excluded financial instruments, which are primarily classified in Level 2 and, to a lesser extent, in Level 1, approximates carrying value as they are short-term in nature such that the Company believes there is minimal risk of material changes in interest rates or credit quality. All remaining balance sheet amounts excluded from the table below are not considered financial instruments subject to this disclosure.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The carrying values and estimated fair values for such financial instruments, and their corresponding placement in the fair value hierarchy, are summarized as follows at:

	June 30, 2013
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Mortgage loans, net	$43,923	$—	$—	$46,027	$46,027
Policy loans	$8,435	$—	$743	$9,209	$9,952
Real estate joint ventures	$49	$—	$—	$70	$70
Other limited partnership interests	$971	$—	$—	$1,136	$1,136
Other invested assets	$2,091	$—	$1,954	$163	$2,117
Premiums, reinsurance and other receivables	$14,130	$—	$3	$15,002	$15,005
Liabilities:
PABs	$69,518	$—	$—	$72,241	$72,241
Long-term debt	$2,273	$—	$2,640	$—	$2,640
Other liabilities	$22,093	$—	$2,472	$20,298	$22,770
Separate account liabilities	$55,433	$—	$55,433	$—	$55,433
Commitments: (1)
Mortgage loan commitments	$—	$—	$—	$(11)	$(11)
Commitments to fund bank credit facilities, bridge loans and private corporate bond investments	$—	$—	$(4)	$—	$(4)

	December 31, 2012
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets:
Mortgage loans, net	$44,657	$—	$—	$47,365	$47,365
Policy loans	$8,364	$—	$793	$9,470	$10,263
Real estate joint ventures	$52	$—	$—	$68	$68
Other limited partnership interests	$1,048	$—	$—	$1,161	$1,161
Other invested assets	$2,014	$93	$1,885	$152	$2,130
Premiums, reinsurance and other receivables	$14,172	$—	$37	$15,129	$15,166
Liabilities:
PABs	$71,611	$—	$—	$75,189	$75,189
Long-term debt	$2,276	$—	$2,713	$—	$2,713
Other liabilities	$19,865	$—	$171	$20,488	$20,659
Separate account liabilities	$51,985	$—	$51,985	$—	$51,985
Commitments: (1)
Mortgage loan commitments	$—	$—	$—	$10	$10
Commitments to fund bank credit facilities, bridge loans and private corporate bond investments	$—	$—	$13	$—	$13

(1)	Commitments are off-balance sheet obligations. Negative estimated fair values represent off-balance sheet liabilities. See Note 11 for additional information on these off-balance sheet obligations.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The methods, assumptions and significant valuation techniques and inputs used to estimate the fair value of financial instruments are summarized as follows:

Mortgage Loans

For commercial and agricultural mortgage loans, the estimated fair value is primarily determined by estimating expected future cash flows and discounting them using current interest rates for similar mortgage loans with similar credit risk. For residential mortgage loans, the estimated fair value is primarily determined from pricing for similar loans.

Policy Loans

Policy loans with fixed interest rates are classified within Level 3. The estimated fair values for these loans are determined using a discounted cash flow model applied to groups of similar policy loans determined by the nature of the underlying insurance liabilities. Cash flow estimates are developed by applying a weighted-average interest rate to the outstanding principal balance of the respective group of policy loans and an estimated average maturity determined through experience studies of the past performance of policyholder repayment behavior for similar loans. These cash flows are discounted using current risk-free interest rates with no adjustment for borrower credit risk as these loans are fully collateralized by the cash surrender value of the underlying insurance policy. Policy loans with variable interest rates are classified within Level 2 and the estimated fair value approximates carrying value due to the absence of borrower credit risk and the short time period between interest rate resets, which presents minimal risk of a material change in estimated fair value due to changes in market interest rates.

Real Estate Joint Ventures and Other Limited Partnership Interests

The estimated fair values of these cost method investments are generally based on the Company’s share of the NAV as provided in the financial statements of the investees. In certain circumstances, management may adjust the NAV by a premium or discount when it has sufficient evidence to support applying such adjustments.

Other Invested Assets

These other invested assets are principally comprised of loans to affiliates. The estimated fair value of loans to affiliates is determined by discounting the expected future cash flows using market interest rates currently available for instruments with similar terms and remaining maturities.

Premiums, Reinsurance and Other Receivables

Premiums, reinsurance and other receivables are principally comprised of certain amounts recoverable under reinsurance agreements, amounts on deposit with financial institutions to facilitate daily settlements related to certain derivatives and amounts receivable for securities sold but not yet settled.

Amounts recoverable under ceded reinsurance agreements, which the Company has determined do not transfer significant risk such that they are accounted for using the deposit method of accounting, have been classified as Level 3. The valuation is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using interest rates determined to reflect the appropriate credit standing of the assuming counterparty.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

The amounts on deposit for derivative settlements, classified within Level 2, essentially represent the equivalent of demand deposit balances and amounts due for securities sold are generally received over short periods such that the estimated fair value approximates carrying value.

PABs

These PABs include investment contracts. Embedded derivatives on investment contracts and certain variable annuity guarantees accounted for as embedded derivatives are excluded from this caption in the preceding tables as they are separately presented in “— Recurring Fair Value Measurements.”

The investment contracts primarily include certain funding agreements, fixed deferred annuities, modified guaranteed annuities, fixed term payout annuities and total control accounts. The valuation of these investment contracts is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using current market risk-free interest rates adding a spread to reflect the nonperformance risk in the liability.

Long-term Debt

The estimated fair value of long-term debt is principally determined using market standard valuation methodologies. Valuations are based primarily on quoted prices in markets that are not active or using matrix pricing that use standard market observable inputs such as quoted prices in markets that are not active and observable yields and spreads in the market. Instruments valued using discounted cash flow methodologies use standard market observable inputs including market yield curve, duration, observable prices and spreads for similar publicly traded or privately traded issues.

Capital leases, which are not required to be disclosed at estimated fair value, are excluded from the preceding tables.

Other Liabilities

Other liabilities consist primarily of interest payable, amounts due for securities purchased but not yet settled, funds withheld amounts payable, which are contractually withheld by the Company in accordance with the terms of the reinsurance agreements, and amounts payable under certain assumed reinsurance agreements, which are recorded using the deposit method of accounting. The Company evaluates the specific terms, facts and circumstances of each instrument to determine the appropriate estimated fair values, which are not materially different from the carrying values, with the exception of certain deposit type reinsurance payables. For such payables, the estimated fair value is determined as the present value of expected future cash flows, which are discounted using an interest rate determined to reflect the appropriate credit standing of the assuming counterparty.

Separate Account Liabilities

Separate account liabilities represent those balances due to policyholders under contracts that are classified as investment contracts.

Separate account liabilities classified as investment contracts primarily represent variable annuities with no significant mortality risk to the Company such that the death benefit is equal to the account balance, funding agreements related to group life contracts and certain contracts that provide for benefit funding.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Since separate account liabilities are fully funded by cash flows from the separate account assets which are recognized at estimated fair value as described in the section “— Recurring Fair Value Measurements,” the value of those assets approximates the estimated fair value of the related separate account liabilities. The valuation techniques and inputs for separate account liabilities are similar to those described for separate account assets.

Mortgage Loan Commitments and Commitments to Fund Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments

The estimated fair values for mortgage loan commitments that will be held for investment and commitments to fund bank credit facilities, bridge loans and private corporate bonds that will be held for investment represent the difference between the discounted expected future cash flows using interest rates that incorporate current credit risk for similar instruments on the reporting date and the principal amounts of the commitments.

8.  Equity

Stock-Based Compensation Plans

Performance Shares

For awards granted prior to the January 1, 2013 – December 31, 2015 performance period, vested Performance Shares are multiplied by a performance factor of 0.0 to 2.0 based on MetLife, Inc.’s adjusted income, total shareholder return, and performance in change in annual net operating earnings and total shareholder return compared to the performance of its competitors, each measured with respect to the applicable three-year performance period or portions thereof.

For the January 1, 2013 – December 31, 2015 performance period, the vested Performance Shares will be multiplied by a performance factor of 0.00 to 1.75. Assuming that MetLife, Inc. has met threshold performance goals related to its adjusted income or total shareholder return, the MetLife, Inc. Compensation Committee will determine the performance factor in its discretion. In doing so, the Compensation Committee may consider MetLife, Inc.’s total shareholder return relative to the performance of its competitors and MetLife, Inc.’s operating return on equity relative to its financial plan. The estimated fair value of performance shares will be remeasured each quarter until final settlement.

Payout of 2010 - 2012 Performance Shares

Final Performance Shares are paid in shares of MetLife, Inc. common stock. The performance factor for the January 1, 2010 – December 31, 2012 performance period was 0.92. This factor has been applied to the 1,346,025 Performance Shares associated with that performance period that vested on December 31, 2012 and, as a result, 1,238,343 shares of MetLife, Inc.’s common stock (less withholding for taxes and other items, as applicable) were issued, aside from shares that payees choose to defer, in April 2013. The Company was allocated a pro rata share of expense for Performance Shares. See Note 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for further information.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Accumulated Other Comprehensive Income (Loss)

Information regarding changes in the balances of each component of AOCI, attributable to Metropolitan Life Insurance Company, net of income tax, was as follows:

	Three Months Ended June 30, 2013
	Unrealized Investment Gains (Losses), Net of Related Offsets (1)	Unrealized Gains (Losses) on Derivatives	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total
	(In millions)
Balance, beginning of period	$5,339	$770	$26	$(2,316)	$3,819
OCI before reclassifications	(1,723)	(168)	(16)	1	(1,906)
Amounts reclassified from AOCI	(18)	37	—	33	52

Balance, end of period	$3,598	$639	$10	$(2,282)	$1,965

	Six Months Ended June 30, 2013
	Unrealized Investment Gains (Losses), Net of Related Offsets (1)	Unrealized Gains (Losses) on Derivatives	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total
	(In millions)
Balance, beginning of period	$5,655	$684	$18	$(2,349)	$4,008
OCI before reclassifications	(2,007)	(172)	(8)	2	(2,185)
Amounts reclassified from AOCI	(50)	127	—	65	142

Balance, end of period	$3,598	$639	$10	$(2,282)	$1,965

(1)	See Note 5 for information on offsets to investments related to insurance liabilities, DAC and VOBA and the policyholder dividend obligation.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Information regarding amounts reclassified out of each component of AOCI was as follows:

AOCI Components	Amounts Reclassified from AOCI		Statement of Operations and Comprehensive Income Location
	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
	(In millions)
Net unrealized investment gains (losses):
Net unrealized investment gains (losses)	$17	$83	Other net investment gains (losses)
Net unrealized investment gains (losses)	15	21	Net investment income
OTTI	(5)	(28)	OTTI on fixed maturity securities

Net unrealized investment gains (losses), before income tax	27	76
Income tax (expense) benefit	(9)	(26)

Net unrealized investment gains (losses), net of income tax	$18	$50

Unrealized gains (losses) on derivatives — cash flow hedges:
Interest rate swaps	$9	$14	Net derivative gains (losses)
Interest rate swaps	2	4	Net investment income
Interest rate forwards	1	1	Net investment income
Foreign currency swaps	(66)	(211)	Net derivative gains (losses)
Foreign currency swaps	(1)	(2)	Net investment income

Gains (losses) on cash flow hedges, before income tax	(55)	(194)
Income tax (expense) benefit	18	67

Gains (losses) on cash flow hedges, net of income tax	$(37)	$(127)

Defined benefit plans adjustment: (1)
Amortization of net actuarial gains (losses)	$(66)	$(132)
Amortization of prior service (costs) credit	16	31

Amortization of defined benefit plan items, before income tax	(50)	(101)
Income tax (expense) benefit	17	36

Amortization of defined benefit plan items, net of income tax	$(33)	$(65)

Total reclassifications, net of income tax	$(52)	$(142)

(1)	These AOCI components are included in the computation of net periodic benefit costs. See Note 10.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

9.  Other Expenses

Information on other expenses was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Compensation	$561	$599	$1,163	$1,233
Pension, postretirement and postemployment benefit costs	91	79	182	158
Commissions	187	193	393	376
Volume-related costs	61	47	131	94
Affiliated interest costs on ceded and assumed reinsurance	255	331	515	657
Capitalization of DAC	(139)	(168)	(306)	(315)
Amortization of DAC and VOBA	72	303	160	389
Interest expense on debt and debt issuance costs	39	38	77	76
Premium taxes, licenses and fees	69	73	136	171
Professional services	212	251	407	461
Rent, net of sublease income	40	32	74	60
Other	(52)	(144)	(94)	(223)

Total other expenses	$1,396	$1,634	$2,838	$3,137

Affiliated Expenses

Commissions, capitalization of DAC and amortization of DAC include the impact of affiliated reinsurance transactions. See Note 12 for a discussion of affiliated expenses included in the table above.

Restructuring Charges

MetLife, Inc. commenced in 2012 an enterprise-wide strategic initiative. This global strategy focuses on leveraging MetLife, Inc. and its subsidiaries’ scale to improve the value they provide to customers and shareholders in order to reduce costs, enhance revenues, achieve efficiencies and reinvest in their technology, platforms and functionality to improve their current operations and develop new capabilities.

These restructuring charges are included in other expenses. As the expenses relate to an enterprise-wide initiative, they are reported in Corporate & Other. Estimated restructuring costs may change as management

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

continues to execute this enterprise-wide strategic initiative. Such restructuring charges, primarily related to severance, which were allocated to the Company were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Balance, beginning of period	$18	$27	$22	$—
Restructuring charges	14	2	45	29
Cash payments	(12)	(9)	(47)	(9)

Balance, end of period	$20	$20	$20	$20

Total restructuring charges incurred since inception of initiative	$164	$29	$164	$29

Management anticipates further restructuring charges including severance, lease and asset impairments, through the year ending December 31, 2015. However, such restructuring plans were not sufficiently developed to enable MetLife, Inc. to make an estimate of such restructuring charges at June 30, 2013.

10.  Employee Benefit Plans

Pension and Other Postretirement Benefit Plans

The Company sponsors and administers various U.S. qualified and non-qualified defined benefit pension plans and other postretirement employee benefit plans covering employees and sales representatives who meet specified eligibility requirements. Participating affiliates are allocated a proportionate share of net expense related to the plans, as well as contributions made to the plans.

The Company also provides certain postemployment benefits and certain postretirement medical and life insurance benefits for retired employees. Participating affiliates are allocated a proportionate share of net expense and contributions related to the postemployment and other postretirement plans.

The components of net periodic benefit costs for the Company were as follows:

	Pension Benefits				Other Postretirement Benefits
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012	2013	2012	2013	2012
	(In millions)
Service costs	$52	$48	$104	$97	$4	$4	$8	$8
Interest costs	90	96	180	192	21	24	42	48
Expected return on plan assets	(112)	(114)	(224)	(228)	(19)	(19)	(38)	(38)
Amortization of net actuarial (gains) losses	53	47	106	94	13	14	26	27
Amortization of prior service costs (credit)	1	2	3	3	(17)	(25)	(34)	(49)

Net periodic benefit costs	$84	$79	$169	$158	$2	$(2)	$4	$(4)

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

11.  Contingencies, Commitments and Guarantees

Contingencies

Litigation

The Company is a defendant in a large number of litigation matters. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated at June 30, 2013. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

Matters as to Which an Estimate Can Be Made

For some of the matters disclosed below, the Company is able to estimate a reasonably possible range of loss. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. As of June 30, 2013, the Company estimates the aggregate range of reasonably possible losses in excess of amounts accrued for these matters to be approximately $0 to $235 million.

Matters as to Which an Estimate Cannot Be Made

For other matters disclosed below, the Company is not currently able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts, and the

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

progress of settlement negotiations. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation contingencies and updates its accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews.

Asbestos-Related Claims

Metropolitan Life Insurance Company is and has been a defendant in a large number of asbestos-related suits filed primarily in state courts. These suits principally allege that the plaintiff or plaintiffs suffered personal injury resulting from exposure to asbestos and seek both actual and punitive damages. Metropolitan Life Insurance Company has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has Metropolitan Life Insurance Company issued liability or workers’ compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. The lawsuits principally have focused on allegations with respect to certain research, publication and other activities of one or more of Metropolitan Life Insurance Company’s employees during the period from the 1920’s through approximately the 1950’s and allege that Metropolitan Life Insurance Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Metropolitan Life Insurance Company believes that it should not have legal liability in these cases. The outcome of most asbestos litigation matters, however, is uncertain and can be impacted by numerous variables, including differences in legal rulings in various jurisdictions, the nature of the alleged injury and factors unrelated to the ultimate legal merit of the claims asserted against Metropolitan Life Insurance Company. Metropolitan Life Insurance Company employs a number of resolution strategies to manage its asbestos loss exposure, including seeking resolution of pending litigation by judicial rulings and settling individual or groups of claims or lawsuits under appropriate circumstances.

Claims asserted against Metropolitan Life Insurance Company have included negligence, intentional tort and conspiracy concerning the health risks associated with asbestos. Metropolitan Life Insurance Company’s defenses (beyond denial of certain factual allegations) include that: (i) Metropolitan Life Insurance Company owed no duty to the plaintiffs— it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) plaintiffs did not rely on any actions of Metropolitan Life Insurance Company; (iii) Metropolitan Life Insurance Company’s conduct was not the cause of the plaintiffs’ injuries; (iv) plaintiffs’ exposure occurred after the dangers of asbestos were known; and (v) the applicable time with respect to filing suit has expired. During the course of the litigation, certain trial courts have granted motions dismissing claims against Metropolitan Life Insurance Company, while other trial courts have denied Metropolitan Life Insurance Company’s motions to dismiss. There can be no assurance that Metropolitan Life Insurance Company will receive favorable decisions on motions in the future. While most cases brought to date have settled, Metropolitan Life Insurance Company intends to continue to defend aggressively against claims based on asbestos exposure, including defending claims at trials.

As reported in the consolidated financial statements for the year ended December 31, 2012, Metropolitan Life Insurance Company received approximately 5,303 asbestos-related claims in 2012. During the six months ended June 30, 2013 and 2012, Metropolitan Life Insurance Company received approximately 3,129 and 2,491 new asbestos-related claims, respectively. See Note 17 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for historical information concerning asbestos claims and Metropolitan Life Insurance Company’s increase in its recorded liability at December 31, 2002. The number of asbestos cases that may be brought, the aggregate amount of any liability that Metropolitan Life Insurance Company

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

may incur and the total amount paid in settlements in any given year are uncertain and may vary significantly from year to year.

The ability of Metropolitan Life Insurance Company to estimate its ultimate asbestos exposure is subject to considerable uncertainty, and the conditions impacting its liability can be dynamic and subject to change. The availability of reliable data is limited and it is difficult to predict the numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against Metropolitan Life Insurance Company when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts.

The ability to make estimates regarding ultimate asbestos exposure declines significantly as the estimates relate to years further in the future. In the Company’s judgment, there is a future point after which losses cease to be probable and reasonably estimable. It is reasonably possible that the Company’s total exposure to asbestos claims may be materially greater than the asbestos liability currently accrued and that future charges to income may be necessary. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known by management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for asbestos-related claims. Metropolitan Life Insurance Company’s recorded asbestos liability is based on its estimation of the following elements, as informed by the facts presently known to it, its understanding of current law and its past experiences: (i) the probable and reasonably estimable liability for asbestos claims already asserted against Metropolitan Life Insurance Company, including claims settled but not yet paid; (ii) the probable and reasonably estimable liability for asbestos claims not yet asserted against Metropolitan Life Insurance Company, but which Metropolitan Life Insurance Company believes are reasonably probable of assertion; and (iii) the legal defense costs associated with the foregoing claims. Significant assumptions underlying Metropolitan Life Insurance Company’s analysis of the adequacy of its recorded liability with respect to asbestos litigation include: (i) the number of future claims; (ii) the cost to resolve claims; and (iii) the cost to defend claims.

Metropolitan Life Insurance Company reevaluates on a quarterly and annual basis its exposure from asbestos litigation, including studying its claims experience, reviewing external literature regarding asbestos claims experience in the U.S., assessing relevant trends impacting asbestos liability and considering numerous variables that can affect its asbestos liability exposure on an overall or per claim basis. These variables include bankruptcies of other companies involved in asbestos litigation, legislative and judicial developments, the number of pending claims involving serious disease, the number of new claims filed against it and other defendants and the jurisdictions in which claims are pending. Based upon its regular reevaluation of its exposure from asbestos litigation, Metropolitan Life Insurance Company has updated its liability analysis for asbestos-related claims through June 30, 2013.

Regulatory Matters

The Company receives and responds to subpoenas or other inquiries from state regulators, including state insurance commissioners; state attorneys general or other state governmental authorities; federal regulators,

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

including the U.S. Securities and Exchange Commission (“SEC”); federal governmental authorities, including congressional committees; and the Financial Industry Regulatory Authority (“FINRA”) seeking a broad range of information. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.

In the Matter of Chemform, Inc. Site, Pompano Beach, Broward County, Florida

In July 2010, the Environmental Protection Agency (“EPA”) advised Metropolitan Life Insurance Company that it believed payments were due under two settlement agreements, known as “Administrative Orders on Consent,” that New England Mutual Life Insurance Company (“New England Mutual”) signed in 1989 and 1992 with respect to the cleanup of a Superfund site in Florida (the “Chemform Site”). The EPA originally contacted Metropolitan Life Insurance Company (as successor to New England Mutual) and a third party in 2001, and advised that they owed additional clean-up costs for the Chemform Site. The matter was not resolved at that time. The EPA is requesting payment of an amount under $1 million from Metropolitan Life Insurance Company and such third party for past costs and an additional amount for future environmental testing costs at the Chemform Site. In June 2012, the EPA, Metropolitan Life Insurance Company and the third party executed an Administrative Order on Consent under which Metropolitan Life Insurance Company and the third party have agreed to be responsible for certain environmental testing at the Chemform site. The Company estimates that its costs for the environmental testing will not exceed $100,000. The June 2012 Administrative Order on Consent does not resolve the EPA’s claim for past clean-up costs. The EPA may seek additional costs if the environmental testing identifies issues. The Company estimates that the aggregate cost to resolve this matter will not exceed $1 million.

Metco Site, Hicksville, Nassau County, New York

On February 22, 2012, the New York State Department of Environmental Conservation (“Department of Environmental Conservation”) issued a notice to Metropolitan Life Insurance Company, as purported successor in interest to New England Mutual, that it is a potentially responsible party with respect to hazardous substances and hazardous waste located on a property that New England Mutual owned for a time in 1978. Metropolitan Life Insurance Company has responded to the Department of Environmental Conservation and asserted that it is not a potentially responsible party under the law.

Sales Practices Regulatory Matters

Regulatory authorities in a small number of states and FINRA, and occasionally the SEC, have had investigations or inquiries relating to sales of individual life insurance policies or annuities or other products by Metropolitan Life Insurance Company, New England Life Insurance Company (“NELICO”), General American Life Insurance Company (“GALIC”), and New England Securities Corporation. These investigations often focus on the conduct of particular financial services representatives and the sale of unregistered or unsuitable products or the misuse of client assets. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief, including restitution payments. The Company may continue to resolve investigations in a similar manner. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for these sales practices-related investigations or inquiries.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Unclaimed Property Litigation and Inquiries

In 2012, MetLife, Inc., for itself and on behalf of entities including Metropolitan Life Insurance Company, reached agreements with representatives of the U.S. jurisdictions that were conducting audits of MetLife, Inc. and certain of its affiliates, for compliance with unclaimed property laws, and with state insurance regulators directly involved in a multistate targeted market conduct examination relating to claim-payment practices and compliance with unclaimed property laws. In the first quarter of 2012, the Company recorded a $47 million after tax charge for the multistate examination payment and the expected acceleration of benefit payments to policyholders under the settlements. On September 20, 2012, the West Virginia Treasurer filed an action against Metropolitan Life Insurance Company in West Virginia state court (West Virginia ex rel. John D. Perdue v. Metropolitan Life Insurance Company, Circuit Court of Putnam County, Civil Action No. 12-C-295) alleging that the Company violated the West Virginia Uniform Unclaimed Property Act, seeking to compel compliance with the Act, and seeking payment of unclaimed property, interest, and penalties. On November 21, 2012 and January 9, 2013, the Treasurer filed substantially identical suits against NELICO and GALIC, respectively. At least one other jurisdiction is pursuing a market conduct examination concerning compliance with unclaimed property statutes. It is possible that other jurisdictions may pursue similar examinations, audits, or lawsuits and that such actions may result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, administrative penalties, interest, and/or further changes to the Company’s procedures. The Company is not currently able to estimate these additional possible costs.

Total Asset Recovery Services, LLC on behalf of the State of Florida v. MetLife, Inc., et. al. (Cir. Ct. Leon County, FL, filed October 27, 2010)

Alleging that MetLife, Inc. and another company have violated the Florida Disposition of Unclaimed Property law by failing to escheat to Florida benefits of 9,022 life insurance contracts, Total Asset Recovery Services, LLC (“the Relator”) brought an action under the Florida False Claims Act seeking to recover damages on behalf of Florida. The action had been sealed by court order until December 17, 2012. The Relator alleged that the aggregate damages attributable to MetLife, Inc., including statutory damages and treble damages, were $767 million. The Relator also based its damage calculation in part on its assumption that the average face amount of the subject policies is $120,000. MetLife, Inc. strongly disputed this assumption, the Relator’s alleged damages amounts, and other allegations in the complaint. On December 14, 2012, the Florida Attorney General apprised the court that the State of Florida declined to intervene in the action and noted that the allegations in the complaint “. . . are very similar (if not identical) to those raised in regulatory investigations of the defendants that predated the filing of the action” and that those regulatory investigations have been resolved. On August 20, 2013, the court granted defendants’ motion to dismiss the action. MetLife, Inc. doesn’t yet know if the Relator intends to appeal.

Total Control Accounts Litigation

Metropolitan Life Insurance Company is a defendant in a consolidated lawsuit related to its use of retained asset accounts, known as Total Control Accounts (“TCA”), as a settlement option for death benefits.

Keife, et al. v. Metropolitan Life Insurance Company (D. Nev., filed in state court on July 30, 2010 and removed to federal court on September 7, 2010); and Simon v. Metropolitan Life Insurance Company (D. Nev., filed November 3, 2011)

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

These putative class action lawsuits, which have been consolidated, raise breach of contract claims arising from Metropolitan Life Insurance Company’s use of the TCA to pay life insurance benefits under the Federal Employees’ Group Life Insurance program. On March 8, 2013, the court granted Metropolitan Life Insurance Company’s motion for summary judgment. Plaintiffs have appealed that decision to the United States Court of Appeals for the Ninth Circuit.

Other Litigation

Merrill Haviland, et al. v. Metropolitan Life Insurance Company (E.D. Mich., removed to federal court on July 22, 2011)

This lawsuit was filed by 45 retired General Motors (“GM”) employees against Metropolitan Life Insurance Company and the amended complaint includes claims for conversion, unjust enrichment, breach of contract, fraud, intentional infliction of emotional distress, fraudulent insurance acts, unfair trade practices, and Employee Retirement Income Security Act of 1974 (“ERISA”) claims based upon GM’s 2009 reduction of the employees’ life insurance coverage under GM’s ERISA-governed plan. The complaint includes a count seeking class action status. Metropolitan Life Insurance Company is the insurer of GM’s group life insurance plan and administers claims under the plan. According to the complaint, Metropolitan Life Insurance Company had previously provided plaintiffs with a “written guarantee” that their life insurance benefits under the GM plan would not be reduced for the rest of their lives. On June 26, 2012, the district court granted Metropolitan Life Insurance Company’s motion to dismiss the complaint. Plaintiffs have appealed that decision to the United States Court of Appeals for the Sixth Circuit.

McGuire v. Metropolitan Life Insurance Company (E.D. Mich., filed February 22, 2012)

This lawsuit was filed by the fiduciary for the Union Carbide Employees’ Pension Plan and alleges that Metropolitan Life Insurance Company, which issued annuity contracts to fund some of the benefits the Plan provides, engaged in transactions that ERISA prohibits and violated duties under ERISA and federal common law by determining that no dividends were payable with respect to the contracts from and after 1999. On September 26, 2012, the court denied Metropolitan Life Insurance Company’s motion to dismiss the complaint. The parties have begun discovery.

Sun Life Assurance Company of Canada v. Metropolitan Life Ins. Co. (Super. Ct., Ontario, October 2006)

In 2006, Sun Life Assurance Company of Canada (“Sun Life”), as successor to the purchaser of Metropolitan Life Insurance Company’s Canadian operations, filed this lawsuit in Toronto, seeking a declaration that Metropolitan Life Insurance Company remains liable for “market conduct claims” related to certain individual life insurance policies sold by Metropolitan Life Insurance Company and that have been transferred to Sun Life. Sun Life had asked that the court require Metropolitan Life Insurance Company to indemnify Sun Life for these claims pursuant to indemnity provisions in the sale agreement for the sale of Metropolitan Life Insurance Company’s Canadian operations entered into in June of 1998. In January 2010, the court found that Sun Life had given timely notice of its claim for indemnification but, because it found that Sun Life had not yet incurred an indemnifiable loss, granted Metropolitan Life Insurance Company’s motion for summary judgment. Both parties appealed. In September 2010, Sun Life notified Metropolitan Life Insurance Company that a purported class action lawsuit was filed against Sun Life in Toronto alleging sales practices claims regarding the same individual policies sold by Metropolitan Life Insurance Company and transferred to Sun Life. An amended class action complaint in that case was served on Sun Life in May

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

2013, again without naming Metropolitan Life Insurance Company as a party, Fehr, et al. v. Sun Life Assurance Co. (Super. Ct., Ontario, September 2010). On August 30, 2011, Sun Life notified Metropolitan Life Insurance Company that a purported class action lawsuit was filed against Sun Life in Vancouver, Alamwala v. Sun Life Assurance Co. (Sup. Ct., British Columbia, August 2011), alleging sales practices claims regarding certain of the same policies sold by Metropolitan Life Insurance Company and transferred to Sun Life. Sun Life contends that Metropolitan Life Insurance Company is obligated to indemnify Sun Life for some or all of the claims in these lawsuits. The Company is unable to estimate the reasonably possible loss or range of loss arising from this litigation.

Sales Practices Claims

Over the past several years, the Company has faced numerous claims, including class action lawsuits, alleging improper marketing or sales of individual life insurance policies, annuities, mutual funds or other products. Some of the current cases seek substantial damages, including punitive and treble damages and attorneys’ fees. The Company continues to vigorously defend against the claims in these matters. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for sales practices matters.

Summary

Putative or certified class action litigation and other litigation and claims and assessments against the Company, in addition to those discussed previously and those otherwise provided for in the Company’s consolidated financial statements, have arisen in the course of the Company’s business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable insurance and other laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material effect on the Company’s consolidated net income or cash flows in particular quarterly or annual periods.

Commitments

Commitments to Fund Partnership Investments

The Company makes commitments to fund partnership investments in the normal course of business. The amounts of these unfunded commitments were $2.5 billion and $2.2 billion at June 30, 2013 and December 31, 2012, respectively. The Company anticipates that these amounts will be invested in partnerships over the next five years.

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Mortgage Loan Commitments

The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $3.4 billion and $2.7 billion at June 30, 2013 and December 31, 2012, respectively.

Commitments to Fund Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments

The Company commits to lend funds under bank credit facilities, bridge loans and private corporate bond investments. The amounts of these unfunded commitments were $710 million and $971 million at June 30, 2013 and December 31, 2012, respectively.

12. Related Party Transactions

Service Agreements

The Company has entered into various agreements with affiliates for services necessary to conduct its activities. Typical services provided under these agreements include personnel, policy administrative functions and distribution services. For certain agreements, charges are based on various performance measures or activity-based costing. The bases for such charges are modified and adjusted by management when necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by the Company and/or affiliate. Expenses and fees incurred with affiliates related to these agreements, recorded in other expenses, were $570 million and $1.2 billion for the three months and six months ended June 30, 2013, respectively, and $801 million and $1.5 billion for the three months and six months ended June 30, 2012, respectively. Revenues received from affiliates related to these agreements, recorded in universal life and investment-type product policy fees, were $31 million and $61 million for the three months and six months ended June 30, 2013, respectively, and $26 million and $52 million for the three months and six months ended June 30, 2012, respectively. Revenues received from affiliates related to these agreements, recorded in other revenues, were $38 million and $74 million for the three months and six months ended June 30, 2013, respectively, and $14 million and $28 million for the three months and six months ended June 30, 2012, respectively.

The Company also entered into agreements with affiliates to provide additional services necessary to conduct the affiliates’ activities. Typical services provided under these agreements include management, policy administrative functions, investment advice and distribution services. Expenses incurred by the Company related to these agreements, included in other expenses, were $339 million and $663 million for the three months and six months ended June 30, 2013, respectively, and $398 million and $800 million for the three months and six months ended June 30, 2012, respectively, and were reimbursed to the Company by these affiliates.

The Company had net payables to affiliates, related to the items discussed above, of $148 million and $346 million at June 30, 2013 and December 31, 2012, respectively. These amounts exclude affiliated reinsurance balances discussed below.

See Note 5 for additional information on related party transactions.

Related Party Reinsurance Transactions

The Company has reinsurance agreements with certain of MetLife, Inc.’s subsidiaries, including Exeter, First MetLife Investors Insurance Company, MetLife Insurance Company of Connecticut, MetLife Investors USA Insurance Company, MetLife Investors Insurance Company, MetLife Reinsurance Company of Charleston

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

(“MRC”), MetLife Reinsurance Company of Vermont and Metropolitan Tower Life Insurance Company, all of which are related parties.

Information regarding the significant effects of affiliated reinsurance included in the interim condensed consolidated statements of operations and comprehensive income was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)
Premiums:
Reinsurance assumed	$110	$74	$205	$133
Reinsurance ceded	(10)	(15)	(23)	(29)

Net premiums	$100	$59	$182	$104

Universal life and investment-type product policy fees:
Reinsurance assumed	$10	$7	$18	$17
Reinsurance ceded	(43)	(60)	(100)	(111)

Net universal life and investment-type product policy fees	$(33)	$(53)	$(82)	$(94)

Other revenues:
Reinsurance assumed	$—	$(2)	$(2)	$(3)
Reinsurance ceded	171	211	339	440

Net other revenues	$171	$209	$337	$437

Policyholder benefits and claims:
Reinsurance assumed	$112	$76	$207	$138
Reinsurance ceded	(28)	(34)	(69)	(64)

Net policyholder benefits and claims	$84	$42	$138	$74

Other expenses:
Reinsurance assumed	$83	$76	$162	$171
Reinsurance ceded	162	220	322	437

Net other expenses	$245	$296	$484	$608

Metropolitan Life Insurance Company

(A Wholly-Owned Subsidiary of MetLife, Inc.)

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited) — (Continued)

Information regarding the significant effects of affiliated reinsurance included in the interim condensed consolidated balance sheets was as follows at:

	June 30, 2013		December 31, 2012
	Assumed	Ceded	Assumed	Ceded
	(In millions)
Assets:
Premiums, reinsurance and other receivables (1)	$87	$16,253	$85	$16,925
Deferred policy acquisition cost and value of business acquired	471	(296)	435	(266)

Total assets	$558	$15,957	$520	$16,659

Liabilities:
Future policy benefits	$654	$—	$567	$—
Policyholder account balances	243	—	251	—
Other liabilities (1)	6,867	14,089	6,906	14,652

Total liabilities	$7,764	$14,089	$7,724	$14,652

(1)

Effective in June 2012, the Company recaptured 10% of the 40.75% of the closed block liabilities that were ceded to MRC on a coinsurance with funds withheld basis. In connection with this partial recapture, the Company recognized a decrease of $3.9 billion in the deposit receivable included within premiums, reinsurance and other receivables, as well as an offsetting decrease of $3.9 billion in the funds withheld included within other liabilities at December 31, 2012.

MLIC ceded two blocks of business to two affiliates on a 75% coinsurance with funds withheld basis. Certain contractual features of these agreements qualify as embedded derivatives, which are separately accounted for at estimated fair value on the Company’s consolidated balance sheets. The embedded derivatives related to the funds withheld associated with these reinsurance agreements are included within other liabilities and increased/(decreased) the funds withheld balance by ($4) million and $29 million at June 30, 2013 and December 31, 2012, respectively. Net derivative gains (losses) associated with these embedded derivatives were $26 million and $33 million for the three months and six months ended June 30, 2013, respectively, and ($5) million and $1 million for the three months and six months ended June 30, 2012, respectively.

The Company ceded risks to an affiliate related to guaranteed minimum benefit guarantees written directly by the Company. These ceded reinsurance agreements contain embedded derivatives and changes in their fair value are included within net derivative gains (losses). The embedded derivatives associated with the cessions are included within premiums, reinsurance and other receivables and were $637 million and $1.4 billion at June 30, 2013 and December 31, 2012, respectively. Net derivative gains (losses) associated with the embedded derivatives were ($379) million and ($836) million for the three months and six months ended June 30, 2013, respectively, and $460 million and ($109) million for the three months and six months ended June 30, 2012, respectively.

Certain contractual features of the closed block agreement with MRC create an embedded derivative, which is separately accounted for at estimated fair value on the Company’s consolidated balance sheets. The embedded derivative related to the funds withheld associated with this reinsurance agreement was included within other liabilities and increased the funds withheld balance by $871 million and $1.4 billion at June 30, 2013 and December 31, 2012, respectively. Net derivative gains (losses) associated with the embedded derivative were $421 million and $502 million for the three months and six months ended June 30, 2013, respectively, and $147 million and $246 million for the three months and six months ended June 30, 2012, respectively.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

The following documents are filed as part of this report:

1. Financial Statements

The financial statements are listed in the Index to the Financial Statements on page 146.

2. Financial Statement Schedules

The financial statement schedules are listed in the Index to the Financial Statements on page 146.

3. Exhibits

The exhibits are listed in the Exhibit Index which begins on page E-1.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

August 28, 2013

METROPOLITAN LIFE INSURANCE COMPANY

By	/S/	Peter M. Carlson
	Name:	Peter M. Carlson
	Title:	Executive Vice President, Finance Operations and Chief Accounting Officer
(Authorized Signatory and Principal Accounting Officer)

Exhibit Index

(Note Regarding Reliance on Statements in Our Contracts: In reviewing the agreements included as exhibits to this Form 10, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about Metropolitan Life Insurance Company and its subsidiaries, or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about Metropolitan Life Insurance Company and its subsidiaries may be found elsewhere in this Form 10.)

Exhibit No.	Description
2.1

Plan of Reorganization of Metropolitan Life Insurance Company dated September 28, 1999 (Incorporated by reference to Exhibit 2.1 to MetLife, Inc.’s Registration Statement on Form S-1 (No. 333-91517) (the “S-1 Registration Statement”)).

2.2	Amendment to Plan of Reorganization of Metropolitan Life Insurance Company dated March 9, 2000 (Incorporated by reference to Exhibit 2.2 to the S-1 Registration Statement).
3.1	Amended and Restated Charter of Metropolitan Life Insurance Company dated October 31, 2001.
3.2	Amended and Restated By-Laws of Metropolitan Life Insurance Company effective September 25, 2007.
4.0	See Exhibits 3.1 and 3.2.
10.1

MetLife Executive Severance Plan (as amended and restated, effective June 14, 2010). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated December 21, 2009 (the “December 21, 2009 Form 8-K”)).*

10.2

Separation Agreement, Waiver and General Release, dated August 17, 2009, between Lisa M. Weber and MetLife Group, Inc. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated September 3, 2009).*

10.3

Agreement, effective as of May 9, 2011, by and between Kathleen A. Henkel and MetLife, Inc. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).*

10.4

Offer Letter and Appendix, dated July 14, 2011, between MetLife, Inc. and Martin J. Lippert. (Incorporated by reference to Exhibit 10.2 to MetLife, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (the “Third Quarter 2011 10-Q”)).*

10.5	Offer Letter, dated July 27, 2011, between MetLife, Inc. and Frans Hijkoop. (Incorporated by reference to Exhibit 10.3 to the Third Quarter 2011 10-Q).*
10.6

Agreement between MetLife, Inc. and William J. Toppeta, which became final on December 20, 2011. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated December 23, 2011).*

10.7

Agreement between MetLife, Inc. and William J. Mullaney, which became final on December 24, 2011. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated December 29, 2011).*

10.8

Letter, dated March 24, 2011, from MetLife, Inc. to Michel Khalaf. (Incorporated by reference to Exhibit 10.10 to MetLife, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”)).*

Exhibit No.	Description
10.9	Offer Letter, dated March 25, 2009, between American Life Insurance Company and Michel Khalaf. (Incorporated by reference to Exhibit 10.11 to the 2011 Annual Report).*
10.10

Adjustment of certain compensation items for Michel Khalaf, effective July 1, 2012. (Incorporated by reference to Exhibit 10.2 to MetLife, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the “Third Quarter 2012 10-Q”)).*

10.11

Employment Agreement between Christopher G. Townsend and MetLife Asia Pacific Limited, dated May 11, 2012. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated May 16, 2012 (the “May 16, 2012 Form 8-K”)).*

10.12	Offer letter, dated July 23, 2012, between MetLife, Inc. and John C.R. Hele. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated July 27, 2012).*
10.13	Letter from MetLife, Inc. to Nicholas D. Latrenta, dated December 11, 2012. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated December 14, 2012).*
10.14

Offer letter, dated December 10, 2012, between MetLife, Inc. and Ricardo Anzaldua. (Incorporated by reference to Exhibit 10.14 to MetLife, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Annual Report”)).*

10.15	Letter from MetLife, Inc. to Michel Khalaf, dated February 22, 2013. (Incorporated by reference to Exhibit 10.15 to the 2012 Annual Report).*
10.16	MetLife, Inc. 2000 Stock Incentive Plan, as amended and restated March 28, 2000. (Incorporated by reference to Exhibit 10.7 to the S-1 Registration Statement).*
10.17	MetLife, Inc. 2000 Stock Incentive Plan, as amended, effective February 8, 2002. (Incorporated by reference to Exhibit 10.17 to the 2012 Annual Report).*
10.18

Management Stock Option Agreement under the MetLife, Inc. 2000 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.4 to MetLife, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Annual Report”)).*

10.19	MetLife, Inc. 2000 Directors Stock Plan, as amended and restated March 28, 2000. (Incorporated by reference to Exhibit 10.8 to the S-1 Registration Statement).*
10.20	MetLife, Inc. 2000 Directors Stock Plan, as amended, effective February 8, 2002. (Incorporated by reference to Exhibit 10.20 to the 2012 Annual Report).*
10.21	Form of Director Stock Option Agreement under the MetLife, Inc. 2000 Directors Stock Plan. (Incorporated by reference to Exhibit 10.7 to the 2008 Annual Report).*
10.22

MetLife, Inc. 2005 Stock and Incentive Compensation Plan, effective April 15, 2005 (the “2005 SIC Plan”). (Incorporated by reference to Exhibit 10.12 to MetLife, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report”).*

10.23	MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan, effective April 15, 2005. (Incorporated by reference to Exhibit 10.13 to the 2009 Annual Report).*
10.24	Form of Management Stock Option Agreement under the 2005 SIC Plan (effective as of April 25, 2007). (Incorporated by reference to Exhibit 10.24 to the 2012 Annual Report).*
10.25	Amendment to Stock Option Agreements under the 2005 SIC Plan (effective as of April 25, 2007). (Incorporated by reference to Exhibit 10.25 to the 2012 Annual Report).*
10.26	Form of Management Stock Option Agreement under the 2005 SIC Plan (effective December 15, 2009). (Incorporated by reference to Exhibit 10.3 to the December 21, 2009 Form 8-K).*
10.27	Form of Management Stock Option Agreement under the 2005 SIC Plan. (Incorporated by reference to Exhibit 10.14 to the 2009 Annual Report).*
10.28

Form of Stock Option Agreement under the 2005 SIC Plan (effective February 11, 2013). (Incorporated by reference to Exhibit 10.9 to MetLife, Inc.’s Current Report on Form 8-K dated February 15, 2013 (the “February 15, 2013 Form 8-K”)).*

10.29

Form of Stock Option Agreement (Three-Year “Cliff” Exercisability) under the 2005 SIC Plan (effective February 11, 2013). (Incorporated by reference to Exhibit 10.10 to the February 15, 2013 Form 8-K).*

10.30	Form of Management Restricted Stock Unit Agreement under the 2005 SIC Plan (effective December 11, 2007). (Incorporated by reference to Exhibit 10.30 to the 2012 Annual Report).*

Exhibit No.	Description
10.31	Form of Management Restricted Stock Unit Agreement under the 2005 SIC Plan (effective December 15, 2009). (Incorporated by reference to Exhibit 10.4 to the December 21, 2009 Form 8-K).*
10.32	Form of Restricted Stock Unit Agreement (effective February 11, 2013). (Incorporated by reference to Exhibit 10.4 to the February 15, 2013 Form 8-K).*
10.33

Form of Restricted Stock Unit Agreement (Three-Year “Cliff” Period of Restriction; No Code 162(m) Goals) (effective February 11, 2013). (Incorporated by reference to Exhibit 10.5 to the February 15, 2013 Form 8-K).*

10.34

Form of Management Performance Share Agreement under the 2005 SIC Plan (effective December 31, 2005). (Incorporated by reference to Exhibit 10.31 to MetLife, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”)).*

10.35	Clarification of Management Performance Share Agreement under the 2005 SIC Plan. (Incorporated by reference to Exhibit 10.29 to the 2010 Annual Report).*
10.36	Amendment to Management Performance Share Agreement under the 2005 SIC Plan (effective December 31, 2005). (Incorporated by reference to Exhibit 10.30 to the 2010 Annual Report).*
10.37	Form of Management Performance Share Agreement under the 2005 SIC Plan (effective February 27, 2007). (Incorporated by reference to Exhibit 10.35 to the 2011 Annual Report).*
10.38	Form of Management Performance Share Agreement under the 2005 SIC Plan (effective as of April 25, 2007). (Incorporated by reference to Exhibit 10.38 to the 2012 Annual Report).*
10.39	Amendment to Management Performance Share Agreements under the 2005 SIC Plan (effective as of April 25, 2007). (Incorporated by reference to Exhibit 10.39 to the 2012 Annual Report).*
10.40	Form of Management Performance Share Agreement under the 2005 SIC Plan (effective December 11, 2007). (Incorporated by reference to Exhibit 10.40 to the 2012 Annual Report).*
10.41	Amendment to Management Performance Share Agreements under the 2005 SIC Plan (effective as of December 31, 2007). (Incorporated by reference to Exhibit 10.41 to the 2012 Annual Report).*
10.42

Form of Management Performance Share Agreement under the 2005 SIC Plan (effective January 27, 2009). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated January 30, 2009).*

10.43

Form of Management Performance Share Agreement under the 2005 SIC Plan (effective February 24, 2009). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated March 13, 2009).*

10.44	Form of Management Performance Share Agreement under the 2005 SIC Plan (effective December 15, 2009). (Incorporated by reference to Exhibit 10.2 to the December 21, 2009 Form 8-K).*
10.45

Form of Management Performance Share Agreement under the 2005 SIC Plan (effective February 21, 2010). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated February 22, 2010).*

10.46

Form of Management Performance Share Agreement under the 2005 SIC Plan (effective December 14, 2010). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated December 17, 2010).*

10.47	Form of Performance Share Agreement (effective February 11, 2013). (Incorporated by reference to Exhibit 10.1 to the February 15, 2013 Form 8-K).*
10.48

Amended and Restated 2010-2011 Long Term Incentive Plan for Employees of ALICO, including 2010-2011 Alico LTI Performance Measures and Goals (effective November 1, 2010). (Incorporated by reference to Exhibit 10.45 to the 2011 Annual Report).*

10.49

MetLife International Performance Unit Incentive Plan, dated July 21, 2011 (as amended and restated effective February 23, 2011). (Incorporated by reference to Exhibit 10.46 to the 2011 Annual Report).*

10.50

Form of Performance Unit Agreement under the MetLife International Performance Unit Incentive Plan (effective February 23, 2011). (Incorporated by reference to Exhibit 10.47 to the 2011 Annual Report).*

Exhibit No.	Description
10.51	MetLife International Performance Unit Incentive Plan (as amended and restated effective February 11, 2013). (Incorporated by reference to Exhibit 10.2 to the February 15, 2013 Form 8-K).*
10.52	Form of Performance Unit Agreement (effective February 11, 2013). (Incorporated by reference to Exhibit 10.3 to the February 15, 2013 Form 8-K).*
10.53	MetLife International Unit Option Incentive Plan, dated July 21, 2011 (as amended and restated effective February 23, 2011). (Incorporated by reference to Exhibit 10.48 to the 2011 Annual Report).*
10.54	Form of Unit Option Agreement under the MetLife International Unit Option Incentive Plan (effective February 23, 2011). (Incorporated by reference to Exhibit 10.49 to the 2011 Annual Report).*
10.55	MetLife International Unit Option Incentive Plan (as amended and restated December 3, 2012). (Incorporated by reference to Exhibit 10.11 to the February 15, 2013 Form 8-K).*
10.56	Form of Unit Option Agreement (effective February 11, 2013). (Incorporated by reference to Exhibit 10.12 to the February 15, 2013 Form 8-K).*
10.57	Form of Unit Option Agreement (Three-Year “Cliff” Exercisability) (effective February 11, 2013). (Incorporated by reference to Exhibit 10.13 to the February 15, 2013 Form 8-K).*
10.58	MetLife International Restricted Unit Incentive Plan (as amended and restated effective February 11, 2013). (Incorporated by reference to Exhibit 10.6 to the February 15, 2013 Form 8-K).*
10.59	Form of Restricted Unit Agreement (effective February 11, 2013). (Incorporated by reference to Exhibit 10.7 to the February 15, 2013 Form 8-K).*
10.60

Form of Restricted Unit Agreement (Three-Year “Cliff” Period of Restriction; No Code 162(m) Goals) (effective February 11, 2013). (Incorporated by reference to Exhibit 10.8 to the February 15, 2013 Form 8-K).*

10.61

Five-Year Credit Agreement, dated as of August 12, 2011, among MetLife, Inc. and MetLife Funding, Inc., as borrowers, and the other parties signatory thereto, amending and restating the 364-Day Credit Agreement, dated as of October 15, 2010, among MetLife, Inc. and MetLife Funding, Inc., as borrowers, and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated August 15, 2011).

10.62

First Amendment, dated as of September 13, 2012, among MetLife, Inc. and MetLife Funding, Inc., as borrowers, and the other parties signatory thereto, to the Five-Year Credit Agreement, dated as of September 13, 2012, among MetLife, Inc. and MetLife Funding, Inc., as borrowers, and the other parties signatory thereto (the “Five-Year Credit Agreement”). (Incorporated by reference to Exhibit 10.2 to MetLife, Inc.’s Current Report on Form 8-K dated September 19, 2012 (the “September 19, 2012 Form 8-K”)).

10.63

Five-Year Credit Agreement, amending and restating the Three-Year Credit Agreement, dated as of October 15, 2010, among MetLife, Inc. and MetLife Funding, Inc., as borrowers, and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.1 to the September 19, 2012 Form 8-K).

10.64	MetLife Annual Variable Incentive Plan (“AVIP”). (Incorporated by reference to Exhibit 10.41 to the 2009 Annual Report).*
10.65	Amendment Number One to the AVIP. (Incorporated by reference to Exhibit 10.48 to the 2010 Annual Report).*
10.66

Resolutions of the MetLife, Inc. Board of Directors (adopted December 14, 2010) regarding the selection of performance measures for 2011 awards under the AVIP. (Incorporated by reference to Exhibit 10.52 to the 2010 Annual Report).*

10.67

Resolutions of the MetLife, Inc. Board of Directors (adopted December 13, 2011) regarding the selection of performance measures for 2012 awards under the AVIP. (Incorporated by reference to Exhibit 10.58 to the 2011 Annual Report).*

10.68

Resolutions of the MetLife, Inc. Board of Directors (adopted February 11, 2013) regarding the selection of performance measures for 2013 awards under the AVIP. (Incorporated by reference to Exhibit 10.70 to the 2012 Annual Report).*

Exhibit No.	Description
10.69

Resolutions of the MetLife, Inc., Board of Directors (adopted September 13, 2011) regarding non-management director compensation. (Incorporated by reference to Exhibit 10.4 to the Third Quarter 2011 10-Q).*

10.70	Metropolitan Life Auxiliary Savings and Investment Plan (as amended and restated, effective January 1, 2008). (Incorporated by reference to Exhibit 10.72 to the 2012 Annual Report).*
10.71

Amendment 1 to the Metropolitan Life Auxiliary Savings and Investment Plan (as amended and restated, effective January 1, 2008). (Incorporated by reference to Exhibit 10.46 to the 2009 Annual Report).*

10.72

Amendment Number 2 to the Metropolitan Life Auxiliary Savings and Investment Plan (Amended and Restated Effective January 1, 2008). (Incorporated by reference to Exhibit 10.55 to the 2010 Annual Report).*

10.73

Amendment Number 3 to the Metropolitan Life Auxiliary Savings and Investment Plan (Amended and Restated Effective January 1, 2008). (Incorporated by reference to Exhibit 10.75 to the 2012 Annual Report).*

10.74	MetLife Deferred Compensation Plan for Officers, as amended and restated, effective November 1, 2003. (Incorporated by reference to Exhibit 10.41 to the 2008 Annual Report).*
10.75

Amendment Number One to the MetLife Deferred Compensation Plan for Officers (as amended and restated as of November 1, 2003), dated May 4, 2005. (Incorporated by reference to Exhibit 10.57 to the 2010 Annual Report).*

10.76

Amendment Number Two to the MetLife Deferred Compensation Plan for Officers (as amended and restated as of November 1, 2003, effective December 14, 2005). (Incorporated by reference to Exhibit 10.58 to the 2010 Annual Report).*

10.77

Amendment Number Three to the MetLife Deferred Compensation Plan for Officers (as amended and restated as of November 1, 2003, effective February 26, 2007). (Incorporated by reference to Exhibit 10.66 to the 2011 Annual Report).*

10.78

MetLife Leadership Deferred Compensation Plan, dated November 2, 2006 (as amended and restated, effective with respect to salary and cash incentive compensation, January 1, 2005, and with respect to stock compensation, April 15, 2005). (Incorporated by reference to Exhibit 10.67 to the 2011 Annual Report).*

10.79

Amendment Number One to the MetLife Leadership Deferred Compensation Plan, dated December 13, 2007 (effective as of December 31, 2007). (Incorporated by reference to Exhibit 10.20 to the 2012 Annual Report). *

10.80

Amendment Number Two to the MetLife Leadership Deferred Compensation Plan, dated December 11, 2008 (effective December 31, 2008). (Incorporated by reference to Exhibit 10.47 to the 2008 Annual Report).*

10.81

Amendment Number Three to the MetLife Leadership Deferred Compensation Plan, dated December 11, 2009 (effective January 1, 2010). (Incorporated by reference to Exhibit 10.54 to the 2009 Annual Report).*

10.82

Amendment Number Four to the MetLife Leadership Deferred Compensation Plan, dated December 11, 2009 (effective December 31, 2009). (Incorporated by reference to Exhibit 10.55 to the 2009 Annual Report).*

10.83

Amendment Number Five to the MetLife Leadership Deferred Compensation Plan, dated December 11, 2009 (effective January 1, 2011). (Incorporated by reference to Exhibit 10.65 to the 2010 Annual Report).*

10.84	MetLife Deferred Compensation Plan for Outside Directors (effective December 9, 2003). (Incorporated by reference to Exhibit 10.48 to the 2008 Annual Report).*
10.85

Amendment Number One to the MetLife Deferred Compensation Plan for Outside Directors (as amended and restated as of December 9, 2003, effective February 26, 2007). (Incorporated by reference to Exhibit 10.74 to the 2011 Annual Report).*

Exhibit No.	Description
10.86

MetLife Non-Management Director Deferred Compensation Plan, dated November 2, 2006 (as amended and restated, effective January 1, 2005). (Incorporated by reference to Exhibit 10.75 to the 2011 Annual Report).*

10.87

Amendment Number One to the MetLife Non-Management Director Deferred Compensation Plan (as amended and restated as of December 9, 2006, effective February 26, 2007). (Incorporated by reference to Exhibit 10.76 to the 2011 Annual Report).*

10.88

MetLife Non-Management Director Deferred Compensation Plan, dated December 5, 2007 (as amended and restated, effective January 1, 2005). (Incorporated by reference to Exhibit 10.90 to the 2012 Annual Report).*

10.89

The MetLife Non-Management Director Deferred Compensation Plan, dated December 9, 2008 (as amended and restated, effective January 1, 2005). (Incorporated by reference to Exhibit 10.53 to the 2008 Annual Report).*

10.90	MetLife, Inc. Director Indemnity Plan (dated and effective July 22, 2008). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated July 25, 2008).*
10.91	MetLife Auxiliary Pension Plan, dated August 7, 2006 (as amended and restated, effective June 30, 2006). (Incorporated by reference to Exhibit 10.80 to the 2011 Annual Report).*
10.92	MetLife Auxiliary Pension Plan, dated December 21, 2006 (amending and restating Part I thereof, effective January 1, 2007). (Incorporated by reference to Exhibit 10.81 to the 2011 Annual Report).*
10.93	MetLife Auxiliary Pension Plan, dated December 21, 2007 (amending and restating Part I thereof, effective January 1, 2008). (Incorporated by reference to Exhibit 10.95 to the 2012 Annual Report).*
10.94

Amendment Number1 to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008), dated October 24, 2008 (effective October 1, 2008). (Incorporated by reference to Exhibit 10.58 to the 2008 Annual Report).*

10.95

Amendment Number Two to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008), dated December 12, 2008 (effective December 31, 2008). (Incorporated by reference to Exhibit 10.59 to the 2008 Annual Report).*

10.96

Amendment Number Three to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008) dated March 25, 2009 (effective January 1, 2009). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated March 31, 2009).*

10.97

Amendment Number Four to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008), dated December 16, 2009 (effective January 1, 2010). (Incorporated by reference to Exhibit 10.5 to the December 21, 2009 Form 8-K).*

10.98

Amendment Number Five to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008) dated December 21, 2010 (effective January 1, 2010). (Incorporated by reference to Exhibit 10.80 to the 2010 Annual Report).*

10.99

Amendment Number Six to the MetLife Auxiliary Pension Plan (as amended and restated, effective January 1, 2008) dated December 20, 2012 (effective January 1, 2012). (Incorporated by reference to Exhibit 10.101 to the 2012 Annual Report).*

10.100	Alico Overseas Pension Plan, dated January 2009. (Incorporated by reference to Exhibit 10.88 to the 2011 Annual Report).*
10.101	Amendment Number One to the Alico Overseas Pension Plan (effective November 1, 2010), dated December 20, 2010. (Incorporated by reference to Exhibit 10.89 to the 2011 Annual Report).*
10.102	Amendment Number Two to the Alico Overseas Pension Plan (effective as of November 1, 2010), dated December 13, 2011. (Incorporated by reference to Exhibit 10.90 to the 2011 Annual Report).*
10.103

Amendment Number Three to the Alico Overseas Pension Plan, dated May 1, 2012 (effective January 1, 2012). (Incorporated by reference to Exhibit 10.1 to MetLife, Inc.’s Current Report on Form 8-K dated May 4, 2012).*

10.104	Member’s Explanatory Handbook for the Metropolitan Life Insurance Company of Hong Kong Limited Healthcare Plan (2011). (Incorporated by reference to Exhibit 10.2 to the May 16, 2012 Form 8-K).*

Exhibit No.	Description
10.105

MetLife Plan for Transition Assistance for Officers, dated December 28, 2009 (as amended and restated, effective January 1, 2010 (the “MPTA”)). (Incorporated by reference to Exhibit 10.84 to the 2009 Annual Report).*

10.106	Amendment Number One to the MPTA, dated December 15, 2010. (Incorporated by reference to Exhibit 10.96 to the 2010 Annual Report).*
10.107	Amendment Number Two to the MPTA, dated December 7, 2011. (Incorporated by reference to Exhibit 10.93 to the 2011 Annual Report).*
10.108	Amendment Number Three to the MPTA, dated December 22, 2011. (Incorporated by reference to Exhibit 10.94 to the 2011 Annual Report).*
10.109	Amendment Number Four to the MPTA, dated April 4, 2012. (Incorporated by reference to Exhibit 10.4 to MetLife, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).*
10.110	Amendment Number Five to the MPTA, dated December 26, 2012. (Incorporated by reference to Exhibit 10.112 to the 2012 Annual Report).*

*	Indicates management contracts or compensatory plans or arrangements. SEC File No. 001-15787.